As filed with the U.S. Securities and Exchange Commission on November 8, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	6022	20-0154352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1525 Pointer Ridge Place
Bowie, Maryland 20716
(301) 430-2544
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
(301) 430-2544
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank E. Bonaventure, Esq. Ober, Kaler, Grimes & Shriver, P.C. 120 E. Baltimore Street Baltimore, Maryland 21202 (410) 685-1120	Thomas B. Watts Chairman and Chief Executive Officer Maryland Bankcorp, Inc. 46930 South Shangri La Drive Lexington Park, Maryland 20653 (301) 645-5644	Leonard J. Rubin, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW Suite 900 Washington, DC 20001 (202) 712-2885

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non–accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered	per share	offering price	registration fee
Common Stock, par value $0.01 per share	2,618,835 (1)	N/A	$25,210,349(2)	$1,797.50

(1)	Represents the maximum number of shares of Old Line Bancshares, Inc. common stock estimated to be issuable upon the completion of the merger described herein. In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall also register any additional shares of the Registrant’s common stock that may become issuable pursuant to dilution resulting from stock splits, stock dividends, and similar transactions.

(2)	In accordance with Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value of the estimated maximum number of shares of Maryland Bankcorp, Inc. common stock to be exchanged by the Registrant in the merger. Based on the book value per share of $38.9875 as of June 30, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 8, 2010

OLD LINE BANCSHARES, INC.	MARYLAND BANKCORP, INC.
Joint Proxy Statement/Prospectus
Merger Proposal – Your Vote is Very Important
     The boards of directors of Old Line Bancshares, Inc. and Maryland Bankcorp, Inc. have agreed to a strategic combination of the two companies under the terms of an Agreement and Plan of Merger, dated as of September 1, 2010, as amended. Under the terms of the merger agreement, Maryland Bankcorp will be merged with and into Old Line Bancshares, with Old Line Bancshares surviving the merger.
     If the merger is completed, Maryland Bankcorp stockholders will have the right to receive for each share of Maryland Bankcorp stock they own, at their election, shares of common stock of Old Line Bancshares or cash (subject to proration) with a value generally equal to the aggregate consideration to be paid in the merger ($20 million, subject to adjustment) divided by the number of outstanding shares of common stock of Maryland Bankcorp on the closing date of the merger. The number of shares of Maryland Bankcorp common stock for which the holders may elect cash is subject to proration to account for the fact that the aggregate cash consideration to be paid to holders of Maryland Bankcorp common stock in the merger will not exceed 5% of the aggregate merger consideration (not including cash paid for fractional shares), unless increased by Old Line Bancshares in its sole discretion. Cash will be paid in lieu of any fractional shares. The value of the per-share merger consideration will fluctuate with the “average price” of shares of Old Line Bancshares common stock, as calculated under the merger agreement, which takes into account market prices and the price of stock issuance by Old Line Bancshares, as further described in the attached joint proxy statement/prospectus. Such fluctuations may also affect the total consideration to be paid to stockholders of Maryland Bankcorp in the merger.
     After the merger, Old Line Bancshares stockholders will continue to own their existing shares of Old Line Bancshares common stock. Old Line Bancshares common stock is traded on the NASDAQ Capital Market under the symbol “OLBK.”
     Stockholders of each of Old Line Bancshares and Maryland Bankcorp will be asked to vote on approval of the merger agreement and the merger at the applicable special meeting for each company. We cannot complete the merger unless we obtain the required approval of the stockholders of each of Old Line Bancshares and Maryland Bankcorp. The merger agreement and the merger must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of common stock of Maryland Bankcorp and by holders of a majority of the outstanding shares of common stock of Old Line Bancshares.
     The Boards of Directors of Maryland Bankcorp, Inc. and Old Line Bancshares, Inc. recommend that you vote “FOR” approval of the merger agreement and the merger.
     You should read this document and all annexes carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 18 of this document.
     Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
     This joint proxy statement/prospectus is dated ______ __, 2010 and is first being mailed to Old Line Bancshares, Inc. stockholders and Maryland Bankcorp, Inc. stockholders on or about _________ __, 2010.

OLD LINE BANCSHARES, INC.
1525 Pointer Ridge Place
Bowie, Maryland 20716
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________ AT ____
     A Special Meeting of Stockholders of Old Line Bancshares, Inc., a Maryland corporation, will be held on ______________, at ____, local time, at Old Line Bancshares, Inc.’s office located at 1525 Pointer Ridge Place, Bowie, Maryland for the purpose of considering and voting upon the following:
1.	A proposal to approve the Agreement and Plan of Merger dated September 1, 2010, as amended, by and between Old Line Bancshares, Inc. and Maryland Bankcorp, Inc., pursuant to which Maryland Bankcorp, Inc. will merge with and into Old Line Bancshares, Inc., with Old Line Bancshares, Inc. as the surviving entity, and the merger contemplated by the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus.

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the stockholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus.

3.	To act upon any other matter that may properly come before the special meeting or any adjournment or postponement thereof.
     Only stockholders of record at the close of business on _____________ will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
     Whether or not you plan to attend the special meeting, we urge you to return the enclosed proxy form in order to indicate your vote as soon as possible. To complete the merger, the merger agreement and the merger must be approved by the holders of a majority of the issued and outstanding common stock of Old Line Bancshares, Inc. Abstentions, the failure to vote and shares that you have not authorized your broker to vote will have the same effect as votes against approval of the merger agreement and the merger. Whether or not you intend to attend the special meeting, please vote as promptly as possible by signing, dating and mailing the proxy card, by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com. You will need information from your proxy card or electronic delivery notice to submit your proxy.
     If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.
     You may revoke your proxy at any time prior to or at the meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.
     If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.
     You are cordially invited to attend the meeting in person.

By	Order of the Board of Directors,

/s/ Christine M. Rush
Christine M. Rush, Secretary
Bowie, Maryland
___________ __, 201_

MARYLAND BANKCORP, INC.
46930 South Shangri La Drive
Lexington Park, Maryland 20653
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _______________ AT ____
     A Special Meeting of Stockholders of Maryland Bankcorp, Inc., a Maryland corporation, will be held on ______________, at ____, local time, at Maryland Bankcorp, Inc.’s main office located at 46930 South Shangri La Drive, Lexington Park, Maryland for the purpose of considering and voting upon the following:
1.	A proposal to approve the Agreement and Plan of Merger dated September 1, 2010, as amended, by and between Old Line Bancshares, Inc. and Maryland Bankcorp, Inc., pursuant to which Maryland Bankcorp, Inc. will merge with and into Old Line Bancshares, Inc., with Old Line Bancshares, Inc. as the surviving entity, and the merger contemplated by the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus.

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the stockholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus.

3.	To act upon any other matter that may properly come before the special meeting or any adjournment or postponement thereof.
     Only stockholders of record at the close of business on __________ will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
     Whether or not you plan to attend the special meeting, we urge you to return the enclosed proxy form in order to indicate your vote as soon as possible. To complete the merger, the merger agreement and the merger must be approved by the holders of two-thirds of the issued and outstanding common stock of Maryland Bankcorp. Abstentions, the failure to vote and shares that you have not authorized your broker to vote will have the same effect as votes against approval of the merger agreement and the merger. Whether or not you intend to attend the special meeting, please vote as promptly as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided. If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.
     You may revoke your proxy at any time prior to or at the meeting by written notice to Maryland Bankcorp, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.
     If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.
     You are cordially invited to attend the meeting in person.

By	Order of the Board of Directors,

/s/ Lawrence H. Wright
Lawrence H. Wright, Secretary
Lexington Park, Maryland
_________ __, 201_

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS
          The following are some questions that you, as a stockholder of Old Line Bancshares or Maryland Bankcorp, may have regarding the merger agreement, the merger and the other matters being considered at the special meetings and the answers to those questions. Old Line Bancshares and Maryland Bankcorp urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to this document.
Q:	Why am I receiving this document?

A:	Old Line Bancshares and Maryland Bankcorp have agreed to the merger of Maryland Bankcorp with and into Old Line Bancshares, which we refer to as the “merger,” pursuant to the terms of a merger agreement that is described in this document. A copy of the merger agreement and the amendment thereto (which we refer to, collectively, as the “merger agreement”), is attached to this document as Annex A.

In order to complete the merger, Maryland state law requires that stockholders of Old Line Bancshares and Maryland Bankcorp vote to approve the merger agreement and the merger. In addition, the rules of the NASDAQ Stock Market LLC require that Old Line Bancshares stockholders approve the merger since the shares it will issue to Maryland Bankcorp stockholders in the merger will be in excess of 20% of its current outstanding shares of common stock and voting power.

In addition, both Old Line Bancshares and Maryland Bankcorp stockholders will be asked to vote on a proposal to adjourn their special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meetings to approve the matters to be considered by the stockholders.

Old Line Bancshares and Maryland Bankcorp will hold separate special meetings to obtain these approvals. This document contains important information about the merger and the meetings of the stockholders of Old Line Bancshares and Maryland Bankcorp, and you should read it carefully. The enclosed voting materials allow you to vote your shares without actually attending your respective stockholder meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the stockholder meetings be held?

A:	The Old Line Bancshares special meeting will be held at its office located at 1525 Pointer Ridge Place, Bowie, Maryland, on at . The Maryland Bankcorp special meeting will be held at its main office located at 46930 South Shangri La Drive, Lexington Park, Maryland, on at .

Q:	How do I vote?

A:	Old Line Bancshares. If you are a stockholder of record of Old Line Bancshares as of the record date, you may vote in person by attending the Old Line Bancshares special meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided. You may also vote by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com.

Maryland Bankcorp. If you are a stockholder of record of Maryland Bankcorp as of the record date, you may vote in person by attending the Maryland Bankcorp special meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of common stock of Old Line Bancshares or Maryland Bankcorp in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at your stockholder meeting.

Q:	What vote is required to approve each proposal?

A:	Old Line Bancshares. The proposal at the Old Line Bancshares special meeting to approve the merger agreement and the merger requires the affirmative vote of holders of a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote on the proposal.

As of the record date directors and executive officers of Old Line Bancshares and their affiliates are entitled to vote _.__% of the shares of the Old Line Bancshares common stock outstanding.

Maryland Bankcorp. The proposal at the Maryland Bankcorp special meeting to approve the merger agreement and the merger requires the affirmative vote of holders of two-thirds of the outstanding shares of Maryland Bankcorp common stock entitled to vote on the proposal.

As of the record date directors and executive officers of Maryland Bankcorp and their affiliates are entitled to vote _.__% of the shares of the Maryland Bankcorp common stock outstanding. In addition, directors of Maryland Bank & Trust who are not executive officers or directors of Maryland Bankcorp (all of whom have agreed to vote their shares for approval of the merger) are entitled to vote an additional ____% of the outstanding shares. Finally, Maryland Bank & Trust holds ______ shares (____%) for its employee stock plan, which will be voted for approval of the merger agreement and the merger.

Each of the special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal. The affirmative vote of the holders of a majority of the common shares cast on the matter at these special meetings is required to adjourn such special meeting.

Q:	How do the boards of directors of each of Old Line Bancshares and Maryland Bankcorp recommend that I vote on the merger agreement and the merger?

A:	The boards of directors of each of Old Line Bancshares and Maryland Bankcorp recommend that you vote “FOR” approval of the merger agreement and the merger.

Q:	How many votes do I have?

A:	Old Line Bancshares. You are entitled to one vote for each share of Old Line Bancshares common stock that you owned as of the record date.

Maryland Bankcorp. You are entitled to one vote for each share of Maryland Bankcorp common stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement and the merger. Assuming a quorum (that is, holders of at least a majority of the outstanding shares of common stock of the applicable company as of the record date) is present, an abstention or the failure to vote, however, will have no effect on the proposal to approve the adjournment of the respective special meetings, if necessary, to solicit additional proxies.

Q:	If my shares are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of Old Line Bancshares or Maryland Bankcorp common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to Old Line Bancshares or Maryland Bankcorp or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the Old Line Bancshares common stock or Maryland Bankcorp common stock represented by your proxy will be voted in favor of that proposal.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee to vote?

A:	If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or fail to properly instruct your broker, bank or other nominee to vote your shares of Old Line Bancshares common stock or Maryland Bankcorp common stock and you do not attend the applicable special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement and the merger.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:
•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.
If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Old Line Bancshares or Secretary of Maryland Bankcorp, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	Am I entitled to dissenters’ rights or similar rights?

A:	Yes, if you are a Maryland Bankcorp stockholder. Under Maryland law, Maryland Bankcorp stockholders may exercise their rights as objecting stockholders to demand the payment of the fair value of their shares of Maryland Bankcorp common stock in connection with the merger. These rights are occasionally referred to as “dissenters’ rights” in this joint proxy statement/prospectus. The provisions of Maryland law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 3-201 through 3-213 of the Maryland General Corporation Law (“MGCL”) is included with this joint proxy statement/prospectus as Annex D.

If you are an Old Line Bancshares stockholder, you are not entitled to dissenters’ rights in connection with the merger.

Q:	What are the material United States federal income tax consequences of the merger to stockholders?

A:	In general, for United States federal income tax purposes, Maryland Bankcorp stockholders are not expected to recognize a gain or loss on the exchange of their Maryland Bankcorp common stock for Old Line Bancshares common stock. Maryland Bankcorp stockholders that receive only cash in exchange for their Maryland Bankcorp common stock will recognize gain or loss on the transaction, and Maryland Bankcorp stockholders that receive a combination of cash and Old Line Bancshares common stock in exchange for their Maryland Bankcorp common stock will typically recognize gain (but not loss) on the transaction. Maryland Bankcorp stockholders will have to recognize a gain in connection with cash received in lieu of fractional shares of Old Line Bancshares common stock. Old Line Bancshares stockholders will have no tax consequences as a result of the merger.

Maryland Bankcorp stockholders are urged to consult their tax advisor for a full understanding of the tax consequences of the merger to them since tax matters are very complicated and in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See “The Merger Agreement and the Merger — Certain Federal Income Tax Consequences” beginning at page 96.

Q:	When do you expect the merger to be completed?

A:	Old Line Bancshares and Maryland Bankcorp are working to complete the merger by March 31, 2011. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by the stockholders of both companies, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective Old Line Bancshares and Maryland Bankcorp special meetings and the completion of the merger. Old Line Bancshares and Maryland Bankcorp hope to complete the merger as soon as reasonably practicable.

Q:	What do I need to do now?

Carefully read and consider the information contained in this document, including its annexes. After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope (or, if you are an Old Line Bancshares stockholder, you may also vote by phone or via the Internet as otherwise instructed in this document, or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at the Old Line Bancshares or Maryland Bankcorp special meeting.

Q:	What will I receive in the merger?

A:	Old Line Bancshares. You will continue to hold your shares of common stock in Old Line Bancshares after the merger.

Maryland Bankcorp. In exchange for your shares of common stock in Maryland Bankcorp, you will receive, at your election and subject to proration as described herein, shares of common stock of Old Line Bancshares and/or cash, as further described in this joint proxy statement/prospectus.

Q:	Do I need to do anything with my shares of Maryland Bankcorp or Old Line Bancshares common stock now?

A:	No. Please do not send in your Maryland Bankcorp stock certificates with your proxy card. If the merger is approved, then you will be sent a letter of transmittal that will include instructions for sending in your Maryland Bankcorp stock certificates. This letter of transmittal is separate from the election form included with this document sent to Maryland Bankcorp stockholders, which includes instructions regarding making an election with respect to the consideration you will receive in the merger.

Each share of common stock of Old Line Bancshares outstanding will continue to remain outstanding as a share of Old Line Bancshares common stock after the merger. As a result, if you are an Old Line Bancshares stockholder, you are not required to take any action with respect to your Old Line Bancshares common stock certificates.

Q:	Whom should I call if I have any questions?

A:	Old Line Bancshares or Maryland Bankcorp stockholders who have questions about the merger or the other matters to be voted on at the special stockholder meetings or desire additional copies of this document or additional proxy cards should contact:

If you are an Old Line Bancshares stockholder:	If you are a Maryland Bankcorp stockholder:

Christine M. Rush Executive Vice President & Chief Financial Officer Old Line Bancshares, Inc. 1525 Pointer Ridge Place Bowie, Maryland 20716 Phone: (301) 430-2544 Fax: (301) 430-2545	Lawrence H. Wright Senior Vice President & Secretary Maryland Bankcorp, Inc. 46930 South Shangri La Drive Lexington Park, Maryland 20653 Phone: (301) 861-0324 Fax: (301) 866-9204

SUMMARY
          This summary highlights selected information from this joint proxy statement/ prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document to fully understand the merger and the related transactions. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this joint proxy statement/prospectus or the context otherwise requires, all references in this joint proxy statement/prospectus to “Old Line Bancshares” refer to Old Line Bancshares, Inc., all references to “Maryland Bankcorp” refer to Maryland Bankcorp, Inc. and all references to “Maryland Bank & Trust” refer to Maryland Bank & Trust Company, N.A.
The Companies
          Old Line Bancshares, Inc. (see page 110)
          Old Line Bancshares, Inc.
          1525 Pointer Ridge Place
          Bowie, Maryland 20716
          Telephone: (301) 430-2544
          Old Line Bancshares was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank. On May 22, 2003, the stockholders of Old Line Bank approved the reorganization of Old Line Bank into a holding company structure pursuant to which Old Line Bank became a subsidiary of Old Line Bancshares. The reorganization became effective on September 15, 2003. Old Line Bancshares also owns an approximately $1.1 million investment in a Maryland limited liability company named Pointer Ridge Office Investment, LLC (“Pointer Ridge”), which owns the commercial office building in which Old Line Bancshares leases and operates its main headquarters as well as a branch of Old Line Bank. Old Line Bancshares owns 62.50% of Pointer Ridge.
          Old Line Bank is a trust company chartered under Subtitle 2 of Title 3 of the Financial Institutions Article of the Annotated Code of Maryland. Old Line Bank was originally chartered in 1989 as a national bank under the title “Old Line National Bank.” In June 2002, Old Line Bank converted to a Maryland-chartered trust company exercising the powers of a commercial bank, and received a Certificate of Authority to do business from the Maryland Commissioner of Financial Regulation.
          Old Line Bank does not exercise trust powers and its regulatory structure is the same as a Maryland chartered commercial bank. Old Line Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation insures its deposits. Old Line Bank engages in a general commercial banking business, making various types of loans and accepting deposits. Old Line Bank markets its financial services to small to medium sized businesses, entrepreneurs, professionals, consumers and high net worth clients. Its current primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Charles, Anne Arundel and northern St. Mary’s.
          As of June 30, 2010, Old Line Bancshares had consolidated assets, deposits and stockholders’ equity of approximately $408.2 million, $318.8 million and $37.6 million, respectively.
          Old Line Bancshares’ common stock is listed and traded on the NASDAQ Capital Market under the symbol “OLBK.”
          Maryland Bankcorp, Inc. (see page 188)
          Maryland Bankcorp, Inc.
          46930 South Shangri La Drive
          Lexington Park, Maryland 20653
          Telephone: (301) 645-5644
          Maryland Bankcorp was organized on September 28, 2001 to become the holding company for Maryland Bank & Trust, and pursuant to a stock exchange between Maryland Bankcorp and Maryland Bank & Trust, Maryland Bank & Trust became a wholly-owned subsidiary of Maryland Bankcorp on that date.

          Maryland Bank & Trust was originally incorporated in 1959 as a Maryland state chartered bank, and became a national bank in 1997. Maryland Bank & Trust is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation insures its deposits.
          Maryland Bank & Trust provides a full range of banking services to individuals and corporate customers primarily in its market area. Deposit accounts include savings, checking, money market, individual retirement accounts and certificates of deposit. Lending products include real estate loans, personal loans and commercial loans. Maryland Bank & Trust’s primary market area is Southern Maryland.
          As of June 30, 2010, Maryland Bankcorp had consolidated assets, deposits and stockholders’ equity of approximately $348.1 million, $297.0 million and $25.2 million, respectively.
The Special Meetings
          Date, Time and Place of Special Meetings (see page 29)
          Old Line Bancshares will hold a special meeting of stockholders on                      at                     , local time at its office located at 1525 Pointer Ridge Place, Bowie, Maryland. The Old Line Bancshares board of directors has set the close of business on                      as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were                      shares of Old Line Bancshares common stock outstanding.
          Maryland Bankcorp will hold a special meeting of stockholders on                      at                     , local time, at its main office located at 46930 South Shangri La Drive, Lexington Park, Maryland. The Maryland Bankcorp board of directors has set the close of business on                      as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were                      shares of Maryland Bankcorp common stock outstanding.
          Matters to be Considered at the Special Meetings (see page 29)
          At the meeting, you will be asked to vote on a proposal to approve the merger agreement and the merger pursuant to which Maryland Bankcorp will merge with and into Old Line Bancshares, and on a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger and any other business that properly arises during the special meeting or any adjournment or postponement thereof.
          Under the terms of the merger agreement, Old Line Bancshares will acquire Maryland Bankcorp by merging Maryland Bankcorp with and into Old Line Bancshares. Maryland Bankcorp will cease to exist as a separate entity. Old Line Bancshares will pay consideration of $20 million, subject to adjustment for certain operating losses, asset quality changes and merger-related expenses incurred by Maryland Bankcorp.
          Pursuant to a separate agreement, it is anticipated that immediately after the merger, Maryland Bank & Trust, the bank operating subsidiary of Maryland Bankcorp, will merge with and into Old Line Bank, with Old Line Bank being the surviving bank.
          A copy of the merger agreement is attached to this document as Annex A.
Maryland Bankcorp Stockholders May Elect to Receive Cash, Shares of Old Line Bancshares Common Stock or a Combination of Cash and Stock (see page 74).
          If you are a Maryland Bankcorp stockholder, you may choose to exchange some or all of your shares for cash and some or all of your shares for Old Line Bancshares common stock, subject to the limitations described below. An election form is included with this joint proxy statement/prospectus, which asks your preference for cash and/or stock. You will have until                     , 2011 to make your election and return your election form, unless you are notified in writing of an earlier election deadline.
          If you do not return a properly completed and executed election form by the election deadline, you will be deemed to have elected to receive Old Line Bancshares common stock for your Maryland Bankcorp shares. Complete information on the election procedure can be found in the section entitled “The Merger Agreement and the Merger — Terms of the Merger —

Election and Exchange Procedures.” You should note that, in general, the value of the consideration you will receive for each share of Maryland Bankcorp common stock that you own will equal the $20 million aggregate consideration to be paid in the merger, as adjusted pursuant to the merger agreement, divided by the number of shares of Maryland Bankcorp common stock outstanding on the closing date of the merger, which should be 646,626 shares. Assuming no adjustments to the aggregate merger consideration or changes in the number of shares of Maryland Bankcorp common stock outstanding, the value of the per-share merger consideration will be $30.9298 (any cash due will be rounded down to the nearest whole cent). The value of the per-share cash consideration and the per-share stock consideration will generally be equal, although the value of the per-share stock consideration may be slightly higher in some limited circumstances, and the value of the per-share stock consideration may not be based solely on recent trading prices of Old Line Bancshares common stock.
          In addition, the holders of not more than 5% of the outstanding shares of Maryland Bankcorp common stock will receive cash consideration and the holders of up to 100% but not less than 95% of the outstanding shares of Maryland Bankcorp common stock will receive shares of Old Line Bancshares common stock. If the holders of more than 5% of the outstanding shares of Maryland Bankcorp common stock elect to receive cash or exercise their dissenters’ rights (see “— Maryland Bankcorp Stockholders Have Dissenters’ Rights in Connection with the Merger”), those persons who elected to receive cash will receive a portion of their merger consideration in the form of shares of Old Line Bancshares common stock instead. However, all the holders of Maryland Bankcorp common stock who elect to receive shares of Old Line Bancshares common stock will receive Old Line Bancshares common stock.
          Thus, you may not receive exactly the form of consideration that you elect, and you may receive a pro rata portion of cash and Old Line Bancshares common stock even if you elect to receive all cash. See “The Merger Agreement and the Merger — Terms of the Merger — Election and Exchange Procedures” and “The Merger Agreement and the Merger — Terms of the Merger — Allocation Procedures and Proration.”
Each of the Old Line Bancshares and Maryland Bankcorp Boards of Directors Recommend Stockholder Approval (see page 29).
          Each of the Old Line Bancshares and Maryland Bankcorp boards of directors believes that the merger is in the best interests of its respective stockholders and Old Line Bancshares and Maryland Bankcorp, respectively, and recommends that you vote “FOR” approval of the merger agreement and the merger.
Consideration is Fair from a Financial Point of View According to Old Line Bancshares’ Financial Advisor (see page 48).
          Danielson Associates, LLC (“Danielson”) delivered a written opinion to the Old Line Bancshares board of directors that, as of September 1, 2010, and subject to the qualifications and limitations on the review by Danielson in rendering its opinion, the terms of the merger agreement are fair, from a financial point of view, to Old Line Bancshares stockholders. The opinion is attached to this document as Annex B. You should read the entire opinion carefully in connection with your consideration of the proposed merger. Pursuant to an engagement letter, Old Line Bancshares has agreed to pay Danielson an advisory fee, including the provision of its fairness opinion, of $115,000. Old Line Bancshares paid Danielson an initial non-refundable retainer fee of $15,000 upon execution of the engagement letter. Old Line Bancshares paid to Danielson $35,000 upon signing the merger agreement and $10,000 upon Danielson’s presentation of its opinion to the board. Old Line Bancshares will pay Danielson an additional $55,000 upon the closing of the merger. Old Line Bancshares has also agreed to reimburse Danielson’s out-of-pocket expenses incurred in connection with its engagement and to indemnify Danielson against certain liabilities arising out of the performance of its obligations under the engagement letter. The opinion is directed at Old Line Bancshares’ board of directors and does not constitute a recommendation to any holder of Old Line Bancshares common stock as to how any stockholder should vote on any of the proposals to be considered at the special meeting.
Consideration is Fair from a Financial Point of View According to Maryland Bankcorp’s Financial Advisor (see page 61).
          Monocacy Financial Advisors, LLC (“Monocacy”) delivered a written opinion to the Maryland Bankcorp board of directors that, as of September 1, 2010, and subject to the qualifications and limitations on the review by Monocacy in rendering its opinion, the consideration to be received by stockholders of Maryland Bankcorp pursuant to the terms of the merger agreement is fair, from a financial point of view, to Maryland Bankcorp stockholders. The opinion is attached to this document as Annex C. You should read the entire opinion carefully in connection with your consideration of the proposed merger. Pursuant to an engagement letter, Maryland Bankcorp has agreed to pay Monocacy an aggregate advisory fee in an amount up to 1.5% of the aggregate merger consideration (including holding company debt assumed and other items of value), or approximately $390,000 (assuming no adjustments to the aggregate merger consideration pursuant to the merger agreement). Maryland Bankcorp has already paid Monocacy an initial non-refundable retainer fee of $15,000 upon the execution of the engagement letter, $25,000 upon Monocacy’s delivery of its fairness opinion, and approximatley $78,000 (20% of the total fee) upon the execution of the merger agreement. Maryland Bankcorp will pay Monocacy the balance of its fee upon completion of certain milestones as follows: 10% of the total fee upon mailing of this joint proxy statement/ prospectus; 10% of the total fee upon the receipt of approval of the merger agreement and the merger by Maryland Bankcorp’s stockholders; and the remaining balance (approximately 60% of the total fee) upon the closing of the merger. Maryland Bankcorp has also agreed to reimburse certain of Monocacy’s reasonable out-of-pocket expenses up to $10,000 (or more with Maryland Bankcorp’s consent) incurred in connection with its engagement and to indemnify Monocacy against certain liabilities arising out of rendering its opinion. The opinion is directed at Maryland Bankcorp’s board of directors and does not constitute a recommendation to any holder of Maryland Bankcorp common stock as to how any stockholder should vote on any of the proposals to be considered at the special meeting.
Approval of at Least 66 2/3% of the Outstanding Shares of Maryland Bankcorp Common Stock on the Record Date of                      is Required for the Merger (see page 32).
          Approval of holders of at least 66 2/3% of the outstanding shares of Maryland Bankcorp common stock on the record date                      is required to approve the merger agreement and the merger. Each holder of shares of Maryland Bankcorp common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger agreement and the merger is a percentage of all outstanding shares of Maryland Bankcorp common stock. Therefore, abstentions, a failure to vote and broker non-votes will have the same effect as a vote against approval of the merger agreement and the merger.
          The affirmative vote of a majority of the shares voted at the special meeting is required to approve the adjournment of the meeting to solicit additional proxies. Therefore, abstentions, the failure to vote and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary.
Approval of a Majority of the Outstanding Shares of Old Line Bancshares Common Stock on the Record Date of                      is Required for the Merger (see page 29).
          Pursuant to Old Line Bancshares’ articles of incorporation, because the merger agreement and the merger have been approved by Old Line Bancshares’ board of directors, holders of a majority of the outstanding shares of Old Line Bancshares common stock on the record date must approve the merger agreement and the merger. Each holder of shares of Old Line Bancshares common stock outstanding on the record date will be entitled to one vote for each share held.
          The vote required for approval of the merger agreement and the merger is a percentage of all outstanding shares of Old Line Bancshares common stock. Therefore, abstentions, a failure to vote and broker non-votes will have the same effect as a vote against approval of the merger agreement and the merger.
          The affirmative vote of a majority of the shares voted on the matter at the special meeting is required to approve the adjournment of the meeting to solicit additional proxies. Therefore, abstentions, the failure to vote and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary.
Maryland Bankcorp and Maryland Bank & Trust Directors have Agreed to Vote in Favor of the Merger (see page 93).
          Directors and executive officers of Maryland Bankcorp have voting power over _______ shares of Maryland Bankcorp common stock, or approximately __.__% of the shares of Maryland Bankcorp common stock outstanding as of the record date. Directors of Maryland Bank & Trust who are not directors or executive officers of Maryland Bankcorp have voting power over                     shares of Maryland Bankcorp common stock, or approximately ___% of the shares outstanding on the record date. The directors of Maryland Bankcorp and Maryland Bank & Trust have agreed, in writing, to vote all shares of Maryland Bankcorp common stock for which they are the record or beneficial owner for approval of the merger agreement and the merger. In addition, Maryland Bank & Trust holds                      shares of Maryland Bankcorp common stock, or approximately                     % of the shares of Maryland Bankcorp common stock outstanding as of the record date, for its employee stock plan, which will be voted for approval of the merger agreement and the merger.

Old Line Bancshares Directors have Approved the Merger Agreement and are Expected to Vote in Favor of the Merger (see page 30).
          Directors of Old Line Bancshares have sole or shared voting power over                     shares of Old Line Bancshares common stock or approximately                     % of the shares of Old Line Bancshares common stock outstanding as of the record date. The Old Line Bancshares directors have approved the merger agreement and the merger and are expected to vote for approval the merger agreement and the merger.
Maryland Bankcorp Directors and Management may have Interests in the Merger that Differ from your Interests (see page 92).
          The directors and executive officers of Maryland Bankcorp have interests in the merger as directors and employees that are different from yours as a Maryland Bankcorp stockholder. These interests include, among others, provisions in the merger agreement regarding the Old Line Bancshares board positions, payments to be made to Maryland Bankcorp directors and executive officers pursuant to non-competition agreements they will enter into with Old Line Bancshares and continuation of Maryland Bankcorp’s obligations under executive supplemental retirement plans and a director supplemental retirement plan, as well as indemnification and insurance provisions of the merger agreement.
          Maryland Bankcorp’s board of directors was aware of these interests and considered them in approving and recommending the merger.
Regulatory Approval or No Objection Must be Obtained and Other Conditions Must be Satisfied Before the Merger Will be Completed (see page 89).
          Old Line Bancshares’ and Maryland Bankcorp’s obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”) for the merger, approval of the Maryland Commissioner of the bank merger and no objection of the Office of the Comptroller of the Currency (the “OCC”) to the bank merger (which is included in any references to regulatory “approvals” in this document). As of the date of this document, appropriate applications for approval have not been filed but Old Line Bancshares expects to file them before November 15, 2010. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:
•	Old Line Bancshares and Maryland Bankcorp stockholders approve the merger agreement and the merger at the special meetings;

•	Each party receives an opinion from its counsel or independent certified public accountants that:
•	The merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and

•	With respect to the opinion received by Maryland Bankcorp, any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests; and
•	Neither party has breached any of its representations or obligations under the merger agreement.
          The merger agreement attached to this document as Annex A describes other conditions that must be met before the merger may be completed.
Amendment or Termination of the Merger Agreement is Possible (see page 87).
          Maryland Bankcorp and Old Line Bancshares may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances including:
•	The merger is not completed on or prior to May 31, 2011, if the failure to complete the transaction by that date is not due to a material breach of the merger agreement by the party seeking to terminate it.

•	A definitive written denial of a required regulatory approval, if the failure to obtain regulatory approval is not due to a breach of the merger agreement by the party seeking to terminate it.

•	The other party has materially breached any representation, warranty, covenant or other agreement in the merger agreement, and such breach remains uncured 30 days after receipt by such party of written notice of such breach (provided that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days and cure is being diligently pursued, then termination can occur only after expiration of such 60-day period).

•	Old Line Bancshares’ or Maryland Bankcorp’s stockholders do not approve the merger agreement at their respective special meetings.

•	The conditions to closing have not been satisfied or waived.

•	The other party’s board of directors withdraws its recommendation to stockholders to approve the merger agreement and the merger.

•	If Maryland Bankcorp or any Maryland Bankcorp subsidiary enters into a definitive term sheet, letter of intent or similar agreement with a view to being acquired by any other person other than Old Line Bancshares, or to sell a material portion of its assets.
          In addition, Maryland Bankcorp may terminate the merger agreement:
•	If the average price (as defined in the merger agreement) of Old Line Bancshares common stock is less than $6.00, unless Old Line Bancshares increases the aggregate merger consideration as set forth in the merger agreement.

•	If Old Line Bancshares or any Old Line Bancshares subsidiary enters into a definitive term sheet, letter of intent or similar agreement to merge, as a result of which Old Line Bancshares is not the surviving entity or Old Line Bancshares’ directors as of September 1, 2010 do not comprise the majority of the surviving entity’s board of directors, with any person other than Maryland Bankcorp, and the Maryland Bankcorp board of directors determines, with written advice of counsel, that such transaction is not in the best interests of Maryland Bankcorp’s stockholders.
          Old Line Bancshares and Maryland Bankcorp can agree to amend the merger agreement in any way. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval, stockholder approval or the absence of any order, decree or injunction preventing the transactions contemplated by the merger agreement.
Maryland Bankcorp Must Pay a Termination Fee to Old Line Bancshares if the Merger Agreement is Terminated Under Certain Circumstances (see page 88).
          Maryland Bankcorp must pay Old Line Bancshares a termination fee in the amount of $750,000 if the merger agreement is terminated in connection with:
•	The entry by Maryland Bankcorp or any Maryland Bankcorp subsidiary into a definitive term sheet, letter of intent or similar agreement to be acquired by someone else or to sell a material portion of its assets (an “alternative transaction”), provided that Old Line Bancshares is not in material breach of any material representation, warranty, covenant or other agreement of the merger agreement.

•	Maryland Bankcorp’s material breach of the merger agreement (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

•	The Maryland Bankcorp board of directors withdrawing, changing or modifying its recommendation to stockholders to approve the merger agreement and the merger.

•	The failure of the merger to close by May 31, 2011 or receive all necessary regulatory approvals or consents and the failure to so close or receive such approvals or consents was directly caused by the knowing, willful and intentional actions or inactions of Maryland Bankcorp (provided Old Line Bancshares is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement).
          In addition, Maryland Bankcorp has agreed to pay a fee of $1,000,000 to Old Line Bancshares if Maryland Bankcorp terminates the merger agreement after it enters into an alternative transaction after receipt of written advice from its counsel that the failure to do so shall constitute a breach of Maryland Bankcorp’s directors’ fiduciary duty under Maryland law.
Old Line Bancshares Must Pay a Termination Fee to Maryland Bankcorp if the Merger Agreement is Terminated Under Certain Circumstances (see page 89)
          Old Line Bancshares has agreed to pay a fee of $750,000 to Maryland Bankcorp if Maryland Bankcorp terminates the merger agreement in connection with:
•	Old Line Bancshares’ material breach of the merger agreement (provided that Maryland Bankcorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

•	The Old Line Bancshares board of directors withdrawing, changing or modifying its recommendation to stockholders to approve the merger agreement and the merger.

•	The failure of the merger to close by May 31, 2011 or receive all necessary regulatory approvals or consents and the failure to so close or receive such approvals or consents was directly caused by the knowing, willful and intentional actions or inactions of Old Line Bancshares (provided Maryland Bankcorp is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement).
Rights of Old Line Bancshares Stockholders Differ from those of Maryland Bankcorp Stockholders (see pages 105).
          When the merger is completed, Maryland Bankcorp stockholders who receive Old Line Bancshares common stock as consideration in the merger will become Old Line Bancshares stockholders. The rights of Old Line Bancshares stockholders differ from the rights of Maryland Bankcorp stockholders in certain important ways. Most of these have to do with provisions in Old Line Bancshares’ articles of incorporation and bylaws that differ from those of Maryland Bankcorp.
Maryland Bankcorp Stockholders Have Dissenters’ Rights in Connection with the Merger (see page 100).
          Maryland Bankcorp stockholders are entitled to exercise dissenters’ rights with respect to the merger and, if the merger is completed and they perfect their dissenters’ rights, to receive payment in cash for the fair value of their shares of Maryland Bankcorp common stock instead of their share of the aggregate merger consideration. In general, to preserve their dissenters’ rights, Maryland Bankcorp stockholders who wish to exercise these rights must:
•	Deliver a written objection to the merger to Maryland Bankcorp at or before Maryland Bankcorp’s special meeting of stockholders;

•	Not vote their shares for approval of the merger agreement and the merger;

•	Within 20 days after the merger is consummated, deliver a written demand to Old Line Bancshares stating the number of shares of Maryland Bankcorp common stock for which they demand payment; and

•	Comply with the other procedures set forth in Sections 3-201 through 3-213 of the MGCL.
          The text of Sections 3-201 through 3-213 of the MGCL governing dissenters’ rights is included with this joint proxy statement/prospectus as Annex D. Failure to comply with the procedures described in Annex D will result in the loss of dissenters’ rights under the MGCL. We urge you to carefully read the text of Sections 3-201 through 3-213 of the MGCL governing dissenters’ rights.
MARKET PRICE AND DIVIDEND INFORMATION, RELATED STOCKHOLDER MATTERS
          Old Line Bancshares common stock is listed and trades on the NASDAQ Capital Market of the NASDAQ Stock Market LLC under the symbol “OLBK.” As of September 30, 2010, there were 3,880,005 shares of Old Line Bancshares common stock outstanding, which were held by 245 holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for 285,914 additional shares of Old Line Bancshares common stock.
          There is no established trading market for the Maryland Bankcorp common stock; Maryland Bankcorp common stock trades only sporadically under the symbol “MBKP.” As of September 30, 2010, there were 646,626 shares of Maryland Bankcorp common stock outstanding, which were held by 357 holders of record.
          The number of stockholders for each of Old Line Bancshares and Maryland Bankcorp noted above does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.
          The following table shows, for the indicated periods, the high and low sales prices per share for Old Line Bancshares common stock, as reported on the NASDAQ Capital Market, and dividends declared and paid per share of Old Line Bancshares and Maryland Bankcorp common stock.

	Old Line Bancshares			Maryland Bankcorp
			Dividend			Dividend
	High	Low	Declared	High(1)	Low(1)	Declared
2007
First Quarter	$11.05	$9.80	$0.03	$44.00	$42.75	$—
Second Quarter	11.09	9.60	0.03	49.50	41.00	—
Third Quarter	10.25	8.50	0.03	45.50	43.00	—
Fourth Quarter	9.60	7.50	0.03	47.00	45.00	0.75

2008
First Quarter	9.35	7.51	0.03	—	—	—
Second Quarter	8.75	6.71	0.03	42.00	40.00	—
Third Quarter	8.00	6.01	0.03	40.00	30.00	—
Fourth Quarter	8.00	5.50	0.03	30.50	25.00	0.40

2009
First Quarter	6.60	4.03	0.03	22.50	21.50	—
Second Quarter	6.98	5.21	0.03	16.00	10.00	—
Third Quarter	7.25	5.90	0.03	16.00	16.00	—
Fourth Quarter	6.77	6.00	0.03	15.50	13.00	—

2010
First Quarter	7.65	7.44	0.03	14.50	13.00	—
Second Quarter	8.09	7.44	0.03	14.60	14.60	—
Third Quarter	8.99	7.0215	0.03	—	—	—

(1)	Source: Bloomberg Businessweek. Based on sporadic trades during the relevant time period.

          On August 25, 2010, the last full trading day before public announcement of the execution of the merger agreement on which shares of Old Line Bancshares common stock were traded on the NASDAQ Capital Market, and October 26, 2010, the last practicable trading date before the date of this document on which shares of Old Line Bancshares common stock were traded, the high, low and closing sales prices for Old Line Bancshares common stock were as follows:

August 25, 2010			October 26, 2010
High	Low	Closing	High	Low	Closing
$ 7.95	$7.94	$7.95	$8.75	$8.05	$8.05
     On April 30, 2010, the last day prior to public announcement of the execution of the merger agreement and the date of this joint proxy statement/prospectus on which trades in Maryland Bankcorp common stock were reported, the high, low and closing prices for Maryland Bankcorp common stock was $14.60.
MARKET VALUE OF SECURITIES
     The following table sets forth the market value per share of Old Line Bancshares common stock, the market value per share of Maryland Bankcorp common stock and the equivalent market value per share of Maryland Bankcorp common stock on August 25, 2010 (the last business day preceding public announcement of the merger on which shares of Old Line Bancshares common stock were traded on the NASDAQ Capital Market) and October 26, 2010 (the latest practicable trading day before the date of this document on which shares of Old Line Bancshares common stock were traded). The equivalent market value per share of Maryland Bankcorp common stock indicated in the tables is shown assuming both a cash election and a stock election and at various assumed “average prices” of Old Line Bancshares common stock based on recent trading prices and stock issuances of Old Line Bancshares as defined in the merger agreement. The figures also assume that (i) there are no adjustments to the aggregate merger consideration for certain operating losses, asset quality changes and merger-related expenses as provided in the merger agreement, and (ii) 646,626 shares of Maryland Bankcorp common stock are outstanding on the closing date. See “The Merger Agreement and the Merger — Terms of the Merger — What Maryland Bankcorp Stockholders Will Receive in the Merger.”

          The historical market values per share of Old Line Bancshares common stock and the historical market value of Old Line Bancshares common stock used to determine the equivalent market value per share of Maryland Bankcorp common stock are the per-share closing sales prices on August 25, 2010 and October 26, 2010, respectively, as reported by the NASDAQ Stock Market LLC. The historical market values per share of Maryland Bankcorp common stock are the per-share closing sales prices on April 30, 2010, the last date on which shares of Maryland Bankcorp were traded and reported as of the applicable dates, as reported by Bloomberg Businessweek.
August 25, 2010

	Maryland Bankcorp
	Old Line	Maryland	Equivalent Market	Equivalent Market
	Bancshares	Bankcorp	Value for Stock	Value for Cash
Average Price of:	Historical	Historical	Election (1)	Election
$12.50	$7.95	$14.60	$24.66	$31.97
$12.00	$7.95	$14.60	$24.31	$31.47
$11.45	$7.95	$14.60	$23.92	$30.92
$11.00	$7.95	$14.60	$24.82	$30.92
$10.50	$7.95	$14.60	$25.82	$30.92
$10.00	$7.95	$14.60	$24.77	$30.92
$9.50	$7.95	$14.60	$26.27	$30.92
$9.00	$7.95	$14.60	$27.77	$30.92
$8.50	$7.95	$14.60	$29.27	$30.92
$8.00	$7.95	$14.60	$30.77	$30.92
$7.63	$7.95	$14.60	$32.20	$30.92
$7.50	$7.95	$14.60	$32.20	$30.40
$7.00	$7.95	$14.60	$32.17	$28.37
$6.50	$7.95	$14.60	$32.14	$26.35
$6.00	$7.95	$14.60	$32.12	$24.32
$5.50	$7.95	$14.60	$32.09	$22.30
$5.00	$7.95	$14.60	$32.06	$20.28
$4.50	$7.95	$14.60	$32.03	$18.25

(1)	Includes value of cash that would be paid in lieu of fractional shares of Old Line Bancshares common stock.

October 26, 2010

		Maryland Bankcorp
	Old Line	Maryland	Equivalent Market	Equivalent Market
	Bancshares	Bankcorp	Value for Stock	Value for Cash
Average Price of:	Historical	Historical	Election (1)	Election
$12.50	$8.05	$14.60	$24.86	$30.92
$12.00	$8.05	$14.60	$24.51	$30.92
$11.45	$8.05	$14.60	$24.12	$30.92
$11.00	$8.05	$14.60	$25.02	$30.92
$10.50	$8.05	$14.60	$26.02	$30.92
$10.00	$8.05	$14.60	$25.07	$30.92
$9.50	$8.05	$14.60	$26.57	$30.92
$9.00	$8.05	$14.60	$28.07	$30.92
$8.50	$8.05	$14.60	$29.57	$30.92
$8.00	$8.05	$14.60	$31.07	$30.92
$7.63	$8.05	$14.60	$32.60	$30.92
$7.50	$8.05	$14.60	$32.60	$30.40
$7.00	$8.05	$14.60	$32.57	$28.37
$6.50	$8.05	$14.60	$32.54	$26.35
$6.00	$8.05	$14.60	$32.52	$24.32
$5.50	$8.05	$14.60	$32.49	$22.30
$5.00	$8.05	$14.60	$32.46	$20.28
$4.50	$8.05	$14.60	$32.44	$18.25

(1)	Includes value of cash that would be paid in lieu of fractional shares of Old Line Bancshares common stock.
COMPARATIVE PER SHARE DATA
          The Old Line Bancshares and Maryland Bankcorp historical and the unaudited pro forma combined Old Line Bancshares and Maryland Bankcorp equivalent per share financial data for the six months ended June 30, 2010 is presented below. This information should be considered together with the financial statements and related notes of Old Line Bancshares and Maryland Bankcorp and with the unaudited pro forma combined financial data included under “Consolidated Pro Forma Financial Information” found elsewhere in this joint proxy statement/prospectus.
Unaudited Pro Forma Comparative Per Share Data
For The Six Months Ended June 30, 2010
(Amounts in Thousands, except per share data)

				Proforma
				Equivalent
				Maryland
	Old Line	Maryland	Proforma	Bankcorp
	Bancshares	Bankcorp	Combined	Share[1]
For the six months ended June 30, 2010
Basic earnings (loss) per common share	$0.26	$(1.76)	$0.08	$0.31
Diluted earnings (loss) per common share	0.26	(1.76)	0.08	0.31

Dividends Paid:
For the six months ended June 30, 2010	$0.06	$—	$0.06	$0.23

Book Value:
As of June 30, 2010	$9.54	$38.99	$8.97	$34.44

1)	Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 3.84 as outlined in Footnote 1 to the unaudited pro forma combined balance sheet and statement of income.

Unaudited Pro Forma Comparative Per Share Data
For The Year Ended June 30, 2010
(Amounts in Thousands, except per share data)

				Proforma
				Equivalent
				Maryland
	Old Line	Maryland	Proforma	Bankcorp
	Bancshares	Bankcorp	Combined	Share[1]
For the year ended December 31, 2009
Basic earnings (loss) per common share	$0.40	$(5.93)	$(0.17)	$(0.65)
Diluted earnings (loss) per common share	0.40	(5.93)	(0.17)	(0.65)

Dividends Paid:
For the year ended December 31, 2009	$0.12	$—	$0.12	$0.46

Book Value:
As of December 31, 2009	$9.31	$40.36	$8.72	$33.48

1)	Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 3.84 as outlined in Footnote 1 to the unaudited pro forma combined balance sheet and statement of income.

RISK FACTORS
          In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the caption “Caution Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and the merger.
Risk Factors Related to the Merger in General
          Old Line Bancshares may fail to realize all of the anticipated benefits of the merger. The success of the merger will depend, in part, on Old Line Bancshares’ ability to realize the anticipated benefits and cost savings from combining the businesses of Old Line Bancshares and Maryland Bankcorp. To realize these anticipated benefits and cost savings, however, Old Line Bancshares must successfully combine the businesses of Old Line Bancshares and Maryland Bankcorp. If Old Line Bancshares is unable to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.
          Old Line Bancshares and Maryland Bankcorp have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the loss of key depositors or other bank customers, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Old Line Bancshares’ and Maryland Bankcorp’s ability to maintain their relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on each of Old Line Bancshares and Maryland Bankcorp during such transition period.
          The market price of Old Line Bancshares common stock after the merger may be affected by factors different from those affecting the shares of Old Line Bancshares or Maryland Bankcorp currently. The businesses of Old Line Bancshares and Maryland Bankcorp differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Old Line Bancshares and Maryland Bankcorp. For a discussion of the businesses of Old Line Bancshares and Maryland Bankcorp and of certain factors to consider in connection with those businesses, see “Business of Old Line Bancshares, Inc.,” “Business of Old Line Bank,” “Business of Maryland Bankcorp, Inc.” and “Business of Maryland Bank & Trust Company, N.A.”
          If the merger is not completed, Old Line Bancshares and Maryland Bankcorp will have incurred substantial expenses without realizing the expected benefits. Old Line Bancshares and Maryland Bankcorp have incurred substantial expenses in connection with the execution of the merger agreement and the merger. The completion of the merger depends on the satisfaction of specified conditions, including the approval of the stockholders of Old Line Bancshares and Maryland Bankcorp and the receipt of regulatory approvals. There is no guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Old Line Bancshares and/or Maryland Bankcorp because they would not have realized the expected benefits.
          The merger must be approved by multiple governmental agencies. Before the merger may be completed, various approvals, consents or no-objections must be obtained from the Federal Reserve Board, the OCC and the Maryland Commissioner. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Old Line Bancshares and Maryland Bankcorp do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Old Line Bancshares following the merger, any of which might have a material adverse effect on Old Line Bancshares following the merger. Old Line Bancshares is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or requirements that, in the reasonable opinion of its board of directors, would so materially and adversely impact the economic or business benefits to Old Line Bancshares following the merger as to render consummation of the merger inadvisable, but Old Line Bancshares could choose to waive this condition.
          Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Old Line Bancshares and Maryland Bankcorp. If the merger is not completed, the ongoing businesses of Old Line Bancshares and Maryland Bankcorp may be adversely affected and Old Line Bancshares and Maryland Bankcorp will be subject to several risks, including the following:

•	Maryland Bankcorp may be required, under certain circumstances, to pay Old Line Bancshares a termination fee of either $750,000 or $1,000,000 under the merger agreement;

•	Old Line Bancshares may be required, under certain circumstances, to pay Maryland Bankcorp a termination fee of $750,000 under the merger agreement;

•	Old Line Bancshares and Maryland Bankcorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	Under the merger agreement, Maryland Bankcorp is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•	Matters relating to the merger may require substantial commitments of time and resources by Old Line Bancshares and Maryland Bankcorp management that could otherwise have been devoted to other opportunities that may have been beneficial to Old Line Bancshares and Maryland Bankcorp as independent companies, as the case may be; and Maryland Bankcorp and Maryland Bank & Trust will still be subject to the provisions of the agreement with the OCC described in the section headed “– Additional Risk Factors Relating to Maryland Bankcorp – Maryland Bank & Trust has entered into a written agreement with the OCC which may result in adverse results to Maryland Bankcorp’s operations.”
          In addition, if the merger is not completed, Old Line Bancshares and/or Maryland Bankcorp may experience negative reactions from the financial markets and from their respective customers and employees. Old Line Bancshares and/or Maryland Bankcorp also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Old Line Bancshares or Maryland Bankcorp to perform their respective obligations under the merger agreement. If the merger is not completed, Old Line Bancshares and Maryland Bankcorp cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Old Line Bancshares and/or Maryland Bankcorp.
          Old Line Bancshares and Maryland Bankcorp may choose not to proceed with the merger if it is not completed by May 31, 2011. Either Old Line Bancshares or Maryland Bankcorp may terminate the merger agreement if the merger has not been completed by May 31, 2011. See “The Merger Agreement and the Merger – Terms of the Merger – Termination.” There can be no assurance that all conditions to the merger will have been satisfied by May 31, 2011. See “The Merger Agreement and the Merger – Terms of the Merger – Conditions to the Merger.”
Risk Factors Relating to Old Line Bancshares’ Business
          This section discusses risks relating to Old Line Bancshares’ business and includes risks we will continue to face after the merger. References in this subsection to “we” and “our” refer to Old Line Bancshares, Inc. and its subsidiaries.
          If economic conditions deteriorate further, our borrowers’ ability to repay loans declines and the value of the collateral securing our loans decreases, these conditions could adversely affect our results of operations and financial condition. Changes in prevailing economic conditions, including declining real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events may adversely affect our financial results. Because a significant portion of our loan portfolio is comprised of real estate related loans, continued decreases in real estate values could adversely affect the value of property used as collateral for loans in our portfolio. Although the adverse economic climate during the past two years has not severely impacted us due to our strict underwriting standards, further adverse changes in the economy, including increased unemployment or the economy moving back into a recession, could have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.
          If U.S. markets and economic conditions continue to deteriorate, our liquidity could be adversely affected. Old Line Bank must maintain sufficient liquidity to ensure sufficient cash flow is available to satisfy current and future financial obligations including demand for loans and deposit withdrawals, funding of operating costs and other corporate purposes. We obtain funding through deposits and various short-term and long-term wholesale borrowings, including federal funds purchased, unsecured borrowings, brokered certificates of deposits and borrowings from the Federal Home Loan Bank of Atlanta and others. Economic uncertainty and disruptions in the financial system may adversely affect our liquidity. Dramatic declines in the housing market during the past three years, falling real estate prices and increased foreclosures and unemployment, have resulted in significant asset value write-downs by financial institutions, including government-sponsored entities and investment banks. These investment write-downs have caused financial institutions to seek additional capital. Should we experience a substantial deterioration in our financial condition or should disruptions in the financial markets restrict our funding, it would negatively impact our liquidity. To mitigate this risk, we closely monitor our liquidity and maintain a line of credit with the Federal Home Loan Bank and have received approval to borrow from the Federal Reserve Bank of Richmond.
          Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business and our growth strategy. The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the Federal Deposit Insurance Corporation (“FDIC”) insurance funds, not stockholders. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy, ability to attract and retain personnel and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in general, and Old Line Bank specifically, at a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.
          In addition, because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. In light of the performance of and government intervention in the financial sector, we fully expect there will be significant changes to the banking and financial institutions’ regulatory agencies in the near future. We further anticipate that additional laws and regulations may be enacted in response to the ongoing financial crisis that could have an impact on our operations. Changes in regulation and oversight, including in the form of changes to statutes, regulations or regulatory policies or changes in interpretation or implementation of statutes, regulations or policies, could affect the service and products we offer, increase our operating expenses, increase compliance challenges and otherwise adversely impact our financial performance and condition. In addition, the burden imposed by these federal and state regulations may place banks in general, and Old Line Bank specifically, at a competitive disadvantage compared to less regulated competitors.
          The recently enacted Dodd-Frank Act may adversely impact our results of operations, liquidity or financial condition. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Dodd-Frank Act represents a comprehensive overhaul of the U.S. financial services industry. Among other things, the Dodd-Frank Act establishes the new federal Bureau of Consumer Financial Protection (the “BCFP”), includes provisions affecting corporate governance and executive compensation disclosure at all Securities and Exchange Commission (“SEC”) reporting companies and that allow financial institutions to pay interest on business checking accounts, broadens the base for FDIC insurance assessments, and includes new restrictions on how mortgage brokers and loan originators may be compensated. The Dodd-Frank Act requires the BCFP and other federal agencies to implement many new and significant rules and regulations to implement its various provisions, and the full impact of the Dodd-Frank Act on our business will not be known for years until regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.
          Because Old Line Bank serves a limited market area in Maryland, economic downturn in our market area could more adversely affect us than it affects our larger competitors that are more geographically diverse. Our current primary market area consists of the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Anne Arundel, Charles and northern St. Mary’s. We have expanded in Prince George’s County and Anne Arundel County, Maryland and may expand in contiguous northern and western counties, such as Montgomery County and Howard County, Maryland, and after the merger we will have branches in Calvert and St. Mary’s Counties as well. However, broad geographic diversification is not currently part of our community bank focus. Overall, during 2008, 2009 and the first half of 2010, the business environment negatively impacted many businesses and households in the United States and worldwide. Although the economic decline has not impacted the suburban Maryland and Washington D.C. suburbs as adversely as other areas of the United States, it has caused an increase in unemployment and business failures and a decline in property values. As a result, if our market area continues to suffer an economic downturn, it may more severely affect our business and financial condition than it affects larger bank competitors. Our larger competitors serve more geographically diverse market areas, parts of which may not be affected by the same economic conditions that may exist in our market area. Further, unexpected changes in the national and local economy may adversely affect our ability to attract deposits and to make loans. Such risks are beyond our control and may have a material adverse effect on our financial condition and results of operations and, in turn, the value of our securities.
          We depend on the services of key personnel. The loss of any of these personnel could disrupt our operations and our business could suffer. Our success depends substantially on the skills and abilities of our senior management team, including James W. Cornelsen, our President and Chief Executive Officer, Joseph E. Burnett, our Executive Vice President and Chief Lending Officer, Christine M. Rush, our Executive Vice President, Chief Financial Officer and Chief Credit Officer and Sandi F. Burnett, our Executive Vice President and College Park Team Leader. They provide valuable services to us and would be difficult to replace. Although we have entered into employment agreements with these executives, with the exception of Ms. Burnett, the existence of such agreements does not assure that we will retain their services. Further, Ms. Burnett is not party to an employment agreement with us and could terminate her employment at any time.
          Also, our growth and success and our future growth and success, in large part, is and we anticipate will be due to the relationships maintained by our banking executives with our customers. The loss of services of one or more of these executives or other key employees could have a material adverse effect on our operations and our business could suffer. The experienced commercial lenders that we have hired are not a party to any employment agreement with us and they could terminate their employment with us at any time and for any reason.
          The federal agencies that regulate us are currently considering placing restrictions on executive compensation. This could cause the employment contracts with our management team to no longer be valid and this may effectively make our senior executive officers employees at will and could harm our ability to retain these individuals and our ability to attract and retain other key employees.
          Our growth and expansion strategy may not be successful. Our ability to grow depends upon our ability to attract new deposits, identify loan and investment opportunities and maintain adequate capital levels. We may also grow through acquisitions of existing financial institutions or branches thereof. There are no guarantees that our expansion strategies will be successful. Also, in order to effectively manage our anticipated and/or actual loan growth we have and may continue to make additional investments in equipment and personnel, which also will increase our non-interest expense.
          We opened a new branch in Crofton in Anne Arundel County, Maryland and a new branch in Bowie in Prince George’s County, Maryland during 2009. In addition, we will acquire ten new branches pursuant to the merger. With respect to these branches or any other branches that we may open, we may not be able to correctly identify profitable or growing markets for such new branches. If we were to acquire another financial institution or branch thereof, we may not be able to integrate the institution or branch into our operations. Also, the costs to start up new branch facilities or to acquire existing financial institutions or branches thereof, and the additional costs to operate these facilities, will increase our non-interest expense. It may also be difficult to adequately and profitably manage the anticipated growth from the new branches or acquisitions and we may not be able to maintain the relatively low levels of charge-offs and nonperforming loans that we have experienced.
          If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially and adversely affect our financial performance.
          Our focus on commercial and real estate loans may increase the risk of credit losses. We offer a variety of loans including commercial business loans, commercial real estate loans, construction loans, home equity loans and consumer loans. We secure many of our loans with real estate (both residential and commercial) in the Maryland suburbs of Washington, D.C. During 2008, 2009 and 2010, property values declined in our market, energy prices were volatile, and there were rising private sector layoffs and unemployment, which caused consumer lending to slow. Although we believe our credit underwriting adequately considers these factors, further weakness in the economy and the real estate market could adversely affect our customers’ ability to repay their loans, which in turn could adversely impact us.
          Our concentrations of loans in various categories may also increase the risk of credit losses. We currently invest more than 25% of our capital in various loan types and industry segments, including commercial real estate loans, marine loans and loans to the hospitality industry (hotels/motels). While recent declines in the local commercial real estate market have not caused the collateral securing our loans to exceed acceptable loan to value ratios, a further deterioration in the commercial real estate market could cause deterioration in the collateral securing these loans and/or a decline in our customers’ earning capacity. This could negatively impact us. Although we have made a large portion of our hospitality loans to long-term, well established operators in strategic locations, a continued decline in the occupancy rate in these facilities could negatively impact their earnings. This could adversely impact their ability to repay their loan which would adversely impact our net income.
          If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease. We maintain an allowance for loan losses that we believe is adequate for absorbing any potential losses in our loan portfolio. Management, through a periodic review and consideration of the loan portfolio, determines the amount of the allowance for loan losses. Although we believe the allowance for loan losses is adequate to absorb probable losses in our loan portfolio, even under normal economic conditions, we cannot predict such losses with certainty. The unprecedented volatility experienced in the financial and capital markets during the last two to three years makes this determination even more difficult as processes we use to estimate the allowance for loan losses may no longer be dependable because they rely on complex judgments, including forecasts of economic conditions that may not be accurate. As a result, we cannot be sure that our allowance is or will be adequate in the future. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our earnings will suffer.
          As of June 30, 2010, commercial and industrial, construction, and commercial real estate mortgage loans comprise approximately 86.41% of our loan portfolio. We expect this figure to be approximately 93.73% after the merger. These types of loans are generally viewed as having more risk of default than residential real estate or consumer loans and typically have larger balances than residential real estate loans and consumer loans. A deterioration of one or a few of these loans could cause a significant increase in non-performing loans. Such an increase could result in a net loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.
          Further, we do not have the experience with Maryland Bank & Trust’s loan portfolio that we have with Old Line Bank’s loan portfolio. As a result, it may be more difficult for us to accurately provision for the portion of our loan portfolio, subsequent to the merger, that was originated by Maryland Bank & Trust.
          Our profitability depends on interest rates and changes in monetary policy may impact us. Our results of operations depend to a large extent on our “net interest income,” which is the difference between the interest expense incurred in connection with our interest bearing liabilities, such as interest on deposit accounts, and the interest income received from our interest earning assets, such as loans and investment securities. Interest rates, because they are influenced by, among other things, expectations about future events, including the level of economic activity, federal monetary and fiscal policy, and geo-political stability, are not predictable or controllable. Additionally, competitive factors heavily influence the interest rates we can earn on our loan and investment portfolios and the interest rates we pay on our deposits. Community banks are often at a competitive disadvantage in managing their cost of funds compared to the large regional, super-regional or national banks that have access to the national and international capital markets. These factors influence our ability to maintain a stable net interest margin.
          We seek to maintain a neutral position in terms of the volume of assets and liabilities that mature or re-price during any period so that we may reasonably predict our net interest margin. However, interest rate fluctuations, loan prepayments, loan production and deposit flows are constantly changing and influence our ability to maintain this neutral position. Generally speaking, our earnings are more sensitive to fluctuations in interest rates the greater the variance in the volume of assets and liabilities that mature and re-price in any period. The extent and duration of the sensitivity will depend on the cumulative variance over time, the velocity and direction of interest rates, and whether we are more asset sensitive. Accordingly, we may not be successful in maintaining this neutral position and, as a result, our net interest margin may suffer.
          The market value of our investments could negatively impact stockholders’ equity. We have designated approximately 52.35% of our investment securities portfolio (and 66.15% of total assets) at June 30, 2010 as available for sale. We expect this figure to be 79.08% of our investment securities portfolio (and 12.39% of total assets) after the merger. Temporary unrealized gains and losses in the estimated value of the available for sale portfolio are “marked to market” and are reflected as a separate item in stockholders’ equity, net of taxes. As of June 30, 2010, we had temporary unrealized gains in our available for sale portfolio of $597,282 (net of taxes). As a result of the recent economic recession and the continued economic slowdown, several municipalities have reported budget deficits and companies have reported lower earnings. These budget deficits and lower earnings could cause temporary and other-than temporary impairment charges in our investment securities portfolio and cause us to report lower net income and a decline in stockholders’ equity.

          Old Line Bancshares’ future issuances of common stock in connection with acquisitions or otherwise could dilute your ownership of Old Line Bancshares. We may use our common stock to acquire other companies or to make investments in banks and other complementary businesses in the future. We may also issue common stock, or securities convertible into common stock, through public or private offerings, in order to raise additional capital in connection with future acquisitions, to satisfy regulatory capital requirements or for general corporate purposes. Any such stock issuances would dilute your ownership interest in Old Line Bancshares and may dilute the per-share value of the common stock.
          Old Line Bancshares’ future acquisitions, if any, may cause Old Line Bancshares to become more susceptible to adverse economic events. While we currently have no plans to acquire additional financial institutions, we may do so in the future if an attractive acquisition opportunity arises that is consistent with our business plan. Any future business acquisitions could be material to Old Line Bancshares, and the degree of success achieved in acquiring and integrating these businesses into Old Line Bancshares could have a material effect on the value of Old Line Bancshares common stock. In addition, any acquisition could require Old Line Bancshares to use substantial cash or other liquid assets or to incur debt. In those events, Old Line Bancshares could become more susceptible to future economic downturns and competitive pressures.
          Additional capital may not be available when needed or required by regulatory authorities. We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance future acquisitions, if any, or we may otherwise elect or be required to raise additional capital, including in connection with the merger. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control and financial performance. Current conditions in the capital markets are such that traditional sources of capital may not be available to us on reasonable terms if we needed to raise additional capital. Accordingly, we may not be able to raise additional capital if needed or on terms that are favorable or otherwise not dilutive to existing stockholders. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.
          Old Line Bank faces substantial competition which could adversely affect our growth and operating results. Old Line Bank operates in a competitive market for financial services and faces intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and lending limits than Old Line Bank, and are able to offer certain services that we are not able to offer. If Old Line Bank cannot attract deposits and make loans at a sufficient level, its operating results will suffer, as will its opportunities for growth.
          We face limits on our ability to lend. We are limited in the amount we can loan to a single borrower by the amount of our capital. Generally, under current law, we may lend up to 15% of our unimpaired capital and surplus to any one borrower. As of June 30, 2010, we were able to lend approximately $5.6 million to any one borrower; the merger will increase this amount by approximately $2.5 million. This amount is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our legal lending limit from doing business with us. We generally try to accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not always available. We may not be able to attract or maintain customers seeking larger loans and we may not be able to sell participations in such loans on terms we consider favorable.
Additional Risk Factors Associated with Maryland Bankcorp
          Maryland Bank & Trust has entered into a written agreement with the OCC which may result in adverse results to Maryland Bankcorp’s operations. On February 10, 2006, Maryland Bankcorp’s wholly owned subsidiary, Maryland Bank & Trust, entered into a written agreement with its primary regulator, the OCC. Under the terms of the written agreement, Maryland Bank & Trust agreed to take certain actions relating to its lending operations and capital compliance. See “The Merger Agreement and the Merger – Regulatory Matters Regarding Maryland Bank & Trust.”
          The written agreement includes timeframes to implement the compliance requirements for Maryland Bank & Trust contained therein, including requirements to report to the OCC. The written agreement also requires Maryland Bank & Trust to establish a committee of its board of directors that will be responsible for overseeing compliance with the written agreement.
          Maryland Bank & Trust has taken steps to comply with the requirements of the written agreement. At September 30, 2010, Maryland Bank & Trust meets, and believes it will continue to meet, the capital ratios stipulated by the written agreement.

          The impact of the written agreement on Maryland Bankcorp’s operations as well as deteriorating credit markets may have an adverse impact on the financial condition and operations including maintaining acceptable liquidity levels and may negatively impact the financial condition, results of operations, and business operations of the combined company after the merger. Old Line Bank, however, will not be subject to the written agreement after the bank merger.
          Maryland Bankcorp’s asset quality may continue to deteriorate prior to completion of the merger. Maryland Bankcorp’s non-performing assets, including OREO, were $18.6 million at June 30, 2010, compared to $11.1 million at December 31, 2009. Non-performing assets, including OREO, as a percentage of total assets were 5.34% at June 30, 2010, compared to 3.19% at December 31, 2009. Net charge-offs for the six months ended June 30, 2010 were $2.1 million, compared to $446,000 in the same period of 2009. Should these adverse trends continue, they may have an adverse effect on Maryland Bankcorp’s financial and capital positions and, upon consummation of the merger, Old Line Bancshares’ financial and capital positions.
          Maryland Bankcorp’s loan portfolio is concentrated in commercial real estate and in certain geographic areas. Maryland Bankcorp’s commercial real estate loans totaled $121.4 million as of June 30, 2010, or 53.49% of its loan portfolio. Additionally, its construction and development loans totaled $38.1 million as of June 30, 2010, or 16.77% of its loan portfolio. Approximately 92% of Maryland Bankcorp’s loans were originated in Maryland.
          Commercial real estate loans are typically larger than residential real estate loans and consumer loans and depend on sales, in the case of construction and development loans, and cash flows, in the case of other commercial real estate loans, from the property to service the debt. Sales and cash flows have been and may continue to be affected significantly by general economic conditions, and a further deterioration in the markets where its collateral is located could increase the likelihood of default. Because Maryland Bankcorp’s loan portfolio contains a high concentration of commercial real estate loans with relatively large balances, the deterioration of a few of these loans could cause a significant percentage increase in its non-performing loan balances. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on the financial condition and results of operations of Maryland Bankcorp, and, upon consummation of the merger, of Old Line Bancshares.
          Old Line Bancshares could record future impairment losses on Maryland Bankcorp’s holdings of investment securities available for sale. Maryland Bankcorp’s investment portfolio of securities available for sale includes U.S. Department of the Treasury (“U.S. Treasury”) and agency securities, municipal securities, and mortgage backed securities. Maryland Bankcorp routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment (“OTTI”) has occurred. According to established OTTI accounting rules and Maryland Bankcorp’s OTTI policy statements, Maryland Bankcorp asserts that it did not have any temporary impairment charge to recognize during the quarter ended June 30, 2010. If the merger with Old Line Bancshares is completed, Old Line Bancshares will take ownership of the investment portfolio securities and record them at their fair value as of the closing date. A number of factors or combinations of factors could cause Old Line Bancshares to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary, which could result in material losses to Old Line Bancshares. These factors include, but are not limited to, failure to make scheduled principal and interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render Old Line Bancshares unable to forecast a full recovery in value. In addition, the fair values of these investment securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.
Risk Factors as they Relate to Maryland Bankcorp Stockholders in Connection with the Merger
          Maryland Bankcorp’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Maryland Bankcorp stockholders. In considering the information contained in this document, you should be aware that Maryland Bankcorp’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Maryland Bankcorp stockholders. The Maryland Bankcorp directors and executive officers who collectively hold approximately 44.30% of the outstanding Maryland Bankcorp stock have agreed to vote in favor of the merger proposal. This agreement may have the effect of discouraging persons from making a proposal to acquire Maryland Bankcorp. Further, certain executive officers of Maryland Bankcorp have entered into, and each director of Maryland Bankcorp will have the opportunity to enter into, a non-compete agreement with Old Line Bancshares that will provide them with cash payments in exchange for their agreement not to compete with Old Line Bancshares for a certain period of time after the merger is consummated. Under these agreements, Thomas B. Watts, the

Chairman of the Board and Chief Executive Officer of Maryland Bankcorp, and G. Thomas Daugherty, the President of Maryland Bankcorp, will each receive a total of $200,000 over two years in exchange for their agreement not to compete with Old Line Bancshares for a three-year period. Each non-employee director of Maryland Bankcorp will have the opportunity to enter into a similar agreement providing for a cash payment of $50,000 to be paid upon the closing of the merger. Old Line Bancshares and Old Line Bank have also agreed to increase the size of their boards of directors to include two persons selected by Maryland Bankcorp, which the merger agreement contemplates will be Messrs. Watts and Daugherty, who will be compensated for their service on the board of directors of Old Line Bank. These and certain other additional interests of Maryland Bankcorp’s directors and executive officers are described in detail in “The Merger Agreement and the Merger – Interests of Directors, Officers and Others in the Merger.” These circumstances may cause some of Maryland Bankcorp directors and executive officers to view the proposed transaction differently than you view it.
          Maryland Bankcorp stockholders may not receive the form of merger consideration that they elect. Depending on the elections made by all Maryland Bankcorp stockholders, certain Maryland Bankcorp stockholders who elect to receive cash consideration may instead receive shares of Old Line Bancshares common stock for all or a portion of their shares of Maryland Bankcorp common stock.
          If Maryland Bankcorp stockholders oversubscribe for the available pool of cash, those Maryland Bankcorp stockholders electing to receive cash will have the amount of cash they selected reduced on a pro rata basis and will receive all or a portion of their consideration in the form of shares of Old Line Bancshares common stock. The pro rata allocation process will be administered by Old Line Bancshares’ exchange agent in accordance with the merger agreement. Accordingly, at the time Maryland Bankcorp stockholders vote on the proposal to approve the merger agreement and the merger, unless they elect to take Old Line Bancshares common stock they will not know the form of merger consideration that they will receive, regardless of their election prior to the merger. In addition, a Maryland Bankcorp stockholder may receive a pro rata amount of Old Line Bancshares common stock even if he or she has elected to receive all cash. Further, to the extent that Maryland Bankcorp stockholders receive all or a portion of the merger consideration in a form that they did not elect, they also will not know the tax consequences that will result upon the exchange of their shares of Maryland Bankcorp common stock. See “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”
          Because the aggregate merger consideration is subject to adjustment and the value of the Old Line Bancshares common stock for purposes of the common stock portion of the merger consideration will fluctuate only within certain limits, and is not based solely on market value, Maryland Bankcorp stockholders will not know until the effective time of the merger the value of the consideration they will receive in the merger. Upon completion of the merger, each share of Maryland Bankcorp common stock will be converted into the right to receive merger consideration consisting of shares of Old Line Bancshares common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Maryland Bankcorp stockholders will be based on the $20 million aggregate merger consideration, as adjusted as provided in the merger agreement for certain operating losses, asset quality changes and merger-related expenses incurred by Maryland Bankcorp, as well as for changes in the average price of Old Line Bancshares common stock, as defined in the merger agreement, if the average price is above $11.45 or below $7.63. Assuming there are no adjustments to the aggregate merger consideration , the value of the per-share merger consideration, based on 646,626 shares of Maryland Bankcorp common stock outstanding, would be $30.9298. The per-share merger consideration will be reduced if the aggregate merger consideration is adjusted, however, and these calculations will not be completed until the closing of the merger.
          In addition, the number of shares of Old Line Bancshares common stock that will be received for each share of Maryland Bankcorp common stock for which the common stock consideration is paid in the merger will be determined by dividing the per-share merger consideration value by the “average price” of a share of Old Line Bancshares common stock (the “exchange ratio”), subject to upper and lower limits on the average price above and below which the exchange ratio will be fixed. The average price takes into account both recent trading prices and the price of stock issuances by Old Line Bancshares within the 90-day period ending five days prior to the closing date of the merger. As a result, the average price may vary from the “market price” of the Old Line Bancshares common stock based solely on trading prices on the NASDAQ Stock Market. Any increase in the average price over the market price will have the effect of decreasing the number of shares of Old Line Bancshares common stock issued for each share of Maryland Bankcorp common stock as compared to a situation where the exchange ratio was based solely on recent trading prices. Therefore, if the average price exceeds the market price, stockholders of Maryland Bankcorp who receive the common stock merger consideration will receive fewer shares of Old Line Bancshares common stock in exchange for their Maryland Bankcorp shares than they would have received if the exchange ratio were based solely on recent trading prices, and, as a result, the value they receive in exchange for their shares could be lower than if the exchange ratio was based solely on recent trading prices.

          Further, the exchange ratio will not be adjusted if the average price exceeds $11.45 or is below $7.63. Therefore, if the average price of Old Line Bancshares common stock falls below $7.63, the exchange ratio will remain fixed at the same amount as if the average price were $7.63. As a result, the value of shares of Old Line Bancshares common stock that a Maryland Bankcorp stockholder receives in the merger will decline correspondingly with declines in the average price of Old Line Bancshares common stock below $7.63 prior to and as of the date the merger consideration is received.
          Accordingly, at the time of the special meeting of Maryland Bankcorp stockholders and prior to the election deadline, Maryland Bankcorp stockholders will not know or be able to calculate the amount of the consideration they will receive, the exchange ratio that will be used to determine the number of shares of Old Line Bancshares common stock that they would receive upon completion of the merger, or the value of any shares of Old Line Bancshares common stock they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses, operations and prospects of Old Line Bancshares and regulatory considerations. Many of these factors are beyond Old Line Bancshares’ control. You should obtain current market quotations for shares of Old Line Bancshares common stock
          Maryland Bankcorp has the option, but is not required, to terminate the merger agreement if the average price of the Old Line Bancshares common stock falls below $6.00, although Maryland Bankcorp does not have this option if Old Line Bancshares, in its sole discretion, increases the aggregate merger consideration as set forth in the merger agreement. Maryland Bankcorp cannot predict at this time whether or not its board of directors would exercise its right to terminate the merger agreement if these conditions were met. The merger agreement does not provide for a resolicitation of Maryland Bankcorp stockholders in the event that the conditions are met and the Maryland Bankcorp board nevertheless chooses to complete the transaction. Maryland Bankcorp’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement. In considering whether to exercise its right to terminate the merger agreement, Maryland Bankcorp’s board of directors would take into account all the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.
          The merger agreement limits Maryland Bankcorp’s ability to pursue alternative transactions to the merger and requires Maryland Bankcorp to pay a termination fee if it does. The merger agreement prohibits Maryland Bankcorp and its directors, officers, representatives and agents, subject to narrow exceptions, from initiating, encouraging, soliciting or entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Maryland Bankcorp’s ability to pursue offers from other possible acquirers that may be superior from a financial point of view. If Maryland Bankcorp receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Old Line Bancshares and the merger agreement is terminated, Maryland Bankcorp would be required to pay a termination fee of either $750,000 or $1,000,000. This fee makes it less likely that a third party will make an alternative acquisition proposal.
          The federal income tax consequences of the merger for Maryland Bankcorp stockholders will be dependent upon the merger consideration received. The federal income tax consequences of the merger to you will depend upon the merger consideration you receive. In general, if you exchange your shares of Maryland Bankcorp common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Maryland Bankcorp common stock. If you receive solely Old Line Bancshares common stock in exchange for your Maryland Bankcorp common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Old Line Bancshares common stock. If you receive a combination of cash and Old Line Bancshares common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”
          After the merger is completed, Maryland Bankcorp stockholders who receive Old Line Bancshares common stock for some or all of their shares of Maryland Bankcorp common stock will become Old Line Bancshares stockholders and will have different rights that may be less advantageous than their current rights. Upon completion of the merger, Maryland Bankcorp stockholders who receive Old Line Bancshares common stock for some or all of their shares of Maryland Bankcorp common stock will become Old Line Bancshares stockholders. Differences in Maryland Bankcorp’s articles of incorporation and bylaws and Old Line Bancshares’ articles of incorporation and bylaws will result in changes to the rights of Maryland Bankcorp stockholders who become Old Line Bancshares stockholders. For more information, see “Comparison of the Stockholder Rights.” A stockholder of Maryland Bankcorp may conclude that his, her or its current rights under Maryland Bankcorp’s articles of incorporation and bylaws are more advantageous than the rights they may have as an Old Line Bancshares stockholder under Old Line Bancshares’ articles of incorporation and bylaws.

          Maryland Bankcorp’s stockholders will have less influence as stockholders of Old Line Bancshares than as stockholders of Maryland Bankcorp. Maryland Bankcorp stockholders currently have the right to vote in the election of the board of directors of Maryland Bankcorp and on other matters affecting Maryland Bankcorp. The stockholders of Maryland Bankcorp as a group will own approximately 37.81% of the combined organization (Old Line Bancshares and Maryland Bankcorp). When the merger occurs, each stockholder that receives shares of Old Line Bancshares common stock will become a stockholder of Old Line Bancshares with a percentage ownership of the combined organization much smaller than such stockholder’s percentage ownership of Maryland Bankcorp. Because of this, stockholders of Maryland Bankcorp will have less influence on the management and policies of Old Line Bancshares than they now have on the management and policies of Maryland Bankcorp.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
          This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding, among other things:
          (1) The effects and benefits of the merger, including: (a) future financial operating results and performance; (b) the expected consummation of the merger; (c) the expected pro forma effects of the merger, and (d) plans and objectives of Old Line Bancshares’ management for future operations of the combined company.
          (2) With respect to Old Line Bancshares: (a) Old Line Bancshares’ objectives, expectations and intentions, including (i) branch and market expansion, (ii) statements regarding anticipated changes in revenue, expenses and income, (iii) hiring and acquisition intentions, (iv) maintenance of our net interest margin, (v) expectations regarding income from Pointer Ridge and that Pointer Ridge will operate at a loss for 2010, (vi) future sources of earnings/income, (vii) Old Line Bancshares’ belief that it has identified any problem assets and that its borrowers will continue to remain current on their loans, (viii) Old Line Bancshares being well positioned to capitalize on potential opportunities in a healthy economy, and (ix) Old Line Bancshares continued growth in customer relationships; (b) sources of liquidity; (c) the allowance for loan losses; (d) expected loan, deposit and asset growth; (e) losses on and intentions with respect to investment securities; (f) resolution of and losses on past due and non-accrual loans, resolution of non-performing and past due loans, anticipated sales of foreclosed and deed-in-lieu properties and settlement of a pending sale of foreclosed property; (g) interest rate sensitivity; (h) expected income from new branches and the loan production team hired in 2009 offsetting related expenses; (i) earnings on Old Line Bancshares’ BOLI; (j) improving earnings per share and stockholder value; and (k) financial and other goals and plans.
          (3) With respect to Maryland Bankcorp: (a) Maryland Bankcorp and Maryland Bank & Trust continuing to comply with minimum capital requirements; (b) that Maryland Bank & Trust does not anticipate any material losses from off-balance sheet instruments; and (c) liquidity, including having the necessary procedures in place to determine liquidity needs and having sufficient liquidity.
          You can identify forward-looking statements because they are not historical facts and often include the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to:
•	The businesses of Maryland Bankcorp may not be integrated into Old Line Bancshares successfully or such integration may be more difficult, time-consuming or costly than expected;

•	Expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe;

•	Disruption in the parties’ businesses as a result of the announcement and pendency of the merger;

•	Revenues following the merger may be lower than expected;

•	Customer and employee relationships and business operations may be disrupted by the merger;

•	The ability to obtain required regulatory and stockholder approvals;

•	The ability to complete the merger in the expected timeframe may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all;

•	Changes in loan default and charge-off rates;

•	Changes in demand for loan products or other financial services;

•	Reductions in deposit levels necessitating increased borrowings to fund loans and investments;

•	Deterioration in economic conditions or a slower than anticipated recovery in Old Line Bank’s and Maryland Bank & Trust’s target markets or nationally;

•	Continued increases in the unemployment rate in Old Line Bank’s and Maryland Bank & Trust’s target markets;

•	Changes in interest rates;

•	Changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impacting Old Line Bank’s and Maryland Bank & Trust’s business;

•	The ability of Old Line Bank to retain key personnel;

•	The ability of Old Line Bancshares and Old Line Bank to successfully implement its growth and expansion strategy;

•	The risk of loan losses;

•	Potential conflicts of interest associated with Old Line Bancshares’ interest in Pointer Ridge;

•	Changes in competitive, governmental, regulatory, technological and other factors that may affect Old Line Bancshares or Maryland Bankcorp specifically or the banking industry generally;

•	The other risks discussed in this joint proxy statement/prospectus, in particular in the “Risk Factors” section of this document; and

•	Other risk factors detailed from time to time in filings made by Old Line Bancshares with the SEC.
          Forward-looking statements speak only as of the date they are made. You should not place undue reliance on any forward-looking statements. Old Line Bancshares and Maryland Bankcorp undertake no obligation to update or clarify these forward-looking statements to reflect factual assumptions, circumstances or events that have changed after such a forward-looking statement was made.

THE OLD LINE BANCSHARES SPECIAL MEETING
Date, Time and Place
          Old Line Bancshares will hold a special meeting of its stockholders at its office located at 1525 Pointer Ridge Place, Bowie, Maryland, at ____ on ________________.
Purpose of the Special Meeting
          At the special meeting, Old Line Bancshares’ stockholders will be asked to consider and vote upon proposals to:
•	Approve the merger agreement between Old Line Bancshares and Maryland Bankcorp and the merger of Maryland Bankcorp with and into Old Line Bancshares;

•	Adjourn the special meeting if more time is needed to solicit proxies; and

•	Transact any other business that may properly be brought before the special meeting.
Recommendation of the Board of Directors of Old Line Bancshares
          The Old Line Bancshares board of directors has determined that the merger is advisable and in the best interests of Old Line Bancshares and its stockholders and recommends that Old Line Bancshares’ stockholders vote “FOR” approval of the merger agreement and the merger.
Record Date; Stockholders Entitled to Vote
          Stockholders of record at the close of business on ______________, which the Old Line Bancshares board of directors has set as the record date, are entitled to notice of and to vote at the special meeting. As of the close of business on that date, there were outstanding and entitled to vote _________ shares of common stock, $0.01 par value per share, each of which is entitled to one vote.
Quorum
          The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting (or _______ shares of Old Line Bancshares common stock) will be necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.
          Under Maryland law, broker non-votes are also counted for purposes of determining the presence or absence of a quorum for the transaction of business at special meetings. In general, with respect to shares held in street name, the holders of record have the authority to vote shares for which their customers do not provide voting instructions only on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders of Old Line Bancshares common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum.
Vote Required
          Old Line Bancshares’ articles of incorporation provide that the approval of certain transactions, including a merger, requires the vote of a majority of the shares of each class of Old Line Bancshares’ capital stock entitled to vote thereon, if the merger has been approved by a majority of its board of directors. As a result, the proposal at the Old Line Bancshares special meeting to approve the merger agreement and the merger requires the affirmative vote of holders of a majority of the outstanding shares of Old Line Bancshares common stock entitled to vote on the proposal. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter is required to adjourn the special meeting to solicit additional proxies, if necessary.

          Directors and executive officers of Old Line Bancshares and their affiliates, who beneficially own approximately __._% of Old Line Bancshares common stock as of the record date, are expected to vote for approval of the merger agreement and the merger.
Abstentions and Failure to Vote
          Because approval of the merger agreement and the merger requires the affirmative vote of the holders of more than 50% of the outstanding shares of Old Line Bancshares common stock entitled to vote at the special meeting, abstentions, the failure to vote and broker non-votes will have the same effect as votes against this matter. In other words, if you are an Old Line Bancshares stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the effect of a vote against the proposal to approve the merger agreement and the merger. Accordingly, the Old Line Bancshares board of directors urges you to submit your proxy to vote as instructed below.
          As noted above, approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of at least a majority of all votes cast on the matter at the special meeting. Abstentions, the failure to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and therefore will have no effect on the outcome of this proposal (assuming a quorum is present).
Voting of Proxies
          The enclosed proxy with respect to the Old Line Bancshares special meeting is solicited by the board of directors of Old Line Bancshares. The board of directors has selected John Suit and Suhas Shah or either of them, to act as proxies with full power of substitution.
          Whether or not you plan to attend the special meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as outlined below. You will need information from your proxy card or electronic delivery notice to submit your proxy to vote your shares by Internet or telephone.
•	By Internet: Go to www.proxyvote.com and follow the instructions.

•	By Telephone: Call 1-800-690-6903 and follow the voice mail prompts.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.
          All proxies will be voted as directed by the stockholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):
•	FOR approval of the merger agreement and the merger; and

•	FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.
          At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Old Line Bancshares proxy card, other than the matters set forth in the Notice of Special Meeting of Stockholders of Old Line Bancshares. In accordance with Maryland law, business transacted at the Old Line Bancshares special meeting will be limited to those matters set forth in the notice. Nonetheless, if any other matter is properly presented at the Old Line Bancshares special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.
          Your vote is important. Accordingly, please sign and return the enclosed proxy card, or indicate your vote by phone or Internet as described above, as soon as possible whether or not you intend to attend the Old Line Bancshares special meeting.
Shares held in Street Name
          If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Old Line Bancshares or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Old Line Bancshares common stock on behalf of their customers may not give a proxy to Old Line Bancshares to vote those shares without specific instructions from their customers.
          If you are an Old Line Bancshares stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.
          Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Old Line Bancshares special meeting in person.
Revocability of Proxies
          A proxy is revocable at any time prior to or at the special meeting by written notice to Old Line Bancshares, by executing a proxy bearing a later date, or by attending the special meeting and voting in person. A written notice of revocation of a proxy should be sent to the Secretary, Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, and will be effective if received by the Secretary prior to the special meeting. The presence of a stockholder at the special meeting alone will not automatically revoke such stockholder’s proxy.
Solicitation of Proxies
          Old Line Bancshares will pay the costs of soliciting proxies from Old Line Bancshares stockholders. These costs may include reasonable out of pocket expenses in forwarding proxy materials to beneficial owners. Old Line Bancshares will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Old Line Bancshares registered in the name of nominees.
          In addition to solicitation by mail, officers and directors of Old Line Bancshares may solicit proxies personally or by telephone. Old Line Bancshares will not specifically compensate these persons for soliciting such proxies, but may reimburse them for reasonable out-of-pocket expenses, if any.
THE MARYLAND BANKCORP SPECIAL MEETING
Date, Time and Place
          Maryland Bankcorp will hold a special meeting of its stockholders at its main office located at 46930 South Shangri La Drive, Lexington Park, Maryland, at ____ on ________________.
Purpose of the Special Meeting
          At the special meeting, Maryland Bankcorp’s stockholders will be asked to consider and vote upon proposals to:
•	Approve the merger agreement between Old Line Bancshares and Maryland Bankcorp and the merger of Maryland Bankcorp with and into Old Line Bancshares;

•	Adjourn the special meeting if more time is needed to solicit proxies; and

•	Transact any other business that may properly be brought before the special meeting.
Recommendation of the Board of Directors of Maryland Bankcorp
          The Maryland Bankcorp board of directors has unanimously determined that the merger is advisable and in the best interests of Maryland Bankcorp and its stockholders and recommends that Maryland Bankcorp’s stockholders vote “FOR” approval of the merger agreement and the merger.

Record Date; Stockholders Entitled to Vote
          Stockholders of record at the close of business on ______________, which the Maryland Bankcorp board of directors has set as the record date, are entitled to notice of and to vote at the special meeting. As of the close of business on that date, there were outstanding and entitled to vote 646,626 shares of common stock, $0.01 par value per share, each of which is entitled to one vote.
Quorum
          The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting (or 323,314 shares of Maryland Bankcorp common stock) will be necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.
          Under Maryland law, broker non-votes are also counted for purposes of determining the presence or absence of a quorum for the transaction of business at special meetings. In general, with respect to shares held in street name, the holders of record have the authority to vote shares for which their customers do not provide voting instructions only on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders of Maryland Bankcorp common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum.
Vote Required
          The proposal at the Maryland Bankcorp special meeting to approve the merger agreement and the merger requires the affirmative vote of holders of two-thirds of the outstanding shares of Maryland Bankcorp common stock entitled to vote on the proposal. The affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the special meeting is required to adjourn the special meeting to solicit additional proxies, if necessary.
          Directors and executive officers of Maryland Bankcorp and their affiliates, who beneficially own approximately __._% of Maryland Bankcorp common stock as of the record date, are expected to vote for approval of the merger agreement and the merger. In addition, directors of Maryland Bank & Trust who are not executive officers or directors of Maryland Bankcorp (all of whom have agreed to vote their shares for approval of the merger) are entitled to vote an additional ____ shares or ____% of the outstanding shares, and Maryland Bank & Trust holds ______ shares (____%) for its employee stock plan, which will be voted for approval of the merger agreement and the merger.
Abstentions and Failure to Vote
          Because approval of the merger agreement and the merger requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Maryland Bankcorp common stock entitled to vote at the special meeting, abstentions, the failure to vote and broker non-votes will have the same effect as votes against this matter. In other words, if you are a Maryland Bankcorp stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the effect of a vote against the proposal to approve the merger agreement and the merger. Accordingly, the Maryland Bankcorp board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.
          As noted above, approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of at least a majority of all votes cast on the matter at the special meeting. Abstentions, the failure to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and therefore will have no effect on the outcome of this proposal (assuming a quorum is present).
Voting of Proxies
          The enclosed proxy with respect to the Maryland Bankcorp special meeting is solicited by the board of directors of Maryland Bankcorp. The board of directors has selected G. Thomas Daugherty and Frank Taylor or either of them, to act as proxies with full power of substitution.

          Maryland Bankcorp requests that you sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.
          All proxies will be voted as directed by the stockholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):
•	FOR approval of the merger agreement and the merger; and

•	FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.
          At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this joint proxy statement/prospectus or in the related Maryland Bankcorp proxy card, other than the matters set forth in the Notice of Special Meeting of Stockholders of Maryland Bankcorp. In accordance with Maryland law, business transacted at the Maryland Bankcorp special meeting will be limited to those matters set forth in the notice. Nonetheless, if any other matter is properly presented at the Maryland Bankcorp special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.
          Your vote is important. Accordingly, please sign and return the enclosed proxy card as soon as possible whether or not you intend to attend the Maryland Bankcorp special meeting.
Shares held in Street Name
          If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Maryland Bankcorp or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Maryland Bankcorp common stock on behalf of their customers may not give a proxy to Maryland Bankcorp to vote those shares without specific instructions from their customers.
          If you are a Maryland Bankcorp stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.
          Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Maryland Bankcorp special meeting in person.
Revocability of Proxies
          A proxy is revocable at any time prior to or at the special meeting by written notice to Maryland Bankcorp, by executing a proxy bearing a later date, or by attending the special meeting and voting in person. A written notice of revocation of a proxy should be sent to the Secretary, Maryland Bankcorp, Inc., 46930 South Shangri La Drive, Lexington Park, Maryland 20653 and will be effective if received by the Secretary prior to the special meeting. The presence of a stockholder at the special meeting alone will not automatically revoke such stockholder’s proxy.
Solicitation of Proxies
          Maryland Bankcorp will pay the costs of soliciting proxies from Maryland Bankcorp stockholders. These costs may include reasonable out of pocket expenses in forwarding proxy materials to beneficial owners. Maryland Bankcorp will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Maryland Bankcorp registered in the name of nominees.
          In addition to solicitation by mail, officers and directors of Maryland Bankcorp may solicit proxies personally or by telephone. Maryland Bankcorp will not specifically compensate these persons for soliciting such proxies, but may reimburse them for reasonable out-of-pocket expenses, if any.

OWNERSHIP OF OLD LINE BANCSHARES COMMON STOCK
          The following table sets forth, as of, September 30, 2010, information with respect to the beneficial ownership of Old Line Bancshares’ common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that Old Line Bancshares believes owns in excess of 5% of the outstanding common stock. Unless otherwise noted below, Old Line Bancshares believes that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

			Total Number
			of Shares
Name of Beneficial Owner and Addresses	Number of	Number of Options	Beneficially	Percent of
of 5% Owners	Shares Owned	Owned (1)	Owned (2)	Class Owned (3)
Charles A. Bongar, Jr.(4)	26,660	5,100	31,760	0.82%
Joseph E. Burnett(5)	28,303	38,074	66,377	1.69%
Sandi F. Burnett	18,250	12,000	30,250	0.78%
Craig E. Clark(6)	151,599	5,100	156,699	4.03%
James W. Cornelsen	67,468	108,174	175,642	4.40%
John P. Davey	8,050	1,000	9,050	0.23%
Daniel W. Deming(7)	21,300	8,700	30,000	0.77%
James F. Dent	44,943	8,700	53,643	1.38%
Nancy L. Gasparovic	10,565	8,700	19,265	0.50%
Andre’ J. Gingles	—	—	—	0.00%
Frank Lucente(8)	104,112	6,000	110,112	2.83%
Gail D. Manuel(9)	13,075	6,000	19,075	0.49%
John D. Mitchell(10)	14,168	8,700	22,868	0.59%
Gregory S. Proctor, Jr.(11)	10,602	4,200	14,802	0.38%
Christine M. Rush(12)	5,807	36,466	42,273	1.08%
Suhas R. Shah	4,900	2,000	6,900	0.18%
John M. Suit, II	15,705	1,000	16,705	0.43%

All directors & executive officers as a group (16 people)	545,507	259,914	805,421	20.59%
Bay Pond Partners, L.P.(13) 75 State Street Boston, MA 02109	217,723	—	217,723	5.61%
Hot Creek Capital, LLC(14) 6900 South McCarran Boulevard, Suite 3040 Reno, Nevada 89509	317,998	—	317,998	8.20%
Banc Fund, VI L.P.(15) 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	331,140	—	331,140	8.53%

(1)	Indicates options exercisable within 60 days of September 30, 2010.

(2)	The total number of shares beneficially owned includes shares of common stock owned by the named persons as of September 30, 2010 and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of September 30, 2010.

(3)	The shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes 941 shares of common stock held for the benefit of his grandson.

(5)	Includes 1,620 shares of common stock held jointly with his spouse.

(6)	Includes 64,763 shares of common stock held jointly with his spouse. Does not include 11,329 shares owned by an individual retirement account for the benefit of his spouse. Mr. Clark disclaims beneficial ownership in such shares. Does not include 4,800 shares of common stock held in trust for the benefit of his mother-in-law. His spouse is trustee of the trust. Mr. Clark disclaims beneficial ownership in such shares.

(7)	Includes 7,840 shares of common stock held jointly with his spouse, 10,000 shares of common stock in Deming Associates, Inc. of which Mr. Deming is President and sole owner, and 1,000 shares of common stock in Livingston, Ltd. of which Mr. Deming is Vice President and fifty percent owner.

(8)	Does not include 13,980 shares owned by an individual retirement account for the benefit of his spouse. Mr. Lucente disclaims beneficial ownership in such shares.

(9)	Includes 2,983 shares of common stock held jointly with her spouse.

(10)	Includes 300 shares of common stock held for the benefit of his grandchildren.

(11)	Includes 2,000 shares of common stock held jointly with his spouse.

(12)	Includes 860 shares of common stock held jointly with Mark O. Posten.

(13)	Bay Pond Partners, L.P., a Delaware limited partnership, has reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009 that it shares voting and investment power of 217,723 shares of common stock with Wellington Hedge Management, LLC, a Massachusetts limited liability company, which is the sole general partner of Bay Pond Partners.

(14)	Hot Creek Capital, LLC has reported in a Schedule 13G/A filed with the Securities & Exchange Commission on January 27, 2009 that it shares voting and investment power of 317,998 shares of common stock as the General Partner, with Hot Creek Investors, L.P. and David M. Harvey, the principal member of Hot Creek Capital, LLC.

(15)	Banc Fund VI L.P. an Illinois Limited partnership, Banc Fund VII L.P., an Illinois Limited Partnership and Banc Fund VIII L.P. an Illinois Limited Partnership jointly reported in a Schedule 13G/A filed with the Securities & Exchange Commission on January 11, 2010 that Banc Fund VI, L.P. has sole voting and investment power of 123,200 shares of common stock and that Banc Fund VII L.P. has sole voting and investment power of 207,940 shares of common stock. The general partner of BF VI is MidBanc VI L.P., whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P., whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P., whose principal business is to be a general partner of BF VIII. The general partner of MidBanc VI, MidBanc VII and MidBanc VIII is The Banc Funds Company, L.L.C., (TBFC), whose principal business is to be a general partner of MidBanc VI, MidBanc VII and MidBanc VIII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has voting and dispositive power over the securities of the issuer held by each of the previously named entities.

OWNERSHIP OF MARYLAND BANKCORP COMMON STOCK
          The following table sets forth, as of September 30, 2010, unless otherwise noted, the number and percentage of shares of Maryland Bankcorp common stock that are beneficially owned by each of the named executive officers and directors of MDBC and all directors and executive officers of Maryland Bankcorp as a group, and each other person that Maryland Bankcorp believes owns in excess of 5% of its outstanding common stock. A person owns his shares directly as an individual unless otherwise indicated.

Name of Beneficial Owner	Number of Shares	Percentage of Class (1)

Named Executive Officers

Thomas B. Watts (2)	178,091	27.54%
G. Thomas Daugherty (3)	191,846	29.67%
Lawrence H. Wright	235	*
Louise G. Czwartacki (4)	65	*
K. Brad Howard (5)	312	*

Outside Directors

Bluford H. Putnam III	6,989	1.08%
Francis E. Taylor (6)	1,688	*
All directors and executive officers as a group (7 persons)	286,455	44.30%

5% Shareholders

The Daugherty LLC (7) (8) P.O. Box 948 California, MD 20619	92,771	14.35%
Katherine D. Watts (9) (10) 46595 Millstone Landing Rd Lexington Park, MD 20653	71,920	11.12%
Maryland Bank & Trust Company, N.A. KSOP Plan P.O. Box 248 Waldorf, MD 20604	53,742	8.32%

*	Less than one percent.

(1)	Based on 646,626 shares outstanding as of September 30, 2010.

(2)	Consists of: a) 11,384 shares as to which Mr. Watts has sole voting and investment power; b) 71,920 shares over which his wife has sole voting and investment power; c) 1,193 shares in a profit sharing plan as to which he has voting power; d) 823 shares in a profit sharing plan as to which he has voting and investment power; and e) 92,771 shares held by The Daugherty LLC, as to which his wife holds joint voting and investment power with Mr. Daugherty.

(3)	Consists of: a) 74,724 shares as to which Mr. Daugherty has sole voting and investment power; b) 92,771 shares held by The Daugherty LLC as to which he holds joint voting and investment power with Ms. Watts; c) 8,636 shares in an IRA account as to which he has voting and investment power; and d) 15,715 shares over which his wife has sole voting and investment power.

(4)	Consists of 65 shares held jointly with her husband.

(5)	Consists of: a) 252 shares held jointly with his wife; b) 30 shares held jointly with his wife and a child; and c) 30 shares held jointly with his wife and a child.

(6)	Consists of: a) 844 shares as to which Mr. Taylor has sole voting and investment power; b) 6,600 shares held jointly with a family member; and c) 366 shares, consisting of 122 shares held jointly with each of three family members.

(7)	The Daugherty LLC is a Maryland limited liability company with two members, G. Thomas Daugherty and Katherine Watts.

(8)	Included above in the 178,091 shares beneficially owned by Mr. Watts and also in the 191,846 shares beneficially owned by Mr. Daugherty.

(9)	Only includes shares held directly in Ms. Watts’ name. Does not include 92,771 shares held by The Daugherty LLC, in which Ms. Watts holds joint voting and investment power with Mr. Daugherty, 11,384 shares held by her husband, 1,193 shares in a profit sharing plan as to which her husband has voting power, or 823 shares in a profit sharing plan as to which her husband has voting and investment power.

(10)	Included above in the 178,091 shares beneficially owned by Mr. Watts.

THE MERGER AGREEMENT AND THE MERGER
          The following information describes the material terms and provisions of the merger agreement and the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, as amended, which is incorporated herein by reference, and the financial advisor opinions attached as annexes to this joint proxy statement/prospectus.
          Except for its status as the contractual document between the parties with respect to the merger described therein, the merger agreement attached as Annex A hereto is not intended to provide factual information about the parties. The representations and warranties contained in the merger agreement were made solely for the purposes of such agreement as of specified dates, and are not intended to provide factual, business or financial information about Old Line Bancshares or Maryland Bankcorp. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk between Old Line Bancshares and Maryland Bankcorp rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as accurate or complete or as characterizations of the actual state of facts as of any specified date. We urge you to read the full text of the merger agreement carefully.
General
          The merger agreement provides that:
•	Maryland Bankcorp will merge with and into Old Line Bancshares with Old Line Bancshares as the surviving corporation;

•	If you are a stockholder of Maryland Bankcorp you will receive, at your election, cash (subject to proration as described herein) or shares of stock of Old Line Bancshares, in a dollar amount generally equal to the $20 million aggregate merger consideration, as adjusted as provided in the merger agreement, divided by the number of shares of common stock of Maryland Bankcorp outstanding on the closing date of the merger, provided that cash will be paid in lieu of fractional shares of Old Line Bancshares common stock and the aggregate cash consideration to be paid to stockholders of Maryland Bankcorp will not exceed 5% of the aggregate merger consideration, unless increased by Old Line Bancshares in its sole discretion, and subject to further adjustments as described in the merger agreement;

•	Pursuant to an Agreement and Plan of Merger by and between Old Line Bank and Maryland Bank & Trust, dated as of September 1, 2010, immediately after the merger Maryland Bank & Trust will be merged with and into Old Line Bank, with Old Line Bank as the surviving bank, which we refer to as the bank merger; and

•	Thomas B. Watts and G. Thomas Daugherty will be appointed as members of the Old Line Bancshares and Old Line Bank boards of directors.
Background of the Merger
          From time to time over the past several years, each of Old Line Bancshares’ and Maryland Bankcorp’s boards of directors and managements have separately considered various strategic alternatives as part of their continuing efforts to enhance each company’s community banking franchise and to maximize stockholder value. Each company has considered strategic alternatives which include: continuing as an independent institution; acquiring branch offices or other community banks; establishing related lines of business; and entering into a strategic merger with similarly-sized institutions. In the case of Old Line Bancshares, these alternatives also included acquiring financial institutions with cultures similar to Old Line Bancshares. In the case of Maryland Bankcorp, these alternatives also included affiliation with another community financial institution with a culture similar to Maryland Bankcorp’s.
          In this regard, during the last five years, James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, and Thomas B. Watts, Chairman of the Board and Chief Executive Officer of Maryland Bankcorp, had met at least twice to discuss the possibility of a merger between the two entities and their respective banks.
          At the end of the third quarter of 2009, Chuck Schreck of Monocacy met with Mr. Watts to discuss the general bank operating environment. Messrs. Watts and Schreck discussed capital structure issues, lack of stock liquidity, stockholder ownership structure, ability to raise non-dilutive Tier 1 capital (for example, trust preferred, non-cumulative perpetual preferred or traditional preferred), and general pricing levels of Tier 1 capital. Mr. Watts also provided background information about Maryland Bankcorp and Maryland Bank & Trust, including ownership and operating market, as well as the opportunities and challenges facing the bank.
          Messrs. Schreck and Watts met for several follow up discussions during November 2009 that focused on the potential ability, if any, of Maryland Bankcorp to raise some form of Tier 1 capital (specific focus at this point excluded common equity) in order to simplify Maryland Bankcorp’s common stock ownership structure by buying back shares of stock in the open market or privately negotiated deals, thereby potentially eliminating stockholders owning less than 400 to 1,000 shares, or approximately 4% to 10% of the total shares outstanding. Beyond the mechanics of any potential stock buyback, the discussion focused on Maryland Bankcorp’s current market price of $12 to $15 per share over the last year, the low relative price to book multiple reflected in the market price per share (approximately 30% to 40% of book value per share), potential reasons for market-observed valuation parameters, traditional and non-traditional sources and types of capital, potential investor types and their required returns, potential non-financial requirements of these investor types, and Maryland Bankcorp’s ability to successfully place and service these types of capital (including the underlying ability of Maryland Bankcorp’s primary operating subsidiary, Maryland Bank & Trust, to service these forms of capital or to place a Tier 1 form of capital directly into Maryland Bank & Trust). Mr. Watts discussed the formal written agreement Maryland Bankcorp had entered into with the OCC and provided additional information to assist in the review.
          In early December 2009, Mr. Watts and G. Thomas Daugherty, President of Maryland Bankcorp, met with Mr. Schreck and Rodney Martin of Monocacy to discuss and review the concepts discussed in late November. These discussions and reviews focused on the general operating environment, the market for bank capital instruments (all forms including common stock), the historical and current financial performance of Maryland Bankcorp and Maryland Bank & Trust, the general regulatory environment for banks, the regulatory environment specifically regarding Maryland Bankcorp, the challenges facing banks in general through 2008 and 2009 in raising capital of all types, recent capital placements and pricing levels in the market for those capital placements, potential dilution challenges of a capital placement (public or private), and the ability or inability of Maryland Bankcorp to service the non-common equity capital instruments desired based on current financial performance and the formal regulatory agreement in place with the OCC. Monocacy representatives also provided a brief overview of the impact of injecting common equity or common equity equivalent capital instruments into Maryland Bankcorp, along with the challenges of this strategy in the current environment and the prohibitive dilution that would be incurred if Maryland Bankcorp pursued such a strategy.
          After this review and discussion, Messrs. Watts and Daugherty asked Monocacy about the potential merger and acquisition valuation range of Maryland Bankcorp based upon information provided to date and the current environment. The inquiry was to focus primarily on one multi-billion dollar banking organization of particular interest, as well as two or three others that Messrs. Watts and Daugherty believed operated with a similar culture or operating philosophy and of similar size or larger. These institutions’ assets ranged in size between $1.5 billion to $8.0 billion. This initial review did not include Old Line Bancshares.
          Within a couple of days, Mr. Schreck contacted Mr. Watts to discuss these findings and offer a plan of action to review these strategies under discussion. In this discussion, Mr. Schreck offered some additional alternatives related to potential institutions that may have interest in Maryland Bankcorp as an acquisition target or merger partner. In addition, they discussed a potential capital formation strategy, with emphasis on the expected challenges due to the environment and the likelihood of extensive dilution to ownership and underlying value based on expected pricing levels due to the current trading levels of Maryland Bankcorp. Mr. Watts discussed the potential capital needs due to the growth expected in the market where Maryland Bankcorp operated and the business being captured from recent mergers and acquisitions and customer disruption. The operating restrictions and requirements of the regulatory agreement were discussed in the same light as well. On December 7, 2009, Maryland Bankcorp formally engaged Monocacy to explore strategic alternatives as discussed.
          In early January 2010, Messrs. Watts and Daugherty asked Monocacy to confidentially explore whether the three institutions identified may have an interest in pursuing a transaction of the kind they had discussed. Monocacy provided feedback that there would in fact be varying levels of interest, and differing approaches, from these parties. Monocacy also indicated that several other institutions should have interest in a transaction of this type, including potential merger of equals opportunities.
          In early February 2010, given the potential dilution and servicing challenges of injecting additional capital, Maryland Bankcorp asked Monocacy to prepare a confidential information memorandum describing the operations of

Maryland Bankcorp and to solicit confidentiality agreements from interested institutions. Monocacy provided an extensive list of institutions that were believed to have interest in Maryland Bankcorp. Maryland Bankcorp instructed Monocacy to focus on the larger institutions noted when making initial contacts.
          After completing the confidential information memorandum in early March 2010, Monocacy contacted approximately 50 institutions on a no name, confidential basis describing the operational and financial characteristics of Maryland Bankcorp. All of these institutions were of the capacity to complete a transaction of this size and scope. The focus list included institutions in size from over $600 million in assets to over $100 billion in assets (and did not include Old Line Bancshares at this point).
          Of these potential acquirers contacted, 14 signed confidentiality agreements and shortly thereafter received a confidential offering memorandum. Excluding one institution in excess of $50 billion in assets, these institutions ranged in size from just over $600 million to $16 billion in assets, with the average size approximating $3.5 billion in assets. Also during this timeframe, Monocacy discussed the potential transaction and met with the potential acquirers, responded to questions, and provided analytics showing the merits of a transaction with Maryland Bankcorp.
          After distributing the confidential offering memoranda to these selected institutions, Monocacy advised that preliminary indications of interest should be provided to Monocacy no later than April 27, 2010, as Monocacy would be meeting with the Maryland Bankcorp board of directors to discuss the preliminary findings of the process to date. Also in early April 2010, prior to the preliminary response date of April 27, 2010, Monocacy and Maryland Bankcorp determined and agreed to contact additional institutions that may be smaller than those included on the original contact list but nonetheless financially and operationally capable of executing a transaction of this type, or potentially interested in a merger of equals transaction. Monocacy identified approximately ten additional institutions prior to the April 28, 2010 board meeting, identifying Old Line Bancshares as one of those institutions to be contacted. Monocacy continued to contact institutions that had delayed in responding to first contact overtures.
          On April 20, 2010, Monocacy met with Mr. Cornelsen to discuss an acquisition opportunity on a no names, confidential basis. After discussing this potential opportunity, Mr. Cornelsen requested a confidentiality agreement in order to specifically determine the opportunity and receive a confidential information memorandum should Old Line Bancshares continue to have an interest upon full disclosure.
          On April 21, 2010, Old Line Bancshares and Monocacy, as agent for Maryland Bankcorp, entered into the confidentiality agreement. Monocacy in turn provided the confidential offering memorandum to Old Line Bancshares.
          On April 22, 2010, Old Line Bancshares’ board of directors authorized Old Line Bancshares to move forward with investigating a potential acquisition of Maryland Bankcorp and/or Maryland Bank & Trust, and appointed a special committee of the board of directors to review potential strategic opportunities in general (the “Special Committee”), including an acquisition of Maryland Bank & Trust.
          On April 22, 2010, Monocacy met with Messrs. Watts and Daugherty to discuss the process and findings to date, including one written, non-binding expression of interest and two institutions requesting more time due to internal timing issues. Additionally, institutions receiving the confidential information memorandum later than the initial group requested more time as well. Old Line Bancshares was one of those institutions.
          On April 27, 2010, Mr. Cornelsen met with David Danielson of Danielson and also conducted a conference call with Monocacy to discuss the possibility of Old Line Bancshares acquiring Maryland Bank & Trust.

          On April 28, 2010, Monocacy met with the Maryland Bankcorp board of directors to discuss the process and findings to date. Monocacy informed the board of the written, non-binding expression of interest and the other institutions requesting more time and the specific reasons of each such institution. Monocacy informed the board that almost 60 institutions had been contacted, with varying degrees of success, and 19 confidential information memoranda had been delivered to institutions executing the required confidentiality agreement. Monocacy also provided summary information regarding the board’s responsibilities in the evaluation of proposals, a summary of the proposals including estimated pricing statistics (approximating $18.3 million in the aggregate or $28.25 per share, 70% of book value per share) and underlying value, background information on each entity submitting an interest in Maryland Bankcorp, all letters of interest or correspondence received, current merger and acquisition pricing statistics in the Mid-Atlantic region (including Maryland and Virginia) and a summary of items to address as part of any potential response. Monocacy also briefly touched upon the impact and challenges of raising capital in the current environment and the potential dilution to ownership and underlying value.
          At the end of the presentation, Monocacy suggested, if the board wished to proceed as and it resolved, that it form a Strategic Assessment Committee (“SAC”) to include not only Messrs. Watts and Daugherty but also additional Maryland Bankcorp board members and a member from the Maryland Bank & Trust board of directors. The members of the SAC, as constituted, included Messrs. Watts and Daugherty, Frank Taylor, and Edwin L. Kelly. In addition, Lawrence H. Wright, Senior Vice President and Secretary of Maryland Bankcorp and Senior Vice President and Chief Financial Officer of Maryland Bank & Trust, was included on all correspondence, as was counsel for Maryland Bankcorp.
          The board then resolved to empower Maryland Bankcorp’s management team, the SAC and Monocacy to move forward with Monocacy’s recommendations. Those resolutions included: (a) reaching out to the institution that provided the non-binding expression of interest to seek clarity of the proposal (including increasing the level of consideration proposed) and addressing all of the issues requested by the board in the confidential offering memorandum; (b) reaching out to the institutions requiring more time due to their own internal timing conflicts and determining if an acceptable timeline exists for them to remain in the process; (c) reaching out to the institutions (as specifically approved, including Old Line Bancshares) requiring more time due to the late receipt of the confidential information memorandum and determining if an acceptable timeline exists to have them remain in the process, based upon their level of interest; (d) following up on the list of institutions not participating to date in order to determine why they did not participate and if they have any remaining interest in Maryland Bankcorp; (e) providing updated financial and operational information to those institutions continuing to have interest; (f) determining a timeline to receive updated proposals after discussing the current process with the remaining interested institutions; and (g) instructing Monocacy to communicate ongoing findings to management and the SAC as needed and required.
          After the board meeting, management updated Monocacy on communications with the OCC as of April 27, 2010.
          From late April 2010 through mid-May 2010, Monocacy provided updates as requested to the SAC and asked all interested institutions for updated, non-binding expressions of interest by May 14, 2010.
          On May 3, 2010, Mr. Cornelsen, Christine M. Rush, Old Line Bancshares’ Executive Vice President, Chief Financial Officer and Secretary, Joseph E. Burnett, Executive Vice President of Old Line Bancshares, and the Special Committee met to discuss the potential opportunity of Old Line Bancshares to acquire Maryland Bankcorp/Maryland Bank & Trust. On May 6, 2010, Messrs. Cornelsen and Burnett, Ms. Rush and the Special Committee met with Danielson to discuss the merits of Old Line Bancshares acquiring Maryland Bankcorp/Maryland Bank & Trust and potential deal terms.
          On May 10, 2010, Danielson sent an initial letter of intent to Monocacy with respect to a proposed merger of Maryland Bankcorp and Maryland Bank & Trust into Old Line Bancshares and Old Line Bank, respectively.
          Monocacy received non-binding expressions of interest from two financial institutions (one of which was Old Line Bancshares) during the week of May 10, 2010. Monocacy updated management and the SAC later that week as to the preliminary terms of the proposals as well as the estimated pricing statistics and underlying values, updated background information on each institution submitting expressions of interest in Maryland Bankcorp, and updated current merger and acquisition pricing statistics in the Mid-Atlantic region (including Maryland and Virginia). In addition, Monocacy disclosed that there appeared to be another institution that desired to provide a non-binding expression of interest based upon the review of the information but that it required more time due to senior management scheduling conflicts as well as a need to present the opportunity to its full board of directors. Monocacy relayed this information to the SAC and indicated that the proposed letter would not be forthcoming until approximately mid-June. Monocacy commented to the third institution that Maryland Bankcorp was continuing to move forward with its process in place but had made no concrete decisions as to direction and indicated that the proposed letter should be presented to Monocacy as soon as possible for appropriate review by the Maryland Bankcorp board.
          Therefore, as of May 14, 2010, the Maryland Bankcorp board of directors was in receipt of two non-binding expressions of interest (Old Line Bancshares and “Party 2”) and was expecting a third within 20 business days (“Party 3”).
          Upon review of the proposals in place, Old Line Bancshares and Party 2 had each addressed the following items: (1) valuation (proposals within 3% of each other with Party 2’s offer slightly higher in gross consideration per share); (2) exchange ratio (both expressed as variable exchange ratios, though Old Line Bancshares’ was expressed as a variable exchange ratio along with the determining variables therein based upon each institution’s book value per share, measured quarterly, through closing); (3) form of consideration (both stock and cash mixture of relatively similar proportions although Old Line Bancshares presented a non-voting, convertible preferred class of stock for Maryland Bankcorp stockholders owning more that 4% of the total pro forma company shares outstanding, with such shares convertible upon a change of control of the pro forma company in the future); (4) the potential for continuing advisory board participation (Old Line Bancshares offered a non-compete payment as described in “— Interests of Directors, Officers and Others in the Merger — Director Noncompetition Agreements”); (5) Maryland Bankcorp board invitations (Old Line Bancshares offered two positions and Party 2 offered one position); (6) employee displacement and severance (Old Line Bancshares as described in “— Terms of the Merger — Employment; Severance” and Party 2 silent as to specifics of severance, though offered); (7) contingencies (none other than normal and customary due diligence, regulatory approvals and stockholder approvals); and (8) timing to complete due diligence.
          Early during the week of May 17, 2010, Maryland Bankcorp notified Old Line Bancshares and Party 2 that it would like to move forward with their conduct of non-exclusive due diligence on Maryland Bank & Trust.
          On May 19, 2010, Old Line Bancshares sent a preliminary due diligence list to Monocacy.
          On May 20, 2010, Monocacy delivered the Old Line Bancshares and Party 2 due diligence requests and timing parameters to management and the SAC. Monocacy also discussed and clarified the proposals provided with Old Line Bancshares and Party 2.
          Monocacy worked with Maryland Bankcorp, Old Line Bancshares and Party 2 to provide as much due diligence information via secured access in order to limit direct on-site due diligence. Additionally, on-site due diligence was scheduled for June 11-13, 2010 for Old Line Bancshares and tentatively scheduled for the last week of June 2010 for Party 2. Other due diligence information passed securely through this timeframe to both institutions.
          On May 24, 2010, Old Line Bancshares officially retained Danielson as its financial advisor with respect to a potential acquisition of Maryland Bankcorp and Maryland Bank & Trust.
          On June 3, 2010, Monocacy representatives met with the two non-management members of the SAC at their request to discuss the process and challenges with respect thereto.
          On June 7, 2010, Messrs. Watts, Daugherty, Martin and Schreck met with Mr. Cornelsen, Craig E. Clark, Chairman of the Board of Old Line Bancshares, and Mr. Danielson to discuss due diligence matters, synergies, cultural fit and potential deal terms.
          On June 8, 2010, Messrs. Watts, Daugherty and Martin met with the management team of Party 2 to discuss the possible transaction and upcoming due diligence.
          On June 9, 2010, Messrs. Watts, Daugherty, Schreck and Martin met with the management team of an initial institution (now indentified as “Party 4”) now wanting to re-enter the process after eliminating its specific timing obstacles.
          On June 10, 2010, Monocacy met and discussed a transaction structure with one of the three original institutions identified (now identified as “Party 5”) early on to determine if it was still interested in Maryland Bankcorp. Though there was continued interest, the management team indicated they would contact Monocacy within 30 days to determine how Party 5 would proceed, if at all.
          From June 11 through June 13, 2010, Old Line Bancshares, along with Danielson and other consultants, conducted on-site due diligence at Maryland Bank & Trust.

          On June 17, 2010, Monocacy met with Maryland Bankcorp management, the SAC and Maryland Bankcorp’s counsel to discuss the current process, findings to date, regulatory challenges and requirements and institutions still involved in the process. Monocacy noted due diligence questions asked by Old Line Bancshares and Party 2. Also, Monocacy indicated that Party 3 would be submitting a non-binding proposal in the next couple of days.
          On June 18, 2010, Party 3 provided its non-binding proposal and Monocacy forwarded it to Maryland Bankcorp management and the SAC for review. Among other things, the proposal included a common stock component (publicly registered and traded) along with a non-voting, non-convertible, perpetual preferred stock component. Also, two positions were offered to join the board of directors of Party 3. Management, the SAC and Monocacy decided to review the offer closely and Monocacy was asked to clarify the proposal with Party 3 over the next week.
          On June 22 and 23, 2010, Old Line Bancshares conducted follow-up due diligence at Maryland Bank & Trust with respect to its loan portfolio.
          On June 22, 2010 Monocacy met with the management team of Party 2 to answer questions regarding the transaction, current due diligence information and upcoming on-site due diligence (including specific timing issues given calendar conflicts with Party 2). Also, Monocacy met with an additional institution (now identified as “Party 6”) that had signed a confidentiality agreement late in the process (June 17, 2010) to discuss the information memorandum, the process, expectations and procedures to continue. Party 6 indicated that it had a high level of interest at the “right price” and would get back to Monocacy fairly quickly. Party 6 was privately held and did not have a public currency as did Old Line Bancshares and Parties 2 through 5.
          During the week of June 21, 2010, Maryland Bankcorp management and the SAC met with Monocacy to discuss the process to date, determine exact scheduling of on-site due diligence with Party 2, and to discuss Party 3’s non-binding proposal.
          Monocacy indicated that the process was moving as expected. Monocacy noted that Party 2’s on-site due diligence would focus mostly on loan files and would occur after the July 4, 2010 holiday period (likely the week of July 12 due to scheduling conflicts and timing issues). Also, Party 3’s proposal was deemed inadequate (anywhere from 10% to 25% below where Old Line Bancshares’ and Party 2’s proposals were valued) as presented and the SAC asked Monocacy to indicate as such to Party 3, inviting them to update their proposal should they desire to do so.
          Also, Monocacy and the SAC determined to ask all participants remaining in the process to complete due diligence reviews, as scheduled, and present their best and most refined non-binding expressions of interest by July 21, 2010, in anticipation of a SAC/ Maryland Bankcorp board meeting on July 22, 2010.
          On July 9, 2010, Messrs. Cornelsen and Burnett, Ms. Rush and the Special Committee met with Danielson to discuss a revised letter of intent. Danielson presented and discussed the background on the transaction thus far, various options in structuring the deal, other key pricing considerations, non-financial considerations, the impact on Old Line Bancshares and the likely timeline for the transaction.
          On July 13, 2010, Danielson sent to Monocacy a revised letter of intent with respect to Old Line Bancshares’ proposal to acquire Maryland Bankcorp and Maryland Bank & Trust. On July 13, 2010, Danielson sent a further revised letter of intent to Monocacy based on further conversations with Monocacy.
          Between July 15 and July 30, 2010, Danielson, on behalf of Old Line Bancshares, and Monocacy, on behalf of Maryland Bankcorp, negotiated the terms of the letter of intent.
          On July 15 and 16, 2010, Monocacy received updated, non-binding expressions of interest from both Old Line Bancshares and Party 2. Both Old Line Bancshares’ and Party 2’s proposals reflected findings of due diligence to that point and presented slightly altered proposals based on findings within credit due diligence.
          At the July 22, 2010 SAC/board meeting, Monocacy presented the updated, non-binding expressions of interest received to date. Both Old Line Bancshares and Party 2 either submitted new letters or provided refinement. Party 3 declined to update their proposal. Party 4 was still reviewing its position as to whether to provide a proposal. Party 5 determined that it likely would not be submitting a proposal, though interested in Maryland Bankcorp, due to timing and market considerations. Party 6 determined not to move forward in the process at all.

          Upon review of the proposals in place, Old Line Bancshares and Party 2 had addressed the following items, respectively: (1) valuation (proposals within 6% of each other with Party 2’s offer slightly higher in gross consideration per share, though both valuation ranges incorporated potential adjustments for credit summarized below); (2) exchange ratio (both expressed as variable exchange ratios, though Old Line Bancshares’ was expressed as a variable exchange ratio along with a collar substantively identical in structure to that discussed in “— Terms of the Merger” and Party 2 provided no such detail but expected there to be a reasonable collar negotiated as part of any proposed transaction); (3) form of consideration (both stock and cash mixture of relatively similar proportions although Old Line Bancshares presented, again, a non-voting, convertible preferred class of stock for Maryland Bankcorp stockholders potentially owning more that 4% of the total pro forma company shares outstanding, with such shares convertible upon a change of control of the pro forma company in the future); (4) the potential for continuing advisory board participation (Old Line Bancshares offered non-compete payments as noted above); (5) Maryland Bankcorp board invitations (Old Line Bancshares offered two positions and Party 2 offered one position); (6) employee displacement and severance (Old Line Bancshares as noted above and Party 2 silent as to specifics of severance, though offered); (7) potential adjustments for credit deterioration beyond that expected as part of due diligence review (Old Line Bancshares addressed as substantively presented herein while Party 2 addressed credit in (a) a similar fashion as Old Line Bancshares with resulting pricing mechanics, (b) as a potential hold back and resolution of certain credit assets with resulting pricing mechanics, (c) a manner whereby members of the board or an outside entity would acquire credit assets at arm’s length with resulting pricing mechanics, or (d) a potential acquisition of Maryland Bank & Trust with certain credit assets held back as part of consideration; (8) director and officer liability insurance (Old Line Bancshares specifically addressed this issue while Party 2 did generally); and (9) contingencies (none other than normal and customary ongoing due diligence, regulatory approvals and stockholder approvals).
          In addition, Monocacy, the SAC and the Maryland Bankcorp board of directors reviewed the impact of the proposals to underlying book value, earnings and dividends. Also, a cursory review was undertaken to determine the ability of each institution to access the capital markets in the future, compared to that of Maryland Bankcorp as a standalone entity, with the resulting impact to proposed Maryland Bankcorp stockholder ownership and underlying value should the combined pro forma company choose to undertake that particular future strategy. The SAC, board of directors and Monocacy determined that Maryland Bankcorp was better off financially and operationally with either Old Line Bancshares or Party 2 versus a standalone basis and was also better off financially and operationally with either Old Line Bancshares or Party 2 even if the capital markets were accessed in the future.
          The SAC and Maryland Bankcorp board empowered Monocacy to return to both Old Line Bancshares and Party 2 in order to solidify each proposal, clarify exact language regarding employee benefits and severance as requested, obtain commitments for consulting language and duties, obtain registered common stock in lieu of non-voting, convertible stock (for Old Line Bancshares only, a standstill for shares in excess of 4%, and only impacting the holdings of Messrs. Watts and Daugherty and their affiliates) and financially improve the proposed pricing levels.
          On July 22, 2010, the Old Line Bancshares board of directors met with Messrs. Cornelsen and Burnett and Ms. Rush to discuss the potential acquisition of Maryland Bankcorp and review the current draft of the letter of intent. The board of directors then authorized Mr. Cornelsen to negotiate a final letter of intent and to make adjustments to the pricing and content of the letter of intent within certain parameters.
          During the week of July 26, 2010, Monocacy contacted Old Line Bancshares and Party 2 to accomplish what the SAC and the Maryland Bankcorp board of directors requested in order to move forward. As part of the discussion, Maryland Bankcorp requested a face to face meeting with Old Line Bancshares to clarify certain aspects of the proposal in order to move forward. Therefore, on July 28, 2010, members of Maryland Bankcorp management, Monocacy, Old Line Bancshares management and Danielson met to discuss open items as desired by the SAC and the Maryland Bankcorp board of directors. Old Line Bancshares agreed to the proposed changes presented. Party 2 declined to provide any additional changes to their proposal.
          On the evening of July 28, 2010, the SAC recommended its support for Old Line Bancshares and the Maryland Bankcorp board of directors moved to obtain a revised, non-binding expression of interest and also moved, subject to counsel and Monocacy guidance, to negotiate a definitive agreement. Monocacy was also asked to determine an appropriate date for Maryland Bankcorp to perform due diligence on Old Line Bancshares.
          On July 30, 2010, Danielson sent a final letter of intent, executed by Mr. Cornelsen on behalf of Old Line Bancshares and Old Line Bank, to Maryland Bankcorp.

          On August 2, 2010 Maryland Bankcorp passed the appropriate resolution empowering Mr. Watts to execute the non-binding, expression of interest with Old Line Bancshares.
          On August 3, 2010, Mr. Watts executed the letter of intent on behalf of Maryland Bankcorp and Maryland Bank & Trust. On August 3, 2010, Monocacy sent the fully executed letter of intent to Danielson.
          During the period of August 16 through August 31, 2010, the parties, including their legal counsel and financial advisors, negotiated the terms of the merger, including the final terms of the merger agreement and the related documents, including the merger agreement between Old Line Bank and Maryland Bank & Trust and those agreements discussed in “— Interests of Directors, Officers and Others in the Merger.”
          On August 18, 2010, the parties executed an amended and restated confidentiality agreement with respect to the proposed merger.
          On August 20, 2010, Maryland Bankcorp sent their due diligence request list for on-site and off-site due diligence to Old Line Bancshares.
          On August 24, 2010, Old Line Bancshares’ legal counsel conducted on-site due diligence on Maryland Bank & Trust at its Waldorf location.
          On August 26 and 27, 2010, Maryland Bankcorp, along with its legal counsel and financial advisor, conducted on-site due diligence on Old Line Bancshares and Old Line Bank at their Bowie headquarters. Old Line Bancshares also provided secure data for off-site due diligence data review.
          On September 1, 2010, the board of directors of Old Line Bancshares met to consider the proposed merger with Maryland Bankcorp. At this meeting, the board of directors reviewed the final terms of the merger agreement and the related documents and discussed these matters with management and with Danielson as its financial advisor. Danielson also gave its presentation and presented its oral opinion that, subject to the qualifications and limitations on its review in rendering its opinion, the terms of the proposed merger agreement were fair, from a financial point of view, to Old Line Bancshares’ stockholders. The Old Line Bancshares board of directors approved the merger agreement and the merger, as well as the related documents, and authorized their execution.
          Also on September 1, 2010, the Maryland Bankcorp board of directors met to consider the proposed merger with Old Line Bancshares. In addition to reviewing and discussing the final terms of the merger agreement and the merger, as well as the related documents, the board received the presentation and oral opinion of Monocacy that, subject to the qualifications and limitations on its review in rendering its opinion, the consideration to be received by stockholders of Maryland Bankcorp pursuant to the terms of the merger agreement was fair, from a financial point of view, to Maryland Bankcorp stockholders. At its meeting, the Maryland Bankcorp board of directors unanimously approved the merger agreement and the merger as well as the related documents.
          After the approval of the boards of directors, on September 1, 2010, the parties executed the merger agreement and announced the merger.
          On September 30, 2010, the parties executed an amendment to the merger agreement to clarify certain provisions of the merger agreement.

Old Line Bancshares’ Reasons for the Merger
          In evaluating acquisition opportunities, Old Line Bancshares looks for financial institutions with business philosophies that are similar to those of Old Line Bancshares and that operate in markets that geographically complement its operations. In evaluating acquisition opportunities, Old Line Bancshares also considers its long-range strategies, including financial, customer and employee strategies. Old Line Bancshares, from time to time, reviews its strategic plan to analyze its geographic scope, financial performance and growth opportunities. Old Line Bancshares has explored a number of opportunities to expand its presence east and southeast of Washington, D.C.; however, Old Line Bancshares’ board of directors concluded that the acquisition of Maryland Bankcorp was the best opportunity to accomplish this business objective during the current timeframe. In connection with its approval of the merger with Maryland Bankcorp, Old Line Bancshares’ board of directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact to Old Line Bancshares’ constituencies. In reaching its decision to approve the merger agreement and the merger, Old Line Bancshares’ board of directors considered a number of factors, including the following:
•	The acquisition of Maryland Bankcorp and Maryland Bank & Trust represents an attractive opportunity for Old Line Bank to broaden its geographic market while remaining a community bank;

•	The advantageous geographic location of Maryland Bank & Trust’s branches as they relate to Old Line Bancshares’ long-term strategic plan to expand its presence east and southeast of Washington, D.C., including expanding its presence in Charles and Prince George’s Counties and gaining entry into Calvert and St. Mary’s Counties as a result of Maryland Bank & Trust having branch locations there;

•	The expectation that the merger would be accretive to earnings in light of the potential cost savings and revenue enhancements;

•	The acquisition of Maryland Bankcorp and Maryland Bank & Trust will double Old Line Bank’s branch locations and increase Old Line Bancshares’ total assets by more than $349 million;

•	The increase in overall assets to more than $750 million will increase Old Line Bancshares’ access to equity and debt markets;

•	The increase in shares outstanding will increase the visibility of and liquidity in Old Line Bancshares’ common stock;

•	The acquisition of Maryland Bankcorp will better position Old Line Bancshares to acquire other community banks in the future;

•	Maryland Bankcorp’s customer service-oriented emphasis with local decision-making ability and a clear focus on the community and local customers, which are consistent with Old Line Bancshares’ business approach;

•	Maryland Bankcorp’s priority in serving the small and mid-size business sectors as well as individuals;

•	The potential operating efficiencies of combining the two entities, potential revenue enhancements, Maryland Bankcorp’s asset quality, and fee income sources;

•	The financial condition, operating results and future prospects of Old Line Bancshares and Maryland Bankcorp;

•	Historical pro forma financial information on the merger, including, among other things, pro forma book value and earnings per share information, dilution analysis, and capital ratio impact information;

•	Acquisition of Maryland Bank & Trust would increase Old Line Bank’s legal lending limits;

•	A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers;

•	Management’s view, based on, among other things, such comparable transactions reviewed, that the consideration paid by Old Line Bancshares is fair to Old Line Bancshares and its stockholders from a financial point of view; and

•	Perceived opportunities to increase the combined company’s commercial lending, and to reduce the combined company’s operating expenses, following the merger.
          The discussion and factors considered by Old Line Bancshares’ board of directors is not intended to be exhaustive, but includes all material factors considered. In approving the merger and the ancillary agreements discussed elsewhere in this document, Old Line Bancshares’ board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Old Line Bancshares’ board of directors based its recommendation on the totality of information presented to it. In addition, individual members of the board may have given differing weight or priority to different factors.
          After deliberating with respect to the proposed merger with Maryland Bankcorp, considering, among other things, the factors discussed above and the opinion of Danielson discussed below, the Old Line Bancshares board of directors approved the merger agreement and the merger with Maryland Bankcorp and declared the merger advisable.
          The emphasis of the Old Line Bancshares board’s discussion, in considering the transaction, was on the strategic benefits and financial aspects of the transaction, particularly:
•	The enhanced franchise value discussed above, including pro forma market share information relating to deposits in Maryland Bank & Trust’s branches;

•	The expectation that the merger would be accretive to earnings in light of the potential cost savings and revenue enhancements;

•	The increase in Old Line Bancshares’ total assets and branch locations resulting from the merger;

•	The belief that the merger will better position Old Line Bancshares to acquire other community banks in the future and increase its access to equity and debt markets; and

•	Perceived opportunities to increase the combined company’s commercial lending, and to reduce the combined company’s operating expenses, following the merger.
          There can be no certainty that the above benefits of the merger anticipated by the Old Line Bancshares board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “Caution Regarding Forward-Looking Statements” and “Risk Factors.”
Maryland Bankcorp’s Reasons for the Merger
          The Maryland Bankcorp board of directors, with the assistance of its financial and legal advisors, evaluated and considered a variety of financial, legal and market considerations relating to its decision to proceed with the merger. The terms of the proposed merger, including the consideration to be received by Maryland Bankcorp’s stockholders, are the result of arm’s length negotiations between the representatives of Maryland Bankcorp and Old Line Bancshares. The decision of the board of directors to approve the merger, adopt the merger agreement, and recommend that stockholders approve the merger agreement was the result of extensive discussions and deliberation that took place over a period of over eight months, with scheduled formal discussions occurring at multiple meetings of the SAC, which was empowered to review and recommend direction to the Maryland Bankcorp board of directors (and set direction and scope for management during this process), multiple scheduled and special meetings of the Maryland Bankcorp board of directors, and numerous informal discussions among directors and management. Management participated in multiple meetings with Monocacy in reviewing all of its strategic options and also met, on multiple occasions, with prospective acquirers and merger partners in order to learn more about each of the organizations having interest in Maryland Bankcorp. The board of directors received multiple presentations from its financial advisor and legal counsel. The decision of the board of directors was without dissenting vote.
          There is no single reason for the decision of the board of directors. No specific levels of importance were placed on any of the factors considered, and each director likely reached his/her decision by placing different weights on different factors.

          The factors considered by the board of directors included, but were not limited to, the following:
•	The financial value of the Old Line Bancshares’ proposal and the significant premium over the current market value of Maryland Bankcorp’s common stock.

•	Maryland Bankcorp’s future prospects for enhancing stockholder value by continuing to operate as an independent bank holding company.

•	The current environment that Maryland Bankcorp was operating in and the view that the operating environment may remain in its current state for a significant length of time.

•	The formal regulatory agreement in place, noting the restrictions and challenges therein, along with the potential impact of an additional agreement placing even greater restrictions and challenges on Maryland Bankcorp or Maryland Bank & Trust.

•	The extensive process conducted by Monocacy, thoroughly identifying all possible candidates potentially interested in Maryland Bankcorp, and that the process produced the best alternative and value for Maryland Bankcorp’s stockholders and constituencies.

•	The strategic nature of the proposed combination with Old Line Bancshares and the opportunity to create future financial value for the stockholders as a combined organization.

•	The business, financial condition and earnings prospects of Old Line Bancshares and the apparent competence, experience, community banking philosophy and integrity of Old Line Bancshares and its management.

•	The ability of Old Line Bancshares to access the capital markets, as and if needed, versus Maryland Bankcorp’s ability to access the capital markets on a standalone basis, especially considering Old Line Bancshares’ past capital formation successes.

•	The belief that, by creating and becoming part of a larger organization with greater resources, Maryland Bankcorp would be able to better serve its customers and communities and provide a broader array of products and services that will be competitive with other financial service providers in Southern Maryland.

•	The contribution of key balance sheet and income statement measures to the combined organization compared to the receipt of ownership in the combined organization generally in excess of those contributions.

•	The positive effects to earnings per share and dividends per share on an actual and underlying basis as determined by the exchange ratio and the ability of Maryland Bankcorp stockholders to receive cash dividends as part of longer term consideration.

•	The fact that Old Line Bancshares’ common stock trades on the NASDAQ Stock Market with substantially higher trading volumes than Maryland Bankcorp’s stock, and that following the merger Maryland Bankcorp’s stockholders would benefit from this increased liquidity.

•	Old Line Bancshares is categorized as “well capitalized” under banking regulations by a significant margin, has a strong liquidity position, and has remained consistently profitable during the challenging years of 2008 and 2009, as well as through the year to date period of June 30, 2010.

•	The fact that Old Line Bancshares has a history of paying consistent quarterly cash dividends to its stockholders.

•	That Maryland Bankcorp would have two seats on the Old Line Bancshares board and the Old Line Bank board after the effective time of the merger.

•	That although Old Line Bancshares issued preferred stock and warrants under the TARP Capital Purchase Program, it promptly repaid the preferred stock and repurchased the warrants under the TARP Capital Purchase Program within one year. Therefore, Old Line Bancshares is not subject to the dividend obligations associated with TARP preferred stock, is not subject to the restrictions applicable to participants in the TARP Capital

Purchase Program, and is not subject to the potential dilution associated with conversion of TARP preferred stock or the associated TARP warrants. The ability of Old Line Bancshares to swiftly exit the TARP Capital Purchase Program added a degree of comfort to the financial and operation strength of Old Line Bancshares given the regulatory oversight required to enter and exit the TARP Capital Purchase Program.

•	That the primarily stock-for-stock merger in the aggregate (but as elected by stockholders individually within the terms of the agreement) is a tax efficient structure for the transaction, which, unlike an all cash transaction, will not result in immediate realized capital gains to Maryland Bankcorp’s stockholders.

•	That the merger would constitute a reorganization under section 368(a) of the Internal Revenue Code, and that it would be accounted for as an acquisition for accounting and financial reporting purposes.

•	The results of due diligence investigation by Maryland Bankcorp and Old Line Bancshares and their respective management teams and consultants.

•	All of the points discussed herein, along with the pro forma review of the combined organization, and the belief that the transaction should meet the requirements of the regulatory agencies in order to gain regulatory approval.

•	The oral and written opinion (and the supporting procedures followed) of Maryland Bankcorp’s financial advisor that the per share consideration to be received by Maryland Bankcorp stockholders was fair to Maryland Bankcorp’s stockholders from a financial point of view.
          After thorough consideration of all factors it deemed relevant, Maryland Bankcorp’s board of directors concluded that the merger agreement and the consideration to be paid under the merger agreement represented the best entire value reasonably available to Maryland Bankcorp’s stockholders, and that the proposal was in the best interests of Maryland Bankcorp and its stockholders.
Opinion of Old Line Bancshares’ Financial Advisor
          Old Line Bancshares retained Danielson Associates, LLC by letter agreement dated May 24, 2010, to act as its financial advisor in connection with a possible business combination with Maryland Bankcorp. As part of its engagement, Danielson delivered its written fairness opinion (the “Danielson Fairness Opinion”), dated as of September 1, 2010 (the date of the merger agreement) to Old Line Bancshares’ board of directors that, as of such date and based upon and subject to various considerations set forth in the opinion, the terms of the merger agreement are fair, from a financial point of view, to the stockholders of Old Line Bancshares.
          The full text of Danielson’s written letter opinion to Old Line Bancshares’ board of directors dated September 1, 2010, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. Old Line Bancshares stockholders are urged to read this opinion carefully in its entirety. The Danielson Fairness Opinion is directed only to the fairness of the terms of the merger agreement to the holders of Old Line Bancshares common stock from a financial point of view. It has been provided to Old Line Bancshares’ board of directors in connection with the board’s evaluation of the merger, does not address the merits of the underlying decision by Old Line Bancshares to engage in the merger, and does not constitute a recommendation to any person as to how he or she should vote. The summary of the Danielson Fairness Opinion set forth below is qualified in its entirety by reference to the text of the full opinion.
          Danielson, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Old Line selected Danielson to act as its financial advisor based on Danielson’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.
          No limitations were imposed by Old Line Bancshares on the scope of Danielson’s investigation or on the procedures followed by Danielson in rendering its opinion.

          The following is a summary of Danielson’s opinion and is qualified in its entirety by reference to the full text of the opinion.
          In its opinion, Danielson determined a fair value range for Maryland Bankcorp’s common stock and that Old Line Bancshares’ common stock to be issued as consideration was fairly valued. Fair value is defined as the price at which Maryland Bankcorp and Old Line Bancshares common stock would change hands between a willing seller and a willing buyer with each having reasonable knowledge of the relevant facts.
          In determining the value range of Maryland Bankcorp’s common stock, Danielson’s primary emphasis was on transaction prices paid relative to capital for banking institutions that had financial and market characteristics similar to that of Maryland Bankcorp. Adjustments were then considered relative to the differences between Maryland Bankcorp and the comparable transactions. In determining a fair value of Old Line Bancshares common stock, Danielson’s primary emphasis was on the pricing multiples of comparable banks. Other analyses were also utilized as appropriate.
          In rendering the opinion, Danielson:
•	Reviewed and analyzed the merger agreement.

•	Reviewed Old Line Bancshares’ and Maryland Bankcorp’s audited consolidated balance sheets as of December 31, 2009, 2008 and 2007 and their related audited consolidated statements of income, statements of changes in stockholders equity and statements of cash flows for the fiscal years ending December 31, 2009, 2008 and 2007.

•	Reviewed Old Line Bancshares’ Annual Reports on Form 10-K for the years ended December 31, 2009, 2008 and 2007 and Quarterly Reports on Form 10-Q for the fiscal quarters ending June 30, 2010 and March 31, 2010.

•	Reviewed and analyzed other publicly available information regarding Old Line Bancshares and Maryland Bankcorp.

•	Reviewed certain non-public information including business plans, financial projections and third party loan reviews regarding Maryland Bankcorp.

•	Reviewed certain non-public information including business plans and financial projections regarding Old Line Bancshares.

•	Reviewed recent reported stock prices and trading activity of Old Line Bancshares’ and Maryland Bankcorp’s common stock.

•	Discussed past and current operations, financial condition and future prospects of each company with senior executives of Old Line Bancshares and Maryland Bankcorp.

•	Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that Danielson selected as relevant to our analysis.

•	Conducted other analyses and reviewed other information Danielson considered necessary or appropriate.

•	Incorporated its assessment of the overall economic environment and market conditions, as well as its experience in mergers and acquisitions, bank stock valuations and other transactions.
          In rendering its opinion, Danielson also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts provided by Old Line Bancshares and Maryland Bankcorp. In particular, Danielson relied upon the results of Old Line Bancshares’ review of Maryland Bankcorp’s loan portfolio and discussions of the results and projections with executive management of Old Line Bancshares. Danielson does not assume any responsibility for the accuracy, reasonableness and completeness of the materials received.
          Although Danielson evaluated the aggregate merger consideration to be paid by Old Line Bancshares in connection with the merger, it did not recommend the specific consideration payable in the merger, which was determined by Old Line Bancshares and Maryland Bankcorp.
          Danielson’s opinion is based on conditions as they existed, and the information received by Danielson, as of the date of the opinion and Danielson does not have any obligation to update, revise or reaffirm the opinion.

          Danielson acted as Old Line Bancshares’ financial advisor in the merger. Pursuant to an engagement letter, Old Line Bancshares has agreed to pay Danielson an advisory fee, including the provision of its fairness opinion, totaling $115,000. Old Line Bancshares paid Danielson a $15,000 non-refundable retainer fee upon execution of the engagement letter, $35,000 upon the execution of the merger agreement and $10,000 upon Danielson’s presentation of its financial opinion. Old Line Bancshares will pay Danielson the remaining $55,000 of its fee upon the closing of the merger. Old Line Bancshares has also agreed to reimburse Danielson’s out-of-pocket expenses incurred in connection with its engagement and to indemnify Danielson against certain liabilities arising out of the performance of its obligations under the engagement letter.
          In the past, Danielson has performed other services for Old Line Bancshares. Old Line Bancshares retained Danielson in 2009 to value the warrants it issued under the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) and was paid $8,500 for this service. Old Line Bancshares also paid Danielson $1,000 for an industry update presentation to its board of directions in March 2010. There have been no material relationships between Danielson or its affiliates and representatives and Old Line Bancshares or its affiliates during the past two years.
          Transaction Summary
          Danielson described the transaction, stating that Old Line Bancshares has offered to acquire all of the outstanding common stock of Maryland Bankcorp for consideration of $20 million, or $30.93 per share. The consideration is subject to adjustments for operating losses at Maryland Bankcorp, negative changes in asset quality at Maryland Bankcorp and transaction expense limits at Maryland Bankcorp. Consideration is also subject to a price collar based on the average price of Old Line Bancshares’ common stock over a 90-day period prior to closing, subject to certain qualifications.
          If Old Line Bancshares’ average price is in a range from $7.63 to $11.45 per share, the consideration remains $20 million, unless subjected to an adjustment. If the average price is less than $7.63 per share the exchange ratio becomes fixed at 4.0537 per share and the consideration will be less than $20 million. If the average price exceeds $11.45 per share the exchange ratio becomes fixed at 2.7012 and the consideration will be more than $20 million.
          Danielson explained that the consideration to be exchanged will be in Old Line Bancshares common stock and $1 million in cash, and that Old Line Bancshares had the option to increase cash up to certain limits. Also, if Old Line Bancshares’ average price falls below $6.00 per share, Maryland Bankcorp has the right to walk-away from the transaction, but Old Line Bancshares has the right to cure by increasing the consideration.
          Analysis of Maryland Bankcorp
          In its analysis of Maryland Bankcorp, Danielson considered the following:
•	The attractiveness of Maryland Bankcorp’s market.

•	The financial condition of Maryland Bankcorp, in particular, its capital position, asset quality and deposit base.

•	The financial performance of Maryland Bankcorp, in particular, its recent losses, contributions to reserves and non-interest expenses.

•	The results of the loan review completed by Old Line Bancshares.

•	The current and historical stock prices of Maryland Bankcorp.

•	Other analyses as deemed appropriate.
          To determine the fair value range of Maryland Bankcorp’s common stock, Danielson considered various methodologies including: a) the sale prices of comparable institutions; b) return on investment calculations; c) premiums over a fair stock price; and d) liquidation value.
          The opinion stated that recent sale prices of comparable institutions was the most commonly used methodology when there are sufficient comparisons, as it in effect lets the market set the fair sale value. Investment calculations such as discounted dividends are another popular method of determining value, but in this transaction it did not provide a meaningful result as it requires actual or normalized earnings projected forward, which were too subjective. Premiums over a fair stock price were also not a viable measurement as Maryland Bankcorp’s stock was too illiquid to be considered a good benchmark.

Liquidation value was also not a good method of valuation in this case as Maryland Bankcorp’s asset quality issues and capital position did not threaten it as a “going concern,” but that Old Line Bancshares’ due diligence results did provide the basis for adjustment to book value, which was considered.
          In utilizing these methodologies, Danielson considered the following:
•	The acquisition prices of banks and thrifts nationally since 2000 with deal values in excess of $10 million.

•	The acquisition prices of 15 Comparable Transactions (as defined below) of banks nationally that occurred in 2009 and in 2010 through August 31, 2010.

•	The differences between Maryland Bankcorp from the Comparable Transactions, in particular, the differences in market, asset quality, asset mix and deposit mix.

•	Results of Old Line Bancshares’ due diligence on Maryland Bankcorp’s loans and real estate owned.
          Danielson noted that in 2009 there were only 24 bank and thrift sales nationwide with a deal value in excess of $10 million, and the median prices were 116% of book and 119% of tangible book. Through the first eight months of 2010, there were 27 transactions meeting this same criterion, with a median price of 113% of book and 123% of tangible book. Prices times earnings during these two periods were of little value because of the generally depressed earnings for the selling banks. The greatly reduced activity also meant there were few, if any, local transactions to be utilized as comparisons.
National Bank and Thrift Sales*

	Number	Price
	of	Times	Price as a Percent of
	Deals	Earnings	Book	Tang. Book	Assets
2010**	27	22.5X	113%	123%	12.1%
2009	24	18.0	116	119	9.9

*	Bank and thrift sales excluding mergers of equals and transactions under $10 million in deal value.

**	Through August 31, 2010.

Source: SNL Financial, Charlottesville, Virginia.
          To get a meaningful number of comparable transactions, Danielson deemed it necessary not to limit the geography or the deal value at the low-end. The criteria used for the selling banks were deal values under $100 million, non-performing assets (“NPAs”) in excess of 2% of assets and tangible equity over 6% of assets. There were 15 such transactions that met this criterion (“Comparable Transactions”).
Comparable Transactions — Description, Deposit Mix and Loan Mix*

		Selected Data
		Non-Int.	Real Estate
		Bearing	Backed
		Deposits/	Loans/
Seller Full Name	Seller City, State	Deposits	Loans
O.A.K. Financial Corporation	Byron Center, MI	4%	73%
Comm Bancorp, Inc.	Clarks Summit, PA	11	74
Union National Financial Corp.	Lancaster, PA	16	83
Napa Community Bank	Napa, CA	19	86
Shamrock Bank of Florida	Naples, FL	5	92
California Oaks State Bank	Thousand Oaks, CA	28	47
First Louisiana Bancshares, Inc.	Shreveport, LA	29	65
CB Bancorp, Inc.	Higginsport, OH	8	88

		Selected Data
		Non-Int.	Real Estate
		Bearing	Backed
		Deposits/	Loans/
Seller Full Name	Seller City, State	Deposits	Loans
Yuma Community Bank	Yuma, AZ	30	86
Am Tru Inc.	Whiting, IN	11	85
Southwest Capital Bancshares, Inc.	Ft. Meyers, FL	10	85
Community National Corp.	Franklin, OH	17	95
Carolina Commerce Bank	Gastonia, NC	5	88
Timberland Bancshares, Inc.	El Dorado, AR	9	70
First Company	Cody, WY	17	64

Median (15 banks)		11%	85%

Maryland Bankcorp	Lexington Park, MD	31%	87%

*	Whole bank transactions in 2009 and 2010 through August 31, 2010, with deal value under $100 million, where the selling bank had NPAs greater than 2% of assets and tangible equity greater than 6% of assets.
     Source: SNL Financial, Charlottesville, Virginia.
          Danielson noted that, of the 15 Comparable Transactions, only three involved banks in the Middle Atlantic region. Of the remaining 11 transactions, four were in the Midwest and the other eight were in either the South or Far West.
          The median price to tangible book for the Comparable Transactions was 103%. If only the seven transactions with the selling bank having NPAs above 3% are utilized, the median price is a lower 81% of book. Medians relative to assets were 9.2% and 7.6%, respectively.
          Danielson commented that it is difficult to establish fair value for troubled banks as reported financials often do not indicate how aggressively the selling bank had worked on its asset quality issues. The data for the Comparable Transactions, however, suggests that a fair value for a troubled bank with a relatively high level of NPAs and a capital base that was still in excess of 6% was roughly 80% of tangible book.
Comparable Transactions in 2009 & 2010*

	Deal	Times		Tang.		NPAs*/	Seller
Buyer Full Name/Seller Short Name	Value	Earnings		Book	Assets	Assets	State
	(In mill.)
Chemical Financial Corporation/O.A.K.	$77.5	—		109%	9.2%	2.10%	MI
FNB Corporation/Comm	67.8	—		127	10.6	3.89	PA
Donegal Group, Inc./Union National	25.2	—		87	5.6	2.83	PA
Rabobank Group/Napa Community	25.0	40.5	X	158	15.0	2.40	CA
Florida Shores Bancorp, Inc./Shamrock	22.1	—		122	35.0	4.62	FL
California United Bank/California Oaks	17.3	—		103	12.6	2.19	CA
Community Trust Financial Corporation/First Louisiana	16.8	25.0		145	12.0	2.42	LA
Merchants Bancorp, Inc./CB Bancorp	10.8	22.6		100	9.7	4.64	OH
Foothills Bank/Yuma Community	10.5	18.3		186	14.5	2.96	AZ
Horizon Bancorp/Am Tru	9.6	—		152	7.9	2.33	IN
Stonegate Bank/Southwest Capital	9.4	—		61	7.6	6.24	FL
NB&T Financial Group / Community National	6.9	—		81	6.9	4.68	OH
Carolina Trust Bank / Carolina Commerce	5.2	—		53	5.1	2.33	NC
Southern Bancorp, Inc./Timberland	5.0	—		76	3.7	4.68	AR
Glacier Bancorp, Inc./First Company	2.2	—		58	5.9	3.44	WY

Median (15 banks)		—		103%	9.2%	2.96%	—
Median NPAs over 3% (7 banks)	—	—		81%	7.6%	4.64%	—

Maryland Bankcorp	—	—		—	—	5.34%	MD

*	NPAs includes loans more than 90 days past due and still accruing and restructured loans.
Source: SNL Financial, Charlottesville, Virginia.
          To determine Maryland Bankcorp’s fair sale value, Danielson noted that it is also necessary to consider how it differs from the selling banks in the Comparable Transactions and make adjustments based on the differences, if any. Areas typically used in making adjustments are profitability, capital, growth, size, market, asset mix and quality, deposit mix, management and unique considerations.
          Danielson continued that, in the case of a troubled bank such as Maryland Bankcorp, profits, growth and management are usually not reasons for an adjustment as most, or all, the selling banks in the Comparable Transactions had losses or profits that were not meaningful, low growth or negative growth and management teams that would likely be replaced by the buyer. Also, since capital level was a prerequisite for choosing the comparative transactions, it was not a differentiating factor. Thus, the pertinent areas for differences to consider are market, asset mix and quality, deposit mix and any unique considerations.
          When the various components of Maryland Bankcorp’s fair sale value are considered, there is reason for a positive upward value adjustment for its market and deposit mix and a downward adjustment for its asset quality. These adjustments, in Danielson’s opinion, were offsetting.
          While a liquidation analysis was not deemed applicable, Danielson did consider the result of Old Line Bancshares’ due diligence on Maryland Bankcorp’s loans and real estate owned. While the result was not an attempt to determine what the loans or real estate might be sold for in the open market, it implied that using Old Line Bancshares’ methodology, a discount to equity of several million dollars was applicable.
          Valuation Applied to Maryland Bankcorp
          The primary measurement of value used by Danielson in its valuation of Maryland Bankcorp common stock is the sale prices of comparable banks. The traditional multiples used to measure value under this method are price times earnings, price-to-book and price-to-assets. Price times earnings is the best measurement of value when earnings are normal or can be normalized, but when industry-wide bank earnings are low and the bank being analyzed is posting losses, this measurement does not yield a meaningful result and so was not utilized. Price-to-assets is used as a primary measurement of value only when price-to-earnings or price-to-book cannot be used. In this case, price-to-book does provide a meaningful measurement of value and was emphasized by Danielson.
Summary of Valuation Multiples

	Median				Number
	Price/		Price/	Price/	In
	Earnings		Tang. Book	Assets	Group
National 2009*	18.0	X	119%	9.9%	24
National 2010**	22.5		123	12.1	27
Comparable Group***	—		103	9.2	15
Most Comparable (NPAs >3%)***	—		81	7.6	7

Old Line Bancshares/Maryland	—		80%	5.8%	—
Bankcorp****

*	Bank and thrift deals with an announced transaction value of more than $10 million announced in 2009.

**	Bank and thrift deals with an announced transaction value of more than $10 million announced between January 1, 2010 and August 31, 2010.

***	Bank deals with the selling bank’s NPAs over 2% of assets and tangible equity over 6% of assets as of the quarter preceding the announcement. Announced between January 1, 2009 and August 31, 2010.

****	Based on Maryland Bankcorp’s assets of $342.8 million and equity of $25.138 and an announced deal value of $20 million.

Source: SNL Financial, Charlottesville, Virginia and Danielson calculations
          Danielson continued that, the most comparable transactions were those that took place in 2009 and in 2010, through August 31, 2010, where the selling bank had NPAs to assets in excess of 3% (“Most Comparable Transactions”). In total, there were seven transactions meeting this criterion with a median price to book of 81% and price to assets of 7.6%.
Pricing Applied to Maryland Bankcorp Compared to Old Line Bancshares Offer

	Price-to-Book		Price-to-Assets
	Median	Old Line	Median	Old Line
	Most	Bancshares	Most	Bancshares
	Comp.	Offer	Comp.	Offer
	81%*	80%	7.6%*	5.8%

Value (in mill.)**	$20.4	$20.0	$26.1	$20.0
Per share**	31.49	30.93	$40.29	30.93

*	Based on the median of the seven Most Comparable Transactions in 2009 and in 2010 through August 31, 2010.

**	Based on assets of $342.8 million, equity of $25.138 million, shares outstanding of 646,626 and a book value per share of $38.88 as of June 30, 2010.
          Source: Danielson calculations.
          Danielson noted that based on the median sale pricing of the seven Most Comparable Transactions, the resulting price before any net adjustment in value is $20.4 million, or $31.49 per share based on a median value of 81% of book. As price-to-book provides a good guide to value, price-to-assets comparisons are typically not utilized.
          After the application of the median pricing multiples of the Most Comparable Transactions to Maryland Bankcorp, the resulting value must be adjusted to account for differences between Maryland Bankcorp and the banks in the comparable group. These adjustments are a value increase for Maryland Bankcorp’s market and deposit base and a value decrease related to asset quality.
          Danielson further noted that, as the banks in Most Comparable Transactions were also banks with high levels of NPAs like Maryland Bankcorp, the asset quality adjustment is modest and this is offset by increases in value due to a more favorable market and deposit mix. Thus, Old Line Bancshares’ offer of $20 million, which is similar to the value returned by applying the median price-to-book of the Most Comparable Transactions of $20.4 million, is reasonable.
          Analysis of Old Line Bancshares
          Danielson also considered information related to Old Line Bancshares, to determine if its common stock is fairly valued. In this regard, Danielson considered:
•	The financial condition of Old Line Bancshares, in particular, its capital position and asset quality.

•	The financial performance of Old Line Bancshares, in particular, its growth and returns on equity.

•	The current and historical stock prices of Old Line Bancshares.

•	Selected financial data as compared to 13 Comparable Banks with assets between $300 and $500 million, NPAs plus loans 90 days past due and restructured loans between 0.75% and 1.75% of assets and average daily volume of shares traded of at least 100.

•	A discounted dividends analysis with discount rates of 10% and 12% and terminal values of 12 and 10 times earnings.

•	Other analyses as deemed appropriate.
          To determine the fair value of the Old Line Bancshares common stock to be exchanged for the common stock of Maryland Bankcorp, Danielson considered Old Line Bancshares current and historical stock prices, the pricing multiples of

13 publicly-traded banks or holding companies (the “Comparable Banks”) that it deemed comparable to Old Line Bancshares and discounted dividend calculations.
          Danielson noted that the reason for utilizing comparables from across the nation was that there were too few comparables in the region as Old Line Bancshares’ performance has been better than most banks, thereby reducing the number of comparable banks. The Comparable Banks were profitable, had assets between $300 million and $500 million, NPAs between 0.75% and 1.75% of assets as of June 30, 2010 and traded an average of 100 shares daily.
Description of Comparable Banks*

Full Names	City, State	Assets
		(In mill.)
Bancorp of New Jersey, Inc.	Fort Lee, NJ	$353
CBT Financial Corporation	Clearfield, PA	363
Cortland Bankcorp	Cortland, OH	479
CSB Bankcorp, Inc.	Millersburg, OH	441
HFB Financial Corporation	Middlesboro, KY	346
Juniata Valley Financial Corporation	Mifflintown, PA	444
Ledyard Financial Group	Hanover, NH	387
MCNB Banks Inc.	Welch, WV	310
National Bancshares Corporation	Orrville, OH	384
Premier Commercial Bancorp	Anaheim, CA	371
Private Bank of California	Los Angeles, CA	350
Town and Country Financial Corporation	Springfield, IL	371
Virginia National Bank	Charlottesville, VA	417

Median (13 banks)		$371
Source: SNL Financial, Charlottesville, Virginia.
          None of the 13 Comparable Banks were in Maryland, but four were in adjoining states and two others were in the Northeast. Of the remaining seven, five were in the Midwest and two were in California.
          It was noted by Danielson that Old Line Bancshares’ financial performance and financial condition was similar to those of the Comparable Banks as of June 30, 2010, or the 12 months ending June 30, 2010. Old Line Bancshares’ net income of 0.52% of average assets and 5.25% of average equity compared to the Comparable Banks’ medians of 0.57% and 5.94%, respectively. Old Line Bancshares’ equity and tangible equity of 9.22% of assets compared to the Comparable Banks’ medians of 10.12% and 9.34%, respectively. Old Line Bancshares’ NPAs of 1.36% of assets compared to the Comparable Banks’ median of 1.43%. In each instance, Old Line Bancshares’ percentages were slightly less than the Comparable Banks’ medians, but the differences were not considered meaningful enough to merit a value adjustment.
          Despite the overall good financial performance of the Comparable Banks in a tough banking environment, the price to book was 76% and the median price to tangible book was 84%. The median relative to assets was 7.6%.
          Danielson added that, normally the better pricing comparison is earnings, but even those that are the “good performers” in a bad economy, are below their normal earnings expectations as not one of the Comparable Banks had a double-digit return of equity. Thus, a price times earnings comparison is not meaningful at the present time.
          Old Line Bancshares’ stock price of $7.95 per share as of August 27, 2010 was 83% of both common and tangible book, which was almost identical to the median price to tangible book of the Comparable Banks, and Old Line Bancshares price-to-assets of 7.6% was identical to the median of the Comparable Banks.

Comparisons of Old Line Bancshares and the Comparable Banks*

	Old Line		Comparable
	Bancshares		Banks
Assets (in millions)	$408		$371

Net income / average assets	0.52%		0.57%
Net oper. income / average assets	1.02%		1.20%
Equity / assets	9.22%		10.12%
Tangible equity / tangible assets	9.22%		9.34%
NPAs**/ assets	1.36%		1.43%
Return on average equity	5.25%		5.94%

Stock price data***
LTM earnings	18.1	X	12.7	X
Price / book	83%		76%
Price / tangible book	83%		84%
Price / assets	7.6%		7.6%
Average daily volume****	1,559		421

*	June 30, 2010 or 12 months ended June 30, 2010.

**	Includes loans over 90 days past due and restructured loans.

***	Stock price as of August 27, 2010 and financial data and stock price activity for the twelve months ended June 30, 2010 or June 30, 2010.

****	For the year ended August 27, 2010.
Source: SNL Financial, Charlottesville, Virginia.
          Danielson also utilized a discounted dividends analysis to determine if Old Line Bancshares common stock is fairly valued. This analysis assumed annual net income growth of 8%, return on average assets of 0.75%, which assumes earnings increases in the future, and dividends paid out on capital in excess of 9% of assets. These growth assumptions are not based upon any formal projections or budgets and are subject to significant uncertainties, including changes in interest rates, the competitive landscape, and the regulatory environment.
          To approximate the terminal values of Old Line Bancshares’ common stock at the end of a seven year period, price times earnings multiples of 10X and 12X were chosen to reflect historical bank trading multiples. The resulting dividend streams and terminal values were then discounted to present values using discount rates of 10% and 12%, chosen to reflect an appropriate rate of return that may be required by a prospective buyer of the stock. Under these scenarios, the present value of the stock ranged from $6.02 to $7.93 per share.
          Danielson also noted that, prices resulting from the discounted dividends method, even when utilizing a future earnings rate of 0.75% on average assets, which is higher than Old Line Bancshares earnings since 2006, results in a price of $6.02 at a 12% discount rate and $7.93 at a 10% discount rate. These prices are 60% of book and 81% of book respectively. These valuations suggest that Old Line Bancshares’ earnings are still too low to draw much meaning from a discounted dividend analysis.

Old Line Bancshares’ Discounted Dividend Value*

	Discount Rate
	10%	12%
Discounted Dividends — 12X earnings
Value (in millions)	$25.9	$22.6
Per share*	$6.81	$6.02
Price-to-earnings	13.6X	11.8X
Price as percent of tangible book	69%	60%

Discounted Dividends — 10X earnings
Value (in millions)	$30.6	$26.7
Per share*	$7.93	$7.00
Price-to-earnings	16.0X	14.0X
Price as percent of tangible book	81%	71%

*	Assumes 8% asset growth, starting capital of $37.6 million, a 9.00% capital to asset ratio, earnings of $1.9 million based on the six months ended June 30, 2010 annualized, returns on average assets of 0.75%, shares outstanding of 3,880,005 and 321,851 options with a weighted average strike price of $8.41 per share.
          Thus, based primarily on the median pricing multiples of the Comparable Banks, supported by other analyses and comparisons, Danielson concluded that Old Line Bancshares’s stock price is “fairly” valued.
Financial Impact Analysis
Danielson also conducted a financial impact analysis that included:

•	The accretion/dilution impact on Old Line Bancshares earnings per share and capital per share.

•	The post merger ownership percentages under various scenarios.

•	The post merger balance sheet contributions of Old Line Bancshares and Maryland Bankcorp.
          Danielson noted that the acquisition of Maryland Bankcorp could be accretive to Old Line Bancshares’s earnings per share (“EPS”) based on anticipated cost savings, but slightly dilutive to its capital per share (“CPS”). For the purposes of this opinion, Danielson utilized a cost savings of 25%, which is less than that anticipated by management, and an average price at the bottom of the collar, $7.63 per share, as that is the point at which Old Line Bancshares issues the most shares as consideration.

Analysis of Earnings Per Share Change
Assuming Old Line Bancshares Average Price of $7.63 per share

				Accretion
				Per	Percent
	Earnings	Shares	EPS	Share	Change
	(in thousands)
Old Line Bancshares at historical earnings level*	$2,000	3,880	$0.52
Maryland Bankcorp annualized net income for the second quarter 2010	(702)
Plus: Eliminations and other**	650
Less: Amortization of intangibles	(217)
Less: Earnings on cash paid of $1 mill.	(20)

Subtotal	$1,711	6,370	$0.27	$(0.25)	(47.9)%

25% cost savings***
Plus: Cost savings	$3,575
Less: Taxes on savings of 34%	(1,215)

Total****	$4,071	6,370	$0.64	$0.13	24.4%

*	Based on earnings of $2.1 million in 2009 and annualized earnings of $1.9 million in the first half of 2010.

**	Normalizes contributions to the loan loss reserve and eliminates securities gains and interest expense on holding company. loans.

***	Assumes non-interest expenses of $14.3 million.

****	Excludes merger-related expenses.
Source: SNL Financial, Charlottesville, Virginia and Old Line Bancshares and Danielson projections. estimates.
          Based on cost savings of 25% and an Old Line Bancshares average price of $7.63 per share, the transaction is accretive to EPS. While all of the cost savings will not be realized in the first year, and some not in the second year either, even a lower level of cost savings could be accretive. A 25% cost savings, when fully achieved, based on current earnings, would increase Old Line Bancshares’s EPS by about $0.13, or 24%.
          Utilizing an Old Line Bancshares average price of $7.63 per share, the transaction is dilutive to CPS, according to Danielson. The CPS dilution is minimized by the high existing equity of Maryland Bankcorp, but will be reduced by write-downs on loans and real estate owned, cash paid as part of the consideration, merger expenses and projected goodwill and intangibles that result from the merger, exclusive of any accounting adjustments. The net result is a reduction of Old Line Bancshares’s CPS by $0.90, or 9.5%.

Analysis of Capital Per Share Change
Assuming Old Line Bancshares Average Price of $7.63 per share*

				Accretion
				Per	Percent
	Equity	Shares	CPS	Share	Change
	(in thousands)
Old Line Bancshares equity — June 30, 2010	$36,998	3,880	$9.54
Maryland Bankcorp equity — June 30, 2010	25,138	2,490
Cash paid in transaction	(1,000)
Asset markdowns**	(6,000)
Merger related expenses**	(1,000)
Goodwill and intangibles***	862

Total	$54,998	6,370	$8.63	(0.90)	(9.5)%

Earnings with 25% cost savings***	4,000

	$58,998	6,370	$9.26	(0.27)	(2.9)%

*	Based on consideration of $20 million absent any accounting adjustments.

**	Old Line Bancshares estimate.

**	Assumes earnings of $4 million are achieved based upon cost savings of 25%.

Source:	SNL Financial, Charlottesville, Virginia, and Old Line Bancshares and Danielson estimates.
          While future earnings may be very different from past earnings, Danielson noted that Old Line Bancshares has over the past 18 months ended June 30, 2010, reported earnings that are roughly $2 million annually. Based solely on that past level of earnings, and with 25% cost savings, Old Line Bancshares earnings could be as much as $4 million annually post transaction, after an initial adjustment period to integrate the two banks. With cost savings of 25%, and earnings of $4 million, the decline in CPS is only $0.27, or 2.9%.
          Danielson also analyzed the post-merger ownership of Old Line Bancshares and Maryland Bankcorp, which is dependent on the average price of Old Line Bancshares. If the average price is $7.63 per share or less, then pre-merger stockholders of Old Line Bancshares will own approximately 60.9% of Old Line Bancshares post-merger. If the average price is $11.45 per share or higher, then pre-merger Old Line Bancshares stockholders will own approximately 70.0% of Old Line Bancshares post-merger.

	Post Merger Shares			Post Merger Ownership
	Old	Maryland		Old	Maryland
	Line	Bancorp	Total	Line	Bancorp	Total
Post Merger Ownership in Old Line Bancshares
Avg. Price of $7.63 per share	3,880	2,490	6,370	60.9%	39.1%	100.0%
Avg. Price of $9.54 per share	3,880	1,992	5,872	66.1	33.9	100.0
Avg. Price of $11.45 per share	3,880	1,659	5,539	70.0	30.0	100.0

	Contribution analysis
		In millions			Contribution Percentage
Assets	$407.6	$342.8	$750.4	54.3%	45.7%	100.0%
Gross loans	288.5	226.9	515.4	56.0	44.0	100.0
Non-interest bearing deposits	53.7	91.3	145.0	37.0	63.0	100.0
All other deposits	265.1	205.7	470.7	56.3	43.7	100.0
Total deposits	318.8	297.0	615.7	51.8	48.2	100.0
Equity*	37.0	20.0	57.0	64.9	35.1	100.0

*	Equity of Maryland Bankcorp is assumed to be the offering price of $20.0 million.
          The balance sheet contributions of Old Line Bancshares and Maryland Bankcorp are not dependent on the average price. Based on June 30, 2010 financial data, Old Line Bancshares is contributing 54.3% of the assets, 56.0% of gross loans and 51.8% of deposits. Assuming Maryland Bankcorp’s equity is equivalent to consideration offered, Old Line Bancshares is contributing 64.9% of the equity.
          Conclusion
          Since no comparable banks or bank acquisitions used in the various analyses are totally identical to Old Line Bancshares, Maryland Bankcorp or the particulars of this merger, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices and/or the bank acquisition prices of comparable banks are applicable to the pertinent stock and acquisition values in this merger.
          The summary set forth above is not a complete description of the analyses and procedures performed by Danielson in the course of arriving at its opinion. The full text of the opinion of Danielson dated September 1, 2010, which sets forth the assumptions made and matters considered, is attached as Annex B to this joint proxy statement/prospectus. Danielson’s opinion is directed only to the fairness of the consideration received by Old Line Bancshares stockholders and does not constitute a recommendation to any Old Line Bancshares stockholder as to how such stockholder should vote relative to the merger.
          Danielson concluded that, based on Maryland Bankcorp’s recent performance, franchise, future prospects, comparisons with similar transactions and other analyses, it is its opinion that the Old Line Bancshares offer to acquire all of the common stock of Maryland Bankcorp for $20 million, or approximately $30.93 per share, subject to certain pricing adjustments and a price collar, in an exchange of Old Line Bancshares common stock, which is fairly valued, inclusive of at least $1 million in cash, is fair to Old Line Bancshares’ stockholders from a financial point of view.

Opinion of Maryland Bankcorp’s Financial Advisor
          Maryland Bankcorp retained Monocacy Financial Advisors, LLC to act as Maryland Bankcorp’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with Maryland Bankcorp and other community banking organizations like Maryland Bankcorp. Monocacy is an investment banking, advisory, and consulting firm providing services of similar nature to community banking organizations. As a part of its investment banking and advisory business, Monocacy is continually engaged in the valuation of businesses in connection with mergers and acquisitions, private placements, and valuations for ESOPs, capital formation and capital structure transactions, going private transactions, corporate and other purposes.
          At the September 1, 2010 special meeting of the Maryland Bankcorp board of directors, Monocacy provided an oral opinion that the stock and cash consideration of $30.93 (or an exchange ratio, based on pricing as of that day, of 3.8906 shares of Old Line Bancshares common stock for each share of Maryland Bankcorp common stock as described in the merger agreement) is fair to Maryland Bankcorp’s stockholders from a financial point of view. No limitations were imposed by Maryland Bankcorp on the scope of Monocacy’s investigation or on the procedures followed by Monocacy in rendering its opinion. At the same meeting, the Maryland Bankcorp board of directors approved the merger and the merger agreement, subject to review by the Maryland Bankcorp board of directors of the final version of certain ancillary agreements and the receipt of Monocacy’s written opinion. Later that day, Monocacy delivered its written opinion to the Maryland Bankcorp board of directors confirming its oral opinion, and the Maryland Bankcorp board of directors voted, unanimously, to adopt the merger agreement and recommend that the stockholders of Maryland Bankcorp approve the merger agreement.
          The full text of the opinion of Monocacy, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Monocacy, is attached as Annex C to this joint proxy statement/ prospectus. Holders of Maryland Bankcorp common stock are urged to read the opinion in its entirety. Monocacy’s opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any Maryland Bankcorp stockholder as to how such stockholder should vote at the Maryland Bankcorp special stockholder meeting. The summary set forth in this prospectus and proxy statement of the opinion of Monocacy is qualified in its entirety by reference to the full text of its opinion attached to this document as Annex C.
          In arriving at its opinion, Monocacy engaged in discussions with members of both of the management teams of Maryland Bankcorp and Old Line Bancshares, separately, concerning the historical and current business operations, financial conditions and prospects of Maryland Bankcorp and Old Line Bancshares and reviewed:
•	the merger agreement;

•	certain publicly-available information for Maryland Bankcorp, including each of its Annual Reports to Stockholders for the years ended December 31, 2009, 2008 and 2007, and the quarterly call reports for Maryland Bank & Trust for each of the quarterly periods ended on March 31 and June 30, 2010, and the Maryland Bankcorp internal consolidated and consolidating financial results for the quarter ended June 30, 2010 furnished by Maryland Bankcorp management;

•	certain publicly-available information for Old Line Bancshares, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2009, 2008 and 2007 and quarterly reports on Form 10-Q for each of the quarterly periods ended on March 31 and June 30, 2010, and the Old Line Bancshares internal consolidated and consolidating financial results for the quarter ended June 30, 2010 furnished by Old Line Bancshares’ management;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of as Maryland Bankcorp furnished by senior management of Maryland Bankcorp;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of Old Line Bancshares as furnished by senior management of Old Line Bancshares;

•	Maryland Bankcorp senior management projected earnings estimates or budget(s) for fiscal years 2010 through 2013, if available;

•	Old Line Bancshares senior management projected earnings estimates or budget(s) for fiscal years 2010 through 2013, if available;

•	the estimated amount and timing of the deal costs, cost savings and potential mark to market impacts expected to result from the merger, which were furnished by senior management teams of Maryland Bankcorp and Old Line Bancshares;

•	the financial condition and operating results of certain other financial institutions that Monocacy deemed comparable;

•	a contribution analysis of Maryland Bankcorp and Old Line Bancshares to the combined entity with regard to certain financial metrics as of December 31, 2009 and June 30, 2010;

•	the recent stock prices and trading activity for the common stock of both Old Line Bancshares and Maryland Bankcorp during the last year and up until the day prior to the announcement of the merger;

•	various valuation analyses of Maryland Bankcorp that Monocacy performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, and an accretion/dilution analysis;

•	various valuation analyses of Old Line Bancshares that Monocacy performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis; and

•	such other information, financial studies, regulatory overviews and summaries, analyses and investigations and such other factors that Monocacy deemed relevant for the purposes of its opinion.
        In conducting its review and arriving at the opinion, Monocacy, with the consent of the board of directors of Maryland Bankcorp, has relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Monocacy by Maryland Bankcorp and Old Line Bancshares or upon publicly available information. Monocacy does not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Monocacy has further relied upon the assurance of management of Maryland Bankcorp and Old Line Bancshares that they were unaware of any facts that would make the information provided or available to Monocacy incomplete or misleading in any respect. Monocacy did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Maryland Bankcorp and Old Line Bancshares. Monocacy did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of Maryland Bankcorp and Old Line Bancshares were and will continue to be adequate to cover such losses. The opinion is necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by Monocacy on the date of its opinion. Monocacy does not have any obligation to update its opinion, unless requested by the Maryland Bankcorp board of directors in writing, and Monocacy expressly disclaims any responsibility to do so in the absence of such a written request.

          The projections furnished to Monocacy and used by it in certain of its analyses were prepared by, or derived from, Maryland Bankcorp and Old Line Bancshares senior management. Maryland Bankcorp and Old Line Bancshares do not publicly disclose internal management projections of the type provided to Monocacy in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.
          For purposes of rendering its opinion, Monocacy assumed that, in all respects material to its analyses:
•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.
          Monocacy further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. Monocacy’s opinion is not an expression of an opinion as to the prices at which shares of Maryland Bankcorp or Old Line Bancshares common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.
          No limitations were imposed by Maryland Bankcorp on Monocacy on the scope of Monocacy’s investigation or the procedures to be followed by Monocacy in rendering its opinion. During the two-year period preceding the engagement of Monocacy by Maryland Bankcorp with respect to the merger with Old Line Bancshares, there was no material relationship between Monocacy (or its principals) or any of its affiliates or representatives on the one hand, and Maryland Bankcorp or any of its affiliates on the other hand. Nor was there, during the two-year period preceding the signing of the merger agreement, any material relationship between Monocacy (or its principals) or any of its affiliates or representatives on the one hand, and Old Line Bancshares or any of its affiliates on the other hand. The form and amount of the consideration to be paid to Maryland Bankcorp or its stockholders were determined through arms length negotiations between Maryland Bankcorp and Old Line Bancshares. Monocacy was not requested to opine as to, and its opinion does not address, Maryland Bankcorp’s underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to Maryland Bankcorp. Further, its opinion does not constitute a recommendation to the stockholders of Maryland Bankcorp with respect to any approval of the merger agreement or the merger.
          Additionally, Monocacy was not requested to opine as to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of Maryland Bankcorp’s officers, directors or employees other than the merger consideration to be received, if any, by such persons due to their status as a stockholder of Maryland Bankcorp.
          In the analyses, Monocacy has made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Maryland Bankcorp and Old Line Bancshares. Any estimates contained in the analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No comparable company or merger utilized in our analyses was identical to Maryland Bankcorp, Old Line Bancshares or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Maryland Bankcorp and Old Line Bancshares or companies to which it is being compared. None of the analyses performed by Monocacy was assigned a greater significance than any other.

     The financial forecast information and projected cost savings and other projected synergies expected to result from the merger furnished by management of Maryland Bankcorp and Old Line Bancshares, respectively, and deemed reasonable by them, contained in or underlying Monocacy’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Monocacy assumed, with Maryland Bankcorp’s and Old Line Bancshares’ consent, that the projected financial forecasts, including the projected cost savings, projected adjustments, impact to credit and underwriting and other projected synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of Maryland Bankcorp and Old Line Bancshares, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Monocacy’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.
     The following is a summary of the material analyses presented by Monocacy to the Maryland Bankcorp board of directors in connection with its September 1, 2010 opinion. In connection with its written opinion dated as of the same date, Monocacy performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. This summary is not a complete description of the analyses underlying the Maryland Bankcorp opinion or the presentation made by Monocacy to Maryland Bankcorp’s board of directors, but summarizes the material analyses performed and presented in connection with such an opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Monocacy did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Monocacy believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

          Summary Analysis of the Transaction
          Monocacy reviewed the terms of the merger and the merger agreement. It noted that the stock and cash, as elected by stockholders per the merger agreement, consideration of $30.93 to be received by Maryland Bankcorp stockholders would not fluctuate through closing assuming the stock price of Old Line Bancshares remained within the collar range of $7.63 to $11.45, respectively. However, the exchange ratio would fluctuate within that same range, determining a potential exchange ratio of 4.0537 to 2.7012, respectively, shares of Old Line Bancshares common stock for each share of Maryland Bankcorp common stock. Based upon the closing price of Old Line Bancshares of $7.95 on August 31, 2010, the implied exchange ratio was 3.8906 shares of Old Line Bancshares common stock for each share of Maryland Bankcorp common stock. Therefore, the per share value of $30.93 ($20 million in aggregate value), within this collar range, represents 79.3% of book value per Maryland Bankcorp share and 79.3% of tangible book value per Maryland Bankcorp share as of June 30, 2010. Monocacy also noted that the consideration per share represents a 111.8% premium over current Maryland Bankcorp market price per share as of August 31, 2010. The aggregate deal metrics are displayed below:

							Premium to
	Price / Book	Price / Tang.	Price / LTM	Price / 2010E	Price /	Price /	MBKP Stock
Deal Price (1)	Value	Book Vale	Earnings (2)	Earnings (3)	Assets	Deposits	Price (4)
$20,000,000	79.3%	79.3%	nm	16.67x	6.73%	5.74%	111.8%

(1)	Deal price is based on the closing price of Old Line Bancshares stock on August 31, 2010 and the exchange ratio of 3.8906 which was established based on the closing price of Old Line Bancshares stock as of the same date.

(2)	Not meaningful. Maryland Bankcorp reported losses of $4.7 million for the latest twelve months (“LTM”) ended June 30, 2010.

(3)	Maryland Bankcorp indicated 2010 budgeted net income assuming no material additions to the provision into the allowance for loan losses. Maryland Bankcorp reported losses of $1.137 million for the six months ended June 30, 2010.

(4)	Premium to Maryland Bankcorp stock price is as of August 31, 2010 ($30.93 per share transaction price/$14.60 Maryland Bankcorp stock price).
          Unless otherwise noted, pricing metrics reflect Maryland Bankcorp data for the period ended as of June 30, 2010. Latest twelve months net income and earnings per share for Maryland Bankcorp estimated from internal reports, filed call reports, FR-Y9 reports filed with the Federal Reserve, and SNL Financial data.
          Dividend Analysis
          Monocacy reviewed the current quarterly dividend distribution rates for each company and assumed an annualized rate of each such quarterly distribution rate. Monocacy noted that, under current quarterly dividend distribution rates for both companies and taking into account the 3.8906 exchange ratio per Maryland Bankcorp share, that there is a material increase in both the nominal amount of the cash dividend as well as the effective yield for Maryland Bankcorp stockholders (after the merger is completed). Monocacy also reviewed the impact to the dividend distribution rate under the range of potential exchange ratio calculations. In every scenario, there is a material increase in both the nominal amount of the cash dividend as well as the effective yield for Maryland Bankcorp stockholders (after the merger is completed). It should also be noted that the aggregate estimated dividend distribution flow approximates or exceeds the net income of Maryland Bankcorp over the past three fiscal years. Also, the projected gross dividend flows are projected to approximate or exceed gross dividend flows when Maryland Bankcorp declared dividends in the fiscal years 2006 through 2008. Maryland Bankcorp and its primary subsidiary are currently prohibited from paying dividends due to regulatory agreements in place with its primary regulator.

Estimated Dividends

Independent Basis Per Share	MBKP	OLBK
2Q10	$—	$0.03
Annualized	$—	$0.12

Proforma Relative Basis Per Share	MBKP	OLBK
Assumes exchange ratio of:
3.8906	$0.47	$0.12

4.0537	$0.49	$0.12

2.7012	$0.32	$0.12

Gross Estimated Dividend Flow	MBKP
3.8906	$301,892

4.0537	$314,547

2.7012	$209,600
          Contribution Analysis
          The contribution analysis performed by Monocacy compares the relative contribution of key balance sheet and income statement measures by Old Line Bancshares and Maryland Bankcorp to the pro-forma consolidated company as of December 31, 2010, and June 30, 2010.

Contribution Analysis (1)
($ in 000s)

				Percent Contribution
December 31, 2009	OLBK	MBKP	Proforma	OLBK	MBKP
Total Assets	$357,219	$351,756	$708,975	50.4%	49.6%

Total Loans, Net	$265,009	$226,204	$491,213	53.9%	46.1%

Deposits	$286,348	$299,756	$586,104	48.9%	51.1%

Total Equity	$36,632	$26,097	$62,729	58.4%	41.6%

Net Income	$2,123	$(3,831)	$(1,708)	100.0%	0.0%

Average				62.3%	37.7%

Ownership based on exchange ratio ranges:
3.8905				60.7%	39.3%
4.0537				59.7%	40.3%
3.2421				64.9%	35.1%
2.7013				69.0%	31.0%

				Percent Contribution
June 30, 2010	OLBK	MBKP	Proforma	OLBK	MBKP
Total Assets	$408,210	$348,165	$756,375	54.0%	46.0%

Total Loans, Net	$285,820	$220,365	$506,185	56.5%	43.5%

Deposits	$318,779	$296,960	$615,739	51.8%	48.2%

Total Equity	$37,638	$25,210	$62,848	59.9%	40.1%

LTM Net Income	$1,969	$(4,777)	$(2,808)	100.0%	0.0%

Average				64.4%	35.6%

Ownership based on exchange ratio ranges:
3.8905				60.7%	39.3%
4.0537				59.7%	40.3%
3.2421				64.9%	35.1%
2.7013				69.0%	31.0%

(1)	Contribution analysis is prior to any mark to market or other merger accounting adjustments.
          As of June 30, 2010, the range of contribution from Maryland Bankcorp ranges from 0.0% to 48.2% in the pro forma consolidated company, with an average of 35.6%. Monocacy notes that Maryland Bankcorp stockholders will own 39.3% of the pro forma company based on the current exchange ratio. Maryland Bankcorp stockholders could own no less than 31% and no more than 40.3% under the current collar structure in place, and assuming all stock elected by Maryland Bankcorp stockholders and no detrimental credit adjustments occur. Monocacy focused primarily on the contribution and receipt of earnings and equity in rendering its opinion.
          Analysis of Selected Comparable Companies — Mid-Atlantic Peer Group — Maryland Bankcorp
          Monocacy compared selected financial and operating results of Maryland Bankcorp to a peer group that included the 108 publicly traded commercial banks in the Mid-Atlantic region (as defined by SNL Financial and including Virginia), which were primarily selected based on comparable asset size. Specifically, the peer group identified had assets between $250 million and $650 million. The peer group had median trading multiples of 88.2% of book value per share, 90.4% of tangible book value per share, and 12.3x LTM earnings per share. This compares with Maryland Bankcorp’s financial metrics of 34.7% of book value per share, 34.7% of tangible book value per share, and a non-meaningful LTM earnings multiple (due to reported net losses at Maryland Bankcorp previously discussed above) as of June 30, 2010.
        This comparison showed that, among other things, for the LTM ended June 30, 2010:
•	Maryland Bankcorp’s tangible equity to tangible assets ratio was 8.73%, compared with the Mid-Atlantic peer group median of 8.50%;

•	Maryland Bankcorp’s Tier 1 Ratio was 13.22%, compared with the Mid-Atlantic peer group median of 12.20%;

•	Maryland Bankcorp’s Risk Based Capital Ratio was 14.49%, compared with the Mid-Atlantic peer group median of 13.29%;

•	Maryland Bankcorp’s ratio of nonperforming assets (“NPAs”) (excluding total accruing loans contractually past due 90 days or more) to total assets was 5.19%, compared with the Mid-Atlantic peer group median of 1.65%;

•	Maryland Bankcorp’s loan loss reserves to loans ratio was 2.89%, compared to the Mid-Atlantic peer group median of 1.46%;

•	Maryland Bankcorp’s loan loss reserves to NPAs ratio was 26.3%, compared to the Mid-Atlantic peer group median of 56.7%;

•	Maryland Bankcorp’s “Texas Ratio” (defined as NPAs and Loans 90 plus days late divided by tangible common equity plus loan loss reserves) was 50.3%, compared to the Mid-Atlantic peer group median of 20.1% (lower is stronger);

•	Maryland Bankcorp’s LTM return on average assets (“ROAA”) was (1.31%), compared with the Mid-Atlantic peer group median of 0.52%; and

•	Maryland Bankcorp’s LTM return on average equity (“ROAE”) was (15.05%), compared with the Mid-Atlantic peer group median of 5.53%.
        Other pertinent peer company financial metrics are presented below.

	Peer Median	MBKP
Price / Book — %	88.2	34.7
Price / Tang. Book — %	90.4	34.7
Price / LTM Net Income — x	12.3	nm
Return on Average Assets — LTM — %	0.52	-1.31
Return on Average Equity — LTM — %	5.53	-15.05
Dividend Yield — %	2.17	0
Net Interest Margin — %	3.71	4.05
Efficiency Ratio — %	71.19	92.70
Dividend Payout Ratio — %	28.11	0
Tang. Equity / Tang. Assets — %	8.50	8.73
Tier 1 Ratio — %	12.20	13.22
Risk Based Ratio — %	13.29	14.49
Non-performing Assets / Assets — %	1.65	5.19
Texas Ratio — %	20.05	50.32
Loan Loss Reserve / Loans — %	1.46	2.89
Loan Loss Reserve / NPA’s — %	56.72	36.3
          Financial results for the LTM ended June 30, 2010, excluding stock price, were utilized as that was the most recent available information as of September 1, 2010 (the date the merger agreement was signed). No financial institution used in the above analyses as a comparison is identical to Maryland Bankcorp. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which Maryland Bankcorp was compared.
          Analysis of Selected Comparable Companies — Mid-Atlantic Peer Group — Old Line Bancshares
          Monocacy compared selected financial and operating results of Old Line Bancshares to a peer group that included

108 publicly traded commercial banks in the Mid-Atlantic region (as defined by SNL Financial and including Virginia), which were primarily selected based on comparable asset size. Specifically the peer group identified had assets between $250 million and $650 million. The peer group had median trading multiples of 88.2% of book value per share, 90.4% of tangible book value per share, and 12.3x LTM earnings per share. This compares with Old Line Bancshares’ financial metrics of 85.4% of book value per share, 85.4% of tangible book value per share, and 18.5x LTM earnings per share as of June 30, 2010.
       This comparison showed that, among other things, for the LTM ended June 30, 2010:
•	Old Line Bancshares’ tangible equity to tangible assets ratio was 9.22%, compared with the Mid-Atlantic peer group median of 8.50%;

•	Old Line Bancshares’ Tier 1 Ratio was 11.31%, compared with the Mid-Atlantic peer group median of 12.20%;

•	Old Line Bancshares’ Risk Based Capital Ratio was 12.19%, compared with the Mid-Atlantic peer group median of 13.29%;

•	Old Line Bancshares’ ratio of NPAs (excluding total accruing loans contractually past due 90 days or more) to total assets was 1.33%, compared with the Mid-Atlantic peer group median of 1.65%;

•	Old Line Bancshares’ loan loss reserves to loans ratio was 0.94%, compared to the Mid-Atlantic peer group median of 1.46%;

•	Old Line Bancshares’ loan loss reserves to NPAs ratio was 49.9%, compared to the Mid-Atlantic peer group median of 56.7%;

•	Old Line Bancshares’ “Texas Ratio” (defined as NPAs and Loans 90 plus days late divided by tangible common equity plus loan loss reserves) was 13.7%, compared to the Mid-Atlantic peer group median of 20.1% (lower is stronger);

•	Old Line Bancshares’ LTM ROAA was 0.52%, compared with the Mid-Atlantic peer group median of 0.52%; and

•	Old Line Bancshares’ LTM ROAE was 5.25%, compared with the Mid-Atlantic peer group median of 5.53%.
       Other pertinent peer company financial metrics are presented below.

	Peer Median	OLBK
Price / Book — %	88.2	85.37
Price / Tang. Book — %	90.4	85.37
Price / LTM Net Income — x	12.3	18.5
Return on Average Assets — LTM — %	0.52	0.52
Return on Average Equity — LTM — %	5.53	5.25
Dividend Yield — %	2.17	1.47
Net Interest Margin — %	3.71	3.68
Efficiency Ratio — %	71.19	73.45
Dividend Payout Ratio — %	28.11	27.27
Tang. Equity / Tang. Assets — %	8.50	9.22
Tier 1 Ratio — %	12.20	11.31
Risk Based Ratio — %	13.29	12.19
Non-performing Assets / Assets — %	1.65	1.33
Texas Ratio — %	20.05	13.69
Loan Loss Reserve / Loans — %	1.46	0.94
Loan Loss Reserve / NPA’s — %	56.72	49.9
          Financial results for the LTM ended June 30, 2010, excluding stock price, were utilized as that was the most recent available information as of September 1, 2010 (the date the merger agreement was signed). No financial institution used in the above analyses as a comparison is identical to Old Line Bancshares. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which Old Line Bancshares was compared.

          Trading Analyses
          Monocacy reviewed the stock prices, relative performance and trading volumes of both Maryland Bankcorp and Old Line Bancshares over various time frames and to various indices. Additionally, Monocacy charted the published stock price and tangible book value multiples for both companies over the last five years. Monocacy noted that Old Line Bancshares has significantly greater liquidity in its stock when comparing the company to Maryland Bankcorp.
Trading / Volume / Stock Performance Analysis (1)(2)

	MBKP	OLBK

August 31, 2010	$14.60	$7.95

August 31, 2009	$12.50	$7.25

Total Return	16.8%	9.7%

Volume (actual)	24,497	389,425

SNL Bank Index Return	-15.2%	-15.2%

KBW Bank Index Return	-8.1%	-8.1%

Dividends Per Share	$—	$0.12

(1)	All averages and return data are as of August 31, 2010.

(2)	Source: SNL Financial
          Analysis of Selected Comparable Transactions
          Monocacy reviewed and compared actual information for 81 completed or pending bank merger transactions announced from a period of June 30, 2008 to August 31, 2010, throughout the Mid-Atlantic and Southeastern United States (as defined by SNL Financial and referred to herein as “Group 1”). The transactions summarized below for Group 1 involved commercial banks located in those states comprising the Mid-Atlantic and Southeast. Additionally, the transactions reviewed included transactions where 100% of the ownership of the selling bank was acquired by the buyer. The Group 1 does not include merger of equals transactions.
          Monocacy then created a subset of Group 1 (referred to as “Group 2”) targeting only those transactions reported in the Mid-Atlantic region of the United States, including Maryland and Virginia. Again, the transactions reviewed only included transactions where 100% of the ownership of the selling target bank was acquired by the buyer. The Group 2 subset also excludes merger of equals transactions.
          Monocacy then further honed Group 1 transactions where NPAs of greater that 1.50% of total assets were reported by the seller (referred to as “Group 3”). This subset creating Group 3 transactions more clearly defines sellers experiencing similar, but not exact, operating and regulatory issues experienced by Maryland Bankcorp.
          Finally, Monocacy honed Group 2 transactions where NPAs of greater that 1.50% of assets were reported by the seller (referred to as “Group 4”). This subset creating Group 4 transactions, again, more clearly defines sellers experiencing similar, but not exact, operating and regulatory issues experienced by Maryland Bankcorp.
          From all of the reviews, Monocacy focused on the Group 3 and Group 4 subset transactions to compare the Old Line Bancshares/Maryland Bankcorp merger due to the similarities of these transactions to the merger and the operational challenges and regulatory pressures experienced by Maryland Bankcorp, as discussed herein. The results of all four groupings are presented below for review. The comparison in the text following the table is extracted from the Group 3 and 4 comparable data though all four reviews were incorporated into the findings and support of the opinion.

										Tang.
				Price /	Price /				Buyer P/B	Equity /
		# of	Price /	Tang.	Core LTM	Price /	Price /	Premium /	Day of	Tang.	NPA /	Reserve /	Efficiency
Identifier	Groupings	Deals	Book	Book	Income	Assets	Deposits	Market	Announcement	Assets	Assets	Loans	Ratio	ROA	ROE, LTM

Group 1	Mid-Atlantic and Southeast	81	93.82%	109.42%	26.70	6.79%	8.87%	40.2%	104.26%	8.78%	1.50%	61.50%	82.19%	-0.31%	5.91%
Group 2	Mid-Atlantic Only	31	83.13%	110.29%	8.61	6.27%	8.63%	40.2%	104.89%	7.60%	1.78%	62.48%	81.00%	-0.12%	-3.63%
Group 3	Mid-Atlantic and Southeast, NPA > 1.50% subset	39	66.54%	79.33%	8.31	4.25%	5.15%	39.6%	90.53%	7.19%	4.74%	51.59%	90.09%	-1.22%	-13.66%
Group 4	Mid-Atlantic Only, NPA > 1.50% subset	16	79.49%	99.73%	8.31	4.25%	5.78%	52.1%	93.80%	5.73%	5.19%	43.35%	82.19%	-0.82%	-9.59%
	OLBK / MBKP Transaction	1	79.33%	79.33%	nm	5.75%	6.73%	111.9%	83.37%	8.73%	5.19%	58.51%	92.70%	-0.55%	-15.05%

Buyer/ Target
Capital Funding Bancorp Inc/ AmericasBank Corp.

Chemung Financial Corp./ Canton Bancorp Inc.

Continental Bank Holdings Inc/ First Resource Bk

Premier Financial Bancorp Inc./ Abigail Adams National Bancorp

Roma Financial Corp. (MHC)/ Sterling Banks Inc.

First Chester County Corp./ American Home Bank NA

Northwest Bancshares, Inc./ NexTier Inc.

People’s United Financial Inc./ Smithtown Bancorp Inc.

Tower Bancorp Inc./ First Chester County Corp.

F.N.B. Corp./ Comm Bancorp Inc.

First Niagara Finl Group/ Harleysville National Corp.

Capital One Financial Corp./ Chevy Chase Bank F.S.B.

Quontic Bank Acquisition Corp./ Golden First Bank

Fidelity S&L Assn./ Croydon Savings Bank

Customers USA Bank/ Berkshire Bancorp Inc.

Investor group/ Hampton Roads Bankshares Inc.
          This comparison showed that based on the price of $30.93 per Maryland Bankcorp share and Maryland Bankcorp’s financial condition as of June 30, 2010:
•	The transaction price was 79.3% of book value per share and 79.3% of tangible book value per share, respectively, compared with the Group 4 comparable transaction group medians of 79.5% and 99.7%, respectively. Group 3 transactions had median multiples of 66.5% and 79.3%, respectively;

•	The transaction price to LTM earnings multiple was not meaningful due to LTM losses reported at Maryland Bankcorp, compared with the Group 4 comparable transaction group median of 8.31x LTM earnings and 8.31x LTM earnings for the Group 3 transactions;

•	The transaction price was 5.75% of assets, compared with the Group 4 comparable transaction group median of 4.25% for all bank transactions and 4.25% for Group 3 bank transactions;

•	The transaction price was 6.73% of deposits, compared with the Group 4 comparable transaction group median of 5.78% for all bank transactions and 5.15% for Group 3 bank transactions; and

•	The transaction price represented a 111.9% one-day trading premium to Maryland Bankcorp’s common stock trading price as of August 31, 2010, compared with the comparable transaction group median one-day premium of 52.1% for the Group 4 and 39.6% for the Group 3 transactions.
          Monocacy recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

          Dividend Discount Analysis — Maryland Bankcorp
          Monocacy calculated an estimated equity value per share for Maryland Bankcorp based upon the values, discounted to the present, of estimates of projected dividends and theoretical dividends (with retained earnings to support growth) from the fiscal year ending December 31, 2010 through the fiscal year ending December 31, 2014 and a projected year 2014 terminal value (assuming Maryland Bankcorp continued to operate as an independent company). In conducting its analysis, Monocacy utilized financial estimates provided by and deemed reasonable by Maryland Bankcorp senior management for 2010 through 2014. Monocacy further assumed, which was deemed reasonable by Maryland Bankcorp management, a dividend distribution of $0.00 per share in 2010 through 2014 due to the restrictions placed upon Maryland Bankcorp from its primary regulator and loss recorded over the past several quarters, thereby restricting any payments of dividends. Additionally, the theoretical dividends scenario for Maryland Bankcorp assumed a dividend payout ratio designed to retain sufficient capital to maintain total risked based capital at 14.00% as required by Maryland Bankcorp’s primary regulator, if even achievable.
          This analysis utilized a discount rate of 15.0% and an average of terminal value indications, based on a multiple of 100% multiplied by projected 2014 tangible book value and 16.0 multiplied by 2014 net income. The discount rate was derived utilizing the Ibbotson and Associates 2009 Yearbook on cost of equity buildup, in addition to Monocacy analytical judgment. The terminal multiples were estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value range per share of $16.28 to $22.75 for projected dividends and $15.04 to $22.61 for theoretical dividends. Additionally, Monocacy ran sensitivity analyses based on a range of discounts rates between 13% and 17% and terminal multiples between 60.0% and 130% of tangible book value (based on minimum and maximum of findings in comparable transactions above) and price to earnings multiples between 14.0x and 18.0x. This sensitivity analysis produced value ranges of $12.52 to $32.29 per Maryland Bankcorp share, with most scenarios never exceeding the $30.93 per share to be received by Maryland Bankcorp stockholders in the merger.
          Moreover, it should be noted that beyond the current restrictions in place disallowing Maryland Bankcorp to pay dividends, the theoretical dividend does not produce any expected dividends until the last year of the assumption period due to the 14% risk based capital requirement imposed by Maryland Bankcorp’s primary regulator.
          Financial Impact Analysis
          Monocacy performed pro forma merger analyses that combined Maryland Bankcorp and Old Line Bancshares projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to the combined company’s estimated GAAP earnings per share over a two year horizon, though dependent upon the timing and execution of cost savings and synergies. This analysis was based on managements’ earnings estimates for Maryland Bankcorp and Old Line Bancshares and estimated cost savings on projected non-interest expenses. Maryland Bankcorp’s and Old Line Bancshares’ earnings projections were provided by each company’s respective management. For all of the above analyses, the actual results achieved by the combined company following the merger will vary from the projected results and the variations may be material.
          Maryland Bankcorp and Monocacy entered into an engagement letter relating to the financial advisory services to be provided by Monocacy in connection with other duties originally contemplated and the resulting merger. Maryland Bankcorp has agreed to pay Monocacy an aggregate advisory fee in an amount up to 1.5% of the aggregate merger consideration (including holding company debt assumed and other items of value), or approximately $390,000 (assuming no adjustments to the aggregate merger consideration pursuant to the merger agreement). Maryland Bankcorp has already paid Monocacy an initial non-refundable retainer fee of $15,000 upon the execution of the engagement letter, $25,000 upon Monocacy’s delivery of its fairness opinion, and approximately $78,000 (20% of the total fee) upon the execution of the merger agreement. Maryland Bankcorp will pay Monocacy the balance of its fee upon the completion of certain milestones as follows: 10% of the total fee upon mailing of this joint proxy statement/prospectus; 10% of the total fee upon the receipt of approval of the merger agreement and the merger by Maryland Bankcorp’s stockholders; and the remaining balance (approximately 60% of the total fee) upon the closing of the merger. Maryland Bankcorp has also agreed to reimburse certain of Monocacy’s reasonable out-of-pocket expenses up to $10,000 (or more with Maryland Bankcorp’s consent) incurred in connection with its engagement and to indemnify Monocacy against certain liabilities arising out of rendering its opinion. The full text of Monocacy’s opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Maryland Bankcorp’s board of directors urges the holders of Maryland Bankcorp common stock to read the opinion in its entirety.
Terms of the Merger
          Effects of the Merger
          Upon completion of the merger, Maryland Bankcorp will be merged with and into Old Line Bancshares and the separate legal existence of Maryland Bankcorp will cease. All property (with minor exceptions for certain personal property), rights, powers, duties, obligations and liabilities of Maryland Bankcorp will automatically be deemed transferred to Old Line Bancshares, as the surviving corporation in the merger. Old Line Bancshares will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger.
          The merger agreement provides that, pursuant to an Agreement and Plan of Merger by and between Old Line Bank and Maryland Bank & Trust, dated as of September 1, 2010, immediately after the merger Maryland Bank & Trust will be merged with and into Old Line Bank.
          Consideration to be Paid in the Merger
          Pursuant to the terms of the merger agreement, Old Line Bancshares will acquire Maryland Bankcorp for consideration of $20 million, subject to adjustment, in cash and stock as described herein and in the merger agreement, which we refer to as the aggregate merger consideration.
          The $20 million aggregate merger consideration is subject to adjustment based on certain operating losses, asset quality changes and merger-related expenses as follows:
•	Operating Loss Adjustments: Any consolidated operating losses of Maryland Bankcorp reported for any quarter ending after March 31, 2010, excluding any provisions for loan losses, will be deducted from the aggregate merger consideration on a post-tax, dollar-for-dollar basis.

•	Asset Quality Adjustments: Pursuant to the terms of the merger agreement, Old Line Bancshares will review any credit of Maryland Bankcorp that, after March 31, 2010 (which credits have previously been disclosed to Old Line Bancshares) becomes classified as special mention, substandard, non-accrual or other real estate owned (“OREO”), requires an allocation under Financial Accounting Standards Board Statement No. 114 or is more than 90 days past due, and assign a current estimate of projected loss for each such classified item within 30, and no later than five, business days prior to the closing date of the merger. The difference between such estimate of projected loss for each such classified item and the Old Line Bancshares’ initial estimate of projected loss as of September 1, 2010, will be deducted from the aggregate merger consideration on a post-tax, dollar-for-dollar basis. If Old Line Bancshares’ initial estimate of projected loss for each such classified item exceeds the actual loss or initial estimate provided within 30 days of closing, such excess will be used to offset any of these deductions.

•	Maximum Expense Amount. The merger agreement provides that each party will pay its own expenses incurred in connection with the merger, but that all fees and expenses incurred by Maryland Bankcorp, including legal, investment banking and any other fees, may not exceed $450,000, not including any amounts for extended officer and director liability insurance for officers and directors of Maryland Bankcorp that will be purchased by Old Line Bancshares contemporaneously with the closing of the merger. Any costs or expenses Maryland Bankcorp incurs in connection with the merger agreement and the merger that exceed the $450,000 expense cap will be deducted from the aggregate merger consideration on a post-tax, dollar-for-dollar basis.
          In addition, as discussed further below under “— What Maryland Bankcorp Stockholders Will Receive in the Merger,” as a result of the exchange ratio ceasing to adjust if the average price of a share of Old Line Bancshares common stock, as calculated in accordance with the merger agreement, rises above $11.45 or falls below $7.63, the aggregate merger consideration will be adjusted as follows:
•	If the average price exceeds $11.45 then the aggregate merger consideration will increase by the amount calculated by (i) multiplying the difference between $11.45 and the average price by the exchange ratio of

2.7012, and then (ii) multiplying the resulting number by the number of shares of Maryland Bankcorp common stock outstanding on the closing date of the merger, which should be 646,626.
•	If the average price is less than $7.63, then the aggregate merger consideration will decrease by the amount calculated by (i) multiplying the difference between $7.63 and the average price by the exchange ratio of 4.0537, and then (ii) multiplying the resulting number by the number of shares of Maryland Bankcorp common stock outstanding on the closing date of the merger.
          Changes in the average price above $11.45 or below $7.63 will not, however, impact the number of shares of Old Line Bancshares common stock that will be issued in exchange for a share of Maryland Bankcorp common stock in the merger (i.e. the per-share stock consideration) since at such point the exchange ratio will be fixed, but such changes will impact the amount of cash that will be issued in exchange for each share of Maryland Bankcorp common stock in the merger (i.e. the per-share cash consideration), as discussed further below.
          What Maryland Bankcorp Stockholders Will Receive in the Merger
          Each share of Maryland Bankcorp common stock that you hold at the effective time of the merger will automatically be converted into the right to receive either cash, which we refer to as the per-share cash consideration, or shares of Old Line Bancshares common stock, which we refer to as the per-share stock consideration, as discussed below, except for shares of Maryland Bankcorp common stock held by stockholders who perfect their dissenters’ rights as discussed in “— Dissenters’ Rights.”
          The per-share cash consideration will be equal to the aggregate merger consideration (as adjusted) divided by the number of shares of Maryland Bankcorp common stock outstanding on the closing date of the merger, rounded down to the nearest ten-thousandths. Assuming there are no adjustments to the aggregate merger consideration, that the average price of Old Line Bancshares common stock, as defined in the merger agreement, is between $7.63 and $11.45, and that there are 646,626 shares of Maryland Bankcorp common stock outstanding on the closing date of the merger, the per-share cash consideration will be $30.9298. However, as illustrated in the table below, the per-share cash consideration will increase if the average price of the Old Line Bancshares common stock is above $11.45 and decrease if the average price is below $7.63, since changes outside of this range will impact the aggregate merger consideration.
          The per-share stock consideration will be equal to the number of shares of Old Line Bancshares common stock equal to the quotient of the per-share cash consideration divided by the average price of the Old Line Bancshares common stock, as defined in the merger agreement, rounded down to the nearest ten-thousandths (we refer to this figure as the “exchange ratio”). If the average price is below $7.63 or above $11.45, however, the exchange ratio with respect to the per-share stock consideration will be fixed at 2.70124 shares and 4.0537 shares, respectively, and will not be calculated based on the aggregate merger consideration divided by the number of outstanding shares of Maryland Bankcorp common stock (i.e. will not be based on the per-share cash consideration figure). As a result, the value of the per-share stock consideration will increase if the average price is above $11.45, because you will not receive fewer shares to offset such increase in the average price, and will decrease if the average price is below $7.63, since you will not receive additional shares to offset such decrease in the average price.
          Similarly, the per-share cash consideration will increase if the average price is above $11.45 and decrease if the average price is below $7.63, since the aggregate merger consideration will be adjusted upward or downward, respectively, when the average price is outside of this range.
          In addition, Old Line Bancshares will not issue fractional shares of Old Line Bancshares common stock to Maryland Bankcorp stockholders. If you are otherwise entitled to receive a fractional share of Old Line Bancshares common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the average price of Old Line Bancshares common stock as calculated pursuant to the merger agreement.
          As you can see from the table below, the value of the per-share stock consideration (based on the average price) will generally be equal to the value of the per-share cash consideration. If the average price is above $11.45, however, the value of the per-share stock consideration will exceed the per-share cash consideration. This is a result of the exchange ratio being fixed at 2.7012 if the average price is above $11.45 and 4.0537 if the average price is less than $7.63 and the fact that the cash paid for a fractional share is based solely on the average price, without an upper and lower limit as there is for the exchange ratio. Since a significantly larger component of the per-share stock consideration is paid in cash for a fractional share at an average price higher than $11.45 than at an average price lower than $7.63, the impact of changes in the average price has a more significant impact on the value of the cash paid for fractional shares as the average price increases and more cash is paid for fractional shares than is the case with the impact when the average price is lower than $7.63. Since Maryland Bankcorp stockholders will be paid the merger consideration due them on an aggregate basis, however (in other words, you will not be paid for a fractional share with respect to each share of Maryland Bankcorp common stock you own but only for a fractional share of Old Line Bancshares common stock you would be due on an aggregate basis after all your Maryland Bankcorp shares are converted into the right to receive the per-share merger consideration), the difference between the value of the per-share cash consideration and the per-share stock consideration will not be as large on a per-stockholder basis as the below table may imply if you simply multiplied your holdings in Maryland Bankcorp by the total figures in the table.
          As defined in the merger agreement, the “average price” of the Old Line Bancshares common stock is equal to the weighted average of (i) the closing prices of Old Line Bancshares common stock as reported on the NASDAQ Capital Market and (ii) the price or prices at which shares of Old Line Bancshares common stock are sold in a securities offering conducted by Old Line Bancshares (other than in connection with a merger, exchange offer or other transaction other than an issuance of new shares for cash) at any time during the 90-day period ending five days prior to the anticipated closing date of the merger (the “Determination Period”). However, for the purposes of calculating the average price, the price or prices at which shares of Old Line Bancshares common stock are sold in an offering will not exceed the greater of (i) 110% of the closing price of Old Line Bancshares common stock as reported on the NASDAQ Capital Market on the last trading day of the quarter preceding the Determination Period, or (ii) the book value per share of Old Line Bancshares common stock, determined as of the end of the quarter preceding the Determination Period in accordance with accounting principles generally accepted in the United States.
          Because the “average price” of the Old Line Bancshares common stock takes into account stock values other than trading prices, however, the value of the per-share stock consideration may be higher or lower than the value of the per-share cash consideration than it would be if based on recent trading values alone.
          Under the terms of the merger agreement, up to 100% but not less than 95% of the outstanding shares of Maryland Bankcorp common stock will be exchanged for Old Line Bancshares common stock and not more than 5% of the outstanding shares of Maryland Bankcorp common stock will be exchanged for cash. If holders of more than 5% of the outstanding shares of Maryland Bankcorp common stock elect to receive cash (including those that perfect dissenters’ rights), the number of shares that you elected to exchange for cash (if any) will be reduced through an allocation formula and the rest of your shares will be exchanged for stock consideration. However, all holders of Maryland Bankcorp common stock who elect to receive the stock consideration will receive that form of consideration.
          Accordingly, after Maryland Bankcorp stockholder elections have been tabulated, the elected amounts of stock or cash may be adjusted to achieve a mix of consideration to Maryland Bankcorp stockholders that consists of up to 100% but not less than 95% in Old Line Bancshares common stock and not more than 5% in cash. Therefore, you may receive significantly less cash or more shares of Old Line Bancshares common stock than you elect.
          If you do not make a valid election, you will be deemed to have made no election. No election shares will be converted into the stock consideration.
          For more information about the allocation rules and the potential effects of the allocation procedures described above, see “— Terms of the Merger — Election and Exchange Procedures” and “— Terms of the Merger — Allocation Procedures and Proration.”

          Examples
          The following table provides examples of what the per-share stock consideration and per-share cash consideration would be at various average prices, as calculated pursuant to the merger agreement. This illustration assumes that there are no adjustments to the aggregate merger consideration and 646,626 shares of Maryland Bankcorp common stock are outstanding on the closing date of the merger.

	Per-Share Stock Consideration					Per Share Cash Consideration
			Value of	Cash in	Total	Impact on
		No.	Shares	Lieu of	Value	Aggregate	Per-Share Cash
Average	Exchange	Shares	Received	Fractional	Received	Merger	Consideration
Price	Ratio	Received	(1)	Shares(2)	(3)	Consideration	(2)
$12.50	2.7012	2	$25.00	$8.76	$33.76	Increase of $678,957	$31.97
$12.00	2.7012	2	$24.00	$8.41	$32.41	Increase of $355,644	$31.47

$11.45	2.7012	2	$22.90	$8.02	$30.92	None	$30.92
$11.00	2.8118	2	$22.00	$8.92	$30.92	None	$30.92
$10.50	2.9456	2	$21.00	$9.92	$30.92	None	$30.92
$10.00	3.0929	3	$30.00	$0.92	$30.92	None	$30.92
$9.50	3.2557	3	$28.50	$2.42	$30.92	None	$30.92
$9.00	3.4366	3	$27.00	$3.92	$30.92	None	$30.92
$8.50	3.6388	3	$25.50	$5.42	$30.92	None	$30.92
$8.00	3.8662	3	$24.00	$6.92	$30.92	None	$30.92
$7.63	4.0537	4	$30.52	$0.40	$30.92	None	$30.92

$7.50	4.0537	4	$30.00	$0.40	$30.40	Decrease of $340,448	$30.40
$7.00	4.0537	4	$28.00	$0.37	$28.37	Decrease of $1,649,866	$28.37
$6.50	4.0537	4	$26.00	$0.34	$26.34	Decrease of $2,959,284	$26.35
$6.00*	4.0537	4	$24.00	$0.32	$24.32	Decrease of $4,268,701	$24.32
$5.50	4.0537	4	$22.00	$0.29	$22.29	Decrease of $5,578,119	$22.30
$5.00	4.0537	4	$20.00	$0.26	$20.26	Decrease of $13,112,44	$20.28
$4.50	4.0537	4	$18.00	$0.24	$18.24	Decrease of $11,803,046	$18.25

*	If the average price falls below $6.00, Maryland Bankcorp may elect to terminate the merger agreement, though it may not exercise this right, and Old Line Bancshares can prevent Maryland Bankcorp from terminating the merger agreement if it increases the aggregate merger consideration as provided for in the merger agreement.

(1)	Calculated as the average price multiplied by the number of shares received.

(2)	Rounded down to the nearest whole cent. Note that cash in lieu of fractional shares will be paid only with respect to the aggregate per-share stock consideration issued to a particular stockholder and will not be paid on a per-share of Maryland Bankcorp common stock basis.

(3)	Calculated as the sum of the value of the shares received and the cash paid in lieu of fractional share.

          Maryland Bankcorp Price Termination Right
          Maryland Bankcorp has the option, but is not required, to terminate the merger agreement if the average price of Old Line Bancshares common stock falls below $6.00, unless Old Line Bancshares, in its sole discretion, increases the aggregate merger consideration in stock, cash or a combination thereof, by an amount equal to the product of (i) $6.00 minus the average price and (ii) 2,621,231. Maryland Bankcorp cannot predict whether or not it would exercise its right to terminate the merger agreement if these conditions were met.
          The merger agreement does not provide for a resolicitation of Maryland Bankcorp stockholders in the event that the conditions are met and Maryland Bankcorp chooses to complete the transaction. Maryland Bankcorp’s board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the average price of the Old Line Bancshares common stock fell below $6.00. In considering whether to exercise its right to terminate the merger agreement, Maryland Bankcorp’s board of directors would take into account all of the relevant facts and circumstances that exist at the time and would consult with its financial advisor and legal counsel.
          The fairness opinion received by Maryland Bankcorp from Monocacy is dated as of September 1, 2010, and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the average price of Old Line Bancshares common stock is triggered, including the possibility that Maryland Bankcorp’s board of directors might elect to continue with the merger even if Maryland Bankcorp has the ability to terminate the merger agreement under that provision. See “— Opinion of Maryland Bankcorp’s Financial Advisor.”
          Approval of the merger agreement and the merger by Maryland Bankcorp’s stockholders will confer on Maryland Bankcorp’s board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of Maryland Bankcorp stockholders.
          Election and Exchange Procedures
          Subject to the allocation process described in the next section, each Maryland Bankcorp stockholder may elect to receive with respect to his or her shares of Maryland Bankcorp common stock all Old Line Bancshares common stock, all cash or a combination of common stock and cash.
          Stock Election Shares. Maryland Bankcorp stockholders who validly elect to receive shares of Old Line Bancshares common stock for some or all of their shares will receive the per-share stock consideration for that portion of the stockholder’s shares of Maryland Bankcorp common stock equal to the stockholder’s stock election. In our discussion below, we sometimes refer to shares held by stockholders who have made stock elections as “stock election shares.”
          Cash Election Shares. Maryland Bankcorp stockholders who validly elect to receive cash for some or all of their shares will receive the per-share cash consideration for that portion of the stockholder’s shares of Maryland Bankcorp common stock equal to the stockholder’s cash election, subject to the allocation process referenced above. In our discussion below, we sometimes refer to shares held by Maryland Bankcorp stockholders who have made cash elections as “cash election shares.”
          Any shares held by Maryland Bankcorp stockholders that perfect their dissenters’ rights (whom we sometimes refer to as “objecting stockholders”) under Maryland law with respect to the Merger will be considered cash election shares for these purposes (but will be paid fair value in accordance with the procedures set forth in the MGCL instead of the per-cash merger consideration; see “— Dissenters’ Rights”).
          No-Election Shares. Shares held by Maryland Bankcorp stockholders who (i) indicate that they have no preference as to whether they receive Old Line Bancshares common stock or cash, (ii) do not make a valid election, or (iii) fail to properly perfect their dissenters’ rights will be deemed to be “no election shares.” No election shares will be treated as stock election shares. See “— Allocation Procedures and Proration” below.
          A limited amount of cash will be paid to Maryland Bankcorp stockholders, as further described below. Accordingly, there is no assurance that a Maryland Bankcorp stockholder will receive cash if that stockholder elects to receive cash consideration with respect to any or all of his or her shares of Maryland Bankcorp common stock. If the cash consideration elections of Maryland Bankcorp stockholders (including shares held by objecting stockholders) would exceed the specified limits, then the procedures for allocating Old Line Bancshares common stock and cash to be received by

Maryland Bankcorp stockholders will be followed by Old Line Bancshares’ exchange agent. See “— Allocation Procedures and Proration” below.
          Election Form; Letter of Transmittal. Included with the copy of this joint proxy statement/prospectus sent to Maryland Bankcorp stockholders is an election form with instructions for electing to receive Old Line Bancshares common stock or cash or a combination of stock and cash for your Maryland Bankcorp stock. Old Line Bancshares and Maryland Bankcorp will also send an election form to persons who become holders of Maryland Bankcorp common stock after the record date for the Maryland Bankcorp special meeting and the election deadline. The deadline for making your election will be 5:00 p.m. on _____________, 2011, unless you are notified in writing of an earlier election deadline. If the election deadline is made earlier than _____________, 2011, Old Line Bancshares’ exchange agent will mail to you written notice of such earlier deadline at least 20 days prior to the date of such earlier deadline. You must carefully follow the instructions on the election form. Your election will be properly made only if by the deadline date, you have submitted to Old Line Bancshares’ exchange agent at its designated office, a properly completed and signed election form.
          If your election is not timely and properly made, your shares of Maryland Bankcorp stock will be treated as “no election shares” and you will be entitled to receive solely the common stock consideration in exchange for your shares of Maryland Bankcorp common stock. Neither Old Line Bancshares nor its exchange agent will be under any obligation to notify any person of any defects in an election form.
          In addition, within five days of the closing date of the merger, Old Line Bancshares’ exchange agent will mail to each holder of Maryland Bankcorp common stock a letter of transmittal with instructions for submitting your Maryland Bankcorp stock certificate(s) in exchange for the Old Line Bancshares common stock or the cash consideration. You must carefully follow the instructions in the letter of transmittal and return a properly executed letter of transmittal and your Maryland Bankcorp stock certificate(s) to the exchange agent in order to receive the merger consideration for your shares. The Maryland Bankcorp stock certificate(s) must be in a form that is acceptable for transfer (as explained in the election form and/or letter of transmittal). Neither Old Line Bancshares nor its exchange agent will be under any obligation to notify any person of any defects in a letter of transmittal.
          As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Maryland Bankcorp stock certificates, Old Line Bancshares’ exchange agent will mail certificates representing shares of Old Line Bancshares common stock and/or checks representing the merger consideration for shares of Maryland Bankcorp common stock, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment.
          Certificates representing shares of Old Line Bancshares common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of an Old Line Bancshares stockholder from the effective date. Until the certificates representing Maryland Bankcorp common stock are surrendered for exchange, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Old Line Bancshares common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Old Line Bancshares has the right to withhold dividends or any other distributions on its shares until the Maryland Bankcorp stock certificates are surrendered for exchange.
          Until surrendered, each Maryland Bankcorp stock certificate, following the effective date of the merger, is evidence solely of the right to receive the aggregate per-share merger consideration. In no event will either Old Line Bancshares or Maryland Bankcorp be liable to any former Maryland Bankcorp stockholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.
          Old Line Bancshares will not issue any fractions of a share of common stock. Rather, Old Line Bancshares will pay cash for any fractional share interest any Maryland Bankcorp stockholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Old Line Bancshares will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average price of Old Line Bancshares common stock calculated pursuant to the terms of the merger agreement. Shares of Maryland Bankcorp common stock held by Old Line Bancshares as of the effective date of the merger, if any, will be canceled.

          Allocation Procedures and Proration
          As a result of the merger, Maryland Bankcorp will be merged with and into Old Line Bancshares. Each share of Maryland Bankcorp common stock will then be converted into either cash or shares of Old Line Bancshares common stock as each Maryland Bankcorp stockholder elects, subject to the limitations described in this joint proxy statement/prospectus. Specifically, notwithstanding the election of Maryland Bankcorp stockholders to receive cash, Old Line Bancshares common stock or a combination of stock and cash in the merger: (i) the number of shares of Maryland Bankcorp common stock that will be exchanged for Old Line Bancshares common stock will be up to 100% but not less than 95% of the total number of shares of Maryland Bankcorp common stock issued and outstanding on the effective date of the merger; and (ii) the number of shares of Maryland Bankcorp common stock that will be exchanged for cash (including shares held by objecting stockholders) will be not more than 5% of the total number of shares of Maryland Bankcorp common stock issued and outstanding on the effective date of the merger.
          Regardless of the cash elections, however, all Maryland Bankcorp stockholders who elect to receive Old Line Bancshares common stock consideration and all stockholders who fail to make an election (other than objecting stockholders) will receive the Old Line Bancshares common stock consideration for their Maryland Bankcorp shares. Therefore, only Maryland Bankcorp stockholders who elect to receive cash for their Maryland Bankcorp shares will be affected if the holders of more than 5% of the Maryland Bankcorp common stock elect to receive cash and perfect their dissenters’ rights.
          Cash Consideration Equal to or Less Than 5%. If the aggregate number of cash election shares is less than or equal to 5% of the total number of shares of Maryland Bankcorp common stock issued and outstanding on the effective date of the merger, then:
•	All cash election shares will be converted into the right to receive the per-share cash consideration; and

•	All common stock election shares and all no election shares will be converted into the right to receive the per-share stock consideration.
          Under-election of the Stock Consideration. If the aggregate number of shares of Maryland Bankcorp common stock for which stockholders elect to receive cash and perfect dissenters’ rights is greater than 5% of the issued outstanding shares of Maryland Bankcorp common stock on the effective date of the merger, then:
•	All no election shares will be considered stock election shares and converted into the right to receive the per-share stock consideration;

•	All stock election shares will be converted into the right to receive the per-share stock consideration;

•	Old Line Bancshares’ exchange agent will convert cash election shares to stock election shares on a pro rata basis to the extent necessary to have the aggregate number of stock election shares (including the converted no election shares) equal to 95% of the total number of shares of Maryland Bankcorp common stock issued and outstanding on the effective date; and

•	The remaining cash election shares will be converted into the right to receive the per-share cash consideration.
          As discussed above, shares of Maryland Bankcorp common stock held by holders who perfect their dissenters’ rights on or prior to the effective time will be considered cash election shares for purposes of the allocation procedure, although such shares will not be converted into stock election shares. If holders of more than 5% of the shares of Maryland Bankcorp common stock exercise their dissenters’ rights, then Old Line Bancshares has the right to not close the merger and to terminate the merger agreement. If Old Line Bancshares waives this right, then the number of shares of Maryland Bankcorp common stock that will be exchanged for cash will exceed 5% of the total number of shares of Maryland Bankcorp common stock issued and outstanding on the effective date of the merger, but under the allocation procedures discussed herein only the shares held by objecting stockholders will be considered cash election shares and all other cash election shares will be converted into stock election shares, and only objecting stockholders will receive cash for their shares of Maryland Bankcorp common stock pursuant to the merger.

          Examples
          The following examples illustrate the allocation rules described above. These examples are only for illustration purposes and do not necessarily reflect what you will receive for your Maryland Bankcorp shares. In all of these examples, assume that there are 646,626 shares of Maryland Bankcorp common stock outstanding and that no Maryland Bankcorp stockholders perfect dissenters’ rights, which means that no more than 32,331 Maryland Bankcorp shares (or approximately 5% of the total Maryland Bankcorp shares outstanding in these examples) will be converted into the right to receive cash. The examples do not include the cash Maryland Bankcorp stockholders will receive for fractional shares of Old Line Bancshares common stock.
          Example 1
               Facts:
          Assume that a hypothetical stockholder owns 1,000 shares of Maryland Bankcorp common stock and elects to receive Old Line Bancshares common stock for all of these shares.
               Result:
          Under the allocation rules of the merger, all Maryland Bankcorp stockholders who elect to receive Old Line Bancshares common stock will receive that election regardless of what other Maryland Bankcorp stockholders elect. Therefore, our hypothetical Maryland Bankcorp stockholder who elected to receive Old Line Bancshares common stock for 1,000 Maryland Bankcorp shares will receive the per-share stock consideration for each of his shares of Maryland Bankcorp common stock.
          Example 2
               Facts:
          Assume that a hypothetical stockholder owns 1,000 shares of Maryland Bankcorp common stock and elects to receive cash for all of these shares. Also assume that holders of less than 5% of the outstanding Maryland Bankcorp shares elect to receive cash.
               Result:
          Under the allocation rules of the merger, no more than 5% of the total Maryland Bankcorp shares outstanding will be converted into the right to receive cash in the merger. In this example, less than 5% of the total Maryland Bankcorp shares outstanding chose to be converted into cash. Therefore, our hypothetical stockholder who elected to receive cash for 1,000 Maryland Bankcorp shares will be entitled to receive the per-share cash consideration for each of his or her shares of Maryland Bankcorp common stock, or a total of $30,929.80, assuming that the average price of the Old Line Bancshares common stock is between $7.63 and $11.45.
          Example 3
               Facts:
          Assume that a hypothetical stockholder owns 1,000 shares of Maryland Bankcorp common stock and elects to receive cash for all of these shares. Also assume that holders of 52,331 Maryland Bankcorp shares (or more than 5% or 32,331 of the outstanding Maryland Bankcorp shares) elect to receive cash.
               Result:
          Under the allocation rules of the merger, no more than 5% of the total Maryland Bankcorp shares outstanding will be converted into the right to receive cash in the merger. In this example, more than 5% of the total Maryland Bankcorp shares outstanding chose to be converted into cash. Therefore, all elections for cash will be reduced in accordance with the merger allocation rules. Our hypothetical Maryland Bankcorp stockholder who elected to receive cash for 1,000 Maryland Bankcorp shares will be entitled to receive cash for 617 of his or her Maryland Bankcorp shares (32,331/52,331 X 1,000 rounded down to the nearest whole share) and Old Line Bancshares common stock for his or her remaining 383 shares.

          Example 4
               Facts:
          Assume that a hypothetical stockholder owns 1,000 shares of Maryland Bankcorp common stock and elects to receive cash for 500 Maryland Bankcorp shares and Old Line Bancshares common stock for 500 Maryland Bankcorp shares. Also assume that holders of less than 5% of the outstanding Maryland Bankcorp shares elect to receive cash.
               Result:
          Under the allocation rules of the merger, no more than 5% of the total Maryland Bankcorp shares outstanding will be converted into the right to receive cash in the merger. In this example, less than 5% of the total Maryland Bankcorp shares outstanding chose to be converted into cash. Therefore, our hypothetical stockholder who elected to receive cash for 500 Maryland Bankcorp shares and Old Line Bancshares common stock for 500 Maryland Bankcorp shares will be entitled to receive the election he or she chose. This means that our hypothetical Maryland Bankcorp stockholder will be entitled to receive in the merger the per-share cash consideration in exchange for each of the 500 of his or her shares for which he or she elected to receive the per-share cash consideration and the per-share stock consideration in exchange for each of the other 500 of his or her shares.
          Example 5
               Facts:
          Assume that a hypothetical stockholder owns 1,000 shares of Maryland Bankcorp common stock and elects to receive cash for 500 Maryland Bankcorp shares and Old Line Bancshares common stock for 500 Maryland Bankcorp shares. Also assume that holders of 52,331 Maryland Bankcorp shares (or more than 5% or 32,331 of the outstanding Maryland Bankcorp shares) elect to receive cash.
               Results:
          Under the allocation rules of the merger, no more than 5% of the total Maryland Bankcorp shares outstanding will be converted into the right to receive cash in the merger. In this example, holders of more than 5% of the total Maryland Bankcorp shares outstanding elected for their shares to be converted into cash. Therefore, all elections for cash will be reduced in accordance with the merger allocation rules. Our hypothetical Maryland Bankcorp stockholder who elected to receive Old Line Bancshares common stock for 500 Maryland Bankcorp shares will receive Old Line Bancshares common stock for that portion of his or her election. However, with respect to the 500 Maryland Bankcorp shares for which the Maryland Bankcorp stockholder elected to receive cash, he or she will be entitled to receive cash for 308 Maryland Bankcorp shares (32,331/52,331 X 500 and rounded down to the nearest whole share) and Old Line Bancshares common stock for the remaining 192 Maryland Bankcorp shares. This means our hypothetical Maryland Bankcorp stockholder will be entitled to receive in the merger the per-share cash consideration for each of 308 of the 500 shares of Maryland Bankcorp common stock for which he or she elected to receive the cash consideration and the per-share stock consideration with respect to each of his or her remaining 692 shares.
          Example 6
               Facts:
          Assume that a hypothetical stockholder owns 1,000 shares of Maryland Bankcorp common stock and either does not make an election or makes an invalid election.
               Results:
          Under the allocation rules of the merger, all Maryland Bankcorp shares for which no valid elections were received, other than those Maryland Bankcorp shares held by objecting stockholders, will be converted into the right to receive Old Line Bancshares common stock. Our hypothetical Maryland Bankcorp stockholder who did not make a proper election for 1,000 Maryland Bankcorp shares will be entitled to receive the per-share stock consideration for each of his or her 1,000 shares of Maryland Bankcorp common stock.

          Included with this joint proxy statement/prospectus sent to each stockholder of Maryland Bankcorp is an election form that includes instructions for making their election as to the form of consideration they prefer to receive in the merger. If a Maryland Bankcorp stockholder who does not perfect dissenters’ rights does not properly complete and return an election form by the election deadline set forth under “— Election and Exchange Procedures — Election Form; Letter of Transmittal,” then that stockholder will receive Old Line Bancshares common stock as set forth above.
          Because the United States federal income tax consequences of receiving Old Line Bancshares common stock, cash or both Old Line Bancshares common stock and cash will differ, Maryland Bankcorp stockholders are urged to read carefully the information included under the caption “- Certain Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.
          Old Line Bancshares Common Stock
          Each share of Old Line Bancshares common stock outstanding immediately prior to completion of the merger will remain outstanding after and unchanged by the merger.
          Effective Date
          The merger will take effect when all conditions, including obtaining stockholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as Old Line Bancshares and Maryland Bankcorp may mutually select. Regulatory approval cannot be waived. We presently expect to close the merger by March 31, 2011. See “— Conditions to the Merger” and “— Regulatory Approvals.”
          Representations and Warranties
          The merger agreement contains customary representations and warranties relating to, among other things:
•	Organization of Old Line Bancshares and Maryland Bankcorp and their respective subsidiaries;

•	Capital structures of Old Line Bancshares and Maryland Bankcorp;

•	Valid approval, valid execution and delivery, non-contravention, performance and enforceability of the merger agreement;

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger;

•	Consistency of financial statements with accounting principles generally accepted in the United States;

•	Absence of material adverse changes, since June 30, 2010, in assets, liabilities, liquidity, net worth, property, financial condition and results of operations, or any damage, destruction or loss;

•	Filing of tax returns and payment of taxes;

•	Absence of undisclosed material pending or threatened litigation;

•	Compliance with applicable laws and regulations;

•	Absence of labor or collective bargaining agreements, labor strike, labor suits and similar matters, and absence of pending or threatened legal proceedings with respect to labor matters;

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	Quality of title to assets and properties;

•	Maintenance of adequate insurance;

•	Absence of undisclosed brokers’, finders’ or similar fees or the retention of finders, brokers and similar persons;

•	Absence of material environmental violations, actions or liabilities;

•	Accuracy of information supplied by Old Line Bancshares and Maryland Bankcorp for inclusion in the registration statement, filed under the Securities Act of 1933, of which this joint proxy statement/prospectus is a part, and all applications filed with regulatory authorities for approval of the merger;

•	Intellectual property used or owned by Old Line Bancshares and Maryland Bankcorp;

•	Validity and binding nature of loans reflected as assets in the financial statements of Maryland Bankcorp;

•	Disclosure of material contracts;

•	Material compliance with the Community Reinvestment Act;

•	Compliance with laws related to securities activities of employees;

•	Disclosure of related party transactions;

•	Establishment and maintenance of the allowance for loan losses;

•	Investment securities status;

•	Qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

•	Accuracy and completeness of corporate books and records;

•	Receipt of fairness opinion;

•	Absence of certain enumerated changes with respect to Maryland Bankcorp; and

•	Absence of undisclosed liabilities.
          Conduct of Business Pending the Merger
          In the merger agreement, Old Line Bancshares and Maryland Bankcorp each agreed to use their reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business.
          In addition, Maryland Bankcorp agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by or contemplated in the merger agreement or consented to by Old Line Bancshares. Maryland Bankcorp also agreed in the merger agreement that it will not, and will not allow any subsidiary to, without the written consent of Old Line Bancshares:
•	Change its articles of incorporation or bylaws;

•	Change the number of authorized or issued shares of its capital stock, repurchase any shares of its capital stock, redeem or otherwise acquire any shares of its capital stock, or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock;

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	Grant any severance or termination pay, except in accordance with policies or agreements in effect on September 1, 2010;

•	Enter into or amend any employment, consulting, severance, compensation, “change-in-control” or termination contract or arrangement;

•	Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Maryland Bankcorp or any Maryland Bankcorp subsidiary, except for routine periodic pay increases, selective merit pay increases and pay raises in connection with promotions during the period beginning on September 1, 2010 and ending on the effective date of the merger, provided, however, that any increase in compensation for an executive officer of Maryland Bankcorp or any Maryland Bankcorp subsidiary will require Old Line Bancshares’ prior written consent;

•	Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice;

•	Subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice;

•	Modify in any material manner the manner in which it has previously conducted its business or enter into any new line of business;

•	Incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

•	Sell or otherwise dispose of any real property;

•	Engage in any merger, consolidation, liquidation, acquisition, leasing, purchase and assumption transaction or any similar transaction unless failure to engage in such transaction would constitute a breach of fiduciary duty by Maryland Bankcorp’s directors;

•	Take any action that would result in any condition to closing from being satisfied, except as may be required by applicable law and after written consent or waiver from Old Line Bancshares;

•	Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which Maryland Bankcorp is a party;

•	Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States, by any applicable regulatory authority or as otherwise provided for in the merger agreement;

•	Implement any new employee benefit or welfare plan, or amend any plans except as required by law;

•	Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

•	Enter into, renew, extend or modify any transaction with any affiliate of Maryland Bankcorp, other than deposit and loan transactions in the ordinary course of business and that comply with applicable laws and regulations;

•	Enter into any interest rate swap, floor or cap or similar arrangement;

•	Take any action that would give rise to a right of payment to any person under any employment agreement, except for contractually required compensation;

•	Purchase any security for its investment portfolio other than in compliance with its existing policies;

•	Except as already disclosed to Old Line Bancshares, make any capital expenditure of $50,000 or more or undertake or enter into any lease, contract or other commitment;

•	Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code;

•	Enter into, grant, approve or extend any loan, credit facility, line of credit or letter of credit in excess of $325,000 in the aggregate to a single borrower, provided that it may make such a credit extension if Old Line Bancshares does not object to such credit extension within 48 hours of receipt of information regarding such proposed credit extension; or

•	Agree to do any of the foregoing.
               Maryland Bankcorp also agreed in the merger agreement, among other things:
•	To permit Old Line Bancshares, if Old Line Bancshares elects to do so at its own expense, to conduct environmental assessments with respect to Maryland Bankcorp’s and its subsidiaries’ properties, whether owned or leased;

•	To modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, consistent with accounting principles generally accepted in the United States and applicable banking laws and regulations, so as to be applied on a basis that is consistent with that of Old Line Bancshares, immediately prior to the effective date of the merger;

•	To allow at least one representative from Old Line Bancshares to attend any meetings of the board of directors or a committee thereof of Maryland Bankcorp and Maryland Bank & Trust; and

•	To dissolve any non-operating subsidiaries of Maryland Bankcorp and Maryland Bank & Trust prior to the closing of the merger.
               Old Line Bancshares and Maryland Bankcorp jointly agreed, among other things:
•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals;

•	To submit the proposed merger to their stockholders for approval at a special meeting to be held as soon as practicable, with an approval recommendation by each company’s board of directors;

•	Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement;

•	To maintain adequate insurance;

•	To maintain books and records consistent with past practice;

•	To file all tax returns and pay all taxes when due;

•	To cooperate with each other in the interest of an orderly, cost-effective consolidation of operations, and, if mutually agreed, terminate any in-house back office, support, processing or other operational activities or services of Maryland Bankcorp or any Maryland Bankcorp subsidiary, including accounting, loan processing and deposit services, and substitute a contract or arrangement between Old Line Bancshares or any Old Line Bancshares subsidiary and Maryland Bankcorp for the provision of similar services to Maryland Bankcorp;

•	To deliver to each other quarterly financial statements;

•	To deliver to each other all documents that may be filed with the SEC or with other banking or regulatory authorities; and

•	To consult upon the form and substance of any press release related to the merger agreement or the proposed merger.
          In addition, Old Line Bancshares also agreed in the merger agreement, among other things, that it will purchase extended period officers’ and directors’ liability insurance for the officers and directors of Maryland Bankcorp and that it will not, and will not allow any subsidiary to, without the consent of Maryland Bankcorp:
•	Change its articles of incorporation or bylaws;

•	Repurchase, redeem or otherwise acquire any shares of its capital stock or securities convertible into capital stock;

•	Take any action that would result in any condition to closing from being satisfied, except as may be required by applicable law and after written notification to Maryland Bankcorp;

•	Change any accounting methods, principles or practices, except as may be required by changes in accounting principles generally accepted in the United States or by any applicable regulatory authority;

•	Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code; or

•	Agree to do any of the foregoing.
          Conditions to the Merger
          Old Line Bancshares’ and Maryland Bankcorp’s obligations to complete the merger are subject to various conditions, including the following:
•	The merger agreement shall have been approved by the stockholders of both Maryland Bankcorp and Old Line Bancshares;

•	All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See “— Terms of the Merger — Regulatory Approvals;”

•	There shall not be any order, decree or injunction in effect preventing the completion of the transactions contemplated by the merger agreement;

•	Each of Old Line Bancshares and Maryland Bankcorp shall have received an opinion of counsel or a letter from their independent certified public accountants that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, with respect to the opinion received by Maryland Bankcorp, that any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received, including cash received in lieu of fractional share interests. See “— Certain Federal Income Tax Consequences;”

•	Each of Old Line Bancshares and Maryland Bankcorp shall have received an opinion of counsel from the other party’s counsel as to certain matters; and

•	No material adverse change shall have occurred in the business, property, assets, liabilities, operations, liquidity, income or financial condition of Maryland Bankcorp or Old Line Bancshares, or any of their subsidiaries.
               In addition to the foregoing, each party’s obligations to close the merger are conditioned on:
•	The accuracy in all material respects, as of September 1, 2010, and as of the effective date of the merger, of the representations and warranties of the other, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

•	The other’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger; and

•	Other conditions that are customary for transactions of the type contemplated by the merger agreement. See “— Terms of the Merger — Representations and Warranties” and “— Terms of the Merger — Conduct of Business Pending the Merger.”
               In addition, Old Line Bancshares’ obligation to close the merger is also contingent on:
•	Old Line Bancshares being satisfied that the results of any environmental assessments it conducted with respect to property of Maryland Bankcorp or its subsidiaries will not have a material adverse effect on Maryland Bankcorp;

•	Holders of no more than 5% of the outstanding shares of Maryland Bankcorp common stock perfecting their dissenters’ rights;

•	Each of Messrs. Watts and Daugherty (and certain of their affiliates) having delivered to Old Line Bancshares an executed voting limit and standstill agreement. See “— Interests of Directors, Officers and Others in the Merger — Voting Limit and Standstill Agreements;”

•	Each of Messrs. Watts and Daugherty having delivered to Old Line Bancshares an executed non-competition agreement; and

•	Each director of Maryland Bankcorp or any Maryland Bankcorp subsidiary having delivered to Old Line Bancshares an executed voting support agreement. See “— Interests of Directors, Officers and Others in the Merger — Support Agreements.”
          Except for the requirements of Old Line Bancshares and Maryland Bankcorp stockholder approval, regulatory approvals and the absence of any order, decree or injunction preventing the transactions contemplated by the merger agreement, each party may waive each of the conditions described above in the manner and to the extent described in “— Terms of the Merger — Amendment; Waiver” immediately below.
          Amendment; Waiver
          Subject to applicable law, at any time prior to the closing date of the merger, Old Line Bancshares and Maryland Bankcorp may:
•	Amend the merger agreement;

•	Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement;

•	Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement;

•	Waive any term or condition of the merger agreement; or

•	Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for the requirements of Maryland Bankcorp and Old Line Bancshares stockholder approval, regulatory approvals and the absence of any order, decree or injunction preventing the transactions contemplated by the merger agreement.
          Termination
          The merger agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of Old Line Bancshares and Maryland Bankcorp.
          The merger agreement may also be terminated by either party if:

•	The other party, in any material respect, breaches any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party (however, if the breach cannot reasonably be cured within this 30-day period, but may reasonably be cured within 60 days and the cure is being diligently pursued, no termination can occur before the expiration of the 60-day period);

•	The conditions to such party’s obligation to close the merger have not been satisfied or waived and cannot be satisfied within 30 days after giving written notice to the other party;

•	The closing of the merger does not occur by May 31, 2011, unless this is due to a material breach of the merger agreement by the terminating party;

•	Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of the approval or consent and the time period for appeals or requests for reconsideration has expired;

•	Maryland Bankcorp’s stockholders or Old Line Bancshares’ stockholders vote but do not approve the merger at a special meeting called to vote on the merger;

•	Maryland Bankcorp or any Maryland Bankcorp subsidiary enters into an alternative transaction; or

•	The other party’s board of directors withdraws, changes or modifies its recommendation to its stockholders to approve the merger agreement and the merger.
          The merger agreement may also be terminated by Maryland Bankcorp if Old Line Bancshares or any Old Line Bancshares subsidiary enters into an alternative transaction, as a result of which Old Line Bancshares is not the surviving entity or Old Line Bancshares’ directors as of September 1, 2010 do not comprise the majority of the surviving entity’s board of directors, with any person other than Maryland Bankcorp, and the Maryland Bankcorp board of directors determines, with written advice of counsel, that such transaction is not in the best interests of Maryland Bankcorp’s stockholders.
          In addition, the merger agreement contains a provision under which Maryland Bankcorp may terminate the merger agreement if the average price of Old Line Bancshares common stock is less than $6.00 unless Old Line Bancshares, in its sole discretion, increases the aggregate merger consideration in stock, cash or a combination thereof, by an amount equal to the product of (i) $6.00 minus the average price and (ii) 2,621,231. See “The Merger Agreement and the Merger — Terms of the Merger — Maryland Bankcorp Price Termination Right.”
          Termination Fee
          Maryland Bankcorp has agreed to pay a fee of $750,000 to Old Line Bancshares if Old Line Bancshares terminates the merger agreement in connection with:
•	The entry by Maryland Bankcorp or any Maryland Bankcorp subsidiary into an alternative transaction, provided that Old Line Bancshares is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement;

•	Maryland Bankcorp’s material breach of the merger agreement, provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	The Maryland Bankcorp board of directors withdrawing, changing or modifying its recommendation to stockholders to approve the merger agreement and the merger; or

•	The failure of the merger to close by May 31, 2011 or receive all necessary regulatory approvals or consents and the failure to so close or receive such approvals or consents was directly caused by the knowing, willful and intentional actions or inactions of Maryland Bankcorp, provided Old Line Bancshares is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement.

          In addition, Maryland Bankcorp has agreed to pay a fee of $1,000,000 to Old Line Bancshares if Maryland Bankcorp terminates the merger agreement after it enters into an alternative transaction after receipt of written advice from its counsel that the failure to do so would constitute a breach of Maryland Bankcorp’s directors’ fiduciary duty under Maryland law.
          Old Line Bancshares has agreed to pay a fee of $750,000 to Maryland Bankcorp if Maryland Bankcorp terminates the merger agreement in connection with:
•	Old Line Bancshares’ material breach of the merger agreement, provided that Maryland Bankcorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;
•	The Old Line Bancshares board of directors withdrawing, changing or modifying its recommendation to stockholders to approve the merger agreement and the merger; or
•	The failure of the merger to close by May 31, 2011 or receive all necessary regulatory approvals or consents and the failure to so close or receive such approvals or consents was directly caused by the knowing, willful and intentional actions or inactions of Old Line Bancshares, provided Maryland Bankcorp is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement.
          No Solicitation of Other Transactions
          Maryland Bankcorp has agreed that, unless it believes, after receipt of written advice from its legal counsel, that failure to do so would violate the Maryland Bankcorp directors’ fiduciary duty, it will not, and will not allow others under its control to, directly or indirectly:
•	Initiate, solicit, encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal that relates to a merger, consolidation or acquisition of Maryland Bankcorp or any of its subsidiaries, acquisition of all or substantially all of the assets or liabilities of Maryland Bankcorp or any of its subsidiaries, or the acquisition of ownership or voting power representing 10% or more of the outstanding common stock of Maryland Bankcorp or any of its subsidiaries;
•	Enter into or maintain or continue discussions or negotiate with a third party regarding any acquisition proposal or inquiry described above; or
•	Agree to or endorse any acquisition proposal or inquiry described above.
          Maryland Bankcorp has also agreed to notify Old Line Bancshares promptly if Maryland Bankcorp receives any acquisition proposal or inquiry described above from any third party.
          For a discussion of circumstances under which certain actions relating to a possible change in control involving Maryland Bankcorp could result in Maryland Bankcorp being required to pay a termination fee of either $750,000 or $1,000,000, see “The Merger Agreement and the Merger — Terms of the Merger — Termination Fee.”
          Expenses
          Old Line Bancshares and Maryland Bankcorp will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel. If Maryland Bankcorp incurs expenses exceeding $450,000 (not including the purchase of “tail” officers’ and directors’ liability insurance), however, any amount over $450,000 will be deducted from the aggregate merger consideration paid to Maryland Bankcorp’s stockholders in the merger.
          Regulatory Approvals
          Completion of the merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to, federal and state authorities required to complete the merger of Old Line Bancshares and Maryland Bankcorp as well as the merger of Old Line Bank and Maryland Bank & Trust.

          Old Line Bancshares and Maryland Bankcorp have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger and the bank merger. These approvals include, with respect to the merger, approval from the Federal Reserve Board and the Maryland Commissioner and, with respect to the bank merger, approval from the Maryland Commissioner and no objection from the OCC. The merger cannot proceed without these required regulatory approvals.
     Regulatory Approvals for the Merger
          Federal Reserve Board. A merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:
•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or
•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.
          The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of Old Line Bancshares and Maryland Bankcorp in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Federal Reserve Board must take into account the effectiveness of the bank holding companies in combating money laundering activities. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities.
          Maryland Commissioner. The merger is subject to the prior approval of the Maryland Commissioner under Section 5-903 of the Financial Institutions Article of the Maryland Annotated Code. In determining whether to approve the merger, the Maryland Commissioner will consider:
•	Whether the merger may be detrimental to the safety and soundness of Maryland Bankcorp; and
•	Whether the merger may result in an undue concentration of resources or a substantial reduction of competition in the State of Maryland.
          The Maryland Commissioner will not approve any acquisition if upon consummation the combined entity (including any of its bank subsidiaries) would control 30% or more of the total amount of deposits of insured depository institutions in the State of Maryland, although the Maryland Commissioner may waive this limitation upon good cause shown. Old Line Bank will not control 30% of the insured deposits in Maryland after the merger.
          The Maryland Commissioner will have 60 days after receipt of the application to determine whether to approve the merger.
          Regulatory Approvals for the Bank Merger
          Maryland Commissioner. The bank merger agreement is subject to the prior approval of the Maryland Commissioner under Section 3-703(c) of the Financial Institutions Articles of the Maryland Annotated Code. The Maryland Commissioner will approve an agreement for the bank merger agreement if it determines that:
•	Old Line Bank meets all the requirements of Maryland law for the formation of a new commercial bank;
•	The bank merger agreement provides an adequate capital structure, including surplus, for Old Line Bank in relation to its deposit liabilities and other activities;

•	The bank merger agreement is fair; and

•	The proposed bank merger is not against the public interest.
          The Maryland Commissioner will have six months after receipt of the application to determine whether to approve the bank merger.
          OCC No Objection. Pursuant to OCC rules, since Maryland Bank & Trust is being merged into a state bank, prior OCC approval of the bank merger is not required. However, Old Line Bank must file a notice advising the OCC of its intention to acquire Maryland Bank & Trust in the bank merger prior to consummation of the bank merger.
          Applications
          Old Line Bancshares has not filed applications with the Federal Reserve Board or the Maryland Commissioner requesting approval of the merger of Maryland Bankcorp with and into Old Line Bancshares, and Old Line Bank has not filed applications with the Maryland Commissioner or the OCC requesting approval or non-objection of the merger of Maryland Bank & Trust into Old Line Bank. However, Old Line Bancshares and Old Line Bank anticipate filing the applications as soon as possible and expect to file no later than November 15, 2010. In general, the applications will describe the terms of the merger or bank merger, the parties involved and the activities to be conducted by the combined entities as a result of the transaction, and will contain certain related financial and managerial information.
          We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.
          Management and Operations After the Merger
          The current officers and directors of Old Line Bancshares and Old Line Bank, with the addition of Thomas B. Watts, Chairman of the Board and Chief Executive Officer of Maryland Bankcorp, and G. Thomas Daugherty, President of Maryland Bankcorp (or such replacements as Maryland Bankcorp shall name if either of Messrs. Watts or Daugherty become disqualified to serve as directors pursuant to the merger agreement), to each entity’s board of directors, will continue to be the officers and directors of Old Line Bancshares and Old Line Bank, respectively, after the merger.
          Employment; Severance
          Following the merger, Old Line Bancshares is not obligated to continue the employment of any Maryland Bankcorp employee. As a result of the merger, some Maryland Bankcorp positions, primarily in-house back office, support, processing and other operational activities and services, may be eliminated. However, Old Line Bancshares will endeavor to continue the employment of all Maryland Bankcorp employees in positions that will contribute to the successful performance of the combined organization. If a position is duplicative, Old Line Bancshares will attempt to reassign the individual to a needed position that uses the skills and abilities of the individual. If that is impracticable or Old Line Bancshares does not have available a comparable position, Old Line Bancshares will grant an eligible employee who is terminated two weeks of severance pay for each year of service up to a maximum of 26 weeks of severance pay. All employees of Maryland Bankcorp and any Maryland Bankcorp subsidiary, including Maryland Bank & Trust, other than Messrs. Watts and Daugherty, will be eligible for severance benefits, except that no employee of Maryland Bankcorp who receives any severance benefits under the merger agreement will also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement, salary continuation agreement or similar plan or right. Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for “cause” (as defined in the merger agreement), within 12 months after the time the merger is effective. Any former Maryland Bankcorp employee whose employment with Old Line Bancshares is terminated without “cause” after 12 months from the effective date of the merger will receive such severance benefits from Old Line Bancshares as is provided for in Old Line Bancshares’ general severance policy for such terminations (with full credit being given for each year of service with Maryland Bankcorp or any Maryland Bankcorp subsidiary).
          Employee Benefits
          The merger agreement provides that as of the effective date of the merger, each employee of Maryland Bankcorp or any Maryland Bankcorp subsidiary who becomes an employee of Old Line Bancshares or a subsidiary thereof will be entitled to full credit for each year of service with Maryland Bankcorp or any subsidiary thereof for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Old Line Bancshares’, or as appropriate, in the Old Line Bancshares subsidiaries’, employee benefit plans, programs and policies. Old Line Bancshares will use the original date of hire by Maryland Bankcorp or a Maryland Bankcorp subsidiary in making such determinations. After the effective date of the merger, Old Line Bancshares may discontinue or amend, or convert to or merge with, an Old Line Bancshares benefit plan, any Maryland Bankcorp benefit plan, subject to the plan’s provisions and applicable law.
Interests of Directors, Officers and Others in the Merger
          Certain members of management of Maryland Bankcorp and its board of directors may have interests in the merger in addition to their interests as stockholders of Maryland Bankcorp. The Maryland Bankcorp board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement.
          Share Ownership
          As of _____________, the record date for the special meeting of Maryland Bankcorp stockholders, the directors, executive officers and other significant stockholders of Maryland Bankcorp may be deemed to be the beneficial owners of _______ shares, representing _.__% of the outstanding shares of Maryland Bankcorp common stock. See “Ownership of Maryland Bankcorp Common Stock”).
          Indemnification and Insurance
          Old Line Bancshares has agreed that for a minimum of three years and a maximum of six years after the merger’s effective date, Old Line Bancshares will, at its expense, maintain directors and officers liability insurance for the former directors and officers of Maryland Bankcorp and its subsidiaries with respect to matters occurring at or prior to the merger’s effective date (a “tail” policy), so long as the policy can be obtained at a cost not in excess of 200% of the rate for such directors and officers liability insurance in effect as of September 1, 2010. If Old Line Bancshares is unable to obtain a directors and officers liability insurance tail policy at a cost not in excess of 200% of such rate, Old Line Bancshares will obtain a directors and officers liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 200% of such rate.
          Board Positions and Compensation
          Upon completion of the merger and the subsequent bank merger, Thomas B. Watts and G. Thomas Daugherty will be appointed as Old Line Bancshares and Old Line Bank directors and shall be entitled to compensation in such capacity on the same basis as other Old Line Bancshares and Old Line Bank directors.
          Supplemental Executive and Director Retirement Plans and Pension Agreement
          Each of Thomas B. Watts and G. Thomas Daugherty is a party to an executive supplemental retirement plan (“SERP”) with Maryland Bank & Trust. Each SERP provides for payments to the executive after his retirement in certain circumstances. The SERPs provide that upon a change in control, the acquiring entity is obligated to abide by the terms of the SERPs. Under these agreements, which are financed by certain life insurance policies on the life of each executive, if the executive remains employed until his 65th birthday, Maryland Bank & Trust is obligated to pay him $100,000 annually for 15 years, payable in equal monthly installments following his retirement. The benefits are decreased if the executive retires before age 65 and increased if he retires after age 65. The merger will constitute a change of control under the SERPs; after the change of control, if Mr. Watts or Mr. Daugherty is terminated, his benefits under the SERP become vested as if he had remained until normal retirement age. In addition, if Mr. Watts or Mr. Daugherty dies before all benefits due under the SERP are paid, the remaining benefits are payable in a lump sum to his estate.
          In addition, Frank Taylor, a current director of Maryland Bankcorp and Maryland Bank & Trust, is a party to a director supplemental retirement plan (“DSRP”) with Maryland Bank & Trust. The DSRP provides for payments to Mr. Taylor after he leaves the Maryland Bank & Trust board of directors in certain circumstances. The DSRP provides that upon a change in control, the acquiring entity is obligated to abide by the terms of the DSRP. Under the DSRP, which is financed by certain life insurance policies on the life of Mr. Taylor, if Mr. Taylor remains a director of Maryland Bank & Trust until his 65th birthday, Maryland Bank & Trust is obligated to pay him $20,000 annually for 15 years, payable in equal monthly installments after he retires from the board of directors. The benefits are decreased if Mr. Taylor retires from the board before age 65 and increased if he retires after age 65. The merger will constitute a change of control under the DSRP; after the change of control, if Mr. Taylor does not serve as a director, his benefits under the DSRP become vested as if he had remained until normal retirement age. In addition, if Mr. Taylor dies before all benefits due under the DSRP are paid, the remaining benefits are payable in a lump sum to his estate.
          Finally, Lawrence H. Wright, Senior Vice President and Secretary of Maryland Bankcorp and Senior Vice President and Chief Financial Officer of Maryland Bank & Trust, K. Bradley Howard, Vice President of Maryland Bankcorp and Vice President, Business Development and Marketing Officer of Maryland Bank & Trust, and Louise G. Czwartacki, Vice President and Treasurer of Maryland Bankcorp and Vice President, Senior Operations and Information Security Officer of Maryland Bank & Trust, are each a party to a supplemental pension agreement with Maryland Bank & Trust. Under the agreements, Maryland Bank & Trust purchased a life insurance policy on the life of each executive, and each executive agreed to remain an employee of Maryland Bank & Trust until age 65, unless both Maryland Bank & Trust and the executive agree retirement should occur at age 62. Each executive is deemed to have earned and is entitled to 55% of the benefits under his or her agreement at age 62, with the remaining benefits earned pro rata each year until age 65. If the executive is terminated, the benefits under the agreement are considered fully earned. The values of these agreements were $242,152 as of December 28, 2009 for Mr. Wright, $195,644 as of December 28, 2009 for Mr. Howard, and $334,013 as of January 21, 2010 for Ms. Czwartacki. In addition, if the executive dies before age 65, each agreement provides for a death benefit, currently $640,000 for Mr. Wright, $605,000 for Mr. Howard and $909,041 for Ms. Czwartacki, to be paid to his or her beneficiary. Pursuant to the merger agreement Old Line Bancshares has agreed to continue Maryland Bank & Trust’s obligations under these supplemental pension agreements.
          Support Agreements
          As a condition to Old Line Bancshares entering into the merger agreement, each of the directors of Maryland Bankcorp entered into an agreement with Old Line Bancshares, dated as of September 1, 2010, pursuant to which each director agreed to vote all of their shares of Maryland Bankcorp common stock in favor of the merger. A form of support agreement is Exhibit B to the merger agreement, which is attached to this document as Annex A. The support agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Maryland Bankcorp. The following is a brief summary of the material provisions of the support agreements:
•	Each director of Maryland Bankcorp agreed, among other things, to vote, or cause to be voted, at any meeting of Maryland Bankcorp stockholders or other circumstance in which the vote, consent or other approval of stockholders is sought, all of the Maryland Bankcorp common stock as to which he or she is the record or beneficial owner (and including shares held of record by such director’s spouse and children) (a) for approval of the merger agreement and the merger and the other transactions contemplated thereby at any meeting of the Maryland Bankcorp stockholders duly held for such purpose, (b) against any alternative acquisition transaction, and (c) against certain other actions or proposals that are intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the merger, the merger agreement or the transactions contemplated by the merger agreement.
•	Each director of Maryland Bankcorp agreed to take all reasonable actions and to assist in the consummation of the merger and the other transactions contemplated by the merger agreement, and to use his or her best efforts to cause Maryland Bankcorp and its subsidiaries to take certain actions set forth in the merger agreement with respect to the preparation of this document and all required regulatory applications.
•	Each director of Maryland Bankcorp agreed to continue to hold his or her shares of Maryland Bankcorp until the merger is effective or the merger agreement is terminated.
•	Each director agreed not to enter into any arrangement or understanding that would be in any manner inconsistent with or violate the support agreement.
          Executive Noncompetition Agreements
          The merger agreement provides that as of the closing date of the merger Old Line Bancshares will enter into non-compete agreements with Thomas B. Watts and G. Thomas Daugherty. These agreements provide that, for a three-year period following the closing date of the merger, each of Messrs. Watts and Daugherty agrees not to (i) transact any business that competes with Old Line Bank, (ii) solicit or encourage any customers or employees of Old Line Bank to leave Old Line Bank or otherwise adversely affect that person’s business relationship with Old Line Bank, or (iii) participate or engage in the business of banking or in any banking-related business that is being conducted by Old Line Bank or Old Line Bancshares, including serving as a bank director, officer or employee or owning more than 4.9% of any company that competes with Old Line Bancshares or Old Line Bank.
          The agreements further obligate each of Messrs. Watts and Daugherty, for a period of two years after the closing date, to cooperate with Old Line Bank’s and Old Line Bancshares’ management to provide for a smooth transition following the merger, which will include assisting Old Line Bancshares and Old Line Bank with any questions or concerns and providing advice with respect to Maryland Bankcorp’s or Maryland Bank & Trust’s business, operations, customers, target market, personnel matters, vendors or services.
          In exchange, the noncompetition agreements provide that Old Line Bancshares will pay to each of Messrs. Watts and Daugherty the sum of $200,000, with $25,000 paid upon consummation of the merger and the balance paid over the first two years of the agreements.
          A form of the executive noncompetition agreement is Exhibit C to the merger agreement, which is attached to this document as Annex A.
          Director Noncompetition Agreements
          Pursuant to the merger agreement, Old Line Bancshares will offer to enter into a three-year non-compete agreement with each non-employee director of Maryland Bankcorp and Maryland Bank & Trust (this does not include Messrs. Watts and Daugherty) in exchange for a lump-sum payment of $50,000 to be paid upon the closing of the merger. These agreements provide that, for a three-year period following the closing date of the merger, each such director agrees not to (i) transact any business that competes with Old Line Bancshares or Old Line Bank, (ii) solicit or encourage any customers or employees of Old Line Bancshares or Old Line Bank to leave Old Line Bancshares or Old Line Bank or otherwise adversely affect that person’s business relationship with Old Line Bancshares or Old Line Bank, or (iii) participate or engage in the business of banking or in any banking-related business that is being conducted by Old Line Bank or Old Line Bancshares, including serving as a bank director, officer or employee or owning more than 4.9% of any company that competes with Old Line Bancshares or Old Line Bank, in certain enumerated Maryland counties.
          A form of the executive noncompetition agreement is Exhibit E to the merger agreement, which is attached to this document as Annex A.
          Voting Limit and Standstill Agreements
          As a condition to Old Line Bancshares entering into the merger agreement, each of Messrs. Watts and Daugherty, their spouses and any entities they control (the “Watts Group” and “Daugherty Group,” as applicable) entered into an agreement with Old Line Bancshares, dated as of September 1, 2010, pursuant to which each of the Watts Group and the Daugherty Group agreed that, notwithstanding how many shares they acquire as a result of the merger, they will vote no more than 4% of the total issued and outstanding shares of Old Line Bancshares in any vote of the stockholders of Old Line Bancshares. The agreements further prohibit each member of the Watts Group and Daugherty Group, except for actions taken as a director of Old Line Bancshares or that are approved by a majority of Old Line Bancshares’ board of directors (excluding any member of the Watts Group or the Daugherty Group), from taking certain actions with respect to Old Line Bancshares, including (i) acquiring or offering to acquire additional shares of common stock, other than as compensation for board service, (ii) engaging in the solicitation of proxies or consents or making any stockholder proposals, (iii) trying to influence any person with respect to voting of common stock, (iv) nominating any person for election as a director, (v) making any public statements with respect to any action requiring stockholder approval, (vi) depositing their shares of Old Line Bancshares common stock in any voting trust or entering into a similar arrangement, (vii) seeking to control or influence the management, board of directors or policies of Old Line Bancshares, (viii) proposing any business combination, recapitalization, restructuring, dissolution or similar transaction, or (ix) seeking to call a stockholder meeting, remove a director or support a person suing Old Line Bancshares or any of its affiliates.
          The voting limit and standstill agreements do not provide for any payment to the members of the Watts Group or the Daugherty group. A form of the voting limit and standstill agreement is Exhibit A to the merger agreement, which is attached to this document as Annex A.

Regulatory Matters Regarding Maryland Bank & Trust
          On February 10, 2006, Maryland Bankcorp’s wholly owned subsidiary, Maryland Bank & Trust, entered into a formal written agreement with its primary regulator, the OCC. Under the terms of the written agreement, Maryland Bank & Trust agreed to take certain actions relating to its lending operations and capital compliance. Specifically, the OCC required Maryland Bank & Trust to take the following actions:
•	Conduct a review of senior management to ensure these individuals can perform the duties required under Maryland Bank & Trust’s policies and procedures and the requirements of the written agreement, manage day-to-day operations of Maryland Bank & Trust, and where necessary, implement a written program to address the training of Maryland Bank & Trust’s senior officers;
•	Develop a staffing plan for the lending and compliance functions that are necessary to implement and maintain a sound system of internal controls and risk management;
•	Achieve certain regulatory capital levels, which are greater than the regulatory requirements to be “well capitalized” under bank regulatory requirements by October 31, 2008. In particular, Maryland Bank & Trust must achieve a: 14% total risk-based capital to total risk-weighted assets ratio; 12% Tier 1 capital to risk-weighted assets ratio; and 8% Tier 1 capital to adjusted total assets ratio;
•	Develop and implement a three-year capital program;
•	Adopt a written program to ensure compliance with Regulation O and internally test compliance with the program;
•	Adopt a written consumer compliance program to ensure Maryland Bank & Trust operates in compliance with all applicable consumer protection laws, rules and regulations;
•	Develop and implement written policies and procedures to ensure compliance with the Bank Secrecy Act;
•	Obtain satisfactory credit information on all loans lacking such information, maintain proper collateral documentation, adopt a process for timely resolution of credit and collateral exceptions, and adopt a process for identifying, tracking and reporting credit, collateral and policy exceptions
•	Hire an independent appraiser to provide a written or updated appraisal of certain assets;
•	Improve Maryland Bank & Trust’s loan portfolio management and provide the Board with quarterly written reports on credit quality;
•	Take all necessary actions to protect Maryland Bank & Trust’s interest in criticized assets, adopt and implement a program to eliminate regulatory criticism of these assets, and engage in an ongoing review of its criticized assets;
•	Improve the management and monitoring of Maryland Bank & Trust’s loan portfolio;
•	Establish an effective management information system that facilitates risk identification, establishes controls, and delivers accurate information for timely review in a manner consistent with the written agreement;
•	Establish an independent on-going internal loan review system to review Maryland Bank & Trust’s loan and lease portfolios for timely identification and categorization of problem assets in a manner consistent with the written agreement;
•	Review the allowances for loan and lease losses and adopt and establish a program for the maintenance of an adequate allowance in a manner consistent with the written agreement; and
•	Maintain an independent internal audit program.

          The written agreement includes timeframes to implement the foregoing and on-going compliance requirements for Maryland Bank & Trust, including requirements to report to the OCC. The written agreement also requires Maryland Bank & Trust to establish a committee of its board of directors that will be responsible for overseeing compliance with the written agreement.
          Maryland Bank & Trust has taken steps to comply with the requirements of the written agreement. At September 30, 2010, Maryland Bank & Trust’s capital ratios were in compliance with the written agreement.
          Old Line Bank, however, will not be subject to the written agreement following the bank merger.
Accounting Treatment
          The merger will be accounted for using the acquisition method of accounting with Old Line Bancshares treated as the acquiror. Under this method of accounting, Maryland Bankcorp’s assets and liabilities will be recorded by Old Line Bancshares at their respective fair values as of the closing date of the merger and added to those of Old Line Bancshares. Any excess of purchase price over the net fair values of Maryland Bankcorp’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Maryland Bankcorp’s net assets over the purchase price will be recognized in earnings as a bargain purchase gain by Old Line Bancshares on the closing date of the merger. Financial statements of Old Line Bancshares issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Maryland Bankcorp prior to the merger. The results of operations of Maryland Bankcorp will be included in the results of operations of Old Line Bancshares beginning on the effective date of the merger.
Certain Federal Income Tax Consequences
          The following discussion addresses the material United States federal income tax consequences of the merger to a Maryland Bankcorp stockholder who holds shares of Maryland Bankcorp common stock as a capital asset. This discussion is based upon the Internal Revenue Code, U.S. Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Maryland Bankcorp stockholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Maryland Bankcorp stockholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, regulated investment companies, investors in pass-through entities, Maryland Bankcorp stockholders who acquired their shares of Maryland Bankcorp common stock pursuant to the exercise of employee stock options or otherwise as compensation, and Maryland Bankcorp stockholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
          Maryland Bankcorp stockholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.
          The closing of the merger is conditioned upon (i) the receipt by Old Line Bancshares of (a) the opinion of Ober, Kaler, Grimes & Shriver, P.C., counsel to Old Line Bancshares, or (b) a letter from Rowles & Company, LLP, the independent certified public accountants for Old Line Bancshares, and (ii) the receipt by Maryland Bankcorp of the opinion of Reznick Group, P.C., the independent certified public accountants for Maryland Bankcorp (it is anticipated that Old Line Bancshares will waive this condition and accept the opinion of Nelson Mullins Riley & Scarborough LLP, special counsel for Maryland Bankcorp, in lieu of the opinion of Reznick Group, P.C.), each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to therein (including factual representations contained in certificates of officers of Maryland Bankcorp and Old Line Bancshares) which are consistent with the state of facts existing as of the effective date of the merger:
•	The merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and
•	Only as to the opinion to be received by Maryland Bankcorp, any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests.

          The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Maryland Bankcorp nor Old Line Bancshares intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
          Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the material United States federal income tax consequences of the merger to Maryland Bankcorp stockholders not subject to special treatment under the Internal Revenue Code, as described above. Such consequences generally will depend on whether Maryland Bankcorp stockholders exchange their Maryland Bankcorp common stock for cash, Old Line Bancshares common stock or a combination of cash and Old Line Bancshares common stock.
          Exchange for Old Line Bancshares Common Stock
          If, pursuant to the merger, a Maryland Bankcorp stockholder exchanges all of his or her shares of Maryland Bankcorp common stock solely for shares of Old Line Bancshares common stock, the stockholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Old Line Bancshares common stock (as discussed below). The aggregate adjusted tax basis of the shares of Old Line Bancshares common stock received in the exchange will be equal to the aggregate adjusted tax basis of the shares of Maryland Bankcorp common stock surrendered (reduced by the tax basis allocable to any fractional share of Old Line Bancshares common stock for which cash is received), and the holding period of the Old Line Bancshares common stock will include the period during which the shares of Maryland Bankcorp common stock were held by the Maryland Bankcorp stockholder. If a Maryland Bankcorp stockholder has differing bases or holding periods in respect of his or her shares of Maryland Bankcorp common stock, the stockholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Old Line Bancshares common stock received in the exchange.
          Exchange Solely for Cash
          In general, if, pursuant to the merger, a Maryland Bankcorp stockholder exchanges all of his or her shares of Maryland Bankcorp common stock solely for cash, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Maryland Bankcorp common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the stockholder’s holding period with respect to the Maryland Bankcorp common stock surrendered is more than one year. If, however, the Maryland Bankcorp stockholder owns (or is deemed for tax purposes to own) shares of Old Line Bancshares common stock after the merger, the cash received may be treated as a dividend under certain circumstances. See "— Possible Treatment of Cash as a Dividend” below.
          Exchange for Old Line Bancshares Common Stock and Cash
          If, pursuant to the merger, a Maryland Bankcorp stockholder exchanges all of his or her shares of Maryland Bankcorp common stock for a combination of Old Line Bancshares common stock and cash, the stockholder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Old Line Bancshares common stock received in the exchange over such stockholder’s adjusted tax basis in the shares of Maryland Bankcorp common stock surrendered) and (ii) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of Maryland Bankcorp shares. Any recognized gain generally will be long-term capital gain if the Maryland Bankcorp stockholder’s holding period with respect to the Maryland Bankcorp common stock surrendered is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See “— Possible Treatment of Cash as a Dividend” below.
          The aggregate tax basis of Old Line Bancshares common stock received by a Maryland Bankcorp stockholder that exchanges his or her shares of Maryland Bankcorp common stock for a combination of Old Line Bancshares common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Maryland Bankcorp common stock surrendered, reduced by the amount of cash received by the Maryland Bankcorp stockholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Maryland Bankcorp stockholder on the exchange. The holding period of the Old Line

Bancshares common stock will include the holding period of the shares of Maryland Bankcorp common stock surrendered. If a Maryland Bankcorp stockholder has differing bases or holding periods in respect of his or her shares of Maryland Bankcorp common stock, such stockholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Old Line Bancshares common stock received in the exchange.
          Cash Received in Lieu of a Fractional Share
          Cash received by a Maryland Bankcorp stockholder in lieu of a fractional share of Old Line Bancshares common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the stockholder’s aggregate adjusted tax basis of the shares of Maryland Bankcorp common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the shares of Maryland Bankcorp common stock surrendered is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See “— Possible Treatment of Cash as a Dividend” below.
          Possible Treatment of Cash as a Dividend
          In general, the determination of whether the receipt of cash in the merger will be treated as a dividend depends upon the extent to which the exchange reduces the Maryland Bankcorp stockholder’s deemed percentage stock ownership of Old Line Bancshares following the merger. For purposes of this determination, Maryland Bankcorp stockholders will be treated as if they first exchanged all of their shares of Maryland Bankcorp common stock solely for Old Line Bancshares common stock and then Old Line Bancshares immediately redeemed a portion of the Old Line Bancshares common stock in exchange for the cash actually received (the “deemed redemption”). The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if (i) the deemed redemption is “substantially disproportionate” with respect to the Maryland Bankcorp stockholder (and the stockholder actually or constructively owns after the deemed redemption less than 50% of the voting power of the outstanding Old Line Bancshares common stock) or (ii) the deemed redemption is not “essentially equivalent to a dividend.”

           The deemed redemption generally will be “substantially disproportionate” with respect to a Maryland Bankcorp stockholder if the percentage of the outstanding stock of Old Line Bancshares that is actually and constructively owned by the stockholder immediately after the deemed redemption is less than 80% of the percentage of the outstanding common stock of Old Line Bancshares that the stockholder is deemed actually and constructively to have owned immediately before the deemed redemption. If this test is not satisfied, the deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of Old Line Bancshares. In applying the above tests, a Maryland Bankcorp stockholder will, under the constructive ownership rules, be deemed to own stock that is owned by certain other persons or otherwise in addition to the stock actually owned by the stockholder.
          The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” even if the stockholder has only an insignificant reduction in percentage stock ownership under the above analysis. Accordingly, it is anticipated that few if any Maryland Bankcorp stockholders will be impacted by these rules. However, as these rules are complex and dependent upon a Maryland Bankcorp stockholder’s specific circumstances, each stockholder that may be subject to these rules should consult his or her tax advisor.
          Backup Withholding
          A Maryland Bankcorp stockholder receiving cash in the merger may be subject to backup withholding at a rate of 28% if the stockholder is a non-corporate United States person and (i) fails to provide an accurate taxpayer identification number, (ii) has been notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a credit against a stockholder’s United States federal income tax liability provided that the stockholder furnishes the required information to the IRS.
          Information Reporting
          A Maryland Bankcorp stockholder who receives Old Line Bancshares common stock as a result of the merger will be required to retain records pertaining to the merger. Each Maryland Bankcorp stockholder who is a “significant holder,” who is required to file a U.S. federal income tax return, and who receives Old Line Bancshares common stock in the merger will be required to file a statement with such stockholder’s U.S. federal income tax return setting forth such stockholder’s basis in the Maryland Bankcorp common stock surrendered and the fair market value of the Old Line Bancshares common stock and cash received in the merger. A “significant holder” is a stockholder who, immediately before the merger, owned at least 5% of the outstanding Maryland Bankcorp common stock.
          This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Maryland Bankcorp stockholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge each Maryland Bankcorp stockholder to consult with a tax advisor to determine the particular tax consequences of the merger, as well as to any later sale of shares of Old Line Bancshares common stock received in the merger.
Restrictions on Sales of Shares by Certain Affiliates
          The shares of Old Line Bancshares common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who is an “affiliate” of Old Line Bancshares as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under common control with Old Line Bancshares, and include the executive officers and directors of Old Line Bancshares and may include significant stockholders of Old Line Bancshares following the merger.
Stock Exchange Listing
          Following the merger, the shares of Old Line Bancshares common stock will continue to trade on the NASDAQ Capital Market under the symbol “OLBK.”

Dissenters’ Rights
          Under Sections 3-201 through 3-213 of the MGCL, Maryland Bankcorp stockholders have the right to object to the merger and to demand and receive “fair value” of their shares of Maryland Bankcorp common stock, determined as of the date of the meeting at which the merger is approved, without reference to any appreciation or depreciation in value resulting from the merger or its proposal. These rights are also known as dissenters’ rights.
          Holders of Old Line Bancshares common stock do not have the right to exercise dissenters’ rights in connection with the merger.
          Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a stockholder requesting payment for his or her shares must follow, is reprinted in its entirety as Annex D to this joint proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters’ rights under Sections 3-201 through 3-213 of the MGCL. This discussion and Annex D should be reviewed carefully by any Maryland Bankcorp stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters’ rights.
          General requirements. Sections 3-201 through 3-213 of the MGCL generally require the following:
•	Written Objection to the Proposed Transaction. Maryland Bankcorp stockholders who desire to exercise their dissenters’ rights must file with Maryland Bankcorp, at or before the Maryland Bankcorp special meeting to vote on the merger agreement and the merger, a written objection to the proposed transaction. A vote against the merger agreement and the merger will not satisfy such objection requirement. The written objection should be delivered or addressed to Maryland Bankcorp, Inc., 46930 South Shangri La Drive, Lexington Park, Maryland 20653, Attention: Lawrence H. Wright, Senior Vice President and Secretary.
•	Refrain From Voting For or Consenting to the Merger Proposal. If you wish to exercise your dissenters’ rights, you must not vote in favor of the proposal to approve the merger agreement and the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the proposal to approve the merger agreement and the merger, or otherwise vote in favor of the merger agreement and the merger, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your dissenters’ rights.
•	Written Demand for Payment. Within 20 days after acceptance of the articles of merger by the Maryland State Department of Assessments and Taxation, you must make a written demand on Old Line Bancshares for payment of your stock that states the number and class of shares for which payment is demanded. All written demands for payment of the fair value of Maryland Bankcorp common stock should be delivered or addressed to Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, Attention: Christine M. Rush.
An objection to the merger, demand for payment of the fair value and a petition for appraisal, discussed below, must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your Maryland Bankcorp common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.
          Old Line Bancshares Written Notice. Under Section 3-207 of the MGCL, Old Line Bancshares, as the successor to Maryland Bankcorp, will promptly notify each objecting stockholder in writing of the date the articles of merger were accepted for record by the Maryland State Department of Assessments and Taxation. Old Line Bancshares may also send a written offer to pay the objecting holders of Maryland Bankcorp common stock what it considers to be the fair value of the stock. If Old Line Bancshares chooses to do this, it will provide each objecting stockholder of Maryland Bankcorp with: (i) a balance sheet as of a date not more than six months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of that balance sheet; and (iii) any other information Old Line Bancshares considers pertinent.
          Petition for Appraisal. Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, Old Line Bancshares or any holder of Maryland Bankcorp common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Prince George’s County, Maryland, for an appraisal to determine the fair value of Maryland Bankcorp common stock (an “appraisal”). Old Line Bancshares is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of Maryland Bankcorp common stock. Accordingly, it is the obligation of objecting holders of Maryland Bankcorp common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL.
          If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of Maryland Bankcorp common stock that are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the Maryland Bankcorp common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment for the fair value shall be made by Old Line Bancshares. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Maryland Bankcorp stockholders’ vote on the merger. Costs of the proceeding will be determined by the court and may be assessed against Old Line Bancshares or, under certain circumstances, the objecting stockholder(s) or both. The court’s judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.
          Fair Value. You should be aware that the fair value of your Maryland Bankcorp common stock as determined under Sections 3-201 through 3-213 of the MGCL could be more than, the same as or less than the value of the Old Line Bancshares stock you would receive in the merger if you did not seek appraisal of your Maryland Bankcorp common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your Maryland Bankcorp common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the Maryland Bankcorp common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the stockholders approved the merger agreement and the merger. Fair value may not include any appreciation or depreciation that directly or indirectly results from the transaction objected to or from its proposal.
          If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters’ rights.
DESCRIPTION OF OLD LINE BANCSHARES COMMON STOCK
          The following summary is a description of the material terms of Old Line Bancshares’ common stock and should be read in conjunction with the section entitled “Comparison of Stockholder Rights.” This summary is not meant to be complete and is qualified by reference to the applicable provisions of the MGCL, and the amended and restated articles of incorporation, as amended, of Old Line Bancshares and the amended and restated bylaws of Old Line Bancshares. You are urged to read those documents carefully. Copies of Old Line Bancshares’ articles of incorporation and bylaws are on file with the SEC. See “Where You Can Find More Information.”
General
          Old Line Bancshares’ authorized capital stock consists of 15,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
          Subject to the rights of holders of preferred stock or any other stock with superior dividend rights, holders of Old Line Bancshares’ common stock are entitled to receive dividends if and when the board of directors of Old Line Bancshares declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of Old Line Bancshares upon the voluntary or involuntary liquidation, dissolution or winding up of Old Line Bancshares, after distributions are made to anyone with more senior rights.
          Each holder of Old Line Bancshares common stock is entitled to one vote for each share held on each matter submitted for stockholder action. Holders of Old Line Bancshares common stock have no conversion, sinking fund, redemptive rights or preemptive rights to subscribe for any securities of Old Line Bancshares.

          All outstanding shares of Old Line Bancshares common stock are, and shares to be issued in the merger will be, when issued, fully paid and nonassessable.
Preferred Stock
          Old Line Bancshares is authorized to issue 1,000,000 shares of preferred stock, par value $0. 01 per share. Old Line Bancshares’ board of directors may issue shares of preferred stock in one or more series from time to time. Prior to issuance of shares of each series of preferred stock, the board of directors is required to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares.
          As of the date hereof, no shares of preferred stock are outstanding and Old Line Bancshares has no present plans to issue any preferred stock.
Transfer Agent and Registrar
          The transfer agent and registrar for the common stock of Old Line Bancshares is American Stock Transfer and Trust Company. The common stock is listed on the NASDAQ Capital Market under the symbol “OLBK.”
Anti-Takeover Provisions in Old Line Bancshares’s Articles of Incorporation and Bylaws
          General. A number of provisions of Old Line Bancshares’ articles of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions the articles of incorporation and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of the articles of incorporation and bylaws is necessarily general and reference should be made in each case to the articles of incorporation and bylaws.
          Extraordinary Transactions. Old Line Bancshares’ articles of incorporation provide that certain “business combinations” (as defined in the articles of incorporation) transactions between Old Line Bancshares and any person who is the beneficial owner, directly or indirectly, of more than 15% of the shares of Old Line Bancshares’ capital stock entitled to vote in the election of directors (an “interested stockholder”) (or between Old Line Bancshares and an affiliate of the interested stockholder) require a supermajority vote of holders of 80% of the total outstanding shares of capital stock of Old Line Bancshares unless a majority of the “disinterested directors” (as defined in the charter) of Old Line Bancshares approve the business combination if the stockholders of Old Line Bancshares are not receiving cash or other consideration in the transaction or, with respect to all other business combination transactions, unless certain fair price and procedural provisions are satisfied. In general, the articles of incorporation define a “business combination” as:
•	Any merger or consolidation of Old Line Bancshares or a subsidiary with an interested stockholder or an affiliate of an interested stockholder;
•	Any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder or any affiliate of any interested stockholder of any assets of Old Line Bancshares having an aggregate fair market value equal to or greater than 10% of Old Line Bancshares’ assets;
•	The issuance or transfer by Old Line Bancshares or any subsidiary of any securities thereof to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equal to or greater than 10% of Old Line Bancshares’ combined assets, except pursuant to an employee benefit plan of Old Line Bancshares;
•	Any reclassification or recapitalization of Old Line Bancshares, any merger or consolidation of Old Line Bancshares with any of its subsidiaries, or any other transaction (whether or not with or into or otherwise involving an interested stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Old Line Bancshares or any subsidiary that are directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder; or

•	The adoption of a plan or proposal for the liquidation or dissolution of Old Line Bancshares proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder.
          In general, the articles of incorporation define the term “disinterested director” as any person who is not an affiliate or associate of the interested stockholder and who was a member of the board of directors prior to the time that the interested stockholder became an interested stockholder.
          Classification of the Board of Directors. Old Line Bancshares’ articles of incorporation and bylaws provide that it shall have not less than five nor more than 25 directors, the exact number to be fixed by the board of directors, and that the number of directors may be increased or decreased by the board of directors. Old Line Bancshares’ directors are divided into three classes - Class A, Class B and Class C — each class consisting of an equal number of directors, or as nearly equal as possible, and each serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Old Line Bancshares believes that classification of its board of directors will help to assure the continuity and stability of its business strategies and policies as determined by its board of directors.
          Absence of Cumulative Voting. There is no cumulative voting in the election of Old Line Bancshares’ directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his or her votes for one nominee or disperse his or her votes among nominees as he or she chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.
          The absence of cumulative voting means that the holders of a majority of Old Line Bancshares’ shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
          Removal of Directors. Old Line Bancshares’ articles of incorporation and bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors and only for cause.
          Amendment Of Charter and Bylaws. Old Line Bancshares’ articles of incorporation generally provide that amendments to the articles, including those that would impact anti-takeover provisions, must be approved by the holders of at least two-thirds of the shares entitled to be voted on the matter. Stockholders generally have no right to amend the bylaws.
          Authorized Shares. As indicated above, Old Line Bancshares’ articles of incorporation authorize the issuance of 15,000,000 shares of common stock and authorize the issuance of 1,000,000 shares of preferred stock. The authorization of shares of common and preferred stock in excess of the amount issued provides the board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock-based compensation. The unissued authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Old Line Bancshares. Also, as indicated above, the board of directors’ right to set the terms of one or more series of preferred stock has anti-takeover effects.
          Procedures For Stockholder Nominations. Old Line Bancshares’ bylaws provide that any stockholder desiring to make a nomination for the election of directors must submit written notice to Old Line Bancshares prior to the meeting. This advance notice requirement may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interests of stockholders generally.
Anti-Takeover Provisions in the MGCL
          In addition to the provisions contained in Old Line Bancshares’ articles of incorporation and bylaws, the MGCL includes certain provisions applicable to Maryland corporations that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.
          Business Combinations. Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.
          Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, Maryland’s business combination statute does not apply to a corporation that “opts out” of the business combination statute through a charter provision. Old Line Bancshares has not elected to “opt out” of Maryland’s business combination statute through a charter provision.
          Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one tenth or more but less than one third; (ii) one third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
          Unless the corporation’s charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
          Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a charter or bylaw provision before the control share acquisition occurs. Old Line Bancshares has not approved or exempted any individuals or transactions through a charter or bylaw provision.
Effect of Anti-Takeover Provisions
          The foregoing provisions of the articles of incorporation and bylaws and Maryland law could have the effect of discouraging an acquisition of Old Line Bancshares or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make Old Line Bancshares less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.
          Old Line Bancshares’ board of directors believes that the provisions described above are prudent and will reduce its vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Old Line Bancshares’ board of directors believes that these provisions are in Old Line Bancshares’ best interests and the best interests of its stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine Old Line Bancshares’ true value and to negotiate more effectively for what may be in the best interests of Old Line

Bancshares’ stockholders. Accordingly, the board of directors believes that it is in Old Line Bancshares’ best interests and in the best interests of Old Line Bancshares’ stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.
          Despite the board of directors’ belief as to the benefits to Old Line Bancshares of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.
COMPARISON OF STOCKHOLDER RIGHTS
          Upon completion of the merger, stockholders of Maryland Bankcorp will become stockholders of Old Line Bancshares. Accordingly, their rights as stockholders will be governed by Old Line Bancshares’ articles of incorporation and bylaws, as well as by the MGCL. Certain differences in the rights of stockholders arise from differences between Old Line Bancshares’ and Maryland Bankcorp’s articles of incorporation and bylaws.
          The following is a summary of material differences in the rights of Old Line Bancshares stockholders and Maryland Bankcorp stockholders. This discussion is not a complete statement of all differences affecting the rights of stockholders. We qualify this discussion in its entirety by reference to the MGCL and the respective articles of incorporation and bylaws of Old Line Bancshares and Maryland Bankcorp.
Capitalization
          Maryland Bankcorp. The authorized capital stock of Maryland Bankcorp consists of:
•	10,000,000 shares of common stock, $0.01 par value per share; and
•	5,000,000 shares of preferred stock, $0.01 par value per share.
          Old Line Bancshares. The authorized capital stock of Old Line Bancshares consists of:
•	15,000,000 shares of common stock, $0.01 par value per share; and
•	1,000,000 shares of preferred stock, $0.01 par value per share.
          No shares of Maryland Bankcorp preferred stock or Old Line Bancshares preferred stock are outstanding.
    Voting Rights Generally
          Maryland Bankcorp. Maryland Bankcorp’s articles of incorporation provide that holders of its common stock are entitled to one vote per share. Holders of common stock have cumulative voting rights in the election of directors.
          Maryland Bankcorp’s articles of incorporation do not alter the voting requirements otherwise set forth in the MGCL.
          Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that holders of its common stock have the right to one vote for each share of common stock held. Holders of common stock do not have cumulative voting rights.
          Old Line Bancshares’ articles of incorporation provide that any “business combination” involving the company, including (i) a merger or consolidation with an “interested stockholder,” (ii) the sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any asset exceeding 10% of the company’s assets to any one or more interested stockholders, (iii) reclassifications, recapitalizations, mergers or consolidations that increase the amount of Old Line Bancshares securities owned by an interested stockholder, and (iv) the adoption of any plan of liquidation or dissolution, must be approved by the holders of at least 80% of the outstanding voting power, unless approved by a majority of the disinterested directors or the transaction complies with certain price and procedural requirements set forth in the articles of incorporation.

          In addition, Old Line Bancshares’ articles of incorporation provide that the sale, lease or exchange of all or substantially all of its assets or a merger or consolidation of Old Line Bancshares with or into another corporation requires the approval of holders of only a majority of the shares of each class of its stock outstanding and entitled to vote if such transaction is approved by a majority of the board of directors. Without such a charter provision, the MGCL provides that the required vote for such transactions is two-thirds of each class of stock outstanding and entitled to vote.
Board of Directors
          The MGCL provides that a Maryland corporation’s board of directors must consist of at least one director.
          Maryland Bankcorp. Maryland Bankcorp’s bylaws provide that there will be no less than five and no more than 25 members of the board of directors, with the board having the power to set the number of directors within those limits. The board is not divided into classes and directors are elected annually for one-year terms. Directors are elected by a plurality of the votes cast. Maryland Bankcorp currently has five directors.
          Under the bylaws, the board has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, although the board can require that a vacancy be filled by the stockholders at a special meeting.
          Pursuant to the MGCL, the stockholders of Maryland Bankcorp may remove a director, with or without cause, by majority vote, but may not remove a director without cause if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board, unless the entire board is to be removed.
          Old Line Bancshares. Old Line Bancshares’ articles of incorporation and bylaws provide that its board must be between five and 25 members, with the board having the power to set the number of directors within those limits. Pursuant to the bylaws, the directors are divided into three classes, as even in number as possible, with the terms of the classes scheduled to expire in successive years. At each annual meeting, Old Line Bancshares’ stockholders elect the members of a single class of directors who are elected to three-year terms. Directors are elected by a plurality of the votes cast. Old Line Bancshares currently has 14 directors.
          Under Old Line Bancshares’ articles of incorporation, its board of directors has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, subject to the rights of holders of any preferred stock then outstanding. Pursuant to Old Line Bancshares’ articles of incorporation, directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote in the election of directors, and only after reasonable notice and opportunity for the director to be heard before the body proposing to remove the director.
Nominations of Directors
          Maryland Bankcorp. Maryland Bankcorp’s articles of incorporation and bylaws do not address the nomination of directors. As a result, under state law stockholders of Maryland Bankcorp may make nominations for directors from the floor at any annual meeting of stockholders or at a special meeting of stockholders called for the purpose of electing directors.
          Old Line Bancshares. Old Line Bancshares’ bylaws provide that the board of directors or any stockholder entitled to vote for the election of directors may make nominations for the election of directors.
          Other than the existing board of directors, stockholders of Old Line Bancshares must make their nominations for director in writing to the attention of the secretary of Old Line Bancshares. Nominations must be submitted not less than 14 nor more than 50 days before the annual meeting of stockholders. Nominations must contain certain information regarding the identity and background of the proposed nominee. Rules recently adopted by the SEC will allow certain stockholders to nominate directors of Old Line Bancshares using the company’s proxy materials beginning November 15, 2013.
Amendments to the Articles of Incorporation
          Maryland Bankcorp. Pursuant to the MGCL, amendments to Maryland Bankcorp’s articles of incorporation require the approval of its board of directors and holders of two-thirds of all the shares entitled to vote on such amendment.

          Old Line Bancshares. Old Line Bancshares’ articles of incorporation generally may be amended by affirmative vote of the holders of at least 80% of the total voting power of the company entitled to vote in the election of directors generally.
Amendments to Bylaws
          Maryland Bankcorp. Only its board of directors has the power to amend Maryland Bankcorp’s bylaws. Stockholders do not have the right to amend the bylaws.
          Old Line Bancshares. In general, Old Line Bancshares’ board of directors has the power to amend its bylaws. Stockholders generally do not have the right to amend the bylaws.
Limited Liability
          Maryland Bankcorp. Maryland Bankcorp’s articles of incorporation provide that to the maximum extent allowed by Maryland law, its officers and directors are not liable to Maryland Bankcorp or its stockholders for money damages. Under Maryland law, a Maryland corporation may not include any provision in its articles of incorporation that restricts or limits the liability of its directors or officers to the corporation or its stockholders:
•	To the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or
•	To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
          Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that its officers and directors are not personally liable to Old Line Bancshares or its stockholders for monetary damages for breach of their fiduciary duties, provided that such provision does not eliminate or limit personal liability of an officer or director:
•	To the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received;
•	To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or
•	In an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order requiring affirmative action by an individual or individuals in the form of payments to the company.
Indemnification
          Maryland Bankcorp. Maryland Bankcorp’s articles of incorporation and bylaws provide that, to the fullest extent under the MGCL, it will indemnify its past, present and future directors and officers for all judgments, fines, penalties, settlements and costs and expenses actually and reasonably incurred by such persons in connection with any threatened, pending or completed action, suit or proceeding against such person, whether civil, criminal, administrative or investigative, in which such officer or director is a party or threatened to be made a party, by reason of his having been an officer or director of the company or, at the company’s request, any other entity to the extent not otherwise entitled to indemnification.
          The MGCL provides that a Maryland corporation may not indemnify a director if it is established that:
•	The act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	The director actually received an improper benefit in money, property or services;

•	In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful; or

•	In the case of a proceeding by or in the right of the company, the director is adjudged to be liable to the company, unless the court in which the suit was brought determines that indemnification is nevertheless proper, in which case indemnification is limited to expenses.
          Maryland Bankcorp’s bylaws provide that the board of directors, on behalf of the company, may grant indemnification to any officer, employee, agent or other individual in its sole discretion and in accordance with the MGCL. The bylaws provide for the advancement of expenses in connection with defending any proceeding for which any person is entitled to indemnification, provided they undertake to reimburse such amounts if it is determined by a court that such person is not entitled to such advancement.
          Old Line Bancshares. Old Line Bancshares’ articles of incorporation provide that, to the fullest extent under the MGCL, it will indemnify its past, present and future directors and officers against all expenses, liability and losses reasonably incurred or suffered by such person in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such officer or director is a party or threatened to be made a party, by reason of his having been an officer or director of the company or, at the company’s request, any other entity, provided, however, that the company will indemnify any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors, except for a proceeding to enforce such person’s right to indemnification or advancement of expenses.
          Its articles of incorporation provide that Old Line Bancshares cannot indemnify any officer, director or employee against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the company.
          The articles of incorporation also provide for the right to advancement of expenses in connection with the indemnification rights set forth above, provided such officer or director undertakes to reimburse such amounts if it is determined by a court that such person is not entitled to indemnification and advancement of expenses.
Special Stockholders’ Meetings
          Maryland Bankcorp. Special meetings of Maryland Bankcorp’s stockholders may be called at any time by its board of directors or its president, and must be called by its president upon the written request of stockholders of at least 33% of all outstanding shares of Maryland Bankcorp stock that are entitled to vote.
          Old Line Bancshares. Special meetings of Old Line Bancshares’ stockholders may be called at any time by its board of directors, the Chairman of the board of directors or by stockholders owning, in the aggregate, not less than 20% of the stock of the company, and must be called by the secretary of the company upon the written application of one or more stockholders who are entitled to vote and hold at least one-fifth in interest of the capital stock entitled to vote at such meeting.
Preemptive Rights
          Maryland Bankcorp. Maryland Bankcorp’s articles of incorporation provide that, with certain exceptions for stock issued for compensation or pursuant to warrants issued to the U.S. Treasury, holders of common stock have the right to subscribe for additional shares of common stock or interests convertible thereto in proportion to their current percentage of common stock or interests convertible thereto held by the stockholder in any issuance of additional shares of common stock or interests convertible thereto by Maryland Bankcorp. These are commonly known as “preemptive rights.”
          Old Line Bancshares. Stockholders of Old Line Bancshares do not have preemptive rights.
Dissenters’ Rights
          Maryland Bankcorp. The dissenters’ rights of Maryland Bankcorp stockholders are governed by the MGCL, which, as described in more detail under “The Merger Agreement and the Merger — Dissenters’ Rights,” provides that stockholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer, business combinations or charter amendment that substantially adversely alters the stockholder’s rights.
          Old Line Bancshares. Because Old Line Bancshares’ common stock is listed on the NASDAQ Stock Market, Old Line Bancshares’ stockholders generally do not have dissenters’ rights in connection with extraordinary transactions or otherwise. There are some exceptions, however, such as for a merger, consolidation or share exchange in which the holders would receive something besides stock, depositary receipts, cash in lieu of fractional shares or any combination thereof, or if the company’s directors and executive officers owned 5% or more of the company’s outstanding voting stock any time in the past year.
EXPERTS
          The consolidated financial statements of Old Line Bancshares, as of December 31, 2009, 2008 and 2007, and for each of the years then ended, appearing elsewhere in this joint proxy statement/prospectus, have been included herein and in the registration statement in reliance upon the report of Rowles & Company LLP, independent registered public accounting firm, which is included herein upon authority of Rowles & Company LLP as experts in accounting and auditing.
          The consolidated financial statements of Maryland Bankcorp, as of December 31, 2009 and 2008, and for each of the years then ended, appearing elsewhere in this joint proxy statement/prospectus, have been included herein and in the registration statement in reliance upon the report of Reznick Group, P.C., independent public accounting firm, which is included herein upon authority of Reznick Group, P.C. as experts in accounting and auditing.
LEGAL MATTERS
          The validity of the Old Line Bancshares common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Old Line Bancshares by the law firm of Ober, Kaler, Grimes & Shriver, P.C., Baltimore, Maryland.
          Certain legal matters relating to the merger are being passed upon by the law firm of Nelson Mullins Riley & Scarborough LLP, Washington, D.C., as special counsel to Maryland Bankcorp.
          Ober, Kaler, Grimes & Shriver, P.C. and Nelson Mullins Riley & Scarborough LLP will deliver opinions to Old Line Bancshares and Maryland Bankcorp, respectively, as to certain federal income tax consequences of the merger.

INFORMATION ABOUT OLD LINE BANCSHARES, INC.
AND OLD LINE BANK
          In this section references to “we” and “our” refer to Old Line Bancshares, Inc. and its subsidiaries collectively, unless the context requires otherwise.
BUSINESS OF OLD LINE BANCSHARES, INC.
          Old Line Bancshares was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank. The primary business of Old Line Bancshares is to own all of the capital stock of Old Line Bank.
          On May 22, 2003, the stockholders of Old Line Bank approved the reorganization of Old Line Bank into a holding company structure. The reorganization became effective on September 15, 2003. In connection with the reorganization, (i) Old Line Bank became our wholly-owned subsidiary and (ii) each outstanding share (or fraction thereof) of Old Line Bank common stock was converted into one share (or fraction thereof) of Old Line Bancshares common stock, and the former holders of Old Line Bank common stock became the holders of all our outstanding shares.
          Our primary business is to own all of the capital stock of Old Line Bank. We also have an approximately $1.1 million investment in Pointer Ridge Office Investment, LLC, a Maryland limited liability company that owns the building in which Old Line Bancshares leases and operates its main headquarters as well as a branch of Old Line Bank. We own 62.50% of Pointer Ridge.
BUSINESS OF OLD LINE BANK
General
          Old Line Bank is a trust company chartered under Subtitle 2 of Title 3 of the Financial Institutions Article of the Annotated Code of Maryland. Old Line Bank was originally chartered in 1989 as a national bank under the title “Old Line National Bank.” In June 2002, Old Line Bank converted to a Maryland-chartered trust company exercising the powers of a commercial bank, and received a Certificate of Authority to do business from the Maryland Commissioner.
          Old Line Bank converted from a national bank to a Maryland-chartered trust company to reduce certain federal, supervisory and application fees that were then applicable to Old Line National Bank and to have a local primary regulator. Prior to the conversion, Old Line Bank’s primary regulator was the OCC. Currently, Old Line Bank’s primary regulator is the Maryland Commissioner.
          Old Line Bank does not exercise trust powers and its regulatory structure is the same as a Maryland chartered commercial bank. Old Line Bank is a member of the Federal Reserve System and the FDIC insures its deposits.
          We are headquartered in Bowie, Maryland, approximately ten miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. We engage in a general commercial banking business, making various types of loans and accepting deposits. We market our financial services to small to medium sized businesses, entrepreneurs, professionals, consumers and high net worth clients. Our current primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Charles, Anne Arundel and northern St. Mary’s. We also target customers throughout the greater Washington, D.C. metropolitan area. Our branch offices generally operate six days per week from 8:00 a.m. until 7:00 p.m. on weekdays and from 8:00 a.m. until noon on Saturday. None of our branch offices are open on Sunday.
          Our principal source of revenue is interest income and fees generated by lending and investing funds on deposit. We typically balance the loan and investment portfolio towards loans. Generally speaking, loans earn more attractive returns than investments and are a key source of product cross sales and customer referrals. Our loan and investment strategies balance the need to maintain adequate liquidity via excess cash or federal funds sold with opportunities to leverage our capital appropriately.
          We have based our strategic plan on the premise of enhancing stockholder value and growth through branching and operating profits. Our short-term goals include maintaining credit quality, creating an attractive branch network, expanding fee income, generating extensions of core banking services and using technology to maximize stockholder value.

Recent Business Developments
          Branch Expansion Developments
          In 2009, we substantially completed our branch expansion efforts with the opening of two new branch locations. On July 1, 2009, we opened a branch at 1641 State Route 3 North, Crofton, Maryland in Anne Arundel County. We had initially executed a lease and applied to regulatory authorities to open this branch in 2004, but its construction was delayed due to engineering and permit delays. During July and August 2009, we hired the staff for this location.
          In October 2009, we opened an additional branch in the Fairwood Office Park located at 12100 Annapolis Road, Suite 1, Glen Dale, Maryland. We hired the staff for this location during the third quarter of 2009.
          In the fourth quarter of 2009, we moved our Greenbelt (Prince George’s County) Maryland branch that was opened in June 2007 on the 1st floor of an office building to a free standing building at the southwest corner of the intersection of Kenilworth Avenue and Ivy Lane, Greenbelt, Maryland. In April 2007, we hired the Branch Manager for this location and hired the remainder of the staff in May and September of 2007.
          Expansion of Commercial, Construction and Commercial Real Estate Lending
          In December 2009, we added a team of four experienced, highly skilled loan officers to our staff. These officers have a combined 50 years of commercial banking experience and were employed by a large regional bank with offices in the suburban Maryland market prior to joining us. These individuals have worked in our market area for many years, have worked together as a team for several years and have a history of successfully generating a high volume of commercial, construction and commercial real estate loans. This team operates from our Greenbelt, Maryland branch location.
          The addition of these individuals and our new branches caused an increase in non-interest expenses during the first half of 2010 and we expect will cause an increase for the full year 2010. As a result of the addition of these individuals and branches, however, the bank experienced an increased level of loan and deposit growth during the first half of 2010 that we expect will continue for the foreseeable future, which has provided and will provide increased interest income that exceeds their non-interest expenses.
          Sale and Repurchase of Preferred Stock to the U.S. Treasury
          On December 5, 2008, we issued $7 million of our Series A Preferred Stock and warrants to purchase 141,892 shares of our common stock at $7.40 per share to the U.S. Treasury pursuant to the Capital Purchase Program under the Troubled Asset Relief Program implemented pursuant to the Emergency Economic Stabilization Act of 2008.
          On July 15, 2009, we paid the U.S. Treasury $7,058,333 to repurchase the preferred stock outlined above. The amount paid included the liquidation value of the preferred stock and $58,333 of accrued but unpaid dividends. We have also repurchased at a fair market value of $225,000 the warrant to purchase 141,892 shares of our common stock that was issued to the U.S. Treasury in conjunction with the issuance of the preferred stock.
Location and Market Area
          We consider our current primary market area to consist of the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Anne Arundel, Charles and northern St. Mary’s. The economy in our current primary market area has focused on real estate development, high technology, retail and the government sector.
          Our headquarters and a branch are located at 1525 Pointer Ridge Place, Bowie, Prince George’s County, Maryland. A critical component of our strategic plan and future growth is Prince George’s County. Prince George’s County wraps around the eastern boundary of Washington, D.C. and offers urban, suburban and rural settings for employers and residents. There are several national and international airports less than an hour away, as is Baltimore. We currently have six branch locations in Prince George’s County.
          Two of our branch offices are located in Waldorf, Maryland in Charles County. Just 15 miles south of the Washington Capital Beltway, Charles County is the gateway to Southern Maryland. The northern part of Charles County is the “development district” where the commercial, residential and business growth is focused. Waldorf, White Plains and the planned community of St. Charles are located here.

          Two of our branch offices are located in Anne Arundel County, one in Annapolis that we opened in September 2008 and our new branch that we opened in Crofton in July 2009. Anne Arundel County borders the Chesapeake Bay and is situated in the high-tech corridor between Baltimore and Washington, D.C. With over 534 miles of shoreline, it provides waterfront living to many residential communities. Annapolis, the State Capital and home to the United States Naval Academy, and Baltimore/Washington International Thurgood Marshal Airport (BWI) are located in Anne Arundel County. Anne Arundel County has one of the strongest economies in the State of Maryland and its unemployment rate is consistently below the national average.
Lending Activities
          General. Our primary market focus is on making loans to small and medium size businesses, entrepreneurs, professionals, consumers and high net worth clients in our primary market area. Our lending activities consist generally of short to medium term commercial business loans, commercial real estate loans, real estate construction loans, home equity loans and consumer installment loans, both secured and unsecured. As a niche-lending product, we have provided luxury boat financing to individuals, who generally tend to be high net worth individuals. These boats are generally Coast Guard documented and have a homeport of record in the Chesapeake Bay or its tributaries.
          Credit Policies and Administration. We have adopted a comprehensive lending policy, which includes stringent underwriting standards for all types of loans. Our lending staff follows pricing guidelines established periodically by our management team. In an effort to manage risk, prior to funding, the loan committee consisting of the President, Chief Credit Officer, Chief Lending Officer and six members of the board of directors must approve by a majority vote all credit decisions in excess of a lending officer’s lending authority. Management believes that it employs experienced lending officers, secures appropriate collateral and carefully monitors the financial condition of its borrowers and the concentrations of loans in the portfolio.
          In addition to the normal repayment risks, all loans in the portfolio are subject to the state of the economy and the related effects on the borrower and/or the real estate market. With the exception of loans provided to finance luxury boats, generally longer-term loans have periodic interest rate adjustments and/or call provisions. Senior management monitors the loan portfolio closely to ensure that we minimize past due loans and that we swiftly deal with potential problem loans.
          In addition to the internal business processes employed in the credit administration area, Old Line Bank retains an outside, independent credit review firm to review the loan portfolio. This firm performs a detailed annual review and an interim update at least once a year. We use the results of the firm’s report to validate our internal loan ratings and we review their commentary on specific loans and on our loan administration activities in order to improve our operations.
          Commercial Business Lending. Our commercial business lending consists of lines of credit, revolving credit facilities, accounts receivable financing, term loans, equipment loans, SBA loans, stand-by letters of credit and unsecured loans. We originate commercial loans for any business purpose including the financing of leasehold improvements and equipment, the carrying of accounts receivable, general working capital, contract administration and acquisition activities. We have a diverse client base and we do not have a concentration of these types of loans in any specific industry segment. We generally secure commercial business loans with accounts receivable, equipment, deeds of trust and other collateral such as marketable securities, cash value of life insurance, and time deposits at Old Line Bank.
          Commercial business loans have a higher degree of risk than residential mortgage loans because the availability of funds for repayment generally depends on the success of the business. They may also involve higher average balances, increased difficulty monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. To help manage this risk, we typically limit these loans to proven businesses and we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of the business. For loans in excess of $250,000, monitoring usually includes a review of the borrower’s annual tax returns and updated financial statements.
          Commercial Real Estate Lending. We finance commercial real estate for our clients, usually for owner-occupied properties. We generally will finance owner-occupied commercial real estate at a maximum loan-to-value of 80%. Our underwriting policies and processes focus on the clients’ ability to repay the loan as well as an assessment of the underlying real estate. We originate commercial real estate loans on a fixed rate or adjustable rate basis. Usually, these rates adjust during a three, five or seven year time period based on the then current treasury or prime rate index. Repayment terms include amortization schedules from three years to a maximum of 25 years with principal and interest payments due monthly and with all remaining principal due at maturity.

          Commercial real estate lending entails significant additional risks as compared with residential mortgage lending. Risks inherent in managing a commercial real estate portfolio relate to sudden or gradual drops in property values as well as changes in the economic climate that may detrimentally impact the borrower’s ability to repay. We attempt to mitigate these risks by carefully underwriting these loans. Our underwriting generally includes an analysis of the borrower’s capacity to repay, the current collateral value, a cash flow analysis and review of the character of the borrower and current and prospective conditions in the market. We generally limit loans in this category to 75% to 80% of the value of the property and require personal and/or corporate guarantees. For loans of this type in excess of $250,000, we monitor the financial condition and operating performance of the borrower through a review of annual tax returns and updated financial statements. In addition, we will meet with the borrower and/or perform site visits as required.
          Real Estate Construction Lending. This segment of our loan portfolio consists of funds advanced for construction of single family residences, multi-family housing and commercial buildings. These loans have short durations, meaning maturities typically of nine months or less. Residential houses, multi-family dwellings and commercial buildings under construction and the underlying land for which the loan was obtained secure the construction loans. All of these loans are concentrated in our primary market area.
          Construction lending entails significant risks compared with residential mortgage lending. These risks involve larger loan balances concentrated with single borrowers with funds advanced upon the security of the land or the project under construction. The value of the project is estimated prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan to value ratios. To mitigate these risks, we generally limit loan amounts to 80% of appraised values and obtain first lien positions on the property. We generally only offer real estate construction financing to experienced builders and commercial entities or individuals who have demonstrated the ability to obtain a permanent loan “take out.” We also perform a complete analysis of the borrower and the project under construction. This analysis includes a review of the cost to construct, the borrower’s ability to obtain a permanent loan “take out,” the cash flow available to support the debt payments and construction costs in excess of loan proceeds, and the value of the collateral. During construction, we advance funds on these loans on a percentage of completion basis. We inspect each project as needed prior to advancing funds during the term of the construction loan.
          Residential Real Estate Lending. We offer a variety of consumer-oriented residential real estate loans. The bulk of our portfolio is made up of home equity loans to individuals with a loan to value not exceeding 85%. We also offer fixed rate home improvement loans. Our home equity and home improvement loan portfolio gives us a diverse client base. Although most of these loans are in our primary market area, the diversity of the individual loans in the portfolio reduces our potential risk. Usually, we secure our home equity loans and lines of credit with a security interest in the borrower’s primary or secondary residence. Our initial underwriting includes an analysis of the borrower’s debt/income ratio which generally may not exceed 40%, collateral value, length of employment and prior credit history. We do not have any sub-prime residential real estate loans.
          Consumer Installment Lending
          Luxury Boat Loans. We offer various types of secured and unsecured consumer loans. Prior to 2008, a primary aspect of our consumer lending was financing for luxury boat purchases. Although we continue to maintain a portfolio comprised of these loans ($12.3 million or 87.86% of the consumer loans, excluding consumer real estate, and 4.27% of gross loans at June 30, 2010) and would consider making such loans in the future if borrowers were to apply for them, we have not originated any substantive new marine loans since the third quarter of 2007. Our average loan in the luxury boat loan category is approximately $150,000, with a 15 year term and a fixed interest rate. Historically, our internal analysis and industry statistics indicated that the average life of these loans was approximately 42 months as the purchaser either traded or sold the vessel. We believe that the current economic turmoil has extended the average life of these loans as borrowers are not trading their boats for new ones or able to sell the boat (and pay off the related loan) when they desire to do so. These loans entail greater risks than residential mortgage lending because the boats that secure these loans are depreciable assets. Further, payment on these loans depends on the borrower’s continuing financial stability. Job loss, divorce, illness or personal bankruptcy may adversely impact the borrower’s ability to pay. To mitigate these risks, we have more stringent underwriting standards for these loans than for other installment loans. As a general guideline, the individuals’ debt service should not exceed 36% of their gross income, they must own their home, have stability of employment and residency, verifiable liquidity, satisfactory prior credit repayment history and the loan to value ratio may not exceed 85%. To ascertain value, we generally receive a survey of the boat from a qualified surveyor and/or a current purchase agreement and compare the determined value to published industry values. The majority of these boats are United States Coast Guard documented vessels and we obtain a lien on the vessel with a first preferred ship mortgage, where applicable, or a security interest on the title. As a result of these stringent guidelines, this segment of our portfolio has experienced minimal delinquency. Since inception of the portfolio in 1997, only five accounts have experienced 30-day delinquency with total losses in the portfolio of $98,000 from three accounts. The most recent loss occurred during the third quarter of 2009 when we repossessed a boat. At the time of repossession, this boat secured a loan of approximately $100,000. At repossession, we charged $50,000 to the allowance for loan losses for anticipated losses that we expected to incur on this transaction and we included $50,000 in other assets for the repossessed value of the boat. We sold this boat during the second quarter of 2010 with no additional substantive losses.
          Personal and Household Loans. We also make consumer loans for personal, family or household purposes as a convenience to our customer base. However, these loans are not a focus of our lending activities. As a general guideline, a consumer’s total debt service should not exceed 40% of their gross income. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of his or her ability to meet existing obligations and payments on the proposed loan.
          Consumer loans may present greater credit risk than residential mortgage loans because many consumer loans are unsecured or rapidly depreciating assets secure these loans. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower’s continuing financial stability. If a borrower suffers personal financial difficulties, the loan may not be repaid. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount we can recover on such loans. However, in our opinion, many of these risks do not apply to the luxury boat loan portfolio due to the credit quality and liquidity of the borrowers.
          Lending Limit. As of June 30, 2010, our legal lending limit for loans to one borrower was approximately $5.6 million. As part of our risk management strategy, we may attempt to participate a portion of larger loans to other financial institutions. This strategy allows Old Line Bank to maintain customer relationships yet reduce credit exposure. However, this strategy may not always be available.
Investments and Funding
          We balance our liquidity needs based on loan and deposit growth via the investment portfolio, purchased funds, and short term borrowings. It is our goal to provide adequate liquidity to support our loan growth. In the event we have excess liquidity, we use investments to generate positive earnings. In the event deposit growth does not fully support our loan growth, we can use a combination of investment sales, federal funds, other purchased funds and short term borrowings to augment our funding position.
          We actively monitor our investment portfolio and we classify the majority of the portfolio as “available for sale.” In general, under such a classification, we may sell investment instruments as management deems appropriate. On a monthly basis, we “mark to market” the investment portfolio through an adjustment to stockholders’ equity net of taxes. Additionally, we use the investment portfolio to balance our asset and liability position. We invest in fixed rate or floating rate instruments as necessary to reduce our interest rate risk exposure.
Other Banking Products
          We offer our customers safe deposit boxes, wire transfer services, debit cards, automated teller machines at all of our branch locations and credit cards through a third party processor. Additionally, we provide Internet banking capabilities to our customers. With our Internet banking service, our customers may view their accounts on-line and electronically remit bill payments. Our commercial account services include direct deposit of payroll for our commercial clients’ employees, an overnight sweep service and remote deposit capture service.
Deposit Activities
          Deposits are the major source of our funding. We offer a broad array of deposit products that include demand, NOW, money market and savings accounts as well as certificates of deposit. We believe that we pay competitive rates on our interest bearing deposits. As a relationship-oriented organization, we generally seek to obtain deposit relationships with our loan clients.
          As our overall balance sheet position dictates, we may become more or less competitive in our interest rate structure. Prior to 2006, we did not use brokered deposits. In the first quarter of 2006, we did begin using brokered certificates of deposit through the Promontory Interfinancial Network. Through this deposit matching network and its certificate of deposit account registry service (CDARS), we obtained the ability to offer our customers access to FDIC-insured deposit products in aggregate amounts exceeding current insurance limits. When we place funds through CDARS on behalf of a customer, we receive matching deposits through the network. During 2007, 2008 and 2009, we also purchased brokered certificates of deposit from other sources.
Competition
          The banking business is highly competitive. We compete with other commercial banks, savings associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in our primary market area and elsewhere.
          We believe that we have effectively leveraged our talents, contacts and location to achieve a strong financial position. However, our primary market area is highly competitive and heavily branched. Competition in our primary market area for loans to small and medium sized businesses, entrepreneurs, professionals and high net worth clients is intense, and pricing is important. Most of our competitors have substantially greater resources and lending limits than we do and offer extensive and established branch networks and other services that we do not offer. Moreover, larger institutions operating in our primary market area have access to borrowed funds at a lower rate than is available to us. Deposit competition also is strong among institutions in our primary market area. As a result, it is possible that to remain competitive we may need to pay above market rates for deposits.
Employees
          As of September 30, 2010, Old Line Bank had 70 full time and 11 part time employees. No collective bargaining unit represents any of our employees and we believe that relations with our employees are good. Old Line Bancshares has no employees.
Supervision and Regulation
          Old Line Bancshares and Old Line Bank are subject to extensive regulation under state and federal banking laws and regulations. These laws impose specific requirements and restrictions on virtually all aspects of operations and generally are intended to protect depositors, not stockholders. The following discussion is only a summary and readers should refer to particular statutory and regulatory provisions for more detailed information. In addition, management cannot predict the nature or the extent of the effect on business and earnings that new federal or state legislation may have in the future.
          Old Line Bancshares
          Old Line Bancshares is a Maryland corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We are subject to regulation and examination by the Federal Reserve Board, and are required to file periodic reports and any additional information that the Federal Reserve Board may require. The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities closely related to banking or managing or controlling banks.
          The Federal Reserve Board must approve, among other things, the acquisition by a bank holding company of control of more than 5% of the voting shares, or substantially all the assets, of any bank, or the merger or consolidation by a bank holding company with another bank holding company. Subject to certain time and deposit base requirements, we can acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank holding company or bank.
          Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any of its subsidiary banks are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. In 1997, the Federal Reserve Board adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company Act’s anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.

          In accordance with Federal Reserve Board policy, Old Line Bancshares is expected to act as a source of financial strength to Old Line Bank and to commit resources to support Old Line Bank in circumstances in which Old Line Bancshares might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.
          The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy.
          Old Line Bancshares, as a bank holding company, is subject to dividend regulations of the Federal Reserve System. In general, a small bank holding company that has a debt to equity ratio greater than 1:1 is not expected to pay corporate dividends until such time as its debt to equity ratio declines to 1:1 or less and its bank subsidiary is otherwise well managed, well capitalized and not under any supervisory order. Old Line Bancshares is a small bank holding company, and does not have a debt to equity ratio that is greater than 1:1.
          Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally-chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Maryland Commissioner. In approving the application, the Maryland Commissioner must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Maryland Commissioner may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Maryland Commissioner has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which approval of the Maryland Commissioner is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Maryland Commissioner, the parties to the acquisition must provide written notice to the Maryland Commissioner at least 15 days before the effective date of the transaction.
          The status of Old Line Bancshares as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to Maryland corporations generally, including, without limitation, certain provisions of the federal securities laws.
          Old Line Bank
          Old Line Bank is a Maryland chartered trust company (with all powers of a commercial bank), is a member of the Federal Reserve System (a “state member bank”) and the Deposit Insurance Fund of the FDIC (“DIF”) insures its deposit accounts up to the maximum legal limits of the FDIC. It is subject to regulation, supervision and regular examination by the Maryland Commissioner and the Federal Reserve Board. The regulations of these various agencies govern most aspects of Old Line Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing Old Line Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting its stockholders.
          The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) transferred responsibility for the implementation of financial consumer protection laws to a new independent agency in the Federal Reserve Board. The new agency, the Consumer Financial Protection Bureau, will issue rules and regulations governing consumer financial protection. However, depository institutions of less than $10 billion in assets, such as Old Line Bank, will continue to be examined for compliance with consumer protection laws by the prudential regulators which will also have enforcement authority.
          The following references to the laws and regulations which regulate Old Line Bank are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such laws and regulations.

          Capital Adequacy Guidelines
          The Federal Reserve Board and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and in analyzing bank regulatory applications. The Dodd-Frank Act requires the Federal Reserve Board to issue consolidated regulatory capital requirements for holding companies that are at least as stringent as those applicable to the bank. However, the Dodd-Frank Act appears to allow the Federal Reserve Board to continue to exempt bank holding companies of less than $500 million in consolidated assets from the holding company capital requirements. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.
          State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of Tier 1 Capital. In general, this requirement is similar to the capital that a bank must have in order to be considered “adequately capitalized” under the prompt corrective action regulations. See “— Prompt Corrective Action.” Old Line Bank currently complies with this minimum requirement.
          Tier 1 Capital generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as “available for sale.” Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a commercial bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans.
          Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.
          In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% — 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement must, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which the bank will achieve its minimum Leverage Capital Ratio requirement. A bank that fails to file such a plan is deemed to be operating in an unsafe and unsound manner, and could be subject to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the “FDIA”) and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period.
          On September 3, 2009, the U. S. Treasury issued a policy statement (the “Treasury Policy Statement”) entitled “Principles for Reforming the U.S. and International Regulatory Capital Framework for Banking Firms.” The U.S. Treasury developed this statement in consultation with the U.S. bank regulatory agencies and contemplates changes to the existing regulatory capital regime that would involve substantial revisions to the regulatory capital and liquidity regime for regulated banking organizations and other systemically important institutions. The Treasury Policy Statement calls for, among other things, higher and stronger capital requirements for all banking firms. The Treasury Policy Statement suggested that changes to the regulatory capital framework be phased in over a period of several years. The recommended schedule provides for a comprehensive international agreement by December 31, 2010, with the implementation of reforms by December 31, 2012, although it does remain possible that U.S. bank regulatory agencies could officially adopt, or informally implement new capital standards at an earlier date.
          On December 17, 2009, the Basel Committee on Banking Supervision (“Basel Committee”) issued a set of proposals (the “Capital Proposals”) that would significantly revise the definitions of Tier 1 Capital and Tier 2 Capital, with the most significant changes being to Tier 1 Capital. Most notably, the Capital Proposals would also re-emphasize that common equity is the predominant component of Tier 1 Capital by adding a minimum common equity to risk-weighted assets ratio and requiring that goodwill, general intangibles and certain other items that currently must be deducted from Tier 1 Capital instead be deducted from common equity as a component of Tier 1 Capital. The Capital Proposals also leave open the possibility that the Basel Committee will recommend changes to the minimum Tier 1 Capital and total capital ratios of 4.0% and 8.0%, respectively.
          Concurrently with the release of the Capital Proposals, the Basel Committee also released a set of proposals related to liquidity risk exposure (the “Liquidity Proposals”, and together with the Capital Proposals, the “2009 Basel Committee Proposals”). The Liquidity Proposals have three key elements, including the implementation of (i) a “liquidity coverage ratio” designed to ensure that a bank maintains an adequate level of unencumbered, high-quality assets sufficient to meet the bank’s liquidity needs over a 30-day time horizon under an acute liquidity stress scenario, (ii) a “net stable funding ratio” designed to promote more medium and long term funding of the assets and activities of banks over a one year time horizon, and (iii) a set of monitoring tools that the Basel Committee indicates should be considered as the minimum types of information that banks should report to supervisors and that supervisors should use in monitoring the liquidity risk profiles of supervised entities.
          Comments on the 2009 Basel Committee Proposals were due by April 16, 2010, with the expectation that the Basel Committee will release a comprehensive set of proposals by December 31, 2010 and that final provisions will be implemented by December 31, 2012. The U.S. bank regulators urged comment on the 2009 Basel Committee Proposals. Ultimate implementation of such proposals in the U.S. will be subject to the discretion of the U.S. bank regulators and the regulations or guidelines adopted by such agencies may differ from the 2009 Basel Committee Proposals and other proposals that the Basel Committee may promulgate in the future.
          Prompt Corrective Action
          Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank will be deemed to be: (i) “well capitalized” if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized;” (iii) “undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk Based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.
          An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.
          An institution that is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty will be limited to the lesser of (i) an amount equal to 5.0% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty will expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, will be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.
          Immediately upon becoming undercapitalized, an institution becomes subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital, restricting transactions with affiliates, requiring divestiture of the institution or sale of the institution to a willing purchaser, and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.
          A “critically undercapitalized institution” will be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and the federal regulators agree to an extension. In general, good cause is defined as capital that has been raised and is immediately available for infusion into the bank except for certain technical requirements that may delay the infusion for a period of time beyond the 90 day time period.
          Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.
          Old Line Bank is well capitalized.
          Deposit Insurance Assessments
          The DIF insures substantially all of Old Line Bank’s deposits. The FDIC maintains a risk based assessment system for determining deposit insurance premiums. The FDIC has established four risk categories (I-IV), each subject to different premium rates, based upon an institution’s status as well capitalized, adequately capitalized or under capitalized, and the institution’s supervisory rating. In December 2008, the FDIC raised the then current assessment rates uniformly by 7 basis points for the first quarter of 2009 assessment, which resulted in annualized assessment rates for institutions in Risk Category 1 (well capitalized institutions, perceived as posing the least risk to the insurance fund) from 12 to 14 basis points. In February 2009, the FDIC issued final rules to amend the DIF restoration plan, change the risk-based assessment system and set assessment rates for Risk Category 1 institutions beginning in the second quarter of 2009. As a result of this final rule the annualized assessment rates for institutions in Risk Category 1 range from 12 to 16 basis points. Old Line Bank is a Risk Category 1 institution.
          The FDIC has authority to further increase insurance assessments. In addition, the Dodd-Frank Act requires that the FDIC amend its assessment system to base it on total assets less tangible equity rather than deposits. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

          Under the FDIA, the FDIC may terminate insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.
          Deposit Insurance
          Because of the recent difficult economic conditions, deposit insurance per account owner had been raised to $250,000 for all types of accounts until January 1, 2014. That level was made permanent by the newly enacted Dodd-Frank Act. In addition, the FDIC adopted an optional Temporary Liquidity Guarantee Program (“TLGP”) under which, for a fee, noninterest-bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010. The Dodd-Frank Act extends the unlimited coverage of noninterest-bearing transaction accounts until December 31, 2012 without providing an opt out.
          Maryland Regulatory Assessment
          The Maryland Commissioner assesses state chartered banks to cover the expense of regulating banking institutions. The Maryland Commissioner assesses each banking institution the sum of $1,000, plus $0.08 for each $1,000 of assets of the institution over $1,000,000, as disclosed on the banking institution’s most recent financial report. In 2009, Old Line Bank paid $37,940 to the Maryland Commissioner.
          Regulatory Enforcement Authority
          The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) included substantial enhancement to the enforcement powers available to federal banking regulators, including the Federal Reserve Board. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.
          Transactions with Affiliates and Insiders
          Maryland law imposes restrictions on certain transactions with affiliates of Maryland commercial banks. Generally, under Maryland law, a director, officer or employee of a commercial bank may not borrow, directly or indirectly, any money from the bank, unless the loan has been approved by a resolution adopted by and recorded in the minutes of the board of directors of the bank, or the executive committee of the bank, if that committee is authorized to make loans. If the executive committee approves such a loan, the loan approval must be reported to the board of directors at its next meeting. Certain commercial loans made to directors of a bank and certain consumer loans made to non-officer employees of the bank are exempt from the law’s coverage.
          In addition, Old Line Bank is subject to the provisions of Section 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Bank (collectively, “Regulation W”), which limit the amount of loans or extensions of credit to, investments in, or certain other transactions with, affiliates, and limits the amount of advances to third parties collateralized by the securities or obligations of affiliates. Regulation W limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of Old Line Bank and also limits the aggregate amount of transactions with all affiliates to 20% of capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Regulation W, and the purchase of low quality assets from affiliates is generally prohibited.

          Regulation W, among other things, prohibits an institution from engaging in certain transactions with certain affiliates (as defined in the Federal Reserve Act) unless the transactions are on terms substantially the same, or at least as favorable to such institution and/or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated entities. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards that in good faith would be offered to or would apply to non-affiliated companies. In addition, under Regulation W:
•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•	with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.
          Regulation W generally excludes non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates.
          Old Line Bank also is subject to the restrictions contained in Sections 22(g) and 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder (collectively, “Regulation O”), which govern loans and extensions of credit to executive officers, directors and principal stockholders. Under Regulation O, loans to a director, an executive officer or a greater-than-10% stockholder of a bank as well as certain affiliated interests of any of the foregoing may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution’s unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution’s unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event not over $500,000, to directors, executive officers and greater-than-10% stockholders of a bank, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the bank with any interested director not participating in the voting. Further, Regulation O requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as those that are offered in comparable transactions to unrelated third parties unless the loans are made pursuant to a benefit or compensation program that is widely available to all employees of the bank and does not give preference to insiders over other employees. Regulation O also prohibits a depository institution from paying overdrafts over $1,000 of any of its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.
          All of Old Line Bank’s loans to its and Old Line Bancshares’ executive officers, directors and greater-than-10% stockholders, and affiliated interests of such persons, comply with the requirements of Regulation W and Regulation O.
          We have entered into banking transactions with our directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. We make any loans and loan commitments in accordance with all applicable laws.
          Loans to One Borrower
          Old Line Bank is subject to the statutory and regulatory limits on the extension of credit to one borrower. Generally, the maximum amount of total outstanding loans that a Maryland chartered trust company may have to any one borrower at any one time is 15% of Old Line Bank’s unimpaired capital and surplus
          Liquidity
          Old Line Bank is subject to the reserve requirements imposed by the Maryland Commissioner. Old Line Bank is required to have at all times a reserve equal to at least 15% of its demand deposits. Old Line Bank is also subject to the reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions. Specifically, as of December 31, 2009, amounts in transaction accounts above $10.7 million and up to $55.2 million must have reserves held against them in the ratio of three percent of the amount. Amounts above $55.2 million require reserves of 10 percent of the amount in excess of $55.2 million. The Maryland reserve requirements may be used to satisfy the requirements of Regulation D. Old Line Bank is in compliance with its reserve requirements.

          Dividends
          Old Line Bancshares is a legal entity separate and distinct from Old Line Bank. Virtually all of Old Line Bancshares’ revenue available for the payment of dividends on its common stock results from dividends paid to Old Line Bancshares by Old Line Bank. Under Maryland law, Old Line Bank may declare a cash dividend, after providing for due or accrued expenses, losses, interest, and taxes, from its undivided profits or, with the prior approval of the Maryland Commissioner, from its surplus in excess of 100% of its required capital stock. Also, if Old Line Bank’s surplus is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, the bank regulatory agencies have the ability to prohibit or limit proposed dividends if such regulatory agencies determine the payment of such dividends would result in Old Line Bank being in an unsafe and unsound condition.
          Community Reinvestment Act
          Old Line Bank is required to comply with the Community Reinvestment Act (“CRA”) regardless of its capital condition. The CRA requires that, in connection with its examinations of Old Line Bank, the Federal Reserve evaluates the record of Old Line Bank in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of the institution. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in, among other things, evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. Old Line Bank received a “Satisfactory” rating in its latest CRA examination.
          USA Patriot Act
          The USA Patriot Act of 2001 (the “USA Patriot Act”) substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the Act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The U.S. Treasury has issued a number of implementing regulations that apply to various requirements of the USA Patriot Act to financial institutions such as Old Line Bank. Those regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.
          Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. Old Line Bank has adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and U.S. Treasury’s regulations.
          The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulations cannot be predicted with certainty.
          Consumer Protection Laws
          Old Line Bank is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, and various state law counterparts.
          In addition, federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.
          Effective July 1, 2010, the Electronic Fund Transfer Act prohibits financial institutions from charging consumers fees for paying overdrafts on automated teller machines (“ATM”) and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those type of transactions. If a consumer does not opt in, any ATM transaction or debit that overdraws the consumer’s account will be denied. Overdrafts on the payment of checks and regular electronic bill payments are not covered by this new rule. Before opting in, the consumer must be provided a notice that explains the financial institution’s overdraft services, including the fees associated with the service, and the consumer’s choices. Financial institutions must provide consumers who do not opt in with the same account terms, conditions and features (including pricing) that they provide to consumers who do opt in.
          Financial Regulatory Legislation
          The previously referenced Dodd-Frank Act contains a wide variety of provisions affecting the regulation of depository institutions in addition to those already mentioned. Those include restrictions related to mortgage originations, risk retention requirements as to securitized loans and the noted newly created consumer protection agency. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations.
          In addition to the Dodd-Frank Act and the regulations that will be promulgated thereunder, new regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which any new regulation or statute may affect our business.
          Effect of Governmental Monetary Policies
          Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.
Properties
          Our headquarters are located at 1525 Pointer Ridge Place, Bowie, Maryland in Prince George’s County. Pointer Ridge, an entity in which we have a $1.1 million investment and a 62.50% ownership interest owns this property. Frank Lucente, a director of Old Line Bancshares and Old Line Bank controls 12.50% of Pointer Ridge and controls the manager of Pointer Ridge. On June 6, 2006, we executed leases for 2,557 square feet on the 1st floor of the building for a new branch office, 5,449 square feet on the 3rd floor and 11,053 square feet on the 4th floor of this building. The leases which commenced on July 1, 2006, are for thirteen years, with two, five-year renewal options. The current basic monthly payment terms on the leases are for payments of $45,859 with 3% annual increases. The basic monthly payments include our pro-rata share of taxes, insurances and common area maintenance on the building with any deficiencies incurred incorporated into the following year’s basic monthly payments. We eliminate 62.50% of these lease payments in consolidation.
          In 2004, we finalized our purchase of our then current full service banking branch and office facility located at 2995 Crain Highway in Waldorf, Maryland. In July 2006, we moved our headquarters from this location to 1525 Pointer Ridge Place, Bowie, Maryland. We have retained our branch office at 2995 Crain Highway. Since 2007, we have leased the second floor of this building to a realtor. This tenant vacated the property in March 2010. We have not leased this space and anticipate that we may use it subsequent to the merger with Maryland Bankcorp.
          We maintain a branch operation at the Old Line Centre location, and have done so since 1989. The lease, which commenced in August 1999, is for ten years with two, five-year renewal options. Payment terms on the lease are $4,991 monthly with 1.5% annual increases. We pay our pro-rata share of common area maintenance, taxes and insurance on the building. We have exercised the first five-year renewal option.

          We own our branch at 15808 Livingston Road in Accokeek, Maryland in Prince George’s County.
          Our Clinton, Maryland, Prince George’s County branch, located at 7801 Old Branch Avenue, was opened in September 2002 in leased space. The monthly lease payment on this facility is $2,725. Exclusive of the monthly rent, we pay no utilities or other expenses associated with this facility. The lease term is for a period of ten years, with three, five-year renewal options.
          Our loan production office in College Park, Prince George’s County, Maryland is located in leased space on the fourth floor of a four story building located at 9658 Baltimore Avenue. The lease which commenced in August 2005 expires in February 2013. Payment terms on the lease are $3,042 monthly, with 3% annual increases. We also lease space for a branch on the first floor of this building. This lease commenced in January 2008 at $5,000 monthly with 3% annual increases. The term for this space is 10 years with two five year renewal terms. We pay our pro-rata share of taxes, insurance and common area maintenance associated with the building.
          In August 2004, we announced plans to open a branch in Crofton, Maryland. Due to engineering and resultant permit delays, construction on the building was delayed. We opened this branch in July of 2009. We pay lease payments of $6,986 monthly with 2.5% annual increases plus our pro-rata share of operating expenses, taxes and insurance. The lease term is for 10 full calendar years with automatic renewal for three additional terms of five years, unless the bank provides no less than 180 days notice.
          In June 2007, we opened a branch in Greenbelt, Maryland. Initially, we leased 2,700 square feet of space on the 1st floor of an office building located at 6301 Ivy Lane, Greenbelt, Prince George’s County, Maryland. The lease had a term of five years. After providing nine months written notice and paying a termination fee, Old Line Bank had the option to terminate the lease after the 2nd anniversary of the commencement date. In January 2009, we notified the landlord of our intent to terminate this lease in August 2009, paid the termination fee of $33,909 and moved this branch to the new facility in the fourth quarter of 2009 as outlined below.
          On January 31, 2007, Old Line Bank also entered into a lease agreement to lease approximately 33,000 square feet of ground area located at the southwest corner of the intersection of Kenilworth Avenue and Ivy Lane in Greenbelt, Prince George’s County, Maryland. In 2009, Old Line Bank constructed a free standing bank building on the land. The lease commenced in July 2009 and has an initial term of 30 years with two successive renewal periods of ten years. Old Line Bank moved the 6301 Ivy Lane, Greenbelt, Maryland branch into this new facility in the fourth quarter of 2009. We pay $8,825 per month for this lease plus taxes, insurance and operating expenses.
          In May 2008, we executed a lease agreement to lease 1,620 square feet of space in a store unit located at 167-U Jennifer Road, Annapolis, Maryland in Anne Arundel County. In September 2008, we opened this branch. The lease has an initial term of 5 years with one renewal option of five years. The monthly installments of this lease are $5,284 with 3% annual increases. We also pay taxes, insurance, utilities and our pro-rata share of common area maintenance.
          In July 2007, we identified a site for a second branch location at 12100 Annapolis Road, Glen Dale, Maryland in Prince George’s County. In 2009, we purchased the pad site located in the Fairwood Office Park, constructed a 2,863 square foot branch and opened this branch in October 2009.
Legal Proceedings
          From time to time, Old Line Bancshares or Old Line Bank may be involved in litigation relating to claims arising out of its normal course of business. As of the date of this joint proxy statement/prospectus, we did not have any material pending legal matters or litigation for Old Line Bank or Old Line Bancshares.

OLD LINE BANCSHARES — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Forward-Looking Statements
          Some of the matters discussed below include forward-looking statements. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Our actual results and the actual outcome of our expectations and strategies could be different from those anticipated or estimated for the reasons discussed below and under the headings “Caution Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
          Old Line Bancshares was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank.
          Our primary business is to own all of the capital stock of Old Line Bank. We also have an approximately $1.1 million investment in a real estate investment limited liability company named Pointer Ridge. We own 62.50% of Pointer Ridge. Frank Lucente, one of our directors and a director of Old Line Bank, controls 12.50% of Pointer Ridge and controls the manager of Pointer Ridge. The purpose of Pointer Ridge is to acquire, own, hold for profit, sell, assign, transfer, operate, lease, develop, mortgage, refinance, pledge and otherwise deal with real property located at the intersection of Pointer Ridge Road and Route 301 in Bowie, Maryland. Pointer Ridge owns a commercial office building containing approximately 40,000 square feet and leases this space to tenants. We lease approximately 50% of this building for our main office and operate a branch of Old Line Bank from this address.
          Although the current economic climate continued to present significant challenges for our industry, we have worked diligently towards our goal of becoming the premier community bank east of Washington D.C. While it remains uncertain whether the economy will continue on its path towards recovery, it appears the economy may reach sustainable recovery during 2011. We remain cautiously optimistic that we have identified any problem assets and that our remaining borrowers will continue to stay current on their loans. Now that we have substantially completed our internal branch expansion, enhanced our data processing capabilities and expanded our commercial lending team, we believe that we are well positioned to capitalize on the opportunities that may become available in a healthy economy.
Summary of Recent Performance and Other Activities
          Year Ended December 31, 2009
          During one of the most challenging economic periods in the last 30 years, we were pleased to report continued profitability for 2009. Net income attributable to Old Line Bancshares increased $280,032 or 15.95% for the year ended December 31, 2009. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury’ Capital Purchase Program in December 2008, net income available to common stockholders was $1.6 million or $0.40 per basic and diluted common share for the year ending December 31, 2009.
     The following events occurred during 2009:
•	We maintained asset quality with total non-performing assets of $1.6 million (0.44% of total assets) and two other loans totaling approximately $581,000 past due between 30 and 89 days at year end.

•	We increased the provision for loan losses by $485,000 from $415,000 to $900,000.

•	The loan portfolio grew $33.9 million or 14.67%.

•	Total deposits grew $54.9 million or 23.73%.

•	We maintained liquidity and by all regulatory measures remained “well capitalized.”

•	We recognized an increase in earnings on our investment in Pointer Ridge of approximately $145,000 inclusive of a non-recurring lease termination fee of approximately $158,000 recognized in the quarter ended March 31, 2009.

•	We recorded an approximately $159,000 gain from sale on investments.

•	We incurred a $392,000 increase in FDIC insurance premiums inclusive of a $149,748 special assessment.

•	We enhanced our core data processing system.

•	We repurchased from the U.S. Treasury 7,000 shares of preferred stock and the warrant to purchase 141,892 share of our common stock that we issued to them in December 2008.

•	We opened new branch locations in Crofton and Glen Dale, Maryland and moved our Greenbelt location to a permanent building.

•	We added a team of four highly skilled loan officers to our staff.
          The following summarizes the highlights of our financial performance for the twelve month period ended December 31, 2009 compared to the twelve month period ended December 31, 2008 (000’s):

Year Ended December 31, 2009	2009	2008	$ Change	% Change
Net income available to common stockholders	$1,550	$1,727	$(177)	(10.25)%
Interest revenue	17,096	15,424	1,672	10.84
Interest expense	5,580	5,910	(330)	(5.58)
Net interest income after provision for loan losses	10,616	9,100	1,516	16.66
Non-interest revenue	1,820	964	856	88.80
Non-interest expense	9,257	7,373	1,884	25.55
Average total loans	254,562	217,550	37,012	17.01
Average interest earning assets	308,416	252,027	56,389	22.37
Average total interest bearing deposits	221,651	165,596	56,055	33.85
Average non-interest bearing deposits	39,410	36,039	3,371	9.35
Net Interest Margin (1)	3.77%	3.80%
Return on average equity	5.13%	5.04%
Basic earnings per common share	$0.40	$0.44	$(0.04)	(9.09%)
Diluted earnings per common share	0.40	0.44	(0.04)	(9.09%)

(1)	See “Reconciliation of Non-GAAP Measures.”
          Six-Month Period Ended June 30, 2010
          In a continually challenging economic environment, we were pleased to report continued profitability for the second quarter of 2010. Net income available to common stockholders was $530,097 or $0.14 per basic and diluted common share for the three month period ending June 30, 2010. This was $82,611 or 18.46% higher than net income available to common stockholders of $447,486 or $0.12 per basic and diluted common share for the same period in 2009. Net income available to common stockholders was $994,631 or $0.26 per basic and diluted common share for the six month period ending June 30, 2010. This was $137,390 or 16.03% higher than net income available to common stockholders of $857,241 or $0.22 per basic and diluted common share for the same period in 2009.
     During the first six months of 2010, the following events occurred:
•	We placed two additional loans on non-accrual status which increased total non-accrual loans to $4.7 million (1.14% of total assets) from $1.6 million (0.44%) at December 31, 2009. We do not have any other loans past due between 30 and 89 days at quarter end.

•	We decreased the provision for loan losses by $310,000 from $550,000 to $240,000.

•	The loan portfolio grew $20.8 million or 7.85%.

•	Total deposits grew $32.5 million or 11.35%.

•	We maintained liquidity and by all regulatory measures remained “well capitalized.”

•	We recognized a loss on our investment in Pointer Ridge of approximately $68,000.

•	Andre’ J. Gingles was appointed to our board of directors.

•	Our Greenbelt lending team that we hired in December 2009 was a significant contributor to our loan and deposit growth during the three and six month periods.
     The following summarizes the highlights of our financial performance for the three month period ended June 30, 2010 compared to the three month period ended June 30, 2009 (figures in the table may not match those discussed in the balance of this section due to rounding).

		Three months ended June 30,
	(Dollars in thousands)
	2010	2009	$ Change	% Change
Net income available to common stockholders	$530	$448	$82	18.30%
Interest revenue	4,574	4,227	347	8.21
Interest expense	1,281	1,416	(135)	(9.53)
Net interest income after provision for loan losses	3,123	2,561	562	21.94
Non-interest revenue	271	535	(264)	(49.35)
Non-interest expense	2,610	2,272	338	14.88
Average total loans	279,843	253,411	26,432	10.43
Average interest earning assets	356,899	306,264	50,635	16.53
Average total interest bearing deposits	256,971	215,226	41,745	19.40
Average non-interest bearing deposits	52,343	39,169	13,174	33.63
Net interest margin (1)	3.75%	3.71%
Return on average equity	5.88%	5.27%
Basic earnings per common share	$0.14	$0.12	$0.02	16.67
Diluted earnings per common share	0.14	0.12	0.02	16.67

(1)	See “Reconciliation of Non-GAAP Measures”

          The following summarizes the highlights of our financial performance for the six month period ended June 30, 2010 compared to the six month period ended June 30, 2009 (figures in the table may not match those discussed in the balance of this section due to rounding).

	Six months ended June 30,
	(Dollars in thousands)
	2010	2009	$ Change	% Change
Net income available to common stockholders	$995	$857	$138	16.10%
Interest revenue	8,964	8,329	635	7.62
Interest expense	2,529	2,866	(337)	(11.76)
Net interest income after provision for loan losses	6,195	4,913	1,282	26.09
Non-interest revenue	564	1,139	(575)	(50.48)
Non-interest expense	5,305	4,334	971	22.40
Average total loans	274,267	246,784	27,483	11.14
Average interest earning assets	345,319	299,232	46,087	15.40
Average total interest bearing deposits	249,966	207,971	41,995	20.19
Average non-interest bearing deposits	49,571	37,786	11,785	31.19
Net interest margin (1)	3.80%	3.71%
Return on average equity	5.58%	5.15%
Basic earnings per common share	$0.26	$0.22	$0.04	18.18
Diluted earnings per common share	0.26	0.22	0.04	18.18

(1)	See “Reconciliation of Non-GAAP Measures”
Growth Strategy
          We have based our strategic plan on the premise of enhancing stockholder value and growth through branching and operating profits. Our short-term goals include maintaining credit quality, creating an attractive branch network, expanding fee income, generating extensions of core banking services and using technology to maximize stockholder value. In the past three years, we have expanded in Prince George’s County and Anne Arundel County, Maryland.
          We opened a branch at 167-U Jennifer Road, Annapolis, Maryland in Anne Arundel County in September 2008. We hired the staff for this branch during the months of August and September of 2008. In February 2008, we opened a branch in Prince George’s County at 9658 Baltimore Avenue, College Park, Maryland in the same building as the loan production office that houses one of our teams of loan officers. We hired the Branch Manager and staff for this location in February 2008. On July 1, 2009, we opened a branch at 1641 State Route 3 North, Crofton, Maryland in Anne Arundel County. During July and August of 2009, we hired the staff for this location. In October 2009, we opened our branch in the Fairwood Office Park located at 12100 Annapolis Road, Suite 1, Glen Dale, Maryland. We hired the staff for this location during the third quarter of 2009.
          As previously reported, in December 2008, we increased our ownership in Pointer Ridge from 50.00% to 62.50%. As a result, we now consolidate their results of operations and financial performance. During 2009, this consolidation caused an approximately $567,283 increase in non-interest revenue, a $413,610 increase in interest expense, a $526,494 reduction in occupancy expense and an $87,215 increase in non-interest expense.
          In December 2009, we added a team of four experienced, highly skilled loan officers to our staff. These officers have a combined 50 years of commercial banking experience and were employed by a large regional bank with offices in the suburban Maryland market prior to joining us. These individuals have worked in our market area for many years, have worked together as a team for several years and have a history of successfully generating a high volume of commercial, construction and commercial real estate loans.

          On July 1, 2009, we opened a branch at 1641 State Route 3 North, Crofton, Maryland in Anne Arundel County. During July and August of 2009, we hired the staff for this location. In October 2009, we opened our branch in the Fairwood Office Park located at 12100 Annapolis Road, Suite 1, Glen Dale, Maryland. We hired the staff for this location during the third quarter of 2009.
          While many of our peer banks have experienced devastating financial losses, high delinquencies and record levels of charge-offs, we have managed to maintain profitability and asset quality in an extremely challenging environment while incurring increased FDIC insurance cost, increased operating costs associated with the new branches and a $485,000 increase in the loan loss provision for the year ended December 31, 2009. We continue to remain cautiously optimistic that we will continue to successfully navigate through this difficult period. However, we also recognize that we are not immune to losses in our loan portfolio. If the unemployment rate continues to remain high and real estate values decline further, we anticipate that even our strong borrowers may experience financial difficulties as they continue to cope with declining revenues, diminishing cash flows and depreciating collateral values in their businesses. Therefore, we expect that we will continue to maintain a higher allowance for loan losses than we have historically required.
          Although the current economic climate continues to present significant challenges for our industry, we anticipate the bank will continue to experience loan and deposit growth during the remainder of 2010. We do expect that the current economic climate will cause a slower rate of loan growth in the future than we have historically experienced.
          With the opening of the Fairwood branch as discussed above, we have substantially completed our current branch expansion as far as opening new branches other than pursuant to the acquisition of other banks. Accordingly, other than in connection with our acquisition of Maryland Bankcorp and Maryland Bank & Trust, we don’t anticipate opening any additional branches in the immediate future, although should we identify new branch locations that will support our long term growth plans we may open additional branches.
          Because of the new branches and the loan production team we hired in 2009, salaries and benefits expenses and other operating expenses increased during the first six months of 2010 and will continue to increase during the remainder of 2010. We anticipate that, over time, income generated from the branches and our new loan officers will offset any increase in expenses. We also expect that for the remainder of 2010 Pointer Ridge will continue to operate at a loss. We believe with our existing branches, our lending staff, our corporate infrastructure and our solid balance sheet and strong capital position, our team can continue to focus our efforts on improving earnings per share and enhancing stockholder value.
Other Opportunities
          We use the Internet and technology to augment our growth plans. Currently, we offer our customers image technology, Internet banking with on-line account access and bill payer service. We provide selected commercial customers the ability to remotely capture their deposits and electronically transmit them to us.
          In order to support our growth, provide improved management information capabilities and enhance the products and services we deliver to our customers, during the 1st quarter of 2009, we began enhancing our core data processing systems. We completed this process in April 2009. As a result, data processing costs were mildly higher during the first six months of 2010 and we expect this will be the case for the full year 2010. We will continue to evaluate cost effective ways that technology can enhance our management capabilities, products and services.
          We may take advantage of strategic opportunities presented to us via mergers occurring in our marketplace. For example, we may acquire other banks, purchase branches that other banks close or lease branch space from other banks, or hire additional loan officers. We also continually evaluate and consider opportunities with financial services companies or institutions with which we may become a strategic partner, merge or acquire.
Repayment of Troubled Asset Relief Program (TARP) Investment
          On July 15, 2009, we repurchased from the U.S. Treasury the 7,000 shares of preferred stock that we issued to them in December 2008 under the U.S. Treasury’s Capital Purchase Program through the Troubled Asset Relief Program. We paid the U.S. Treasury $7,058,333 to repurchase the preferred stock which reflects the liquidation value of the preferred stock and $58,333 of accrued but unpaid dividends. In August 2009, we also repurchased at a fair market value of $225,000 the warrant to purchase 141,892 shares of our common stock.

Results of Operations
          Net Interest Income
          Net interest income is the difference between income on interest earning assets and the cost of funds supporting those assets. Earning assets are comprised primarily of loans, investments, and federal funds sold. Cost of funds consists of interest bearing deposits and other borrowings. Non-interest bearing deposits and capital are also funding sources. Changes in the volume and mix of earning assets and funding sources along with changes in associated interest rates determine changes in net interest income.
          2009 compared to 2008
          Net interest income after provision for loan losses for the year ended December 31, 2009 amounted to $10.6 million, which was $1.5 million or 16.48% greater than the 2008 level of $9.1 million. As discussed below and outlined in detail in the Rate/Volume Analysis, these changes were the result of interest earning assets growing at a faster rate than interest-bearing liabilities. A decline in interest rates on these interest earning assets partially offset this growth. The interest rate on interest bearing deposits also declined at a faster rate than the rate on interest earning assets. Changes in the federal funds rate and the prime rate affect the interest rates on interest earning assets, net interest income and net interest margin.
          The prime interest rate, which is the rate offered on loans to borrowers with strong credit, began 2008 at 7.25% and decreased 200 basis points in the first quarter, 25 basis points in the second quarter, 175 basis points in the fourth quarter and at year end 2008 was 3.25%. During 2009, the prime interest rate remained unchanged at 3.25% for the entire period. The intended federal funds rate has also moved in a similar manner to the prime interest rate. It began 2008 at 4.25% and decreased 200 basis points in the first quarter, 25 basis points in the second quarter and 175 to 200 basis points in the fourth quarter and ended the year of 2008 at zero to 0.25%. During 2009, the intended federal funds rate remained at zero to 0.25% for the entire period.
          We offset the effect on net interest income caused by these declines in interest rates primarily by growing total average interest earning assets $56.4 million to $308.4 million for the year ended December 31, 2009 from $252.0 million for the year ended December 31, 2008. The growth in average interest earning assets derived primarily from a $37.1 million increase in average total loans, an $18.9 million growth in average investment securities and a $13.9 million increase in average interest bearing deposits in other banks. The growth in net interest income that derived from the increase in total average interest earning assets was also offset by growth in average interest bearing deposits which grew to $221.7 million from $165.6 million.
          Our net interest margin was 3.77% for the year ended December 31, 2009, as compared to 3.80% for the year ended December 31, 2008. The decrease in the net interest margin is the result of several components. The yield on average interest-earning assets declined during the period 57 basis points from 6.15% in 2008 to 5.58% in 2009. This decrease was primarily because of the lower federal funds interest yield and the lower prime rate during the year. As outlined above, we partially offset these rate reductions through growth in the loan portfolio. As a result of this growth, there were a higher percentage of funds invested in higher yielding commercial and mortgage loans during the period. The yield on borrowed funds increased 39 basis points during the period. The consolidation of Pointer Ridge’s assets, liabilities, and equity was the primary cause of the increase in the cost of borrowed funds.
          2008 compared to 2007
          Net interest income after provision for loan losses for the year ended December 31, 2008 amounted to $9.1 million, which was $1.1 million or 13.75% greater than the 2007 level of $8.0 million. The increase was primarily attributable to a 19.66% or $41.4 million increase in total average interest earning assets to $252.0 million for the twelve months ended December 31, 2008 from $210.6 million for the twelve months ended December 31, 2007.
          Interest revenue increased from $14.6 million for the year ended December 31, 2007 to $15.4 million for the year ended December 31, 2008. As discussed below and outlined in detail in the Rate/Volume Analysis, these changes were the result of substantial increases in earning assets. The increase in interest bearing assets was primarily caused by a $44.6 million increase in average total loans. As a result of this growth, there were a higher percentage of funds invested in higher yielding commercial and mortgage loans during the period.

          In order to fund this loan growth, we deployed funds from lower yielding investment securities and federal funds sold. The growth in average total loans was attributable to the business development efforts of the entire Old Line Bank lending team and directors and the expansion of our branch network. We believe that the continued expansion of our branch network provides us with increased name recognition and new opportunities that contributed to our growth.
          Interest expense for all interest bearing liabilities amounted to $5.9 million in 2008, which was $353,224 lower than the 2007 level of $6.3 million. Although average interest bearing deposits grew $24.7 million during the period and average borrowed funds increased $18.4 million, the rate paid on these funds decreased during the year.
          Our net interest margin was 3.80% for the year ended December 31, 2008, as compared to 3.98% for the year ended December 31, 2007. The decrease in the net interest margin is the result of several components. The yield on average interest-earning assets decreased 81 basis points during the period from 6.96% in 2007 to 6.15% in 2008, and average interest-earning assets grew by $41.4 million. During the period, interest rates declined dramatically and we experienced a 103 basis point decrease of the yield on average interest-bearing liabilities from 3.98% in 2007 to 2.95% in 2008.
          This decrease was because of the rapid reduction in the federal funds interest rate that the Federal Reserve implemented. We partially offset these rate reductions through growth in the loan portfolio, movement of federal funds into higher yielding investments and increased reliance on short term, low cost borrowing. During November and December of 2008, we moved funds from Federal Funds to higher earning investments and loans and placed more reliance on short term, low interest rate borrowings for loan funding.

          The following table illustrates average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances.

				Average Balances, Interest and Yields
Twelve Months Ended December 31,	2009			2008			2007
	Average			Average			Average
	balance	Interest	Yield	balance	Interest	Yield	balance	Interest	Yield

Assets:
Federal funds sold(1)	$458,457	$1,149	0.25%	$13,342,150	$290,788	2.18%	$21,525,420	$1,142,707	5.31%
Interest bearing deposits	17,004,299	270,290	1.59	3,116,699	104,560	3.35	498,630	25,556	5.13
Investment securities(1)(2)
U.S. Treasury	187,658	7,647	4.07	2,072,573	73,061	3.53	3,621,923	121,196	3.35
U.S. government agency	8,411,754	313,654	3.73	4,896,926	192,271	3.93	7,347,989	302,119	4.11
Mortgage backed securities	24,642,044	1,059,386	4.30	7,799,475	356,398	4.57	1,247,089	48,946	3.92
Municipal securities	2,540,562	126,752	4.99	2,875,141	140,893	4.90	3,240,786	159,015	4.91
Other	2,886,213	72,150	2.50	2,124,236	92,723	4.37	1,477,894	84,859	5.74

Total investment securities	38,668,231	1,579,589	4.08	19,768,351	855,346	4.33	16,935,681	716,135	4.23

Loans:(1)
Commercial	70,966,468	4,168,203	5.87	62,783,300	4,234,175	6.74	44,125,513	3,654,176	8.28
Mortgage	168,196,382	10,346,433	6.15	137,944,563	9,109,972	6.60	108,513,579	8,039,542	7.41
Consumer	15,399,539	856,562	5.56	16,821,749	896,398	5.33	20,363,658	1,074,436	5.28

Total loans	254,562,389	15,371,198	6.04	217,549,612	14,240,545	6.55	173,002,750	12,768,154	7.38
Allowance for loan losses	2,277,747		—	1,749,885	—		1,405,182	—

Total loans, net of allowance	252,284,642	15,371,198	6.09	215,799,727	14,240,545	6.60	171,597,568	12,768,154	7.44

Total interest earning assets(1)	308,415,629	17,222,226	5.58	252,026,927	15,491,239	6.15	210,557,299	14,652,552	6.96

Non-interest bearing cash	7,104,387			4,369,508			3,800,713
Premises and equipment	14,548,001			5,157,011			4,186,529
Other assets	11,904,806			11,107,525			10,030,452

Total assets(1)	$341,972,823			$272,660,971			$228,574,993

Liabilities and Stockholders’ Equity:
Interest bearing deposits Savings	$6,853,343	25,602	0.37	$6,436,599	39,492	0.61	$8,250,010	55,660	0.67
Money market and NOW	33,931,390	171,476	0.51	34,046,098	321,164	0.94	28,382,013	588,824	2.07
Other time deposits	180,866,687	4,356,021	2.41	125,113,791	4,740,952	3.79	104,244,760	5,045,070	4.84

Total interest bearing deposits	221,651,420	4,553,099	2.05	165,596,488	5,101,608	3.08	140,876,783	5,689,554	4.04
Borrowed funds	37,817,464	1,026,755	2.72	34,754,155	808,127	2.33	16,423,688	573,405	3.49

Total interest bearing liabilities	259,468,884	5,579,854	2.15	200,350,643	5,909,735	2.95	157,300,471	6,262,959	3.98
Non-interest bearing deposits	39,410,471			36,039,280			34,561,334

	298,879,355	5,579,854	1.87	236,389,923	5,909,735	2.50	191,861,805	6,262,959	3.26

Other liabilities	3,390,944			1,450,813			1,249,573
Non-controlling interest	692,144			—			—

Stockholders’ equity	39,010,380			34,820,235			35,463,615

Total liabilities and stockholders’ equity	$341,972,823			$272,660,971			$228,574,993

Net interest spread(1)			3.43			3.20			2.98%

Net interest income(1)		$11,642,372	3.77%		$9,581,504	3.80%		$8,389,593	3.98

1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See “Reconciliation of Non-GAAP Measures.”

2)	Available for sale investment securities are presented at amortized cost.

          The following table describes the impact on our interest income and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest income due to both volume and rate is reported with the rate variance.
Rate/Volume Variance Analysis

	Twelve Months Ended December 31,			Twelve Months Ended December 31,
	2009 compared to 2008			2008 compared to 2007
	Variance due to:			Variance due to:
	Total	Rate	Volume	Total	Rate	Volume
Interest earning assets:
Federal funds sold(1)	$(289,639)	$(138,510)	$(151,129)	$(851,919)	$(517,342)	$(334,577)
Interest bearing deposits	165,730	(80,912)	246,642	79,004	(11,704)	90,708
Investment Securities(1)
U.S. Treasury	(65,414)	9,878	(75,292)	(48,135)	6,190	(54,325)
U.S. government agency	121,383	(10,132)	131,515	(109,848)	(13,039)	(96,809)
Mortgage backed securities	702,988	(22,306)	725,294	307,452	9,296	298,156
Municipal securities	(14,141)	2,512	(16,653)	(18,122)	(203)	(17,919)
Other	(20,573)	(47,347)	26,774	7,864	(23,531)	31,395
Loans:
Commercial	(65,972)	(582,060)	516,088	579,999	(766,923)	1,346,922
Mortgage	1,236,461	(657,060)	1,893,521	1,070,430	(942,512)	2,012,942
Consumer	(39,836)	38,138	(77,974)	(178,038)	10,630	(188,668)

Total interest revenue (1)	1,730,987	(1,487,799)	3,218,786	838,687	(2,249,138)	3,087,825

Interest bearing liabilities:
Savings	(13,890)	(16,305)	2,415	(16,168)	(4,709)	(11,459)
Money market and NOW	(149,688)	(148,610)	(1,078)	(267,660)	(368,202)	100,542
Other time deposits	(384,931)	(2,074,050)	1,689,119	(304,118)	(1,210,217)	906,099
Borrowed funds	218,628	143,283	75,345	234,722	(241,040)	475,762

Total interest expense	(329,881)	(2,095,682)	1,765,801	(353,224)	(1,824,168)	1,470,944

Net interest income(1)	$2,060,868	$607,883	$1,452,985	$1,191,911	$(424,970)	$1,616,881

1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See “Reconciliation of Non-GAAP Measures.”
          Three months ended June 30, 2010 compared to three months ended June 30, 2009
          Net interest income after provision for loan losses for the three months ended June 30, 2010 increased $562,178 or 21.95% to $3.1 million from $2.6 million for the same period in 2009.
          Interest revenue increased from $4.2 million for the three months ended June 30, 2009 to $4.6 million for the same period in 2010. As discussed below and outlined in detail in the Rate/Volume Analysis, these changes were the result of average interest earning assets growing at a faster rate than average interest bearing liabilities. A decline in interest rates on these interest earning assets partially offset this growth. The interest rate on interest bearing liabilities also declined at a faster rate than the rate on interest earning assets. This resulted in an improvement in the net interest margin which also increased net interest income.
          Changes in the federal funds rate and the prime rate impact the interest rates on interest earning assets, net interest income and net interest margin. The prime interest rate, which is the rate banks offer to borrowers with strong credit, began 2008 at 7.25% and decreased 400 basis points during the year. The federal funds rate also declined 400 basis points during 2008. During the first quarter and six months of 2009 and 2010, the prime interest rate was 3.25% and the intended federal funds rate remained relatively constant at zero to 0.25%. These declines have caused the short and long term interest yield to decline dramatically during the past two years from prior periods. As a result, when investments and loans matured during 2009 and 2010, they were reinvested in lower yielding securities and loans.
     We offset the effect on net income caused by these declines primarily by growing total average interest earning assets $50.6 million or 16.52% to $356.9 million for the three months ended June 30, 2010 from $306.3 million for the three months ended June 30, 2009. The growth in average interest earning assets derived from a $26.4 million increase in average total loans, a $6.7 million increase in average interest bearing deposits and a $16.6 million increase in average investment securities. The growth in net interest income that derived from the increase in total average interest earning assets was partially offset by growth in average interest bearing liabilities. The growth in average interest bearing liabilities derived primarily from the $41.8 million increase in average interest bearing deposits which increased to $257.0 million for the three months ended June 30, 2010 from $215.2 million for the three months ended June 30, 2009. A $7.6 million increase in average borrowed funds also contributed to the growth in interest bearing liabilities.
     Our net interest margin was 3.75% for the three months ended June 30, 2010 as compared to 3.71% for the three months ended June 30, 2009. The yield on average interest earning assets declined during the period 38 basis points from 5.57% for the quarter ended June 30, 2009 to 5.19% for the quarter ended June 30, 2010. This decrease was primarily because we received a lower rate on federal funds, a lower rate on interest bearing deposits and the average rate on the loan portfolio declined 17 basis points. As outlined above, we partially offset these rate reductions through growth in the loan portfolio. The decline in interest rates also lowered our cost of interest bearing deposits in the three month period to 1.56% from 2.16% and our cost of borrowed funds to 2.41% from 2.65% in 2009.

The following table illustrates average balances of total interest earning assets and total interest-bearing liabilities for the three months ended June 30, 2010 and 2009, showing the average distribution of assets, liabilities, stockholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances.

	Average Balances, Interest and Yields
Three Months Ended June 30,	2010				2009
	Average			Average
	balance	Interest	Yield	balance	Interest	Yield
Assets:
Federal funds sold(1)	$1,918,232	$1,543	0.32%	$744,817	$305	0.16%
Interest bearing deposits	23,062,192	54,777	0.95	16,352,452	60,123	1.47
Investment securities(1)(2)
U.S. Treasury	—	—	—	258,234	2,511	3.90
U.S. government agency	6,574,597	38,225	2.33	8,429,476	89,126	4.24
Mortgage backed securities	42,901,651	398,261	3.72	24,142,055	256,443	4.26
Municipal securities	2,456,788	30,512	4.98	2,526,641	31,382	4.98
Other	2,724,246	16,869	2.48	2,760,447	13,974	2.03

Total investment securities	54,657,282	483,867	3.55	38,116,853	393,436	4.14

Loans: (1) (3)
Commercial	76,703,160	1,049,082	5.49	61,412,247	980,585	6.40
Mortgage	188,752,588	2,826,331	6.01	176,590,989	2,588,507	5.88
Consumer	14,387,378	198,188	5.53	15,407,332	227,478	5.92

Total loans	279,843,126	4,073,601	5.84	253,410,568	3,796,570	6.01
Allowance for loan losses	2,581,336	—		2,360,513	—

Total loans, net of allowance	277,261,790	4,073,601	5.89	251,050,055	3,796,570	6.07

Total interest earning assets(1)	356,899,496	4,613,788	5.19	306,264,177	4,250,434	5.57

Non-interest bearing cash	7,758,921			7,880,288
Premises and equipment	17,231,394			13,703,787
Other assets	12,408,417			9,962,122

Total assets	$394,298,228			$337,810,374

Liabilities and Stockholders’ Equity:
Interest bearing deposits
Savings	$7,985,806	7,154	0.36	$7,232,711	6,697	0.37
Money market and NOW	49,497,248	106,738	0.86	33,607,802	37,925	0.45
Other time deposits	199,487,652	885,544	1.78	174,385,351	1,112,249	2.56

Total interest bearing deposits	256,970,706	999,436	1.56	215,225,864	1,156,871	2.16
Borrowed funds	46,772,435	281,189	2.41	39,214,888	259,463	2.65

Total interest bearing liabilities	303,743,141	1,280,625	1.69	254,440,752	1,416,334	2.23

Non-interest bearing deposits	52,343,095			39,168,711

	356,086,236			293,609,463
Other liabilities	1,405,463			1,651,365
Non-controlling interest	651,675			703,633
Stockholders’ equity	36,154,854			41,845,913

Total liabilities and stockholders’ equity	$394,298,228			$337,810,374

Net interest spread(1)			3.50			3.34

Net interest income and Net interest margin(1)		$3,333,163	3.75%		$2,834,100	3.71%

(1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See “Reconciliation of Non-GAAP Measures.”

(2)	Available for sale investment securities are presented at amortized cost.

(3)	Average non-accruing loans for the three month periods ended June 30, 2010 and 2009 were $1,823,445 and $1,000,461, respectively.

          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Net interest income after provision for loan losses for the six months ended June 30, 2010 increased $1.3 million or 26.53% to $6.2 million from $4.9 million for the same period in 2009. As discussed below and outlined in detail in the Rate/Volume Analysis, these changes were the result of average interest earning assets growing at a faster rate than average interest bearing liabilities. A decline in interest rates on these interest earning assets partially offset this growth. The interest rate on interest bearing deposits also declined at a faster rate than the rate on interest earning assets. This resulted in an improvement in the net interest margin which also increased net interest income.
          We offset the effect on net income caused by the previously discussed declines in the prime interest rate and federal funds rate during the past two years primarily by growing total average interest earning assets $46.1 million or 15.41% to $345.3 million for the six months ending June 30, 2010 from $299.2 million for the six months ending June 30, 2009. The growth in average interest earning assets derived from a $27.5 million increase in average total loans, a $9.9 million increase in average interest bearing deposits and a $7.7 million increase in average investments. The growth in net interest income that derived from the increase in total average interest earning assets was offset by growth in average interest liabilities which grew $47.8 million. This growth in average interest bearing liabilities resulted from a $42.0 million increase in average interest bearing deposits and a $5.7 million increase in average borrowed funds.
          Our net interest margin was 3.80% for the six months ended June 30, 2010 as compared to 3.71% for the six months ended June 30, 2009. The yield on average interest earning assets declined 36 basis points during the period from 5.64% for the six months ending June 30, 2009 to 5.28% for the six months ending June 30, 2010. This decrease was primarily because we received a lower rate on federal funds, a lower rate on interest bearing deposits and the average rate on the loan portfolio declined 13 basis points. As outlined above, we partially offset these rate reductions through growth in the loan portfolio. The decline in interest rates also lowered our cost of interest bearing deposits to 1.59% from 2.28% and our cost of borrowed funds to 2.44% from 2.62% in 2009.
          With our new branches, our expanded commercial lending team and increased recognition in Prince George’s and Anne Arundel Counties, and with continued growth in deposits, we anticipate that we will continue to grow interest earning assets during 2010. If the Federal Reserve continues to maintain the federal funds rate at current levels and the economy continues to improve, we believe that we can continue to grow total loans and deposits for the remainder of 2010. We also believe that we will continue to maintain the net interest margin. As a result of this growth and maintenance of the net interest margin, we expect that net interest income will continue to increase during 2010, although there can be no guarantee that this will be the case.

          The following table illustrates average balances of total interest earning assets and total interest-bearing liabilities for the six months ended June 30, 2010 and 2009, showing the average distribution of assets, liabilities, stockholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances.

	Average Balances, Interest and Yields
Six Months Ended June 30,	2010			2009
	Average			Average
	balance	Interest	Yield	balance	Interest	Yield
Assets:
Federal funds sold(1)	$1,833,761	$2,186	0.24%	$581,118	$740	0.26%
Interest bearing deposits	25,132,416	121,331	0.97	15,223,347	143,112	1.90
Investment securities(1)(2)
U.S. Treasury	—	—	—	378,427	7,647	4.07
U.S. government agency	6,829,438	95,925	2.83	9,464,172	197,980	4.22
Mortgage backed securities	34,609,141	673,477	3.92	24,032,348	524,364	4.40
Municipal securities	2,405,977	58,795	4.93	2,625,545	65,092	5.00
Other	2,778,649	37,296	2.71	2,352,172	31,918	2.74

Total investment securities	46,623,205	865,493	3.74	38,852,664	827,001	4.29

Loans: (1) (3)
Commercial	74,859,465	2,063,975	5.56	66,686,783	2,043,234	6.18
Mortgage	184,842,489	5,592,113	6.10	164,613,776	4,919,728	6.03
Consumer	14,565,119	398,535	5.52	15,483,837	435,491	5.67

Total loans	274,267,073	8,054,623	5.92	246,784,396	7,398,453	6.05
Allowance for loan losses	2,537,102	—		2,209,969	—

Total loans, net of allowance	271,729,971	8,054,623	5.98	244,574,427	7,398,453	6.10

Total interest earning assets(1)	345,319,353	9,043,633	5.28	299,231,556	8,369,306	5.64

Non-interest bearing cash	8,734,201			7,077,657
Premises and equipment	17,260,588			13,364,204
Other assets	12,177,262			10,054,182

Total assets	$383,491,404			$329,727,599

Liabilities and Stockholders’ Equity:
Interest bearing deposits
Savings	$7,778,853	13,839	0.36	$6,594,039	12,314	0.38
Money market and NOW	46,274,327	190,004	0.83	32,524,896	69,633	0.43
Other time deposits	195,913,240	1,770,522	1.82	168,852,228	2,264,308	2.70

Total interest bearing deposits	249,966,420	1,974,365	1.59	207,971,163	2,346,255	2.28
Borrowed funds	45,837,128	554,733	2.44	40,065,587	519,774	2.62

Total interest bearing liabilities	295,803,548	2,529,098	1.72	248,036,750	2,866,029	2.33

Non-interest bearing deposits	49,570,865			37,785,736

	345,374,413			285,822,486
Other liabilities	1,506,457			1,609,024
Non-controlling interest	662,462			686,453
Stockholders’ equity	35,948,072			41,609,636

Total liabilities and stockholders’ equity	$383,491,404			$329,727,599

Net interest spread(1)			3.56			3.31

Net interest income and Net interest margin(1)		$6,514,535	3.80%		$5,503,277	3.71%

(1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See “Reconciliation of Non-GAAP Measures.”

(2)	Available for sale investment securities are presented at amortized cost.

(3)	Average non-accruing loans for the six month periods ended June 30, 2010 and 2009 were $1,823,445 and $1,000,461, respectively.

          The following tables describe the impact on our interest revenue and expense resulting from changes in average balances and average rates for the periods indicated. We have allocated the change in interest revenue, interest expense and net interest income due to both volume and rate proportionately to the rate and volume variances.
Rate/Volume Variance Analysis

	Three months Ended June 30,
	2010 compared to 2009
	Variance due to:
	Total	Rate	Volume
Interest earning assets:
Federal funds sold(1)	$1,238	$880	$358
Time deposits in other banks	(5,346)	(42,425)	37,079
Investment Securities(1)
U.S. Treasury	(2,511)	—	(2,511)
U.S. government agency	(50,901)	(45,371)	(5,530)
Mortgage backed securities	141,818	(101,202)	243,020
Municipal securities	(870)	(10)	(860)
Other	2,895	3,214	(319)
Loans:(1)
Commercial	68,497	(292,997)	361,494
Mortgage	237,824	132,297	105,527
Consumer	(29,290)	(23,501)	(5,789)

Total interest revenue (1)	363,354	(369,115)	732,469

Interest bearing liabilities
Savings	457	(521)	978
Money market and NOW	68,813	60,929	7,884
Other time deposits	(226,705)	(489,170)	262,465
Borrowed funds	21,726	(51,305)	73,031

Total interest expense	(135,709)	(480,067)	344,358

Net interest income(1)	$499,063	$110,952	$388,111

(1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See “Reconciliation of Non-GAAP Measures.”

Rate/Volume Variance Analysis

	Six months Ended June 30,
	2010 compared to 2009
	Variance due to:
	Total	Rate	Volume
Interest earning assets:
Federal funds sold(1)	$1,446	$(98)	$1,544
Time deposits in other banks	(21,781)	(125,088)	103,307
Investment Securities(1)
U.S. Treasury	(7,647)	—	(7,647)
U.S. government agency	(102,055)	(71,861)	(30,194)
Mortgage backed securities	149,113	(103,521)	252,634
Municipal securities	(6,297)	(1,615)	(4,682)
Other	5,378	(667)	6,045
Loans:(1)
Commercial	20,741	(298,748)	319,489
Mortgage	672,385	112,746	559,639
Consumer	(36,956)	(17,731)	(19,225)

Total interest revenue (1)	674,327	(506,583)	1,180,910

Interest bearing liabilities
Savings	1,525	(1,006)	2,531
Money market and NOW	120,371	97,991	22,380
Other time deposits	(493,786)	(980,572)	486,786
Borrowed funds	34,959	(55,610)	90,569

Total interest expense	(336,931)	(939,197)	602,266

Net interest income(1)	$1,011,258	$432,614	$578,644

(1)	Interest revenue is presented on a fully taxable equivalent (FTE) basis. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations. See “Reconciliation of Non-GAAP Measures.”
          Provision for Loan Losses
          Originating loans involves a degree of risk that credit losses will occur in varying amounts according to, among other factors, the type of loans being made, the credit-worthiness of the borrowers over the term of the loans, the quality of the collateral for the loan, if any, as well as general economic conditions. We charge the provision for loan losses to earnings to maintain the total allowance for loan losses at a level considered by management to represent its best estimate of the losses known and inherent in the portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, estimated value of any underlying collateral, economic conditions (particularly as such conditions relate to Old Line Bank’s market area), regulatory guidance, peer statistics, management’s judgment, past due loans in the loan portfolio, loan charge off experience and concentrations of risk (if any). We charge losses on loans against the allowance when we believe that collection of loan principal is unlikely. We add back recoveries on loans previously charged to the allowance.

          We review the adequacy of the allowance for loan losses at least quarterly. Our review includes evaluation of impaired loans as required by ASC Topic 310-Receivables, and ASC Topic 450- Contingencies. Also incorporated in determining the adequacy of the allowance is guidance contained in the Securities and Exchange Commission’s SAB No. 102, Loan Loss Allowance Methodology and Documentation, the Federal Financial Institutions Examination Council’s Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions and the Interagency Policy Statement on the Allowance for Loan and Lease Losses provided by the OCC, Federal Reserve Board, FDIC, National Credit Union Administration and Office of Thrift Supervision.
          We base the evaluation of the adequacy of the allowance for loan losses upon loan categories. We categorize loans as installment and other consumer loans (other than boat loans), boat loans, mortgage loans (commercial real estate, residential real estate and real estate construction) and commercial loans. We apply loss ratios to each category of loan other than commercial loans. We further divide commercial loans by risk rating and apply loss ratios by risk rating, to determine estimated loss amounts. We evaluate delinquent loans and loans for which management has knowledge about possible credit problems of the borrower or knowledge of problems with loan collateral separately and assign loss amounts based upon the evaluation.
          We determine loss ratios for installment and other consumer loans (other than boat loans), boat loans and mortgage loans (commercial real estate, residential real estate and real estate construction) based upon a review of prior 18 months delinquency trends for the category, the three year loss ratio for the category, peer group loss ratios, probability of loss factors and industry standards.
          With respect to commercial loans, management assigns a risk rating of one through eight to each loan at inception, with a risk rating of one having the least amount of risk and a risk rating of eight having the greatest amount of risk. For commercial loans of less than $250,000, we may review the risk rating annually based on, among other things, the borrower’s financial condition, cash flow and ongoing financial viability; the collateral securing the loan; the borrower’s industry; and payment history. We review the risk rating for all commercial loans in excess of $250,000 at least annually. We evaluate loans with a risk rating of five or greater separately and allocate a portion of the allowance for loan losses based upon the evaluation. For loans with risk ratings between one and four, we determine loss ratios based upon a review of prior 18 months delinquency trends, the three year loss ratio, peer group loss ratios, probability of loss factors and industry standards.
          We also identify and make any necessary allocation adjustments for any specific concentrations of credit in a loan category that in management’s estimation increase the risk inherent in the category. If necessary, we will also make an adjustment within one or more loan categories for economic considerations in our market area that may impact the quality of the loans in the category. For all periods presented, there were no specific adjustments made for concentrations of credit. As discussed below, in 2008 and 2009 we increased our provision for loan losses for the periods in all segments of our portfolio as a result of economic considerations. We consider qualitative or environmental factors that are likely to cause estimated credit losses associated with our existing portfolio to differ from historical loss experience. These factors include, but are not limited to, changes in lending policies and procedures, changes in the nature and volume of the loan portfolio, changes in the experience, ability and depth of lending management and the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our existing portfolio.
          In the event that our review of the adequacy of the allowance results in any unallocated amounts, we reallocate such amounts to our loan categories based on the percentage that each category represents to total gross loans. We have risk management practices designed to ensure timely identification of changes in loan risk profiles. However, undetected losses inherently exist within the portfolio. We believe that the allocation of the unallocated portion of the reserve in the manner described above is appropriate. Although we may allocate specific portions of the allowance for specific credits or other factors, the entire allowance is available for any credit that we should charge off. We will not create a separate valuation allowance unless we consider a loan impaired.
          Our policies require a review of assets on a regular basis, and we believe that we appropriately classify loans as well as other assets if warranted. We believe that we use the best information available to make a determination with respect to the allowance for loan losses, recognizing that the determination is inherently subjective and that future adjustments may be necessary depending upon, among other factors, a change in economic conditions of specific borrowers or generally in the economy, and new information that becomes available to us. However, there are no assurances that the allowance for loan losses is sufficient to absorb losses on non-performing assets, or that the allowance will be sufficient to cover losses on non-performing assets in the future.

          Year Ended December 31, 2009
          The provision for loan losses was $900,000 for the year ended December 31, 2009. This represented a $485,000 or 116.87% increase as compared to the year ended December 31, 2008. We increased the provision for loan losses because we believe that although our asset quality remains strong, the longer the weaknesses in the economy exist the more difficult it becomes for even our strong borrowers to maintain profitability consistent with prior periods.
          At year end, we had $1.6 million in non-performing real estate loans. We also had two loans totaling approximately $581,000 past due between 30-89 days. As outlined below, we are currently working towards resolution with all of these borrowers.
          The provision for loan losses was $415,000 for the year ended December 31, 2008, as compared to $318,000 for the year ended December 31, 2007, an increase of $97,000 or 30.50%. We increased the provision for loan losses because the real estate industry encountered difficulties, there was significant turbulence in the financial markets, unemployment was rising, and there was evidence of weakness in the general economy. After completing the analysis outlined below, we determined during the twelve month period ended December 31, 2008 that there were changes in economic factors that directly impacted the quality of the loan portfolio and warranted a higher provision.
          At December 31, 2009, we had three loans totaling $1.6 million past due and classified as non-accrual. The first loan has a balance of $810,291 and is the same loan that we reported in our December 31, 2008 financial statements. During 2009, we received $40,384 in payments on this loan. We have obtained a “lift stay” on and have foreclosed on this property. The second loan is in the amount of $223,169. The value of the collateral is sufficient to provide repayment. We have foreclosed on the property held as collateral for the loan and hold this property in other real estate owned. The third loan is a land development loan secured by real estate in the amount of $553,039. The borrower on this loan has filed bankruptcy. A recent appraisal of the property securing this loan indicates that the value of the collateral is sufficient to provide repayment. We have received a deed in lieu of foreclosure on this property and are currently negotiating a contract to sell the property. At December 31, 2009, we did not believe that any of these loans were impaired and we did not designate a specific allowance for any of these non-accrual loans. The total non-accrued interest on these loans at December 31, 2009 was $190,701.
          During the year ended December 31, 2009, we charged off a loan in the amount of approximately $195,000 to the allowance for loan losses. This charge-off was the result of one land developer who was unable to meet all of his financial obligations and advised us that he could no longer make any of his payments and there was no remaining value in the underlying collateral. During the third quarter, we also repossessed a boat with a loan balance of approximately $100,000. We charged $50,000 to the allowance for loan losses for anticipated losses on this repossession and in the second quarter of 2010 we sold this boat with an additional loss that was immaterial.
          In July 2009, we charged an additional $150,000 to the allowance for loan losses for the deficiency balance due on a $700,000 loan that was in non-accrual status until December 2009. In July, we restructured the remaining $550,000 of the loan balance and the borrower began remitting monthly payments. The borrower has submitted six monthly payments in a timely manner. As a result, we have taken this loan out of non-accrual status and we now classify it as an accrual loan. The remaining $7,000 charged to the allowance for loan losses in 2009 and the total $18,440 in 2008 and the $12,149 in 2007 were comprised of various immaterial deficiencies on several loans.
          The allowance for loan losses represented 0.93% of total loans at December 31, 2009, 0.85% at December 31, 2008, and 0.78% at December 31, 2007. We have no exposure to foreign countries or foreign borrowers. Based on our analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

     The following table represents an analysis of the allowance for loan losses for the periods indicated:
Allowance for Loan Losses

Years Ended December 31,	2009	2008	2007

Balance, beginning of period	$1,983,751	$1,586,737	$1,280,396
Provision for loan losses	900,000	415,000	318,000

Chargeoffs:
Commercial	—	—	(6,064)
Mortgage	(344,825)	—	—
Consumer	(57,210)	(18,440)	(6,085)

Total chargeoffs	(402,035)	(18,440)	(12,149)
Recoveries:
Consumer	—	454	490

Total recoveries	—	454	490

Net (chargeoffs) recoveries	(402,035)	(17,986)	(11,659)

Balance, end of period	$2,481,716	$1,983,751	$1,586,737

Ratio of allowance for loan losses to:
Total gross loans	0.93%	0.85%	0.78%
Non-accrual loans	156.43%	233.19%	145.93%
Ratio of net-chargeoffs during period to average loans outstanding during period	0.158%	0.008%	0.007%
     The following table provides a breakdown of the allowance for loan losses:
Allocation of Allowance for Loan Losses

December 31,	2009		2008		2007
		% of Loans		% of Loans		% of Loans
		in Each		in Each		in Each
	Amount	Category	Amount	Category	Amount	Category
Consumer	$10,319	0.57%	$13,391	0.50%	$10,236	0.46%
Boat	81,417	4.91	94,910	6.22	106,405	8.66
Mortgage	1,845,126	66.74	1,348,850	63.21	1,080,897	63.56
Commercial	544,854	27.78	526,600	30.07	389,199	27.32

Total	$2,481,716	100.00%	$1,983,751	100.00%	$1,586,737	100.00%

          Period Ended June 30, 2010
          The provision for loan losses was $170,000 for the three months ended June 30, 2010, as compared to $250,000 for the three months ended June 30, 2009, a decrease of $80,000 or 32.00%. After completing the analysis outlined below, during the three month period ended June 30, 2010, we decreased the provision for loan losses primarily because our asset quality remained stable and the economy continued to show evidence of continued improvement. As previously mentioned, while it remains uncertain whether the economy will continue on its path towards recovery, it appears the economy may reach a sustainable recovery during 2011 and we remain cautiously optimistic that our borrowers will continue to stay current on their loans. The $170,000 provision supported the 5.56% growth in the loan portfolio during the period.
          The provision for the six month period was $240,000. This represented a $310,000 or 56.36% decrease as compared to the six months ended June 30, 2009. For the six months ended June 30, 2010, we decreased the provision for loan losses because we believe that in 2009 we specifically identified and appropriately reserved for any potential deterioration in the loan portfolio caused by the tumultuous economic climate. We believe the economy has stabilized in 2010. We also believe that we have appropriately identified and allocated specific reserves to previously identified borrowers that represent increased risk or potential loss. At quarter end, we had four real estate loans totaling $4.5 million and one commercial loan in the amount of $137,000 in non-performing loans. We have also completed foreclosure on one property that we value at $223,000. We had no other loans past due between 30 and 89 days. As outlined below, we are currently working towards resolution with all of these borrowers and we have allocated a specific reserve for those loans where we consider it probable that we will incur a loss.
          At June 30, 2010, we had five non-accrual loans totaling $4.7 million. During 2009, we increased the provision because we recognized that the economy may cause increased hardships for our borrowers and there was a higher probability that we may incur losses on these loans. As outlined below in the Loan Portfolio section of this discussion, we have allocated a specific valuation allowance to those loans where we anticipate a loss.
          The allowance for loan losses represented 0.94% of gross loans at June 30, 2010 and 0.93% as of December 31, 2009. We have no exposure to foreign countries or foreign borrowers. Based on our analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

     The following table provides an analysis of the allowance for loan losses for the periods indicated:
Allowance for Loan Losses

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009

Balance, beginning of period	$2,481,716	$1,983,751	$1,983,751
Provision for loan losses	240,000	550,000	900,000

Chargeoffs:
Commercial	—	(194,969)	—
Mortgage	(11,733)	—	(344,825)
Consumer	(1,223)	—	(57,210)

Total chargeoffs	(12,956)	(194,969)	(402,035)
Recoveries:
Mortgage	3,650
Consumer	519	—	—

Total recoveries	4,169	—	—

Net (chargeoffs) recoveries	(8,787)	(194,969)	(402,035)

Balance, end of period	$2,712,929	$2,338,782	$2,481,716

Ratio of allowance for loan losses to:
Total gross loans	0.94%	0.92%	0.93%
Non-accrual loans	56.71%	132.72%	156.43%
Ratio of net-chargeoffs during period to average total loans during period	0.003%	0.077%	0.158%
     The following table provides a breakdown of the allowance for loan losses:
Allocation of Allowance for Loan Losses

	June 30,				December 31,
	2010		2009		2009
		% of Loans		% of Loans		% of Loans
		in Each		in Each		in Each
	Amount	Category	Amount	Category	Amount	Category
Consumer & others	$9,736	0.57%	$9,002	0.14%	$10,319	0.57%
Boat	129,405	4.28	89,488	5.73	81,417	4.91
Mortgage	2,020,334	68.21	1,834,573	65.31	1,845,126	66.74
Commercial	553,454	26.94	405,719	28.82	544,854	27.78

Total	$2,712,929	100.00%	$2,338,782	100.00%	$2,481,716	100.00%

          Non-interest Revenue
          2009 compared to 2008
          Non-interest revenue totaled $1.8 million for the twelve months ended December 31, 2009, an increase of $855,835 or 88.79%. Non-interest revenue for the twelve months ended December 31, 2009 and December 31, 2008 included fee income from service charges on deposit accounts, gains on sales of investment securities, earnings on bank owned life insurance, income from our investment in real estate LLC (Pointer Ridge) and other fees and commissions.
          The following table outlines the changes in non-interest revenue for the twelve month periods.

Years Ended December 31,	2009	2008	$ Change	% Change

Service charges on deposit accounts	$307,012	$311,268	$(4,256)	(1.37)%
Net gains on sales of investment securities	158,551	(3,081)	161,632
Earnings on bank owned life insurance	376,165	366,785	9,380	2.56
Income (loss) on investment in real estate LLC	—	3,741	(3,741)	(100.00)
Pointer Ridge rent and other revenue	567,283	53,738	513,545	955.65
Other fees and commissions	410,756	231,481	179,275	77.45

Total non-interest revenue	$1,819,767	$963,932	$855,835	88.79%

          Although the number of customers increased, service charges on deposit accounts remained relatively stable because these customers used lower cost services. In an effort to minimize call and prepayment risk and manage future interest rate risk, we elected to sell available-for-sale securities during 2009. We recorded gains on these investments because the decline in market interest rates caused an increase in the securities’ value. In 2008, we sold a security because it no longer met our investment guidelines. The interest rates for these types of securities had increased which caused the security value to decline and we experienced a loss. Other fees and commissions increased primarily because we issued a higher dollar value of letters of credit that caused letter of credit fees to increase. We also had higher loan fees as a result of an increase in expired loan commitments and an increase in the number of loans that we settled during the year.
          As previously outlined, in November 2008, we acquired an additional 12.50% membership interest in Pointer Ridge. As a result of this purchase, our membership interest increased from 50.00% to 62.50%. Consequently, we consolidated Pointer Ridge’s results of operations from the date of acquisition. Prior to the date of acquisition, we accounted for our investment in Pointer Ridge using the equity method. This consolidation caused the earnings on our investment in real estate LLC to decline and Pointer Ridge rent and other revenue to increase during 2009.
          2008 compared to 2007
          Non-interest revenue totaled $963,932 for the twelve months ended December 31, 2008, a decrease of $209,382 or 17.85%. Non-interest revenue for the twelve months ended December 31, 2008 and December 31, 2007 included fee income from service charges on deposit accounts, earnings on bank owned life insurance, income from our investment in real estate LLC (Pointer Ridge) and other fees and commissions. For the period ended December 31, 2007, non-interest revenue also included broker origination fees from the marine division.

          The following table outlines the changes in non-interest revenue for the twelve month periods.

Years Ended December 31,	2008	2007	$ Change	% Change

Service charges on deposit accounts	$311,268	$292,610	$18,658	6.38%
Marine division broker origination fees	—	272,349	(272,349)	(100.00)
Earnings on bank owned life insurance	366,785	340,853	25,932	7.61
Income (loss) on investment in real estate LLC	3,741	24,100	(20,359)	(84.48)
Other fees and commissions	282,138	243,402	38,736	15.91

Total non-interest revenue	$963,932	$1,173,314	$(209,382)	(17.85)%

          Service charges on deposit accounts increased due to increases in the number of customers and the services they used. We did not earn any marine division broker origination fees during the period because we closed this division at the end of the third quarter of 2007. Earnings on bank owned life insurance increased because we invested an additional $4 million in February 2007. As a result, we had an additional 30 days of interest income on the investment in 2008. Other fees and commissions increased because of the consolidation of Pointer Ridge’s results of operations from the date of acquisition as outlined below. Other fees and commissions also increased because in April 2007, we began leasing the Waldorf office space that we vacated in July 2006 and because of increases in loan income received from the repayment of a non-accrual loan. The consolidation of Pointer Ridge’s results of operations, as discussed above, caused the earnings on our investment in real estate LLC to decline and other fees and commissions to increase in 2008.
          Pointer Ridge’s earnings declined during the year because it had two tenants that did not pay their rent in a timely manner and they recorded a reserve for these uncollected rents. Additionally, operating expenses on the building increased during the year.
          Three months ended June 30, 2010 compared to three months ended June 30, 2009
          Non-interest revenue totaled $271,053 for the three months ended June 30, 2010, a decrease of $263,947 or 49.34% from the 2009 amount of $535,000. Non-interest revenue for the three months ended June 30, 2010 and June 30, 2009 included fee income from service charges on deposit accounts, earnings on bank owned life insurance, and other fees and commissions including revenues with respect to Pointer Ridge. The primary cause of the decline in non-interest revenue was because in the three months ended June 30, 2009, we sold investments and recorded a gain of $157,917. For the same period in 2010, we did not sell any investments. Additionally, the interest we earned on our bank owned life insurance declined as a result of a decline in the interest rate paid on these investments. Other fees and commissions (excluding Pointer Ridge) decreased $50,208 primarily because in 2009, we received approximately $59,000 in rental income from the tenant who leased the second floor of our branch located at 301 Crain Highway, Waldorf, Maryland. The tenant terminated its lease in March 2010. As a result, we did not receive any rental income from this facility during the second quarter of 2010. The loss of tenants in the building that Pointer Ridge owns caused a $51,399 decline in the rent revenue that we earn from Pointer Ridge.
          The following table outlines the changes in non-interest revenue for the three month periods.

	June 30,	June 30,
	2010	2009	$ Change	% Change
Service charges on deposit accounts	$78,411	$72,665	$5,746	7.91%
Gain on sales of investment securities	—	157,917	(157,917)	(100.00)
Earnings on bank owned life insurance	83,985	94,154	(10,169)	(10.80)
Pointer Ridge rent and other revenue	64,729	116,128	(51,399)	(44.26)
Other fees and commissions	43,928	94,136	(50,208)	(53.34)

Total non-interest revenue	$271,053	$535,000	$(263,947)	(49.34)%

          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Non-interest revenue declined $574,658 during the six month period ended June 30, 2010 primarily because of the $392,906 decline in rent and other revenue from Pointer Ridge and the $157,917 decline in gain on sales of investment securities. During the first six months of 2009, Pointer Ridge produced $521,605 in rental income that is included in other fees and commissions; approximately $300,000 of that amount derived from a non-recurring lease termination fee. During the same period in 2010, we received $128,699 in rental income from Pointer Ridge. The absence of the lease termination fee in 2010 and the subsequent loss of additional tenants in the building owned by Pointer Ridge were the major causes of the decline in non-interest revenue. Service charges on deposit accounts increased $8,377 in 2010 primarily as a result of an increase in customers. Other fees and commissions (excluding Pointer Ridge) decreased $14,705 primarily because in 2010, we received $58,740 in rental income from the tenant who leased the second floor of our branch located at 301 Crain Highway, Waldorf, Maryland. The tenant terminated his lease in March 2010. As a result, rental income declined $33,210. An increase in other loan fees and letter of credit fees offset a portion of this decline.
          The following table outlines the changes in non-interest revenue for the six month periods.

	June 30,	June 30,
	2010	2009	$ Change	% Change
Service charges on deposit accounts	$153,231	$144,854	$8,377	5.78%
Gain on sales of investment securities	—	157,917	(157,917)	(100.00)
Earnings on bank owned life insurance	170,108	187,615	(17,507)	(9.33)
Pointer Ridge rent and other revenue	128,699	521,605	(392,906)	(75.33)
Other fees and commissions	111,904	126,609	(14,705)	(11.61)

Total non-interest revenue	$563,942	$1,138,600	$(574,658)	(50.47)%

          Because of the business development efforts of our lenders, managers and the new branches that we have opened, we expect that customer relationships will continue to grow during the remainder of 2010. We anticipate this growth will cause an increase in service charges on deposit accounts. We expect our earnings on bank owned life insurance will remain stable during the remainder of 2010. The tenant in our Crain Highway location has vacated the building. We do not expect to have rental income from this facility during the remainder of 2010. We anticipate that rental income from Pointer Ridge for each of the remaining two quarters in 2010 will remain comparable to that received during the second quarter of 2010.
Non-interest Expense
          2009 compared to 2008
          Non-interest expense for the twelve months ended December 31, 2009 increased 25.55% or $1.9 million relative to the amount reported in 2008. The following chart outlines the changes in non-interest expenses for the period.

Years Ended December 31,	2009	2008	$ Change	% Change

Salaries	$4,037,027	$3,316,219	$720,808	21.74%
Employee benefits	1,012,014	923,666	88,348	9.56
Occupancy	1,085,768	1,124,838	(39,070)	(3.47)
Equipment	354,531	313,133	41,398	13.22
Data processing	340,870	269,632	71,238	26.42
FDIC Insurance and State of Maryland assessments	561,850	151,149	410,701	271.72
Pointer Ridge other operating	66,458	24,414	42,044	172.21
Other operating	1,798,363	1,249,727	548,636	43.90

Total non-interest expenses	$9,256,881	$7,372,778	$1,884,103	25.55%

          Salaries, employee benefits, equipment, data processing expenses, and other operating expenses increased primarily because of increased operating expenses from the two branches that we opened in 2008, two additional branches opened in 2009 and the new lending team that we hired in December 2009. As a result of the consolidation of Pointer Ridge, these increases and increases in occupancy expenses due to the new branches were partially offset by the elimination of $526,494 of rental expenses paid to Pointer Ridge. Benefits also increased because of the increase in stock option expenses for options granted in the first quarter of 2009. There were no options granted in 2008. In April of 2009, we converted our core data processing system to a new service provider. In addition to the impact from the new branches, the conversion also caused an increase in data processing costs. Non-interest expenses also increased because of a $410,701 increase in FDIC insurance premiums and Maryland State assessments, inclusive of the approximately $149,000 special assessment.
          2008 compared to 2007
          The following chart outlines the non-interest expenses for the years ended December 31, 2008 and 2007.

Years Ended December 31,	2008	2007	$ Change	% Change

Salaries	$3,316,219	$3,045,932	$270,287	8.87%
Employee benefits	923,666	953,554	(29,888)	(3.13)
Occupancy	1,124,838	934,277	190,561	20.40
Equipment	313,133	248,182	64,951	26.17
Data processing	269,632	221,107	48,525	21.95
Other operating	1,425,290	1,371,499	53,791	3.92

Total non-interest expenses	$7,372,778	$6,774,551	$598,227	8.83%

          Salary and benefit expenses increased primarily because we opened the College Park, Greenbelt and Annapolis branches during the year and we hired new loan officers in April and September 2007. These increases were partially offset by the reduction in salary expense that we realized when we closed the marine division late in the third quarter of 2007 and terminated the employees associated with it. Additionally, stock based compensation expenses decreased from $173,714 in 2007 to $104,541 for the same period in 2008. The stock based compensation expense decreased because the board of directors did not receive any vested options in 2008 and they received 10,000 vested options in 2007.
          Occupancy and equipment expenses increased because of the opening of the new Greenbelt branch in June 2007, the College Park branch in February 2008 and the Annapolis branch in September 2008, as well as annual rental increases. Data processing costs increased because of the new locations, new services provided by our data processor, and contractual increases. Other operating expenses increased primarily because of increased FDIC and state of Maryland insurance assessments, higher audit and exam fees, and increased business development expenses. The elimination of the costs associated with the marine division partially offset these increases.
          Three months ended June 30, 2010 compared to three months ended June 30, 2009
          Non-interest expense increased $337,666 for the three months ended June 30, 2010. The following chart outlines the changes in non-interest expenses for the period.

	June 30,	June 30,
	2010	2009	$ Change	% Change
Salaries	$1,130,944	$938,930	$192,014	20.45%
Employee benefits	317,803	215,422	102,381	47.53
Occupancy	319,051	234,125	84,926	36.27
Equipment	99,152	82,516	16,636	20.16
Data processing	105,074	81,654	23,420	28.68
Pointer Ridge other operating	88,700	90,096	(1,396)	(1.55)
FDIC insurance and
State of Maryland assessments	115,553	259,531	(143,978)	(55.48)
Other operating	433,637	369,974	63,663	17.21

Total non-interest expenses	$2,609,914	$2,272,248	$337,666	14.86%

          Salaries, employee benefits, occupancy, equipment, data processing and other operating expenses increased primarily because of increased operating expenses from the branches that we opened in 2009 and the new lending team that we hired in December 2009. In 2009, the FDIC assessed a special assessment of approximately $150,000 during the second quarter that they did not assess in 2010, which caused a decrease in FDIC and State of Maryland assessments in 2010.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Non-interest expense for the six months ended June 30, 2010 increased $970,318 or 22.39% to $5.3 million compared to $4.3 million for the same period in 2009. Salaries, employee benefits, occupancy, equipment, data processing expenses, and other operating expenses increased primarily because of increased operating expenses from the branches that we opened in 2009 and the new lending team that we hired in December 2009. Benefits also increased because of the increase in stock option and restricted stock awards granted in the first quarter of 2010. As outlined above, FDIC and State of Maryland assessments decreased because of the elimination of the special assessment of approximately $150,000. This savings was offset by increased rates and higher deposit levels.
          The following chart outlines the changes in non-interest expenses for the period.

	June 30,	June 30,
	2010	2009	$ Change	% Change
Salaries	$2,296,359	$1,775,987	$520,372	29.30%
Employee benefits	667,938	517,846	150,092	28.98
Occupancy	652,457	466,306	186,151	39.92
Equipment	206,028	162,394	43,634	26.87
Data processing	199,500	156,991	42,509	27.08
Pointer Ridge other operating	202,400	321,121	(118,721)	(36.97)
FDIC insurance and State of Maryland assessments	230,668	342,302	(111,634)	(32.61)
Other operating	849,346	591,431	257,915	43.61

Total non-interest expenses	$5,304,696	$4,334,378	$970,318	22.39%

          For the remainder of 2010, we anticipate non-interest expenses will remain relatively stable and will exceed last year’s expenses. During the remainder of 2010, we will continue to incur increased salary, benefits, occupancy, equipment and data processing expenses related to the new Fairwood and Crofton locations and increased operational expenses associated with these branches. We will also incur increased salary and benefits expenses associated with our new lending team and increased FDIC insurance premiums as our deposits continue to grow.
          Income Taxes
          2009 compared to 2008
          Income tax expense was $1,055,522 (33.20% of pre-tax income) for the year ended December 31, 2009 compared to $939,383 (34.91% of pre-tax income) for the same period in 2008. The decrease in the effective tax rate is primarily due to higher tax exempt interest income.
          2008 Compared to 2007
          Income tax expense was $939,383 (34.91% of pre-tax income) for the year ended December 31, 2008 compared to $789,053 (33.26% of pre-tax income) for the same period in 2007. The increase in the effective tax rate is primarily due to a decrease in interest on tax exempt securities as a percent of pre-tax income during the period and an increase in the state tax rate.
          Three months ended June 30, 2010 compared to three months ended June 30, 2009
          Income tax expense was $270,063 (34.43% of pre-tax income) for the three months ended June 30, 2010 as compared to $272,787 (33.12% of pre-tax income) for the same period in 2009.

          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Income tax expense was $500,132 (34.40% of pre-tax income) for the six months ended June 30, 2010 as compared to $554,902 (32.31% of pre-tax income) for the same period in 2009.
          Net Income Available to Common Stockholders
          2009 compared to 2008
          Net income attributable to Old Line Bancshares increased $280,032 or 15.95% for the twelve month period ended December 31, 2009 to $2.0 million from $1.8 million for the twelve month period ended December 31, 2008. After inclusion of the dividends and accretion on the preferred stock issued under the U.S. Treasury’s Capital Purchase Program in December 2008, net income available to common stockholders for the twelve month period was $1.6 million. Earnings per basic and diluted common share were $0.40 for the twelve months ended December 31, 2009 and $0.44 for the same period in 2008. The increase in net income was the result of a $1.5 million increase in net interest income after provision for loan losses and an $855,835 increase in non-interest revenue. This was partially offset by a $1.9 million increase in non-interest expense and a $116,139 increase in income taxes. Earnings per share decreased on a basic and diluted basis because of dividends and accretion on the preferred stock. This was partially offset by higher earnings and because we repurchased 217,085 shares of common stock during the year ended December 31, 2008, which caused the average number of common shares outstanding during 2009 to decline to 3,862,364 from 3,919,903 for the same period in 2008.
          2008 Compared to 2007
          Net income available to common stockholders was $1.7 million or $0.44 per basic and diluted common share for the twelve month period ending December 31, 2008, an increase of $143,680 or 9.08% compared to net income of $1.6 million or $0.37 per basic and diluted common share for the same period in 2007. The increase in net income was the result of a $1.1 million increase in net interest income after provision for loan losses. This was partially offset by a $209,382 decrease in non-interest revenue, a $598,227 increase in non-interest expense, the new 5% preferred stock dividend payable to the U.S. Treasury for its $7 million investment, and a $150,330 increase in income taxes. Earnings per share increased on a basic and diluted basis because of higher earnings and because we repurchased 217,085 shares of common stock during the twelve month period ended December 31, 2008 and 185,950 shares of common stock in the 4th quarter of 2007 that caused the average number of common shares outstanding to decline to 3,919,903 from 4,237,266 for the same period in 2007.
          Three months ended June 30, 2010 compared to three months ended June 30, 2009
          Net income attributable to Old Line Bancshares was $530,097 for the three months ended June 30, 2010 compared to $550,058 for the three month period ended June 30, 2009. Net income available to common stockholders was $530,097 or $0.14 per basic and diluted common share for the three month period ending June 30, 2010 compared to net income available to common stockholders of $447,486 or $0.12 per basic and diluted common share for the same period in 2009. The decrease in net income attributable to Old Line Bancshares for the 2010 period was primarily the result of a $263,947 decrease in non-interest revenue and a $337,666 increase in non-interest expense compared to the 2009 period, which were not fully offset by a $562,178 increase in net interest income after provision for loan losses and a $2,724 decrease in income taxes compared to the same period in 2009. The increase in net income available to common stockholders for the 2010 period was a result of our repurchase during 2009 from the U.S. Treasury of the 7,000 shares of preferred stock that we issued to them as part of the Troubled Asset Relief Program. As a result of this repurchase, we no longer pay dividends on the preferred stock. Earnings per common share increased to $0.14 for the period on a basic and diluted basis because of the items outlined above.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Net income attributable to Old Line Bancshares decreased $67,754 or 6.38% for the six months ended June 30, 2010 to $994,631 from $1.1 million for the six month period ended June 30, 2009. Net income available to common stockholders was $994,631 or $0.26 per basic and diluted common share for the six month period ending June 30, 2010 compared to net income available to common stockholders of $857,241 or $0.22 per basic and diluted common share for the same period in 2009. The decrease in net income attributable to Old Line Bancshares for the 2010 period was primarily the result of a $574,658 decrease in non-interest revenue and a $970,318 increase in non-interest expense compared to the 2009 period, which were not fully offset by a $1.3 million increase in net interest income after provision for loan losses and a $54,770 decrease in income taxes compared to the same period in 2009. The increase in net income available to common stockholders for the 2010 period was a result of our repurchase during 2009 from the U.S. Treasury the 7,000 shares of preferred stock that we issued to them as part of the Troubled Asset Relief Program. As a result of this repurchase, we no longer pay dividends on the preferred stock. Earnings per common share increased to $0.26 for the period on a basic and diluted basis because of the items outlined above.
Analysis of Financial Condition
          Investment Securities
          Our portfolio consists primarily of time deposits in other banks, investment grade securities including U.S. Treasury securities, U.S. government agency securities, U.S. government sponsored entity securities, securities issued by states, counties and municipalities, mortgage backed securities, and certain equity securities, including Federal Reserve Bank stock, Federal Home Loan Bank stock, Maryland Financial Bank stock and Atlantic Central Bankers Bank stock. We have prudently managed our investment portfolio to maintain liquidity and safety and we have never owned stock in Fannie Mae or Freddie Mac or any of the more complex securities available in the market. The portfolio provides a source of liquidity and collateral for borrowings, as well as a means of diversifying our earning asset portfolio. While we generally intend to hold the investment securities until maturity, we classify a significant portion of the investment securities as available for sale. We account for investment securities so classified at fair value and report the unrealized appreciation and depreciation as a separate component of stockholders’ equity, net of income tax effects. We account for investment securities classified in the held to maturity category at amortized cost. Although we will occasionally sell a security, generally, we invest in securities for the yield they produce and not to profit from trading the securities. There are no trading securities in the portfolio.
          Year ended December 31, 2009
          The investment securities at December 31, 2009 amounted to $33.8 million, a decrease of $3.8 million, or 10.11%, from the December 31, 2008 amount of $37.6 million. Available for sale investment securities decreased to $28.0 million at December 31, 2009 from $29.6 million at December 31, 2008. The decrease in the available for sale investment securities occurred primarily because we deployed these funds into loans or other interest bearing deposits. Held to maturity securities at December 31, 2009 decreased to $5.8 million from the $8.0 million balance on December 31, 2008 because securities matured or were called during the period. The fair value of available for sale securities included net unrealized gains of $609,165 at December 31, 2009 (reflected as unrealized gains of $368,880 in stockholders’ equity after deferred taxes) as compared to net unrealized gains of $648,356 ($392,611 net of taxes) as of December 31, 2008. In general, the decrease in fair value was the result of increasing market rates. We have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we expect to hold them until maturity. We have no intent or plan to sell these securities, it is not likely that we will have to sell these securities and we have not identified any portion of the loss that is a result of credit deterioration in the issuer of the security. As the maturity date moves closer and/or interest rates decline, the unrealized losses in the portfolio will decline or dissipate.
          The investment securities at December 31, 2008 amounted to $37.6 million, an increase of $25.9 million, or 221.24%, from the December 31, 2007 amount of $11.7 million. Available for sale investment securities increased to $29.6 million at December 31, 2008 from $9.4 million at December 31, 2007. Held to maturity securities at December 31, 2008 increased to $8.0 million from $2.3 million. The increase in the available for sale investment and held to maturity securities occurred because as liquidity concerns in the market began to dissipate and interest rates declined in the fourth quarter, we used federal funds to purchase securities. The fair value of available for sale securities included net unrealized gains of $648,356 at December 31, 2008 (reflected as unrealized gains of $392,611 in stockholders’ equity after deferred taxes) as compared to net unrealized losses of $49,127 ($29,749 net of taxes) as of December 31, 2007. In general, the increase in fair value was a result of maturities, decreasing interest rates on investments and changes in investment ratings. As required, we have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we expect to hold them until maturity. As the maturity date moves closer and/or interest rates decline, we expect the unrealized losses in the portfolio will decline or dissipate.

          The following table sets forth a summary of the investment securities portfolio as of the periods indicated. Available for sale securities are reported at estimated fair value; held to maturity securities are reported at amortized cost.
Investment Securities
(Dollars in thousands)

December 31,	2009	2008	2007

Available For Sale Securities
U.S. Treasury	$—	$—	$998
U.S. government agency	7,291	10,898	4,472
Municipal securities	2,275	2,443	2,914
Mortgage backed	18,447	16,225	1,009

Total Available for Sale Securities	$28,013	$29,566	$9,393

Held To Maturity Securities
U.S. Treasury	$—	$500	$2,001
Municipal securities	301	301	301
Mortgage-backed	5,506	7,202	—

Total Held to Maturity Securities	$5,807	$8,003	$2,302

Equity Securities	$2,958	$2,127	$2,080

          The following table shows the maturities for the securities portfolio at December 31, 2009 and 2008:
Fair Value, Amortized Cost and Weighted Average Yield

	Available for Sale			Held to Maturity
			Weighted			Weighted
	Amortized	Fair	Average	Amortized	Fair	Average
December 31, 2009	Cost	Value	Yield	Cost	Value	Yield

Maturing
Less than 3 months	$250,039	$250,398	2.55%	$—	$—
Over 3 months through 1 year	1,394,559	1,413,114	3.22%	—	—
Over one to five years	4,440,360	4,621,900	4.00%	99,927	100,210	3.50%
Over five to ten years	8,567,790	8,760,477	3.32%	2,279,892	2,373,515	4.40%
Over ten years	12,751,035	12,967,059	4.16%	3,426,688	3,603,040	4.78%

	$27,403,783	$28,012,948		$5,806,507	$6,076,765

Pledged Securities	$—	$—		$—	$—

	Available for Sale			Held to Maturity
			Weighted			Weighted
	Amortized	Fair	Average	Amortized	Fair	Average
December 31, 2008	Cost	Value	Yield	Cost	Value	Yield

Maturing
Over 3 months through 1 year	$1,150,265	$1,171,205	3.18%	$499,942	$507,031	3.91%
Over one to five years	11,635,121	11,957,725	3.88%	99,881	100,075	3.50%
Over five to ten years	8,995,942	9,249,654	4.69%	2,051,611	2,091,071	4.47%
Over ten years	7,136,292	7,187,392	4.43%	5,351,957	5,536,836	4.68%

	$28,917,620	$29,565,976		$8,003,391	$8,235,013

Pledged Securities	$—	$—		$—	$—

          Contractual maturities of mortgage-backed securities are not reliable indicators of their expected life because mortgage borrowers have the right to prepay mortgages at any time. Additionally, the issuer may call the callable agency securities listed above prior to the contractual maturity.
          Six-month period ended June 30, 2010
          The investment securities at June 30, 2010 amounted to $51.6 million, an increase of $17.8 million, or 52.66%, from the December 31, 2009 amount of $33.8 million. Available for sale investment securities decreased to $27.0 million at June 30, 2010 from $28.0 million at December 31, 2009. Held to maturity securities at June 30, 2010 increased to $24.6 million from the $5.8 million balance on December 31, 2009. Deposits and customer sweep accounts (short term borrowings) grew at a faster rate than our loans. Therefore, we deployed the excess funds into held to maturity securities. The fair value of available for sale securities included net unrealized gains of $986,345 at June 30, 2010 (reflected as unrealized gains of $597,282 in stockholders’ equity after deferred taxes) as compared to net unrealized gains of $609,165 ($368,880 net of taxes) as of December 31, 2009. In general, the increase in fair value was a result of maturities, decreasing market rates and changes in investment ratings. We have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we expect to hold them until maturity. We have no intent or plan to sell these securities, it is not likely that we will have to sell these securities and we have not identified any portion of the loss that is a result of credit deterioration in the issuer of the security. As the maturity date moves closer and/or interest rates decline, the unrealized losses in the portfolio will decline or dissipate.

Investment in real estate LLC
          On November 17, 2008, we purchased Chesapeake Custom Homes, L.L.C.’s 12.50% membership interest in Pointer Ridge, a Maryland limited liability company. As a result of this purchase, our membership interest increased from 50.00% to 62.50%. Consequently, we consolidated Pointer Ridge’s results of operations from the date of acquisition. Prior to the date of acquisition, we accounted for our investment in Pointer Ridge using the equity method. The following table summarizes the condensed Balance Sheets and Statements of Income for Pointer Ridge.
          The following tables summarizes the condensed Balance Sheets and Statements of Income information for Pointer Ridge.

Pointer Ridge Office Investment, LLC	June 30,
Balance Sheets	2010

Current assets	$811,954
Non-current assets	7,334,703
Liabilities	6,436,770
Equity	1,709,887

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Statements of Income
Revenue	$199,657	$245,806	$397,196	$780,961
Expenses	241,904	243,388	505,684	513,793

Net income (loss)	$(42,247)	$2,418	$(108,488)	$267,168

Pointer Ridge Office Investment, LLC
December 31,	2009	2008	2007

Balance Sheets
Current assets	$891,233	$540,105	$440,256
Non-current assets	7,432,268	7,619,352	7,815,892
Liabilities	6,480,230	6,548,760	6,644,206
Equity	1,843,271	1,610,697	1,611,942

Statements of Income
Revenue	$1,239,137	$1,014,136	$941,520
Expenses	1,006,563	1,019,577	893,320

Net income (loss)	$232,574	$(5,441)	$48,200

          We purchased Chesapeake Custom Homes, L.L.C.’s 12.50% membership interest at the book value which was equivalent to the fair value. Accordingly, we did not record any goodwill with this purchase.

          We lease space for our headquarters office and branch location in the building owned by Pointer Ridge at 1525 Pointer Ridge Place, Bowie, Maryland. We eliminate these lease payments in consolidation. Frank Lucente, a director of Old Line Bancshares and Old Line Bank, controls 12.50% of Pointer Ridge and controls the manager of Pointer Ridge.
          Loan Portfolio
          Commercial loans and loans secured by real estate comprise the majority of the loan portfolio. Old Line Bank’s loan customers are generally located in the greater Washington, D.C. metropolitan area.
          Year ended December 31, 2009
          The loan portfolio, net of allowance, unearned fees and origination costs, increased $33.9 million or 14.67% to $265.0 million at December 31, 2009 from $231.1 million at December 31, 2008. Commercial business loans increased by $4.2 million (6.00%), commercial real estate loans increased by $13.2 million (11.91%), residential real estate loans (generally home equity and fixed rate home improvement loans) increased by $10.6 million (82.81%), real estate construction loans (primarily commercial real estate construction) increased by $7.5 million (32.05%) and consumer loans decreased by $1.0 million (6.41%) from their respective balances at December 31, 2008.
          The loan portfolio, net of allowance, unearned fees and origination costs increased $29.2 million or 14.46% to $231.1 million at December 31, 2008 from $201.9 million at December 31, 2007. Commercial business loans increased by $14.5 million (26.13%), commercial real estate loans (generally owner-occupied) increased by $14.8 million (15.42%), residential real estate loans (generally home equity and fixed rate home improvement loans) increased by $1.6 million (14.29%), real estate construction loans increased by $1.5 million (6.85%) and consumer loans decreased by $2.9 million (15.68%) from their respective balances at December 31, 2007.
          During 2009, we received scheduled loan payoffs on construction loans that negatively impacted our loan growth for the period. In spite of these payoffs, we experienced a 14.67% growth in the loan portfolio. We saw loan and deposit growth generated from our entire team of lenders, branch personnel and board of directors.
          The following table summarizes the composition of the loan portfolio by dollar amount and percentages:
Loan Portfolio
(Dollars in thousands)

December 31,	2009		2008		2007

Real Estate
Commercial	$124,002	46.44%	$110,826	47.63%	$96,018	47.26%
Construction	30,872	11.56	23,422	10.07	21,905	10.78
Residential	23,350	8.74	12,820	5.51	11,227	5.53
Commercial	74,175	27.78	69,961	30.07	55,513	27.32
Consumer	14,622	5.48	15,638	6.72	18,528	9.11

	267,021	100.00%	232,667	100.00%	203,191	100.00%

Allowance for loan losses	(2,481)		(1,983)		(1,586)
Deferred loan costs, net	469		370		337

	$265,009		$231,054		$201,942

          The following table presents the maturities or re-pricing periods of selected loans outstanding at December 31, 2009:

	Loan Maturity Distribution at December 31, 2009
	1 year or less	1-5 years	After 5 years	Total
		(Dollars in thousands)
Real Estate
Commercial	$26,577	$78,954	$18,471	$124,002
Construction	21,022	9,730	120	30,872
Residential	14,577	7,880	893	23,350
Commercial	38,954	33,573	1,648	74,175
Consumer	680	982	12,960	14,622

Total Loans	$101,810	$131,119	$34,092	$267,021

Fixed Rates	$19,841	$46,545	$27,858	$94,244
Variable Rates	81,969	84,574	6,234	172,777

Total Loans	$101,810	$131,119	$34,092	$267,021

          Six-month period ended June 30, 2010
          The loan portfolio, net of allowance, unearned fees and origination costs, increased $20.8 million or 7.85% to $285.8 million at June 30, 2010 from $265.0 million at December 31, 2009. Commercial business loans increased by $3.4 million (4.58%), commercial real estate loans increased by $26.1 million (21.05%), residential real estate loans (generally home equity and fixed rate home improvement loans) increased by $1.8 million (7.69%), real estate construction loans (primarily commercial real estate construction) decreased by $9.8 million (31.72%) and consumer loans decreased by $644,000 (4.40%) from their respective balances at December 31, 2009. During the first six months of 2010, we received scheduled loan payoffs on construction loans that negatively impacted our loan growth for the period. In spite of these payoffs, we experienced a 7.85% growth in the loan portfolio. We saw loan and deposit growth generated from our entire team of lenders, branch personnel and board of directors. We anticipate the entire team will continue to focus their efforts on business development during the remainder of 2010 and continue to grow the loan portfolio. However, any deterioration in the economic climate may cause slower loan growth.

          The following table summarizes the composition of the loan portfolio by dollar amount and percentages:
Loan Portfolio
(Dollars in thousands)

	June 30,		December 31,
	2010		2009

Real Estate
Commercial	$150,142	52.13%	$124,002	46.44%
Construction	21,142	7.34	30,872	11.56
Residential	25,168	8.74	23,350	8.74
Commercial	77,607	26.94	74,175	27.78
Consumer	13,978	4.85	14,622	5.48

	288,037	100.00%	267,021	100.00%

Allowance for loan losses	(2,713)		(2,481)
Deferred loan costs, net	496		469

	$285,820		$265,009

          Asset Quality
          Management performs reviews of all delinquent loans and directs relationship officers to work with customers to resolve potential credit issues in a timely manner.
          The following tables outline for the periods indicated those construction loans that have an interest reserve included in the commitment amount and where advances on the loan currently pay the interest due. As outlined below, at June 30, 2010 we had only two construction loans that have an interest reserve included in the commitment amount and where advances on the loan currently pay the interest due.
Loans With Interest Paid From Loan Advances
(Dollars in thousands)

	June 30,		December 31,		December 31,
	2010		2009		2008
	# of		# of		# of
	Borrowers		Borrowers		Borrowers
Hotels	1	$950	1	$1,741	3	$8,563
Owner occupied		—		—	1	2,882
Single family acquisition & development	1	2,495	2	4,028	5	5,889

	2	$3,445	3	$5,769	9	$17,334

          At inception, the total loan and commitment amount were equivalent to an appraised 80% or less “as is” or “as developed” loan to value. We continually monitor these loans and where appropriate have received new appraisals on these properties, additional collateral, a payment on the principal, or have downgraded the risk rating on the loan and increased our loan loss provision accordingly. In certain cases, these loans have experienced a delay in the project either as a result of delays in receiving regulatory approvals or the borrower has elected to delay the project because the current economic climate has caused real estate values to decline. Although payments on these loans are current, management monitors their performance closely.
          At year end, with the exception of the three non-accrual loans and two loans that were 30-89 days past due, all of our loans were performing in accordance with contractual terms. At June 30, 2010, with the exception of five non-accrual loans, all of our loans were performing in accordance with contractual terms. Management has identified eight additional potential problem loans totaling $6.2 million as of December 31, 2009 and seven potential problem loans totaling $2.0 million at June 30, 2010 that are complying with their repayment terms. Management has concerns either about the ability of these borrowers to continue to comply with repayment terms because of the borrower’s potential operating or financial difficulties or the underlying collateral has experienced a decline in value. These weaknesses have caused management to heighten the attention given to these credits. During the 1st quarter of 2010, we placed one of these loans in the amount of $442,242 on non-accrual status. We proceeded with foreclosure on the real estate that secures this loan. At the foreclosure, there was a buyer for the property and we did not incur any losses from this loan.
          Management generally classifies loans as non-accrual when it does not expect collection of full principal and interest under the original terms of the loan or payment of principal or interest has become 90 days past due. Classifying a loan as non-accrual results in our no longer accruing interest on such loan and reversing any interest previously accrued but not collected. We will generally restore a non-accrual loan to accrual status when the borrower brings delinquent principal and interest payments current and we expect to collect future monthly principal and interest payments. We recognize interest on non-accrual loans only when received.
          As previously discussed in the provision for loan losses section of this discussion, at June 30, 2010, we had five loans totaling $4.7 million that were 90 days past due and were classified as non-accrual compared to three loans in the amount of $1.6 million at December 31, 2009 and one loan in the amount of $850,675 at December 31, 2008.
          During the first quarter of 2008, the borrower on the first non-accrual loan that has a balance of $810,291 began remitting payments and advised us that the borrower planned to make all past due interest and principal current prior to June 30, 2009. Through October 2008, the borrower remitted regular payments plus a portion of the arrearage. In November 2008, the borrower requested a revision to this repayment schedule with full repayment of all past due amounts to occur by May 2010. In October 2009, the borrower re-entered bankruptcy under Chapter 11 of the United States Bankruptcy Code. A commercial real estate property secures this loan. We have obtained a “lift stay” on the property and we have proceeded with foreclosure. We are currently waiting for the ratification of the foreclosure on the property. The loan to value at inception of this loan was 80% and an appraisal received in 2010 indicates that the current loan principal to value is less than 80%. Once we receive ratification of the foreclosure, we plan to list the property for sale. The interest not accrued on this loan was $180,995 at June 30, 2010 and $149,406 at December 31, 2009, none of which was included in net income for the three months ended June 30, 2010 or the year ended December 31, 2009, respectively. We have not designated a specific allowance for this non-accrual loan.
          The second loan in the amount of $553,039 is a land development loan secured by real estate. The borrower on this loan has filed bankruptcy. A recent appraisal of the property securing this loan indicates that the value of the collateral is sufficient to provide repayment and we do not consider this loan impaired. We expect to receive a deed in lieu of foreclosure on this property. We are currently negotiating with a buyer a contract for the sale of this property and anticipate that we will sell the property during the 4th quarter of 2010 for the full amount due. The total non-accrued interest on this loan was $23,311 as of June 30, 2010 and $8,713 as of December 31, 2009, none of which was included in net income in the three month period ended June 30, 2010 or the year ended December 31, 2009, respectively.
          The third loan at December 31, 2009 is in the amount of approximately $223,000. The value of the collateral is sufficient to provide repayment and we do not consider this loan impaired. We have proceeded with foreclosure and received ratification of the foreclosure in March 2010. We have not designated a specific allowance for this non-accrual loan. As of December 31, 2009, the non-accrued interest due on this loan was $32,582 none of which was included in net income in the twelve month period ended December 31, 2009. At June 30, 2010, we had completed foreclosure on the commercial property that was the collateral for this loan and hold this property in other real estate owned at a value of $223,000.
          The third loan at June 30, 2010 is an unsecured credit facility in the amount of $137,151. The borrower and a guarantor have filed bankruptcy. During the 3rd quarter of 2010, we charged the balance of this loan to the allowance for loan losses. We have pursued legal action against the second guarantor and obtained a judgment.
          The fourth loan is a residential land acquisition and development loan with a balance of $1,546,739 at June 30, 2010. The non-accrued interest on this loan was $18,761 at June 30, 2010, none of which is included in interest income. We have received a deed in lieu of foreclosure on this loan. We have received an appraisal on the property that is collateral for this loan and based on the appraisal value and anticipated selling costs, we have charged approximately $947,000 to the allowance for loan losses and will record the balance of $600,000 in other real estate owned.

          The fifth loan is also a residential land acquisition and development loan with a balance of $1,616,317 at June 30, 2010. The non-accrued interest on this loan was $46,105 at June 30, 2010, none of which is included in interest income. We have proceeded with obtaining a judgment against the guarantors on this loan and are currently working with the borrower towards a resolution. At inception, the loan to value on this loan was less than 80%. During the 3rd quarter of 2010, we received an appraisal that indicated that the value of the collateral that secures this loan has declined. At this point, we do not consider this loan impaired. Upon completion of negotiations with the borrower for additional collateral, we plan to determine if this loan is impaired. We have allocated $150,000 of the allowance for loan losses to this loan.
          In March 2009, we reported that the borrower on an approximately $700,000 residential real estate mortgage filed bankruptcy. After receipt of an appraisal on the property, we have restructured this loan. In July 2009, we charged $150,000 of the previously reported $175,000 allocated allowance to the allowance for loan losses. The borrower has reaffirmed $550,000 of the debt and began remitting payments. We returned this loan to accrual status in December 2009 after six months of satisfactory repayment history.

          The table below presents a breakdown of the non-performing loans and accruing past due loans at December 31, 2009.
Non- Performing Assets and Past Due Loans
(Dollars in thousands)

Year Ended December 31,		2009			2008
	# of	Account	Interest Not	# of	Account	Interest Not
	Borrowers	Balance	Accrued	Borrowers	Balance	Accrued
Real Estate
Commercial	3	$1,586	$191	1	$851	$86
Construction		—	—		—	—
Residential		—	—		—	—
Commercial		—	—		—	—
Consumer		—	—		—	—

Total non-performing assets	3	$1,586	$191	1	$851	$86

Non-performing assets as a percentage of:
Total gross loans		0.59%			0.37%
Total assets		0.44%			0.27%

Accruing past due loans:
30-89 days past due	2	$581			—
90 or more days past due		—			—

Total accruing past due loans	2	$581			—

Ratio of accruing past due loans to total loans:
30-89 days past due		0.22%			—%
90 or more days past due		—			—

Total accruing past due loans		0.22%			—%

          The table below presents a breakdown of the non-performing loans, other real estate owned and accruing past due loans at June 30, 2010.
Non-Performing Assets and Past Due Loans
(Dollars in thousands)

		June 30, 2010			December 31, 2009
			Interest Not			Interest Not
	#	Balance	Accrued	#	Balance	Accrued
Real Estate
Commercial	4	$4,527	$269	3	$1,586	$191
Construction	—	—	—	—	—	—
Residential	—	—	—	—	—	—
Commercial	1	137	6	—	—	—
Consumer	—	—	—	—	—	—
Other real estate owned	1	223	—	—	—	—

Total non-performing assets	6	$4,887	$275	3	$1,586	$191

Non-performing assets as a percentage of total assets		1.20%			0.44%
Non-performing loans as a percentage of total gross loans		1.62%			0.59%

Accruing past due loans:
30-89 days past due	—	$—		2	581
90 or more days past due	—	—		—	—

Total accruing past due loans	—	$—		2	$581

Ratio of accruing past due loans to total loans:
30-89 days past due		—%			0.22%
90 or more days past due		—			—

Total accruing past due loans		—%			0.22%

          We classify any property acquired as a result of foreclosure on a mortgage loan as foreclosed real estate and record it at the lower of the unpaid principal balance or fair value at the date of acquisition and subsequently carry the loan at the lower of cost or net realizable value. We charge any required write-down of the loan to its net realizable value against the allowance for loan losses at the time of foreclosure. We charge to expense any subsequent adjustments to net realizable value. Upon foreclosure, Old Line Bank generally requires an appraisal of the property and, thereafter, appraisals of the property on at least an annual basis and external inspections on at least a quarterly basis. As of December 31, 2009, 2008, and 2007, we held no real estate acquired as a result of foreclosure.
          As of June 30, 2010 we owned one property valued at $223,000 as a result of foreclosure. As discussed above, in March 2010, we completed foreclosure on the property. We have listed that property for sale and have accepted a contract from a non-affiliated buyer for purchase of the property. The purchaser has requested an extension of their 60-day feasibility period. After completion of the feasibility period, there is a 45-day settlement period. If the settlement occurs, we anticipate that we will receive full repayment of all amounts due during the fourth quarter of 2010.
          As required by ASC Topic 310-Receivables and ASC Topic 450-Contingencies, we measure all impaired loans, which consist of all modified loans and other loans for which collection of all contractual principal and interest is not probable, based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, we recognize impairment through a valuation allowance and corresponding provision for loan losses. Old Line Bank considers consumer loans as homogenous loans and thus does not apply the impairment test to these loans. We write off impaired loans when collection of the loan is doubtful.
          As of June 30, 2010 we had two impaired loans as outlined above and one restructured loan. At December 31, 2009, we had no impaired loans and one restructured loan. At December 31, 2008, the only restructured loan was the $810,291 loan outlined above. A continued decline in the economy may adversely affect our asset quality.
          Bank Owned Life Insurance
          In June 2005, we purchased $3.3 million of BOLI on the lives of our executive officers, Messrs. Cornelsen and Burnett and Ms. Rush. With a new $4 million investment made in February 2007, we increased the insurance on Messrs. Cornelsen and Burnett and expanded the coverage of the insurance policies to insure the lives of several other officers of Old Line Bank. We anticipate the earnings on these policies will partially offset our employee benefit expenses as well as our obligations under our Salary Continuation Agreements and Supplemental Life Insurance Agreements that we entered into with our executive officers in January 2006. Higher rates caused increased earnings during 2009 and the cash surrender value of the insurance policies increased by $326,840. During the first six months of 2010, the cash surrender value of the insurance policies increased by $143,219 as a result of earnings on the investments.
          There are no post retirement death benefits associated with the BOLI policies.
          On January 3, 2006, Old Line Bank entered into Salary Continuation Agreements and Supplemental Life Insurance Agreements, with Mr. Cornelsen, Mr. Burnett and Ms. Rush and started accruing for the related post retirement benefits. Under these agreements, benefits accrue over time from the date of the agreement until the executive reaches the age of 65. Upon full vesting of the benefit, the executives will be paid the following annual amounts for 15 years: Mr. Cornelsen — $159,738; Mr. Burnett — $24,651; and Ms. Rush — $77,783. Mr. Burnett will receive an additional $5,895 per year if he continues his employment with us until he reaches age 68. Under the Supplemental Life Insurance Agreements, Old Line Bank is obligated to cause the payment of death benefits to the executives’ designated beneficiaries in the following amounts: Mr. Cornelsen — $1.3 million; Mr. Burnett — $703,465; Ms. Rush — $797,618; and all other officers — $1.8 million. Old Line Bank has funded these obligations through the BOLI outlined above. There is no obligation to provide any of the insured executives’ beneficiaries post retirement benefits from the BOLI.
          Deposits
          We seek deposits within our market area by paying competitive interest rates, offering high quality customer service and using technology to deliver deposit services effectively.

          In the first quarter of 2006, we began acquiring brokered certificate of deposits through the Promontory Interfinancial Network. Through this deposit matching network and its certificate of deposit account registry service (CDARS), we obtained the ability to offer our customers access to FDIC-insured deposit products in aggregate amounts exceeding current insurance limits. When we place funds through CDARS on behalf of a customer, we receive matching deposits through the network’s reciprocal deposit program. We can also place deposits through this network without receiving matching deposits.
          Year ended December 31, 2009
          At December 31, 2009, the deposit portfolio had grown to $286.3 million, a $54.9 million or 23.73% increase over the December 31, 2008 level of $231.4 million. Noninterest-bearing deposits increased $1.0 million during the period to $40.9 million from $39.9 million primarily due to the establishment of new customer demand deposit accounts and expansion of existing demand deposit accounts. Interest-bearing deposits grew $53.9 million to $245.5 million from $191.6 million. Approximately $40.3 million of the increase in interest bearing deposits was in certificates of deposit, $11.5 million was in money market accounts and $2.1 million was in savings accounts. The growth in these categories was the result of expansion of existing customer relationships and new customers. Although we offer competitive interest rates on our interest bearing deposits, we believe that our growth in these deposits is a result of the customers’ desire to bank with a quality institution versus high rates.
          At December 31, 2008, the deposit portfolio had grown to $231.4 million, a $53.6 million or 30.15% increase over the December 31, 2007 level of $177.8 million. Non-interest bearing deposits increased $4.8 million during the period to $39.9 million from $35.1 million primarily due to increases in commercial checking accounts that was caused by new accounts established in our branches. Interest-bearing deposits grew $48.9 million to $191.6 million from $142.7 million. The growth in interest-bearing deposits was in certificates of deposit which grew $52.0 million from $102.2 million to $154.2 million. A $2.0 million decline in money market and NOW and a $1.1 million decline in savings accounts partially offset this growth. Certificate of deposit accounts grew due to new customer relationships and the transfer of funds from savings accounts.
          At December 31, 2009, we had $31.8 million in CDARS through the reciprocal deposit program compared to $13.5 million at December 31, 2008. At December 31, 2009, we had received $25.2 million in deposits through the CDARS network that were not reciprocal deposits. We had $5 million in other brokered certificates of deposit as of December 31, 2008 and $0 as of December 31, 2009 and 2007. We expect that we will continue to use brokered deposits as an element of our funding strategy when required to maintain an acceptable loan to deposit ratio.

          The following is a summary of the maturity distribution of certificates of deposit as of December 31, 2009.

		Certificate of Deposit Maturity Distribution
	December 31, 2009
		Three Months
	Three Months	to	Over
	or	Twelve	Twelve
	Less	Months	Months	Total
		(Dollars in thousands)
Certificates of deposit
Less than $100,000	$55,536	$54,587	$22,458	$132,581
Greater than or equal to $100,000	8,249	27,846	25,785	61,880

Total	$63,785	$82,433	$48,243	$194,461

          Six-month period ended June 30, 2010
          At June 30, 2010, the deposit portfolio had grown to $318.8 million, a $32.5 million or 8.41% increase over the December 31, 2009 level of $286.3 million. Non-interest bearing deposits increased $12.5 million during the period to $53.4 million from $40.9 million primarily due to the establishment of new customer demand deposit accounts and expansion of existing demand deposit accounts. Interest-bearing deposits grew $19.9 million to $265.4 million from $245.5 million. Approximately $5.1 million of the increase in interest bearing deposits was in certificates of deposit, $13.6 million was in money market accounts and $1.2 million was in savings accounts. The growth in these categories was the result of expansion of existing customer relationships and new customers.
          At June 30, 2010, we had $27.6 million in CDARS through the reciprocal deposit program compared to $31.8 million at December 31, 2009. We had received $25.0 million at June 30, 2010 and $25.2 million at December 31, 2009 in deposits through the CDARS network that were not reciprocal deposits.
          Borrowings
          Old Line Bank has available lines of credit, including overnight federal funds and repurchase agreements from its correspondent banks totaling $29.5 million as of June 30, 2010 and $32.0 million as of December 31, 2009. Old Line Bank has available lines of credit, including overnight federal funds and repurchase agreements from its correspondent banks totaling $29.5 million as of June 30, 2010. Old Line Bank has an additional secured line of credit from the Federal Home Loan Bank of Atlanta (FHLB) that totaled $98.8 million at June 30, 2010, $103.7 million at December 31, 2009 and $85.4 million at December 31, 2008. As a condition of obtaining the line of credit from the FHLB, the FHLB requires that Old Line Bank purchase shares of capital stock in the FHLB. Prior to allowing Old Line Bank to borrow under the line of credit, the FHLB also requires that Old Line Bank provide collateral to support borrowings. Therefore, we have provided collateral to support up to $67.0 million of borrowings as of June 30, 2010 and $39.3 million as of December 31, 2009. Of this, we had borrowed $15.0 million at June 30, 2010 and at December 31, 2009, 2008 and 2007. We may increase availability by providing additional collateral.
          Short term borrowings at June 30, 2010 consisted of short-term promissory notes to Old Line Bank’s borrowers. Short term borrowings at December 31, 2009 consisted of short term promissory notes issued to Old Line Bank’s customers, federal funds purchased and advances from the FHLB. Old Line Bank offers its commercial customers an enhancement to the basic non-interest bearing demand deposit account. This service electronically sweeps excess funds from the customer’s account into an interest bearing Master Note with Old Line Bank. These Master Notes re-price daily and have maturities of 270 days or less. At June 30, 2010, Old Line Bank had $28.8 million outstanding in these short term promissory notes with an average interest rate of 0.50%. At December 31, 2009, Old Line Bank had $11.1 million outstanding in these short term promissory notes with an average interest rate of 0.50%. At December 31, 2008, Old Line Bank had $17.8 million outstanding with an average interest rate of 0.50%. At June 30, 2010, December 31, 2009 and December 31, 2008, Old Line Bank did not have any borrowings in overnight federal funds.
          At June 30, 2010, December 31, 2009 and December 31, 2008, Old Line Bank had three advances in the amount of $5.0 million each, from the FHLB totaling $15.0 million. On November 24, 2007, Old Line Bank borrowed $5.0 million with an interest rate of 3.66%. Interest is due on the 23rd day of each February, May, August and November, commencing on February 23, 2008. On November 23, 2008, or any interest payment date thereafter, the FHLB has the option to convert the interest rate on this advance from a fixed rate to a three month London Interbank Offer Rate (LIBOR) based variable rate. Old Line Bank must pay this advance in full on November 23, 2010.
          On December 12, 2007, Old Line Bank borrowed another $5.0 million from the FHLB. The interest rate on this advance is 3.3575% and interest is payable on the 12th day of each March, June, September and December, commencing on March 12, 2008. On December 12, 2008, or any interest payment date thereafter, the FHLB has the option to convert the interest rate on this advance to a fixed rate based on the three month LIBOR. The maturity date on this advance is December 12, 2012.
          On December 19, 2007, Old Line Bank borrowed an additional $5.0 million from the FHLB. The interest rate on this borrowing is 3.119% and is payable on the 19th day of each month. On January 22, 2008 or any interest payment date thereafter, the FHLB has the option to convert the interest rate on this advance from a fixed rate to a one month LIBOR based variable rate. This borrowing matures on December 19, 2012.
          As outlined previously, as a result of increasing our membership interest in Pointer Ridge to 62.50%, we have consolidated their results of operation from the date of acquisition. Prior to the date of acquisition, we accounted for our investment in Pointer Ridge using the equity method. On August 25, 2006, Pointer Ridge entered into an Amended and Restated Promissory Note in the principal amount of $6.6 million. This loan accrues interest at a rate of 6.28% through September 5, 2016. After September 5, 2016, the rate adjusts to the greater of (i) 6.28% plus 200 basis points or (ii) the Treasury Rate (as defined in the Amended Promissory Note) plus 200 basis points. At June 30, 2010, Pointer Ridge had borrowed $6.4 million under the Amended Promissory Note and at December 31, 2009 and 2008, it had borrowed $6.5 million under the Amended Promissory Note. We have guaranteed to the lender payment of up to 62.5% of the loan payment plus any costs the lender incurs resulting from any omissions or alleged acts or omissions by Pointer Ridge arising out of or relating to misapplication or misappropriation of money, rents received after an event of default, waste or damage to the property, failure to maintain insurance, fraud or material misrepresentation, filing of bankruptcy or Pointer Ridge’s failure to maintain its status as a single purpose entity.
          For additional information about our borrowings, see Notes 10 and 11 to our consolidated financial statements for the year ending December 31, 2009.
          Interest Rate Sensitivity Analysis and Interest Rate Risk Management
          A principal objective of Old Line Bank’s asset/liability management policy is to minimize exposure to changes in interest rates by an ongoing review of the maturity and re-pricing of interest earning assets and interest bearing liabilities. The Asset and Liability Committee of the board of directors oversees this review.
          The Asset and Liability Committee establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank’s earnings resulting from movements in market interest rates. Management monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Monthly financial reports supply management with information to evaluate and manage rate sensitivity and adherence to policy. Old Line Bank’s asset/liability policy’s goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Management makes adjustments to the mix of assets and liabilities periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.
          As part of the interest rate risk sensitivity analysis, the Asset and Liability Committee examines the extent to which Old Line Bank’s assets and liabilities are interest rate sensitive and monitors the interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest earning assets and interest bearing liabilities scheduled to mature or re-price within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.
          Old Line Bank currently has a negative gap over the short term, which suggests that the net yield on interest earning assets may decrease during periods of rising interest rates. However, a simple interest rate “gap” analysis by itself may not be an accurate indicator of how changes in interest rates will affect net interest income. Changes in interest rates may not uniformly affect income associated with interest earning assets and costs associated with interest bearing liabilities. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.
          Liquidity
          Our overall asset/liability strategy takes into account our need to maintain adequate liquidity to fund asset growth and deposit runoff. Our management monitors the liquidity position daily in conjunction with Federal Reserve guidelines. We have credit lines unsecured and secured available from several correspondent banks totaling $29.5 million as of June 30, 2010. Additionally, we may borrow funds from the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond. We can use these credit facilities in conjunction with the normal deposit strategies, which include pricing changes to increase deposits as necessary. We can also sell or pledge investment securities to create additional liquidity. From time to time we may sell or participate out loans to create additional liquidity as required. Additional sources of liquidity include funds held in time deposits and cash from the investment and loan portfolios.
          Our immediate sources of liquidity are cash and due from banks, federal funds sold and time deposits in other banks. On June 30, 2010, we had $6.2 million in cash and due from banks, $19.3 million in interest bearing accounts, $3.2 million in federal funds sold, and $10.4 million in time deposits in other banks. On December 31, 2009, we had $7.4 million in cash and due from banks, $4.0 million in interest bearing accounts with other banks, $81,138 in federal funds sold and overnight investments and $15.0 million in time deposits in other banks. As of December 31, 2008, we had $8.8 million in cash and due from banks, $2.1 million in federal funds sold and other overnight investments and $13.3 million in time deposits in other banks. Federal funds decreased because we deployed these funds to loans.
          Old Line Bank has sufficient liquidity to meet its loan commitments as well as fluctuations in deposits. We usually retain maturing certificates of deposit as we offer competitive rates on certificates of deposit. Management is not aware of any demands, trends, commitments, or events that would result in Old Line Bank’s inability to meet anticipated or unexpected liquidity needs.
          During the recent period of turmoil in the financial markets, some institutions experienced large deposit withdrawals that caused liquidity problems. We did not have any significant withdrawals of deposits or any liquidity issues. Although we plan for various liquidity scenarios, if turmoil in the financial markets occurs and our depositors lose confidence in us, we could experience liquidity issues.
          Capital
          Year ended December 31, 2009
          Our stockholders’ equity amounted to $36.6 million at December 31, 2009 and $42.3 million at December 31, 2008. We are considered “well capitalized” under the risk-based capital guidelines adopted by the Federal Reserve. Stockholders’ equity decreased during the twelve month period primarily because of the $7.2 million repurchase of the preferred stock and warrant issued to the U.S. Treasury, the net value of the dividends and accretion on the preferred stock of $485,993, the $463,483 common stock cash dividend and the $23,731 after tax unrealized loss on available for securities. These items were partially offset by net income attributable to Old Line Bancshares of $2.0 million and the $119,711 adjustment for stock based compensation awards. By all regulatory measures, we remain well capitalized.

          The following table shows Old Line Bancshares’ regulatory capital ratios and the minimum capital ratios currently required by its banking regulator to be “well capitalized.” For a discussion of these capital requirements, see “Supervision and Regulation — Capital Adequacy Guidelines.”
Risk Based Capital Analysis
(Dollars in thousands)

December 31,	2009	2008	2007

Tier 1 Capital
Preferred and common stock	$39	$7,043	$41
Additional paid-in capital	29,035	28,839	30,465
Retained earnings	6,498	5,412	4,155
Less: disallowed assets	—	—	—

Total Tier 1 Capital	$35,572	$41,294	$34,661

Tier 2 Capital:
Allowance for loan losses	2,482	1,984	1,587

Total Risk Based Capital	$38,054	$43,278	$36,248

Risk weighted assets	$277,989	$248,555	$222,033

				Regulatory
				Minimum
Capital Ratios:
Tier 1 risk based capital ratio	12.8%	16.6%	15.6%	4.00%
Total risk based capital ratio	13.7%	17.4%	16.3%	8.00%
Leverage ratio	10.0%	14.0%	14.6%	4.00%
          Six-month period ended June 30, 2010
          Our stockholders’ equity amounted to $37.6 million at June 30, 2010 and $36.6 million at December 31, 2009. We are considered “well capitalized” under the risk-based capital guidelines adopted by the Federal Reserve. Stockholders’ equity increased during the six month period primarily because of net income attributable to Old Line Bancshares of $994,631, the $66,252 adjustment for stock based compensation awards and the $228,402 after tax unrealized gain on available for sale securities. These items were partially offset by the $232,799 common stock cash dividend.

          Return on Average Assets and Average Equity
          The ratio of net income to average equity and average assets and certain other ratios are as follows:

	December 31,
	2009	2008	2007
	(Dollars in thousands)
Average total assets	$341,973	$272,661	$228,575

Average equity	39,010	34,820	35,464

Net income attributable to Old Line Bancshares, Inc.	2,036	1,756	1,583

Cash dividends declared common stock	463	470	505

Dividend payout ratio for period	22.74%	26.77%	31.91%

Return on average assets	0.60%	0.64%	0.69%

Return on average equity	5.13%	5.04%	4.46%

Average stockholders’ equity to average total assets	11.41%	12.77%	15.52%

          Contractual Obligations, Commitments, Contingent Liabilities, and Off-balance Sheet Arrangements
          We are party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily include commitments to extend credit, lines of credit and standby letters of credit. We use these financial instruments to meet the financing needs of our customers. These financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These commitments do not represent unusual risks and management does not anticipate any losses that would have a material effect on Old Line Bancshares. We also have operating lease obligations.
          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. We generally require collateral to support financial instruments with credit risk on the same basis as we do for balance sheet instruments. Management generally bases the collateral required on the credit evaluation of the counter party. Commitments generally have interest rates fixed at current market rates, expiration dates or other termination clauses and may require payment of a fee. Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. These lines generally have variable interest rates. Since we expect many of the commitments to expire without being drawn upon, and since it is unlikely that customers will draw upon their lines of credit in full at any time, the total commitment amount or line of credit amount does not necessarily represent future cash requirements. We evaluate each customer’s credit-worthiness on a case-by-case basis. During this period of economic turmoil, we have re-evaluated many of our commitments to extend credit. Because we conservatively underwrite these facilities at inception, we have not had to withdraw any commitments. We are not aware of any loss that we would incur by funding our commitments or lines of credit.
          Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Our exposure to credit loss in the event of nonperformance by the customer is the contract amount of the commitment. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In general, loan commitments, credit lines and letters of credit are made on the same terms, including with respect to collateral, as outstanding loans. We evaluate each customer’s credit-worthiness and the collateral required on a case-by-case basis.

          Year ended December 31, 2009
          Outstanding loan commitments and lines and letters of credit at December 31 2009, 2008 and 2007 are as follows:

December 31,	2009	2008	2007
		(Dollars in thousands)
Commitments to extend credit and available credit lines:
Commercial	$21,153	$23,074	$15,506
Real estate-undisbursed development and construction	14,573	21,981	35,966
Consumer	9,015	6,379	6,142

	$44,741	$51,434	$57,614

Standby letters of credit	$3,883	$1,583	$1,634

          Commitments for real estate development and construction, which totaled $14.6 million, or 32.66% of the $44.7 million, are generally short-term and turn over rapidly, with principal repayment from permanent financing arrangements upon completion of construction or from sales of the properties financed.
          We have various financial obligations, including contractual obligations and commitments. The following table presents, as of December 31, 2009, significant fixed and determinable contractual obligations to third parties by payment date.
Contractual Obligations
(Dollars in thousands)

	Within	One to	Three to	Over
	one year	three years	five years	five years	Total
Noninterest-bearing deposits	$40,883	$—	$—	$—	$40,883
Interest-bearing deposits	197,739	42,527	5,716	—	245,982
Short-term borrowings	16,149	—	—	—	16,149
Long-term borrowings	—	10,000	—	6,454	16,454
Purchase obligations	1,446,791	721,742	702,844	—	2,871,377
Operating leases	650	1,327	1,157	9,245	12,379

Total	$1,702,212	$775,596	$709,717	$15,699	$3,203,224

          Our operating lease obligations represent rental payments for eight branches, a loan production office and our main office. We lease our main office and our Bowie branch location from Pointer Ridge. We have excluded 62.50% of these lease payments in consolidation. The interest-bearing obligations include accrued interest. Purchase obligations amounts represent estimated obligations under agreements to purchase goods or services that are enforceable and legally binding. In 2009, the purchase obligations amounts include principal and interest due on participation loans, estimated obligations under data processing contracts, income tax payable and accounts payable for goods and services. In subsequent years, the purchase obligations amounts primarily relate to estimated obligations under data processing contracts.
          Six-month period ended June 30, 2010
          Outstanding loan commitments and lines and letters of credit at June 30, 2010 and December 31, 2009, are as follows:

	June 30,	December 31,
	2010	2009
	(Dollars in thousands)
Commitments to extend credit and available credit lines:
Commercial	$31,495	$21,153
Real estate-undisbursed development and construction	17,608	14,573
Consumer	8,032	9,015

	$57,135	$44,741

Standby letters of credit	$5,526	$3,883

          Commitments for real estate development and construction, which totaled $17.6 million, or 30.82% of the $57.1 million of outstanding commitments at June 30, 2010, are generally short-term and turn over rapidly with principal repayment from permanent financing arrangements upon completion of construction or from sales of the properties financed.
          Reconciliation of Non-GAAP Measures
          Below is a reconciliation of the full tax equivalent adjustments and the GAAP basis information presented in this section of this joint proxy statement/prospectus:
Twelve months ended December 31, 2009

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$11,516,002	3.73%	3.39%
Tax equivalent adjustment
Federal funds sold	1	—	—
Investment securities	59,779	0.02	0.02
Loans	66,590	0.02	0.02

Total tax equivalent adjustment	126,370	0.04	0.04

Tax equivalent interest yield	$11,642,372	3.77%	3.43%

Twelve months ended December 31, 2008

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$9,514,501	3.77%	3.17%
Tax equivalent adjustment
Federal funds sold	5,169	0.00	0.00
Investment securities	61,834	0.03	0.03
Loans	—	—	—

Total tax equivalent adjustment	67,003	0.03	0.03

Tax equivalent interest yield	$9,581,504	3.80%	3.20%

Twelve months ended December 31, 2007

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$8,291,399	3.94%	2.94%
Tax equivalent adjustment
Federal funds sold	25,885	0.01	0.01
Investment securities	72,309	0.03	0.03
Loans	—	—	—

Total tax equivalent adjustment	98,194	0.04	0.04

Tax equivalent interest yield	$8,389,593	3.98%	2.98%

Three months ended June 30, 2010

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$3,293,178	3.70%	3.45%
Tax equivalent adjustment
Federal funds sold	—	—	—
Investment securities	12,027	0.01	0.01
Loans	27,958	0.04	0.04

Total tax equivalent adjustment	39,985	0.05	0.05

Tax equivalent interest yield	$3,333,163	3.75%	3.50%

Three months ended June 30, 2009

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$2,811,000	3.68%	3.31%
Tax equivalent adjustment
Federal funds sold	—	—	—
Investment securities	15,376	0.02	0.02
Loans	7,724	0.01	0.01

Total tax equivalent adjustment	23,100	0.03	0.03

Tax equivalent interest yield	$2,834,100	3.71%	3.34%

Six months ended June 30, 2010

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$6,434,834	3.75%	3.51%
Tax equivalent adjustment
Federal funds sold	—	—	—
Investment securities	24,077	0.02	0.02
Loans	55,624	0.03	0.03

Total tax equivalent adjustment	79,701	0.05	0.05

Tax equivalent interest yield	$6,514,535	3.80%	3.56%

Six months ended June 30, 2009

			Net
	Net Interest		Interest
	Income	Yield	Spread
GAAP net interest income	$5,463,253	3.68%	3.28%
Tax equivalent adjustment
Federal funds sold	—	—	—
Investment securities	32,300	0.02	0.02
Loans	7,724	0.01	0.01

Total tax equivalent adjustment	40,024	0.03	0.03

Tax equivalent interest yield	$5,503,277	3.71%	3.31%

          Impact of Inflation and Changing Prices and Seasonality
          Management has prepared the financial statements and related data presented herein in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
          Unlike industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, and may frequently reflect government policy initiatives or economic factors not measured by price index. We strive to manage our interest sensitive assets and liabilities in order to offset the effects of rate changes and inflation.
          Application of Critical Accounting
          We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which we operate. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. We base these estimates, assumptions, and judgments on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.
          The most significant accounting policies that we follow are presented in Note 1 to the consolidated financial statements for the year ended December 31, 2009. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how we value significant assets and liabilities in the financial statements and how we determine those values. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.
          The allowance for loan losses represents management’s best estimate of the losses known and inherent in the loan portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, estimated value of any underlying collateral, economic conditions (particularly as such conditions relate to Old Line Bank’s market area), regulatory guidance, peer statistics, management’s judgment, past due loans in the loan portfolio, loan charge off experience and concentrations of risk (if any). Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant estimates, assumptions, and judgments. The loan portfolio also represents the largest asset type on the consolidated balance sheets.
          We evaluate the adequacy of the allowance for loan losses based upon loan categories except for delinquent loans and loans for which management has knowledge about possible credit problems of the borrower or knowledge of problems with loan collateral, which management evaluates separately and assigns loss amounts based upon the evaluation. We apply loss ratios to each category of loan other than commercial loans (including letters of credit and unused commitments), where we further divide the loans by risk rating and apply loss ratios by risk rating, to determine estimated loss amounts. Categories of loans are installment and other consumer loans (other than boat loans), boat loans, mortgage loans (commercial real estate, residential real estate and real estate construction) and commercial loans.
          Management has significant discretion in making the judgments inherent in the determination of the provision and allowance for loan losses, including in connection with the valuation of collateral and the financial condition of the borrower, and in establishing loss ratios and risk ratings. The establishment of allowance factors is a continuing exercise and allowance factors may change over time, resulting in an increase or decrease in the amount of the provision or allowance based upon the same volume and classification of loans.

          Changes in allowance factors or in management’s interpretation of those factors will have a direct impact on the amount of the provision, and a corresponding effect on income and assets. Also, errors in management’s perception and assessment of the allowance factors could result in the allowance not being adequate to cover losses in the portfolio, and may result in additional provisions or charge-offs, which would adversely affect income and capital. For additional information regarding the allowance for loan losses, see “— Provision for Loan Losses.”
          New Authoritative Accounting Guidance
          On July 1, 2009, the Accounting Standards Codification (“ASC”) became the Federal Accounting Standards Board’s (“FASB”) officially recognized source of authoritative U.S. generally accepted accounting principles (“GAAP”) applicable to all public and non-public companies, non-governmental entities, superseding existing FASB, ACIPA, EITF and related literature. Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section, and Paragraph structure.
          FASB ASC Topic 260-Earnings Per Share. On January 1, 2009, we adopted new authoritative accounting guidance under FASB ASC Topic 260-Earnings Per Share, which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and entities shall include these participating securities in the computation of earnings per share pursuant to the two-class method. We adopted ASC Topic 260 and it did not have any impact on our consolidated results of operations or financial position.
          FASB ASC Topic 320-Investments-Debt and Equity Securities. New authoritative accounting guidance under ASC Topic 320-Investments-Debt and Equity Securities (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, entities that deem that the declines in the fair value of held-to-maturity and available-for-sale securities below their cost are other than temporary will reflect these other than temporary losses in earnings as realized losses to the extent the impairment is related to credit losses. Entities will record the amount of the impairment related to other factors in other comprehensive income. ASC Topic 320 became effective for interim and annual reporting periods ended after June 15, 2009. Adoption of this new guidance did not have a material impact on our consolidated results of operations or financial position.
          FASB ASC Topic 715-Compensation Retirement Benefits. New authoritative guidance under ASC Topic 715-Compensation Retirement Benefits provides guidance related to an employer’s disclosure about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how managers of the plan make allocation decisions, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. ASC Topic 715 becomes effective for financial statements beginning with the financial statements for the year ended December 31, 2009. Adoption of this guidance did not have a material impact on our consolidated results of operations or financial position.
          FASB ASC Topic 805- Business Combinations. The new authoritative guidance under ASC Topic 805-Business Combinations became applicable to how we account for business combinations closing on or after January 1, 2009. ASC Topic 805 applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. The acquirer must recognize and measure at fair value contingent consideration when the acquirer can determine the amount of that consideration beyond a reasonable doubt. The fair value approach replaces the cost-allocation process required under previous accounting guidance whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. ASC Topic 805 requires the acquirer to expense acquisition related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under prior accounting guidance. If the acquirer cannot reasonably estimate the value of the asset or liability, the acquirer would generally recognize the value of the asset or liability in accordance with ASC Topic 450-Contingencies. Under ASC Topic 805, in order for the acquirer to accrue for a restructuring plan in purchase accounting it must meet the requirements of ASC Topic 420-Exit or Disposal Cost

Obligations. The acquirer is to recognize contingencies at fair value, unless the contingencies are not likely to materialize, in which case, the acquirer should not recognize anything in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of ASC Topic 450-Contingencies. We did not have any business combination closing on or after January 1, 2009 and the adoption of ASC Topic 805 did not impact our consolidated results of operations or financial condition.
          FASB ASC Topic 810-Consolidation. New authoritative guidance under ASC Topic 810 amended prior guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under ASC Topic 810, a non-controlling interest in a subsidiary, which is sometimes referred to as a minority interest, is an ownership interest in the consolidated entity that the consolidated entity should report as a component of equity in the consolidated financial statements. Among other requirements, ASC Topic 810 requires consolidated net income be reported at amounts attributable to both the parent and non-controlling interest. It also requires disclosure, on the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. ASC Topic 810 became effective on January 1, 2009, and it affected the way we reported the non-controlling interest in Pointer Ridge, but it did not have a material impact on our consolidated results of operations or financial position.
          Further new authoritative guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. ASC Topic 810 requires a company to determine whether to consolidate an entity based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The new authoritative guidance under ASC Topic 810 was effective January 1, 2010 and it did not have a material impact on our consolidated results of operations or financial position.
          FASB ASC Topic 820-Fair Value Measurements and Disclosures. New authoritative guidance under ASC Topic 820-Fair Value Measurements and Disclosures affirms that the objective of fair value when the market for an asset is not active is the price that the company would receive to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there is a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. We adopted the new accounting guidance under ASC Topic 820 during the first quarter of 2009. Adoption of the new guidance did not have a material impact on our consolidated results of operations or financial position.
          Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity must measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The foregoing new authoritative guidance under ASC Topic 820 was effective for our financial statements beginning October 1, 2009 and it did not have a significant impact on our consolidated results of operations or financial position.
          FASB ASC Topic 825-Financial Instruments. New authoritative accounting guidance under ASC Topic 825-Financial Instruments requires an entity to provide disclosures about fair value of financial instruments in interim financial information and amends prior guidance to require these disclosures in summarized financial information at interim reporting periods. We include the new interim disclosures required under Topic 825 in the Notes to Consolidated Financial Statements
          FASB ASC Topic 855-Subsequent Events. New authoritative guidance under ASC Topic 855-Subsequent Events establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before an entity issues financial statements or the entity has the financial statements available for issuance. ASC Topic 855 defines (i) the period after the balance sheet during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. This new authoritative guidance under ASC Topic 855 became effective for financial statements for periods ending after June 15, 2009 and did not have a material impact on our consolidated results of operation or financial position.
          FASB ASC Topic 860-Transfers and Servicing. New authoritative guidance under ASC Topic 860-Transfers and Servicing amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative guidance under ASC Topic 860 was effective January 1, 2010 and it did not have a material impact on our consolidated results of operation or financial position.
DIRECTORS AND EXECUTIVE OFFICERS OF OLD LINE BANCSHARES, INC.
          Below is certain information with respect to the members of our board of directors and our executive officers as of the date of this joint proxy statement/ prospectus.
Directors of Old Line Bancshares, Inc.
          James W. Cornelsen, 56, is the President and Chief Executive Officer of Old Line Bancshares and Old Line Bank. He joined Old Line Bank and became a member of its board of directors in 1994. He has been a member of the board of directors of Old Line Bancshares since its incorporation in April 2003. He currently serves as Chair of the Loan and Asset and Liability Committees. He has over 30 years of commercial banking experience. Prior to joining Old Line Bank, Mr. Cornelsen was a Senior Vice President at Sequoia National Bank and Vice President of Commercial Lending at Citizens Bank of Maryland. Mr. Cornelsen resides in LaPlata, Maryland. The board of directors believes that Mr. Cornelsen’s qualifications to sit on the board of directors, serve as President and Chief Operating Officer of Old Line Bancshares and Old Line Bank and Chair of the Loan and Asset and Liability Committees include his many years of banking experience and proven leadership in the success of these companies.
          Charles A. Bongar, Jr., 65 recently retired as a lawyer from the firm of Andrews, Bongar, Starkey & Woodside, P.A. The firm has an office in Waldorf, Maryland. He practiced law for over 35 years and specialized in real estate transactions, estate probate, and personal injury cases. Mr. Bongar resides in LaPlata, Maryland. He has been a member of the board of directors of Old Line Bank since 1993 and Old Line Bancshares since its incorporation in 2003. He currently serves as Chair of the Compensation Committee. The board of directors believes that Mr. Bongar’s qualifications to sit on the board of directors and chair the Compensation Committee include his educational qualifications, his knowledge and experience in the legal field, his long term involvement and proven leadership with the board and his affiliations with the business community in our market area.
          Craig E. Clark, 68, retired in 2006 as President of Waldorf Carpets, Inc., a wholesale and retail flooring company, which he established in 1969. Mr. Clark is a founder of Old Line Bank. He has served as Chairman of the board of directors of Old Line Bank since 1994 and of Old Line Bancshares since its incorporation in April 2003 and has served as a member of the board of directors of Old Line Bank since 1988. Mr. Clark is a member of each of the board of directors’ committees. Mr. Clark resides in Lusby, Maryland. The board of directors of Old Line Bancshares and Old Line Bank believe that Mr. Clark’s experience managing and operating his own business, his affiliations within the local community and his active involvement in the founding and oversight of Old Line Bank uniquely qualify him to be Chairman and a member of the board of directors.
          John P. Davey, 58, is the Managing Director for the Law Firm O’Malley, Miles, Nylen & Gilmore, P.A. The firm has offices in Calverton, La Plata and Annapolis, Maryland and its areas of concentration are administrative law and government regulatory matters, commercial and real estate transactions, and litigation of general liability, employment practices and contract dispute cases. Mr. Davey has been with the firm since 1991 and became the Managing Director in 2001. He also sits on the board of directors of the Greater Washington Board of Trade and also serves on the Federal City Council Executive Committee. Mr. Davey resides in University Park, Maryland. He has been a member of the board of directors of Old Line Bank and Old Line Bancshares since 2008. He currently serves on the Asset and Liability and the Nominating Committees. The board of directors believes that Mr. Davey’s qualifications for his positions on the board of directors of Old Line Bancshares and Old Line Bank include his educational foundation, his legal and management expertise as well as his experience serving on various other boards.

          Daniel W. Deming, 61, is a Director of Deming Associates, Inc., in Accokeek, Maryland. He is also a Director of Kanawha Roxalana Company, in West Virginia and is a Vice President of Livingston, Ltd. All three of these companies engage in various aspects of real estate. Mr. Deming resides in Accokeek, Maryland. He has been a member of the board of directors of Old Line Bank since 1992 and Old Line Bancshares since its incorporation in 2003. He is currently a member of the Audit and Asset and Liability Committees. The board of directors believes that Mr. Deming’s educational background, real estate industry knowledge and his management and operations experience obtained through business ownership, as well as his many years of active involvement with Old Line Bank and Old Line Bancshares’ board of directors, qualify him to serve as a director of Old Line Bank and Old Line Bancshares.
          James F. Dent, 74, retired in 2006 as an owner and operator of a State Farm Insurance Agency that he established in 1961. He resides in LaPlata, Maryland. Mr. Dent is a founder of Old Line Bank and has served as a member of the board of directors of Old Line Bank since 1988 and Old Line Bancshares since its incorporation in 2003. He currently serves on the Loan and Compensation Committees. The board of directors believes that Mr. Dent’s qualifications for his membership on the board of directors of Old Line Bancshares and Old Line Bank include his many years of experience in the insurance industry in our market area as well as his active involvement in the founding and oversight of Old Line Bank.
          Nancy L. Gasparovic, 63, is owner and operator of Title Professionals, Ltd., a real estate settlement company in LaPlata, Maryland. Ms. Gasparovic resides in Issue, Maryland. She has been a member of the board of directors of Old Line Bank since 1993 and Old Line Bancshares since its incorporation in 2003. She is currently a member of the Asset and Liability Committee and serves as Chair of the Nominating Committee. The board of directors believes Ms. Gasparovic’s qualifications to serve as a director of Old Line Bank and Old Line Bancshares include her many years of active involvement with the board of directors, her experience and expertise in the real estate settlement industry and business and personal affiliations in our market area.
          Andre’ J. Gingles, 53, was appointed to the board of directors of Old Line Bancshares and Old Line Bank effective June 24, 2010. Mr. Gingles is an attorney and the owner of the firm Gingles, LLC, an entity he formed in 2003, where his practice concentrates on large mixed-use projects involving land use, zoning and government relations. He currently serves on the Asset and Liability Committee. Mr. Gingles resides in Laurel, Maryland. He currently serves as Chairman of The Foundation Schools as well as on the board of directors of Tai Sophia Institute. The board of directors believes Mr. Gingles’ qualifications for his positions on the boards of directors include his legal and management expertise as well as his involvement with other boards and his personal and business affiliates in our market area.
          Frank Lucente, Jr., 68, is Chairman of Chesapeake Custom Homes, a suburban Maryland residential home builder and developer, and Chairman of Lucente Enterprises, a land development holding company. Mr. Lucente resides in Tequesta, Florida. He has been a member of the board of directors of Old Line Bank since 2002 and Old Line Bancshares since its incorporation in 2003. He has served as Vice Chairman of the board of directors of Old Line Bancshares and Old Line Bank since 2003. He is currently a member of the Loan Committee. The board of directors believes Mr. Lucente’s qualifications for these positions include business affiliations in our market area, his knowledge of the real estate industry and his operational and management expertise gained from several years as a business owner.
          Gail D. Manuel, 55, is the owner and a Director of Trinity Memorial Gardens and Mausoleum in Waldorf, Maryland. She is a past member of the board of directors of the Charles County Chamber of Commerce and past President of Charles County Zonta Club. She resides in Welcome, Maryland. She has been a member of the board of directors of Old Line Bank since 1992 and Old Line Bancshares since its incorporation in April 2003. Ms. Manuel serves on the Loan and Compensation Committees. The board of directors of Old Line Bancshares and Old Line Bank believes that Ms. Manual’s qualifications for serving on the board of directors of Old Line Bank and Old Line Bancshares include her many years of active involvement with the board of directors, her experience owning and operating a small business in our market area and her long standing affiliations with the local business community.
          John D. Mitchell, Jr., 62, is a partner in Johel LTD Partnership, a commercial development company located in LaPlata, Maryland. Mr. Mitchell was formerly the President of JCV, Inc., a petroleum equipment company located in Hughesville, Maryland. Jones & Frank Corporation acquired JCV, Inc. in 2007. Mr. Mitchell resides in Berlin, Maryland. He has been a member of the board of directors of Old Line Bank since 1992 and Old Line Bancshares since its incorporation in 2003. He is currently a member of the Audit and Asset and Liability Committees. The board of directors believes that Mr. Mitchell’s qualifications to be a director of Old Line Bank and Old Line Bancshares include his entrepreneurial, financial and operational expertise, knowledge of the local business community and his many years of active involvement with the board of directors.

          Gregory S. Proctor Jr., 46, is President and Chief Executive Officer of G.S. Proctor & Associates, Inc., a Maryland registered lobbying and consulting firm, which he established in 1995. He resides in Upper Marlboro, Maryland. He has been a member of the board of directors of Old Line Bancshares and Old Line Bank since 2004. He currently serves on the Loan and Nominating Committees. The board of directors believes his qualifications to serve as a director of Old Line Bank and Old Line Bancshares include his legislative knowledge, his management and consulting skills and his business affiliations in our market area.
          Suhas R. Shah, CPA, 55, is a principal and member of Source One Business Services, LLC, and has served in that capacity since 1986 and is a principal and shareholder of Regan, Russell, Schickner & Shah, P.A. and has served in that capacity since 1986. Source One Business Services, LLC provides cash flow and budgeting analysis, computer consulting and tax planning and preparation for corporations, individuals, estates and trusts, as well as litigation support, financial forecasts and merger and acquisitions advisory services to a variety of clients. Regan, Russell, Schickner & Shah, P.A. is a certified public accounting firm. Mr. Shah resides in Marriottsville, Maryland. He has been a member of the board of directors of Old Line Bancshares and Old Line Bank since January 2006. He currently serves on the Asset and Liability Committee and as Chair of the Audit Committee. The board of directors believes that Mr. Shah’s qualifications for these positions include his educational background, extensive experience with public and financial accounting matters, his financial expertise, his accounting certification and his affiliations with the business community in our market area.
          John M. Suit, II, 65, served as Senior Vice President for Branch Banking and Trust from 2003 through his retirement in 2006. From 1996 until 2003, Mr. Suit served as Chairman of the Board of Farmers Bank of Maryland. Mr. Suit also served as President, CEO and Director of Farmers National Bancorp and Farmers National Bank of Maryland from 1989 to 1996. Mr. Suit lives in Annapolis, Maryland. He has served on the board of directors of Old Line Bancshares and Old Line Bank since January 2007. He currently serves on the Audit, Loan and Compensation Committees. The board of directors believes his qualifications for these positions include his educational foundation, his financial expertise and his leadership in the banking industry.
          The board of directors has determined that Directors Charles A. Bongar, Craig E. Clark, John P. Davey, Daniel W. Deming, James F. Dent, Nancy L. Gasparovic, Andre’ J. Gingles, Gail D. Manuel, John D. Mitchell, Gregory S. Proctor, Jr., Suhas R. Shah and John M. Suit, II are “independent” as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.
          New Directors
          As discussed above, the members of the board of directors immediately prior to the merger, with the addition of Thomas B. Watts and G. Thomas Daugherty, will serve as directors of Old Line Bancshares after the merger. Below is certain information about Messrs. Watts and Daugherty.
          Thomas B. Watts, 63 has been Chairman of the Board and Chief Executive Officer of Maryland Bankcorp and Maryland Bank & Trust Company since 2001. He has been a Director of Maryland Bank & Trust since 1994. He was President and Chief Executive Officer of Raley, Watts and Associates, an insurance agency, from 1990-2001. He has served as Chairman of the Community Development Corporation Board of Trustees in St. Mary’s County, Maryland and has been a member and participant of various other community foundations and boards. The board of directors of Old Line Bancshares believes that his qualifications to serve on the boards of Old Line Bancshares and Old Line Bank include his extensive banking experience, his personal and business contacts in Maryland Bankcorp’s market area, and his knowledge of Maryland Bank & Trust’s customer base and market area.
          G. Thomas Daugherty, 65, has been President of Maryland Bankcorp and Maryland Bank & Trust since 2001. He has been a Director of Maryland Bank & Trust Company since 1995. From 1995 to 2001, Mr. Daugherty was an attorney at the law firm of G. Thomas Daugherty, Chartered (formerly, Daugherty and Daugherty, PA), a law firm specializing in real estate and business law. He is a member of the Maryland Bar Association and the District of Columbia Bar Association. He holds a Juris Doctor from the University of Baltimore. He has served as Vice President of St. Mary’s College of Maryland Foundation and is presently a member of the Board of Trustees of St. Mary’s College of Maryland. He also serves as a board member of the Southern Maryland Navy Alliance. Prior community activities include the Economic Development Commission, the Lexington Park Redevelopment Commission, the Rotary Club and he served twelve years (including four years as President) of the St. Mary’s Housing Authority Board. The board of directors of Old Line Bancshares believes that Mr. Daugherty’s qualifications to serve on the boards of Old Line Bancshares and Old Line Bank include his many years of banking experience, his community contacts, and his knowledge of Maryland Bank & Trust’s customer base and market area.

          Executive Officers of Old Line Bancshares Who are not Directors
          Joseph E. Burnett, 64, joined Old Line Bank as a Senior Vice President and Chief Lending Officer in August 2001 and was promoted to Executive Vice President in May 2006. He is also an Executive Vice President of Old Line Bancshares. He has over 44 years of banking experience in the Washington, D.C. metropolitan area specializing in commercial transactions. Prior to joining Old Line Bank, Mr. Burnett was a Senior Vice President in Commercial Lending at Farmers Bank for two years (1999-2001) and at Suburban Bank for 12 years (1987-1999). Mr. Burnett is the brother in law of Sandi F. Burnett.
          Sandi F. Burnett, 52, Executive Vice President of Old Line Bank, joined Old Line Bank in 2005 as Senior Vice President and the team leader for the College Park loan production office. In January 2010, she was promoted to Executive Vice President. Prior to joining Old Line Bank, she was employed by BB&T, a major south-eastern regional bank, most recently as a City Executive, Senior Vice President. In this capacity, she was responsible for supervising the overall team management, portfolio quality and growth within suburban Maryland, principally Prince George’s County. Prior to this position, she was employed by Commerce Bank, a local bank that merged into BB&T in 1999. She started with Commerce Bank in 1994. Ms. Burnett is a career banker with over 30 years of commercial banking experience. Ms. Burnett is the sister in law of Joseph E. Burnett.
          Christine M. Rush, 54, joined Old Line Bank in 1998. She is an Executive Vice President, the Chief Financial Officer, the Chief Credit Officer and the Secretary of Old Line Bank. She is also an Executive Vice President, Chief Financial Officer and the Secretary of Old Line Bancshares. Prior to joining Old Line Bank, Ms. Rush was a Vice President in Commercial Lending and Cash Management at Signet Bank. She has over 32 years banking and financial management experience.
EXECUTIVE COMPENSATION — OLD LINE BANCSHARES, INC.
          The following table sets forth the compensation paid by Old Line Bank to its Chief Executive officer and to any other executive officer who received total compensation in excess of $100,000 during 2009.
SUMMARY COMPENSATION TABLE

						Non-Qualified
			Restricted		Non-Equity	Deferred	All
Name and Principal			Stock	Option	Incentive Plan	Compensation	Other
Position	Year	Salary	Awards(4)	Awards(5)	Compensation(6)	Earnings	Compensation	Total
James W. Cornelsen	2009	$249,400	$52,412	$22,464	$93,525	$52,405	$11,062	$481,268
President & CEO(1)	2008	237,600	—	49,600	62,000	49,237	10,462	408,899

Joseph E. Burnett Executive Vice	2009	172,300	24,121	10,338	52,690	42,325	8,144	309,918
President & CLO(2)	2008	164,100	—	17,000	34,100	39,776	8,273	263,249

Christine M. Rush Executive Vice	2009	168,400	23,579	10,102	50,250	17,908	8,243	278,482
President & CFO(3)	2008	156,600	—	16,300	32,500	16,825	7,717	229,942

(1)	Other compensation includes: $9,200 and $9,800 in contributions to Old Line Bank’s 401(k) retirement plan in 2008 and 2009 respectively; $532 in long-term disability insurance premiums paid on Mr. Cornelsen’s behalf in each of 2008 and 2009; and $730 in short-term disability insurance premiums paid on Mr. Cornelsen’s behalf in each of 2008 and 2009.

(2)	Other compensation includes: $7,011 and $6,882 in contributions to Old Line Bank’s 401(k) retirement plan in 2008 and 2009 respectively; $532 in long-term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in each of 2008 and 2009; and $730 in short-term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in each of 2008 and 2009.

(3)	Other compensation includes: $6,455 and $6,981 in contributions to Old Line Bank’s 401(k) retirement plan in 2008 and 2009 respectively; $532 in long-term disability insurance premiums paid by Old Line Bank on Ms. Rush’s behalf in each of 2008 and 2009; and $730 in short-term disability insurance premiums paid by Old Line Bank on Ms. Rush’s behalf in each of 2008 and 2009.

(4)	Restricted stock value is based on the share price at issuance of $7.13. Paid in February 2010 on previous year’s performance under Old Line Bancshares’ Incentive Plan Model.

(5)	We estimated the weighted average fair value of the options granted at $1.47 and $1.90 using the Black-Scholes option pricing model as outlined in footnote 20 in Item 8 Financial Statements of our 10-K for the years ended December 31, 2008 and December 31, 2009, respectively.

(6)	Paid in January 2009 and February 2010 on previous year’s performance under Old Line Bancshares’ Incentive Plan Model.
Employment Agreements
          Old Line Bank has entered into employment agreements with each of James W. Cornelsen, Joseph W. Burnett and Christine M. Rush.
          On March 31, 2003, Old Line Bank entered into a new employment agreement with Mr. Cornelsen (replacing a 1999 agreement) to serve as the President and Chief Executive Officer of Old Line Bank and Old Line Bancshares Inc. This agreement provides for an initial term of five years and may be extended by the board of directors, in its sole discretion, for one additional year or such greater term as the board of directors deems appropriate. The board of directors has extended the term by one additional year in each December subsequent to execution of the agreement. Mr. Cornelsen’s employment agreement is currently set to expire in March 2015. Mr. Cornelsen’s agreement currently provides for a salary of $275,000 and Mr. Cornelsen may receive an annual bonus to be determined by the board of directors. In addition, Mr. Cornelsen is entitled to receive an annual grant of options to purchase at least 4,500 shares of common stock of Old Line Bancshares, assuming such options are available for grant under a stockholder approved stock option plan.
          The agreement terminates upon Mr. Cornelsen’s death or by mutual written agreement. In addition, Mr. Cornelsen may terminate the agreement within six months following (or in certain circumstances, in anticipation of) a “change in control,” as described below, or for good reason as described in the agreement. Old Line Bank may terminate the agreement for certain events constituting cause as described in the agreement. Either party may also terminate the agreement without cause or good reason or upon Mr. Cornelsen’s permanent disability provided that such party provides 60 days prior written notice to the other party.
          If Mr. Cornelsen terminates the agreement for good reason, or if Old Line Bank terminates Mr. Cornelsen’s employment without cause or because of permanent disability, Mr. Cornelsen will receive severance pay for the remaining term of the agreement in an amount equal to his average annual compensation over the prior five years. Mr. Cornelsen is not entitled to any severance pay under the agreement if he terminates the agreement without good reason or for permanent disability.
          If Mr. Cornelsen is terminated or terminates his employment in anticipation of or within six months following a change in control, he is entitled to a single payment equal to 2.99 times his average annual compensation over the prior five years, minus any other payments he receives that are contingent on the change in control. If the change in control payments were required to be paid in 2010, Mr. Cornelsen would receive approximately $709,826.
          Pursuant to the employment agreement, a “change in control” will occur if:
•	Any person or persons acting in concert acquires, whether by purchase, assignment, transfer, pledge or otherwise (including as a result of a redemption of securities), then outstanding voting securities of Old Line Bancshares, Inc, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote 25% or more of any class of voting securities of Old Line Bancshares or Old Line Bank, as the case may be;
•	Within any 12-month period (beginning on or after the effective date of the employment agreement) the persons who were directors of Old Line Bancshares or Old Line Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the effective date of the employment agreement will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

•	The stockholders of Old Line Bancshares or Old Line Bank approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of Old Line Bancshares or Old Line Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or
•	All or substantially all of the assets of Old Line Bancshares or Old Line Bank are sold, transferred or assigned to any third party.
          On March 31, 2003, Old Line Bank entered into employment agreements with Mr. Burnett and Ms. Rush to serve as Senior Vice Presidents of Old Line Bank. Each agreement has an initial term of two years and on each anniversary date of the agreement automatically extends for periods of one year unless Old Line Bank terminates the automatic renewal by giving written notice ninety days prior to the renewal date. Old Line Bank did not provide such a notice within 90 days of March 31, 2010.
          Mr. Burnett’s and Ms. Rush’s agreements currently provide each a salary of $181,000. Each of these two officers may receive an annual discretionary bonus. In addition, these officers are each entitled to receive an annual grant of options to purchase at least 2,700 shares of common stock of Old Line Bancshares, assuming such options are available for grant under a stockholder approved stock option plan.
          Each agreement terminates upon the employee’s death or physical or mental incapacitation that has left the employee unable to perform his or her duties for a period of 60 consecutive days. In addition, the employee may terminate his or her agreement by giving Old Line Bank 60 days written notice. Old Line Bank may terminate each agreement for certain events constituting cause as described in the agreements. Each employee is entitled to receive the remaining balance of his or her unused vacation and personal leave at the termination of employment unless the employee is terminated for cause.
Other Executive Benefits
          Incentive Plan Model and Stock Option Model
          In 2005, our board of directors approved an Incentive Plan Model and a Stock Option Model for Messrs. Cornelsen and Burnett and Ms. Rush. The Incentive Plan Model and the Stock Option Model provided mechanisms under which the Compensation Committee could, in its discretion, authorize cash and equity compensation bonuses to the executive officers.
          The models provide the Compensation Committee with guidelines for determining discretionary bonuses. When granted, the cash bonus under the Incentive Plan Model is calculated by multiplying the named executive’s base salary by a percentage factor calculated based on our return on assets, return on equity and earnings per share at a threshold, target and stretch level. The options to be granted under the Stock Option Model depend on whether Old Line Bancshares met the cumulative threshold, target and stretch levels for our return on assets, return on equity and earnings per share. If met, options with a value equal on the date of grant to a percentage of the executive’s base salary based on the Black-Scholes pricing model are issued to the executives.
          Under the 2005 Incentive Plan Model, at the target levels, Mr. Cornelsen would be eligible to receive a bonus equal to 25% of his base salary and Mr. Burnett and Ms. Rush would be eligible to receive a bonus equal to 20% of their base salaries. Under the Stock Option Model, at the target levels, the officers would be eligible to receive options with a value equal on the date of grant to 20% (for Mr. Cornelsen) or 15% (for Mr. Burnett and Ms. Rush) of base salary based on Black-Scholes pricing model.
          The Compensation Committee designed the incentive structure to reward achievement based on Old Line Bancshares’ return on assets, return on equity and earnings per share, and to discourage the achievement of one metric at the expense of the others. The board of directors and the Compensation Committee of the board of directors are authorized to adjust, modify or terminate the models, in full or in part, at any time in their sole discretion.
          As we have previously disclosed, in October 2009, the Compensation Committee retained the services of a compensation consultant for the purpose of conducting an analysis of peer bank executive compensation as well as to conduct a review of our existing compensation structure for compliance and competitiveness. Based on their findings, in January 2010 our board of directors approved a modification to the Incentive Plan Model and Stock Option Model for our named

Executive Officers and added a new metric for the calculation of incentives. In addition to return on assets, return on equity and earnings per share, a threshold, target and stretch goal for non-performing assets will be included in the calculation going forward. Incentives will be provided to our executives in the form of restricted stock used in conjunction with a combination of cash and stock options in order to encourage focus on long term objectives as well as short term goals.
          Under the 2010 Incentive Plan Model, at the target levels, Mr. Cornelsen would be eligible to receive a bonus equal to 25% of his base salary and Mr. Burnett and Ms. Rush would be eligible to receive a bonus equal to 20% of their base salaries. Under the Equity Incentive Model, at the target levels, the officers would be eligible to receive shares of restricted stock and/or options with a total value equal on the date of grant to 20% (for Mr. Cornelsen) or 15% (for Mr. Burnett and Ms. Rush) of base salary based on the Black-Scholes pricing model.
          The board of directors and the Compensation Committee of the board of directors have certified that the incentive compensation arrangements do not encourage unnecessary and excessive risks that threaten the value of Old Line Bank.
          The Stock Option Model does not affect the minimum number of options that the executives are entitled to receive as provided for in their employment agreements, subject to the terms of those agreements.
          On January 28, 2010, the Compensation Committee of the board of directors of Old Line Bancshares and Old Line Bank, reviewed the financial performance of Old Line Bancshares and Old Line Bank for the fiscal year ended December 31, 2009 in order to determine what, if any, cash bonus or incentive stock option bonus should be paid to the executive officers pursuant to the Incentive Plan Model and Stock Option Model. In making its review, the Compensation Committee reviewed Old Line Bancshares’ actual financial performance.
          Based on this review, effective January 28, 2010, we issued incentive stock rewards to Mr. Cornelsen, Mr. Burnett and Ms. Rush that consisted of stock options and restricted stock as follows:

	Number
	of	Exercise
Name of Officer	Options	Price
James W. Cornelsen	11,823	$7.13
Joseph E. Burnett	5,441	7.13
Christine M. Rush	5,317	7.13
          One-third of the option grant vested as of January 28, 2010, one-third of the option grant will vest on January 28, 2011 and one-third of the option grant will vest on January 28, 2012. The options were issued from our 2004 Equity Incentive Plan.
          Effective January 28, 2010, we issued shares of restricted stock to Mr. Cornelsen, Mr. Burnett and Ms. Rush as follows:

	Number of
	Restricted	Stock
Name of Officer	Shares	Price
James W. Cornelsen	7,351	$7.13
Joseph E. Burnett	3,383	7.13
Christine M. Rush	3,307	7.13
          The restricted stock also has a three year vesting schedule; one-third of the restricted stock grant will vest on January 28, 2011, one-third of the restricted grant will vest on January 28, 2012 and one-third of the restricted stock will vest on January 28, 2013.
          Salary Continuation Agreements and Supplemental Life Insurance Agreements
          On January 3, 2006, Old Line Bank entered into Supplemental Life Insurance Agreements and Salary Continuation Agreements and started accruing for a related annual expense, with Mr. Cornelsen, Mr. Burnett and Ms. Rush. On February 26, 2010, the Salary Continuation Agreements were modified to include an increased benefit to each executive.

          Under the Supplemental Life Insurance Agreements, Old Line Bank is obligated to cause the payment of death benefits to the executives’ designated beneficiaries in the following amounts: Mr. Cornelsen — $1,260,777; Mr. Burnett — $703,465 and Ms. Rush — $797,618.
          Under the Salary Continuation Agreements, and in accordance with the conditions specified therein, benefits accrue over time from the date of the agreement until the executive reaches the age of 65. Upon full vesting of the benefit, the executives will be paid the following annual amounts for 15 years: Mr. Cornelsen — $159,783; Mr. Burnett — $24,651; and Ms. Rush — $77,783. Mr. Burnett will receive an additional $5,895 per year if he continues his employment with us until he reaches age 68. The agreements provide for early termination and disability benefits. The agreements also provide for 100% vesting in the event of a separation from service (defined as the termination of the executive’s employment for any reason other than death or disability) following a change in control (as defined in the agreements). Change in control is defined in the agreements by reference to the definition in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

          The following charts show the annual amount of payments that will be made to the executives pursuant to the Salary Continuation Agreements:
James W. Cornelsen

		Early
Assumed		Termination	Disability	Change in
Separation		Annual	Annual	Control Annual
Date	Age	Benefit(1)	Benefit(1)	Benefit(2)
1/1/2010	55	38,793	38,793	100,753
1/1/2011	56	51,456	51,456	105,790
1/1/2012	57	64,120	64,120	111,079
1/1/2013	58	76,783	76,783	116,634
1/1/2014	59	89,446	89,446	122,465
1/1/2015	60	102,109	102,109	128,589
1/1/2016	61	114,774	114,774	135,018
1/1/2017	62	127,437	127,437	141,769
1/1/2018	63	140,100	140,100	148,858
1/1/2019	64	152,763	152,763	156,301
6/23/2019(3)	65	159,738	159,738	159,738
Joseph E. Burnett

		Early
Assumed		Termination	Disability	Change in
Separation		Annual	Annual	Control Annual
Date	Age	Benefit(1)	Benefit(1)	Benefit(2)
1/1/2010	64	18,446	18,446	27,013
12/10/2010(3)	65	24,651	24,651	28,269
1/1/2012	66	2,948	2,948	5,347
1/1/2013	67	4,421	4,421	5,614
12/10/2013(3)	68	5,895	5,895	5,895
Christine M. Rush

		Early
Assumed		Termination	Disability	Change in
Separation		Annual	Annual	Control Annual
Date	Age	Benefit(1)	Benefit(1)	Benefit(2)
1/1/2010	53	14,784	14,784	45,054
1/1/2011	54	20,358	20,358	47,307
1/1/2012	55	25,932	25,932	49,672
1/1/2013	56	31,507	31,507	52,156
1/1/2014	57	37,081	37,081	54,764
1/1/2015	58	42,655	42,655	57,502
1/1/2016	59	48,229	48,229	60,377
1/1/2017	60	53,804	53,804	63,396
1/1/2018	61	59,378	59,378	66,566
1/1/2019	62	64,952	64,952	69,894
1/1/2020	63	70,526	70,526	73,389
1/1/2021	64	76,101	76,101	77,058
3/6/2021(3)	65	77,773	77,773	77,773

(1)	Payments are made in 180 equal monthly installments commencing within 60 days following normal retirement age.

(2)	Payments are made in 180 equal month installments commencing at separation of service.

(3)	This is the date the executive reaches normal retirement age.

The following table discloses information about unexercised options and equity incentive plan awards outstanding as of the end of the Company’s last fiscal year.
OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR-END
DECEMBER 31, 2009
Option Awards

		Number of Securities
	Number of Securities	Underlying Unexercised
	Underlying Unexercised	Options:	Option Exercise	Option
	Options:Exercisable	Unexercisable(1)	Price	Expiration Date
James W. Cornelsen	11,267	22,533	6.3000	01/22/2019
	12,133	6,067	7.7500	01/31/2018
	15,000	—	10.4800	01/25/2017
	19,700	—	10.4400	12/31/2015
	10,800	—	9.8250	12/31/2014
	4,500	—	9.5833	12/31/2013
	4,500	—	4.9440	12/31/2012
	4,500	—	4.3889	12/31/2011
	4,500	—	3.6000	12/31/2010

Total	86,900	28,600

Joseph E. Burnett	2,900	5,800	6.3000	01/22/2019
	6,533	3,267	7.7500	01/31/2018
	5,200	—	10.4800	01/25/2017
	8,800	—	10.4400	12/31/2015
	3,960	—	9.8250	12/31/2014
	2,700	—	9.5833	12/31/2013

Total	30,093	9,067

Christine M. Rush	2,717	5,433	6.3000	01/22/2019
	6,200	3,100	7.7500	01/31/2018
	5,000	—	10.4800	01/25/2017
	8,300	—	10.4400	12/31/2015
	3,960	—	9.8250	12/31/2014
	2,700	—	9.5833	12/31/2013

Total	28,877	8,533

*	1/2 of unexercisable options with an expiration date of 01/22/2019 will become exercisable on January 22, 2010 and 1/2 will become exercisable on January 22, 2011. Unexercisable options with an expiration date of 01/31/2018 will become exercisable on January 31, 2010

Director Compensation
          The following table discloses all fees and other payments to each director for the fiscal year ended December 31, 2009.

	Fees Earned	Value
	or	of
Name	Paid in Cash	Option Awards(2)(3)	Total
Charles A. Bongar	$8,200	1,470	$9,670
Craig E. Clark	30,000	1,470	31,470
James W. Cornelsen(1)	—	—	—
John P. Davey	8,200	1,470	9,670
Daniel W. Deming	9,400	1,470	10,870
James F. Dent	9,200	1,470	10,670
Nancy Gasparovic	7,400	1,470	8,870
Frank Lucente	15,000	1,470	16,470
Gail D. Manuel	8,600	1,470	10,070
John D. Mitchell	9,200	1,470	10,670
Gregory S. Proctor	9,400	1,470	10,870
Suhas Shah	7,800	1,470	9,270
John M. Suit, II	11,400	1,470	12,870

(1)	Mr. Cornelsen is an executive officer and is not compensated for his services as a director.

(2)	The aggregate number of options outstanding is disclosed in the Security Ownership of Management and Certain Security Holders table.

(3)	We estimated the weighted average fair value of the options granted at $1.47 using the Black-Scholes option pricing model as outlined in footnote 20 in Item 8 Financial Statements of our 10-K for the year ended December 31, 2009.
          For 2009, each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, received $400 for each attended meeting of the board of directors, and $200 for each attended meeting of the asset & Liability Committee, the Loan/Loan Review Committee and the Nominating Committee. Each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also received $300 for each attended meeting of the Compensation Committee and the Audit Committee. Each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also received a $250 quarterly retainer. During 2009, the Chairman of the Board received annual compensation of $30,000 and the Vice Chairman received annual compensation of $15,000.
          In December 2009, the board of directors of Old Line Bank approved an amended compensation structure for the Directors of Old Line Bank. Beginning in January 2010, each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, receives $400 for each attended meeting of the board of directors, and $200 for each attended meeting of the Loan/Loan Review Committee and the Nominating Committee. Each non-employee director of Old Line Bank, other than the Chairman and Vice-Chairman, receives $300 for each attended meeting of the Asset & Liability Committee. Each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also receives $300 for each attended meeting of the Compensation Committee and the Audit Committee. The Chairmen of the Audit Committee and Compensation Committee receive an additional $300 for each attended meeting of their respective committees. Each non-employee director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also receive a $2,000 quarterly retainer. During 2010, the

Chairman of the Board receives annual compensation of $40,000 and the Vice Chairman receives annual compensation of $20,000.
          Old Line Bancshares has paid no cash remuneration, direct or otherwise, to its directors since its incorporation. We expect that unless and until Old Line Bancshares becomes actively involved in additional businesses other than owning all the capital stock of Old Line Bank, no separate cash compensation will be paid to the directors of Old Line Bancshares in addition to that paid to them by Old Line Bank in their capacities as directors of Old Line Bank. However, we may determine in the future that such separate cash compensation is appropriate.
          In addition to cash compensation, since 1997, Old Line Bancshares or Old Line Bank (prior to Old Line Bank’s reorganization into the holding company structure) has granted options in December of each year to its non-employee directors. Historically, each non-employee director was granted an option to purchase 900 shares. In 2007, Old Line Bancshares granted 1,000 shares. In 2008, Old Line Bancshares did not grant options to non-employee directors.
          Old Line Bancshares granted an option to each non-employee director in January 2009 to purchase 1,000 shares. All options were granted at fair market value, are exercisable immediately, and expire on the tenth anniversary of the grant date. Also, the options terminate (if not exercised) on the first anniversary of the termination of the director’s service on the board of directors.
          Old Line Bancshares granted 300 shares of restricted stock to each non-employee director in January 2010. All stock was granted at market value and will vest on December 31, 2010. All shares terminate, if not vested, upon termination of the director’s service on the board of directors.
OLD LINE BANCSHARES, INC. — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Old Line Bank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Old Line Bank’s directors, executive officers and their affiliates at December 31, 2009 was approximately $1.5 million and at December 31, 2008 was approximately $890,000.
          Old Line Bank has entered into various transactions with firms in which owners are also members of the board of directors. Fees charged for these services are at similar rates charged by unrelated parties for similar work. We paid to these parties a total of $21,566 and $15,481 during the years ended December 31, 2009 and December 31, 2008, respectively.
          Old Line Bancshares has a 62.50% or $1.1 million investment in Pointer Ridge. Frank Lucente, a director of Old Line Bancshares and Old Line Bank, controls 12.50% of Pointer Ridge and controls the manager of Pointer Ridge. In 2009 and 2008, Old Line Bank paid Pointer Ridge $526,495 and $513,939, respectively. We have paid Pointer Ridge $450,573 to date during 2010.

INFORMATION ABOUT MARYLAND BANKCORP, INC. AND MARYLAND BANK & TRUST COMPANY, N.A.
          In this section references to “we” and “our” refer to Maryland Bankcorp, Inc. and its subsidiaries collectively, and the “Bank” refers to Maryland Bank & Trust Company, N.A., unless the context requires otherwise.
BUSINESS OF MARYLAND BANKCORP, INC.
          Maryland Bankcorp, Inc. was organized on September 28, 2001, at the direction of the board of directors of the Bank, to acquire the stock of the Bank and to engage in such other business activities permitted by law for bank holding companies. On September 28, 2001, after board of directors, stockholder and regulatory approval, each outstanding share of common stock of the Bank was exchanged for one share of Maryland Bankcorp’s common stock. As a result of the exchange of shares, the stockholders of the Bank became stockholders of Maryland Bankcorp and Maryland Bankcorp became the sole stockholder of the Bank.
          Our primary business is to own all of the capital stock of the Bank.
BUSINESS OF MARYLAND BANK & TRUST COMPANY, N.A.
General
          The Bank was originally incorporated in 1959 under the laws of the State of Maryland, and effective August 1, 1997, became a national bank. The Bank provides a full range of banking services to individuals and corporate customers primarily in Southern Maryland. The Bank is subject to competition from other financial institutions and is subject to the regulations of certain federal and state agencies.
          We are headquartered in Lexington Park, Maryland, approximately 60 miles south-east of Washington, D.C. We provide a variety of products and services to individuals and businesses in our market area. Deposit accounts include savings, checking (including NOW accounts), money market, individual retirement accounts and certificates of deposit. Our lending products include real estate loans, personal loans and commercial loans. The loan products also include charge cards, overdraft protection, home equity loans and others. We offer other services such as money orders, safe deposit boxes, ACH origination, payroll direct deposit services, ATMs and remote cash dispensers, direct and remote deposit and banking by mail. We offer a Visa Check (Debit) Card product and a telephone banking service. Additionally, we provide a PC banking product for both personal and commercial customers and a business cash management service as well as an Internet bill pay product. We emphasize meeting the needs of our local consumers and businesses while subscribing to strong community reinvestment activities and a “committed to quality” bank image. Our current primary market area is Southern Maryland.
Recent Business Developments
          Formal Agreement with the OCC
          In February 2006 we signed a formal written agreement with the OCC under which we have agreed, among other things, to improve our credit administration process, commercial loan underwriting and loan asset quality, compliance with regulatory and policy requirements (including the Bank Secrecy Act and Regulation O), board of director committee structure and processes and personnel management. We are also required to maintain higher than normal risk-based and leverage capital levels. We believe that we have resolved the issues set forth in the formal written agreement, and have met, and continue to meet, the minimum capital requirements under the formal written agreement. See “The Merger Agreement and the Merger — Regulatory Matters Regarding Maryland Bank & Trust” for more information.
          Fiftieth Anniversary
          In 2009 we celebrated the 50th anniversary of the founding of the Bank.
          Growth
          Over the last five to ten years, we have taken advantage of growth opportunities resulting largely from the Base Realignment and Closing legislation (BRAC) mandated by Congress. The Patuxent River Naval Air Station and other military bases in our market area have produced an influx of over 25,000 residents, many of whom have high-paying jobs. This prosperity and our close proximity to Washington, D.C. and Baltimore, Maryland have provided the Bank growth opportunities.
Location and Market Area
          We consider our current primary market area to be Southern Maryland. Our headquarters and a branch of the Bank are located at Lexington Park, St. Mary’s County, Maryland. We currently have a support center in Waldorf, Maryland, and a total of ten branches in Waldorf, Lexington Park, Bryans Road, Fort Washington, La Plata (two branches), California, Callaway, Solomons and Prince Frederick, Maryland.
Competition
          We experience substantial competition both in attracting and retaining deposits and in the making of loans. We compete for deposits with other commercial banks, savings institutions and credit unions located in our primary market area. Additional competition for deposits comes from mutual funds and corporate and government debt securities. The primary factors in competing for deposits and loans are interest rates and loan origination fees and the range of services offered by the various financial institutions. Competition for origination of real estate and other loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.
Employees
          As of September 30, 2010, the Bank had 98 full time and 14 part time employees. No collective bargaining unit represents any of our employees and we believe that relations with our employees are good. Maryland Bankcorp has five appointed executive officers, who at the present time do not receive compensation for their services to Maryland Bankcorp.
Lending Activities
          General. Our lending activity consists mainly of construction lending, commercial business lending, commercial real estate lending, home mortgage and home equity lending and consumer lending in our primary market area. We have always taken pride in our local community reinvestment achievements and we remain committed to providing loans locally while ensuring high standards for customer satisfaction.
          All credit decisions in excess of a lending officer’s lending authority must be approved by a majority vote of our loan committee consisting of the board of directors, Chief Credit Officer and Chief Lending Officer. We believe that we employ experienced lending officers, secure appropriate collateral and carefully monitor the financial condition of our borrowers and the concentrations of loans in our portfolio. Senior management monitors the loan portfolio closely to ensure that we minimize past due loans and that we promptly address potential problem loans.
          The Bank also retains an outside, independent credit review firm to supplement and validate the review of its loan portfolio. This firm performs detailed reviews of the Bank’s loan portfolio semi-annually. We use the results of the firm’s report to validate our internal loan ratings and we utilize their commentary on our loan portfolio and on our loan administration activities in order to improve our business and operations. In addition, the Bank’s regulator and independent auditor may conduct reviews of our loan portfolio.
          Commercial Business Lending. Commercial business loans generally have a higher degree of risk than loans secured by real property but have higher yields. To manage this risk, we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of our business borrowers. The ability of our business borrowers to repay the commercial business loans is substantially dependent on the success of the business itself. We have a loan review and monitoring process to regularly assess the repayment ability of commercial borrowers. For loans in excess of $325,000, monitoring usually includes a review of the borrower’s annual tax returns and updated financial statements.
          Commercial Real Estate Lending. Commercial real estate loans comprise our largest loan category. At June 30, 2010, commercial real estate loans totaled $121.4 million, or 53.49% of our total loans. We generally will lend up to 80% of the secured property’s appraised value. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or group of related borrowers. Additionally, the payment of loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project, and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economic environment. Our commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation and we often require personal guarantees or endorsements of the borrower’s principal owners. We also carefully evaluate the location of the property securing the loan. For loans of this type in excess of $325,000, we monitor the financial condition and operating performance of the borrower through a review of annual tax returns and updated financial statements, and will meet with the borrower or perform site visits as required.
          Construction and Development Lending. We make local construction and land acquisition and development loans. Residential houses and commercial real estate under construction and the underlying land secure construction loans. These loans are concentrated in our local markets. These loans typically mature in less than one year. Construction lending entails significant additional risks compared to residential mortgage lending. Construction loans often involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, it is difficult to estimate the value and cost of the building under construction. Thus, it is difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, we generally limit loan amounts to 75% of appraised value in addition to analyzing the creditworthiness of our borrowers. During construction, we may advance funds on these loans on a percentage of completion basis, and will inspect each project as needed prior to advancing funds during the term of the construction loan.
          Residential Real Estate Lending. We offer a variety of consumer-oriented residential real estate mortgage loans. The majority of these loans are in our primary market area. In connection with our residential real estate loans, we generally require title insurance, hazard insurance and if required, flood insurance. We do not have any sub-prime residential real estate loans. We also offer home equity lines of credit and loans.
          Consumer Lending. We also offer our customers secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, installment and demand loans and credit cards. The underwriting standards we employ to mitigate the risk related to consumer loans include a determination of the applicant’s payment history on other debts and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan, sources of income, and an analysis of the value of any security in relation to the proposed loan amount. We typically make such loans to customers with whom we have a pre-existing relationship.
          Consumer loans may present greater credit risk than residential mortgage loans, particularly loans that are unsecured, or secured by rapidly depreciable assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount we can recover on such loans.
          Lending Limit. As of June 30, 2010, our legal lending limit for loans to one borrower was approximately $4.9 million. As part of our risk management strategy, we may attempt to participate a portion of larger loans to other financial institutions. This strategy allows the Bank to maintain customer relationships yet reduce credit exposure. However, this strategy may not always be available.
Investments and Funding
          Our investment portfolio at June 30, 2010 was $85.1 million. This investment portfolio consists of interest-bearing deposits with banks and short-term money market securities, as well as U.S. Treasury securities, corporate bonds, Federal Reserve Bank and Federal Home Loan Bank stock and other investments. The investment portfolio may increase or decrease depending upon the comparative returns on investments in relation to our loans.
Other Banking Products
          We offer other services such as money orders, safe deposit boxes, ACH origination, payroll direct deposit services, ATMs and remote cash dispensers, overdraft protection, direct and remote deposit and banking by mail. We offer a Visa Check (Debit) Card product and a telephone banking service. Additionally, we provide a PC banking product for both personal and commercial customers and a business cash management service as well as an Internet bill pay product.

Deposit Activities
          We offer a broad array of deposit products that include savings, checking (including NOW accounts), money market, individual retirement accounts and certificates of deposit. We believe that we pay competitive rates on our interest bearing deposits. Through the Promontory Interfinancial Network we provide the certificate of deposit account registry service (CDARS). This product offers our customers access to FDIC-insured deposit products in aggregate amounts exceeding current insurance limits.
Supervision and Regulation
          Maryland Bankcorp and Maryland Bank & Trust are subject to extensive regulation under state and federal banking laws and regulations. These laws impose specific requirements and restrictions on virtually all aspects of operations and generally are intended to protect depositors. The following discussion is only a summary and readers should refer to particular statutory and regulatory provisions for more detailed information. In addition, management cannot predict the nature or the extent of the effect on business and earnings that new federal or state legislation may have in the future.
          Maryland Bankcorp, Inc.
          Maryland Bankcorp is a Maryland corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We are subject to regulation and examination by the Federal Reserve Board, and are required to file periodic reports and any additional information that the Federal Reserve Board may require. The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities closely related to banking or managing or controlling banks.
          The Federal Reserve Board must approve, among other things, the acquisition by a bank holding company of control of more than 5% of the voting shares, or substantially all the assets, of any bank, or the merger or consolidation by a bank holding company with another bank holding company. Subject to certain time and deposit base requirements, we can acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank holding company or bank.
          Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any of its subsidiary banks are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. In 1997, the Federal Reserve Board adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company Act’s anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.
          In accordance with Federal Reserve Board policy, Maryland Bankcorp is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which Maryland Bankcorp might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.
          The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy. Additionally, the Dodd-Frank Act requires the Federal Reserve Board to issue consolidated regulatory capital requirements for holding companies that are at least as stringent as those applicable to the Bank. However, the Dodd-Frank Act appears to allow the Federal Reserve Board to continue to exempt bank holding companies of less than $500 million in consolidated assets from the holding company capital requirements.
          Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally-chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Maryland Commissioner. In approving the application, the Maryland Commissioner must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Maryland Commissioner may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Maryland Commissioner has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which approval of the Maryland Commissioner is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Maryland Commissioner, the parties to the acquisition must provide written notice to the Maryland Commissioner at least 15 days before the effective date of the transaction.
          The status of Maryland Bankcorp as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to Maryland corporations generally, including, without limitation, certain provisions of the federal securities laws.
          Maryland Bank & Trust Company, N.A.
          Maryland Bank & Trust is a national banking association, and the FDIC insures its deposit accounts up to the maximum legal limits. It is subject to regulation, supervision and regular examination by the OCC. The Bank is also subject to applicable banking provisions of Maryland law insofar as they do not conflict with or are not preempted by federal law. The regulations of these various agencies govern most aspects of the Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance fund, and not for the purpose of protecting its stockholders.
          As discussed above, we are subject to a formal written agreement with the OCC.
          The following references to the laws and regulations which regulate Maryland Bank & Trust are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such laws and regulations.
          Capital Adequacy Guidelines
          The Federal Reserve Board, the OCC and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.
          National banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of Tier 1 Capital. In general, this requirement is similar to the capital that a bank must have in order to be considered “adequately capitalized” under the prompt corrective action regulations. See “— Prompt Corrective Action.” Under our written agreement with the OCC we are required to maintain capital levels as follows: Tier 1 Risk-Based Capital of 12%; Total Risk-Based Capital of 14%; and Tier 1 Leverage Capital of 8%. We believe that the Bank meets, and will continue to be able to meet, the required higher risk-based and leverage capital minimums as set forth in the written agreement.
          Tier 1 Capital generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as “available for sale.” Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a commercial bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans.
          Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

          In addition to the risk-based capital requirements, the OCC and the FDIC have established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated national banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% — 5.0% or more. The highest-rated banks are those that the OCC and FDIC determine are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A national bank or bank holding company having less than the minimum Leverage Capital Ratio requirement must, within 60 days of the date as of which it fails to comply with such requirement, submit to the applicable regulatory agency for review a reasonable plan describing the means and timing by which the bank will achieve its minimum Leverage Capital Ratio requirement. A national bank or bank holding company that fails to file such a plan is deemed to be operating in an unsafe and unsound manner, and could be subject to a cease-and-desist order.
          The OCC and FDIC regulations also provide that any insured depository institution with a Leverage Capital Ratio less than 2% is deemed to be operating in an unsafe or unsound condition. Operating in an unsafe or unsound manner could lead the FDIC to terminate deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the OCC and FDIC to increase its Leverage Capital Ratio to such level as the OCC or FDIC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance by the OCC or the FDIC or their respective designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.
          On September 3, 2009, the U. S. Treasury issued a policy statement (the “Treasury Policy Statement”) entitled “Principles for Reforming the U.S. and International Regulatory Capital Framework for Banking Firms.” The U.S. Treasury developed this statement in consultation with the U.S. bank regulatory agencies and contemplates changes to the existing regulatory capital regime that would involve substantial revisions to the regulatory capital and liquidity regime for regulated banking organizations and other systemically important institutions. The Treasury Policy Statement calls for, among other things, higher and stronger capital requirements for all banking firms. The Treasury Policy Statement suggested that changes to the regulatory capital framework be phased in over a period of several years. The recommended schedule provides for a comprehensive international agreement by December 31, 2010, with the implementation of reforms by December 31, 2012, although it does remain possible that U.S. bank regulatory agencies could officially adopt, or informally implement new capital standards at an earlier date.
          On December 17, 2009, the Basel Committee on Banking Supervision (“Basel Committee”) issued a set of proposals (the “Capital Proposals”) that would significantly revise the definitions of Tier 1 Capital and Tier 2 Capital, with the most significant changes being to Tier 1 Capital. Most notably, the Capital Proposals would also re-emphasize that common equity is the predominant component of Tier 1 Capital by adding a minimum common equity to risk-weighted assets ratio and requiring that goodwill, general intangibles and certain other items that currently must be deducted from Tier 1 Capital instead be deducted from common equity as a component of Tier 1 Capital. The Capital Proposals also leave open the possibility that the Basel Committee will recommend changes to the minimum Tier 1 Capital and total capital ratios of 4.0% and 8.0%, respectively.
          Concurrently with the release of the Capital Proposals, the Basel Committee also released a set of proposals related to liquidity risk exposure (the “Liquidity Proposals,” and together with the Capital Proposals, the “2009 Basel Committee Proposals”). The Liquidity Proposals have three key elements, including the implementation of (i) a “liquidity coverage ratio” designed to ensure that a bank maintains an adequate level of unencumbered, high-quality assets sufficient to meet the bank’s liquidity needs over a 30-day time horizon under an acute liquidity stress scenario, (ii) a “net stable funding ratio” designed to promote more medium and long term funding of the assets and activities of banks over a one year time horizon, and (iii) a set of monitoring tools that the Basel Committee indicates should be considered as the minimum types of information that banks should report to supervisors and that supervisors should use in monitoring the liquidity risk profiles of supervised entities.
          Comments on the 2009 Basel Committee Proposals were due by April 16, 2010, with the expectation that the Basel Committee will release a comprehensive set of proposals by December 31, 2010 and that final provisions will be implemented by December 31, 2012. The U.S. bank regulators urged comment on the 2009 Basel Committee Proposals. Ultimate implementation of such proposals in the U.S. will be subject to the discretion of the U.S. bank regulators and the regulations or guidelines adopted by such agencies may differ from the 2009 Basel Committee Proposals and other proposals that the Basel Committee may promulgate in the future.
          Prompt Corrective Action
          Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank will be deemed to be: (i) “well capitalized” if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized;” (iii) “undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk Based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) “significantly undercapitalized” if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.
          An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.
          An institution that is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty will be limited to the lesser of (i) an amount equal to 5.0% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty will expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, will be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.
          Immediately upon becoming undercapitalized, an institution becomes subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital, restricting transactions with affiliates, requiring divestiture of the institution or sale of the institution to a willing purchaser, and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.
          A “critically undercapitalized institution” will be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and the federal regulators agree to an extension. In general, good cause is defined as capital that has been raised and is immediately available for infusion into the bank except for certain technical requirements that may delay the infusion for a period of time beyond the 90 day time period.

          Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.
          As a result of the written agreement with the OCC, although it exceeds its ratio minimums, Maryland Bank & Trust is considered “adequately capitalized.”
          Deposit Insurance Assessments
          The DIF insures substantially all of the Bank’s deposits. The FDIC maintains a risk based assessment system for determining deposit insurance premiums. The FDIC has established four risk categories (I-IV), each subject to different premium rates, based upon an institution’s status as well capitalized, adequately capitalized or under capitalized, and the institution’s supervisory rating. In December 2008, the FDIC raised the then current assessment rates uniformly by 7 basis points for the first quarter of 2009 assessment, which resulted in annualized assessment rates for institutions in Risk Category 1 (well capitalized institutions, perceived as posing the least risk to the insurance fund) from 12 to 14 basis points. In February 2009, the FDIC issued final rules to amend the DIF restoration plan, change the risk-based assessment system and set assessment rates for Risk Category 1 institutions beginning in the second quarter of 2009. As a result of this final rule the annualized assessment rates for institutions in Risk Category 1 range from 12 to 16 basis points. The Bank’s annualized base assessment rate is 16 basis points.
          The FDIC has authority to further increase insurance assessments. In addition, the Dodd-Frank Act requires that the FDIC amend its assessment system to base it on total assets less tangible equity rather than deposits. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.
          Under the FDIA, the FDIC may terminate insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.
          Deposit Insurance
          Because of the recent difficult economic conditions, deposit insurance per account owner had been raised to $250,000 for all types of accounts until January 1, 2014. That level was made permanent by the newly enacted Dodd-Frank Act. In addition, the FDIC adopted an optional Temporary Liquidity Guarantee Program under which, for a fee, noninterest-bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010, subsequently extended to December 31, 2010. The Dodd-Frank Act extends the unlimited coverage of noninterest-bearing transaction accounts until December 31, 2012 without providing an opt out. The TLGP also included a debt component under which certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and October 31, 2009 would be guaranteed by the FDIC through June 30, 2012, or in some cases, December 31, 2012.
          Regulatory Enforcement Authority
          The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) included substantial enhancement to the enforcement powers available to federal banking regulators, including the Federal Reserve Board. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.
          Dividends
          Maryland Bankcorp is a legal entity separate and distinct from Maryland Bank & Trust. Virtually all of Maryland Bankcorp’s revenue available for the payment of dividends on its common stock results from dividends paid to Maryland Bankcorp by the Bank. All such dividends are subject to limitations imposed by federal and state laws and by regulations and policies adopted by federal and state regulatory agencies. As a national association, Maryland Bank & Trust is required by federal law to obtain the approval of the OCC for the payment of dividends if the total of all dividends declared by the board of directors of the Bank in any calendar year will exceed the total of the Bank’s net income for that year and the retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock, subject to the further limitations that a national association can pay dividends only to the extent that the national association would not become “undercapitalized” as defined under federal law.
          Dividends may be further restricted if, in the opinion of the OCC, the national association or bank holding company under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice.
          Community Reinvestment Act
          The Bank is required to comply with the Community Reinvestment Act (“CRA”) regardless of its capital condition. The CRA requires that, in connection with its examinations of the Bank, the OCC evaluates the record of the Bank in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of the institution. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in, among other things, evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a “Satisfactory” rating in its latest CRA examination.
          USA Patriot Act
          The USA Patriot Act of 2001 (the “USA Patriot Act”) substantially broadened the scope of U.S. anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the Act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The U.S. Treasury has issued a number of implementing regulations that apply to various requirements of the USA Patriot Act to financial institutions such as the Bank. Those regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing.
          Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and reputational consequences for the institution. The Bank has adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and the U.S. Treasury’s regulations.
          The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulations cannot be predicted with certainty.
          Consumer Protection Laws
          Maryland Bank & Trust is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act, and various state law counterparts.

          In addition, federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, a financial institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.
          The Dodd-Frank Act transferred responsibility for the implementation of financial consumer protection laws to a new independent agency in the Federal Reserve Board. The new agency, the Consumer Financial Protection Bureau, will issue rules and regulations governing consumer financial protection. However, depository institutions of less than $10 billion in assets will continue to be examined for compliance with consumer protection laws by the prudential regulators which will also have enforcement authority.
          Effective July 1, 2010, the Electronic Fund Transfer Act prohibits financial institutions from charging consumers fees for paying overdrafts on ATMs and one-time debit card transactions, unless a consumer consents, or opts in, to the overdraft service for those types of transactions. If a consumer does not opt in, any ATM transaction or debit that overdraws the consumer’s account will be denied. Overdrafts on the payment of checks and regular electronic bill payments are not covered by this new rule. Before opting in, the consumer must be provided a notice that explains the financial institution’s overdraft services, including the fees associated with the service, and the consumer’s choices. Financial institutions must provide consumers who do not opt in with the same account terms, conditions and features (including pricing) that they provide to consumers who do opt in.
          Financial Regulatory Legislation
          The previously referenced Dodd-Frank Act contains a wide variety of provisions affecting the regulation of depository institutions in addition to those already mentioned. Those include restrictions related to mortgage originations, risk retention requirements as to securitized loans and the noted newly created consumer protection agency. The full impact of the Dodd-Frank Act on our business and operations will not be known for years until regulations implementing the statute are written and adopted. The Dodd-Frank Act may have a material impact on our operations, particularly through increased compliance costs resulting from possible future consumer and fair lending regulations.
          In addition to the Dodd-Frank Act and the regulations that will be promulgated thereunder, new regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which any new regulation or statute may affect our business.
          Insider Transactions
          The Bank is subject to the provisions of Section 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board’s regulations (collectively, “Regulation W”), which place limits on the amount of loans or extensions of credit to affiliates (including Maryland Bankcorp), investments in or certain other transactions with affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Regulation W limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the Bank, and also limits the aggregate amount of transactions with all affiliates to 20% of capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in the regulation.

          Federal law and Regulation W, among other things, prohibit an institution from engaging in certain transactions with certain affiliates (as defined in the Federal Reserve Act) unless the transactions are on terms substantially the same, or at least as favorable to such institution and/or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated entities. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards that in good faith would be offered to or would apply to non-affiliated companies. In addition, under Regulation W:
•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•	with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.
          Regulation W generally excludes all nonbank and nonsavings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates.
          The Bank is also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder (collectively “Regulation O”), which govern loans and extensions of credit to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer or a greater-than-10% stockholder of a bank as well as certain affiliated interests of any of the foregoing may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution’s unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution’s unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event not over $500,000, to directors, executive officers and greater-than-10% stockholders of a bank, and their respective affiliates, unless such loans are approved in advance by a majority of its board of directors with any “interested” director not participating in the voting. Further, Regulation O requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as those that are offered in comparable transactions to unrelated third parties unless the loans are made pursuant to a benefit or compensation program that is widely available to all employees of the bank and does not give preference to insiders over other employees. Regulation O also prohibits a depository institution from paying overdrafts over $1,000 of any of its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.
          All of the Bank’s loans to its and Maryland Bankcorp’s executive officers, directors and greater-than-10% stockholders, and affiliated interests of such persons, comply with the requirements of Regulation W and Regulation O.
          Loans to One Borrower
          As a national bank, the Bank is subject to the statutory and regulatory limits on the extension of credit to one borrower. Generally, the maximum amount of total outstanding loans that a national bank may have to any one borrower at any one time is 15% of the bank’s unimpaired capital and surplus. A national bank may lend an additional 10% on top of the 15% if the amount that exceeds 15% of the bank’s unimpaired capital and surplus is fully secured by readily marketable collateral.
          Liquidity
          The Bank is subject to the reserve requirements of the Federal Reserve Board’s Regulation D, which applies to all depository institutions with transaction accounts or non-personal time deposits. Specifically, amounts in transaction accounts above $10.7 million and up to $55.2 million must have reserves held against them in the ratio of 3 percent of the amount. Amounts above $55.2 million require reserves of $1.355 million plus 10 percent of the amount in excess of $55.2 million. The Bank is in compliance with the applicable liquidity requirements.

          Other Matters
          Federal and state law also contain a wide variety of other provisions that affect the operations of Maryland Bankcorp and the Bank, including, but not limited to, certain reporting and disclosure requirements; standards and guidelines for underwriting, account management and other aspects of lending activities; laws that prohibit discrimination; restrictions on establishing and closing branches; limitations on transactions with affiliates; restrictions on loans to insiders; and requirements relating to privacy and data security.
          Effect of Governmental Monetary Policies
          Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.
Legal Proceedings
          From time to time, Maryland Bankcorp or the Bank may be involved in litigation relating to claims arising out of its normal course of business. As of the date of this joint proxy statement/prospectus, we did not have any material pending legal matters or litigation for Maryland Bankcorp or the Bank.
MARYLAND BANKCORP — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Forward-Looking Statements
          Some of the matters discussed below include forward-looking statements. Forward-looking statements often use words such as “believe,” “expect,” “plans,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do no relate strictly to historical or current facts. Our actual results and the actual outcome of our expectations and strategies could be different from those anticipated or estimated for the reason discussed below and under the heading “Caution Regarding Forward Looking Statements.” The following discussion is intended to further your understanding of Maryland Bankcorp’s consolidated financial condition and results of operations for the periods indicated, and should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus.
Overview
          Maryland Bankcorp was organized on September 28, 2001 at the direction of the Board of Directors of Maryland Bank & Trust to acquire the stock of the Bank and to engage in such other business activities permitted by law for bank holding companies. On September 28, 2001, each outstanding share of common stock of the Bank was exchanged for one share of the common stock of Maryland Bankcorp. As a result of the exchange of shares, the stockholders of the Bank became stockholders of Maryland Bankcorp and Maryland Bankcorp became the sole stockholder of the Bank.
          The Bank was originally incorporated in 1959 under the laws of the State of Maryland, and effective August 1, 1997, became a national bank. The Bank provides a full range of banking services to individuals and corporate customers primarily in Southern Maryland.
          As we have previously discussed in this joint proxy statement/prospectus, the Bank operates under a formal written agreement with the OCC dated February 10, 2006. Pursuant to the written agreement, the Bank formally agreed to, among other things, maintain higher than normal risk-based and leverage capital minimums as follows: Tier 1 Risk-Based capital of 12%; Total Risk-Based capital of 14%; and Tier 1 leverage capital of 8%. We currently exceed these minimums and expect to exceed them in the foreseeable future. We believe the Bank is in substantial compliance with all aspects of the written agreement.

Summary of Recent Performance and Other Activities
          Year Ended December 31, 2009
          The recession of 2008 and 2009 has shaken many of the world’s financial markets and Southern Maryland was no exception to that reality. It has always been our focus to lend money to help people in Southern Maryland build homes and enable them to start and grow their businesses. As a result, much of the collateral for those types of loans is centered in real estate or associated with real estate construction and development. Lending challenges resulting from decreased values and demand for home and real estate loans presented increased credit quality issues to go along with a sudden drop in interest rates and an unprecedented increase in fees imposed on banks by the government. We responded to the increase in credit quality issues and charge offs by increasing our allowance for loan losses from $2.6 million at December 31, 2008 to $6.2 million at December 31, 2009. This increase in the allowance for loan losses contributed largely to our $3.8 million loss in 2009.
          The following events occurred during 2009:
•	Total assets grew over $43.4 million or 14.08%.

•	Gross loans grew $27.5 million or 12.42%.

•	We took a $5.7 million provision for loan losses allowing the allowance for loan losses to increase by $3.6 million from $2.6 million to $6.2 million.

•	We had charged-off loans of $2.6 million and an increase of $1.8 million in nonaccrual loans.

•	Investment portfolio grew by $20.5 million or 30.01%.

•	Total deposits grew $38.6 million or 14.78%.

•	The Bank maintained Tier 1 Risk-Based Capital, Total Risk-Based Capital and Tier 1 Leverage Capital ratios of 13.10%, 14.36% and 8.83%, respectively, at year end, exceeding the required regulatory capital minimums.

•	We obtained a line of credit of $3.5 million and a $2.0 million loan as measures to assure the protection of the Bank’s capital ratios.

•	We recorded $551,000 net gains from sales on investment securities.

•	We incurred a $552,000 increase in FDIC insurance premiums inclusive of special assessments of $264,000.
          Six-Month Period Ended June 30, 2010
          Increased credit quality issues and increased credit losses required an increase in the allowance for loan losses to $6.6 million at June 30, 2010 from $6.2 million at December 31, 2009 and $2.6 million at June 30, 2009. The provision for loan losses of $2.4 million for the six-month period ended June 30, 2010 compares to $456,000 for the six-month period ended June 30, 2009 and $5.7 million for the year ended December 31, 2009. The credit losses of $2.1 million for the six-month period ended June 30, 2010 compares to $497,000 for the six-month period ended June 30, 2009 and $2.6 million for the year ended December 31, 2009. The increase to the allowance for loan losses contributed largely to our $1.1 million net loss during the six-month period ended June 30, 2010 compared to the $192,000 net loss for the six-month period ended June 30, 2009.
          The following is an overview of key factors affecting the Bank’s results from continuing operations for the period ended June 30, 2010.
•	Net interest income before the provision for loan losses increased by $845,000 to $6.3 million for the six-month period ended June 30, 2010 as compared to $5.4 million for the same period in 2009.

•	Other operating expenses increased by $438,000 to $6.7 million for the six-month period ended June 30, 2010 as compared to $6.3 million for the same period in 2009.

•	The provision for loan losses increased by $2.0 million to $2.4 million for the six-month period ended June 30, 2010 as compared to $456,000 for the same period in 2009.

•	Other real estate owned (OREO) assets grew by $5.0 million to $6.9 million at June 30, 2010 as compared to $1.8 million at the same period in 2009.

•	The Bank maintained Tier 1 Risk-Based Capital, Total Risk-Based Capital and Tier 1 Leverage Capital ratios of 13.21%, 14.48%, and 8.49% respectively at June 30, 2010, exceeding the required regulatory capital minimums.

•	The Bank recorded $261,000 net gains from sales on investment securities for the six-month period ended June 30, 2010 as compared to $42,000 for the same period in 2009.
Results of Operations
          Net Interest Income
          2009 compared to 2008
          Net interest income before the provision for loan losses for the year ended December 31, 2009 was $11.5 million compared to $11.6 million for the year ended December 31, 2008. Net interest income to average earning assets was 3.77% for year ended December 31, 2009 compared to 4.34% for year ended December 31, 2008.
          Despite a low interest rate environment, total interest income increased to $16.5 million for the year ended December 31, 2009 compared to $16.1 million for the year ended December 31, 2008, an increase of $436,469 or 2.71%. Total interest income increased during 2009 primarily as a result of an increase in interest and fees on loans, partially offset by decreases in interest on interest bearing deposits and federal funds sold. Interest and fees on loans increased to $13.9 million in 2009 compared to $13.2 million in 2008, an increase of $649,619 or 4.91%. Interest and fees on loans increased primarily as a result of higher interest rates on and an increased volume of loans during the 2009 period. Interest income on investment securities increased $9,341 or .36%, remaining at $2.6 million during both 2009 and 2008.
          These increases were partially offset by decreases of $80,458 in interest on interest-bearing deposits and $142,033 in interest on federal funds sold during 2009 compared to 2008. These decreases were the result of lower interest rates paid on our deposits and federal funds during 2009 compared to 2008. The average interest rate on our deposits at other banks decreased to 0.39% during 2009 compared to 2.24% during 2008, and the average interest rate on federal funds sold decreased to 0.24% during 2009 compared to 2.55% during 2008.
          Interest income to average earning assets was 5.41% during the year ended December 31, 2009 compared to 6.01% for the year ended December 31, 2008.
          Total interest expense was $5.0 million during the year ended December 31, 2009 compared to $4.5 million during the year ended December 31, 2008, an increase of $555,767 or 12.44%, primarily as a result of an increase in interest paid on deposits. Interest expense on deposits grew to $4.8 million in 2009 compared to $4.3 million in 2008, an increase of $505,185 or 11.81%. This increase was primarily attributable to increased volumes in interest bearing deposits, offset by downward repricing in interest rates and the mix in deposits that helped maintain the Bank’s low cost of funds. Non-interest bearing deposits non-maturity interest bearing deposits represent 57.73% and 53.98% of all deposits at June 30, 2010 and December 31, 2009, respectively. Other interest expenses were $242,390 in 2009 compared to $191,808 in 2008, an increase of $50,582 or 26.37%. This increase was primarily a result of an increase on interest paid on demand notes partially offset by decreases in interest on federal funds purchased and capital leases.
          Interest expense to average earning assets was 1.64% during the year ended December 31, 2009 compared to 1.67% during the year ended December 31, 2008.
          The provision for loan losses increased to $5.7 million during the year ended December 31, 2009 compared to $991,262 during the year ended December 31, 2008, as a result of increased credit quality issues and charge offs. As a result of this increase and the factors discussed above, net interest income after the provision for loan losses decreased $4.8 million to $5.8 million for the year ended December 31, 2009 from $10.6 million during the year ended December 31, 2008.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Net interest income before the provision for loan losses for the six-month period ended June 30, 2010 was $6.3 million compared to $5.4 million for the six-month period ended June 30, 2009, an increase of $845,000 or 15.62%. Net interest income to average earning assets was 3.92% at June 30, 2010 compared to 3.65% at June 30, 2009.
          Despite a low interest rate environment, total interest income increased to $8.4 million for the six-month period ended June 30, 2010 compared to $8.0 million for the six-month period ended June 30, 2009, an increase of $313,000 or 3.89%. Total interest income increased during the 2010 period primarily as a result of increased interest income and fees on loans. Interest and fees on loans grew to $7.1 million for the six-month period ended June 30, 2010 compared to $6.8 million for the same period in 2009, an increase of $276,000 or 4.06%. Interest and fees on loans increased during the 2010 period primarily as a result of higher interest rates on and an increased volume of loans during the 2010 period. Interest income on investment securities and other investments increased $36,818 or 2.95% to $1.3 million for the six-month period ended June 30, 2010 compared to $1.2 million for the six-month period ended June 30, 2009, primarily as a result of an increase in interest-earning securities assets.
          Interest income to average earning assets was 5.23% for the six-month period ended June 30, 2010 compared to 5.43% for the same period in 2009.
          Total interest expense was $2.1 million for the six-month period ended June 30, 2010 compared to $2.6 million for the six-month period ended June 30, 2010, a decrease of $532,000 or 20.22%. Total interest expense decreased primarily as a result of decreased interest expense on deposits, partially offset by increases in other interest expenses. Interest expense on deposits decreased to $1.9 million for the six-month period ended June 30, 2010 compared to $2.5 million for the same period in 2009, a decrease of $590,000 or 23.59%. This decrease was mostly attributable to decreased volumes in certificates of deposit balances, which pay interest at higher rates than most deposit products, and a shift in the mix of deposits to lower interest cost products along with an overall downward repricing in interest rates. Other interest expenses increased to $187,000 for the six-month period ended June 30, 2010 compared to $129,000 in the same period of 2009, an increase of $59,000 or 45.55%. This increase was primarily attributable to our paying more interest on demand notes in the 2010 period.
          Interest expense to average earning assets was 1.32% for the six-month period ended June 30, 2010 compared to 1.78% for the same period ended June 30, 2009.

          The following tables illustrate average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances. The following table illustrates average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and related income, expense and corresponding weighted average yields and rates. The average balances used in this table and other statistical data were calculated using average daily balances.
Average Balances, Interest and Yields
(Dollars in thousands)

Twelve Months Ended December 31,	2009			2008
	Average			Average
	balance	Interest	Yield	balance	Interest	Yield

Assets:
Federal funds sold	$15,274	$36	0.24%	$6,987	$178	2.55%
Interest bearing deposits	4,562	18	0.39	4,378	98	2.24
Investment securities(1)
U.S. Treasury	1,374	48	3.49	1,341	55	4.10
U.S. government agency	15,585	544	3.49	16,387	673	4.11
Mortgage backed securities	31,473	1,238	3.93	23,503	1,027	4.37
Municipal securities	19,114	714	3.74	20,416	790	3.87
Other	1,468	58	3.95	1,215	48	3.95

Total investment securities	69,014	2,602	3.77	62,862	2,593	4.12

Loans:(1)
Commercial	24,536	1,428	5.82	20,124	1,408	7.00
Mortgage	190,270	12,040	6.33	170,788	11,397	6.67
Consumer	5,145	414	8.05	4,971	428	8.61

Total loans	219,951	13,882	6.31	195,883	13,233	6.76
Allowance for loan losses	3,114	—		2,322	—

Total loans, net of allowance	216,837	13,882		193,561	13,233

Total interest earning assets	305,687	16,538	5.41	267,788	16,102	6.01

Non-interest bearing cash	8,738			9,828
Premises and equipment	3,335			3,275
Other assets	14,642			12,704

Total assets	$332,402			$293,595

Liabilities and Stockholders’ Equity:
Interest bearing deposits
Savings	$42,647	194	0.45	$41,849	194	0.46
Money market and NOW	26,381	107	0.41	26,922	110	0.41
Other time deposits	135,681	4,480	3.30	101,735	3,972	3.90

Total interest bearing deposits	204,709	4,781	2.34	170,506	4,276	2.51
Borrowed funds	12,124	242	2.00	13,111	192	1.46

Total interest bearing liabilities	216,833	5,023	2.32	183,617	4,468	2.43
Non-interest bearing deposits	80,452			75,037

	297,285	5,023		258,654	4,468

Other liabilities	5,122			5,639
Stockholders’ equity	29,995			29,302

Total liabilities and stockholders’ equity	$332,402			$293,595

Net interest spread			3.09			3.58

Net interest income		$11,515	3.77%		$11,634	4.34%

1)	Available for sale investment securities are presented at amortized cost.

Average Balances, Interest and Yields
(Dollars in thousands)

Six Months Ended June 30,	2010			2009
	Average			Average
	balance	Interest	Yield	balance	Interest	Yield

Assets:
Federal funds sold	$8,694	$12	0.28%	$21,080	$24	0.23%
Interest bearing deposits	10,042	11	0.22	4,305	59	2.74
Investment securities(1)
U.S. Treasury	1,482	22	2.97	1,342	25	3.73
U.S. government agency	14,838	226	3.05	14,184	270	3.81
Mortgage backed securities	41,107	686	3.34	23,956	492	4.11
Municipal securities	17,090	299	3.50	18,743	352	3.76

Other	1,315	28	4.26	1,293	25	3.87

Total investment securities	75,832	1,261	3.33	59,518	1,164	3.91

Loans:
Commercial	22,146	636	5.74	24,589	711	5.78
Mortgage	202,987	6,225	6.13	183,872	5,874	6.39
Consumer	5,151	207	8.04	4,991	207	8.29

Total loans	230,284	7,068	6.14	213,452	6,792	6.36

Allowance for loan losses	5,670	—		2,393	—

Total loans, net of allowance	224,614	7,068		211,059	6,792

Total interest earning assets	319,182	8,352	5.23	295,962	8,039	5.43

Non-interest bearing cash	8,789			9,179
Premises and equipment	3,383			3,303

Other assets	20,910			14,020

Total assets	$352,264			$322,464

Liabilities and Stockholders’ Equity:
Interest bearing deposits
Savings	$46,004	105	0.46	$41,886	94	0.45
Money market and NOW	31,315	62	0.40	25,573	54	0.42
Other time deposits	135,316	1,745	2.58	133,433	2,354	3.53

Total interest bearing deposits	212,635	1,912	1.80	200,892	2,502	2.49
Borrowed funds	14,954	187	2.50	11,596	129	2.22

Total interest bearing liabilities	227,589	2,099	1.84	212,488	2,631	2.48
Non-interest bearing deposits	89,300			74,714

	316,889	2,099		287,202	2,631

Other liabilities	5,115			5,580

Stockholders’ equity	30,260			29,682

Total liabilities and stockholders’ equity	$352,264			$322,464

Net interest spread			3.39			2.96

Net interest income		$6,253	3.92		$5,408	3.65

1)	Available for sale investment securities are presented at amortized cost.

The following table describes the impact on our interest income and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest income due to both volume and rate is reported with the rate variance.
Rate/Volume Variance Analysis

	Six Months Ended June 30,			Twelve Months Ended December 31,
	2010 compared to 2009			2009 compared to 2008
	Variance due to:			Variance due to:
	Total	Rate	Volume	Total	Rate	Volume
Interest earning assets:
Federal funds sold	$(12)	$7	$(19)	$(142)	$(245)	$103
Interest bearing deposits	(48)	23	(71)	(80)	(84)	4
Investment Securities
U.S. Treasury	(3)	(7)	4	(6)	(7)	1
U.S. government agency	(44)	(62)	18	(129)	(97)	(32)
Mortgage backed securities	194	(176)	370	211	(110)	321
Municipal securities	(53)	(32)	(21)	(76)	(27)	(49)
Other	3	3	—	10	—	10
Loans:
Commercial	(76)	(9)	(67)	20	(259)	279
Mortgage	352	(379)	731	642	(611)	1,253
Consumer	—	(9)	9	(14)	(29)	15

Total interest revenue	313	(641)	954	436	(1,469)	1,905

Interest bearing liabilities:
Savings	11	3	8	—	(4)	4
Money market and NOW	8	(6)	14	(3)	(1)	(2)
Other time deposits	(609)	(658)	49	508	(678)	1,186
Borrowed funds	58	27	31	50	(295)	345

Total interest expense	(532)	(634)	102	555	(978)	1,533

Net interest income	$845	$(7)	$852	$(119)	$(491)	$372

          Asset Quality, Provision for Loan Losses and Allowance for Loan Losses
          Originating loans involves a degree of risk that credit losses will occur in varying amounts according to, among other factors, the composition and risk of the loan portfolio, volume trends, the credit-worthiness of the borrower over the term of the loans, the quality of the collateral for the loan, if any, as well as general economic conditions. We charge the provision for loan losses to earnings to maintain the allowance for loan losses at a level considered by management to represent its best estimate of the losses known and inherent in the portfolio that are both probable and reasonable to estimate, based on, among other factors, prior loss experience, volume and type of lending conducted, estimated value of any underlying collateral, economic conditions, regulatory guidance, peer statistics, management’s judgment, delinquencies, charge off experience and concentrations of risk (if any). We charge recognized loan losses to the allowance for loan losses when we believe that collection of loan principal is unlikely and add back recoveries on loans previously written off to the allowance for loan losses.

          Accounting principles generally accepted in the United States of America require that the impairment of loans that have been separately identified for evaluation be measured based on the present value of expected future cash flow or, alternatively, the observable market price of the loans or the fair value of the collateral. For those loans that are collateral dependent (that is, if repayment of the loan is expected to be provided solely by the underlying collateral) and for which the Bank has determined foreclosure is probable, the measure of impairment of those loans is based on the fair value of the collateral.
          2009 compared to 2008
          Nonaccrual loans increased in the reporting period by $1.8 million or 22.78% and amounted to $9.7 million and $7.9 million at December 31, 2009 and 2008, respectively. Loss of income from nonaccrual loans approximated $684,000 and $310,000 for the years ended December 31, 2009 and 2008, respectively. Accruing loans, which were 90 days or more past due, totaled $274,000 and $0 as of December 31, 2009 and 2008, respectively.
          The provision for loan losses was $5,669,565 for the year ended December 31, 2009 compared to $991,262 for the year ended December 31, 2008. The increase in the allowance for loan losses was necessary primarily to meet the challenges of increased credit quality issues of our loan customers brought about largely by the weak economy as well as other factors.
          The allowance for loan losses was $6.2 million or approximately 2.66% of total loans at December 31, 2009 compared to $2.6 million or approximately 1.20% at December 31, 2008. Total loans charged off were $2.6 million in the 2009 period compared to $1.1 million in the 2008 period. Total recoveries were $515,034 in the 2009 period compared to $121,672 in the 2008 period.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Nonaccrual loans at the six-month period ended June 30, 2010 amounted to $11.2 million compared to $8.3 million at June 30, 2009 and $9.7 million at December 31, 2009. Accruing loans, which were 90 days or more past due, totaled $526,000 at June 30, 2010 compared to $0 at June 30, 2009 and $274,000 at December 31, 2009.
          The provision for loan losses was $2.4 million for the six-month period ended June 30, 2010 compared to $456,000 for the six-month period ended June 30, 2009. The increase in the allowance for loan losses was necessary primarily to meet the challenges of increased credit quality issues of our loan customers brought about largely by the weak economy as well as other factors.
          The allowance for loan losses was $6.6 million or approximately 2.89% of total loans at June 30, 2010 compared to $2.6 million or approximately 1.20% at June 30, 2009 and 2.66% at December 31, 2009. Total loans charged off were $2.1 million for the six-month period ended June 30, 2010 compared to $497,000 for the same period in 2009. Total recoveries were $62,000 in the 2010 period compared to $51,000 in the 2009 period.
          Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process and independent consultants engaged by the Bank, periodically review the Bank’s allowance for loan losses. Such reviews may require additions to the allowance for loan losses based on their analysis of the information available to them at the time of their examination.

          The following table provides an analysis of the allowance for loan losses for the periods indicated:
Allowance for Loan Losses
(Dollars in thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2010	2009	2009

Balance, beginning of period	$6,191	$2,590	$2,590
Provision for loan losses	2,435	456	5,669

Chargeoffs:
Commercial	(2,047)	(375)	—
Mortgage	(48)	—	(2,583)
Consumer	(39)	(122)	—

Total chargeoffs	(2,134)	(497)	(2,583)
Recoveries:
Commercial	45	23
Mortgage	—		515
Consumer	17	28	—

Total recoveries	62	51	515

Net (chargeoffs) recoveries	(2,072)	(446)	(2,068)

Balance, end of period	$6,554	$2,600	$6,191

Ratio of allowance for loan losses to:
Total gross loans	2.89%	1.20%	2.66%
Non-accrual loans	58.50%	31.48%	63.67%
Ratio of net-chargeoffs during period to average total loans during period	1.800%	0.418%	0.940%
The following table provides a breakdown of the allowance for loan losses:
Allocation of Allowance for Loan Losses
(Dollars in thousands)

	June 30,				December 31,
	2010		2009		2009
		% of Loans		% of Loans		% of Loans
		in Each		in Each		in Each
	Amount	Category	Amount	Category	Amount	Category

Consumer & others	$156	2.38%	$188	7.23%	$153	2.47%
Mortgage	6,026	91.94	1,949	74.96	5,330	86.09
Commercial	372	5.68	463	17.81	708	11.44

Total	$6,554	100.00%	$2,600	100.00%	$6,191	100.00%

          Other Operating Income
          Other operating income consists of services charges on deposit accounts, other fees, commissions and miscellaneous income, and net gains on sales or calls of investment securities.
          2009 compared to 2008
          Total other operating income was $2.3 million in the year ended December 31, 2009 compared to $1.9 million in the year ended December 31, 2008. This increase is primarily a result of an increase in net gains on sales or calls in the amount of $439,491 in the 2009 period over the 2008 period as a result of taking advantage of net gains on sales opportunities while helping to protect the Bank’s risk-based capital ratio levels.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Total other operating income was $1.1 million for the six-month period ended June 30, 2010 compared to $877,000 for the same period in 2009, an increase of $180,000 or 20.55%. This increase includes an increase in net gains on sales and calls in the amount of $219,000 for the six-month period ended June 30, 2010 compared to the same period in 2009 as a result of taking advantage of net gains on sales opportunities while helping to protect the Bank’s risk-based capital ratio levels.
          Other Operating Expenses
          Other operating expenses consist of salaries and employee benefits, occupancy and equipment, and other expenses such as data processing expenses and FDIC insurance expenses.
          2009 compared to 2008
          Total other operating expenses were $13.1 million for the year ended December 31, 2009 compared to $12.4 million for the year ended December 31, 2008, an increase of $690,000 or 5.55%. This increase was a result of increases in salaries and employee benefits and other expenses partially offset by a decrease in occupancy and equipment expenses. Salaries and employee benefits increased $170,303 or 2.49%, primarily as a result of employee insurance costs and costs relating to ASC 310-20 “Receivables — Nonrefundable Fees and Other” increasing $163,278 and $240,949, respectively, partially offset by a $519,576 reduction in salaries and payroll tax expenses as a result of staff reductions. Occupancy and equipment expenses decreased $201,050 to $1.8 million in 2009 compared to $2.0 million in 2008 primarily as a result of reduced depreciation and repair expenses. Other expenses increased to $4.3 million in 2009 compared to $3.6 million in 2008, an increase of $720,765 or 20.19%, primarily as a result of increased foreclosure expenses of $140,271 on OREO properties and increased FDIC insurance premiums of $552,000 during 2009 compared to 2008.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          Total other operating expenses were $6.7 million for the six-month period ended June 30, 2010 compared to $6.3 million for the six-month period ended June 30, 2009, an increase of $438,000 or 6.96%. This increase is primarily attributable to increased losses on foreclosure expenses of $415,000 during the 2010 period compared to the 2009 period.
          (Loss) Income before Income Taxes
          2009 compared to 2008
          For the year ended December 31, 2009 we had a loss before income taxes of $4,996,013 compared to income before taxes of $90,834 for the year ended December 31, 2008.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          For the six-month period ended June 30, 2010 we had a loss before income taxes of $1,860,109 compared to a loss before income taxes of $467,655 for the same period in 2009.

          Income Tax Benefit
          2009 compared to 2008
          For the year ended December 31, 2009 we had an income tax benefit of $1,164,236 compared to an income tax benefit of $245,181 for the year ended December 31, 2008.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          For the six-month period ended June 30, 2010 we had an income tax benefit of $722,692 compared to an income tax benefit of $275,157 for the same period in 2009.
          Net (Loss) Income
          2009 compared to 2008
          For the year ended December 31, 2009 we had a net loss of $3,831,777 compared to net income of $336,015 for the year ended December 31, 2008. The basic and diluted earnings per share of common stock were $(5.93) and $.52 per share for the years ended December 31, 2009 and December 31, 2008, respectively.
          Six months ended June 30, 2010 compared to six months ended June 30, 2009
          For the six-month period ended June 30, 2010 we had a net loss of $1,137,417 compared to a net loss of $192,498 for the six-month period ended June 30, 2009.
Analysis of Financial Condition
          Investment Securities
          Our investment portfolio consists primarily of time deposits in other banks, investment grade securities including U. S. Treasury securities, obligations of U. S. government agencies, obligations of states and political subdivisions, mortgage backed securities, and certain equity securities, including Federal Reserve Bank stock, Federal Home Loan Bank stock, and Atlantic Central Bankers Bank stock. We have prudently managed our investment portfolio to maintain liquidity and safety. The portfolio provides a source of liquidity, collateral for borrowings and pledging as well as a means of diversifying our earning asset portfolio. While we generally intend to hold the investment securities until maturity, we classify all of the investment securities as available for sale. We account for investment securities so classified at fair value and report the unrealized appreciation and depreciation as a separate component of stockholders equity, net of income tax effects. We account for investment securities classified in the held to maturity category at amortized cost. Although we will occasionally sell a security, generally, we invest in securities for the yield they produce and not to profit from trading the securities. There are no trading securities in the portfolio.
          2009 compared to 2008
          The investment portfolio at December 31, 2009 amounted to $88.8 million, an increase of $20.5 million, or 30.01%, from the December 31, 2008 amount of $68.3 million. All our investment securities were classified as available for sale at December 31, 2009. At December 31, 2009 investment securities having an amortized cost of $24.0 million were pledged as collateral for deposit and customer sweep accounts (short term borrowings) compared to $22.6 million at December 31, 2008. We have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we expect to hold them until maturity. We have no intent or plan to sell these securities, it is not likely that we will have to sell these securities and we have not identified any portion of the loss that is a result of credit deterioration in the issuer of the security. As the maturity date moves closer and/or interest rates decline, the unrealized losses in the portfolio will decline or dissipate.
          Six-month period ended June 30, 2010
          The investment portfolio at June 30, 2010 amounted to $85.1 million, a decrease of $3.7 million, or 4.3%, from $88.8 million at December 31, 2009. All investment securities were classified as available for sale at June 30, 2010. At June 30, 2010, investment securities having an amortized cost of $25.9 million were pledged as collateral for deposit and customer sweep accounts (short term borrowings) compared to $22.8 million at June 30, 2009 and $24.0 million at December 31, 2009. We have evaluated securities with unrealized losses for an extended period of time and determined that these losses are temporary because, at this point in time, we expect to hold them until maturity. We have no intent or plan to sell these securities, it is not likely that we will have to sell these securities and we have not identified any portion of the loss that is a result of credit deterioration in the issuer of the security. As the maturity date moves closer and/or interest rates decline, the unrealized losses in the portfolio will decline or dissipate.
          The following table shows the maturities for the securities portfolio at December 31, 2009:
Fair Value, Amortized Cost and Weighted Average Yield
(Dollars in thousands)

	Available for Sale
	Amortized	Fair	Weighted Average
December 31, 2009	Cost	Value	Yield

Maturing
Less than 3 months	$3,316	$3,322	3.45%
Over 3 months through 1 year	9,948	9,997	3.46%
Over one to five years	34,805	35,333	3.46%
Over five to ten years	18,096	18,151	4.06%
Over ten years	10,732	10,748	4.15%

	$76,897	$77,551

Pledged Securities	$24,057	$24,348

          The following table shows the maturities for the securities portfolio at December 31, 2009:
          Loan Portfolio
          Commercial loans, construction loans and loans secured by real estate comprise the majority of our loan portfolio. The Bank’s loan customers are generally located in the Southern Maryland region.
          2009 compared to 2008
          The loan portfolio, net of the allowance for loan losses and deferred loan fees, increased $13.7 million or 6.45% to $226.2 million at December 31, 2009 from $212.5 million at December 31, 2008. Construction loans increased $3.3 million (21.15%), mortgage loans increased $28.6 million (16.93%), commercial loans decreased $4.7 million (14.69%), and consumer loans increased $300,000 (6.00%) from their respective balances at December 31 ¸ 2008. We saw loan and deposit growth generated throughout our market area. We have reinvested over $52 million in new loans back into our market area in 2009. We continue to take great pride in our community reinvestment activity while focusing on the success of businesses and individuals working and living in Southern Maryland.
          Six-month period ended June 30, 2010
          The loan portfolio, net of the allowance for loan losses and deferred loan fees, decreased $5.8 million or 2.58% to $220.4 million at June 30, 2010 from $226.2 million at December 31, 2009. The decrease in loans from December 31, 2009 resulted from normal run-off, a low loan demand and the sale of approximately $4 million in participations back to Atlantic Central Bankers Bank to help protect the Bank’s risked-based capital ratios.

          The following table summarizes the composition of the loan portfolio by dollar amount and percentages:
Loan Portfolio
(Dollars in thousands)

December 31,	2009		2008

Real Estate
Commercial	$72,381	31.29%	$64,554	30.15%
Construction	36,178	15.64	27,743	12.96
Residential	82,180	35.53	80,462	37.59
Commercial	35,322	15.27	36,380	16.99
Consumer	5,248	2.27	4,941	2.31

	231,309	100.00%	214,080	100.00%

Allowance for loan losses	(6,191)		(2,590)
Deferred loan costs, net	1,086		1,015

	$226,204		$212,505

          The following table presents the maturities or re-pricing periods of selected loans outstanding at December 31, 2009:

	Loan Maturity Distribution at December 31, 2009
	1 year or less	1-5 years	After 5 years	Total
		(Dollars in thousands)
Real Estate
Commercial	$7,713	$14,633	$50,035	$72,381
Construction	13,541	12,133	10,504	36,178
Residential	8,094	10,342	63,744	82,180
Commercial	11,179	5,078	19,065	35,322
Consumer	1,749	2,763	736	5,248

Total Loans	$42,276	$44,949	$144,084	$231,309

Fixed Rates	$38,670	$36,017	$83,532	$158,219
Variable Rates	3,606	8,932	60,552	73,090

Total Loans	$42,276	$44,949	$144,084	$231,309

          Allowance for Loan Losses
          Please refer to matters as previously discussed in “— Results of Operations — Asset Quality, Provision for Loan Losses and Allowance for Loan Losses.”
          2009 compared to 2008
          The allowance for loan losses represented approximately 2.66% of total loans outstanding at December 31, 2009 compared approximately 1.20% of total loans outstanding at December 31, 2008.
          Six-month period ended June 30, 2010
          The allowance for loan losses represented approximately 2.89% of total loans outstanding at June 30, 2010 compared to 2.66% of total loans outstanding at December 31, 2009.

          Other Real Estate Owned
          Other real estate owned (OREO) represents property acquired through, or in lieu of, loan foreclosure and is initially recorded at fair value less estimated costs to dispose at the date of foreclosure. After foreclosure, valuations are periodically performed and the real estate is carried at the lower of (1) cost or (2) fair value based on an appraised value minus estimated costs to dispose. Adjustments are subsequently made to mark the property below this amount if circumstances warrant. At the date of acquisition, losses arising from foreclosure transactions are charged against the allowance for loan losses. Costs to maintain real estate owned and any subsequent gains or losses are included in the Bank’s consolidated Statements of Operations.
          2009 compared to 2008
          The total OREO balance at December 31, 2009 was $1.9 million compared to $1.7 million at December 31, 2008. During 2009, the Bank foreclosed on four real estate properties originating from three borrowers. The outstanding principal balances of the loans totaled $3.2 million at the time of their foreclosures. The Bank charged $1.4 million to reduce the carrying value of the OREO to their approximate fair values less costs to sell. Also during 2009, the Bank sold two of its foreclosed assets for $1.7 million. There were no gains or losses on these sales. As of December 31, 2009 the Bank is pursuing opportunities to market the remaining foreclosed collateral for sale.
          Six-month period ended June 30, 2010
          The total OREO balance at June 30, 2010 was $6.9 million compared to $1.9 million at December 31, 2009. In February 2010, the Bank foreclosed on a participatory commercial real estate loan that had been classified as impaired as of December 31, 2009. The Bank’s portion of the loan had a balance of $4.4 million as of December 31, 2009 with a specific reserve of $1.5 million. The Bank charged off $1.5 million and recorded OREO in the amount of $4.3 million in the first quarter 2010. The Bank is pursuing opportunities to market all of the foreclosed collateral for sale.

The table below presents a breakdown of the non-performing loans and accruing past due loans at December 31, 2009 and 2008.
Non- Perfoming Assets andPast Due Loans
(Dollars in thousands)

Year Ended December 31,	2009			2008
	# of	Account	Interest Not	# of	Account	Interest Not
	Borrowers	Balance	Accrued	Borrowers	Balance	Accrued
Real Estate
Commercial	8	$7,867	$622	—	$—	$—
Construction	—	—	—	—	—	—
Residential	2	573	23	5	6,343	282
Commercial	7	480	39	3	400	28
Consumer	—	—	—	—	—	—
Other real estate owned	4	1,939	—	—	1,726	—

Total non-performing assets	21	$10,859	$684	8	$8,469	$310

Non-performing assets as a percentage of:
Total gross loans		4.67%			3.94%
Total assets		3.11%			2.74%

Accruing past due loans:
30-89 days past due	31	$4,785		32	$8,597
90 or more days past due	7	275		—	—

Total accruing past due loans	38	$5,060		32	$8,597

Ratio of accruing past due loans to total loans:
30-89 days past due		2.06%			4.00%
90 or more days past due		0.12			—

Total accruing past due loans		2.18%			4.00%

          The table below presents a breakdown of the non-performing loans, other real estate owned and accruing past due loans at June 30, 2010 and December 31, 2009.
Non-Performing Assets and Past Due Loans
(Dollars in thousands)

	June 30, 2010			December 31, 2009
	# of		Interest Not	# of	Account	Interest Not
	Borrowers	Balance	Accrued	Borrowers	Balance	Accrued

Real Estate
Commercial	13	$10,972	$964	8	$7,867	$622
Construction	—	—	—	—	—	—
Residential	1	103	3	2	573	23
Commercial	2	127	8	7	480	39
Consumer	—	—	—	—	—	—
Other real estate owned	4	6,852	—	4	1,939	—

Total non-performing assets	20	$18,054	$975	21	$10,859	$684

Non-performing assets as a percentage of total assets		5.19%			4.67%
Non-performing loans as a percentage of total gross loans		7.96%			3.11%

Accruing past due loans:
30-89 days past due	29	$2,122		31	$4,785
90 or more days past due	2	526		7	275

Total accruing past due loans	31	$2,648		38	$5,060

Ratio of accruing past due loans to total loans:
30-89 days past due		0.94%			2.06%
90 or more days past due		0.24			0.12

Total accruing past due loans		1.18%			2.18%

          Deposits
          We seek deposits within our market area by paying competitive interest rates, offering high quality customer service and using technology to deliver deposit services effectively.
          2009 compared to 2008
          At December 31, 2009, deposits had grown to $299.8 million, a $38.6 million or 14.78% increase over the December 31, 2008 level of $261.2 million. Non-interest bearing deposits increased $12.1 million (15.61%) over the period to $89.6 million from $77.5 million. Interest bearing deposits increased $26.5 million (14.43%) over the same period to $210.2 million from $183.7 million. Non-maturity interest bearing deposits contributed $9.0 million (34.03%) to the interest bearing deposits increase while certificates of deposit (time deposits) contributed $17.5 million (65.97%). The Bank’s deposit mix primarily continues to be a positive, meaning approximately two-thirds of the deposit base is at low cost funding. The core deposit base and low cost of funds continue to reflect a favorable benefit to the Bank. Our deposit products, pricing strategies, and customer satisfaction and loyalty also continue to contribute to our deposit base.
          Six-month period ended June 30, 2010
          At June 30, 2010, the deposits had grown to $297.0 million, a $2.8 million or 0.93% decrease from the December 31, 2009 level of $299.8 million. Although the level of deposits at June 30, 2010 compares similarly to the December 31, 2009 level, the Bank’s core deposits increased by $7.0 million or 2.87% to $249.2 million from $242.2 million at December 31, 2009. As mentioned previously, certain deposits, such as matured large non-core certificates of deposits balances, shifted to non-maturity deposits in the six-month period ended June 30, 2010 benefiting interest expense costs. The Bank’s deposit mix primarily continues to be a positive, meaning approximately two-thirds of the deposit base is at low cost funding. The core deposit base and low cost of funds continue to reflect a favorable benefit to the Bank. Our deposit products, pricing strategies and customer satisfaction and loyalty also continue to contribute to our deposit base.
          The following is a summary of the maturity distribution of certificates of deposit as of December 31, 2009:
Certificate of Deposit Maturity Distribution
December 31, 2009

	Three	Three
	Months or	Months to	Over
	Less	Twelve Months	Twelve Months	Total
	(Dollars in thousands)
Certificates of deposit
Less than $100,000	$10,621	$45,239	$26,230	$82,090
Greater than or equal to $100,000	3,081	29,933	22,857	55,871

Total	$13,702	$75,172	$49,087	$137,961

          Borrowings
          The Bank has available lines of credit, including overnight federal funds from its correspondent banks totaling $40.6 million as of June 30, 2010 and $38.6 million as of December 31, 2009. The Bank had an unused secured line of credit from the Federal Home Loan Bank of Atlanta (FHLB) of $25.6 million, an unused secured line of credit from M & T Bank of $10.0 million and an unused unsecured line of credit from the Atlantic Central Bankers Bank of $5.0 million as of June 30, 2010. No such borrowings were outstanding at June 30, 2010 or 2009 or at December 31, 2009.
          Other short-term borrowings consist of short-term funds the Bank offers its commercial customers in overnight repurchase agreements which are obligations to the Bank’s cash management or sweep account funds. As of June 30, 2010 and December 31, 2009, other short-term borrowings were $14.8 million and $15.1 million, respectively.
          On December 15, 2008, we received a $2.0 million unsecured loan from an affiliated stockholder. The loan is for five years with a maturity date of December 15, 2013 at which time a “balloon payment’ of the entire indebtedness then remaining unpaid is required. The rate of interest is equal to 7.00% with interest payable semi-annually. Interest expense for the six-month period ended June 30, 2010 and the year ended December 31, 2009 was $68,970 and $140,365, respectively. The loan is current at June 30, 2010.
          On December 30, 2009, we obtained a line of credit note of $3.5 million from Atlantic Central Bankers Bank. This line of credit is secured by capital stock of the Bank and accrues interest equal to the greater of 4.75% or the prime rate charged by large commercial banks as reported in the Wall Street Journal. Monthly payments of interest only commence on February 1, 2011 and the principal balance matures on December 30, 2011, with the option to extend an additional year. As of June 30, 2010 and December 31, 2010 the amount drawn on the line of credit was $3.2 million. The loan is current at June 30, 2010.
          The purpose of the two abovementioned loans by Maryland Bankcorp was to provide funds for capital infusion into the Bank in order to protect the Bank’s required risk-based and leverage capital ratios minimums under the Bank’s Formal Agreement with the OCC as described in “— Overview.”
          Capital
          As previously discussed in “— Overview,” the Bank operates under a formal written agreement with the OCC signed on February 10, 2006 in which the Bank formally agreed to among other things, to maintain higher than normal risk-based and leverage capital minimums. The minimum ratios required are as follows: Tier 1 Risk-Based Capital of 12.00%; Total Risk-Based Capital of 14.00%; and Tier 1 Leverage Capital of 8.00%. The actual respective ratios as of December 31, 2009 were 13.10%, 14.36% and 8.83%, and 13.76%, 14.97% and 9.81% as of December 31, 2008. We currently exceed these minimum ratios and expect to continue to exceed them in the foreseeable future.
          At a special stockholders’ meeting held on December 3, 2008, our stockholders approved our Amended and Restated Articles of Incorporation to authorize 5,000,000 shares of preferred stock, par value $0.01 per share, and to eliminate preemptive rights for holders of the preferred stock. The primary objective in establishing a class of preferred stock was to provide maximum flexibility with respect to a future financing transaction, including, but not limited to, the preparation for the possible participation in the Capital Purchase Program (CPP) established by the U.S. Treasury Department pursuant to the Emergency Economic Stabilization Act of 2008. We initially filed an application to participate in the CPP but subsequently withdrew the application due to the emergence of details of the program. As of June 30, 2010, and December 31, 2009 and 2008, there were no shares of preferred stock issued or outstanding.
          2009 compared to 2008
          Our stockholders’ equity amounted to $26.1 million at December 31, 2009 and $29.3 million at December 31, 2008. Stockholders’ equity decreased by $3.2 million during such twelve month period primarily because of the $3.8 million net loss and the $670,000 change in unrealized gain on securities, net of tax. We did not pay a common stock cash dividend in 2009 compared to a $259,000, or a $.40 per share, cash dividend paid in 2008.
          Six-month period ended June 30, 2010
          Our stockholders’ equity amounted to $25.2 million at June 30, 2010 compared to $26.1 million at December 31, 2009. Stockholders’ equity decreased by $886,000 during the six-month period ending June 30, 2010 primarily because of the $1.1 million net loss and the $251,000 change in accumulated other comprehensive income, net of tax. We did not pay a common stock cash dividend in the six-month period ended June 30, 2010 or in the year ended December 31, 2009.

          The following table shows Maryland Bankcorp’s regulatory capital ratios and the minimum capital ratios currently required by its banking regulator.
(Dollars in thousands)

December 31,	2009	2008

Tier 1 Capital
Preferred and common stock	$8,876	$6,466
Additional paid-in capital	8,876	6,466
Retained earnings	12,757	16,481
Less: disallowed assets	—	—

Total Tier 1 Capital	$30,509	$29,413

Tier 2 Capital:
Allowance for loan losses	2,952	2,590

Total Risk Based Capital	$33,461	$32,003

Risk weighted assets	$277,989	$213,757

			Regulatory
			Minimum
Capital Ratios:
Tier 1 risk based capital ratio	13.1%	13.8%	12.00%
Total risk based capital ratio	14.4%	15.0%	14.00%
Leverage ratio	8.8%	9.8%	8.00%
          Return on Average Assets and Average Equity
          The ratio of net income to average equity and average assets and certain other ratios are as follows:

	December 31,
	2009	2008
	(Dollars in thousands)
Average total assets	$332,293	$293,570
Average equity	29,142	29,339
Net loss attributable to Maryland Bankcorp, Inc.	(3,832)	336
Cash dividends declared on common stock	0	259
Dividend payout ratio for period	0.00%	76.98%
Return on average assets	(1.15)%	0.11%
Return on average equity	(13.16)%	1.15%
Average stockholders’ equity to average total assets	8.77%	9.99%

          Contractual Obligations
          The following table presents, as of December 31, 2009, significant fixed and determinable contractual obligations to third parties by payment date.
Contractual Obligations
(Dollars in thousands)
As of December 31, 2009

	Within	One to	Three to	Over
	one year	three years	five years	five years	Total
Noninterest-bearing deposits	$89,578	$—	$—	$—	$89,578
Interest-bearing deposits	160,358	46,110	3,710	—	210,178
Short-term borrowings	15,056	—	—	—	15,056
Long-term borrowings	—	—	—	—	—
Line of Credit/Due to Affiliate	—	3,168	2,000	—	5,168
Capital lease	48	12	—	—	60
Operating leases	558	1,053	916	2,083	4,610

Total	$265,598	$50,343	$6,626	$2,083	$324,650

          Financial Instruments with Off-Balance Sheet Risk
          The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include mortgage loan commitments, unfunded construction loans, undisbursed lines of credit, unused lines of credit related to check loans, and standby letters of credit. These instruments involve, to varying degrees, elements of credit, liquidity and interest rate risk in excess of the amount recognized in the balance sheet. These commitments do not represent unusual risk and the Bank does not anticipate any losses which would have material effect on it.
          2009 compared to 2008
          The Bank had $27.7 million in commitments to extend credit and available credit lines and $2.7 million in standby letters of credit at December 31, 2009 compared to $28.9 million and $1.7 million respectively at December 31, 2008.
          Six-month period ended June 30, 2010
          The Bank had $28.4 million in commitments to extend credit and available credit lines and $3.1 million in standby letters of credit at June 30, 2010 compared to $27.7 million and $2.7 million respectively at December 31, 2009.
Liquidity Management and Interest Rate Sensitivity
          The Asset/Liability Committee (ALCO) of the board of directors oversees the review of liquidity management and interest rate sensitivity.
          A principal objective of the Bank’s Asset/Liability Management Policy is to ensure the availability of sufficient cash flow to meet all financial commitments and to capitalize on opportunities for business expansion. Our liquidity management addresses our need to maintain adequate liquidity to fund asset growth and deposit runoff. Liquidity is managed on a daily basis enabling the Bank to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. Primary sources of liquidity include funding available from growth of its existing deposit base, new deposits, and cash flow from the investment and loan portfolios. We have credit lines secured and unsecured available from correspondent banks (including the FHLB), totaling $40.4 million. Additionally, we may borrow funds from the Federal Reserve Bank of

Richmond. The ALCO believes it has the necessary reporting and sources in place to determine liquidity needs and that it has sufficient liquidity to meet its loan commitments as well as fluctuations in deposit. The Bank is not aware of any demands, trends commitments, or event that would result in the Bank’s inability to meet anticipated or unexpected liquidity needs.
          The goal of interest rate sensitivity management is to avoid fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. The Bank’s interest rate sensitivity, or its “gap position,” within one year (or short term) has a positive gap which suggests that the net yield on interest earning assets may increase during periods of rising interest rates. The tool the Bank uses to evaluate interest rate risk is a computer simulation model that assesses the impact of changes in interest rates on net interest income and net income under various interest rate forecasts and scenarios. The ALCO has set acceptable limits of risk within its Asset/Liability Management Policy and monitors the results of the simulations against these limits quarterly. The ALCO monitors interest rate risk as a regular part of the Bank management with the intention of maintaining a stable net interest margin and net economic value. Management makes adjustments to the mix of assets and liabilities periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.
WHERE YOU CAN FIND MORE INFORMATION
          Old Line Bancshares files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Further, Old Line Bancshares makes available, free of charge through its website, http://www.oldlinebank.com, Old Line Bancshares reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC.
          Old Line Bancshares has filed a registration statement on Form S-4 to register with the SEC the shares of Old Line Bancshares common stock that Maryland Bankcorp stockholders will receive in the merger. This joint proxy statement/prospectus is part of the registration statement of Old Line Bancshares on Form S-4 and is a prospectus of Old Line Bancshares and a proxy statement of Old Line Bancshares and Maryland Bankcorp for the Old Line Bancshares and Maryland Bankcorp special meetings, respectively.
          Neither Old Line Bancshares nor Maryland Bankcorp has authorized anyone to give any information or make any representation about the merger or the special meetings that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this proxy joint statement/prospectus with respect to Old Line Bancshares was provided by Old Line Bancshares, and the information contained in this joint proxy statement/prospectus with respect to Maryland Bankcorp was provided by Maryland Bankcorp. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET AND
STATEMENT OF INCOME
     The following unaudited pro forma condensed combined balance sheet at June 30, 2010 and unaudited pro forma condensed combined statements of income for the six months ended June 30, 2010 and twelve months ended December 31, 2009 illustrate the effect of the proposed merger. We have based the unaudited pro forma condensed combined financial statements on the unaudited consolidated balance sheet and consolidated statements of income of Old Line Bancshares and Maryland Bankcorp for the six months ended June 30, 2010 and twelve months ended December 31, 2009.
     As required by FASB ASC Topic 805-Business combinations, we have used the acquisition method of accounting and adjusted the acquired assets and liabilities of Maryland Bankcorp to fair value as of the balance sheet date. Under this method, we will record Maryland Bankcorp’s assets and liabilities as of the date of the acquisition at their respective fair values and add them to those of Old Line Bancshares. We will record in goodwill any difference between the purchase price for Maryland Bankcorp and the fair value of the identifiable net assets acquired (including core deposit intangibles). We will not expense the amortization of the goodwill that results from the acquisition, if any, but will review it for impairment at least annually. To the extent there is an impairment of the goodwill, we will expense the impairment. We will amortize to expense core deposit and other intangibles with definite useful lives that we record in conjunction with the merger. Financial statements that Old Line Bancshares issues after the acquisition will reflect the results attributable to the acquired operations of Maryland Bankcorp beginning on the date of completion of the acquisition.
     In connection with the acquisition, Old Line Bancshares and Maryland Bankcorp are currently working to further develop their preliminary plans to consolidate their operations. During the next several months, we expect to refine the specific details. We are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies. We will record cost associated with such decisions and any other merger related costs as incurred and have not included them in the pro forma adjustments to the pro form consolidated statements of income. We anticipate that we can reduce consolidated operating expenses by 25% to 35%. We have not included these savings in the pro forma consolidated statements of income and there are no assurances that we will realize these reductions.
     We have provided the unaudited pro forma information for information purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that we would have achieved had we consummated the merger on the dates or at the beginning of the periods presented, and it is not necessarily indicative of future results. You should read the unaudited pro forma financial information in conjunction with notes thereto and the audited and unaudited consolidated financial statements and the notes thereto of Old Line Bancshares and Maryland Bankcorp contained in this joint proxy statement/prospectus.
     The unaudited pro forma stockholders’ equity and net income derived from the above assumptions are qualified by the statements set forth under this caption and you should not consider them indicative of the market value of Old Line Bancshares’ common stock, its financial condition or the actual or future results of operations of Old Line Bancshares for any periods. Actual results may be materially different than the pro forma data presented.
We have made certain reclassification adjustments to the pro forma financial statements to conform to Old Line Bancshares’ financial statement presentation.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Proforma Balance Sheets with Maryland Bankcorp
(Unaudited)

	Old Line	Maryland	Proforma		Proforma
	Bancshares	Bankcorp	Adjustments		Combined
	June 30, 2010	June 30, 2010	June 30, 2010		June 30, 2010

Assets
Cash and due from banks	$6,164,751	$10,505,450	$(6,244,370	) (1)(9)	$10,425,831
Interest bearing accounts	19,329,598	17,839,414	—		37,169,012
Federal funds sold	3,177,084	4,168,181	—		7,345,265

Total cash and cash equivalents	28,671,433	32,513,045	(6,244,370)		54,940,108
Time deposits in other banks	10,379,857	—	—		10,379,857
Investment securities available for sale	27,001,553	65,906,630	—		92,908,183
Investment securities held to maturity	24,572,928	—	—		24,572,928
Loans, net of deferred fees and costs	288,532,817	226,918,793	(11,649,281	) (5)(6)	503,802,329
Allowance for loan losses	(2,712,929)	(6,554,281)	6,554,281	(6)	(2,712,929)
Restricted equity securities at cost	2,747,650	1,323,739	—		4,071,389
Premises and equipment	17,187,953	3,726,946	463,708	(12)	21,378,607
Accrued interest receivable	1,162,564	1,371,662	—		2,534,226
Prepaid income taxes	28,458	1,159,663	—		1,188,121
Deferred income taxes	66,505	3,676,314	2,996,422	(4)(10)	6,739,241
Bank owned life insurance	8,566,098	7,320,462	—		15,886,560
Prepaid pension costs	—	1,130,859	—		1,130,859
Other real estate owned	223,169	6,852,087	(4,790,000	)(7)	2,285,256
Goodwill	—	—	306,188	(1)	306,188
Other intangible assets, net	—	—	4,759,835	(3)	4,759,835
Other assets	1,781,510	2,718,032	—		4,499,542

Total assets	$408,209,566	$348,063,951	$(7,603,217)		$748,670,300

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$53,408,446	$105,955,607	$—		$159,364,053
Interest bearing	265,370,631	190,914,120	1,968,000	(8)	458,252,751

Total deposits	318,779,077	296,869,727	1,968,000		617,616,804
Short term borrowings	33,790,253	20,034,106	(5,244,370	)(9)	48,579,989
Long term borrowings	16,413,098	—	—		16,413,098
Accrued interest payable	461,053	124,497	—		585,550
Deferred compensation and supplemental benefits	555,592	3,068,598	—		3,624,190
Other liabilities	571,895	2,756,673	1,895,000	(10)	5,223,568

Total liabilities	370,570,968	322,853,601	(1,381,370)		692,043,199

Stockholders’ equity
Common stock	38,800	6,466	17,123	(1)(2)	62,389
Additional paid-in capital	29,101,030	20,845,536	(1,880,622	)(1)(2)	48,065,944
Retained earnings	7,260,278	4,100,755	(4,100,755	)(1)(2)	7,260,278
Accumulated other comprehensive income	597,282	257,593	(257,593	)(1)(2)	597,282

Total stockholders’ equity	36,997,390	25,210,350	(6,221,847)		55,985,893
Non-controlling interest	641,208	—	—		641,208

Total stockholders’ equity	37,638,598	25,210,350	(6,221,847)		56,627,101

Total liabilities and stockholders’ equity	$408,209,566	$348,063,951	$(7,603,217)		$748,670,300

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Proforma Statement of Income with Maryland Bankcorp
(Unaudited)

	Old Line	Maryland	Proforma		Proforma
	Bancshares	Bankcorp	Adjustments		Combined
	June 30,	June 30,	June 30,		June 30,
	2010	2010	2010		2010

Interest revenue
Loans, including fees	$7,998,999	$7,068,076	$949,169	(5),(6)	$16,016,244
U.S. Treasury securities	—	5,466	—		5,466
U.S. government agency securities	90,697	243,015	(137,859	)(4)	195,853
Mortgage backed securities	673,477	685,658	—		1,359,135
Municipal securities	40,360	310,010	—		350,370
Federal funds sold	2,186	11,651	—		13,837
Other	158,213	27,896	—		186,109

Total interest revenue	8,963,932	8,351,772	811,310		18,127,014

Interest expense
Deposits	1,974,365	1,911,745	(164,328	)(8)	3,721,782
Borrowed funds	554,733	187,102	—		741,835

Total interest expense	2,529,098	2,098,847	(164,328)		4,463,617

Net interest income	6,434,834	6,252,925	975,638		13,663,397
Provision for loan losses	240,000	2,435,000	—		2,675,000

Net interest income after provision for loan losses	6,194,834	3,817,925	975,638		10,988,397

Non-interest revenue
Service charges on deposit accounts	153,231	712,887	—		866,118
Gains on sales of investment securities	—	260,878	—		260,878
Earnings on bank owned life insurance	170,108	114,144	—		284,252
Other fees and commissions	240,603	83,201	—		323,804

Total non-interest revenue	563,942	1,171,110	—		1,735,052

Non-interest expense
Salaries	2,296,359	2,548,511	—		4,844,870
Employee benefits	667,938	1,029,495	(86,340	)(4)	1,611,093
Occupancy	652,457	925,552	7,729	(12)	1,585,738
Equipment	206,028	1,696	—		207,724
Data processing	199,500	343,724	—		543,224
FDIC insurance and State of Maryland assessments	230,668	260,525	—		491,193
Other operating	1,051,746	1,739,641	432,712	(3)	3,224,099

Total non-interest expense	5,304,696	6,849,144	354,101		12,507,941

Income before income taxes	1,454,080	(1,860,109)	621,537		215,508
Income taxes	500,132	(722,692)	—		(222,560)

Net Income	953,948	(1,137,417)	621,537		438,068
Less: Net Income (loss) attributable to the noncontrolling interest	(40,683)	—	—		(40,683)

Net Income	$994,631	$(1,137,417)	$621,537		$478,751

Basic earnings (loss) per common share	$0.26	$(1.76)	$—		$0.08
Diluted earnings (loss) per common share	$0.26	$(1.76)	$—		$0.08
Dividend per common share	$0.06	$—	$—		$0.06

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Proforma Statement of Income with Maryland Bankcorp
(Unaudited)

	Old Line	Maryland	Proforma		Proforma
	Bancshares	Bankcorp	Adjustments		Combined
	December 31,	December 31,	December 31,		December 31,
	2009	2009	2009		2009

Interest revenue
Loans, including fees	$15,304,608	$13,882,947	$1,898,338	(5)(6)	$31,085,893
U.S. Treasury securities	7,230	28,081	—		35,311
U.S. government agency securities	296,560	564,048	(275,717	)(4)	584,891
Mortgage backed securities	1,059,386	1,237,582	—		2,296,968
Municipal securities	84,797	727,985	—		812,782
Federal funds sold	1,148	35,504	—		36,652
Other	342,127	62,185	—		404,312

Total interest revenue	17,095,856	16,538,332	1,622,621		35,256,809

Interest expense
Deposits	4,553,099	4,781,040	(328,656	)(8)	9,005,483
Borrowed funds	1,026,755	242,390	—		1,269,145

Total interest expense	5,579,854	5,023,430	(328,656)		10,274,628

Net interest income	11,516,002	11,514,902	1,951,277		24,982,181
Provision for loan losses	900,000	5,669,565	—		6,569,565

Net interest income after provision for loan losses	10,616,002	5,845,337	1,951,277		18,412,616

Non-interest revenue
Service charges on deposit accounts	307,012	1,541,142	—		1,848,154
Gains on sales of investment securities	158,551	550,833	—		709,384
Earnings on bank owned life insurance	376,165	223,647	—		599,812
Other fees and commissions	978,039	195,089	—		1,173,128

Total non-interest revenue	1,819,767	2,510,711	—		4,330,478

Non-interest expense
Salaries	4,037,027	5,417,894	—		9,454,921
Employee benefits	1,012,014	1,810,487	(172,680	)(4)	2,649,821
Occupancy	1,085,768	1,832,341	15,457	(12)	2,933,566
Equipment	354,531	193	—		354,724
Data processing	340,870	646,138	—		987,008
FDIC insurance and State of Maryland assessments	561,850	113,409	—		675,259
Other operating	1,864,821	3,531,599	865,425	(3)	6,261,845

Total non-interest expense	9,256,881	13,352,061	708,202		23,317,144

Income before income taxes	3,178,888	(4,996,013)	1,243,075		(574,050)
Income taxes	1,055,522	(1,164,236)	—		(108,714)

Net Income	2,123,366	(3,831,777)	1,243,075		(465,336)
Less: Net Income (loss) attributable to the noncontrolling interest	87,216	—	—		87,216

Net Income	2,036,150	(3,831,777)	1,243,075		(552,552)
Preferred stock dividends and discount accretion	485,993	—	—		485,993

Net income available to common stockholders	$1,550,157	$(3,831,777)	$1,243,075		$(1,038,545)

Basic earnings (loss) per common share	$0.40	$(5.93)	$—		$(0.17)
Diluted earnings (loss) per common share	$0.40	$(5.93)	$—		$(0.17)
Dividend per common share	$0.12	$—	$—		$0.12

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET AND
STATEMENT OF INCOME
1.	Old Line Bancshares will issue shares of its stock to stockholders of Maryland Bankcorp to effect the acquisition. The exchange ratio is based on a pricing mechanism that adjusts based on the average price as defined in the merger agreement. The unaudited pro forma combined financial information assumes that Old Line Bancshares exchanges each share of Maryland Bankcorp stock for 3.84 shares of Old Line Bancshares common stock and that there are no further reductions in the consideration as a result of Maryland Bankcorp incurring operating losses, further deterioration in credit quality or expenses that exceed those outlined in the merger agreement.

It is anticipated that Maryland Bankcorp stockholders will own approximately 37.81% of the voting stock of the combined company after the acquisition. The shares of Old Line Bancshares common stock illustrated in this pro forma were assumed to be recorded at $8.05 per share, the average sales price of Old Line Bancshares common stock on September 30, 2010. The final accounting acquisition price assigned to record the shares issued in the acquisition will be based on the average price of Old Line Bancshares common stock on the effective date of the acquisition. Old Line Bancshares and Maryland Bankcorp cannot predict what the value or average price of Old Line Bancshares’ stock will be at the closing of the transaction or how the value or price of Old Line Bancshares’ stock may trade at any time, including the date hereof. The pro forma financial statements assume that 5% of Maryland Bankcorp stockholders elect to receive cash consideration for a total cash payment of $1 million.

Old Line Bancshares will determine the final allocation of the purchase price after it has completed additional analysis to determine the fair values of Maryland Bankcorp tangible and identifiable intangible assets and liabilities as of the date of the acquisition. Changes in the fair value of the net assets of Maryland Bankcorp as of the date of the acquisition will likely change the amount of the purchase price allocable to goodwill. The further refinement of transaction costs, changes in Maryland Bankcorp’s shareholders’ equity including net income between June 30, 2010 and the date of the acquisition will likely change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. Old Line Bancshares has prepared the pro forma financial information to include the estimated adjustments necessary to record the assets and liabilities of Maryland Bankcorp at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available and as we perform additional analyses. Furthermore, Old Line Bancshares will determine the final allocation of the acquisition price after we complete the consolidation. The final acquisition accounting adjustments may be materially different from the pro forma adjustment presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities. We have included the unaudited pro forma combined financial statements only as of and for the six months ended June 30, 2010 and the year ended December 31, 2010. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had we actually completed the consolidation as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The total estimated purchase price for the purpose of this pro forma financial information is $20.0 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares outstanding assuming that 5% of Maryland Bankcorp stockholders elect to receive cash consideration for a total cash payment of $1 million:

Summary of Purchase Price Calculation and Goodwill Resutling from
Merger And Reconciliation of Pro Forma Shares Outstanding at June 30, 2010
($ in thousands except share and per share data)

Purchase Price Consideration-Common Stock	June 30, 2010
Maryland Bankcorp shares outstanding exchanged for stock	614,295
Exchange ratio	3.84
Old Line Bancshares to be issued to Maryland Bankcorp stockholders	2,358,892
Purchase price per Maryland Bankcorp common share	$30.9298
Cash consideration	$1,000
Purchase price assigned to shares exchanged for stock	18,989

Total purchase price	$19,989

Maryland Bankcorp shareholders’ equity	$25,210

Estimated adjustments to reflect assets acquired at fair value:
Investments/Pension Assets	—
Loans	(11,649)
Allowance for loan losses	6,554
Core deposit intangible	4,760
Fixed Assets	464
Deferred tax assets	2,996
Other real estate owned	(4,790)

Estimated adjustments to reflect liabilities acquired at fair value:
Interest bearing deposits	(1,968)
Merger liabilities accrued at closing	(1,895)

19,682

Goodwill resulting from merger	$307

Reconcilement of Pro Forma Shares Outstanding
Maryland Bankcorp shares outstanding	646,626
Less 5% elect cash consideration	(32,331)

Maryland Bankcorp shares converted	614,295
Exchange ratio	3.84
Old Line Bancshres to be issued to Maryland Bankcorp stockholders	2,358,892
Old Line Bancshares shares outstanding	3,880,005

Pro forma Old Line Bancshares shares outstanding	6,238,897
Pro forma % ownership by Maryland Bankcorp	37.81%
Pro forma % ownership by legacy Old Line Bancshares	62.19%
2.	Adjustment to reflect the issuance of common shares of Old Line Bancshares common stock with a $0.01 par value in connection with the merger and the adjustments to stockholders’ equity for the reclassification of Maryland Bankcorp’s historical equity accounts (common stock, accumulated other comprehensive income and retained earnings) into additional paid-in capital.

3.	Adjustment of $4.8 million to core deposit intangible to reflect the fair value of this asset and the related amortization adjustment based upon an expected life of 10 years and using a sum of the years digit method. We expect the amortization of the core deposit intangible to increase pro forma before tax non-interest expense by $865 thousand in the first year following consummation.

4.	Since all investments were recorded as available for sale and at fair value and pension assets were recorded at fair value, no balance sheet adjustment is necessary, except to reclassify this amount from accumulated comprehensive income to the deferred tax asset. There is no net effect on the balance sheet. Statement of income adjustments reflect amortization of the investment premium and accretion of the pension discount which we will prospectively amortize based on an expected life of 4 years using the sum of the years digits method. We expect this adjustment to decrease pro forma before tax interest income by $275 thousand and decrease employee benefits’ expense by $173 thousand in the first year following consummation.

5.	Adjustment of $3.7 million to increase the fair values of loans based on current interest rates of similar loans. We will recognize this adjustment using the level yield amortization method based upon the expected life of the loans. We expect this adjustment will decrease pro forma before tax interest income by $802 thousand in the first year following consummation.

6.	Adjustments to reflect the fair value of loans include:
•	An adjustment of $6.6 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under ASC 805. We expect this adjustment will increase pro forma before tax interest income by $1.2 million in the first year following consummation of the merger.

•	An adjustment of $500 thousand for loans within the scope of ASC 310-30 (ASC 310-30 occurs as a result of the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations). Old Line Bank’s management and independent loan review personnel determined this amount based on a review of Maryland Bankcorp’s loans. This review considered payment history, relevant collateral values, debt service coverage ratios and other factors. There is no estimated accretion for this credit quality adjustment in the pro forma statement of income.

•	An adjustment of $8.3 million for loans determined not to be within the scope of ASC 310-30. To determine the fair value of the loans that are not within the scope of ASC 310-30, Old Line Bank’s management and independent loan review personnel evaluated Maryland Bankcorp’s loan portfolio and considered the risk characteristics inherent within the remaining portfolio. This review included payment history, concentrations, quality of underwriting, and economic weaknesses. We will recognize this credit quality adjustment over approximately 10 years using an amortization method based upon the expected life of the loans using sum of the years digits method. We anticipate this adjustment will increase pro forma before tax interest income by $1.5 million.
7.	An adjustment of $4.8 million to reflect the fair value of other real estate owned, based on Old Line Bank’s management detailed analysis of these assets that included site visits where possible, review of appraisals by a MAI certified appraiser, and current tax assessed values.

8.	Adjustment of $2.0 million to reflect the fair values of interest bearing time deposit liabilities based on current interest rates for similar instruments. We will recognize this adjustment using a level yield amortization method based upon the maturities of the deposit liabilities. We expect this adjustment will decrease pro forma before tax interest expense by $329 thousand the first year following consummation.

9.	Adjustment of $5.2 million to reflect the repayment of short term borrowings by Maryland Bankcorp concurrent with the merger.

10.	Adjustment relates to recognition of estimated merger obligations and costs of $1.9 million before tax that we expect to record as a liability on the closing date. Neither company had expensed any merger costs prior to June 30, 2010.

11.	Adjustment to reflect the net deferred tax at a rate of 34% related to fair value adjustments on the balance sheet and a statutory tax rate of 34% for book tax expense. We have not taken a tax benefit for certain merger obligations and cost that we do not consider tax deductible. This adjustment also includes the removal of a $1 million valuation allowance recorded by Maryland Bankcorp which we believe will be recoverable after the merger.

12.	Adjustment of $463 thousand to reflect the increase in fair value for premises and equipment. We have presented the amortization of the fair value adjustment over a 30 year period. We expect this adjustment to increase pro forma occupancy and equipment expense by $16 thousand in the first year of consummation.

OLD LINE BANCSHARES, INC. & SUBSIDIARIES’
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009

	(Unaudited)
Assets
Cash and due from banks	$6,164,751	$7,402,137
Interest bearing accounts	19,329,598	3,953,312
Federal funds sold	3,177,084	81,138

Total cash and cash equivalents	28,671,433	11,436,587
Time deposits in other banks	10,379,857	15,031,102
Investment securities available for sale	27,001,553	28,012,948
Investment securities held to maturity	24,572,928	5,806,507
Loans, less allowance for loan losses	285,819,888	265,008,669
Restricted equity securities at cost	2,747,650	2,957,650
Premises and equipment	17,187,953	17,326,099
Accrued interest receivable	1,162,564	1,055,249
Prepaid income taxes	28,458	—
Deferred income taxes	66,505	178,574
Bank owned life insurance	8,566,098	8,422,879
Other real estate owned	223,169	—
Other assets	1,781,510	1,982,262

Total assets	$408,209,566	$357,218,526

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$53,408,446	$40,883,419
Interest bearing	265,370,631	245,464,373

Total deposits	318,779,077	286,347,792
Short term borrowings	33,790,253	16,149,939
Long term borrowings	16,413,098	16,454,067
Accrued interest payable	461,053	517,889
Income tax payable	—	175,543
Other liabilities	1,127,487	941,165

Total liabilities	370,570,968	320,586,395

Stockholders’ equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 3,880,005 in 2010 and 3,862,364 in 2009	38,800	38,624
Additional paid-in capital	29,101,030	29,034,954
Retained earnings	7,260,278	6,498,446
Accumulated other comprehensive income	597,282	368,880

Total Old Line Bancshares, Inc. stockholders’ equity	36,997,390	35,940,904
Non-controlling interest	641,208	691,227

Total stockholders’ equity	37,638,598	36,632,131

Total liabilities and stockholders’ equity	$408,209,566	$357,218,526

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Interest revenue
Loans, including fees	$4,045,643	$3,788,846	$7,998,999	$7,390,729
U.S. Treasury securities	—	2,374	—	7,230
U.S. government agency securities	36,142	84,269	90,697	187,190
Mortgage backed securities	398,261	256,443	673,477	524,364
Municipal securities	20,727	21,000	40,360	43,999
Federal funds sold	1,543	305	2,186	740
Other	71,487	74,097	158,213	175,030

Total interest revenue	4,573,803	4,227,334	8,963,932	8,329,282

Interest expense
Deposits	999,436	1,156,871	1,974,365	2,346,255
Borrowed funds	281,189	259,463	554,733	519,774

Total interest expense	1,280,625	1,416,334	2,529,098	2,866,029

Net interest income	3,293,178	2,811,000	6,434,834	5,463,253
Provision for loan losses	170,000	250,000	240,000	550,000

Net interest income after provision for loan losses	3,123,178	2,561,000	6,194,834	4,913,253

Non-interest revenue
Service charges on deposit accounts	78,411	72,665	153,231	144,854
Gains on sales of investment securities	—	157,917	—	157,917
Earnings on bank owned life insurance	83,985	94,154	170,108	187,615
Other fees and commissions	108,657	210,264	240,603	648,214

Total non-interest revenue	271,053	535,000	563,942	1,138,600

Non-interest expense
Salaries	1,130,944	938,930	2,296,359	1,775,987
Employee benefits	317,803	215,422	667,938	517,846
Occupancy	319,051	234,125	652,457	466,306
Equipment	99,152	82,516	206,028	162,394
Data processing	105,074	81,654	199,500	156,991
FDIC insurance and State of Maryland assessments	115,553	259,531	230,668	342,302
Other operating	522,337	460,070	1,051,746	912,552

Total non-interest expense	2,609,914	2,272,248	5,304,696	4,334,378

Income before income taxes	784,317	823,752	1,454,080	1,717,475
Income taxes	270,063	272,787	500,132	554,902

Net Income	514,254	550,965	953,948	1,162,573
Less: Net Income (loss) attributable to the noncontrolling interest	(15,843)	907	(40,683)	100,188

Net Income attributable to Old Line Bancshares, Inc.	530,097	550,058	994,631	1,062,385
Preferred stock dividends and discount accretion	—	102,572	—	205,144

Net income available to common stockholders	$530,097	$447,486	$994,631	$857,241

Basic earnings per common share	$0.14	$0.12	$0.26	$0.22
Diluted earnings per common share	$0.14	$0.12	$0.26	$0.22
Dividend per common share	$0.03	$0.03	$0.06	$0.06

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity
Six Months Ended June 30, 2010
(Unaudited)

					Accumulated
			Additional		other
	Common stock		paid-in	Retained	comprehensive	Comprehensive	Non-controlling
	Shares	Par value	capital	earnings	income	income	Interest

Balance, December 31, 2009	3,862,364	$38,624	$29,034,954	$6,498,446	$368,880	$—	$691,227
Net income attributable to Old Line Bancshares, Inc.	—	—	—	994,631	—	994,631	—
Distributions to minority member(s)	—	—	—	—	—	—	(9,336)
Unrealized gain on securities available for sale, net of income tax benefit of $148,779	—	—	—	—	228,402	228,402	—

Comprehensive income	—	—	—	—	—	$1,223,033

Net income attributable to noncontrolling interest	—	—	—	—	—		(40,683)
Stock based compensation awards	17,641	176	66,076	—	—		—
Common stock cash dividend $0.06 per share	—	—	—	(232,799)	—		—

Balance, June 30, 2010	3,880,005	$38,800	$29,101,030	$7,260,278	$597,282		$641,208

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

Six Months Ended June 30,	2010	2009

Cash flows from operating activities
Interest received	$8,941,021	$8,278,210
Fees and commissions received	420,723	816,712
Interest paid	(2,585,934)	(2,852,210)
Cash paid to suppliers and employees	(4,447,524)	(6,305,052)
Income taxes paid	(740,843)	(473,574)

	1,587,443	(535,914)

Cash flows from investing activities
Net change in time deposits in other banks	4,651,245	(7,683,404)
Purchase of investment securities
Held to maturity	(20,316,548)	—
Available for sale	(3,140,625)	(9,624,892)
Proceeds from disposal of investment securities
Held to maturity at maturity or call	1,513,869	1,360,050
Available for sale at maturity or call	4,454,506	4,207,792
Available for sale securities sold	—	4,243,654
Loans made, net of principal collected	(21,247,839)	(23,082,772)
Redemption (Purchase) of equity securities	210,000	(831,100)
Purchase of premises, equipment and software	(265,700)	(2,466,938)

	(34,141,092)	(33,877,610)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	5,177,927	24,963,989
Other deposits	27,253,358	10,704,530
Increase in short-term borrowings	17,640,314	(2,497,662)
Decrease in long-term borrowings	(40,969)	(38,488)
Cash dividends paid-preferred stock	—	(155,556)
Cash dividends paid-common stock	(232,799)	(231,742)
Distributions to minority members	(9,336)	—

	49,788,495	32,745,071

Net increase (decrease) in cash and cash equivalents	17,234,846	(1,668,453)

Cash and cash equivalents at beginning of year	11,436,587	10,963,695

Cash and cash equivalents at end of year	$28,671,433	$9,295,242

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

Six Months Ended June 30,	2010	2009

Reconciliation of net income to net cash provided by operating activities
Net income	$953,948	$1,162,573

Adjustments to reconcile net income to net cash provided by operating activities

Depreciation and amortization	403,846	334,698
Provision for loan losses	240,000	550,000
Change in deferred loan fees net of costs	(26,549)	(58,598)
Gain on sale of securities	—	(158,837)
Amortization of premiums and discounts	110,953	45,550
Deferred income taxes	(36,710)	(31,568)
Stock based compensation awards	66,252	90,584
Increase (decrease) in
Accrued interest payable	(56,836)	13,819
Income tax payable	(175,543)	77,247
Other liabilities	186,322	(3,012,266)
Decrease (increase) in
Accrued interest receivable	(107,315)	(38,024)
Bank owned life insurance	(143,219)	(163,051)
Prepaid income taxes	(28,458)	35,649
Other assets	200,752	616,310

	$1,587,443	$(535,914)

Supplemental Disclosure:
Loans transferred to other real estate owned	$223,169	$—

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business-Old Line Bancshares, Inc. (Old Line Bancshares) was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank. The primary business of Old Line Bancshares is to own all of the capital stock of Old Line Bank. We provide a full range of banking services to customers located in Prince George’s, Charles, Anne Arundel, and St. Mary’s counties in Maryland and surrounding areas.

On November 17, 2008, we purchased Chesapeake Custom Homes, L.L.C.’s 12.5% membership interest in Pointer Ridge Office Investment, LLC (Pointer Ridge), a real estate investment company. The effective date of the purchase was November 1, 2008. As a result of this purchase, our membership interest increased from 50.0% to 62.5%. Consequently, we consolidated Pointer Ridge’s results of operations from the date of acquisition. Prior to the date of acquisition, we accounted for our investment in Pointer Ridge using the equity method.

Basis of Presentation and Consolidation-The accompanying consolidated financial statements include the activity of Old Line Bancshares and its wholly owned subsidiary, Old Line Bank, and its majority owned subsidiary Pointer Ridge. We have eliminated all significant intercompany transactions and balances.

We report the non-controlling interest in Pointer Ridge separately in the consolidated balance sheet. We reported the income of Pointer Ridge attributable to Old Line Bancshares from the date of our acquisition of majority interest on the consolidated statement of income.

The foregoing consolidated financial statements are unaudited; however, in the opinion of management we have included all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the results of the interim period. We derived the balances as of December 31, 2009 from audited financial statements. These statements should be read in conjunction with Old Line Bancshares’ financial statements and accompanying notes included in Old Line Bancshares’ Form 10-K for the year ended December 31, 2009. We have made no significant changes to Old Line Bancshares’ accounting policies as disclosed in the Form 10-K.

The accounting and reporting policies of Old Line Bancshares conform to accounting principles generally accepted in the United States of America.

Accounting Standards Codification-The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) became effective on July 1, 2009. At that date, ASC became FASB’s officially recognized source of authoritative United States (U.S.) generally accepted accounting principles (GAAP) applicable to all public and non-public, non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. Rules and interpretive releases of the United States Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Reclassifications-We have made certain reclassifications to the 2009 financial presentation to conform to the 2010 presentation.

Subsequent Events-We evaluated subsequent events after June 30, 2010 through July 28, 2010, the date this report was available to be issued. No significant subsequent events were identified which would affect the presentation of the financial statements.

2.	INVESTMENT SECURITIES

As Old Line Bank purchases securities, management determines if we should classify the securities as held to maturity, available for sale or trading. We record the securities which management has the intent and ability to hold to maturity at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. We classify securities which we may sell before maturity as available for sale and carry these securities at fair value with unrealized gains and losses included in stockholders’ equity on an after tax basis. Management has not identified any investment securities as trading.

We record gains and losses on the sale of securities on the trade date and determine these gains or losses using the specific identification method. We amortize premiums and accrete discounts using the interest method. Presented below is a summary of the amortized cost and estimated fair value of securities.

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

June 30, 2010
Available for sale
U.S. government agency	$5,365,191	$120,953	$(9,532)	$5,476,612
Municipal securities	2,000,965	33,618	(235)	2,034,348
Mortgage-backed	18,649,052	841,541	—	19,490,593

	$26,015,208	$996,112	$(9,767)	$27,001,553

Held to maturity
Municipal securities	$682,817	$7,592	$(15,632)	$674,777
Mortgage-backed	23,890,111	614,870	—	24,504,981

	$24,572,928	$622,462	$(15,632)	$25,179,758

December 31, 2009

Available for sale
U.S. government agency	$7,133,657	$171,946	$(14,928)	$7,290,675
Municipal securities	2,253,107	36,759	(14,294)	2,275,572
Mortgage-backed	18,017,019	429,682	—	18,446,701

	$27,403,783	$638,387	$(29,222)	$28,012,948

Held to maturity
Municipal securities	$300,779	$2,714	$—	$303,493
Mortgage-backed	5,505,728	267,544	—	5,773,272

	$5,806,507	$270,258	$—	$6,076,765

2.	INVESTMENT SECURITIES (Continued)

As of June 30, 2010, securities with unrealized losses segregated by length of impairment were as follows:

	Fair	Unrealized
June 30, 2010	value	losses

Unrealized losses less than 12 months
U.S. government agency	$1,826,836	$9,532
Municipal securities	466,399	15,632
Mortgage-backed	—	—

Total unrealized losses less than 12 months	2,293,235	25,164

Unrealized losses greater than 12 months
Municipal securities	200,318	235
Mortgage-backed	—	—

Total unrealized losses greater than 12 months	200,318	235

Total unrealized losses
U.S. government agency	1,826,836	9,532
Municipal securities	666,717	15,867
Mortgage-backed	—	—

Total unrealized losses	$2,493,553	$25,399

We consider all unrealized losses on securities as of June 30, 2010 to be temporary losses because we will redeem each security at face value at or prior to maturity. We have the ability and intent to hold these securities until recovery or maturity. As of June 30, 2010, we do not have the intent to sell any of the securities classified as available for sale and believe that it is more likely than not that we will not have to sell any such securities before a recovery of cost. In most cases, market interest rate fluctuations cause a temporary impairment in value. We expect the fair value to recover as the investments approach their maturity date or repricing date or if market yields for these investments decline. We do not believe that credit quality caused the impairment in any of these securities. Because we believe these impairments are temporary, we have not realized any loss in our consolidated statement of income.
In the three month period ended June 30, 2010, we did not record any gains or losses from the sale of available for sale securities. In the three month period ended June 30, 2009, we recorded gross realized gains of $157,917 from the sale of available-for-sale securities.

2.	INVESTMENT SECURITIES (Continued)

Contractual maturities and pledged securities at June 30, 2010 are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. We classify mortgage backed securities based on maturity date. However, we receive payments on a monthly basis.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
June 30, 2010	cost	value	cost	value

Maturing
Within one year	$395,000	$395,036	$—	$—
Over one to five years	4,588,674	4,747,404	—	—
Over five to ten years	10,822,269	11,168,645	4,994,073	5,148,237
Over ten years	10,209,265	10,690,468	19,578,855	20,031,521

	$26,015,208	$27,001,553	$24,572,928	$25,179,758

Pledged securities	$—	$—	$—	$—

3.	POINTER RIDGE OFFICE INVESTMENT, LLC

In 2008, we purchased Chesapeake Custom Homes, L.L.C.’s 12.5% membership interest in Pointer Ridge. As a result of this purchase, we own 62.5% of Pointer Ridge and consolidated their results of operations from the date of acquisition.

The following table summarizes the condensed Balance Sheets and Statements of Income information for Pointer Ridge.

Pointer Ridge Office Investment, LLC

	June 30,	December 31,
Balance Sheets	2010	2009

Current assets	$811,954	$891,233
Non-current assets	7,334,703	7,432,268
Liabilities	6,436,770	6,480,230
Equity	1,709,887	1,843,271

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Statements of Income
Revenue	$199,657	$245,806	$397,196	$780,961
Expenses	241,904	243,388	505,684	513,793

Net income (loss)	$(42,247)	$2,418	$(108,488)	$267,168

4.	INCOME TAXES

The provision for income taxes includes taxes payable for the current year and deferred income taxes. We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which we expect the differences to reverse. We have not recorded a valuation allowance against deferred tax assets as management believes that it is more likely than not that we will realize all of the deferred tax assets because they were supported by recoverable taxes paid in prior years. We allocate tax expense and tax benefits to Old Line Bank and Old Line Bancshares based on their proportional share of taxable income.

5.	EARNINGS PER COMMON SHARE

Effective January 1, 2009, we adopted the new authoritative accounting guidance under FASB ASC Topic 260, Earnings Per Share, which provides that non-vested share based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of basic earnings per common share pursuant to the two class method. We have determined that our outstanding stock option awards are not participating securities and do not include them in the computation of basic earnings per common share. We have determined that our restricted stock awards are participating securities and include them in the computation of basic earnings per common share. We calculate basic earnings per common share by dividing net income by the weighted average number of shares of common stock outstanding giving retroactive effect to stock dividends.

We calculate diluted earnings per common share by including the average dilutive common stock equivalents outstanding during the period. Dilutive common equivalent shares consist of stock options, calculated using the treasury stock method.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Weighted average number of shares	3,880,005	3,862,364	3,876,789	3,862,364
Dilutive average number of shares	20,595	6,713	17,300	6,358
6.	STOCK-BASED COMPENSATION

We account for stock options and restricted stock awards under the fair value method of accounting using a Black-Scholes valuation model to measure stock-based compensation expense at the date of grant. We recognize compensation expense related to stock-based compensation awards in our income statements over the period during which we require an individual to provide service in exchange for such award. For the six months ended June 30, 2010 and 2009, we recorded stock-based compensation expense of $66,252 and $90,584, respectively. For the three months ended June 30, 2010 and 2009, we recorded stock-based compensation expense of $25,982 and $19,975, respectively.

We only recognize tax benefits for options that ordinarily will result in a tax deduction when the grant is exercised (non-qualified options). There were no non-qualified options included in the expense calculation during the three months and six months ended June 30, 2010 or the three months ended June 30, 2009. We recognized an $8,298 tax benefit associated with the portion of the expense that was related to the issuance of non-qualified options for the six months ended June 30, 2009.

6.	STOCK-BASED COMPENSATION (Continued)

We have two stock option plans under which we may issue stock options and restricted stock, the 2001 Incentive Stock Option Plan, as amended, and the 2004 Equity Incentive Plan. Our Compensation Committee administers the equity incentive plans. As the plans outline, the Compensation Committee approves stock option and restricted stock grants to directors and employees, determines the number of shares, the type of option, the option or share price, the term (not to exceed 10 years from the date of issuance), the restrictions, and the vesting period of options and restricted stock issued.

The Compensation

Committee has approved and we have granted options vesting immediately as well as over periods of two, three and five years and restricted stock awards that vest over periods of twelve months to three years. We recognize the compensation expense associated with these grants over their respective vesting periods.

At June 30, 2010, there was $140,335 of total unrecognized compensation cost related to non-vested stock options and restricted stock awards that we expect to realize over the next 3 years. As of June 30, 2010, there were 31,308 shares remaining available for future issuance under the equity incentive plans. Directors and officers did not exercise any options during the three month or six month periods ended June 30, 2010 or 2009. At the 2010 Annual Meeting of Stockholders, the stockholders approved the 2010 Equity Incentive Plan, which makes an additional 250,000 common shares available for issuance of various stock awards

A summary of the stock option activity during the six month period follows:

		June 30,
	2010		2009
		Weighted		Weighted
	Number	average	Number	average
	of shares	exercise price	of shares	exercise price

Outstanding, beginning of period	299,270	$8.50	236,620	$9.09
Options granted	22,581	7.13	62,650	6.30
Options forfeited	—	—	—	—

Outstanding, end of period	321,851	$8.41	299,270	$8.50

Information related to options as of June 30, 2010 follows:

	Outstanding options			Exercisable options
		Weighted	Weighted		Weighted
	Number	average	average	Number	average
Exercise	of shares at	remaining	exercise	of shares at	exercise
price	June 30, 2010	term	price	June 30, 2010	price
$ 3.33 — $ 4.17	11,700	0.50	$3.44	11,700	$3.44
$ 4.18 — $ 5.00	18,000	2.06	4.69	18,000	4.69
$ 5.01 — $ 7.64	85,231	8.84	6.52	53,294	6.42
$ 7.65 — $ 8.65	37,300	7.59	7.75	37,300	7.75
$ 8.66 — $10.00	46,620	4.14	9.74	46,620	9.74
$10.01 — $11.31	123,000	5.81	10.43	119,000	10.42

	321,851	6.18	$8.41	285,914	$8.57

Intrinsic value of outstanding options where the market value exceeds the exercise price	$182,735
Intrinsic value of exercisable options where the market value exceeds the exercise price	$156,585

6.	STOCK-BASED COMPENSATION (Continued)

During the six months ended June 30, 2010, we granted 17,641 restricted common stock awards. Of these, 8,280 will vest on December 31, 2010, 4,681 will vest on December 31, 2011 and 4,680 will vest on December 31, 2012. We did not grant any restricted common stock awards during the six months ended June 30, 2009. A summary of the restricted stock awards during the six month period follows:

	June 30,
	2010
		Weighted
		average
	Number	grant date
	of shares	fair value

Outstanding, beginning of period	—	$—
Restricted stock granted	17,641	7.13
Restricted stock forfeited	—	—

Outstanding, end of period	17,641	$7.13

Vested, end of period	—	—

Intrinsic value of outstanding restricted stock awards		$132,484
Intrinsic value of vested restricted stock awards		$—
7.	RETIREMENT PLAN

Eligible employees participate in a profit sharing plan that qualifies under Section 401(k) of the Internal Revenue Code. The plan allows for elective employee deferrals and Old Line Bank makes matching contributions of up to 4% of eligible employee compensation. Our contributions to the plan, included in employee benefit expenses, for the six months ended June 30, 2010 and 2009 were $78,950 and $63,621, respectively. Old Line Bank’s contribution to the plan for the three months ended June 30, 2010 and 2009 were $41,280 and $32,245, respectively.

Old Line Bank also offers Supplemental Executive Retirement Plans (SERPs) to its executive officers providing for retirement income benefits. We accrue the present value of the SERPs over the remaining number of years to the executives’ retirement dates. Old Line Bank’s expenses for the SERPs for the six month periods ended June 30, 2010 and 2009 were $102,676 and $61,169, respectively. The SERP expense for the three month periods ended June 30, 2010 and 2009 were $58,728 and $29,811, respectively. The SERPs are non-qualified defined benefit pension plans that we have not funded.

8.	FAIR VALUE MEASUREMENTS

On January 1, 2008, we adopted FASB ASC Topic 820 Fair Value Measurements and Disclosures which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability, or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are

8.	FAIR VALUE MEASUREMENTS (Continued)

buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact. We value investment securities classified as available for sale at fair value.

The fair value hierarchy established in FASB ASC Topic 820 defines three input levels for fair value measurement. Level 1 is based on quoted market prices in active markets for identical assets. Level 2 is based on significant observable inputs other than those in Level 1. Level 3 is based on significant unobservable inputs.

We value investment securities classified as available for sale at fair value on a recurring basis. We value treasury securities, government sponsored entity securities, and some agency securities under Level 1, and collateralized mortgage obligations and some agency securities under Level 2. At June 30, 2010, we established values for available for sale investment securities as follows (000’s);

	Total Fair Value	Level 1	Level 2	Level 3
	June 30, 2010	Inputs	Inputs	Inputs
Investment securities available for sale	$27,002	$3,650	$23,352	$—

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes our methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value. Furthermore, we have not comprehensively revalued the fair value amounts since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the above presented amounts.

We use the following methodologies for estimating fair values of financial instruments that we do not measure on a recurring basis. The estimated fair values of financial instruments equal the carrying value of the instruments except as noted.

Time Deposits-The fair value of time deposits in other banks is an estimate determined by discounting future cash flows using current rates offered for deposits of similar remaining maturities.

Investment Securities-We base the fair values of investment securities upon quoted market prices or dealer quotes.

Loans-We estimate the fair value of loans by discounting future cash flows using current rates for which we would make similar loans to borrowers with similar credit histories.

Interest bearing deposits-The fair value of demand deposits and savings accounts is the amount payable on demand. We estimate the fair value of fixed maturity certificates of deposit using the rates currently offered for deposits of similar remaining maturities.

Long and short term borrowings-The fair value of long and short term fixed rate borrowings is estimated by discounting the value of contractual cash flows using rates currently offered for advances with similar terms and remaining maturities.

Loan Commitments, Standby and Commercial Letters of Credit-Lending commitments have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair value of these items is insignificant and we have not included it in the following table.

8.	FAIR VALUE MEASUREMENTS (Continued)

	June 30, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Financial assets
Time deposits	$10,379,857	$10,394,570	$15,031,102	$15,491,899
Investment securities	51,574,481	52,181,311	33,819,455	34,089,713
Loans	285,819,888	288,825,168	265,008,669	269,907,318

Financial liabilities
Interest bearing deposits	265,370,631	266,902,785	$245,464,373	$247,456,675
Short term borrowings	33,790,253	33,850,717	16,149,939	16,297,360
Long term borrowings	16,413,098	17,079,907	16,454,067	17,261,757

We measure certain financial assets and financial liabilities at fair value on a non-recurring basis. These assets and liabilities are subject to fair value adjustments in certain circumstances such as when there is evidence of impairment. We did not have any financial assets or liabilities measured at fair value on a non-recurring basis during the six months ended June 30, 2010 or year ended December 31, 2009.

We also measure certain non-financial assets such as other real estate owned and repossessed or foreclosed property at fair value on a non-recurring basis. Generally, we estimate the fair value of these items using Level 2 inputs based on observable market data or Level 3 inputs based on discounting criteria. At June 30, 2010, other real estate owned measured at fair value using Level 2 valuation inputs was $223,169 and we did not have any repossessed property.

9.	ACCOUNTING STANDARDS UPDATES

Accounting Standards Updates (ASU) No. 2009-16, “Transfers and Servicing (Topic- 860)-Accounting for Transfers of Financial Assets” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 also requires additional disclosures about all continuing involvement with transferred financial assets including information about gains and losses resulting from transfers during the period. The provisions of ASU 2009-16 became effective on January 1, 2010 and did not have a significant impact on our consolidated results of operations or financial position.

ASU No. 2009-17, “Consolidations (Topic 810)-Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” amends prior guidance to change how a company determines when an entity that is sufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASU 2009-17 requires additional disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. As further discussed below, ASU No. 2010-10, “Consolidations (Topic 810),” deferred the effective date of ASU 2009-17 for a reporting entity’s interests in investment companies. The provisions of ASU 2009-17 became effective on January 1, 2010 and they did not have a material impact on our consolidated results of operations or financial position.

9.	ACCOUNTING STANDARDS UPDATES (Continued)

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)-Improving Disclosures About Fair Value Measurements” requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between the levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) companies should provide fair value measurement disclosures for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. ASU No. 2010-06 requires the disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective on January 1, 2010. See Note 8-Fair Value Measurements.

ASU No. 2010-10, “Consolidations (Topic 810)-Amendments for Certain Investment Funds” defers the effective date of the amendments to the consolidation requirements made by ASU 2009-17 to a company’s interest in an entity (i) that has all of the attributes of an investment company, as specified under ASC Topic 946, “Financial Services-Investment Companies,” or (ii) for which it is industry practice to apply measurement principles of financial reporting that are consistent with those in ASC Topic 946. As a result of the deferral, companies are not required to apply the ASU 2009-17 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for the deferral. ASU 2010-10 also clarifies that any interest held by a related party should be treated as though it is an entity’s own interest when evaluating the criteria for determining whether such interest represents a variable interest. ASU 2010-10 also clarifies that companies should not use a quantitative calculation as the sole basis for evaluating whether a decision maker’s or service provider’s fee is variable interest. The provisions of ASU 2010-10 became effective as of January 1, 2010 and did not have a material impact on our consolidated results of operations or financial position.

ASU No. 2010-11, “Derivatives and Hedging (Topic 815)-Scope Exception Related to Embedded Credit Derivatives” clarifies that the only form of an embedded credit derivative that is exempt from embedded derivative bifurcation requirement are those that relate to the subordination of one financial instrument to another. Entities that have contracts containing an embedded credit derivative feature in a form other than subordination may need to separately account for the embedded credit derivative feature. The provisions of ASU 2010-11 will be effective on July 1, 2010. We do not anticipate that it will have a material impact on our consolidated results of operations or financial position.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Old Line Bancshares, Inc.
Bowie, Maryland
     We have audited the accompanying consolidated balance sheets of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2009, 2008, and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2009, 2008, and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
Baltimore, Maryland
March 22, 2010
101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286
410-583-6990 FAX 410-583-7061
Website: www.Rowles.com

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

December 31,	2009	2008	2007

Assets
Cash and due from banks	$7,402,137	$8,823,170	$3,172,089
Interest bearing accounts	3,953,312	—	—
Federal funds sold	81,138	2,140,525	9,822,079

Total cash and cash equivalents	11,436,587	10,963,695	12,994,168
Time deposits in other banks	15,031,102	13,267,000	2,000,000
Investment securities available for sale	28,012,948	29,565,976	9,393,356
Investment securities held to maturity	5,806,507	8,003,391	2,301,591
Loans, less allowance for loan losses	265,008,669	231,053,618	201,941,667
Restricted equity securities at cost	2,957,650	2,126,550	2,080,250
Investment in real estate LLC	—	—	805,971
Premises and equipment	17,326,099	12,388,046	4,207,395
Accrued interest receivable	1,055,249	1,091,560	918,078
Prepaid income taxes	—	35,649	—
Deferred income taxes	178,574	—	161,940
Bank owned life insurance	8,422,879	8,096,039	7,769,290
Other assets	1,982,262	1,139,101	637,570

Total assets	$357,218,526	$317,730,625	$245,211,276

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$40,883,419	$39,880,119	$35,141,289
Interest bearing	245,464,373	191,550,521	142,670,944

Total deposits	286,347,792	231,430,640	177,812,233
Short term borrowings	16,149,939	17,773,934	16,347,096
Long term borrowings	16,454,067	21,531,133	15,000,000
Accrued interest payable	517,889	625,446	693,868
Income tax payable	175,543	—	238,226
Deferred income taxes	—	65,651	—
Other liabilities	941,165	4,012,968	488,599

Total liabilities	320,586,395	275,439,772	210,580,022

Stockholders’ equity
Preferred stock, par value $0.01 per share and additional paid in capital; 7,000 shares issued and outstanding in 2008	—	6,703,591	—
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 3,862,364 in 2009 and 2008 and 4,075,849 in 2007	38,624	38,624	40,758
Additional paid-in capital	29,034,954	28,838,810	30,465,013
Warrants to purchase 141,892 shares of common stock	—	301,434	—
Retained earnings	6,498,446	5,411,772	4,155,232
Accumulated other comprehensive income	368,880	392,611	(29,749)

Total Old Line Bancshares, Inc. stockholders’ equity	35,940,904	41,686,842	34,631,254
Non-controlling interest	691,227	604,011	—

Total stockholders’ equity	36,632,131	42,290,853	34,631,254

Total liabilities and stockholders’ equity	$357,218,526	$317,730,625	$245,211,276

Old Line Bancshares, Inc. & Subsidiaries Consolidated Statements of Income

Years Ended December 31,	2009	2008	2007

Interest revenue
Loans, including fees	$15,304,608	$14,240,545	$12,768,154
U.S. Treasury securities	7,230	69,079	115,597
U.S. government agency securities	296,560	181,792	288,161
Mortgage backed securities	1,059,386	356,398	48,946
Municipal securities	84,797	95,822	107,852
Federal funds sold	1,148	285,619	1,116,822
Other	342,127	194,981	108,826

Total interest revenue	17,095,856	15,424,236	14,554,358

Interest expense
Deposits	4,553,099	5,101,608	5,689,554
Borrowed funds	1,026,755	808,127	573,405

Total interest expense	5,579,854	5,909,735	6,262,959

Net interest income	11,516,002	9,514,501	8,291,399
Provision for loan losses	900,000	415,000	318,000

Net interest income after provision for loan losses	10,616,002	9,099,501	7,973,399

Non-interest revenue
Service charges on deposit accounts	307,012	311,268	292,610
Marine division broker origination fees	—	—	272,349
Net gains on sales of investment securities	158,551	(3,081)	—
Earnings on bank owned life insurance	376,165	366,785	340,853
Income on investment in real estate LLC	—	3,741	24,100
Other fees and commissions	978,039	285,219	243,402

Total non-interest revenue	1,819,767	963,932	1,173,314

Non-interest expense
Salaries	4,037,027	3,316,219	3,045,932
Employee benefits	1,012,014	923,666	953,554
Occupancy	1,085,768	1,124,838	934,277
Equipment	354,531	313,133	248,182
Data processing	340,870	269,632	221,107
FDIC insurance and State of Maryland assessments	561,850	151,149	87,766
Other operating	1,864,821	1,274,141	1,283,733

Total non-interest expense	9,256,881	7,372,778	6,774,551

Income before income taxes	3,178,888	2,690,655	2,372,162
Income taxes	1,055,522	939,383	789,053

Net income	2,123,366	1,751,272	1,583,109
Less: Net income (loss) attributable to the non-controlling interest	87,216	(4,846)	—

Net income attributable to Old Line Bancshares, Inc.	2,036,150	1,756,118	1,583,109
Preferred stock dividends and discount accretion	485,993	29,329	—

Net income available to common stockholders	$1,550,157	$1,726,789	$1,583,109

Basic earnings per common share	$0.40	$0.44	$0.37
Diluted earnings per common share	0.40	0.44	0.37
Dividend per common share	0.12	0.12	0.12

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

	Preferred					Accumulated
	stock			Additional		other
	&	Common stock		paid-in	Retained	comprehensive	Comprehensive	Non-controlling
	warrants	Shares	Par value	capital	earnings	income	income	interest

Balance, December 31, 2006	$—	4,253,699	$42,537	$31,868,025	$3,077,313	$(171,921)		$—
Common stock repurchased	—	(185,950)	(1,860)	(1,621,238)	—	—		—
Net income attributable to Old Line Bancshares, Inc.	—	—	—	—	1,583,109	—	1,583,109	—
Unrealized gain on securities available for sale, net of income taxes of $92,590	—	—	—	—	—	142,172	142,172	—
Comprehensive income	—	—	—	—	—	—	$1,725,281	—
Stock based compensation awards	—	—	—	173,714	—	—		—
Common stock cash dividend $0.12 per share	—	—	—	—	(505,190)	—		—
Stock options exercised including tax benefit of $6,345	—	8,100	81	44,512	—	—		—

Balance, December 31, 2007	—	4,075,849	40,758	30,465,013	4,155,232	(29,749)		—
Common stock repurchased	—	(217,085)	(2,170)	(1,749,485)	—	—		—
Net income attributable to Old Line Bancshares, Inc.	—	—	—	—	1,756,118	—	1,756,118	—
Unrealized gain on securities available for sale, net of income taxes of $275,122	—	—	—	—	—	422,360	422,360	—
Comprehensive income	—	—	—	—	—	—	$2,178,478	—
Recognition of non-controlling interest								608,857
Net income (loss) attributable to non-controlling interest	—	—	—	—	—	—		(4,846)
Stock based compensation awards	—	—	—	104,541	—	—		—
Common stock cash dividend $0.12 per share	—	—	—	—	(470,249)	—		—
Issuance of preferred stock & warrants	7,000,000	—	—	—	—	—		—
Preferred stock dividend payable and accretion	5,025	—	—	—	(29,329)	—		—
Stock options exercised including tax benefit of $2,777	—	3,600	36	18,741	—	—		—

Balance, December 31, 2008	$7,005,025	3,862,364	$38,624	$28,838,810	$5,411,772	$392,611		$604,011

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Continued)

	Preferred					Accumulated
	stock			Additional		other
	&	Common stock		paid-in	Retained	comprehensive	Comprehensive	Non-controlling
	warrants	Shares	Par value	capital	earnings	income	income	interest

Balance, December 31, 2008	$7,005,025	3,862,364	$38,624	$28,838,810	$5,411,772	$392,611	—	$604,011
Net income attributable to Old Line Bancshares, Inc.	—	—	—	—	2,036,150	—	2,036,150	—
Unrealized loss on securities available for sale, net of income tax benefit of $15,458	—	—	—	—	—	(23,731)	(23,731)	—
Comprehensive income	—	—	—	—	—	—	$2,012,419	—
Net income attributable to non-controlling interest	—	—	—	—	—	—		87,216
Stock based compensation awards	—	—	—	119,711	—	—		—
Common stock cash dividend $0.12 per share	—	—	—	—	(463,483)	—		—
Repayment of preferred stock and warrant	(7,301,433)	—	—	76,433	—	—		—
Preferred stock dividend and accretion	296,408	—	—	—	(485,993)	—		—

Balance, December 31, 2009	$—	3,862,364	$38,624	$29,034,954	$6,498,446	$368,880		$691,227

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31,	2009	2008	2007

Cash flows from operating activities
Interest received	$17,125,737	$15,224,058	$14,349,483
Fees and commissions received	1,339,179	438,955	853,995
Interest paid	(5,687,411)	(5,978,157)	(6,198,648)
Cash paid to suppliers and employees	(12,328,485)	(3,101,842)	(6,636,141)
Income taxes paid	(1,073,097)	(1,260,789)	(909,184)

	(624,077)	5,322,225	1,459,505

Cash flows from investing activities
Net change in time deposits in other banks	(1,764,102)	(11,267,000)	(2,000,000)
Purchase of investment securities
Held to maturity	—	(8,237,285)	—
Available for sale	(12,868,441)	(27,029,054)	—
Proceeds from disposal of investment securities
Held to maturity at maturity or call	2,203,921	2,539,088	500,000
Available for sale at maturity or call	10,197,347	7,399,382	4,952,894
Available for sale sold	4,243,654	141,919	—
Loans made, net of principal collected	(34,755,829)	(29,494,324)	(51,735,025)
Purchase of equity securities	(831,100)	(46,300)	(504,700)
Investment in bank owned life insurance	—	—	(4,000,000)
Return of principal from (investment in) real estate LLC	—	(205,050)	11,843
Purchase of premises, equipment and software	(5,642,201)	(1,006,641)	(630,950)
Proceeds from sale of premises and equipment	—	28,315	102,008

	(39,216,751)	(67,176,950)	(53,303,930)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	40,266,481	52,043,034	7,316,708
Other deposits	14,650,671	1,575,373	823,680
Short term borrowings	(1,623,995)	1,408,972	7,153,705
Long term borrowings	(5,077,066)	—	12,000,000
Proceeds from stock options exercised, including tax benefit	—	18,777	44,593
Proceeds from issuance of preferred stock & warrants	—	7,000,000	—
Repurchase of preferred stock & warrants	(7,225,000)	—	—
Repurchase of common stock	—	(1,751,655)	(1,623,098)
Cash dividends paid-preferred stock	(213,888)	—	—
Cash dividends paid-common stock	(463,483)	(470,249)	(505,190)

	40,313,720	59,824,252	25,210,398

Net increase (decrease) in cash and cash equivalents	472,892	(2,030,473)	(26,634,027)

Cash and cash equivalents at beginning of year	10,963,695	12,994,168	39,628,195

Cash and cash equivalents at end of year	$11,436,587	$10,963,695	$12,994,168

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31,	2009	2008	2007

Reconciliation of net income to net cash provided (used) by operating activities
Net income	$2,123,365	$1,751,272	$1,583,109
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation and amortization	699,345	447,529	359,720
Provision for loan losses	900,000	415,000	318,000
Loss on sale of equipment	4,803	3,099	7,372
Change in deferred loan fees net of costs	(99,222)	(32,627)	(107,425)
(Gain) loss on sale of securities	(158,551)	3,081	—
Amortization of premiums and discounts	92,792	5,931	4,162
Deferred income taxes	(228,766)	(47,531)	(23,861)
Stock based compensation awards	119,711	104,541	173,714
(Income) loss from investment in real estate LLC	—	3,741	(24,100)
Increase (decrease) in
Accrued interest payable	(107,557)	(68,422)	64,311
Income tax payable	175,543	(238,226)	(96,270)
Other liabilities	(3,047,499)	3,941,133	3,181
Decrease (increase) in
Accrued interest receivable	36,311	(173,482)	(97,450)
Bank owned life insurance	(326,840)	(326,749)	(311,225)
Prepaid income taxes	35,649	(35,649)	—
Other assets	(843,161)	(430,416)	(393,733)

	$(624,077)	$5,322,225	$1,459,505

On November 1, 2008, Old Line Bancshares, Inc. acquired a 12.5% membership interest in Pointer Ridge, LLC. As a result of this purchase, our membership interest in Pointer Ridge increased to 62.5%. The fair values of the non-cash assets acquired and liabilities assumed were $7.7 million and $6.6 million.

1.	Summary of Significant Accounting Policies

Organization and Description of Business-Old Line Bancshares, Inc. (Bancshares) is the holding company for Old Line Bank (Bank). We provide a full range of banking services to customers located in Anne Arundel, Charles, Prince George’s and St. Mary’s counties in Maryland and surrounding areas.

On November 17, 2008, we purchased Chesapeake Custom Homes, L.L.C.’s 12.5% membership interest in Pointer Ridge Office Investment, LLC (Pointer Ridge), a real estate investment company. The effective date of the purchase was November 1, 2008. As a result of this purchase, our membership interest increased from 50.0% to 62.5%. Consequently, we consolidated Pointer Ridge’s results of operations from the date of acquisition. Prior to the date of acquisition, we accounted for our investment in Pointer Ridge using the equity method.

Basis of Presentation and Consolidation-The accompanying consolidated financial statements include the activity of Bancshares, its wholly owned subsidiary, Old Line Bank, and its majority owned membership interest in Pointer Ridge. We have eliminated all significant intercompany transactions and balances.

We report the non-controlling interests in Pointer Ridge separately in the consolidated balance sheet. We reported the income of Pointer Ridge attributable to Bancshares from the date of our acquisition of majority interest on the consolidated statement of income.

Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and cash equivalents-For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, we purchase and sell federal funds for one-day periods.

Time deposits in other banks-We record time deposits in other banks at cost. All time deposits in other banks mature within one year.

Investment securities-As we purchase securities, management determines if we should classify the securities as held to maturity, available for sale or trading. We record the securities which management has the intent and ability to hold to maturity at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. We classify securities which we may sell before maturity as available for sale and carry these securities at fair value with unrealized gains and losses included in stockholders’ equity on an after tax basis. Management has not identified any investment securities as trading.

We record gains and losses on the sale of securities on the trade date and determine these gains or losses using the specific identification method. We amortize premiums and accrete discounts using the interest method.

Stock options-We account for individual stock options under the fair value method of accounting using a Black-Scholes valuation model to measure stock-based compensation expense at the date of grant. For the years ended December 31, 2009, 2008 and 2007, we recorded stock-based compensation expense of $119,711, $104,541, and $173,714 respectively.

1.	Summary of Significant Accounting Policies (Continued)

We may only recognize tax benefits for options that ordinarily will result in a tax deduction when the grant is exercised (non-qualified options). For the year ended December 31, 2009, we recognized an $8,298 tax benefit associated with the portion of the expense that was related to the issuance of non-qualified options. There were no non-qualified options included in the expense calculation for the year ended December 31, 2008. For the year ended December 31, 2007, we recognized a $12,141 tax benefit.

Premises and equipment-We record premises and equipment at cost less accumulated depreciation. Generally we compute depreciation using the straight-line method over the estimated useful life of the assets.

Foreclosed real estate-We record real estate acquired through foreclosure at the lower of cost or fair market value on the date acquired. We charge losses incurred at the time of acquisition of the property to the allowance for loan losses. We include subsequent reductions in the estimated value of the property in non-interest expense.

Advertising-We expense advertising costs over the life of ad campaigns. We expense general purpose advertising as we incur it.

Loans and allowance for loan losses-We report loans at face value plus deferred origination costs, less deferred origination fees and the allowance for loan losses. We accrue interest on loans based on the principal amounts outstanding. We amortize origination fees and costs to income over the terms of the loans using an approximate interest method.

We discontinue the accrual of interest when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Based on current information, we consider loans impaired when management determines that it is unlikely that the borrower will make principal and interest payments according to contractual terms. Generally, we do not review loans for impairment until we have discontinued the accrual of interest. We consider several factors in determining impairment including payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Usually, we do not classify loans that experience insignificant payment delays and payment shortfalls as impaired. Management determines the significance of payment delays and payment shortfalls on a case by case basis. We consider all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. We measure impairment on a loan by loan basis for commercial and real estate loans by determining either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. If it is doubtful that we will collect principal, we apply all payments to principal.

We collectively evaluate large groups of smaller balance homogeneous loans for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment unless such loans are the subject of a restructuring agreement.

The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. Management bases its judgment in determining the adequacy of the allowance on evaluations of the collectibility of loans. Management takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers’ ability to pay, overall portfolio quality, and review of specific problem areas. If the current economy or real estate market continues to suffer a severe downturn, we may need to increase the estimate for uncollectible accounts. We charge off loans which we deem uncollectible and deduct them from the allowance. We add recoveries on loans previously charged off to the allowance.

1.	Summary of Significant Accounting Policies (Continued)

Income taxes-The provision for income taxes includes taxes payable for the current year and deferred income taxes. We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which we expect the differences to reverse. We allocate tax expense and tax benefits to Bancshares and its subsidiaries based on their proportional share of taxable income.

Earnings per share-We determine basic earnings per common share by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding giving retroactive effect to stock dividends.

We calculate diluted earnings per common share by including the average dilutive common stock equivalents outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants, calculated using the treasury stock method.

December 31,	2009	2008	2007

Weighted average number of shares	3,862,364	3,919,903	4,237,266
Dilutive average number of shares	7,102	3,320	6,038
Comprehensive income-Comprehensive income includes net income attributable to Bancshares and the unrealized gain (loss) on investment securities available for sale net of related income taxes.

Accounting Standards Codification-The Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) became effective on July 1, 2009. At that date, ASC became FASB’s officially recognized source of authoritative United States (U.S.) generally accepted accounting principles (GAAP) applicable to all public and non-public, non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. Rules and interpretive releases of the United States Securities and Exchange Commission (SEC) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Reclassifications-We have made certain reclassifications to the 2008 and 2007 financial presentation to conform to the 2009 presentation.

2.	Cash and Equivalents

The Bank may carry balances with other banks that exceed the federally insured limit. In 2009, the average balance exceeded the federally insured limit by $11,263,538. The average balances in 2008 and 2007 did not exceed the federally insured limit. The Bank also sells federal funds on an unsecured basis to the same banks. The average balance sold was $458,457, $13,342,150 and $21,525,420 in 2009, 2008 and 2007, respectively.

Federal banking regulators require banks to carry non-interest bearing cash reserves at specified percentages of deposit balances. The Bank’s normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.	Investment Securities

Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value

December 31, 2009
Available for sale
U. S. government agency	$7,133,657	$171,946	$(14,928)	$7,290,675
Municipal securities	2,253,107	36,759	(14,294)	2,275,572
Mortgage-backed	18,017,019	429,682	—	18,446,701

	$27,403,783	$638,387	$(29,222)	$28,012,948

Held to maturity
Municipal securities	$300,779	$2,714	$—	$303,493
Mortgage-backed	5,505,728	267,544	—	5,773,272

	$5,806,507	$270,258	$—	$6,076,765

December 31, 2008

Available for sale
U. S. government agency	$10,578,928	$318,722	$—	$10,897,650
Municipal securities	2,425,036	21,547	(3,105)	2,443,478
Mortgage-backed	15,913,656	311,457	(265)	16,224,848

	$28,917,620	$651,726	$(3,370)	$29,565,976

Held to maturity
U. S. Treasury	$499,942	$7,089	$—	$507,031
Municipal securities	300,866	194	(2,753)	298,307
Mortgage-backed	7,202,583	227,092	—	7,429,675

	$8,003,391	$234,375	$(2,753)	$8,235,013

December 31, 2007

Available for sale
U. S. Treasury	$999,398	$—	$(1,117)	$998,281
U. S. government agency	4,499,658	—	(27,480)	4,472,178
Municipal securities	2,924,037	2,984	(12,902)	2,914,119
Mortgage-backed	1,019,390	—	(10,612)	1,008,778

	$9,442,483	$2,984	$(52,111)	$9,393,356

Held to maturity
U. S. Treasury	$2,000,638	$4,436	$(2,183)	$2,002,891
Municipal securities	300,953	183	(6,688)	294,448

	$2,301,591	$4,619	$(8,871)	$2,297,339

3.	Investment Securities (Continued)

The table below summarizes investment securities with unrealized losses and the length of time the securities have been in an unrealized loss position as of December 31, 2009:

	Fair	Unrealized
December 31, 2009	value	losses

Unrealized losses less than 12 months
U.S. government agency	$2,554,652	$14,928
Municipal securities	800,059	14,294
Mortgage-backed	—	—

Total unrealized losses less than 12 months	3,354,711	29,222

Unrealized losses greater than 12 months
U.S. government agency	—	—
Municipal securities	—	—
Mortgage-backed	—	—

Total unrealized losses greater than 12 months	—	—

Total unrealized losses
U.S. government agency	2,554,652	14,928
Municipal securities	800,059	14,294
Mortgage-backed	—	—

Total unrealized losses	$3,354,711	$29,222

We consider all unrealized losses on securities as of December 31, 2009 to be temporary losses because we will redeem each security at face value at or prior to maturity. In most cases, market interest rate fluctuations cause a temporary impairment in value. The Bank has the intent and ability to hold these securities until recovery or maturity.

During the year ended December 31, 2009, we received $4,243,654 in proceeds from the sale of investment securities and recorded gross realized gains of $158,551 from the sale of available-for-sale securities. During 2008, proceeds from sales of investment securities were $141,919 resulting in gross losses of $3,081. There were no sales of securities in 2007.

3.	Investment Securities (Continued)

Contractual maturities and pledged securities at December 31, 2009, 2008 and 2007, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. We classify mortgage backed securities based on maturity date. However, the Bank receives payments on a monthly basis.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value

December 31, 2009
Maturing
Within one year	$1,644,598	$1,663,512	$—	$—
Over one to five years	4,440,360	4,621,900	99,927	100,210
Over five to ten years	8,567,790	8,760,477	2,279,892	2,373,515
Over ten years	12,751,035	12,967,059	3,426,688	3,603,040

	$27,403,783	$28,012,948	$5,806,507	$6,076,765

Pledged securities	$—	$—	$—	$—

December 31, 2008

Maturing
Within one year	$1,150,265	$1,171,205	$499,942	$507,031
Over one to five years	11,635,121	11,957,725	99,881	100,075
Over five to ten years	8,995,942	9,249,654	2,051,611	2,091,071
Over ten years	7,136,292	7,187,392	5,351,957	5,536,836

	$28,917,620	$29,565,976	$8,003,391	$8,235,013

Pledged securities	$—	$—	$—	$—

December 31, 2007

Maturing
Within one year	$3,994,083	$3,977,436	$1,500,855	$1,498,672
Over one to five years	3,530,043	3,512,777	599,618	604,237
Over five to ten years	1,707,775	1,693,237	201,118	194,430
Over ten years	210,582	209,906	—	—

	$9,442,483	$9,393,356	$2,301,591	$2,297,339

Pledged securities	$5,921,558	$5,890,011	$2,000,638	$2,002,891

In 2007, we pledged securities to secure a line of credit from the Federal Home Loan Bank.

4.	Credit Commitments

The Bank is party to financial instruments with off balance sheet risk in the normal course of business in order to meet the financing needs of customers. These financial instruments include commitments to extend credit, available credit lines and standby letters of credit.

December 31,	2009	2008	2007

Commitments to extend credit and available credit lines:
Commercial	$21,153,839	$23,073,938	$15,506,189
Real estate undisbursed development and construction	14,573,064	21,980,974	35,966,127
Consumer	9,014,671	6,378,630	6,142,229

	$44,741,574	$51,433,542	$57,614,545

Standby letters of credit	$3,882,806	$1,582,717	$1,634,022

Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have variable interest rates, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

The Bank’s exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss it would incur by funding its outstanding commitments.
5.	Loans

Major classifications of loans are as follows:

December 31,	2009	2008	2007

Real estate
Commercial	$124,002,072	$110,826,321	$96,017,558
Construction	30,872,499	23,422,258	21,905,237
Residential	23,350,018	12,819,445	11,227,505
Commercial	74,174,400	69,961,313	55,513,122
Consumer	14,622,153	15,638,011	18,527,588

	267,021,142	232,667,348	203,191,010
Allowance for loan losses	(2,481,716)	(1,983,751)	(1,586,737)
Deferred loan costs, net	469,243	370,021	337,394

	$265,008,669	$231,053,618	$201,941,667

5.	Loans (Continued)

The following table outlines the maturity and rate repricing distribution of the loan portfolio. For purposes of this disclosure, we have classified non-accrual loans as immediately repricing or maturing.

December 31,	2009	2008	2007

Within one year	$101,809,560	$91,649,352	$84,698,659
Over one to five years	131,119,339	118,762,804	90,379,861
Over five years	34,092,243	22,255,192	28,112,490

	$267,021,142	$232,667,348	$203,191,010

Transactions in the allowance for loan losses were as follows:

December 31,	2009	2008	2007

Beginning balance	$1,983,751	$1,586,737	$1,280,396
Provision charged to operations	900,000	415,000	318,000
Recoveries	—	454	490

	2,883,751	2,002,191	1,598,886
Loans charged off	402,035	18,440	12,149

Ending balance	$2,481,716	$1,983,751	$1,586,737

At December 31, 2009, we had three loans totaling $1,586,499 past due and classified as non-accrual. The first loan is the same loan that we reported in our December 31, 2008 financial statements and described below. During 2009, we received $40,384 in payments on this loan and the current balance is $810,291. In October 2009, the Borrower re-entered bankruptcy under Chapter 11 of the United States Bankruptcy Code. We have a hearing scheduled to obtain “a lift stay” on the commercial property that secures this loan. Assuming the court provides the “lift stay” on the property, we plan to proceed with foreclosure on the property. The second loan is in the amount of $223,169. The value of the collateral is sufficient to provide repayment and we do not consider this loan impaired. We have foreclosed on the property and were awaiting ratification from the court. Once we receive ratification, we anticipate that we will hold the real estate for future sale. The third loan is a land development loan secured by real estate in the amount of $553,039. The borrower on this loan has filed bankruptcy. A recent appraisal of the property securing this loan indicates that the value of the collateral is sufficient to provide repayment and we do not consider this loan impaired. We plan to proceed with foreclosure on this property. We have not designated a specific allowance for any of these non-accrual loans. The total non-accrued interest on these loans at December 31, 2009 was $190,701.

At December 31, 2008, we had one loan past due and classified as non-accrual in the amount of $850,675. The borrower on this loan filed for bankruptcy protection in November, 2007. A commercial real estate property secures this loan. The loan to value at inception of this loan was 80%. We anticipate that we will receive repayment for all of the balance due on this loan. As of December 31, 2008, the interest not accrued on this loan was $85,706. During the year ended December 31, 2008, we applied $80,099 in interest payments to the principal balance on the loan. We have not designated a specific allowance for this non-accrual loan.

At December 31, 2007, we had two loans totaling $1,061,144 that were 90 days past due and were classified as non-accrual. We received payment in full on one of these loans in June 2008.

There were no accruing loans 90 days or more past due or considered impaired at December 31, 2009, 2008 and 2007.

5.	Loans (Continued)

The company has pledged loans totaling $114,160,379 to support Federal Home Loan Bank borrowings.

The Bank makes loans to customers located in the Maryland suburbs of Washington D.C. Residential and commercial real estate secure substantial portions of the Bank’s loans. Although the loan portfolio is diversified, the regional real estate market and economy will influence its performance.

6.	Restricted Equity Securities

We own the following restricted equity securities:

December 31,	2009	2008	2007

Federal Reserve Bank stock	$1,037,050	$827,050	$827,050
Atlantic Central Bankers Bank stock	12,000	12,000	12,000
Federal Home Loan Bank stock	1,733,600	1,112,500	1,066,200
Maryland Financial Bank stock	175,000	175,000	175,000

Total	$2,957,650	$2,126,550	$2,080,250

We have recorded these securities at cost and have not evaluated them for impairment.

7.	Pointer Ridge Office Investment, LLC

On November 17, 2008, we purchased Chesapeake Custom Homes, L.L.C.’s 12.5% membership interest in Pointer Ridge. The effective date of the purchase was November 1, 2008. As a result of this purchase, we own 62.5% of Pointer Ridge and consolidated their results of operations from the date of the acquisition. Prior to the acquisition date of a majority interest, we accounted for our investment in Pointer Ridge using the equity method. The following table summarizes the condensed Balance Sheets and Statements of Income information for Pointer Ridge.

Pointer Ridge Office Investment, LLC

December 31,	2009	2008	2007

Balance Sheets
Current assets	$891,233	$540,105	$440,256
Non-current assets	7,432,268	7,619,352	7,815,892
Liabilities	6,480,230	6,548,760	6,644,206
Equity	1,843,271	1,610,697	1,611,942

Statements of Income
Revenue	$1,239,137	$1,014,136	$941,520
Expenses	1,006,563	1,019,577	893,320

Net income (loss)	$232,574	$(5,441)	$48,200

We purchased Chesapeake Custom Homes, L.L.C.’s 12.5% membership interest at the book value which was equivalent to the fair value. Accordingly, we did not record any goodwill with this purchase.

8.	Premises and Equipment

A summary of our premises and equipment and the related depreciation follows:

December 31,	Useful lives	2009	2008	2007

Land		$5,061,583	$2,959,864	$487,673
Building	5-50 years	10,188,380	7,351,089	1,600,297
Leasehold improvements	3-30 years	2,171,310	1,890,119	1,380,032
Furniture and equipment	3-23 years	2,384,207	2,005,424	1,743,823

		19,805,480	14,206,496	5,211,825
Accumulated depreciation		2,479,381	1,818,450	1,004,430

Net premises and equipment		$17,326,099	$12,388,046	$4,207,395

Depreciation expense		$676,127	$420,595	$336,844

Computer software included in other assets, and related amortization, are as follows:

Cost	3 years	$224,028	$214,670	$205,564
Accumulated amortization		204,280	181,063	154,654

Net computer software		$19,748	$33,607	$50,910

Amortization expense		$23,218	$26,934	$22,876

9.	Deposits

Major classifications of interest bearing deposits are as follows:

December 31,	2009	2008	2007

Money market and NOW	$43,424,979	$31,852,127	$33,935,011
Savings	7,578,780	5,504,261	6,584,834
Other time deposits-$100,000 and over	58,681,241	44,319,687	41,150,781
Other time deposits	135,779,373	109,874,446	61,000,318

	$245,464,373	$191,550,521	$142,670,944

Time deposits mature as follows:

December 31,	2009	2008	2007

Within three months	$63,785,047	$44,327,104	$33,624,666
Over three to twelve months	82,433,333	55,066,817	55,367,386
Over one to three years	42,526,579	46,923,119	12,392,117
Over three to five years	5,715,655	7,877,093	766,930

	$194,460,614	$154,194,133	$102,151,099

9.	Deposits (Continued)

Interest on deposits for the years ended December 31, 2009, 2008, and 2007, consisted of the following:

December 31,	2009	2008	2007

Money market and NOW	$171,476	$321,164	$588,824
Savings	25,602	39,492	55,660
Other time deposits — $100,000 and over	1,608,367	1,490,587	1,503,715
Other time deposits	2,747,654	3,250,365	3,541,355

	$4,553,099	$5,101,608	$5,689,554

10.	Short Term Borrowings

The Bank has available lines of credit including overnight federal funds and reverse repurchase agreements from its correspondent banks totaling $32.0 million as of December 31, 2009. The Bank has an additional secured line of credit from the Federal Home Loan Bank of Atlanta (FHLB) of $103.7 million. Prior to allowing the Bank to borrow under the line of credit, the FHLB requires that the Bank provide collateral to support borrowings. At December 31, 2009, we had provided $39.3 million in collateral value and as outlined below have borrowed $15.0 million. We have additional available borrowing capacity of $24.3 million. We may increase this availability by pledging additional collateral. As a condition of obtaining the line of credit from the FHLB, the FHLB also requires that the Bank purchase shares of capital stock in the FHLB.

Short term borrowings consist of promissory notes sold to the Bank’s customers, federal funds purchased and advances from the FHLB. The 3.66% FHLB borrowing matures November 23, 2010. Interest is payable on the 23rd day of each February, May, August, and November. On any interest payment date, the FHLB has the option to convert the interest rate on this advance from a fixed rate to a three (3) month LIBOR based variable rate.

The Bank sells short term promissory notes to its customers. These notes reprice daily and have maturities of 270 days or less. Federal funds purchased are unsecured, overnight borrowings from other financial institutions.

Information relating to short term borrowings is as follows:

December 31,	2009		2008		2007
	Amount	Rate	Amount	Rate	Amount	Rate
Amount outstanding at year end
Short term promissory notes	$11,149,939	0.50%	$17,773,934	0.50%	$16,347,096	2.53%
FHLB advance due Nov. 2010	5,000,000	3.66%	—		—

Total	$16,149,939		$17,773,934		$16,347,096

Average for the year
Short term promissory notes	$14,928,391	0.62%	$18,954,799	1.36%	$13,674,099	3.23%
FHLB advance due Jan. 2007	—		—		169,862	5.65%
FHLB advance due Nov. 2010	1,837,268	3.66%	—		—
Federal funds purchased	603	0.66%	253,338	0.66%	55,069	5.99%

Total	$16,766,262		$19,208,137		$13,899,030

11.	Long Term Borrowings

At December 31, 2009, the Bank had two advances, in the amount of $5,000,000 each, from the Federal Home Loan Bank (FHLB) totaling $10,000,000. The 3.3575% FHLB borrowing matures December 12, 2012. Interest is payable on the 12th day of each March, June, September and December. On any interest payment date, the FHLB has the option to convert the interest rate on this advance from a fixed rate to a three (3) month LIBOR based variable rate.

The 3.119% FHLB borrowing matures December 19, 2012. Interest is payable on the 19th day of each month. On any interest payment date, the FHLB has the option to convert the interest rate on this advance from a fixed rate to a one (1) month LIBOR based variable rate.

The Senior note is an obligation of Pointer Ridge. It has a 10 year fixed interest rate of 6.28% and matures on September 5, 2016.

December 31,	2009			2008		2007
	Amount	Rate		Amount	Rate	Amount	Rate
Amount outstanding at year end
FHLB advance due Nov. 2010	$—		%	$5,000,000	3.660%	$5,000,000	3.660%
FHLB advance due Dec. 2012	5,000,000	3.358		5,000,000	3.358	5,000,000	3.358
FHLB advance due Dec. 2012	5,000,000	3.119		5,000,000	3.119	5,000,000	3.119
Senior note	6,454,067	6.280		6,531,133	6.280	—

Total	$16,454,067			$21,531,133		$15,000,000

Average for the year
FHLB advance due Nov. 2010	$4,561,644	3.660%		$5,000,000	3.660%	$520,548	3.660%
FHLB advance due Dec. 2012	5,000,000	3.358		5,000,000	3.358	260,274	3.358
FHLB advance due Dec. 2012	5,000,000	3.119		5,000,000	3.119	164,384	3.119
FHLB advance due July 2009	—			—		1,652,055	5.328
Senior note, fixed at 6.28%	6,489,559	6.280		546,018	6.280	—

Total	$21,051,203			$15,546,018		$2,597,261

Principal payments on long term debt obligations are due as follows:

Year	Amount
2010	$83,297
2011	88,743
2012	10,094,545
2013	100,727
2014	107,312
Remaining	5,979,443

$16,454,067

12.	Related Party Transactions

The Bank has entered into various transactions with firms in which owners are also members of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated parties for similar work. Amounts paid to these related parties totaled $21,566, $15,481, and $110, during the years ended December 31, 2009, 2008, and 2007, respectively.

Effective November 1, 2008, we purchased Chesapeake Custom Homes, L.L.C.’s 12.5% membership interest in Pointer Ridge for the book value of $205,000. This purchase increased Bancshares’ membership interest from 50.0% to 62.5%. Frank Lucente, a director of Bancshares and the Bank, is the President and 52.0% stockholder of Lucente Enterprises, Inc. Lucente Enterprises, Inc. is the manager and majority member of Chesapeake Custom Homes, L.L.C. Lucente Enterprises has retained its 12.5% membership interest in Pointer Ridge. In 2009 and 2008, the Bank paid Pointer Ridge $526,494 and $513,939 in lease payments, respectively. In 2007, the Bank paid Pointer Ridge $496,272 in lease payments and $24,005 for leasehold improvements.

The directors, executive officers and their affiliated companies maintained deposits with the Bank of $8,798,695, $11,026,340, and $9,117,683, at December 31, 2009, 2008, and 2007, respectively.

The schedule below summarizes changes in amounts of loans outstanding to directors and executive officers or their affiliated companies:

December 31,	2009	2008	2007

Balance at beginning of year	$889,630	$4,260,564	$4,756,505
Additions	967,630	454,252	877,550
Repayments	(393,145)	(3,825,186)	(1,373,491)

Balance at end of year	$1,464,115	$889,630	$4,260,564

In addition to the outstanding balances, the directors and executive officers or affiliated companies have $941,050 in unused commitments as of December 31, 2009. In the opinion of management, these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

13.	Income Taxes

The components of income tax expense are as follows:

December 31,	2009	2008	2007

Current
Federal	$1,024,750	$786,677	$715,134
State	259,538	200,237	97,780

	1,284,288	986,914	812,914
Deferred	(228,766)	(47,531)	(23,861)

	$1,055,522	$939,383	$789,053

13.	Income Taxes (Continued)

The components of deferred income taxes are as follows:

December 31,	2009	2008	2007

Provision for loan losses	$(171,316)	$(163,697)	$(135,333)
Nonaccrual interest	6,110	(22,633)	(11,174)
Organization costs	—	5,132	5,190
Director stock option expense	(8,298)	—	(12,141)
Supplemental executive retirement plan	(52,760)	(47,036)	(42,586)
Deferred loan origination costs, net	(114,426)	57,172	94,909
Depreciation	111,924	123,531	77,274

	$(228,766)	$(47,531)	$(23,861)

The components of net deferred tax assets and liabilities are as follows:

December 31,	2009	2008	2007

Deferred tax assets
Allowance for loan losses	$933,688	$762,372	$598,675
Nonaccrual interest	27,697	33,807	11,174
Organization costs	—	—	5,132
Director stock option expense	20,439	12,141	12,141
Supplemental executive retirement plan	178,652	125,892	78,856
Net unrealized loss on securities available for sale	—	—	19,378

	1,160,476	934,212	725,356

Deferred tax liabilities
Deferred loan origination costs	292,879	407,305	350,133
Depreciation	448,738	336,814	213,283
Net unrealized gain on securities available for sale	240,285	255,744	—

	981,902	999,863	563,416

Net deferred tax asset (liability)	$178,574	$(65,651)	$161,940

13.	Income Taxes (Continued)

The differences between the federal income tax rate of 34 percent and our effective tax rate are reconciled as follows:

December 31,	2009	2008	2007

Statutory federal income tax rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from
State income taxes, net of federal income tax benefit	4.0	4.3	2.3
Tax exempt income	(1.8)	(0.9)	(1.2)
Stock based compensation awards	1.1	1.3	2.1
Other nondeductible expenses	0.3	0.3	0.6
Bank owned life insurance	(3.5)	(4.1)	(4.5)
Net income attributable to the non-controlling interest	(0.9)	—	—

Effective tax rate	33.2%	34.9%	33.3%

14.	Retirement Plan

Eligible employees participate in a profit sharing plan that qualifies under Section 401(k) of the Internal Revenue Code. The plan allows for elective employee deferrals and the Bank makes matching contributions of up to 4% of eligible employee compensation. Our contributions to the plan, included in employee benefit expenses, were $132,284, $128,189, and $122,901 for 2009, 2008, and 2007, respectively.

The Bank also offers Supplemental Executive Retirement Plans (SERPs) to its executive officers providing for retirement income benefits. We accrue the present value of the SERPs over the remaining number of years to the executives’ expected retirement dates. The Bank’s expenses for the SERPs were $133,758, $119,245, and $105,997 in 2009, 2008, and 2007, respectively.

15.	Capital Standards

The Federal Deposit Insurance Corporation and the Federal Reserve Board have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. As of December 31, 2009, 2008, and 2007, the capital ratios and minimum capital requirements are as follows:

			Minimum capital		To be well
(in thousands)	Actual		adequacy		capitalized
December 31, 2009	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)
Consolidated	$38,088	13.7%	$22,239	8.0%	$27,799	10.0%
Old Line Bank	$36,444	12.8%	$22,700	8.0%	$28,385	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	$35,571	12.8%	$11,120	4.0%	$16,679	6.0%
Old Line Bank	$36,444	12.0%	$11,354	4.0%	$17,031	6.0%
Tier 1 capital (to average assets)
Consolidated	$35,571	10.0%	$14,228	4.0%	$17,785	5.0%
Old Line Bank	$36,444	9.6%	$14,181	4.0%	$17,727	5.0%

December 31, 2008	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)
Consolidated	$43,278	17.4%	$19,884	8.0%	$24,856	10.0%
Old Line Bank	$41,596	16.8%	$19,766	8.0%	$24,707	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	$41,294	16.6%	$9,942	4.0%	$14,913	6.0%
Old Line Bank	$39,612	16.0%	$9,883	4.0%	$14,824	6.0%
Tier 1 capital (to average assets)
Consolidated	$41,294	14.0%	$11,767	4.0%	$14,708	5.0%
Old Line Bank	$39,612	13.5%	$11,707	4.0%	$14,634	5.0%

December 31, 2007	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)
Consolidated	$36,248	16.3%	$17,763	8.0%	$22,203	10.0%
Old Line Bank	$32,913	15.0%	$17,583	8.0%	$21,979	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	$34,661	15.6%	$8,881	4.0%	$13,322	6.0%
Old Line Bank	$31,326	14.3%	$8,791	4.0%	$13,187	6.0%
Tier 1 capital (to average assets)
Consolidated	$34,661	14.6%	$9,480	4.0%	$11,850	5.0%
Old Line Bank	$31,326	13.3%	$9,390	4.0%	$11,738	5.0%
Tier 1 capital consists of common and preferred stock, additional paid-in capital and retained earnings. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

Failure to meet the capital requirement could affect our ability to pay dividends and accept deposits and may significantly affect our operations.

In the most recent regulatory report, we were categorized as well capitalized under the prompt corrective action regulations. Management knows of no events or conditions that should change this classification.

16.	Commitments and Contingencies

We lease seven branch locations and one loan production office from non-related parties under lease agreements expiring through 2040. We lease our corporate headquarters and one branch location from Pointer Ridge. Each of the leases provides extension options.

The approximate future minimum lease commitments under the operating leases as of December 31, 2009, are presented below. We have eliminated 62.5% of lease commitments to Pointer Ridge in consolidation.

Year	Amount
2010	$650,104
2011	664,590
2012	662,468
2013	608,461
2014	548,274
Remaining	9,244,843

$12,378,740

Rent expense was $475,113, $796,429, and $671,110, for the years ended December 31, 2009, 2008, and 2007, respectively.

On August 25, 2006, Pointer Ridge entered into a loan agreement with an unrelated bank, in an original principal amount of $6.6 million to finance the commercial office building located at 1525 Pointer Ridge Place, Bowie, Maryland. We lease approximately half of this building for our main office and operate a branch from this address. Pursuant to the terms of a guaranty between the bank and Bancshares dated August 25, 2006, Bancshares has guaranteed up to 62.5% of the loan amount plus costs incurred by the lender resulting from any acts, omissions or alleged acts or omissions.

In the normal course of business the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank’s financial statements.

17.	Fair Value of Financial Instruments

On January 1, 2008, we adopted FASB ASC Topic 820 Fair Value Measurements and Disclosures which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability, or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact. The Bank values investment securities classified as available for sale at fair value. The fair value hierarchy established in FASB ASC Topic 820 defines three input levels for fair value measurement. Level 1 is based on quoted market prices in active markets for identical assets. Level 2 is based on significant observable inputs other than those in Level 1. Level 3 is based on significant unobservable inputs.

We value investment securities classified as available for sale at fair value on a recurring basis. We value treasury securities, government sponsored entity securities, and some agency securities under Level 1, and collateralized mortgage obligations and some agency securities under Level 2. At December 31, 2009, we established values for available for sale investment securities as follows (000’s);

	Total Fair Value	Level 1	Level 2	Level 3
	December 31, 2009	Inputs	Inputs	Inputs
Investment securities available for sale	$28,013	$4,708	$23,305	$—

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes our methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value. Furthermore, we have not comprehensively revalued the fair value amounts since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the above presented amounts.

17.	Fair Value of Financial Instruments (Continued)

We use the following methodologies for estimating fair values of financial instruments that we do not measure on a recurring basis. The estimated fair values of financial instruments equal the carrying value of the instruments except as noted.

Time Deposits-The fair value of time deposits in other banks is an estimate determined by discounting future cash flows using current rates offered for deposits of similar remaining maturities.

Investment Securities-The fair values of investment securities are based upon quoted market prices or dealer quotes.

Loans-The fair value of loans is an estimate determined by discounting future cash flows using current rates for which the Bank would make similar loans to borrowers with similar credit histories.

Interest bearing deposits-The fair value of demand deposits and savings accounts is the amount payable on demand. The fair value of fixed maturity certificates of deposit is an estimate using the rates currently offered for deposits of similar remaining maturities.

Long and short term borrowings-The fair value of long and short term fixed rate borrowings is estimated by discounting the value of contractual cash flows using rates currently offered for advances with similar terms and remaining maturities.

Loan Commitments, Standby and Commercial Letters of Credit-Lending commitments have variable interest rates and “escape” clauses if the customer’s credit quality deteriorates. Therefore, the fair value of these items is insignificant and is not included in the following table.

	Carrying	Fair
	amount	value

December 31, 2009
Financial assets
Time deposits	$15,031,102	$15,491,899
Investment securities	33,819,455	34,089,713
Loans	265,008,669	269,907,318

Financial liabilities
Interest bearing deposits	$245,464,373	$247,456,675
Short term borrowings	16,149,939	16,297,360
Long term borrowings	16,454,067	17,261,757

December 31, 2008
Financial assets
Time deposits	$13,267,000	$13,276,560
Investment securities	37,569,367	37,800,989
Loans	231,053,618	233,640,929

Financial liabilities
Interest bearing deposits	$191,550,521	$194,267,851
Long term borrowings	21,531,133	22,314,640

December 31, 2007
Financial assets
Time deposits	$2,000,000	$2,003,325
Investment securities	11,694,947	11,690,695
Loans	201,941,667	200,202,101

Financial liabilities
Interest bearing deposits	$142,670,944	$143,517,303
Long term borrowings	15,000,000	14,980,071

18.	Other Operating Expenses

Other operating expenses that are significant are as follows:

Years Ended December 31,	2009	2008	2007

Advertising	$41,787	$30,102	$46,797
Audit & exam fees	60,500	67,000	54,000
Branch security costs	44,020	45,417	50,422
Broker referrals	—	—	27,565
Business development	116,819	96,418	78,935
Courier fees	15,680	30,435	81,067
Director fees	137,698	124,450	120,400
Organizational & legal expenses	68,491	43,944	36,734
Stationery & supplies	64,037	75,107	75,180
Other	1,315,789	761,268	712,633

Total	$1,864,821	$1,274,141	$1,283,733

19.	Parent Company Financial Information

The balance sheets, statements of income, and statements of cash flows for Bancshares (Parent Company) follow:
Old Line Bancshares, Inc.
Balance Sheets

December 31,	2009	2008	2007

Assets
Cash and due from banks	$95,232	$164,263	$985,479
Loans	275,920	551,752	1,424,317
Investment in real estate LLC	1,152,044	1,006,686	805,971
Investment in Old Line Bank	34,331,418	40,004,678	31,296,637
Deferred income taxes	—	—	5,132
Other assets	120,918	9,321	189,065

	$35,975,532	$41,736,700	$34,706,601

Liabilities and Stockholders’ Equity
Accounts payable	$34,628	$49,858	$75,347

Stockholders’ equity
Preferred stock	—	6,703,591	—
Common stock	38,624	38,624	40,758
Additional paid-in capital	29,034,954	28,838,810	30,465,013
Warrants to purchase common stock	—	301,434	—
Retained earnings	6,498,446	5,411,772	4,155,232

	35,572,024	41,294,231	34,661,003
Accumulated other comprehensive income	368,880	392,611	(29,749)

	35,940,904	41,686,842	34,631,254

	$35,975,532	$41,736,700	$34,706,601

19.	Parent Company Financial Information (Continued)
Old Line Bancshares, Inc.
Statements of Income

Years Ended December 31,	2009	2008	2007

Interest and dividend revenue
Dividend from Old Line Bank	$653,067	$445,943	$505,189
Interest on money market and certificates of deposit	612	5,921	128,775
Interest on loans	37,019	76,783	54,170

Total interest and dividend revenue	690,698	528,647	688,134

Non-interest revenue
Income (loss) on investment in real estate LLC	145,359	(4,335)	24,100
Other fees	—	—	5,000

Total non-interest revenue	145,359	(4,335)	29,100

Non-interest expense	129,134	117,381	105,057

Income before income taxes	706,923	406,931	612,177
Income tax expense (benefit)	21,243	(14,775)	41,319

	685,680	421,706	570,858

Undistributed net income of Old Line Bank	1,350,470	1,334,412	1,012,251

Net income	$2,036,150	$1,756,118	$1,583,109

19.	Parent Company Financial Information (Continued)
Old Line Bancshares, Inc.
Statements of Cash Flows

Years Ended December 31,	2009	2008	2007

Cash flows from operating activities
Interest and dividends received	$692,352	$530,833	$683,087
Income taxes (refund received)	(8,613)	(35,894)	35,894
Reimbursement received (cash paid) for operating expenses	(126,231)	219,457	(30,349)

	557,508	714,396	688,632

Cash flows from investing activities
Loans made, net of principal collected	275,832	872,565	(1,424,317)
Investment in Old Line Bank	7,000,000	(7,000,000)	—
Return of principal from (investment in) real estate LLC	—	(205,050)	11,843

	7,275,832	(6,332,485)	(1,412,474)

Cash flows from financing activities
Proceeds from stock options exercised	—	16,000	32,706
Tax benefit from stock options exercised	—	2,777	11,887
Proceeds from issuance of preferred stock	—	7,000,000	—
Repurchase of preferred stock & warrants	(7,225,000)	—	—
Repurchase of common stock	—	(1,751,655)	(1,623,098)
Cash dividends paid-preferred stock	(213,888)	—	—
Cash dividends paid-common stock	(463,483)	(470,249)	(505,190)

	(7,902,371)	4,796,873	(2,083,695)

Net increase (decrease) in cash and cash equivalents	(69,031)	(821,216)	(2,807,537)
Cash and cash equivalents at beginning of year	164,263	985,479	3,793,016

Cash and cash equivalents at end of year	$95,232	$164,263	$985,479

Reconciliation of net income to net cash provided by operating activities
Net income	$2,036,150	$1,756,118	$1,583,109
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed net income of Old Line Bank	(1,350,470)	(1,334,412)	(1,012,251)
Stock based compensation awards	119,711	104,541	173,714
Decrease in deferred income taxes	—	5,132	5,190
(Income) Loss from investment in real estate LLC	(145,359)	4,335	(24,100)
Increase (Decrease) in other liabilities	9,073	(1,063)	41,086
(Increase) decrease in other assets	(111,597)	179,745	(78,116)

	$557,508	$714,396	$688,632

20.	Stockholders’ Equity

Stock Options

We have two stock option plans under which we may issue options, the 2001 Incentive Stock Option Plan, as amended, and the 2004 Equity Incentive Plan. Our Compensation Committee administers the stock option plans. As the plans outline, the Compensation Committee approves stock option grants to directors and employees, determines the number of shares, the type of option, the option price, the term (not to exceed 10 years from the date of issuance) and the vesting period of options issued. The Compensation Committee has approved and we have granted options vesting immediately as well as over periods of two, three and five years. We recognize the compensation expense associated with these grants over their respective vesting period. As of December 31, 2009, there were 71,530 shares remaining available for future issuance under the stock option plans.

The intrinsic value of the options that directors and officers exercised for the years ended December 31, 2009, 2008, and 2007 was $0, $7,040, and $26,432, respectively.

A summary of the status of the outstanding options follows:

	2009		2008		2007
		Weighted		Weighted		Weighted
	Number	average	Number	average	Number	average
	of shares	exercise price	of shares	exercise price	of shares	exercise price

Outstanding, beginning of year	236,620	$9.09	216,920	$9.37	182,820	$8.91
Options granted	62,650	6.30	37,300	7.75	47,200	10.57
Options exercised	—	—	(3,600)	4.44	(8,100)	4.72
Options expired	—	—	(14,000)	11.09	(5,000)	11.31

Outstanding, end of year	299,270	$8.50	236,620	$9.09	216,920	$9.37

	Outstanding options			Exercisable options
		Weighted	Weighted		Weighted
	Number	average	average	Number	average
Exercise	of shares at	remaining	exercise	of shares at	exercise
price	December 31, 2009	term in years	price	December 31, 2009	price

$3.33-$4.17	11,700	1.00	$3.44	11,700	$3.44
$4.18-$5.00	18,000	2.55	4.69	18,000	4.69
$5.01-$7.64	62,650	9.07	6.30	28,884	6.30
$7.65-$8.65	37,300	8.09	7.75	24,866	7.75
$8.66-$10.00	46,620	4.64	9.74	46,620	9.74
$10.01-11.31	123,000	6.31	10.43	117,000	10.41

	299,270	6.41	$8.50	247,070	$8.79

Intrinsic value of vested exercisable options where the market value exceeds the exercise price		$79,400
Intrinsic value of outstanding options where the market value exceeds the exercise price		$89,192

20.	Stockholders’ Equity (Continued)

At December 31, 2009, there was $37,862 of total unrecognized compensation cost related to non-vested stock options that we expect to realize over the next 3.5 years. The following table summarizes the fair values of the options granted and weighted-average assumptions used to calculate the fair values. We used the Black-Scholes option pricing model.

Years Ended December 31,	2009	2008	2007

Expected dividends	2%	2%	1%
Risk free interest rate	2.15%	3.31%	4.64%
Expected volatility	25.40%	20.80%	20.2-20.4%
Weighted average volatility	25.39%	20.79%	20.31%
Expected life in years	6.8-10.0	7.80	6.0-7.0
Weighted average fair value of options granted	$1.57	$1.94	$2.92
Preferred stock
On December 5, 2008, Bancshares issued 7,000 shares of Fixed Rate Cumulative Preferred Stock, Series A, $1 par value (“Series A Preferred Stock”) with a liquidation preference per share equal to $1,000 and a ten year warrant to purchase up to 141,892 shares of Bancshares’ common stock, $0.01 par value per share, at an exercise price of $7.40 per share, for a total purchase price of $7 million in cash as part of the Troubled Asset Relief Program-Capital Purchase Program of the U.S. Treasury (“Treasury”). Bancshares allocated the cash proceeds between the Series A Preferred Stock and the warrant to purchase common stock based on the relative estimated fair values at the date of issuance.
In July of 2009, we repurchased from the Treasury the 7,000 shares of preferred stock that we issued to them. We paid Treasury $7,058,333 to repurchase the preferred stock which reflects the liquidation value of the preferred stock and $58,333 of accrued but unpaid dividends. In August, we also repurchased at a fair market value of $225,000 the warrant to purchase 141,892 shares of our common stock.

21.	Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations
Three months ended
(Dollars in thousands except per share data)

2009	December 31,	September 30,	June 30,	March 31,

Interest revenue	$4,374	$4,392	$4,227	$4,102
Interest expense	1,308	1,406	1,416	1,450
Net interest income	3,066	2,986	2,811	2,652
Provision for loan losses	140	210	250	300
Net income available to common stockholders	466	227	447	410
Earnings per share-basic	0.12	0.06	0.12	0.11
Earnings per share-diluted	0.12	0.06	0.12	0.11

2008	December 31,	September 30,	June 30,	March 31,

Interest revenue	$3,991	$3,937	$3,726	$3,770
Interest expense	1,543	1,460	1,366	1,541
Net interest income	2,448	2,477	2,360	2,229
Provision for loan losses	70	180	127	38
Net income available to common stockholders	352	433	497	445
Earnings per share-basic	0.09	0.11	0.13	0.11
Earnings per share-diluted	0.09	0.11	0.13	0.11

2007	December 31,	September 30,	June 30,	March 31,

Interest revenue	$3,817	$3,786	$3,523	$3,428
Interest expense	1,594	1,666	1,536	1,467
Net interest income	2,223	2,120	1,987	1,961
Provision for loan losses	112	120	30	56
Net income available to common stockholders	519	328	408	328
Earnings per share-basic	0.13	0.08	0.10	0.08
Earnings per share-diluted	0.13	0.08	0.10	0.08

CONSOLIDATED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITORS’ REPORT
MARYLAND BANKCORP, INC.
AND SUBSIDIARY
DECEMBER 31, 2009 AND 2008

Maryland Bankcorp, Inc. and Subsidiary

Reznick Group, P.C. 500 East Pratt Street Suite 200 Baltimore, MD 21202-3100 Tel: (410) 783-4900
INDEPENDENT AUDITORS’ REPORT
To the Stockholders and Board of Directors
Maryland Bankcorp, Inc.
     We have audited the accompanying consolidated balance sheets of Maryland Bankcorp, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Maryland Bankcorp, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maryland Bankcorp, Inc. and Subsidiary at December 31, 2009 and 2008, and the results of their operations, their changes in stockholders’ equity and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Baltimore, Maryland
March 25, 2010

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008
ASSETS
Cash and cash equivalents
Cash and due from banks	$8,572,465	$9,562,795
Federal funds sold	2,910,000	—

Total cash and cash equivalents	11,482,465	9,562,795

Interest-bearing deposits with banks	10,009,722	4,297,534
Investment securities available for sale	77,550,787	62,677,201
Investment securities held to maturity	—	200,004
Federal Home Loan Bank stock, at cost	555,600	515,700
Federal Reserve Bank and other stock, at cost	677,939	605,939
Loans, net of allowance for loan losses of $6,191,001 and $2,589,790, respectively	226,203,937	212,504,825
Accrued interest receivable	1,461,226	1,418,949
Bank premises and equipment, net	3,786,332	3,432,536
Other real estate owned	1,938,715	1,726,317
Deferred tax asset	3,851,189	2,968,291
Other assets	14,238,573	8,425,725

Total assets	$351,756,485	$308,335,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$299,756,234	$261,165,487
Other short-term borrowings	15,056,327	8,598,237
Federal funds purchased	—	1,767,000
Line of credit	3,167,500	—
Due to affiliate	2,000,000	2,000,000
Accrued expenses and other liabilities	1,956,325	2,155,158
Deferred compensation and supplemental benefits	3,437,150	3,038,731
Capital lease obligations	55,091	93,225
Deferred income	231,350	260,078

Total liabilities	325,659,977	279,077,916

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, 5,000,000 shares authorized as of December 31, 2009 and 2008, and 0 shares outstanding as of December 31, 2009 and 2008	—	—
Common stock, $.01 par value per share, 10,000,000 shares authorized; authorized; 646,626 shares issued and outstanding as of December 31, 2009 and 2008	6,466	6,466
Additional paid-in capital	20,845,536	20,845,536
Retained earnings	5,618,726	9,450,503
Accumulated other comprehensive loss	(374,220)	(1,044,605)

Total stockholders’ equity	26,096,508	29,257,900

Total liabilities and stockholders’ equity	$351,756,485	$308,335,816

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2009 and 2008

	2009	2008
INTEREST INCOME
Interest and fees on loans	$13,882,947	$13,233,328
Interest on investment securities	2,602,343	2,593,002
Interest on interest bearing deposits	17,538	97,996
Interest on federal funds sold	35,504	177,537

Total interest income	16,538,332	16,101,863

INTEREST EXPENSE
Interest on deposits	4,781,040	4,275,855
Interest on demand notes	231,455	121,013
Interest on federal funds purchased	637	55,100
Interest on capital leases	10,298	15,695

Total interest expense	5,023,430	4,467,663

Net interest income	11,514,902	11,634,200

Provision for loan losses	5,669,565	991,262

Net interest income after provision for loan losses	5,845,337	10,642,938

OTHER OPERATING INCOME
Service charges	1,541,142	1,524,189
Fees, commissions and miscellaneous	195,089	250,761
Gain on sale or call of investment securities	550,833	111,342

Total other operating income	2,287,064	1,886,292

OTHER OPERATING EXPENSES
Salaries and employee benefits	7,004,734	6,834,431
Occupancy and equipment expenses	1,832,534	2,033,584
Other expenses	4,291,146	3,570,381

Total other operating expense	13,128,414	12,438,396

(Loss) income before income taxes	(4,996,013)	90,834

Income tax benefit	(1,164,236)	(245,181)

Net (loss) income	$(3,831,777)	$336,015

Basic and diluted earnings per share of common stock	$(5.93)	$0.52

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2009 and 2008

								Accumulated
								other
					Additional		Comprehen-	comprehen-
	Preferred Stock		Common Stock		paid-in	Retained	sive income	sive income
	Shares	Amount	Shares	Amount	capital	earnings	(loss)	(loss)	Total
Balance, December 31, 2007	—	$—	646,626	$6,466	$20,845,536	$9,373,138		$(342,081)	$29,883,059

Comprehensive income (loss)
Net income	—	—	—	—	—	336,015	$336,015	—	336,015
Other comprehensive income, net of tax
Pension plan adjustment	—	—	—	—	—	—	(1,227,844)	—	—
Change in unrealized gain on securities, net of tax	—	—	—	—	—	—	525,320	(702,524)	(702,524)

Total compreh ensive loss	—	—	—	—	—	—	$(366,509)	—	—

Cash dividend — $.40 per share	—	—	—	—	—	(258,650)		—	(258,650)

Balance, December 31, 2008	—	—	646,626	6,466	20,845,536	9,450,503		(1,044,605)	29,257,900

Comprehensive income (loss)
Net loss	—	—	—	—	—	(3,831,777)	$(3,831,777)	—	(3,831,777)
Other comprehensive income, net of tax
Change in unrealized gain on securities, net of tax	—	—	—	—	—	—	670,385	670,385	670,385

Total compreh- ensive loss	—	—	—	—	—	—	$(3,161,392)	—	—

Balance, December 31, 2009	—	$—	646,626	$6,466	$20,845,536	$5,618,726		$(374,220)	$26,096,508

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities
Interest received	$16,496,055	$16,109,710
Fees and commissions received	1,851,303	1,524,382
Interest paid	(5,052,913)	(4,440,302)
Cash paid to suppliers and employees	(16,542,700)	(10,027,475)
Income taxes paid	(275,646)	(169,324)

Net cash (used in) provided by operating activities	(3,523,901)	2,996,991

Cash flows from investing activities
Proceeds from maturities of investment securities held to maturity	200,000	750,000
Proceeds from sales, calls and maturities of investment securities available for sale	42,780,629	27,989,669
Purchase of investment securities available for sale	(57,871,929)	(25,513,136)
Net change in loans	(19,509,574)	(33,032,753)
Net change in interest bearing deposits	(5,712,188)	102,478
Capital expenditures	(854,570)	(128,544)

Net cash used in investing activities	(40,967,632)	(29,832,286)

Cash flows from financing activities
Net increase in deposits	38,590,747	15,326,473
Increase in short-term borrowings	6,458,090	1,977,942
Proceeds from line of credit and note payable	3,167,500	2,000,000
Federal funds sold (purchased)	(1,767,000)	1,767,000
Repayment of capital lease obligations	(38,134)	(33,336)
Dividends paid to stockholders	—	(260,468)

Net cash provided by financing activities	46,411,203	20,777,611

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,919,670	(6,057,684)

Cash and cash equivalents, beginning of year	9,562,795	15,620,479

Cash and cash equivalents, end of year	$11,482,465	$9,562,795

Supplementary schedule of noncash investing activities

Loans transferred to other real estate owned	$212,398	$1,726,317

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
Years ended December 31, 2009 and 2008

	2009	2008
Reconciliation of net (loss) income to net cash provided by operating activities
Net (loss) income	$(3,831,777)	$336,015
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Deferred income taxes	(920,122)	(1,508,328)
Deferred gain on sale of branch locations	(28,728)	(28,749)
Amortization/accretion of premiums and discounts on investment securities	215,301	34,904
Gain on sale or call of investment securities	(550,833)	(111,342)
Increase in cash value of life insurance	(39,413)	(244,120)
Provision for loan losses	5,669,565	991,262
Depreciation and amortization	500,774	600,458
Changes in net assets and liabilities
(Increase) decrease in accrued interest receivable	(42,277)	7,847
Increase in deferred loan fees and costs, net	(71,501)	(256,723)
(Increase) decrease in other assets	(4,624,476)	2,419,139
Increase in accrued expenses and other liabilities	199,586	756,628

Net cash (used in) provided by operating activities	$(3,523,901)	$2,996,991

Supplemental disclosure of noncash investing and financing activities
   Net unrealized gain on investment securities available for sale (before income tax effect)
     was $654,087 and $544,604 at December 31, 2009 and 2008, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Maryland Bankcorp, Inc. (the Holding Company), was organized on September 28, 2001 at the direction of the Board of Directors of Maryland Bank & Trust Company, N.A. (the Bank) to acquire the stock of the Bank and to engage in such other business activities permitted by law for bank holding companies. On September 28, 2001, after Board of Directors, shareholder and regulatory approval, each outstanding share of Bank common stock was exchanged for one share of Holding Company common stock. As a result of the exchange of shares, the shareholders of the Bank became shareholders of the Holding Company and the Holding Company became the sole shareholder of the Bank.
The Bank was originally incorporated in 1959 under the laws of the State of Maryland, and effective August 1, 1997, became a national bank. The Bank provides a full range of banking services to individual and corporate customers primarily in Southern Maryland. The Bank is subject to competition from other financial institutions and is subject to the regulations of certain Federal and State agencies.
As of March 31, 2006, the Holding Company operates as a bank holding company under section 4(c)8 of the Bank Holding Company Act and section 225.83 of Regulation Y.
Basis of Presentation
The financial statements are presented on a consolidated basis. All material intercompany transactions and balances have been eliminated in the consolidation. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated balance sheet and reported income and expenses for the reporting period. The Parent only financial statements of the Holding Company accounts for its investment in the Bank using the equity method of accounting. (See note 17)
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
Fair Value of Financial Instruments
The Bank measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Under generally accepted accounting principles, the Bank is required to disclose how fair value is determined for assets and liabilities and use an established fair value hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs.
Investment securities are classified as held to maturity and available for sale.
Investment securities classified as held to maturity consist of bonds, notes, and debentures which the Bank has the intent and ability to hold to maturity and which are carried at cost, adjusted for amortization of premiums and accretion of discounts computed by the straight-line method.
Investment securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Investment securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related tax effect, on the consolidated statements of change in stockholders’ equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Reclassification adjustments are recorded when the Bank realizes a gain or loss on the sale or a call of investment securities that had previously recognized an unrealized gain or loss as increases or decreases in stockholders’ equity, net of the related tax effect.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Loans
Loans are stated at their outstanding unpaid principal balances, net of participations sold, deferred fees and costs and the allowance for loan losses.
Interest income on loans is accrued over the term of the loans based on the principal amounts outstanding.
When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured or in process of collection, the accrual of interest is discontinued and recognized as income in the period the loan becomes current.
Loan origination fees and direct loan origination costs are capitalized and recognized as an adjustment of the yield of the related loans.
Interest Bearing Deposits
Interest bearing deposits in banks have no maturity date and are carried at cost.
Allowance for Loan Losses
The Bank’s policy is to charge recognized loan losses to the allowance for loan losses and add recoveries on previously written off loans to the allowance. The allowance is increased by provisions which are charged to operations. The adequacy of the allowance for loan losses is determined by management after reviewing the composition and risk of the loan portfolio, trends in loan volume by category, delinquencies, economic conditions, the Bank’s previous loan loss experience and other related matters. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. The allowance for loan losses is based on estimates, and ultimate losses, if any, may vary from the current estimates.
Accounting principles generally accepted in the United States of America require that the impairment of loans that have been separately identified for evaluation be measured based on the present value of expected future cash flow or, alternatively, the observable market price of the loans or the fair value of the collateral. For those loans that are collateral dependent (that is, if repayment of the loan is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is based on the fair value of the collateral.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require additions to the allowance based on their judgments about information available to them at the time of their examination.
Bank Premises and Equipment
Bank premises and equipment are stated at cost. Depreciation and amortization are computed principally by accelerated methods over the estimated useful lives of the properties. The estimated useful lives for computing depreciation and amortization are as follows:

Years
Land improvements	10
Buildings and improvements	15 to 40
Furnishings and equipment	3 to 10
Automobiles	3
Leasehold improvements	5 to 20
When properties are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts with any resulting gain or loss reflected in income. Expenditures for repairs, maintenance, and minor improvements are expensed in the year incurred.
Other Real Estate Owned
Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less estimated costs to dispose at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to dispose. At date of acquisition, losses are charged to the allowance for loan losses. The Bank recognizes income from income producing properties held in other real estate owned on a current basis.
During 2009, the Bank foreclosed on four real estate properties originating from three borrowers. The outstanding principal balances of the loans totaled $3,215,126 at the time of their foreclosures. The Bank charged $1,394,034 to reduce the carrying value of the other real estate to their approximate fair values less costs to sell.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
During 2009, the Bank sold two of its foreclosed assets for $1,651,490. There were no gains or losses on these sales. As of December 31, 2009 the Bank is pursuing opportunities to market the remaining foreclosed collateral for sale.
Advertising
Advertising costs are expensed as incurred. Advertising expense was $68,997 and $93,514 for the years ended December 31, 2009 and 2008, respectively.
Deferred Income
Deferred income resulting from the sale of the Lexington Park Branch is being amortized over the life of the lease, which is 20 years.
Deferred Rent
Minimum rental payments and tenant allowances are recognized on a straight-line basis over the term of the lease, regardless of when payments are due.
Comprehensive Income
General accounting principles for reporting comprehensive income, requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.
Income Taxes
The Bank accounts for income taxes using the liability method. Income taxes are provided based on earnings reported for financial statement purposes adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Under the liability method, deferred income taxes are recognized for the estimated future tax effects of temporary differences in the bases of assets and liabilities measured at the enacted tax rates. A valuation allowance is recorded if, based upon the evidence available, it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
In June 2006, the FASB issued an accounting interpretation relating to accounting for uncertainty in income taxes. The effective date of the interpretation was for fiscal years beginning after December 31, 2006. The effective date was delayed in 2007 and was delayed again in 2008 for nonpublic companies. The new effective date for nonpublic companies is for fiscal years beginning after December 15, 2008. The Bank adopted the accounting interpretation on January 1, 2009. Under this interpretation, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption of this standard did not have a material impact on the Bank’s financial statements.
Earnings Per Share
Basic earnings per share is calculated by dividing net earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Weighted average common shares and diluted common shares outstanding in 2009 and 2008 were 646,626, respectively.
New Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued a new accounting standard related to fair value measurements. The new standard defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Bank adopted the provisions of fair value measurements and disclosures for assets and liabilities recognized at fair value on January 1, 2008. In February 2008, the FASB issued a new position, which delayed the effective date of fair value measurements and disclosures for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2009 the Bank adopted the provisions of the new position. In August 2009, the FASB issued an update to existing guidance around fair value measurements and disclosure in relation to the fair value measurement of liabilities. The Bank adopted the provisions of the update in the fourth quarter of 2009 and does not expect the adoption to have a material impact on its consolidated financial statements.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
In May 2009, the FASB issued an accounting standard related to accounting for and disclosure of subsequent events in its financial statements. This standard establishes general accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the Bank to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. The adoption of this standard did not have a material impact on the Bank’s financial statements.
In June 2009, the FASB issued the Accounting Standards Codification (Codification). Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP). The Codification is intended to reorganize, rather than change, existing GAAP. Accordingly, all references to currently existing GAAP have been removed and have been replaced with plain English explanations of the Bank’s accounting policies. The adoption of the Codification did not have a material impact on the Bank’s financial position or results of operations.
NOTE 2 — CASH AND DUE FROM BANKS
The Bank is required by Regulation D of the Federal Reserve Act to maintain reserve balances with the Federal Reserve Bank principally based on deposits. Balances maintained are included in cash and due from banks. At December 31, 2009 and 2008, the required reserve balance was $4,395,000 and $4,610,000, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 3 — INVESTMENT SECURITIES
At December 31, 2009 and 2008, the amortized cost and fair value of investment securities held to maturity and available for sale are as follows:

	December 31, 2009		December 31, 2008
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
Investment securities held to maturity
Obligations of States and Political Subdivisions	$—	$—	$200,004	$200,576

Investment securities available for sale
U.S. Treasury Securities	$1,399,326	$1,403,648	$1,398,675	$1,419,419
Obligations of U.S. Government Agencies	16,764,615	16,913,825	17,775,023	18,176,407
Obligations of States and Political Subdivisions	16,577,742	16,695,336	19,574,471	19,432,596
Mortgage Backed Securities	42,155,017	42,537,978	23,384,428	23,648,779

Total	$76,896,700	$77,550,787	$62,132,597	$62,677,201

Gross unrealized gains	$785,791		$872,127

Gross unrealized losses	$(131,704)		$(327,523)

Net unrealized gains (losses)	$654,087		$544,604

For the years ended December 31, 2009 and 2008, the Bank recognized gross realized gains on calls and sales of investment securities of $550,833 and $111,342, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
The amortized cost and fair value of debt securities held to maturity and available for sale at December 31, 2009 and 2008, by contractual maturity, are shown below:

	December 31, 2009		December 31, 2008
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
Due in one year or less	$13,262,780	$13,318,889	$9,714,734	$9,763,212
Due after one year through five years	34,805,314	35,332,596	35,363,956	35,714,672
Due after five years through ten years	18,096,301	18,151,015	16,025,450	16,162,325
Due after ten years	10,732,305	10,748,287	1,228,461	1,237,568

Total	$76,896,700	$77,550,787	$62,332,601	$62,877,777

At December 31, 2009 other investments included Federal Home Loan Bank stock of $555,600, Federal Reserve Bank stock of $460,000, Atlantic Central Bankers Bank shares of $207,500 and other association shares of $10,439. At December 31, 2008 other investments included Federal Home Loan Bank stock of $515,700, Federal Reserve Bank stock of $388,000, Atlantic Central Bankers Bank shares of $207,500 and other association shares of $10,439.
At December 31, 2009 and 2008, investment securities having an amortized cost of $24,056,586 and $22,602,092, respectively, were pledged as collateral for borrowings and certain government deposits as required by law.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 4 — LOANS
At December 31, 2009 and 2008, loans consisted of the following:

	2009	2008
Real estate
Construction	$18,888,174	$15,566,405
Mortgages	197,487,210	168,901,157
Commercial	27,299,567	32,006,644
Consumer installment	5,277,883	4,970,957

	248,952,834	221,445,163

Less
Loan participations sold	17,644,214	7,365,365
Deferred loan fees (costs), net	(1,086,318)	(1,014,817)
Allowance for loan losses	6,191,001	2,589,790

	22,748,897	8,940,338

Loans, net	$226,203,937	$212,504,825

Changes in the allowance for loan losses for the years ended December 31, 2009 and 2008 follow:

	2009	2008
Balance, beginning of year	$2,589,790	$2,612,122
Provision for loan losses	5,669,565	991,262
Loans charged off	(2,583,388)	(1,135,266)
Recoveries of loans charged off	515,034	121,672

Balance, end of year	$6,191,001	$2,589,790

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Information about impaired loans as of and for the years ended December 31, 2009 and 2008, is as follows:

	2009	2008
Recorded investment in impaired loans not requiring an allowance for loan losses	$—	$—

Recorded investment in impaired loans requiring an allowance for loan losses	9,612,000	2,545,000

Recorded investment in impaired loans	$9,612,000	$2,545,000

Related allowance for loan losses	$2,011,000	$250,000

Nonaccrual loans amounted to $9,723,309 and $7,891,734 at December 31, 2009 and 2008, respectively. Loss of income from nonaccrual loans approximated $683,544 and $309,739 for the years ended December 31, 2009 and 2008, respectively. Accruing loans, which were 90 days or more past due, totaled $273,949 and $0 as of December 31, 2009 and 2008, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 5 — BANK PREMISES AND EQUIPMENT
Bank premises and equipment consist of the following at December 31, 2009 and 2008:

	2009	2008
Land and land improvements	$593,606	$593,606
Buildings and improvements	2,975,261	2,693,876
Furnishings and equipment	5,513,881	5,447,087
Automobiles	37,518	66,101
Leasehold improvements	1,228,327	1,146,975
Capitalized lease — building	278,394	279,284
Construction-in-progress	438,030	30,696

	11,065,017	10,257,625
Less accumulated depreciation	7,054,596	6,639,134
Less accumulated amortization	224,089	185,955

Bank premises and equipment, net	$3,786,332	$3,432,536

During 2009 and 2008, the Bank incurred amortization on the capitalized lease — building of $38,133 and $33,336, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 6 — DEPOSITS
Customer deposits at December 31, 2009 and 2008, consist of the following:

	2009	2008
Demand — noninterest bearing	$89,578,462	$77,485,781

Savings and NOW accounts
Interest checking	14,616,894	13,355,542
Money market demand deposits	13,440,559	9,833,821
Savings	44,158,883	40,008,682

	72,216,336	63,198,045

Certificates of deposit less than $100,000	61,449,929	51,189,488
Certificates of deposit over $100,000	54,303,656	47,694,367

	115,753,585	98,883,855

Other time deposits	22,207,851	21,597,806

Total interest bearing deposits	210,177,772	183,679,706

Total	$299,756,234	$261,165,487

At December 31, 2009, the expected scheduled maturities of certificate of deposits and other time deposits are as follows:

2010	$88,141,000
2011	33,267,000
2012	12,843,000
2013	3,710,000

$137,961,000

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 7 — OTHER SHORT-TERM BORROWINGS AND FEDERAL FUNDS PURCHASED
Federal funds purchased generally mature within one day from the transaction date. Other short-term borrowed funds consist of Federal Home Loan Bank borrowings, which generally mature within one year from the transaction date, and overnight repurchase agreements which are obligations to the Bank’s cash management customers. As of December 31, 2009 and 2008, other short-term borrowings equaled $15,056,327 and $8,598,237, respectively. As of December 31, 2009 and 2008, federal funds were purchased in the amount of $0 and $1,767,000, respectively.
NOTE 8 — INCOME TAXES
The components of income tax benefit for 2009 and 2008, are as follows:

	2009	2008
Current provision
Federal	$125,070	$(279,004)
State	6,837	112,569

	131,907	(166,435)

Deferred taxes
Federal	(1,060,245)	(64,473)
State	(235,898)	(14,273)

	(1,296,143)	(78,746)

	$(1,164,236)	$(245,181)

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
The principal components of net deferred tax assets (liabilities) at December 31, 2009 and 2008, are as follows:

	2009	2008
Net operating loss carryforward	$482,253	$—
Bad debt deduction	2,420,318	948,773
Premium amortization	(2,531)	(14,808)
Deferred compensation	1,284,191	945,760
Deferred gain on sale of bank premises	90,443	101,537
Straight line rent	183,717	190,348
Nonaccrual interest income	133,798	56,750
Depreciation	84,126	151,812
Tax effect of unrealized gain on securities available for sale	(222,390)	(185,166)

Total temporary differences	4,453,925	2,195,006

Valuation allowance	(1,000,000)	—

Tax effect of unrealized loss on pension plan	397,264	773,285

Net deferred tax asset	$3,851,189	$2,968,291

     The Bank has a net operating loss carry-forward available for income tax purposes of approximately $1,189,110, which will begin to expire in 2029.
NOTE 9 — PENSION AND PROFIT-SHARING PLANS
The Bank sponsored a noncontributory, defined benefit pension plan, a defined contribution profit-sharing plan covering all of its qualified employees and a supplemental retirement benefit plan. The Bank’s funding policy was to contribute amounts to the plans when deductible for Federal income tax purposes.
Pension Plan
The Pension Plan covered substantially all employees of the Bank who had completed one year of service and reached twenty-one years of age. Employees with five or more years of

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
vested service were entitled to annual pension benefits beginning at normal retirement age of sixty-five equal to the sum of .75% of final average earnings plus .60% of final average earnings in excess of covered compensation, multiplied by credited service not greater than thirty years. The Pension Plan permitted early retirement at age 55 or over with the completion of five years of vesting service. The annual early retirement benefit is the deferred vested benefit, reduced by one-half of 1% for each month the actual retirement date precedes the normal retirement date. The normal form of pension benefit was a benefit payable during the lifetime of the retired participant and surviving spouse beneficiary. As of December 31, 2009 and 2008, the Pension Plan owns 10,325 shares of the Holding Company valued at $162,619 and $157,456, respectively.
On June 9, 2003, the Plan was amended so that all benefits accrued as of June 9, 2003 shall be frozen and no additional benefits shall accrue for any participants in the Plan.
Net periodic pension cost (income) for the Pension Plan is as follows:

	2009	2008
Net periodic pension cost (income)	$19,545	$(301,242)

The amounts of contributions and benefits paid from the Pension Plan are as follows:

	2009	2008
Employer contributions	$—	$75,000

Benefits paid	$149,528	$216,876

Projected benefit obligation	$3,659,676	$3,975,783
Plan assets at fair value	4,790,535	4,186,395

Funded status as of December 31	$1,130,859	$210,612

Accrued benefit recognized as other assets in the consolidated balance sheets	N/A	N/A

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Items not yet recognized as a component of net periodic pension costs:

	2009	2008
Transition obligation	$—	$—
Prior service cost	—	—
Net loss	1,063,537	2,003,329

	$1,063,537	$2,003,329

Assumptions used in determining net periodic pension costs for 2009 and 2008, are as follows:

	2009	2008
Discount rate	6.00%	6.00%
Earnings rate on invested assets	N/A	N/A
Rate of salary progression	N/A	N/A
During 2007, the Bank implemented the accounting standards for defined benefit pension and other postretirement plans, which requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This implementation resulted in an adjustment of $1,227,844 to comprehensive income in 2008 as reflected in the statement of changes in stockholder’s equity.
Profit-Sharing Plan
The Profit-Sharing Plan covers all full-time employees of the Bank who have completed at least 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Upon termination of service, a participant may elect to receive a lump-sum amount equal to the value of his or her account. No contributions were made to this Plan for the years ended December 31, 2009 and 2008. As of December 31, 2002, all benefits, rights and features of the Profit-Sharing Plan were merged into the Employee Stock Ownership Plan (see note 10). Each participant’s closing account balance was merged into the Employee Stock Ownership Plan and the Profit-Sharing

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Plan ceased to exist. As of December 31, 2009 and 2008, the Plan owns 8,584 shares of the Holding Company’s common stock valued at $135,198 and $130,906, respectively, and as of December 31, 2009 and 2008, the Plan invested $15,401 and $15,478, respectively, in a money market account with the Bank.
Supplemental Retirement Benefit Plan
The Bank has entered into a noncontributory, nonqualified supplemental retirement benefit plan with two executives of the Bank and one member of the Board of Directors. In accordance with the supplemental retirement plans, the two executives and the director are entitled to an annual benefit upon retirement. The annual benefit is adjusted based upon a comparison of the date of their retirement and the normal retirement age of sixty-five.
The net periodic pension costs, the amount of contributions and benefits paid as of December 31, 2009 and 2008 are as follows:

	2009	2008
Net periodic benefit cost	$372,692	$290,870

Participant contributions	$—	$—

Employer contributions	$—	$—

Benefit payments	$—	$—

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
The following table provides the amounts recognized in the consolidated statements of income and the funded status as of December 31, 2009 and 2008:

	2009	2008
Accrued benefit liability	$(1,830,997)	$(1,492,660)
Intangible asset	N/A	N/A
Accumulated other comprehensive income	249,035	283,390

Net amount recognized	$(1,581,962)	$(1,209,270)

Projected benefit obligation	$1,830,997	$1,492,660
Plan assets at fair value	—	—

Unfunded status as of December 31	$(1,830,997)	$(1,492,660)

Items not yet recognized as a component of net periodic pension costs:

	2009	2008
Prior service cost	$125,968	$160,323
Net loss	123,067	123,067

	$249,035	$283,390

Assumptions used in determining net periodic pension costs for 2009 and 2008 are as follows:

	2009	2008
Discount rate	6.00%	6.00%
Earnings rate on invested assets	N/A	N/A
Rate of salary progression	N/A	N/A

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 10 — EMPLOYEE STOCK OWNERSHIP PLAN
On January 1, 1995, the Bank adopted an Employee Stock Ownership Plan (the Plan). The purpose of the Plan is to enable full-time employees who have completed at least 1,000 hours of service, are at least 21 years of age and have been employed for at least one year to acquire stock ownership in the Bank. Vesting in the Plan is based upon years of service under a schedule outlined in the Plan document, with full vesting reached upon 7 years of service. Effective January 1, 2003, the Plan was amended in its entirety and is known as Maryland Bankcorp, N.A. KSOP (the KSOP). The amendment provides the participants of the KSOP the opportunity to make elective salary deferrals. All employees with a minimum of one year of service and 1,000 hours are eligible to participate in the KSOP. Employees may contribute up to the maximum amount allowed by federal tax laws. The Bank contributes 3 percent of the employees’ compensation (the Safe Harbor Contribution), regardless of the employees’ elective deferral. In addition, the Bank will make matching contributions (the Matching Contribution) equal to $.40 for each dollar contributed by the employee up to a maximum of 5% of the employees’ pay. The Safe Harbor Contribution for eligible employees is vested immediately. The Matching Contribution vests to employees over a six year period. The Bank may also make an additional discretionary contribution which will be allocated to eligible employees who complete at least 1,000 hours in the current plan year and are employed as of December 31, 2009. This contribution is allocated to the Participants based on a formula in the KSOP’s plan documents. The additional discretionary contribution vests to eligible employees over a seven year period. Forfeitures of the matching contribution will be used to reduce the Bank’s contribution the following year.
In addition, the assets of the Plan as of January 1, 2003 were transferred over to the KSOP. Each eligible Participant has a separate company stock account based upon their balance as of January 1, 2003. The Participant’s balance is adjusted for additional purchases of stock, earnings on the Plan’s investments, and forfeitures of Bank stock for nonvested employees.
For the years ended December 31, 2009 and 2008, the Bank made contributions of $212,937 and $243,165, respectively, to the KSOP.
In the event a terminated KSOP participant desires to sell his or her shares of the Holding Company’s stock, the KSOP may be requested to purchase the shares from the participant at their fair value. As of December 31, 2009 and 2008, the KSOP owns 55,257 and 55,257 shares, respectively, of the Holding Company’s common stock valued at $870,298 and $842,669, respectively, based upon the appraised fair market value, and the remaining funds of the KSOP, approximately $48,938 at December 31, 2009 and $43,279 at December 31, 2008, were invested in a money market account and certificate of deposit with the Bank.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 11 — PREFERRED STOCK
At a Special Shareholders Meeting held on December 3, 2008 the shareholders approved, by proxy or in person, an Amended and Restated Articles of Incorporation to authorize 5,000,000 shares of Preferred Stock, par value $0.01 per share and eliminate preemptive rights for holders of the Preferred Stock. The primary objective in establishing a class of Preferred Stock and eliminating preemptive right for holders of Preferred Stock was to provide maximum flexibility with respect to a future financing transaction, including, but not limited to, the preparation for the possible participation in the Capital Purchase Program (CPP) established by the U.S. Treasury Department pursuant to the Emergency Economic Stabilization Act of 2008. Maryland Bankcorp, Inc. initially filed an application to participate in the CPP but subsequently, the Board of Directors has elected to withdraw the application due to the emergence of details of the government investment program. As of December 31, 2009 and 2008, there are no shares of Preferred Stock issued or outstanding.
NOTE 12 — LEASE OBLIGATIONS
As of December 31, 2009, the Bank leases nine locations from which it conducts business. In 1998, the Bank sold three bank branches which were subsequently leased back to the Bank under a sale-leaseback agreement. The Bank sold the Lexington Park, Solomons Island and Bryans Road branch locations for $750,000, $450,000 and $450,000, respectively. The Bank incurred a gain of $574,561 on the sale of the Lexington Park branch, which has been deferred and is being amortized over the lease term of twenty years. The Bank incurred a loss on the sale of the Solomons Island and Bryans Road branches of $196,846, and $20,000 of such loss, representing the difference between the appraised value and sales price of the Bryans Road branch, has been deferred. The three leases entered into in 1998 were operating leases that call for monthly lease payments of $10,430, $4,279 and $7,240, respectively, and expire in 2018. In August 2007, the Bank executed a five-year lease agreement extension for the Fort Washington branch location. Monthly payments of $5,367, with annual increases, are due through August 2012. In March 2005, after completion of rebuilding the LaPlata Branch property that was destroyed in the 2002 tornado, the Bank entered into a lease that requires initial monthly payments of $6,062, adjusted annually for CPI and reimbursement of CAM charges, which expires in 2020. The California branch is under a written agreement which is considered a capital lease. The capital lease is payable at $4,036 monthly and expires April 2011. The interest rate implicit in the capital lease is 13.52%.
On June 1, 2000, the Bank sold the Prince Frederick branch, which was subsequently leased back to the Bank under a sale-leaseback agreement. The branch location was sold for $950,000 and the Bank realized a gain of $6,055, which will be deferred over the life of the

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
lease. The lease entered into is being accounted for as an operating lease that calls for monthly lease payments of $9,513 and expires May 31, 2020.
On January 24, 2001, the Bank commenced a lease for a branch with Wal-Mart Corporation in LaPlata, Maryland. The initial term of the lease is for five years with monthly payments of $1,000. The lease has two optional five-year renewals. In January 2006, the Bank renewed the lease for a period of five years. The lease is being accounted for as an operating lease.
On January 1, 2003, the Bank entered into an agreement to lease a branch on Berry Road in Waldorf, Maryland. The initial term of the lease was for three years with monthly payments of $1,200. The lease has four optional three-year renewals. In January 2006, the Bank renewed the lease for a period of five years. The lease is being accounted for as an operating lease. On December 23, 2009 the Bank officially closed this branch; however it is obligated to fulfill the terms of the lease through December 2010.
Future minimum payments under capital leases and noncancelable operating leases at December 31, 2009, for the following five years and thereafter, are as follows:

	Capital	Operating
	lease	leases
2010	$48,431	$558,141
2011	11,726	526,365
2012	—	526,365
2013		458,049
2014	—	458,049
Thereafter	—	2,082,641

Total minimum lease payments	$60,157	$4,609,610

Less amount representing interest	5,066

Present value of net minimum lease payments	$55,091

Rent expense was $566,078 and $554,794 for 2009 and 2008, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 13 — LINE OF CREDIT
On December 30, 2009, the Holding Company obtained a line of credit note of $3,500,000 from Atlantic Central Bankers Bank. This line of credit is secured by capital stock of the Bank and accrues interest equal to the greater of 4.75% or the prime rate charged by large commercial banks as reported in the Wall Street Journal. Monthly payments of interest only commence on February 1, 2010 and the principal balance matures on December 30, 2011, with the option to extend an additional year. As of December 31, 2009, the amount drawn on the line of credit totals $3,167,500.
NOTE 14 — RELATED PARTY TRANSACTIONS
In the ordinary course of business, loans are made to Directors, Officers, and employees of the Bank and their affiliates. In management’s opinion, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectability. Loans outstanding, both direct and indirect, to Directors and policy-making Officers and employees total $5,790,429 and $6,746,673 at December 31, 2009 and 2008, respectively. The Directors, Officers, and employees maintained deposits with the Bank of approximately $15,323,256 and $9,917,858 at December 31, 2009 and 2008, respectively.
Included in the lease discussed in note 12 are leases in four branch offices from entities in which Directors have beneficial interests. One lease is classified as a capital lease in the financial statements and requires annual payments of $48,432 for the years 1993 through 2011. The other three leases are operating leases and require annual payments as follows: $125,158 through year 2018, $51,351 through year 2018 and $114,152 through year 2020, respectively. In management’s opinion, the annual rental and lease fees are competitive with prevailing costs for similar office space.
On December 15, 2008, the Holding Company received a $2,000,000 unsecured loan from an affiliated shareholder. The loan is for five years with a maturity date of December 15, 2013 at which time a “balloon payment” of the entire indebtedness then remaining unpaid is required. The rate of interest is equal to 7% with interest payable semi-annually. Interest expense for the year ended December 31, 2009 and 2008 was $140,365 and $6,611, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 15 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include mortgage loan commitments, unfunded construction loans, undisbursed lines of credit, unused lines of credit related to check loans, and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract or notational amount of the financial instrument. The Bank uses the same credit policies in making commitments for off-balance sheet financial instruments as it does for on-balance sheet financial instruments. Financial instruments with off-balance sheet risk are as follows at December 31, 2009 and 2008:

	2009	2008
Mortgage loan commitments	$1,139,424	$1,489,618
Construction loans to be funded	12,862,996	12,966,498
Undisbursed lines of credit	9,231,098	8,676,833
Undisbursed lines of credit-check loans including home equity	4,441,323	5,799,283
Standby letters of credit	2,686,136	1,735,423

	$30,360,977	$30,667,655

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the counter-party. Collateral held varies but generally may include cash, marketable securities, and property.
NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The framework for measuring fair value requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
The valuation techniques required by the new provisions are based upon observable and unobservable inputs. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s assumptions about market participant assumptions based on best information available. Observable inputs are the preferred source of values. These two types of inputs create the following fair value hierarchy:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
Securities Available for Sale — U.S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.
The following table summarizes the Bank’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008 respectively, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008

		Significant
		Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Fair Value
2009

Securities available for sale	$1,403,648	$76,147,139	$—	$77,550,787

2008

Securities available for sale	$1,419,419	$61,257,782	$—	$62,677,201
Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and liabilities measured at fair value on a nonrecurring basis include the following as of December 31, 2009 and 2008, respectively:

		Significant
		Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Fair Value
2009

Impaired loans	$—	$7,601,000	$—	$7,601,000
Other real estate owned, net	$—	$1,257,000	$681,715	$1,938,715

2008

Impaired loans	$—	$2,295,000	$—	$2,295,000
Other real estate owned, net	$—	$1,726,317	$—	$1,726,317
Impaired Loans — Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. During 2009 and 2008, certain impaired loans were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses based upon the fair value of the underlying collateral.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
Other Real Estate Owned — Foreclosed real estate assets have been valued using a market approach. The values were determined using market prices of similar real estate assets and were valued in accordance with standards for accounting for the impairment or disposal of long-lived assets. Foreclosed real estate assets which have been valued using a market approach and subsequently adjusted for estimated market changes are valued under Level 3.
General accounting principles for fair value of financial instruments requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or nonrecurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or nonrecurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below:
Cash and Cash Equivalents — The carrying amounts of cash and short-term instruments approximate their fair value.
Federal Funds Sold — The carrying amounts of federal funds sold approximate their fair value.
Investment Securities — Fair value for investment securities are based on quoted market prices or dealer quotes.
Loans — The estimated fair value approximates carrying value for variable-rate loans that reprice frequently and with no significant change in credit risk. The fair value of fixed-rate loans and variable-rate loans which reprice on an infrequent basis is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. Nonperforming loans, if any, would have an assumed interest rate of 0%. An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk.
Accrued interest receivable — The carrying amount approximates the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.
Deposits — The estimated fair value approximates carrying value for demand deposits. The fair value of fixed-rate deposit liabilities with defined maturities is estimated by

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
discounting future cash flows using the interest rates currently offered for deposits of similar remaining maturities. While the Bank’s core deposits provide a relatively stable, low-cost funding source that has a substantial intangible value separate from the value of the deposit balances, these estimated fair values do not include the intangible value of core deposit relationships, which comprise a significant portion of the Bank’s deposit base.
Short Term Borrowings — The estimated fair value approximates carrying value for short-term borrowings due to their variable interest rates.
Accrued Interest Payable and Other Liabilities — The carrying amount approximates the fair value of accrued interest payable and other liabilities, considering the short-term nature of the payable and expected payment.
Off-Balance Sheet Instruments — Fair value for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
For the off-balance sheet financial instruments described above, there is no difference between the fair value and the estimated exposure value.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
The estimated fair value of the Holding Company’s financial instruments as of December 31, 2009 and 2008 is as follows:

	December 31, 2009		December 31, 2008
	Amounts in thousands		Amounts in thousands
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and cash equivalents	$8,572	$8,572	$9,563	$9,563
Fed funds sold	2,910	2,910	—	—
Interest-bearing deposits	10,010	10,010	4,298	4,298
Investment securities	78,784	78,784	63,999	63,999
Loans, net	226,204	234,800	212,505	221,973

	$326,480	$335,076	$290,365	$299,833

	December 31, 2009		December 31, 2008
	Amounts in thousands		Amounts in thousands
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial liabilities
Deposits	$299,756	$301,284	$261,166	$267,837
Short-term borrowings	15,056	15,056	8,598	8,598
Fed funds purchased	—	—	1,767	1,767
Line of credit	3,168	3,168	—	—
Due to affiliate	2,000	2,000	2,000	2,000
Capital lease obligations	55	60	93	89

	$320,035	$321,568	$273,624	$280,291

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 17 — PARENT COMPANY FINANCIAL INFORMATION
Financial information pertaining only to Maryland Bankcorp, Inc. is as follows:
BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS

Cash held at bank subsidiary	$749,474	$194,115
Short-term investments — certificate of deposit	—	2,315,000
Investments in subsidiary	30,514,534	28,748,784
Other assets	6,629	10,353
Due from subsidiary	250	605

Total assets	$31,270,887	$31,268,857

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Dividend payable	$37	$605
Line of credit	3,167,500	—
Due to affiliate	2,000,000	2,000,000
Interest payable	6,610	6,610
Accrued expenses	232	3,742

STOCKHOLDERS’ EQUITY	26,096,508	29,257,900

Total liabilities and stockholders’ equity	$31,270,887	$31,268,857

STATEMENTS OF OPERATIONS

	Year ended	Year ended
	December 31,	December 31,
	2009	2008
Equity in undistributed income of subsidiary	$(3,724,400)	$345,180
Other expense	(107,377)	(9,165)

Net (loss) income	$(3,831,777)	$336,015

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	December 31,	December 31,
	2009	2008
Cash flows from operating activities
Net (loss) income	$(3,831,777)	$336,015
Equity in undistributed income of subsidiary	3,724,400	(345,180)
Decrease in due from subsidiary	355	—
Increase in accrued interest	—	6,611
Decrease (increase) in other assets	3,725	(9,745)
(Decrease) increase in accrued expenses	(3,510)	3,579

Net cash used in operating activities	(106,807)	(8,720)

Cash flows from investing activities
Purchase of time deposit	—	(2,315,000)
Proceeds from maturities of time deposit	2,315,000	712,529
Purchase of Maryland Bank and Trust stock	(4,819,766)	—
Cash dividends paid on common stock	(568)	(259,260)

Net cash used in investing activities	(2,505,334)	(1,861,731)

Cash flows from financing activities
Proceeds from note payable	3,167,500	2,000,000

Net cash provided by financing activities	3,167,500	2,000,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	555,359	129,549

Cash and cash equivalents at beginning of year	194,115	64,566

Cash and cash equivalents at end of year	$749,474	$194,115

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
NOTE 18 — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Bank’s financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier 1, risk-based capital to total average assets, and minimum ratios of Tier 1, total risk-based capital to risk-weighted assets. Risk-based capital standards have been supplemented with requirements for a minimum Tier 1 capital to assets ratio (leveraged ratio). The Bank’s required and actual capital ratios at December 31, 2009 and 2008, are presented in the following table:

	2009		2008
		Minimum		Minimum
	Actual	requirements	Actual	requirements
Tier 1 risk-based capital	13.20%	12.00%	13.76%	12.00%
Total risk-based capital	14.47%	14.00%	14.97%	14.00%
Tier 1 leverage capital	8.93%	8.00%	9.82%	8.00%
During 2005, the Bank underwent an examination conducted by the Office of the Comptroller of the Currency (the OCC). The final written report of examination has been received by management of the Bank and has been reviewed and signed by its Board of Directors.
As a result of that examination, the Bank formally agreed to among other things, improve credit administration process, commercial loan underwriting and loan asset quality, conforming loan risk rating classifications to the regulatory commercial credit classification definitions and evaluating the allowance for loan losses due to changes in classifications, improving compliance with regulatory and policy requirements (Bank Secrecy Act and Regulation O issues) and improving Board committee structure and processes and personnel management. Management and the Board will report to the regulators throughout the year on the progress of each specific recommendation. The Formal Agreement was signed by the Board of Directors on February 10, 2006.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
As a result of the Formal Agreement, the Bank is required to immediately and thereafter maintain higher than normal risk-based and leverage capital minimums as follows: Tier 1 risk-based capital of 12.00%; Total risk-based capital of 14.00% and Tier 1 leverage capital of 8.00%. Due to these minimum requirements, the Bank is no longer designated as well capitalized and is categorized in the next category, adequately capitalized.
During 2009 and 2008, the Bank underwent examinations conducted by the OCC and all capital requirements continue to be met.
Management believes that the Bank will continue to be able to meet the required higher risk-based and leverage capital minimums as set forth in the Formal Agreement. Management also believes it is in substantial compliance with all aspects of the Formal Agreement.
NOTE 19 — COMMITMENTS AND CONTINGENCIES
The Bank has a deferred compensation agreement with two executive officers, which provides benefits payable through 2021 and 2027, respectively. During the year ended December 31, 2009, the present value of the deferred compensation payable under this agreement is $755,667, which has been accrued. During 1998, the Board of Directors approved supplemental pensions for three additional officers. The present value of the supplemental pensions under these agreements is $1,081,156, which has been accrued at December 31, 2009.
Financial instruments, which potentially subject the Bank to concentration of credit risk, consist principally of loans. With respect to the loans, the Bank has loans totaling approximately $8,524,291 to new single family housing construction, $17,204,607 to general nonresidential construction, and $9,343,658 to other real estate activities principally occurring in St. Mary’s, Charles and Calvert Counties, Maryland.
In the normal course of business, the Holding Company and its subsidiary are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Holding Company’s consolidated financial statements.
NOTE 20 — RISKS AND UNCERTAINTIES
In the normal course of its business the Bank encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Bank is subject to interest rate risk to the degree that its

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
December 31, 2009 and 2008
interest-bearing liabilities mature or re-price at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Bank’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans and investments.
The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank will also undergo periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuation, amounts of required loss allowances and operating restrictions resulting from regulators’ judgments based on information available to them at the time of their examinations.
NOTE 21 — SUBSEQUENT EVENTS
Events that occur after the balance sheet date but before the consolidated financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management evaluated the activity of Maryland Bankcorp, Inc. and Subsidiary through March 25, 2010 and concluded that no subsequent events, other than those noted below have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.
In February 2010, the Bank foreclosed on a participatory commercial real estate loan that had been classified as impaired as of December 31, 2009. The Bank’s portion of the loan had a balance of $4,440,000 as of December 31, 2009 with a specific reserve of $1,465,000. The Bank charged off $1,491,000 and recorded Other Real Estate Owned in the amount of $4,297,000. The Bank is pursuing opportunities to market the collateral for sale.

CONSOLIDATED FINANCIAL STATEMENTS
MARYLAND BANKCORP, INC.
AND SUBSIDIARY
JUNE 30, 2010 AND 2009

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED BALANCE SHEETS
UNAUDITED
June 30, 2010 and 2009

	2010	2009
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,505,450	$9,700,856
Federal funds sold	4,111,512	17,418,366

Total cash and cash equivalents	14,616,962	27,119,222

Interest-bearing deposits with banks	17,896,083	4,311,072
Investment securities available for sale	65,906,630	70,062,871
Federal Home Loan Bank stock, at cost	556,100	555,600
Federal Reserve Bank and other stock, at cost	767,639	605,939
Loans, net of allowance for loan losses of $6,554,281 and $2,600,076, respectively	220,364,513	213,603,798
Accrued interest receivable	1,371,662	1,362,663
Bank premises and equipment, net	3,726,945	3,677,902
Other real estate owned	6,852,087	1,807,483
Deferred tax asset	3,718,489	2,984,518
Other assets	12,286,841	9,391,133

Total assets	$348,063,951	$335,482,201

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$296,869,728	$283,960,396
Other short-term borrowings	14,755,722	14,231,000
Line of credit	3,244,370	—
Due to affiliate	2,000,000	2,000,000
Accrued expenses and other liabilities	2,094,602	2,720,259
Deferred compensation and supplemental benefits	3,638,142	3,214,477
Capital lease obligations	34,014	76,452
Deferred income	217,023	245,714

Total liabilities	322,853,601	306,448,298

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, 5,000,000 shares authorized as of June 30, 2010 and 2009, and 0 shares outstanding as of June 30, 2010 and 2009	—	—
Common stock, $.01 par value per share, 10,000,000 shares authorized; authorized; 646,626 shares issued and outstanding as of June 30, 2010 and 2009	6,466	6,466
Additional paid-in capital	20,845,536	20,845,536
Retained earnings	4,481,309	9,258,005
Accumulated other comprehensive loss	(122,961)	(1,076,104)

Total stockholders’ equity	25,210,350	29,033,903

Total liabilities and stockholders’ equity	$348,063,951	$335,482,201

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
Six months ended June 30, 2010 and 2009

	2010	2009
INTEREST INCOME
Interest and fees on loans	$7,068,076	$6,792,103
Interest on investment securities	1,260,993	1,164,242
Interest on interest bearing deposits	11,048	58,858
Interest on federal funds sold	11,655	23,778

Total interest income	8,351,772	8,038,981

INTEREST EXPENSE
Interest on deposits	1,911,744	2,502,101
Interest on demand notes	183,912	120,482
Interest on federal funds purchased	53	620
Interest on capital leases	3,138	7,443

Total interest expense	2,098,847	2,630,646

Net interest income	6,252,925	5,408,335

Provision for loan losses	2,435,000	456,000

Net interest income after provision for loan losses	3,817,925	4,952,335

OTHER OPERATING INCOME
Service charges	712,887	732,346
Fees, commissions and miscellaneous	83,201	102,834
Gain on sale or call of investment securities	260,878	41,595

Total other operating income	1,056,966	876,775

OTHER OPERATING EXPENSES
Salaries and employee benefits	3,463,862	3,398,169
Occupancy and equipment expenses	927,248	909,843
Other expenses	2,343,890	1,988,753

Total other operating expense	6,735,000	6,296,765

(Loss) income before income taxes	(1,860,109)	(467,655)

Income tax benefit	(722,692)	(275,157)

Net (loss) income	$(1,137,417)	$(192,498)

Basic and diluted earnings per share of common stock	$(1.76)	$(0.30)

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
UNAUDITED
Six months ended June 30, 2010 and 2009

								Accumulated
								other
					Additional		Comprehen-	comprehen-
	Preferred Stock		Common Stock		paid-in	Retained	sive income	sive income
	Shares	Amount	Shares	Amount	capital	earnings	(loss)	(loss)	Total
Balance, December 31, 2008	—	$—	646,626	$6,466	$20,845,536	$9,450,503		$(1,044,605)	$29,257,900

Comprehensive income (loss)
Net income	—	—	—	—	—	(192,498)	$(192,498)	—	(192,498)
Other comprehensive income, net of tax
Change in unrealized gain on securities, net of tax	—	—	—	—	—	—	(31,499)	(31,499)	(31,499)

Total comprehensive loss	—	—	—	—	—	—	$(223,997)	—	—

Balance, June 30, 2009	—	$—	$646,626	$6,466	$20,845,536	$9,258,005		$(1,076,104)	$29,033,903

Balance, December 31, 2009			$646,626	$6,466	$20,845,536	$5,618,726		$(374,220)	$26,096,508

Comprehensive income (loss)
Net loss	—	—	—	—	—	(1,137,417)	$(1,137,417)	—	(1,137,417)
Other comprehensive income, net of tax
Change in unrealized gain on securities and pension plan adjustment, net of tax	—	—	—	—	—	—	251,259	251,259	251,259

Total comprehensive loss	—	—	—	—	—	—	$(886,158)	—	—

Balance, June 30, 2010	—	$—	$646,626	$6,466	$20,845,536	$4,481,309		$(122,961)	$25,210,350

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
Six months ended June 30, 2010 and 2009

	2010	2009
Cash flows from operating activities
Interest received	$8,441,336	$8,095,267
Fees and commissions received	1,733,310	831,227
Interest paid	(2,159,113)	(2,640,036)
Cash paid to suppliers and employees	(3,400,409)	(6,876,825)
Income taxes paid	(1)	900,314

Net cash provided by operating activities	4,615,123	309,947

Cash flows from investing activities
Proceeds from maturities of investment securities held to maturity	—	200,000
Proceeds from sales, calls and maturities of investment securities available for sale	21,406,283	16,113,125
Purchase of investment securities available for sale	(9,949,859)	(23,614,346)
Net change in loans	(1,718,126)	(1,577,025)
Net change in interest bearing deposits	(7,886,361)	(13,538)
Capital expenditures	(201,244)	(505,634)

Net cash provided by (used in) investing activities	1,650,693	(9,397,418)

Cash flows from financing activities
Net (decrease) increase in deposits	(2,886,506)	22,794,908
(Decrease) increase in short-term borrowings	(300,605)	5,632,763
Proceeds from line of credit and note payable	76,870	—
Federal funds purchased	—	(1,767,000)
Repayment of capital lease obligations	(21,077)	(16,773)

Net cash (used in) provided by financing activities	(3,131,318)	26,643,898

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,134,498	17,556,427

Cash and cash equivalents, beginning of period	11,482,465	9,562,795

Cash and cash equivalents, end of period	$14,616,963	$27,119,222

Supplementary schedule of noncash investing activities Loans transferred to other real estate owned	$4,913,372	$81,166

Maryland Bankcorp, Inc. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
UNAUDITED
Six months ended June 30, 2010 and 2009

	2010	2009
Reconciliation of net (loss) income to net cash provided by operating activities
Net (loss) income	$(1,137,417)	$(192,498)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Deferred income taxes	—	(1)
Deferred gain on sale of branch locations	(14,327)	(14,364)
Amortization/accretion of premiums and discounts on investment securities	220,615	69,525
Loss (gain) on sale or call of investment securities	260,878	(41,595)
Increase in cash value of life insurance	(118,061)	(114,409)
Provision for loan losses	2,435,000	456,000
Depreciation and amortization	260,631	260,268
Changes in net assets and liabilities
Decrease in accrued interest receivable	89,564	56,286
Increase (decrease) in deferred loan fees and costs, net	209,178	(59,114)
Decrease (increase) in other assets	2,069,793	(850,999)
Increase in accrued expenses and other liabilities	339,269	740,847

Net cash provided by operating activities	$4,615,123	$309,947

Supplemental disclosure of noncash investing and financing activities
Net unrealized gain(loss) on investment securities available for sale (before income tax effect) was $1,044,381 and $496,878 at June 30, 2010 and 2009, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 1 —	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Maryland Bankcorp, Inc. (the Holding Company) was organized on September 28, 2001, at the direction of the Board of Directors of Maryland Bank & Trust Company, N.A. (the Bank) to acquire the stock of the Bank and to engage in such other business activities permitted by law for bank holding companies. On September 28, 2001, after Board of Directors, shareholder and regulatory approval, each outstanding share of Bank common stock was exchanged for one share of Holding Company common stock. As a result of the exchange of shares, the shareholders of the Bank became shareholders of the Holding Company and the Holding Company became the sole shareholder of the Bank.

The Bank was originally incorporated in 1959 under the laws of the State of Maryland, and effective August 1, 1997, became a national bank. The Bank provides a full range of banking services to individual and corporate customers primarily in Southern Maryland. The Bank is subject to competition from other financial institutions and is subject to the regulations of certain Federal and State agencies.

As of March 31, 2006, the Holding Company operates as a bank holding company under section 4(c)8 of the Bank Holding Company Act and section 225.83 of Regulation Y.

Basis of Presentation

The financial statements are presented on a consolidated basis. All material intercompany transactions and balances have been eliminated in the consolidation. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated balance sheet and reported income and expenses for the reporting period. The Parent only financial statements of the Holding Company accounts for its investment in the Bank using the equity method of accounting. (See note 17)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Fair Value of Financial Instruments

The Bank measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Under generally accepted accounting principles, the Bank is required to disclose how fair value is determined for assets and liabilities and use an established fair value hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs.

Investment securities are classified as held to maturity and available for sale.

Investment securities classified as held to maturity consist of bonds, notes, and debentures which the Bank has the intent and ability to hold to maturity and which are carried at cost, adjusted for amortization of premiums and accretion of discounts computed by the straight-line method.

Investment securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Investment securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related tax effect, on the consolidated statements of change in stockholders’ equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Reclassification adjustments are recorded when the Bank realizes a gain or loss on

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
the sale or a call of investment securities that had previously recognized an unrealized gain or loss as increases or decreases in stockholders’ equity, net of the related tax effect.

Loans

Loans are stated at their outstanding unpaid principal balances, net of participations sold, deferred fees and costs and the allowance for loan losses.

Interest income on loans is accrued over the term of the loans based on the principal amounts outstanding.

When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured or in process of collection, the accrual of interest is discontinued and recognized as income in the period the loan becomes current.

Loan origination fees and direct loan origination costs are capitalized and recognized as an adjustment of the yield of the related loans.

Interest Bearing Deposits

Interest bearing deposits in banks have no maturity date and are carried at cost.

Allowance for Loan Losses

The Bank’s policy is to charge recognized loan losses to the allowance for loan losses and add recoveries on previously written off loans to the allowance. The allowance is increased by provisions which are charged to operations. The adequacy of the allowance for loan losses is determined by management after reviewing the composition and risk of the loan portfolio, trends in loan volume by category, delinquencies, economic conditions, the Bank’s previous loan loss experience and other related matters. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower’s ability to pay. The allowance for loan losses is based on estimates, and ultimate losses, if any, may vary from the current estimates.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Accounting principles generally accepted in the United States of America require that the impairment of loans that have been separately identified for evaluation be measured based on the present value of expected future cash flow or, alternatively, the observable market price of the loans or the fair value of the collateral. For those loans that are collateral dependent (that is, if repayment of the loan is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is based on the fair value of the collateral.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require additions to the allowance based on their judgments about information available to them at the time of their examination.

Bank Premises and Equipment

Bank premises and equipment are stated at cost. Depreciation and amortization are computed principally by accelerated methods over the estimated useful lives of the properties. The estimated useful lives for computing depreciation and amortization are as follows:

Years
Land improvements	10
Buildings and improvements	15 to 40
Furnishings and equipment	3 to 10
Automobiles	3
Leasehold improvements	5 to 20
When properties are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts with any resulting gain or loss reflected in income. Expenditures for repairs, maintenance, and minor improvements are expensed in the year incurred.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Other Real Estate Owned

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less estimated costs to dispose at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to dispose. At date of acquisition, losses are charged to the allowance for loan losses. The Bank recognizes income from income producing properties held in other real estate owned on a current basis.

During the six months ended June 30, 2009, the Bank had four foreclosed real estate properties originating from three borrowers. The outstanding principal balances of the loans totaled $1,984,553 at the time of their foreclosures. The Bank charged $204,000 to reduce the carrying value of the other real estate to their approximate fair values less costs to sell. The balance of other real estate owned at June 30, 2009 was $1,807,483.

During the six months ended June 30, 2009, the Bank sold none of its foreclosed assets.

During the six months ended June 30, 2010, the Bank had four foreclosed real estate properties originating from four borrowers. The outstanding principal balances of the loans totaled $9,320,323 at the time of their foreclosures. The Bank charged $2,338,918 to reduce the carrying value of the other real estate to their approximate fair values less costs to sell. The balance of other real estate owned at June 30, 2010 was $6,852,087. The Bank is pursuing opportunities to market the remaining foreclosed collateral for sale.

During the six months ended June 30, 2010, the Bank sold one of its foreclosed assets for $242,939, net of settlement charges. The Bank incurred a gain of $33,939 on this sale.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $33,912 and $36,168 for the six months ended June 30, 2010 and 2009, respectively.
Deferred Income
Deferred income resulting from the sale of the Lexington Park Branch is being amortized over the life of the lease, which is 20 years.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Deferred Rent

Minimum rental payments and tenant allowances are recognized on a straight-line basis over the term of the lease, regardless of when payments are due.

Comprehensive Income

General accounting principles for reporting comprehensive income, requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Income Taxes

The Bank accounts for income taxes using the liability method. Income taxes are provided based on earnings reported for financial statement purposes adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Under the liability method, deferred income taxes are recognized for the estimated future tax effects of temporary differences in the bases of assets and liabilities measured at the enacted tax rates. A valuation allowance is recorded if, based upon the evidence available, it is more likely than not that some portion or all of the net deferred tax assets will not be realized.

In June 2006, the FASB issued an accounting interpretation relating to accounting for uncertainty in income taxes. The effective date of the interpretation was for fiscal years beginning after December 31, 2006. The effective date was delayed in 2007 and was delayed again in 2008 for nonpublic companies. The new effective date for nonpublic companies is for fiscal years beginning after December 15, 2008. The Bank adopted the accounting interpretation on January 1, 2009. Under this interpretation, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption of this standard did not have a material impact on the Bank’s financial statements.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Earnings Per Share

Basic earnings per share is calculated by dividing net earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Weighted average common shares and diluted common shares outstanding in 2010 and 2009 were 646,626, respectively.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued a new accounting standard related to fair value measurements. The new standard defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Bank adopted the provisions of fair value measurements and disclosures for assets and liabilities recognized at fair value on January 1, 2008. In February 2008, the FASB issued a new position, which delayed the effective date of fair value measurements and disclosures for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2009 the Bank adopted the provisions of the new position. In August 2009, the FASB issued an update to existing guidance around fair value measurements and disclosure in relation to the fair value measurement of liabilities. The Bank adopted the provisions of the update in the fourth quarter of 2009 and does not expect the adoption to have a material impact on its consolidated financial statements.

In May 2009, the FASB issued an accounting standard related to accounting for and disclosure of subsequent events in its financial statements. This standard establishes general accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the Bank to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. The adoption of this standard did not have a material impact on the Bank’s financial statements.

In June 2009, the FASB issued the Accounting Standards Codification (Codification). Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. generally accepted accounting

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
principles (GAAP). The Codification is intended to reorganize, rather than change, existing GAAP. Accordingly, all references to currently existing GAAP have been removed and have been replaced with plain English explanations of the Bank’s accounting policies. The adoption of the Codification did not have a material impact on the Bank’s financial position or results of operations.
NOTE 2 —	CASH AND DUE FROM BANKS
The Bank is required by Regulation D of the Federal Reserve Act to maintain reserve balances with the Federal Reserve Bank principally based on deposits. Balances maintained are included in cash and due from banks. At June 30, 2010 and 2009, the required reserve balance was $828,000 and $435,000, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 3 —	INVESTMENT SECURITIES
At June 30, 2010 and 2009, the amortized cost and fair value of investment securities held to maturity and available for sale are as follows:

	June 30, 2010		June 30, 2009
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
Investment securities held to maturity
Obligations of States and Political Subdivisions	$—	$—	$—	$—

Investment securities available for sale
U.S. Treasury Securities	$1,402,331	$1,405,562	$1,398,500	$1,406,289
Obligations of U.S. Government Agencies	10,253,430	10,433,579	17,248,357	17,498,059
Obligations of States and Political Subdivisions	15,248,375	15,445,134	18,088,103	18,087,137
Mortgage Backed Securities	37,958,114	38,622,355	31,781,971	32,021,191

Corporate Securities	—	—	1,049,062	1,050,195

Total	$64,862,250	$65,906,630	$69,565,993	$70,062,871

Gross unrealized gains	$1,123,015		$673,619

Gross unrealized losses	$(78,634)		$(176,741)

Net unrealized gains (losses)	$1,044,381		$496,878

For the six months ended June 30, 2010 and 2009, the Bank recognized gross realized gains on calls and sales of investment securities of $260,878 and $41,595, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
The amortized cost and fair value of debt securities held to maturity and available for sale at June 30, 2010 and 2009, by contractual maturity, are shown below:

	June 30, 2010		June 30, 2009
	Amortized	Fair	Amortized	Fair
	cost	value	cost	value
Due in one year or less	$13,498,795	$13,618,537	$10,590,056	$10,653,288
Due after one year through five years	20,613,095	21,162,875	44,204,493	44,640,527
Due after five years through ten years	13,966,420	14,216,045	10,832,982	10,817,082
Due after ten years	16,783,940	16,909,173	3,938,462	3,951,974

Total	$64,862,250	$65,906,630	$69,565,993	$70,062,871

At June 30, 2010, other investments included Federal Home Loan Bank stock of $556,100, Federal Reserve Bank stock of $549,700, Atlantic Central Bankers Bank shares of $207,500 and other association shares of $10,439. At June 30, 2009, other investments included Federal Home Loan Bank stock of $555,600, Federal Reserve Bank stock of $388,000, Atlantic Central Bankers Bank shares of $207,500 and other association shares of $10,439.
At June 30, 2010 and 2009, investment securities having an amortized cost of $25,457,005 and $22,382,325, respectively, were pledged as collateral for borrowings and certain government deposits as required by law.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 4 —	LOANS
At June 30, 2010 and 2009, loans consisted of the following:

	2010	2009
Real estate
Construction	$18,946,251	$13,780,727
Mortgages	198,827,945	179,546,197
Commercial	26,431,092	27,921,652
Consumer installment	5,293,717	5,302,399

	249,499,005	226,550,975

Less
Loan participations sold	23,457,351	11,421,032
Deferred loan fees (costs), net	(877,140)	(1,073,931)
Allowance for loan losses	6,554,281	2,600,076

	29,134,492	12,947,177

Loans, net	$220,364,513	$213,603,798

Changes in the allowance for loan losses for the years ended June 30, 2010 and 2009 follow:

	2010	2009
Balance, beginning of period	$6,191,000	$2,589,790
Provision for loan losses	2,435,000	456,000
Loans charged off	(2,133,567)	(496,550)
Recoveries of loans charged off	61,848	50,836

Balance, end of period	$6,554,281	$2,600,076

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Information about impaired loans as of and for the six months ended June 30, 2010 and 2009, is as follows:

	2010	2009
Recorded investment in impaired loans not requiring an allowance for loan losses	$—	$—

Recorded investment in impaired loans requiring an allowance for loan losses	9,996,000	1,677,000

Recorded investment in impaired loans	$9,996,000	$1,677,000

Related allowance for loan losses	$1,695,000	$250,000

Nonaccrual loans amounted to $11,201,599 and $8,260,268 at June 30, 2010 and 2009, respectively. Loss of income from nonaccrual loans approximated $973,378 and $516,743 for the six months ended June 30, 2010 and 2009, respectively. Accruing loans, which were 90 days or more past due, totaled $526,049 and $0 as of June 30, 2010 and 2009, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 5 — BANK PREMISES AND EQUIPMENT
Bank premises and equipment consist of the following at June 30, 2010 and 2009:

	2010	2009
Land and land improvements	$593,606	$593,606
Buildings and improvements	3,417,327	2,693,876
Furnishings and equipment	5,700,975	5,473,005
Automobiles	37,518	66,101
Leasehold improvements	1,237,555	1,172,145
Capitalized lease — building	279,282	279,284
Construction-in-progress	—	485,244

	11,266,263	10,763,261
Less accumulated depreciation	7,294,098	6,881,074
Less accumulated amortization	245,220	204,285

Bank premises and equipment, net	$3,726,945	$3,677,902

During the six months ended June 30, 2010 and 2009, the Bank incurred amortization on the capitalized lease — building of $21,077 and $18,426, respectively.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 6 — DEPOSITS
Customer deposits at June 30, 2010 and 2009, consist of the following:

	2010	2009
Demand — noninterest bearing	$91,289,184	$78,285,096

Savings and NOW accounts
Interest checking	14,955,278	14,298,964
Money market demand deposits	16,605,940	11,735,652
Savings	48,522,103	43,744,415

	80,083,321	69,779,031

Certificates of deposit less than $100,000	55,273,892	61,807,236
Certificates of deposit over $100,000	48,014,719	51,771,526

	103,288,611	113,578,762

Other time deposits	22,208,612	22,317,507

Total interest bearing deposits	205,580,544	205,675,300

Total	$296,869,728	$283,960,396

At June 30, 2010, the expected scheduled maturities of certificate of deposits and other time deposits are as follows:

3 months or less	$22,062,000
3 months to 12 months	47,720,000
12 months to 3 years	43,218,000
3 years and over	12,497,223

$125,497,223

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 7 — OTHER SHORT-TERM BORROWINGS AND FEDERAL FUNDS PURCHASED
Federal funds purchased generally mature within one day from the transaction date. Other short-term borrowed funds consist of Federal Home Loan Bank borrowings, which generally mature within one year from the transaction date, and overnight repurchase agreements which are obligations to the Bank’s cash management customers. As of June 30, 2010 and 2009, other short-term borrowings equaled $14,755,722 and $14,231,000, respectively. As of June 30, 2010 and 2009, federal funds were purchased in the amount of $0 and $0, respectively.
NOTE 8 — INCOME TAXES
     The components of income tax benefit for 2010 and 2009, are as follows:

	2010	2009
Current provision
Federal	$(604,084)	$(244,964)
State	(118,608)	(30,193)

	(722,692)	(275,157)

Deferred taxes
Federal	—	—
State	—	—

	—	—

	$(722,692)	$(275,157)

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
The principal components of net deferred tax assets at June 30, 2010 and 2009, are as follows:

	2010	2009
Net operating loss carryforward	$482,253	$—
Bad debt deduction	2,420,318	948,773
Premium amortization	(2,531)	(14,808)
Deferred compensation	1,284,191	945,760
Deferred gain on sale of bank premises	90,443	101,537
Straight line rent	183,717	190,348
Nonaccrual interest income	133,798	56,750
Depreciation	84,125	151,812
Tax effect of unrealized gain on securities available for sale	(355,089)	(168,939)

Total temporary differences	4,321,225	2,211,233

Valuation allowance	(1,000,000)	—

Tax effect of unrealized loss on pension plan	397,264	773,285

Net deferred tax asset	$3,718,489	$2,984,518

The Bank has a net operating loss carry-forward available for income tax purposes of approximately $1,189,110, which will begin to expire in 2029.
NOTE 9 — PENSION AND PROFIT-SHARING PLANS
The Bank sponsored a noncontributory, defined benefit pension plan, a defined contribution profit-sharing plan covering all of its qualified employees and a supplemental retirement benefit plan. The Bank’s funding policy was to contribute amounts to the plans when deductible for Federal income tax purposes.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Pension Plan
The Pension Plan covered substantially all employees of the Bank who had completed one year of service and reached twenty-one years of age. Employees with five or more years of vested service were entitled to annual pension benefits beginning at normal retirement age of sixty-five equal to the sum of .75% of final average earnings plus .60% of final average earnings in excess of covered compensation, multiplied by credited service not greater than thirty years. The Pension Plan permitted early retirement at age 55 or over with the completion of five years of vesting service. The annual early retirement benefit is the deferred vested benefit, reduced by one-half of 1% for each month the actual retirement date precedes the normal retirement date. The normal form of pension benefit was a benefit payable during the lifetime of the retired participant and surviving spouse beneficiary. As of June 30, 2010 and 2009, the Pension Plan owns 10,325 shares of the Holding Company valued at $162,619 and $157,456, respectively.
On June 9, 2003, the Plan was amended so that all benefits accrued as of June 9, 2003 shall be frozen and no additional benefits shall accrue for any participants in the Plan.
The amounts of contributions and benefits paid from the Pension Plan are as follows:

	2009	2008
Employer contributions	$—	$—

Benefits paid	$79,576	$72,255

The following information, as of December 31, 2009 and 2008, is based on the most recent actuarial report received.

Projected benefit obligation	$3,659,676	$3,975,783
Plan assets at fair value	4,790,535	4,186,395

Funded status as of December 31	$1,130,859	$210,612

Accrued benefit recognized as other assets in the consolidated balance sheets	N/A	N/A

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Items not yet recognized as a component of net periodic pension costs:

	2009	2008
Transition obligation	$—	$—
Prior service cost	—	—
Net loss	1,063,537	2,003,329

	$1,063,537	$2,003,329

Assumptions used in determining net periodic pension costs for 2009 and 2008, are as follows:

	2009	2008
Discount rate	6.00%	6.00%
Earnings rate on invested assets	N/A	N/A
Rate of salary progression	N/A	N/A
Profit-Sharing Plan
The Profit-Sharing Plan covers all full-time employees of the Bank who have completed at least 1,000 hours of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Upon termination of service, a participant may elect to receive a lump-sum amount equal to the value of his or her account. No contributions were made to this Plan for the years ended June 30, 2010 and 2009. As of December 31, 2002, all benefits, rights and features of the Profit-Sharing Plan were merged into the Employee Stock Ownership Plan (see note 10). Each participant’s closing account balance was merged into the Employee Stock Ownership Plan and the Profit-Sharing Plan ceased to exist. As of June 30, 2010 and 2009, the Plan owns 8,584 shares of the Holding Company’s common stock valued at $135,198 and $130,906, respectively, and as of June 30, 2010 and 2009, the Plan invested $15,489 and $15,310, respectively, in deposit accounts with the Bank.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Supplemental Retirement Benefit Plan
The Bank has entered into a noncontributory, nonqualified supplemental retirement benefit plan with two executives of the Bank and one member of the Board of Directors. In accordance with the supplemental retirement plans, the two executives and the director are entitled to an annual benefit upon retirement. The annual benefit is adjusted based upon a comparison of the date of their retirement and the normal retirement age of sixty-five.
The net periodic pension costs, the amount of contributions and benefits paid as of December 31, 2009 and 2008 are as follows:

	2009	2008
Net periodic benefit cost	$372,692	$290,870

Participant contributions	$—	$—

Employer contributions	$—	$—

Benefit payments	$—	$—

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
The following information, as of December 31, 2009 and 2008, is based on the most recent actuarial report received:

	2009	2008
Accrued benefit liability	$(1,830,997)	$(1,492,660)
Intangible asset	N/A	N/A
Accumulated other comprehensive income	249,035	283,390

Net amount recognized	$(1,581,962)	$(1,209,270)

Projected benefit obligation	$1,830,997	$1,492,660
Plan assets at fair value	—	—

Unfunded status as of December 31	$(1,830,997)	$(1,492,660)

Items not yet recognized as a component of net periodic pension costs:

	2009	2008
Prior service cost	$125,968	$160,323
Net loss	123,067	123,067

	$249,035	$283,390

Assumptions used in determining net periodic pension costs for 2009 and 2008 are as follows:

	2009	2008
Discount rate	6.00%	6.00%
Earnings rate on invested assets	N/A	N/A
Rate of salary progression	N/A	N/A

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 10 — EMPLOYEE STOCK OWNERSHIP PLAN
On January 1, 1995, the Bank adopted an Employee Stock Ownership Plan (the Plan). The purpose of the Plan is to enable full-time employees who have completed at least 1,000 hours of service, are at least 21 years of age and have been employed for at least one year to acquire stock ownership in the Bank. Vesting in the Plan is based upon years of service under a schedule outlined in the Plan document, with full vesting reached upon 7 years of service. Effective January 1, 2003, the Plan was amended in its entirety and is known as Maryland Bankcorp, N.A. KSOP (the KSOP). The amendment provides the participants of the KSOP the opportunity to make elective salary deferrals. All employees with a minimum of one year of service and 1,000 hours are eligible to participate in the KSOP. Employees may contribute up to the maximum amount allowed by federal tax laws. The Bank contributes 3 percent of the employees’ compensation (the Safe Harbor Contribution), regardless of the employees’ elective deferral. In addition, the Bank will make matching contributions (the Matching Contribution) equal to $.40 for each dollar contributed by the employee up to a maximum of 5% of the employees’ pay. The Safe Harbor Contribution for eligible employees is vested immediately. The Matching Contribution vests to employees over a six year period. The Bank may also make an additional discretionary contribution which will be allocated to eligible employees who complete at least 1,000 hours in the current plan year and are employed as of December 31, 2009. This contribution is allocated to the Participants based on a formula in the KSOP’s plan documents. The additional discretionary contribution vests to eligible employees over a seven year period. Forfeitures of the matching contribution will be used to reduce the Bank’s contribution the following year.
In addition, the assets of the Plan as of January 1, 2003, were transferred over to the KSOP. Each eligible Participant has a separate company stock account based upon their balance as of January 1, 2003. The Participant’s balance is adjusted for additional purchases of stock, earnings on the Plan’s investments, and forfeitures of Bank stock for nonvested employees.
For the six months ended June 30, 2010 and 2009, the Bank made contributions of $89,686 and $101,877, respectively, to the KSOP.
In the event a terminated KSOP participant desires to sell his or her shares of the Holding Company’s stock, the KSOP may be requested to purchase the shares from the participant at their fair value. As of June 30, 2010 and 2009, the KSOP owns 53,742 and 55,257 shares, respectively, of the Holding Company’s common stock valued at $846,437 and $842,669,

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
respectively, based upon the appraised fair market value, and the remaining funds of the KSOP, approximately $51,915 at June 30, 2010 and $30,554 at June 30, 2009, were invested in a money market account and certificate of deposit with the Bank.
NOTE 11 — PREFERRED STOCK
At a Special Shareholders Meeting held on December 3, 2008, the shareholders approved, by proxy or in person, an Amended and Restated Articles of Incorporation to authorize 5,000,000 shares of Preferred Stock, par value $0.01 per share and eliminate preemptive rights for holders of the Preferred Stock. The primary objective in establishing a class of Preferred Stock and eliminating preemptive right for holders of Preferred Stock was to provide maximum flexibility with respect to a future financing transaction, including, but not limited to, the preparation for the possible participation in the Capital Purchase Program (CPP) established by the U.S. Treasury Department pursuant to the Emergency Economic Stabilization Act of 2008. Maryland Bankcorp, Inc. initially filed an application to participate in the CPP but subsequently, the Board of Directors has elected to withdraw the application due to the emergence of details of the government investment program. As of June 30, 2010 and 2009, there are no shares of Preferred Stock issued or outstanding.
NOTE 12 — LEASE OBLIGATIONS
As of June 30, 2010, the Bank leases nine locations from which it conducts business. In 1998, the Bank sold three bank branches which were subsequently leased back to the Bank under a sale-leaseback agreement. The Bank sold the Lexington Park, Solomons Island and Bryans Road branch locations for $750,000, $450,000 and $450,000, respectively. The Bank incurred a gain of $574,561 on the sale of the Lexington Park branch, which has been deferred and is being amortized over the lease term of twenty years. The Bank incurred a loss on the sale of the Solomons Island and Bryans Road branches of $196,846, and $20,000 of such loss, representing the difference between the appraised value and sales price of the Bryans Road branch, has been deferred. The three leases entered into in 1998 were operating leases that call for monthly lease payments of $10,430, $4,279 and $7,240, respectively, and expire in 2018. In August 2007, the Bank executed a five-year lease agreement extension for the Fort Washington branch location. Monthly payments of $5,367, with annual increases, are due through August 2012. In March 2005, after completion of rebuilding the LaPlata Branch property that was destroyed in the 2002 tornado, the Bank entered into a lease that requires initial monthly payments of $6,062, adjusted annually for CPI and reimbursement of CAM charges, which expires in 2020. The California branch is under a written agreement

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
which is considered a capital lease. The capital lease is payable at $4,036 monthly and expires April 2011. The interest rate implicit in the capital lease is 13.52%.
On June 1, 2000, the Bank sold the Prince Frederick branch, which was subsequently leased back to the Bank under a sale-leaseback agreement. The branch location was sold for $950,000 and the Bank realized a gain of $6,055, which will be deferred over the life of the lease. The lease entered into is being accounted for as an operating lease that calls for monthly lease payments of $9,513 and expires May 31, 2020.
On January 24, 2001, the Bank commenced a lease for a branch with Wal-Mart Corporation in LaPlata, Maryland. The initial term of the lease is for five years with monthly payments of $1,000. The lease has two optional five-year renewals. In January 2006, the Bank renewed the lease for a period of five years. The lease is being accounted for as an operating lease.
On January 1, 2003, the Bank entered into an agreement to lease a branch on Berry Road in Waldorf, Maryland. The initial term of the lease was for three years with monthly payments of $1,200. The lease has four optional three-year renewals. In January 2006, the Bank renewed the lease for a period of five years. The lease is being accounted for as an operating lease. On December 23, 2009 the Bank officially closed this branch; however it is obligated to fulfill the terms of the lease through December 2010.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Future minimum payments under capital leases and noncancelable operating leases at June 30, 2010, for the following five years and thereafter, are as follows:

		Operating
	Capital lease	leases
July 1, 2010 — June 30, 2011	$35,941	$542,253
July 1, 2011 — June 30, 2012	—	526,365
July 1, 2012 — June 30, 2013	—	492,207
July 1, 2013 — June 30, 2014	—	458,049
July 1, 2014 — June 30, 2015	—	458,049
Thereafter	—	1,853,616

Total minimum lease payments	35,941	$4,330,539

Less amount representing interest	(1,927)

Present value of net minimum lease payments	$34,014

Rent expense was $265,634 and $272,228 for six months ended June 30, 2010 and 2009, respectively.
NOTE 13 — LINE OF CREDIT
On December 30, 2009, the Holding Company obtained a line of credit note of $3,500,000 from Atlantic Central Bankers Bank. This line of credit is secured by capital stock of the Bank and accrues interest equal to the greater of 4.75% or the prime rate charged by large commercial banks as reported in the Wall Street Journal. Monthly payments of interest only commence on February 1, 2010 and the principal balance matures on December 30, 2011, with the option to extend an additional year. As of June 30, 2010, the amount drawn on the line of credit totals $3,244,370. Interest expense for the six months ended June 30, 2010 is $76,870.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 14 — RELATED PARTY TRANSACTIONS
In the ordinary course of business, loans are made to Directors, Officers, and employees of the Bank and their affiliates. In management’s opinion, these loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectability. Loans outstanding, both direct and indirect, to Directors and policy-making Officers and employees total $2,585,599 and $2,910,783 at June 30, 2010 and 2009, respectively. The Directors, Officers, and employees maintained deposits with the Bank of approximately $11,629,778 and $8,666,476 at June 31, 2010 and 2009, respectively.
Included in the lease discussed in note 12 are leases in four branch offices from entities in which Directors have beneficial interests. One lease is classified as a capital lease in the financial statements and requires annual payments of $48,432 for the years 1993 through 2011. The other three leases are operating leases and require annual payments as follows: $125,158 through year 2018, $51,351 through year 2018 and $114,152 through year 2020, respectively. In management’s opinion, the annual rental and lease fees are competitive with prevailing costs for similar office space.
On December 15, 2008, the Holding Company received a $2,000,000 unsecured loan from an affiliated shareholder. The loan is for five years with a maturity date of December 15, 2013 at which time a “balloon payment” of the entire indebtedness then remaining unpaid is required. The rate of interest is equal to 7% with interest payable semi-annually. Interest expense for the six months ended June 30, 2010 and 2009 was $68,970 and $70,183, respectively.
NOTE 15 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include mortgage loan commitments, unfunded construction loans, undisbursed lines of credit, unused lines of credit related to check loans, and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract or notational amount of the financial

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
instrument. The Bank uses the same credit policies in making commitments for off-balance sheet financial instruments as it does for on-balance sheet financial instruments. Financial instruments with off-balance sheet risk are as follows at June 30, 2010 and 2009:

	2010	2009
Mortgage loan commitments	$1,572,000	$2,027,000
Construction loans to be funded	11,037,000	10,101,000
Undisbursed lines of credit	9,549,000	7,355,000
Undisbursed lines of credit-check loans including home equity	6,217,000	7,160,000
Standby letters of credit	3,062,000	1,581,000

	$31,437,000	$28,224,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the counter-party. Collateral held varies but generally may include cash, marketable securities, and property.
NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The framework for measuring fair value requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.
The valuation techniques required by the new provisions are based upon observable and unobservable inputs. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s assumptions about market

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
participant assumptions based on best information available. Observable inputs are the preferred source of values. These two types of inputs create the following fair value hierarchy:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
Securities Available for Sale — U.S. Treasury securities are reported at fair value utilizing Level 1 inputs. Other securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
The following table summarizes the Bank’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 and 2009, respectively, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

		Significant
		Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Fair Value
2010

Securities available for sale	$1,405,562	$64,501,068	$—	$65,906,630

2009

Securities available for sale	$1,406,289	$68,656,582	$—	$70,062,871

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and liabilities measured at fair value on a nonrecurring basis include the following as of June 30, 2010 and 2009, respectively:

		Significant
		Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total Fair Value
2010
Impaired loans	$—	$9,996,000	$—	$9,996,000
Other real estate owned, net	—	6,852,087	—	6,852,087

2009

Impaired loans	$—	$1,677,000	$—	$1,677,000
Other real estate owned, net	—	1,807,483	—	1,807,483

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
Impaired Loans — Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs based on observable market data or Level 3 inputs based on customized discounting criteria. During 2009 and 2008, certain impaired loans were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses based upon the fair value of the underlying collateral.

Other Real Estate Owned — Foreclosed real estate assets have been valued using a market approach. The values were determined using market prices of similar real estate assets and were valued in accordance with standards for accounting for the impairment or disposal of long-lived assets. Foreclosed real estate assets which have been valued using a market approach and subsequently adjusted for estimated market changes are valued under Level 3.
General accounting principles for fair value of financial instruments requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or nonrecurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or nonrecurring basis are discussed above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below:
Cash and Cash Equivalents - The carrying amounts of cash and short-term instruments approximate their fair value.

Federal Funds Sold - The carrying amounts of federal funds sold approximate their fair value.

Investment Securities - Fair value for investment securities are based on quoted market prices or dealer quotes.

Loans - The estimated fair value approximates carrying value for variable-rate loans that reprice frequently and with no significant change in credit risk. The fair value of fixed-rate loans and variable-rate loans which reprice on an infrequent basis is estimated by discounting future cash flows using the current interest rates at which similar loans with

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
similar terms would be made to borrowers of similar credit quality. Nonperforming loans, if any, would have an assumed interest rate of 0%. An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk.

Accrued interest receivable - The carrying amount approximates the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

Deposits - The estimated fair value approximates carrying value for demand deposits. The fair value of fixed-rate deposit liabilities with defined maturities is estimated by discounting future cash flows using the interest rates currently offered for deposits of similar remaining maturities. While the Bank’s core deposits provide a relatively stable, low-cost funding source that has a substantial intangible value separate from the value of the deposit balances, these estimated fair values do not include the intangible value of core deposit relationships, which comprise a significant portion of the Bank’s deposit base.

Short Term Borrowings - The estimated fair value approximates carrying value for short-term borrowings due to their variable interest rates.

Accrued Interest Payable and Other Liabilities - The carrying amount approximates the fair value of accrued interest payable and other liabilities, considering the short-term nature of the payable and expected payment.

Off-Balance Sheet Instruments - Fair value for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
For the off-balance sheet financial instruments described above, there is no difference between the fair value and the estimated exposure value.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
The estimated fair value of the Holding Company’s financial instruments as of June 30, 2010 and 2009 is as follows:

	June 30, 2010		June 30, 2009
	Amounts in thousands		Amounts in thousands
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and cash equivalents	$10,505	$10,505	$9,701	$9,701
Fed funds sold	4,111	4,111	17,418	17,418
Interest-bearing deposits	17,896	17,896	4,311	4,311
Investment securities	67,231	67,231	71,224	71,224
Loans, net	220,365	230,634	213,604	217,397

	$320,108	$330,377	$316,258	$320,051

	June 30, 2010		June 30, 2009
	Amounts in thousands		Amounts in thousands
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial liabilities
Deposits	$296,959	$298,928	$285,133	$288,306
Short-term borrowings	14,756	14,753	14,231	14,227
Fed funds purchased	—	—	—	—
Line of credit	3,244	3,244	—	—
Due to affiliate	2,000	2,000	2,000	2,000
Capital lease obligations	34	34	76	76

	$316,993	$318,959	$301,440	$304,609

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 17 — PARENT COMPANY FINANCIAL INFORMATION
Financial information pertaining only to Maryland Bankcorp, Inc. is as follows:
BALANCE SHEETS

	June 30,	June 30,
	2010	2009
ASSETS
Cash held at bank subsidiary	$90,059	$137,243
Short-term investments — certificate of deposit	—	1,035,547
Investments in subsidiary	30,370,414	29,861,113
Other assets	750	6,004
Due from subsidiary	37	37

Total assets	$30,461,260	$31,039,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Dividend payable	$37	$37
Line of credit	3,244,370	—
Due to affiliate	2,000,000	2,000,000
Interest payable	5,754	5,754
Accrued expenses	750	250

STOCKHOLDERS’ EQUITY	25,210,349	29,033,903

Total liabilities and stockholders’ equity	$30,461,260	$31,039,944

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
STATEMENTS OF OPERATIONS

	Year ended	Year ended
	June 30,	June 30,
	2010	2009
Equity in undistributed income of subsidiary	$(971,708)	$(156,173)
Other expense	(165,709)	(36,325)

Net (loss) income	$(1,137,417)	$(192,498)

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
STATEMENTS OF CASH FLOWS

	Months ended	Months ended
	June 30,	June 30,
	2010	2009
Cash flows from operating activities
Net (loss) income	$(1,137,417)	$(192,498)
Equity in undistributed income of subsidiary	971,708	156,173
Decrease in due from subsidiary	213	—
Increase in accrued interest	(856)	(856)
Decrease in other assets	5,879	4,349
Increase (decrease) in accrued expenses	518	(3,492)

Net cash used in operating activities	(159,955)	(36,324)

Cash flows from investing activities
Proceeds from maturities of time deposit	—	1,279,453
Purchase of Maryland Bank and Trust stock	(576,330)	(1,300,001)

Net cash used in investing activities	(576,330)	(20,548)

Cash flows from financing activities
Proceeds from note payable	76,870	—

Net cash provided by financing activities	76,870	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(659,415)	(56,872)

Cash and cash equivalents at beginning of year	749,474	194,115

Cash and cash equivalents at end of year	$90,059	$137,243

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 18 — REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Bank’s financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier 1, risk-based capital to total average assets, and minimum ratios of Tier 1, total risk-based capital to risk-weighted assets. Risk-based capital standards have been supplemented with requirements for a minimum Tier 1 capital to assets ratio (leveraged ratio). The Bank’s required and actual capital ratios at June 30, 2010 and 2009, are presented in the following table:

	2010		2009
		Minimum		Minimum
	Actual	requirements	Actual	requirements
Tier 1 risk-based capital	13.21%	12.00%	13.60%	12.00%
Total risk-based capital	14.48%	14.00%	14.76%	14.00%
Tier 1 leverage capital	8.49%	8.00%	9.19%	8.00%
During 2005, the Bank underwent an examination conducted by the Office of the Comptroller of the Currency (the OCC). The final written report of examination has been received by management of the Bank and has been reviewed and signed by its Board of Directors.
As a result of that examination, the Bank formally agreed to among other things, improve credit administration process, commercial loan underwriting and loan asset quality, conforming loan risk rating classifications to the regulatory commercial credit classification definitions and evaluating the allowance for loan losses due to changes in classifications, improving compliance with regulatory and policy requirements (Bank Secrecy Act and Regulation O issues) and improving Board committee structure and processes and personnel management. Management and the Board will report to the regulators throughout the year on

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
the progress of each specific recommendation. The Formal Agreement was signed by the Board of Directors on February 10, 2006.
As a result of the Formal Agreement, the Bank is required to immediately and thereafter maintain higher than normal risk-based and leverage capital minimums as follows: Tier 1 risk-based capital of 12.00%; Total risk-based capital of 14.00% and Tier 1 leverage capital of 8.00%. Due to these minimum requirements, the Bank is no longer designated as well capitalized and is categorized in the next category, adequately capitalized.
During 2010 and 2009, the Bank underwent examinations conducted by the OCC and all capital requirements continue to be met.
Management believes that the Bank will continue to be able to meet the required higher risk-based and leverage capital minimums as set forth in the Formal Agreement. Management also believes it is in substantial compliance with all aspects of the Formal Agreement.
NOTE 19 — COMMITMENTS AND CONTINGENCIES
The Bank has a deferred compensation agreement with two executive officers, which provides benefits payable through 2021 and 2027, respectively. As of June 30, 2010, the present value of the deferred compensation payable under this agreement is $739,174, which has been accrued. During 1998, the Board of Directors approved supplemental pensions for three additional officers. The present value of the supplemental pensions under these agreements is $1,126,204, which has been accrued at June 30, 2010.
Financial instruments, which potentially subject the Bank to concentration of credit risk, consist principally of loans. With respect to the loans, the Bank has loans totaling approximately $5,154,506 to new single family housing construction, $14,466,533 to general nonresidential construction, and $14,809,651 to other real estate activities principally occurring in St. Mary’s, Charles and Calvert Counties, Maryland.
In the normal course of business, the Holding Company and its subsidiary are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Holding Company’s consolidated financial statements.

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
NOTE 20 — RISKS AND UNCERTAINTIES
In the normal course of its business the Bank encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or re-price at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Bank’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans and investments.
The Bank is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Bank will also undergo periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuation, amounts of required loss allowances and operating restrictions resulting from regulators’ judgments based on information available to them at the time of their examinations.
NOTE 21 — SUBSEQUENT EVENTS
Events that occur after the balance sheet date but before the consolidated financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management evaluated the activity of Maryland Bankcorp, Inc. and Subsidiary through March 25, 2010, and concluded that no subsequent events, other than those noted below have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.
On September 1, 2010, the Holding Company entered into a definitive merger agreement, as amended on September 30, 2010 (the Merger Agreement), with Old Line Bancshares, the holding company for Old Line Bank, pursuant to which the Holding Company will merge with and into Old Line Bancshares (the Merger), with Old Line Bancshares being the surviving corporation. The Merger Agreement also provides that upon the consummation of the merger, the Bank will merge with and into Old Line Bank, with Old Line Bank as the surviving institution (the Bank Merger). At the effective time of the Merger, the board of

Maryland Bankcorp, Inc. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED
UNAUDITED
June 30, 2010 and 2009
directors of Old Line Bancshares will be increased by two (2) directors and two (2) of the current directors of the Holding Company selected by the board of directors of the Holding Company, with the approval of Old Line Bancshares’ board of directors, will be added to the board of directors of Old Line Bancshares and Old Line Bank.

Under the terms of the Merger Agreement, stockholders of the Holding Company will receive stock of Old Line Bancshares or cash (subject to proration) for each of their shares of the Holding Company with a value generally equal to the aggregate consideration to be paid in the merger ($20 million, subject to adjustment) divided by the number of outstanding shares of common stock of the Holding Company.

Directors and executive officers of the Holding Company have entered into voting agreements with Old Line Bancshares, pursuant to which they have agreed, among other things, to vote all shares of common stock of the Holding Company owned by them in favor of the approval of the Merger at the special meeting of stockholder to vote upon the Merger.

Consummation of the Merger is subject to certain terms and conditions, including, but not limited to, receipt of various regulatory approvals and approval by both Old Line Bancshares’ and the Holding Company’s stockholders, and receipt of all necessary regulatory approvals.

Annex A
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2010, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Maryland Bankcorp, Inc., a Maryland corporation (“MDBC”).
BACKGROUND
     1. MDBC owns directly all of the outstanding capital stock of Maryland Bank & Trust Company, N.A., a national banking association (“MDB&T”).
     2. OLB owns directly all of the outstanding capital stock of Old Line Bank, a Maryland state-chartered commercial bank (“Old Line”).
     3. OLB and MDBC desire for MDBC to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the State of Maryland and this Agreement.
     4. As a condition and inducement to OLB to enter into this Agreement, the Daugherty Group and Watts Group, each as defined herein, are concurrently executing a Voting Limit and Standstill Agreement in the form attached hereto as Exhibit A (the “Voting Limit and Standstill Agreement”), and each of the directors of MDBC and MDB&T are concurrently executing a Support Agreement in the form attached hereto as Exhibit B (the “Support Agreement”).
     5. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).
     6. OLB and MDBC desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I.
GENERAL
Section 1.1 Background.
     The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2 Definitions.
     As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     Acquisition Proposal has the meaning given to the term in Section 5.6 of this Agreement.
     Affiliate means, with respect to any Entity, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or 10% equity owner of the Entity.
     AFTAP has the meaning given to the term in Section 3.13(d)(i) of this Agreement.
     Aggregate Cash Consideration means the sum of (i) the Cash Consideration multiplied by the number of Cash Election Shares, and (ii) any amounts paid in lieu of fractional shares of OLB Common Stock pursuant to Section 2.5 of this Agreement, which sum shall not exceed One Million Dollars ($1,000,000) in the aggregate; provided, however, that OLB shall have the sole and absolute discretion to increase the amount of the Aggregate Cash Consideration paid to MDBC Common Stockholders up to the total amount of items (i) and (ii). Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Aggregate Cash Consideration exceed an amount that would result in the transaction failing to qualify as a tax-free reorganization under IRC Section 368.
     Aggregate Common Stock Consideration means the amount equal to the Common Stock Consideration multiplied by the number of Common Stock Election Shares.
     Aggregate Consideration has the meaning given to the term in Section 2.1(a) of this Agreement.
     Aggregate MDBC Common Stock is equal to the number of shares of MDBC Common Stock outstanding as of the Closing Date, which as of the date of this Agreement is 646,626 shares.
     Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.
     Application means an application for regulatory approval, which is required to consummate the Contemplated Transactions.
     Articles of Merger mean the articles of merger to be executed by OLB and MDBC and to be filed with the SDAT, in accordance with the provisions of the MGCL.
     Asset Quality Deduction has the meaning given to the term in Section 2.1(b)(ii) of this Agreement.
     Average Price means, during the Determination Period, the weighted average of (i) the closing prices of OLB Common Stock as reported on the NASDAQ Capital Market (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source as chosen by the parties), and (ii) the price or prices at which shares of OLB Common Stock are sold in a securities offering conducted by OLB (other than in connection with a merger, exchange offer or other transaction other than an issuance of new shares for cash) at any time during the Determination Period. Notwithstanding the foregoing and for the purposes of calculating the Average Price, in no event will the price or prices at which shares of OLB Common Stock are sold in an offering exceed the greater of (i) 110% of the closing price of OLB Common Stock as reported on the NASDAQ Capital Market on the last trading day of the quarter preceding the Determination Period, or (ii) the book value per share, determined as the end of the quarter preceding the Determination Period in accordance with GAAP.
     Bank Merger has the meaning given to the term in Section 1.4(a) of this Agreement.
     Bank Merger Agreement has the meaning given to the term in Section 1.4(a) of this Agreement.
     BHC Act means the Bank Holding Company Act of 1956, as amended.
     Business Day means any day other than (i) Saturday, (ii) Sunday or (iii) a day on which MDB&T or Old Line is authorized or obligated by law or executive order to close.
     Cash Consideration has the meaning given to the term in Section 2.2(a)(i) of this Agreement.
     Cash Election means an Election to receive the Cash Consideration with respect to all or a portion of a holder’s shares of MDBC Common Stock.
     Cash Election Shares has the meaning given to the term in Section 2.2(b)(ii) of this Agreement.
     CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.
     Closing has the meaning given to the term in Section 1.3(a) of this Agreement.
     Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.
     Closing Estimate has the meaning given to the term in Section 2.1(b)(ii) of this Agreement.
     Commissioner means the Maryland Office of the Commissioner of Financial Regulation.
     Common Stock Consideration has the meaning given to the term in Section 2.2(a)(ii) of this Agreement.
     Common Stock Election means an Election to receive the Common Stock Consideration with respect to all or a portion of a holder’s shares of MDBC Common Stock.

     Common Stock Election Shares has the meaning given to the term in Section 2.2(b)(i) of this Agreement.
     Confidentiality Agreement means the Amended and Restated Confidentiality Agreement between OLB and MDBC dated August 18, 2010.
     Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (i) Merger, (ii) Bank Merger, and (iii) performance by OLB and MDBC of their respective covenants and obligations under this Agreement.
     CRA has the meaning given to the term in Section 3.22 of this Agreement.
     Credit Extension has the meaning given to the term in Section 5.1(s) of this Agreement.
     Daugherty Group means G. Thomas Daugherty, his spouse, and any Entity directly or indirectly controlled, collectively and/or individually, by G. Thomas Daugherty and/or his spouse, including without limitation, any Entities jointly owned with the Watts Group; provided, however, that the Daugherty Group does not include any KSOP or 401(k) plans of which a member of the Daugherty Group is a trustee.
     Determination Period means the 90 day period commencing on the 95th day prior to the anticipated Closing Date.
     Director Non-Compete Agreement has the meaning given to the term in Section 5.8(c)(v) of this Agreement.
     Disqualification Event has the meaning given to the term in Section 1.3(d)(i) of this Agreement.
     Effective Date means the date upon which the Articles of Merger are filed with the SDAT, which shall be as soon practicable after the Closing Date.
     Effective Time means the time on the Effective Date at which the Articles of Merger are filed with the SDAT and are effective in accordance with MGCL.
     Election means either a Common Stock Election, a Cash Election or a Mixed Election.
     Election Deadline means 5:00 p.m., Eastern Time, on the day that is five Business Days prior to the Closing Date.
     Election Form means a form, in such form as OLB and MDBC shall mutually agree, on which holders of MDBC Common Stock shall make an Election.
     Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.
     Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (i) presence of a hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environment Laws, or (ii) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.
     Environmental Laws means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation: CERCLA; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     Exchange Agent means the agent designated by OLB (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedure described in Section 2.2(b) and the exchange procedure described in Section 2.7.
     Exchange Fund has the meaning given to the term in Section 2.7(a) of this Agreement.
     Exchange Ratio means the exchange ratio set forth in Section 2.2(a)(ii) of this Agreement.
     FDIC means the Federal Deposit Insurance Corporation.
     FRB means Board of Governors of the Federal Reserve Board.
     GAAP means accounting principles generally accepted in the United States.
     Hazardous Materials means: (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated for the protection of human health or environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.
     IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     IRS means the Internal Revenue Service.
     IT Assets has the meaning given to the term in Section 3.17 of this Agreement.
     Knowledge of MDBC means the actual knowledge of MDBC’s executive officers and directors.
     Knowledge of OLB means the actual knowledge of OLB’s executive officers and directors.
     Letter of Transmittal has the meaning given to the term in Section 2.7(b) of this Agreement.
     Liens means all liens, pledges, charges, security interests, claims, or other encumbrances of any kind.
     Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of MDBC or OLB, as applicable, or on the terms and conditions of this Agreement or the Contemplated Transactions or the ability of MDBC or OLB, as applicable, to consummate the Contemplated Transactions, other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of OLB or MDBC resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Section 5.8 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.
     Maximum Expense Amount has such meaning given to that term in Section 8.1 of this Agreement.
     MDB&T has such meaning given to the term in the Background section of this Agreement.
     MDBC has the meaning given to the term in the preamble of this Agreement.

     MDBC Benefit Plans means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of MDBC or any other Entity that, together with MDBC, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).
     MDBC Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of MDBC Common Stock.
     MDBC Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.
     MDBC Common Stockholder is any holder of record of MDBC Common Stock immediately prior to the Closing Date.
     MDBC Common Stockholders’ Meeting means the meeting of the holders of MDBC Common Stock to consider and vote on the Merger.
     MDBC Companies means MDBC, MDB&T, and any other MDBC Subsidiary, collectively.
     MDBC Disclosure Schedule means, collectively, the disclosure schedules delivered by MDBC to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.7 of this Agreement.
     MDBC ERISA Affiliate means any Entity that, together with MDBC, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).
     MDBC Executive Non-Compete Agreement has the meaning given to the term in Section 1.3(d)(iii) of this Agreement.
     MDBC Financials means (a) the consolidated balance sheets of MDBC at December 31, 2009 and 2008 and consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for MDBC for the years ended December 31, 2009, 2008 and 2007 as audited by the Reznick Group, PC, and (b) unaudited quarterly financial reports for MDBC and the quarterly call reports of MDB&T, along with any material representations attached to such reports for each calendar quarter commencing with the quarter ended June 30, 2010, to be delivered within 45 days after the end of the respective quarter, and (c) unaudited financial statements of MDBC and MDB&T for each month end, commencing with the month ended July 31, 2010, to be delivered within 20 days after the end of the respective month.
     MDBC Nominees has the meaning given to the term in Section 1.3(d)(i) of this Agreement.

     MDBC Preferred Stock has the meaning given to the term in Section 3.2(a) of this Agreement.
     MDBC Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.
     MDBC Regulatory Agreement has the meaning given to the term in Section 3.11(d)(iv) of this Agreement.
     MDBC Returns has the meaning given to the term in Section 3.7(e) of this Agreement.
     MDBC Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.
     MDBC Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.
     Merger means the merger of MDBC with and into OLB, pursuant to the provisions of the MGCL, whereupon (i) the separate existence of MDBC shall cease and OLB shall be the surviving corporation and (ii) all of the outstanding shares of MDBC Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.
     Merger Consideration means the Common Stock Consideration and/or the Cash Consideration, as contemplated by this Agreement.
     MGCL means the Maryland General Corporation Law, as amended.
     Mixed Election has the meaning given the term in Section 2.2(c) of this Agreement.
     New Classified Item has the meaning given to the term in Section 2.1(b)(ii) of this Agreement.
     No-Election Shares has the meaning given to the term in Section 2.2(b) of this Agreement.
     Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.
     Objecting MDBC Shares means any shares of MDBC Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL.
     OCC means the Office of the Comptroller of the Currency.
     OLB has the meaning given to the term in the preamble of this Agreement.
     OLB Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of

ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).
     OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.
     OLB Common Stockholders’ Meeting means the meeting of the holders of OLB Common Stock to consider and vote on the Merger.
     OLB Companies means OLB, Old Line, and any other OLB Subsidiary, collectively.
     OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to MDBC at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.7 of this Agreement.
     OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).
     OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2009 and 2008 and consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for OLB for the years ended December 31, 2009, 2008 and 2007 as audited by Rowles & Company, LLP and as set forth in its annual report on Form 10-K, and (b) the consolidated financial statements included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2010, to be delivered within 45 days after the end of the respective quarter, and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2010 to be delivered within 15 days after the end of the respective month.
     OLB Preferred Stock has the meaning given to the term in Section 4.2(a) of this Agreement.
     OLB Real Property has the meaning given to the term in Section 4.15(a) of this Agreement.
     OLB Regulatory Agreement has the meaning given to the term in Section 4.11(d)(iv) of this Agreement.
     OLB Returns has the meaning given to the term in Section 4.7(e) of this Agreement.
     OLB Taxes has the meaning given to the term in Section 4.7(e) of this Agreement.
     OLB Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

     Old Line has the meaning given to the term in the Background section of this Agreement.
     PBGC has the meaning given to the term in Section 3.13(a) of this Agreement.
     Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated pursuant to Article VII herein.
     Proprietary Rights has the meaning given to the term in Section 3.17 of this Agreement.
     Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of MDBC Common Stock and holders of OLB Common Stock in connection with the Merger, the MDBC Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting.
     Reallocated Common Stock Shares has the meaning given to the term in Section 2.2(e)(ii)(C) of this Agreement.
     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act, with respect to the OLB Common Stock to be issued to the MDBC Common Stockholders in connection with the Merger.
     Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including, without limitation, the SEC, OCC, Commissioner, FRB, FDIC, and the respective staffs thereof.
     Replacement Nominee has the meaning given to the term in Section 1.3(d) of this Agreement.
     Rights means warrants, options, rights, convertible securities and other capital stock equivalents, which obligate an Entity to issue its securities.
     SDAT means the Maryland State Department of Assessments and Taxation.
     SEC means the U.S. Securities and Exchange Commission.
     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.
     Subsidiary means any Entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

     Superior Proposal has the meaning given to the term in Section 5.8(a)(i) of this Agreement.
     Support Agreement has the meaning given to the term in the Background section of this Agreement.
     Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.
     Voting Limit and Standstill Agreement has the meaning given to the term in the Background section of this Agreement.
     Watts Group means Thomas B. Watts, his spouse, and any Entity directly or indirectly controlled, collectively and/or individually, by Thomas B. Watts and/or his spouse, including without limitation, any Entities jointly owned with the Daugherty Group; provided, however, that the Watts Group does not include any KSOP or 401(k) plans of which a member of the Watts Group is a trustee.
Section 1.3 The Merger and Related Transactions.
          (a) Closing. The parties agree to use commercially reasonable efforts to accomplish the Closing (defined below) by March 31, 2011. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Ober, Kaler, Grimes and Shriver, P.C. located at 120 E. Baltimore Street, Baltimore, Maryland, at a time and date to be agreed upon by the parties hereto subsequent to the time that all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”).
          (b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Maryland, at the Effective Time:
     (i) MDBC shall merge with and into OLB;
     (ii) The separate existence of MDBC shall cease;
     (iii) OLB shall be the surviving corporation in the Merger;
     (iv) Each share of MDBC Common Stock issued and outstanding prior to the Closing Date shall be converted into the right to receive either Common Stock Consideration or Cash Consideration as provided in Article II of this Agreement; and
     (v) Except as disclosed on MDBC Disclosure Schedule 1.3(b)(v), all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of MDBC shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation in the Merger, without further act or deed.

          (c) OLB’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.
          (d) OLB’s Board of Directors and Officers.
     (i) Subsequent to the date of this Agreement and in accordance with Section 5.8(c)(ii) of this Agreement, OLB shall take such actions as may be necessary to, as of the Effective Time (A) cause the number of directors comprising the full OLB board of directors to be increased by two, and (B) elect Thomas B. Watts and G. Thomas Daugherty, or, if applicable, one or two Replacement Nominees (each a “MDBC Nominee” and collectively the “MDBC Nominees”) to fill the two vacancies so created, with G. Thomas Daugherty elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2011 and Thomas B. Watts elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2013; provided, however, that if Thomas B. Watts and/or G. Thomas Daugherty shall be subject to a Disqualification Event, OLB shall instead take such actions as may be necessary to elect to fill the vacancy so created with one of the individuals set forth on MDBC Disclosure Schedule 1.3(d) (each a “Replacement Nominee”). On and after the Effective Time, (1) the directors of OLB duly elected and holding office immediately prior to the Effective Time, and (2) provided they agree to serve as directors of OLB, each of the MDBC Nominees, shall be the directors of OLB, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of OLB; further provided, that in no event shall OLB’s obligations under this section apply with respect to any MDBC Nominee subject to a Disqualification Event.
Subject to the fiduciary duties of the OLB board of directors, OLB’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to OLB, and provided that the applicable MDBC Nominee is not subject to a Disqualification Event, each of the MDBC Nominees serving as an OLB director on the date of the annual meeting of stockholders of OLB held in 2011 shall be nominated for election as a director of OLB at such annual meeting, with G. Thomas Daugherty (or any applicable Replacement Nominee) nominated for election for a three-year term expiring at the annual meeting of stockholders of OLB to be held in 2014 and Thomas B. Watts (or any applicable Replacement Nominee) nominated for election for a two-year term expiring at the annual meeting of stockholders of OLB to be held in 2013, provided that such MDBC Nominee agrees to serve as a director if elected.
As used in this Agreement, the term “Disqualification Event” means, as to any MDBC Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by law, order, injunction, decree or otherwise from serving as a director of OLB; (ii) such nominee shall have been charged with or convicted of any felony or crime of moral turpitude; (iii) such nominee shall file (or any Entity of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or such nominee shall become (or any Entity indebted to OLB of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(3)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (v) the death, disability or other personal reasons beyond the control of such nominee that prevents them from serving as a nominee; or (vi) such nominee shall violate any covenant or agreement contained in his Voting Limit and Standstill Agreement.
     (ii) At the Effective Time, the officers of OLB duly elected and holding office immediately prior to the Effective Time shall be the officers of OLB, as the surviving corporation in the Merger.
     (iii) As of the Closing Date, Old Line shall enter into a three-year non-compete agreement with Thomas B. Watts and G. Thomas Daugherty, in exchange for the sum of two hundred thousand dollars ($200,000) payable to each in equal installments on a quarterly basis during the first two years of the term of such agreement, substantially in the form attached hereto as Exhibit C (the “MDBC Executive Non-Compete Agreement”).
Section 1.4 The Bank Merger.
          (a) Plan of Merger. Subject to the terms and conditions of the Agreement of Plan of Merger attached hereto as Exhibit D (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and Section 214a of the National Bank Act, immediately after the Merger, MDB&T shall be merged with and into Old Line and the separate existence of MDB&T shall cease (the “Bank Merger”). Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a bank under the laws of the State of Maryland, and as a wholly-owned operating subsidiary of OLB, subject to the provisions of this Section 1.4.
          (b) Board of Directors. Subsequent to the date of this Agreement, and in accordance Section 5.8(c)(ii) of this Agreement, OLB shall take such actions as may be necessary to, as of the Effective Date (i) cause the number of directors comprising the full Old Line board of directors to be increased by two and (ii) elect or appoint the MDBC Nominees to fill the two vacancies so created, with G. Thomas Daugherty (or the applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of Old Line to be held in 2011 and Thomas B. Watts (or the applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of Old Line to be held in 2013. At and after the Effective Time (A) the directors of Old Line duly elected and holding office immediately prior to the Effective Time, and (B)

provided they agree to serve as directors, each of the MDBC Nominees, shall be the directors of Old Line, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Old Line. Old Line will further, in accordance with Section 5.8(c)(ii)(B), (1) take such actions as are necessary to cause Old Line to nominate each MDBC Nominee to serve as a director of Old Line during any time, and for the same term that, such MDBC Nominee serves as a director of OLB, and (2) will, as the sole stockholder of Old Line, vote to elect any such MDBC Nominee so nominated by Old Line.
ARTICLE II.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
Section 2.1 Aggregate Consideration; Potential Adjustments
          (a) Aggregate Consideration. Subject to the provisions of Section 2.1(b) and 2.1(c), the value of the aggregate consideration in the Merger shall be Twenty Million Dollars ($20,000,000) as the same may be adjusted pursuant to Section 2.1(b) and 2.1(c) below. The Aggregate Cash Consideration, which shall constitute the only cash consideration to be paid in the Merger, together with the Aggregate Common Stock Consideration shall comprise the total consideration to be paid in the Merger (the “Aggregate Consideration”).
          (b) Potential Operating Loss, Asset Quality Adjustments and Maximum Expense Amount. No later than five Business Days prior to the Closing Date, the Aggregate Consideration shall be adjusted based on operating losses, asset quality and Maximum Expenses as follows:
     (i) Operating Loss Adjustments. Any consolidated operating losses of MDBC reported for any quarter ending after March 31, 2010, excluding any provisions for loan losses, shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis.
     (ii) Asset Quality Adjustments. Except as disclosed on MDBC Disclosure Schedule 2.1(b)(ii), which constitutes MDBC’s classified assets as of March 31, 2010, any credit that, after March 31, 2010, becomes classified as special mention, substandard, non-accrual or OREO, requires a FASB 114 allocation, or is more than 90 days past due (each being a “New Classified Item”), will be examined by OLB and assigned a current estimate of projected loss for each New Classified Item by OLB within 30 days prior to the Closing Date and no later than five days prior to the Closing Date (the “Closing Estimate”). Each New Classified Item, including OLB’s initial estimate of projected loss for each New Classified Item, shall be disclosed on OLB Disclosure Schedule 2.1(b)(ii), which shall be attached no later than five Business Days prior to the Closing Date. The difference between the Closing Estimate and OLB’s initial estimate of projected loss for each New Classified Item (if no projected loss was estimated, then the difference is equal to the Closing Estimate) shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis (each being an “Asset Quality Deduction”). In the event OLB’s initial estimate of projected loss for each New Classified Item exceeds the actual loss or Closing Estimate, such excess will be used to offset any Asset Quality Deductions.
     (iii) Maximum Expense Amount. Any costs or expenses incurred in connection with this Agreement that exceed the Maximum Expense Amount shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis.
          (c) Potential Average Price Adjustments.
     (i) Proportionate Increase in Aggregate Consideration. If the Average Price exceeds $11.45, the Aggregate Consideration shall be increased by the amount calculated by (x) multiplying the difference between $11.45 and the Average Price by the applicable Common Stock Consideration of 2.7004, and then (y) multiplying the resulting number by the Aggregate MDBC Common Stock.
     (ii) Proportionate Reduction in Aggregate Consideration. If the Average Price is less than $7.63, the Aggregate Consideration shall be reduced by the amount calculated by (x) multiplying the difference between $7.63 and the Average Price by the applicable Common Stock Consideration of 4.0524, and then (y) multiplying the resulting number by the Aggregate MDBC Common Stock.
Section 2.2 Form of Consideration; Exchange Ratio; Conversion.
          (a) Conversion Alternatives. Subject to Sections 2.2(f), 2.5 and 2.6 below with respect to OLB owned stock, fractional shares and Objecting MDBC Shares, each share of MDBC Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into the right to receive, at the election of the holder thereof, the Common Stock Consideration and/or the Cash Consideration as follows:
     (i) Cash Consideration. The “Cash Consideration” is equal to the Aggregate Consideration divided by the Aggregate MDBC Common Stock, rounded down to the nearest ten-thousandths, subject to the limitations on Cash Consideration set forth in this Agreement. Assuming there are no adjustments to the Aggregate Consideration pursuant to Section 2.1(b) of this Agreement, the Cash Consideration will be $30.9298 for each share of MDBC Common Stock.
     (ii) Common Stock Consideration. The “Common Stock Consideration” is the number of shares of OLB Common Stock equal to the quotient of Cash Consideration divided by the Average Price, rounded down to the nearest ten-thousandths; provided, however, that if the Average Price exceeds $11.45, then the Common Stock Consideration shall be equal to 2.7004 shares of OLB Common Stock, and, if the Average Price is less than $7.63, then the Common Stock Consideration shall be equal to 4.0524 shares of OLB Common Stock (the “Exchange Ratio”).

          (b) Election Procedures. OLB and MDBC will include a copy of an Election Form with each copy of the Prospectus/Proxy Statement mailed to holders of MDBC Common Stock in connection with the MDBC Common Stockholders’ Meeting, pursuant to which MDBC Common Stockholders will:
     (i) Elect to receive the Common Stock Consideration with respect to all or a portion of their shares of MDBC Common Stock (the “Common Stock Election Shares”); or
     (ii) Elect to receive the Cash Consideration with respect to all or a portion of their shares of MDBC Common Stock (the “Cash Election Shares”).
OLB and MDBC shall each use its reasonable efforts to make the Election Form available to all persons who become holders of MDBC Common Stock during the period between the record date for the MDBC Common Stockholders’ Meeting and the Election Deadline. Any holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the MDBC Certificate(s) to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such MDBC Certificate(s) as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such MDBC Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of MDBC Common Stock (i) does not submit a properly completed Election Form before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its rights pursuant to Section 2.6(b) of this Agreement, then the shares of MDBC Common Stock held by such holder shall be designated “No-Election Shares.” Nominee record holders who hold MDBC Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.
          For purposes of this Section 2.2, any Objecting MDBC Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares.
          (c) Mixed Election. Subject to the immediately following sentence, each record holder of shares of MDBC Common Stock immediately prior to the Closing Date shall be entitled to elect to receive the Common Stock Consideration for a portion of such holder’s shares of MDBC Common Stock and the Cash Consideration for the remaining portion of such holder’s shares of MDBC Common Stock (a “Mixed Election”). With respect to each holder of MDBC Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.2(e) below, the shares of MDBC Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

          (d) Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither OLB, MDBC, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
          (e) Allocation. Subject and after giving effect to Section 2.2(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of MDBC Common Stock in accordance with their respective Election Forms and the following allocation rules:
     (i) Aggregate Common Stock Consideration Equal to or more than Ninety-Five Percent. If the number of Common Stock Election Shares is equal to or more than ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, then:
     (1) All Cash Election Shares (subject to Section 2.6 with respect to MDBC Objecting Shares) shall be converted into the right to receive the Cash Consideration; and
     (2) All Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive the Common Stock Consideration;
     such that the aggregate number of Common Stock Election Shares is at least ninety-five (95%), and the aggregate number of Cash Election Shares is no more than five percent (5%), of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date.
     (ii) Aggregate Common Stock Consideration Undersubscribed. If the number of Common Stock Election Shares is less than ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, then:
     (1) All No-Election Shares shall be converted into Common Stock Election Shares;
     (2) All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;
     (3) If all of the No-Election Shares are converted to Common Stock Election Shares under Section 2.2(e)(ii)(A) and the number of Common Stock Election Shares then remains less than ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Effective Date, then the Exchange Agent shall convert, on a pro rata basis as described in Section 2.2(e)(iii) below, a sufficient number of Cash Election Shares (excluding Objecting MDBC Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the number of Common Stock Election Shares (including No-Election Shares and Reallocated Common Stock Shares) equals ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, and such Reallocated Common Stock Shares shall be converted into the right to receive the Common Stock Consideration; and
     (4) All Cash Election Shares (subject to Section 2.6 with respect to MDBC Objecting Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration;
such that the aggregate number of Common Stock Election Shares is at least ninety-five percent (95%), and the aggregate number of Cash Election Shares is no more than five percent (5%), of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, unless otherwise authorized and agreed to by OLB at its sole and absolute discretion.
     (iii) Pro Rata Reallocations. If the Exchange Agent is required pursuant to Section 2.2(e)(ii)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.
          (f) Cancellation of Certain Common Stock. Notwithstanding any other provision of this Section 2.2, at the Effective Time, each share of MDBC Common Stock that is owned, directly or indirectly, by OLB or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.
Section 2.3 OLB Common Stock.
          Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.
Section 2.4 [Intentionally Omitted.]
Section 2.5 Fractional Shares.
     No fractional shares of OLB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of MDBC Common Stock who would otherwise be entitled to receive a fraction of a share of OLB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product of (i) the amount of the Cash Consideration and

(ii) the fraction of a share (rounded down to the nearest ten-thousandths) of OLB Common Stock to which such holder would otherwise be entitled to receive pursuant to this Article II.
Section 2.6 Objecting MDBC Common Stockholders.
          (a) The MDBC Common Stock held by any MDBC Common Stockholder that objects to the Merger and complies with the procedures set forth under MGCL, will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.
          (b) If any such holder of MDBC Common Stock shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, and if such holder delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting MDBC Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of MDBC Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting MDBC Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.
          (c) All payments in respect of Objecting MDBC Shares, if any, will be made by OLB.
Section 2.7 Surrender and Exchange of MDBC Common Stock Certificates.
          (a) Subject to the other provisions of this Article II, on or immediately prior to the Effective Date, OLB shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of MDBC Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, and (ii) cash sufficient to pay the Cash Consideration (such cash and certificates for shares of OLB Common Stock being hereinafter referred to as the “Exchange Fund”).
          (b) As soon as practicable after the Effective Time, and in no event later than five Business Days thereafter, the Exchange Agent shall mail to each person or Entity that was a MDBC Common Stockholder a letter of transmittal and instructions for use in effecting the surrender the MDBC Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).
          (c) Each MDBC Common Stockholder, upon proper surrender of MDBC Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of OLB Common Stock to which such MDBC Common Stockholder shall have become entitled pursuant to the provisions of Section 2.2, and/or (ii) a check representing the amount of

Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each MDBC Certificate so surrendered shall be cancelled. Until so surrendered, each MDBC Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by law, no interest shall be payable with respect to the Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares. If any MDBC Common Stockholder is unable to locate any MDBC Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.
          (d) The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the receipt by the Exchange Agent of the applicable MDBC Certificate(s) and duly executed Letters of Transmittal.
          (e) No dividends or other distributions declared with respect to OLB Common Stock shall be paid to the holder of any unsurrendered MDBC Certificate until the holder thereof shall surrender such MDBC Certificate(s) in accordance with this Section 2.7. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of a MDBC Certificate in accordance with this Section 2.7, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such MDBC Certificate.
          (f) If any certificate representing shares of OLB Common Stock is to be issued in a name other than that in which the MDBC Certificate(s) surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the MDBC Certificate(s) so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of OLB Common Stock in any name other than that of the registered holder of the MDBC Certificate(s) surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (g) After the Effective Time, there shall be no transfers on the stock transfer books of MDBC of the shares of MDBC Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, MDBC Certificates (or stock options or stock purchase warrants) are presented for transfer they shall be cancelled and exchanged for cash and certificates representing shares of OLB Common Stock as provided in this Article II.
          (h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OLB Common Stock shall be issued upon the surrender for exchange of MDBC Certificates, no dividend or distribution with respect to OLB Common

Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB. In lieu of the issuance of any such fractional share, OLB shall pay to each holder of MDBC Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the amount of the Cash Consideration by (ii) the fraction of a share (rounded to the nearest ten-thousandths when expressed in decimal form) of OLB Common Stock to which such holder would otherwise be entitled to receive pursuant to this Article II, rounded down to the nearest ten-thousandths.
          (i) Any portion of the Exchange Fund that remains unclaimed by the MDBC Common Stockholders for 12 months after the Effective Time shall be paid to OLB. Any MDBC Common Stockholders who have not theretofore complied with this Section 2.7 shall thereafter look only to OLB for payment of the Merger Consideration deliverable in respect of each share of MDBC Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, MDBC, OLB, the Exchange Agent or any other person shall not be liable to any former holder of MDBC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Section 2.8 Other Matters.
     Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:
          (a) Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any other financial services institution or other Entity, whether by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;
          (b) Preclude OLB from issuing, or to limit in any way the right of OLB to issue, prior to five Business Days before the Effective Date, OLB Common Stock, or other securities;
          (c) Preclude OLB from granting employee, director, or compensatory options at any time with respect to OLB Common Stock or other securities in the ordinary course of business;
          (d) Preclude option holders or plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or
          (e) Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MDBC
     Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article III and delivered concurrently with this Agreement, MDBC hereby represents and warrants to OLB as follows:
Section 3.1 Organization.
          (a) MDBC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. MDBC is a bank holding company duly registered under the BHC Act. MDBC has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. MDBC is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on MDBC, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
          (b) MDB&T is a bank duly organized, validly existing and in good standing under the laws of the United States of America. MDB&T has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. MDB&T is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on MDBC, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
          (c) The deposits of MDB&T are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.
          (d) MDBC Disclosure Schedule 3.1(d) contains a complete and accurate list of all Subsidiaries of MDBC and MDB&T. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on MDBC, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
          (e) The respective minute books of MDBC and each MDBC Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with normal business practice of MDBC or any MDBC Subsidiary.
          (f) MDBC has delivered to OLB true and correct copies of the articles of incorporation and bylaws of MDBC, and the articles of incorporation, articles of association, articles of organization, bylaws and operating agreement for each MDBC Subsidiary, as applicable, and each as in effect on the date hereof.
          (g) MDBC Disclosure Schedule 3.1(g) contains a complete and accurate list of all Subsidiaries that are no longer operational or provide any business function for or on behalf of MDBC or MDB&T (the “Non-Operational Subsidiaries”).
Section 3.2 Capitalization.
          (a) The authorized capital stock of MDBC consists of (i) ten million (10,000,000) shares of common stock, $0.01 par value per share (“MDBC Common Stock”), of which, as of the date of this Agreement, 646,626 shares are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, except as may be defined in MDBC’s articles of incorporation, and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities law, and (ii) five million (5,000,000) shares of preferred stock, $0.01 par value per share (“MDBC Preferred Stock”), of which none are issued and outstanding.
          (b) MDBC owns, directly or indirectly, all of the capital stock of the MDBC Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in MDBC Disclosure Schedule 3.2(b). Except as set forth in MDBC Disclosure Schedule 3.2(b), MDBC has not issued nor is MDBC bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of MDBC Common Stock, MDBC Preferred Stock, or any other security of MDBC or any securities representing the right to vote, purchase or otherwise receive any shares of MDBC Common Stock, MDBC Preferred Stock, or any other security of MDBC. Accordingly, there will be no more than 646,626 shares of MDBC Common Stock issued and outstanding on a fully diluted basis, and there will be no shares of MDBC Preferred Stock issued and outstanding.
          (c) Except as set forth on MDBC Disclosure Schedule 3.2(c), no person or group is the beneficial owner of 5% or more of the outstanding shares of MDBC Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).
Section 3.3 Authority; No Violation.
          (a) MDBC has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to receipt of all necessary approvals of Regulatory Authorities and approval of this Agreement by the MDBC Common Stockholders. The execution and delivery of this Agreement by MDBC and the consummation by MDBC of the Merger have been duly and validly approved by the board of directors of MDBC and, except for approval by the MDBC Common Stockholders as required by the MGCL and MDBC’s articles of incorporation, no other corporate proceedings on the part of MDBC are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by MDBC and, subject to approval by the stockholders of MDBC and subject to receipt of the required approvals of Regulatory Authorities, constitutes the valid and binding obligation of MDBC, enforceable against MDBC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          (b) The execution and delivery of this Agreement by MDBC and consummation of the Contemplated Transactions, subject to receipt of approvals from the MDBC Common Stockholders and the Regulatory Authorities, and MDBC’s and OLB’s compliance with any conditions contained in the Agreement, and compliance by MDBC or any MDBC Subsidiary with any of the terms or provisions hereof, do not and will not:
     (i) Conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association, or bylaws of MDBC or any MDBC Subsidiary;
     (ii) Violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to MDBC or any MDBC Subsidiary or any of their respective properties or assets; or
     (iii) Except as described in MDBC Disclosure Schedule 3.3(b) or pursuant to which consent notification is required as set forth in MDBC Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of MDBC or any MDBC Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which MDBC or any MDBC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on MDBC.
          (c) MDB&T has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to receipt of the required approvals of Regulatory Authorities. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of MDB&T and, other than the approval of the Bank Merger Agreement by MDBC as the sole stockholder of MDB&T as required by law, no further corporate proceedings of MDB&T are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. The Bank Merger Agreement has been duly authorized and upon execution and delivery by MDB&T, it will be a legal, valid and binding agreement of MDB&T enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by MDB&T that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by MDB&T and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligation of MDB&T, enforceable against MDB&T in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.
Section 3.4 Consents.
     No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in MDBC Disclosure Schedule 3.4, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by MDBC or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and subject to the approval of this Agreement by the MDBC Common Stockholders as required by MDBC’s articles of incorporation, MDBC’s bylaws, and the MGCL, the consummation of the Contemplated Transactions by MDBC, except where the failure to obtain such consent, approval, filing or registration would not have a material effect on MDBC.
Section 3.5 Financial Statements.
          (a) MDBC has previously delivered the MDBC Financials to OLB, except those pertaining to quarterly and monthly periods commencing after July 31, 2010, which it will deliver by each respective delivery date. The delivered MDBC Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of MDBC as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and footnotes thereto.
          (b) MDBC did not, as of the date of the MDBC Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise that are not fully reflected or reserved against in the balance sheets included in the MDBC Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on MDBC and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 3.6 No Material Adverse Effect.
     Except as disclosed on MDBC Disclosure Schedule 3.6, neither MDBC nor any MDBC Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2010, which change has had a Material Adverse Effect on MDBC.
Section 3.7 Taxes.
          (a) Except as disclosed on MDBC Disclosure Schedule 3.7(a), all MDBC Returns required to be filed by or on behalf of the MDBC Companies have been duly filed on a timely basis and such MDBC Returns are true, complete and correct in all material respects, or requests for extensions to file the MDBC Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on MDBC. All MDBC Taxes shown to be due and payable on the MDBC Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the MDBC Financials for the payment of such MDBC Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the MDBC Companies. Each of the MDBC Companies has withheld and paid over all MDBC Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the MDBC Companies with respect to MDBC Taxes, other than Liens for MDBC Taxes not yet due and payable.
          (b) Except as disclosed on MDBC Disclosure Schedule 3.7(b), no deficiencies for MDBC Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the MDBC Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the MDBC Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on MDBC. There are no pending audits relating to any MDBC tax liability of the MDBC Companies to which any of the MDBC Companies has received written notice. Except as disclosed on MDBC Disclosure Schedule 3.7(b), none of the MDBC Companies is a party to any action or proceeding for assessment or collection of MDBC Taxes, nor have such events been asserted or, to the Knowledge of MDBC, threatened against any of the MDBC Companies or any of their assets. No waiver or extension of any statute of limitations relating to MDBC Taxes is in effect with respect to the MDBC Companies. No power of attorney has been executed by any of the MDBC Companies with respect to any MDBC tax matter that is currently in force.
          (c) MDB&T has disclosed on its federal income tax MDBC Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the MDBC Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the MDBC Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). Except as disclosed on MDBC Disclosure Schedule 3.7(c), none of the MDBC Companies is a party to any MDBC tax sharing agreement or has any continuing obligations under any prior MDBC tax sharing agreement. None of the MDBC Companies is, or has been, a member of any other affiliated, consolidated, combined, unitary or similar group for MDBC tax purposes.
          (d) None of the MDBC Companies has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368 of IRC. None of the MDBC Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.
          (e) As used in this Agreement, the term “MDBC Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the MDBC Companies is required to pay, withhold or collect. As used in this Agreement, the term “MDBC Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any MDBC Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
          (f) A true and complete copy of the federal income tax returns of the MDBC Companies as filed with the IRS for the year ended December 31, 2008 has been furnished to OLB, and a true and complete copy of the federal income tax returns of the MDBC Companies for the year ended December 31, 2009 will be furnished to OLB, no later than September 15, 2010.
          (g) A true and complete copy of the state income tax returns of the MDBC Companies as filed with the State of Maryland for the year ended December 31, 2008 has been furnished to OLB, and a true and complete copy of the state income tax returns of the MDBC Companies for the year ended December 31, 2009 will be furnished to OLB, no later than September 15, 2010.

Section 3.8 Contracts.
          (a) Except as described in MDBC Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), neither MDBC nor any MDBC Subsidiary is a party to or subject to:
     (i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for “at will” arrangements;
     (ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;
     (iii) Any collective bargaining agreement with any labor union relating to employees;
     (iv) Any agreement which by its terms limits the payment of dividends by MDBC or any MDBC Subsidiary;
     (v) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MDBC or any MDBC Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of MDB&T, and transactions in “federal funds,” or that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;
     (vi) Any contract, other than this Agreement, which restricts or prohibits MDBC or any MDBC Subsidiary from engaging in any type of business permissible under applicable law;
     (vii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;
     (viii) Any contract involving intellectual property (other than contracts entered into in the ordinary course with customers and “shrink wrap” software licenses);
     (ix) Except in the ordinary course of business, any lease for real property;

     (x) Any contract or arrangement with any broker-dealer or investment adviser;
     (xi) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or
     (xii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.
          (b) All the contracts, plans, arrangements and instruments listed in MDBC Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a) are in full force and effect on the date hereof, and neither MDBC, any MDBC Subsidiary nor, to the Knowledge of MDBC, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, except where such breach or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MDBC.
Section 3.9 Ownership of Personal Property; Insurance Coverage.
          (a) MDBC and each MDBC Subsidiary has, or will have as to personal property acquired after the date hereof, good title to all material assets and properties owned by MDBC or such MDBC Subsidiary, whether personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the MDBC Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no Liens or mortgages, except:
     (i) Those items that secure liabilities for borrowed money and that are described in MDBC Disclosure Schedule 3.9(a) or permitted under Article V hereof;
     (ii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;
     (iii) Liens for current taxes not yet due and payable;
     (iv) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;
     (v) The imperfections of title, easements and encumbrances, if any, as are not material in character, amount, or extent;
     (vi) Dispositions and encumbrances for adequate consideration in the ordinary course of business. MDBC and each MDBC Subsidiary have the right under leases of material properties used by MDBC or such MDBC Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them;
     (vii) Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on MDBC;
     (viii) As reflected as a liability in the MDBC Financials or the footnotes thereto; and
     (ix) Personal property that is not transferring to OLB as described in MDBC Disclosure Schedule 1.3(b)(v).
          (b) With respect to all agreements pursuant to which MDBC or any MDBC Subsidiary has purchased securities subject to an agreement to resell, if any, MDBC or such MDBC Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
          (c) MDBC and each MDBC Subsidiary maintain insurance in amounts considered by MDBC to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither MDBC nor any MDBC Subsidiary has received notice from any insurance carrier that:
     (i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or
     (ii) Premium costs with respect to such insurance will be substantially increased.
          (d) MDBC and each MDBC Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.
Section 3.10 Litigation and Other Proceedings.
     Except as disclosed on MDBC Disclosure Schedule 3.10, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of MDBC, threatened before any court or administrative body in any manner against any of the MDBC Companies or any of their properties or capital stock. None of the litigation disclosed on MDBC Disclosure Schedule 3.10 will have a Material Adverse Effect on the MDBC Companies. MDBC does not know of any basis on which any pending or threatened litigation or proceeding could reasonably be expected to (i) have a Material Adverse Effect on the MDBC Companies, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay the ability of the MDBC Companies to perform their obligations under this Agreement. None of the MDBC Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.11 Compliance with Applicable Law.
     Except as disclosed on MDBC Disclosure Schedule 3.11:
          (a) Each of the MDBC Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure, consumer privacy and currency transaction reporting);
          (b) Each of the MDBC Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith;
          (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of MDBC, investigation into the business or operations of the MDBC Companies;
          (d) Neither MDBC nor any MDBC Subsidiary has received any notification or communication from any Regulatory Authority:
     (i) Asserting that MDBC or any MDBC Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;
     (ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to MDBC or any MDBC Subsidiary;
     (iii) Requiring or threatening to require MDBC or any MDBC Subsidiary, or indicating that MDBC or any MDBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of MDBC or any MDBC Subsidiary, including without limitation any restriction on the payment of dividends; or
     (iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MDBC or any MDBC Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to MDBC or MDB&T, herein referred to as a “MDBC Regulatory Agreement”);

          (e) Neither MDBC nor any MDBC Subsidiary has received, consented to, or entered into any MDBC Regulatory Agreement;
          (f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any MDBC Regulatory Agreement; and
          (g) There is no injunction, order, judgment or decree imposed upon MDBC or any MDBC Subsidiary or the assets of MDBC or any MDBC Subsidiary.
Section 3.12 Labor Matters.
     There are no labor or collective bargaining agreements to which MDBC or any MDBC Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of MDBC, threatened against MDBC or any MDBC Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of MDBC, threatened against MDBC or any MDBC Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MDBC, threatened against MDBC or any MDBC Subsidiary (other than routine employee grievances that are not related to union employees). MDBC and each MDBC Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. MDBC and each MDBC Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as disclosed on MDBC Disclosure Schedule 3.10, there are no pending or, to the Knowledge of MDBC, threatened claims or suits against MDBC or any MDBC Subsidiary under any labor or employment law or brought or made by a current or former employee or applicant.
Section 3.13 ERISA.
          (a) MDBC has identified in MDBC Disclosure Schedule 3.13(a) the MDBC Benefit Plans and provided a copy of all available written documents including:
     (i) The most recent actuarial reports (if any) and financial reports MDBC has received relating to those MDBC Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);
     (ii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to such MDBC Benefit Plans that have been filed with the United States Department of Labor;
     (iii) The most recent favorable determination letters issued by the IRS which pertain to any such MDBC Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and
     (iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the MDBC Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

          (b) MDBC and any MDBC ERISA Affiliate have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for all applicable periods through the Effective Date. Except as disclosed in MDBC Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by MDBC or any MDBC ERISA Affiliate, has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of MDBC, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required which has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on MDBC Disclosure Schedule 3.13(b), no MDBC Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date no condition will exist which will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such MDBC Benefit Plan.
          (c) Neither MDBC nor any MDBC ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).
          (d) Each MDBC Benefit Plan substantially complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the MDBC Benefit Plan, and each MDBC Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of the law and all regulations issued thereunder. Each MDBC pension plan which is intended to be qualified under Section 401(a) of the IRC and its trust exempt from federal income tax under IRC Section 501(a) has received a favorable determination letter from the IRS, and to the Knowledge of MDBC there are no circumstances that will or could result in revocation of any such favorable determination letter. To the knowledge of MDBC, and without limiting the foregoing, the following are true:
     (i) Each MDBC Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an adjusted funding target attainment percentage (“AFTAP”) determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436.
     (ii) Each MDBC Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA.
     (iii) With respect to each MDBC Benefit Plan, MDBC is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA;

     (iv) Except as disclosed in MDBC Disclosure Schedule 3.13(a), no MDBC Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;
     (v) No MDBC Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no MDBC Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions;
     (vi) No MDBC welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;
     (vii) All MDBC welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and
     (viii) With respect to each MDBC Benefit Plan, MDBC or any MDBC ERISA Affiliate, has the authority to amend or terminate the MDBC Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the MDBC Benefit Plan.
          (e) There is no existing, or, to the Knowledge of MDBC, contemplated, audit of any MDBC Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of MDBC, there are no pending or threatened claims by, on behalf of or with respect to any MDBC Benefit Plan, or by or on behalf of any individual participant or beneficiary of any MDBC Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of MDBC, is there any basis for such claim.
          (f) Except as disclosed on MDBC Disclosure Schedule 3.13(f), no payment contemplated or required by or under any MDBC Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).
          (g) Neither MDBC nor any MDBC Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any MDBC Benefit Plan).
Section 3.14 Brokers and Finders.
     Neither MDBC, any MDBC Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Monocacy Financial

Advisors, LLC, whose engagement letter with MDBC is included in MDBC Disclosure Schedule 3.14.
Section 3.15 Real Property and Leases.
          (a) MDBC Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the MDBC Companies, including but not limited to all other real estate owned property (the “MDBC Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on MDBC Disclosure Schedule 3.15(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered to OLB.
          (b) No lease with respect to any MDBC Real Property and no deed with respect to any MDBC Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such MDBC Real Property. Each of such leases is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the MDBC Companies or, to the Knowledge of MDBC, the other party thereunder, and, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the MDBC Companies.
          (c) None of the buildings and structures located on any MDBC Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any MDBC Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the MDBC Companies. No condemnation proceeding is pending or, to the Knowledge of MDBC, threatened, which would preclude or materially impair the use of any MDBC Real Property in the manner in which it is currently being used.
          (d) The MDBC Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all MDBC Real Property and all improvements thereon, and all personal and intangible properties reflected in the MDBC Financials or acquired subsequent thereto, subject to no Liens of any kind except (i) as noted in the MDBC Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the MDBC Financials. All MDBC Real Property used in the business of the MDBC Companies are in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of MDBC, are free from defects that could materially interfere with the current or future use of such facilities.

          (e) Except as listed on MDBC Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any of the MDBC Real Property.
Section 3.16 Environmental Laws.
     To the Knowledge of MDBC, each of the MDBC Companies is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the MDBC Companies. None of the MDBC Companies (i) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (iii) is subject to any claim or lien under any Environmental Laws. To the Knowledge of MDBC, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by any of the MDBC Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any real estate currently owned, leased or operated by any of the MDBC Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the MDBC Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the MDBC Companies holds or has held a security interest. To the Knowledge of MDBC, no asbestos or lead is now or has been contained in any MDBC Real Property owned by any of the MDBC Companies. No MDBC Real Property is, or has been, an industrial site or a landfill during the tenure of the MDBC Companies or, to the Knowledge of MDBC, prior to such tenure. MDBC has furnished OLB true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each MDBC Real Property and any real property in which any of the MDBC Companies holds or held a security interest.
Section 3.17 Intellectual Property.
     The MDBC Companies: (a) own or possess, or are licensed or otherwise have the right to use, all proprietary and intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship (the “Proprietary Rights”), that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors; (b) are not bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which they claim to own or possess, license or otherwise have the right to use; and (c) are not infringing, diluting, misappropriating or violating, and have not received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Knowledge of MDBC, no other person is infringing, diluting, misappropriating or violating, nor have the MDBC Companies sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the MDBC Companies. The

MDBC Companies take all reasonable actions to protect and maintain all (y) material Proprietary Rights and (z) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment, and all associated documents (the “IT Assets”) owned or leased by the MDBC Companies operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the MDBC Companies in connection with its business, and have not materially malfunctioned or failed within the past two years. To the Knowledge of MDBC, no person has gained material unauthorized access to the IT Assets owned or leased by the MDBC Companies. Each of the MDBC Companies has implemented reasonable backup and disaster recovery technology consistent with industry practices.
Section 3.18 Information to be Supplied.
          (a) The information supplied by MDBC for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of MDBC and OLB, and up to and including the date of the MDBC and OLB Common Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.
          (b) The information supplied by MDBC for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
Section 3.19 Related Party Transactions.
          (a) Except as set forth on MDBC Disclosure Schedule 3.19, or as is disclosed in the footnotes to the MDBC Financials, neither MDBC nor any MDBC Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of MDBC or any MDBC Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).
          (b) Except as set forth in MDBC Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any MDBC Affiliate is presently in default or, during the 3-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default. As of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.
Section 3.20 Loans.
     Except as set forth on the MDBC Disclosure Schedule 3.20, all loans reflected as assets in the MDBC Financials are being transferred with good and marketable title, free and clear of any and all Liens encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected. MDBC has disclosed to OLB on MDBC Disclosure Schedule 3.20, the amounts of all overdrafts occurring since July 31, 2010 and MDBC shall disclose promptly to OLB after the end of each month after the date hereof and on the Business Day before the Closing Date the amount of such overdrafts.
Section 3.21 Allowance for Loan Losses.
     The allowance for loan losses reflected in MDBC’s and MDB&T’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the MDBC Financials has been and will be established and maintained in accordance with GAAP. MDBC has disclosed to OLB on MDBC Disclosure Schedule 3.21 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of MDBC that MDBC has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and MDBC shall disclose promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date the amount of each such classification on an updated MDBC Disclosure Schedule 3.21. The OREO and in-substance foreclosures included in any of MDB&T’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of MDB&T that MDB&T has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import occurring since July 31, 2010 shall be disclosed promptly to OLB on an updated MDBC Disclosure Schedule 3.21.
Section 3.22 Community Reinvestment Act.
     MDB&T is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and MDBC has supplied OLB with copies of MDB&T’s current CRA Statement, all letters and written comments received by MDB&T since March 26, 2007 pertaining thereto and any responses by MDB&T to such comments. MDB&T has a rating of “satisfactory” as of its most recent CRA compliance examination and none of the MDBC Companies knows of any reason why MDB&T would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why any Regulatory Authority may seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of MDB&T under the CRA.
Section 3.23 Securities Activities of Employees.
     The MDBC Companies and, to the Knowledge of MDBC, their officers, employees and agents are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder applicable to broker-dealers. The MDBC Companies and their officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the MDBC Companies or their officers, employees, or agents are now engaged or have been engaged in the past.
Section 3.24 Regulatory Approvals.
     None of the MDBC Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.
Section 3.25 Stockholders’ List.
     Attached hereto as MDBC Disclosure Schedule 3.25 is a list of the holders of shares of MDBC Common Stock containing their names, addresses and number of shares held of record, which stockholders’ list is in all respects complete and accurate.
Section 3.26 Books and Records.
          (a) The minute books and stock ledgers of the MDBC Companies that have been made available to OLB, its representatives or affiliates constitute all of the minute books and stock ledgers of the MDBC Companies and contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the MDBC Companies that have been requested by OLB have been made available to OLB, its representatives or affiliates, and are located at the offices of the MDBC Companies at 3220 Old Washington Rd., Waldorf, Maryland 20602.
          (b) Each of the MDBC Companies makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the MDBC Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.27 Investment Securities.
     None of the investments reflected in the MDBC Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since June 30, 2010, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of MDBC to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.
Section 3.28 Reorganization.
     As of the date hereof, MDBC does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. MDBC will not take any action that would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.
Section 3.29 Fairness Opinion.
     MDBCs board of directors has received a written opinion from Monocacy Financial Advisors, LLC to the effect that, as of the date hereof, the consideration to be received by stockholders of MDBC pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of MDBC.
Section 3.30 Materials Provided to Stockholders.
     MDBC has delivered to OLB copies of MDBC’s proxy materials used, or to be used, in connection with its meetings of stockholders held in 2008, 2009 and 2010, along with any other form of correspondence between MDBC and its stockholders during that time period.
Section 3.31 Absence of Certain Changes.
     Except as disclosed in MDBC Disclosure Schedule 3.31 and provided for or contemplated in this Agreement, since June 30, 2010 there has not been:
          (a) Any material transaction by MDBC or any MDBC Subsidiary other than in the ordinary course of business and in conformity with past practices;
          (b) Any acquisition or disposition by MDBC or any MDBC Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than fifty thousand dollars ($50,000), other than acquisitions or dispositions made in the ordinary course of business;
          (c) Any Lien on any of the respective properties or assets of MDBC or any MDBC Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e., Liens on assets to secure Federal Home Loan Bank, Federal

Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);
          (d) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of MDBC or any MDBC Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d);
          (e) Any incurring of, assumption of, or taking of, by MDBC or any MDBC Subsidiary, any property subject to, any liability in excess of fifty thousand dollars ($50,000), except for liabilities incurred or assumed or property taken subsequent to July 31, 2010 in the ordinary course of business and in conformity with past practices;
          (f) Any material alteration in the manner of keeping the books, accounts, or records of MDBC or any MDBC Subsidiary, or in the accounting policies or practices therein reflected;
          (g) Any elimination of employee benefits;
          (h) Any deferred routine maintenance of real property or leased premises;
          (i) Any elimination of a reserve where the liability related to such reserve has remained;
          (j) Any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or
          (k) Any extraordinary reduction or deferral of ordinary or necessary expenses.
Section 3.32 Absence of Undisclosed Liabilities.
     Neither MDBC nor any MDBC Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the MDBC Financials delivered to OLB prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed in MDBC Disclosure Schedule 3.32, since June 30, 2010, neither MDBC nor any MDBC Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.
Section 3.33 No Option Plans or Convertible Securities.
     The MDBC Companies have never issued any Rights, or adopted any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any individual or Entity to receive a Right.

Section 3.34 Disclosure.
     The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III, in light of the circumstances under which they were made, not misleading. The schedules delivered by MDBC pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB
     Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article IV and delivered concurrently with this Agreement, OLB hereby represents and warrants to MDBC as follows:
Section 4.1 Organization.
          (a) OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. OLB is a bank holding company duly registered under the BHC Act. OLB has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. OLB is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered, or qualified will not have a Material Adverse Effect on OLB, and all the licenses, registrations and qualifications are in full force and effect in all material respects.
          (b) Old Line is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland. Old Line has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
          (c) The deposits of Old Line are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.
          (d) OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all Subsidiaries of OLB and Old Line.

          (e) The respective minute books of OLB and each OLB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with the normal business practice of OLB and the OLB Subsidiary.
          (f) OLB has delivered to MDBC true and correct copies of the articles of incorporation and bylaws of OLB and the articles of incorporation, articles of association, articles of organization, bylaws and operating agreement of each OLB Subsidiary, as applicable, each as in effect on the date hereof.
Section 4.2 Capitalization.
          (a) The authorized capital stock of OLB consists of (a) fifteen million (15,000,000) shares of common stock, $0.01 par value per share (“OLB Common Stock”), of which, as of July 20, 2010, 3,880,005 shares are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, and were not issued in violation of any applicable federal or state securities law, and (b) one million shares (1,000,000) shares of preferred stock, $0.01 par value per share (“OLB Preferred Stock”), with seven thousand (7,000) shares of OLB Preferred Stock being classified as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of which none are issued and outstanding.
          (b) OLB owns, directly or indirectly, all of the capital stock of the OLB Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in OLB Disclosure Schedule 4.2(b). Except as set forth in OLB Disclosure Schedule 4.2(b), OLB has not issued nor is OLB bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock or any other security of OLB or any securities representing the right to vote, purchase or otherwise receive any shares of OLB Common Stock or any other security of OLB.
Section 4.3 Authority; No Violation.
          (a) OLB has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to receipt of all necessary approvals of Regulatory Authorities and approval of this Agreement by the OLB Common Stockholders. The execution and delivery of this Agreement by OLB and the consummation by OLB of the Merger have been duly and validly approved by the board of directors of OLB and, except for approval by the OLB Common Stockholders as required by the MGCL and OLB’s articles of incorporation, no other corporate proceedings on the part of OLB are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by OLB and, subject to approval by the stockholders of OLB and subject to receipt of the required approvals of Regulatory Authorities, constitutes the valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

          (b) The execution and delivery of this Agreement by OLB and consummation of the Contemplated Transactions, subject to receipt of approvals from the OLB Common Stockholders and the Regulatory Authorities, and OLB’s and MDBC’s compliance with any conditions contained therein, the consummation of the Merger, and compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:
     (i) Conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association, or bylaws of OLB or any OLB Subsidiary;
     (ii) Violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to OLB or any OLB Subsidiary or any of their respective properties or assets; or
     (iii) Except as described in OLB Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.
          (c) Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to receipt of the required approvals of Regulatory Authorities. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. The Bank Merger Agreement has been duly authorized and upon execution and delivery by Old Line, it will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligation of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 4.4 Consents.
     No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in OLB Disclosure Schedule 4.4, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by OLB or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and subject to the approval of this Agreement by the OLB Common Stockholders as required by OLB’s articles of incorporation, OLB’s bylaws, and the MGCL, the consummation of the Merger by OLB, except where the failure to obtain such consent, approval, filing or registration would not have a material effect on OLB.
Section 4.5 Financial Statements.
          (a) OLB has previously delivered the OLB Financials to MDBC, except those pertaining to quarterly and monthly periods commencing after July 31, 2010, which it will deliver by each respective delivery date. The delivered OLB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of OLB as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and footnotes thereto.
          (b) OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on OLB and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.
Section 4.6 No Material Adverse Effect.
     Neither OLB nor any OLB Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2010, which change has had a Material Adverse Effect on OLB.
Section 4.7 Taxes.
          (a) All OLB Returns required to be filed by or on behalf of the OLB Companies have been duly filed on a timely basis and such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on the OLB Companies. All OLB Tax shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Tax, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Each of the OLB Companies has withheld and paid over all OLB Tax required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the OLB Companies with respect to OLB Tax, other than Liens for OLB Tax not yet due and payable.
          (b) No deficiencies for OLB Tax have been claimed, proposed or assessed by any taxing or other governmental authority against the OLB Companies which have not been settled, closed or reached a final determination, or which have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies. There are no pending audits relating to any OLB Tax liability to which any of the OLB Companies has received written notice. None of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Tax, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets. No waiver or extension of any statute of limitations relating to OLB Tax is in effect with respect to the OLB Companies. No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter which is currently in force.
          (c) Old Line has disclosed on its federal income tax OLB Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the OLB Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the OLB Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). None of the OLB Companies is a party to any OLB Tax sharing agreement or has any continuing obligations under any prior OLB Tax sharing agreement. None of the OLB Companies is, or has been, a member of any other affiliated, consolidated, combined, unitary or similar group for OLB Tax purposes.
          (d) None of the OLB Companies has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368 of the IRC. None of the OLB Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

          (e) As used in this Agreement, the term “OLB Taxes” shall collectively mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect. As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Tax, including information returns or reports with respect to backup withholding and other payments to third parties.
          (f) True and complete copies of the federal income tax returns of the OLB Companies as filed with the IRS for the years ended December 31, 2008 and 2009 have been furnished to MDBC. True and complete copies of all state tax returns of the OLB Companies as filed with the State of Maryland for the years ended December 31, 2008 and 2009, have been furnished to MDBC.
Section 4.8 Contracts.
          (a) Except as described in OLB Disclosure Schedule 4.8(a) or 4.15(a), neither OLB nor any OLB Subsidiary is a party to or subject to:
     (i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for “at will” arrangements;
     (ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;
     (iii) Any collective bargaining agreement with any labor union relating to employees;
     (iv) Any agreement which by its terms limits the payment of dividends by OLB or any OLB Subsidiary;
     (v) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which OLB or any OLB Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Old Line, and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;
     (vi) Any contract, other than this Agreement, which restricts or prohibits OLB or any OLB Subsidiary from engaging in any type of business permissible under applicable law;
     (vii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;
     (viii) Any contract involving intellectual property (other than contracts entered into in the ordinary course with customers and “shrink wrap” software licenses);
     (ix) Except in the ordinary course of business, any lease for real property;
     (x) Any contract or arrangement with any broker-dealer or investment adviser;
     (xi) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or
     (xii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.
          (b) All the contracts, plans, arrangements and instruments listed in OLB Disclosure Schedule 4.8(a) or 4.15(a) are in full force and effect on the date hereof, and neither OLB, any OLB Subsidiary nor, to the Knowledge of OLB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, except where such breach or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on OLB.
Section 4.9 Ownership of Personal Property; Insurance Coverage.
          (a) OLB and each OLB Subsidiary has, or will have as to personal property acquired after the date hereof, good title to all material assets and properties owned by OLB or such OLB Subsidiary, whether personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the OLB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, Liens, or mortgages, except:
     (i) Those items that secure liabilities for borrowed money and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;
     (ii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;
     (iii) Liens for current taxes not yet due and payable;
     (iv) Pledges to secure deposits and other Liens incurred in the ordinary course of business of banking;
     (v) The imperfections of title, easements and encumbrances, if any, as are not material in character, amount, or extent;
     (vi) Dispositions and encumbrances for adequate consideration in the ordinary course of business. OLB and each OLB Subsidiary have the right under leases of material properties used by OLB or such OLB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them;
     (vii) Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on OLB; and
     (viii) As reflected as a liability in the OLB Financials or the footnotes thereto.
          (b) With respect to all agreements pursuant to which OLB or any OLB Subsidiary has purchased securities subject to an agreement to resell, if any, OLB or such OLB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
          (c) OLB and each OLB Subsidiary maintain insurance in amounts considered by OLB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither OLB nor any OLB Subsidiary has received notice from any insurance carrier that:
     (i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or
     (ii) Premium costs with respect to such insurance will be substantially increased.

          (d) OLB and each OLB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.
Section 4.10 Litigation and Other Proceedings.
     There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of OLB, threatened before any court or administrative body in any manner against any of the OLB Companies or any of their properties or capital stock. OLB does not know of any basis on which any pending or threatened litigation or proceeding could reasonably be expected to (i) have a Material Adverse Effect on the OLB Companies, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement. None of the OLB Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.
Section 4.11 Compliance with Applicable Law.
          (a) Each of the OLB Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure, consumer privacy and currency transaction reporting);
          (b) Each of the OLB Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith;
          (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies;
          (d) Neither OLB nor any OLB Subsidiary has received any notification or communication from any Regulatory Authority:
     (i) Asserting that OLB or any OLB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;
     (ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to OLB or any OLB Subsidiary;

     (iii) Requiring or threatening to require OLB or any OLB Subsidiary, or indicating that OLB or any OLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends; or
     (iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of OLB or any OLB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to OLB or Old Line, herein referred to as a “OLB Regulatory Agreement”);
          (e) Neither OLB nor any OLB Subsidiary has received, consented to, or entered into any OLB Regulatory Agreement;
          (f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement; and
          (g) There is no injunction, order, judgment or decree imposed upon OLB or any OLB Subsidiary or the assets of OLB or any OLB Subsidiary.
Section 4.12 Labor Matters.
     There are no labor or collective bargaining agreements to which OLB or any OLB Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary (other than routine employee grievances that are not related to union employees). OLB and each OLB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. OLB and each OLB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of OLB, threatened claims or suits against OLB or any OLB Subsidiary under any labor or employment law or brought or made by a current or former employee or applicant.
Section 4.13 ERISA.
          (a) OLB has delivered to MDBC true and complete copies of the OLB Benefit Plans, all of which are identified in OLB Disclosure Schedule 4.13, together with:
     (i) The most recent actuarial reports (if any) and financial reports relating to those OLB Benefit Plans that constitute “qualified plans” under IRC Section 401(a);

     (ii) The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such OLB Benefit Plans filed with the United States Department of Labor;
     (iii) The most recent IRS notices, rulings, or determination letters which pertain to any such OLB Benefit Plans; and
     (iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the OLB Benefit Plans.
          (b) Neither OLB nor any OLB ERISA Affiliate, and no OLB pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by OLB or any OLB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) that liability has resulted or will result in a Material Adverse Effect with respect to OLB, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan that could result in a Material Adverse Effect on OLB.
          (c) Neither OLB nor any OLB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).
          (d) Each OLB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered in all material respects in accordance with all requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of law. Each OLB pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each OLB pension plan is, and from its establishment, has been tax-exempt under Section 501(a) of the IRC. No event has occurred that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental authority, regulatory body or arbiter have been filed, are pending or are threatened with respect to any OLB Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any OLB Benefit Plan. Without limiting the foregoing, the following are true:
     (i) With respect to each OLB Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

     (ii) No OLB Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no OLB ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.
     (iii) No OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC.
     (iv) No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.
     (v) No OLB welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC.
     (vi) All OLB welfare plans and their related trusts comply in all material respects with and have been administered in compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) all U.S. Department of Labor regulations issued thereunder.
     (vii) With respect to each OLB Benefit Plan maintained by OLB or any OLB ERISA Affiliate, each OLB Benefit Plan provides the plan sponsor the authority to amend or terminate the OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.
          (e) There is no existing, or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, to the Knowledge of OLB, there are no pending or threatened claims by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of OLB, is there any basis for such claim.
          (f) To the Knowledge of OLB, with respect to any services which OLB or any OLB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan), OLB and each OLB Subsidiary:
     (i) Have correctly computed all contributions, payments or other amounts for which it is responsible;
     (ii) Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

     (iii) Have not breached any duty imposed by ERISA; and
     (iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.
          (g) Neither OLB nor any OLB Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan).
Section 4.14 Brokers and Finders.
     Neither OLB, any OLB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Danielson Associates, LLC.
Section 4.15 Real Property and Leases.
          (a) OLB Disclosure Schedule 4.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the OLB Companies, including but not limited to all other real estate owned property (the “OLB Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on OLB Disclosure Schedule 4.15(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered to MDBC.
          (b) No lease with respect to any OLB Real Property and no deed with respect to any OLB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such OLB Real Property. Each of such leases is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the OLB Companies or, to the Knowledge of OLB, the other party thereunder, and, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies.
          (c) None of the buildings and structures located on any OLB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any OLB Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the OLB Companies. No condemnation proceeding is pending or, to the Knowledge of OLB, threatened, which would preclude or materially impair the use of any OLB Real Property in the manner in which it is currently being used.
          (d) The OLB Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all OLB Real Property and all improvements thereon, and all personal and intangible properties reflected in the OLB Financials or acquired subsequent thereto, subject to no Liens of any kind except (i) as noted in the OLB Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the OLB Financials. All OLB Real Property used in the business of the OLB Companies are in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of OLB, are free from defects which could materially interfere with the current or future use of such facilities.
Section 4.16 Environmental Laws.
     To the Knowledge of OLB, each of the OLB Companies is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies. None of the OLB Companies (i) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (iii) is subject to any claim or lien under any Environmental Laws. To the Knowledge of OLB, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any real estate currently owned, leased or operated by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the OLB Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the OLB Companies holds or has held a security interest. To the Knowledge of OLB, no asbestos or lead is now or has been contained in any OLB Real Property owned by any of the OLB Companies. No OLB Real Property is, or has been, an industrial site or a landfill during the tenure of the OLB Companies or, to the Knowledge of OLB, prior to such tenure. OLB has furnished MDBC true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each OLB Real Property and any real property in which any of the OLB Companies holds or held a security interest.
Section 4.17 Intellectual Property.
     The OLB Companies: (a) own or possess, or are licensed or otherwise have the right to use, all Proprietary Rights that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors; (b) are not bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which they claim to own or possess, license or otherwise have the right to use; and (c) are not infringing, diluting, misappropriating or violating, or received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Knowledge of OLB, no other person is infringing, diluting, misappropriating or violating, nor have the OLB Companies sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the OLB Companies. OLB Companies take all reasonable actions to protect and maintain all (y) material Proprietary Rights and (z) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The IT Assets owned and leased by the OLB Companies operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the OLB Companies in connection with its business, and have not materially malfunctioned or failed within the past two years. To the Knowledge of OLB, no person has gained material unauthorized access to the IT Assets owned or leased by the OLB Companies. Each of the OLB Companies has implemented reasonable backup and disaster recovery technology consistent with industry practices.
Section 4.18 Information to be Supplied.
          (a) The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the OLB Common Stockholders and the MDBC Common Stockholders, and up to and including the date of the OLB and MDBC Common Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.
          (b) The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
Section 4.19 Related Party Transactions.
          (a) Except as set forth on OLB Disclosure Schedule 4.19, or as is disclosed in the footnotes to the OLB Financials, as of the date hereof, neither OLB nor any OLB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of OLB or any OLB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).
          (b) As of the date hereof, no loan or credit accommodation to any OLB Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default. As of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.
Section 4.20 Loans.
     Except as set forth on the OLB Disclosure Schedule 4.20 all loans reflected as assets in the OLB Financials are being transferred with good and marketable title, free and clear of any and all Liens encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected. OLB has disclosed to MDBC on OLB Disclosure Schedule 4.20 the amounts of all overdrafts occurring since July 31, 2010 and OLB shall disclose promptly to MDBC after the end of each month after the date hereof and on the Business Day before the Closing Date the amount of such overdrafts.
Section 4.21 Allowance for Loan Losses.
     The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP. OLB has disclosed to MDBC on OLB Disclosure Schedule 4.21 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of OLB that OLB has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and OLB shall disclose promptly to MDBC after the end of each month after the date hereof and on the Business Day prior to the Closing Date the amount of each such classification on an updated OLB Disclosure Schedule 4.21. The OREO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals. Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Old Line that Old Line has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import occurring since July 31, 2010 shall be disclosed promptly to MDBC on an updated OLB Disclosure Schedule 4.21.
Section 4.22 Community Reinvestment Act.
     Old Line is in compliance in all material respects with the CRA and all regulations promulgated thereunder, and OLB has supplied MDBC with copies of Old Line’s current CRA Statement, all letters and written comments received by Old Line since April 25, 2007 pertaining thereto and any responses by Old Line to such comments. Old Line has a rating of “satisfactory” as of its most recent CRA compliance examination and none of the OLB Companies knows of any reason why Old Line would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why any Regulatory Authority may seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Old Line under the CRA.
Section 4.23 Securities Activities of Employees.
     The OLB Companies and, to the Knowledge of OLB, their officers, employees and agents are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder applicable to broker-dealers. The OLB Companies and their officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the OLB Companies or their officers, employees, or agents are now engaged or have been engaged in the past.
Section 4.24 Regulatory Approvals.
     None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.
Section 4.25 Books and Records.
          (a) The minute books and stock ledgers of the OLB Companies that have been made available to MDBC, its representatives or affiliates constitute all of the minute books and stock ledgers of the OLB Companies and contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by MDBC have been made available to MDBC, its representatives or affiliates, and are located at the offices of the OLB Companies at 1525 Pointer Ridge Place, Bowie, Maryland.
          (b) Each of the OLB Companies makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the OLB Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.26 Investment Securities.
     None of the investments reflected in the OLB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since June 30, 2010, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of OLB to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.
Section 4.27 Reorganization.
     As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. OLB will not take any action which would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.
Section 4.28 Fairness Opinion.
     OLB’s board of directors has received a written opinion from Danielson Associates, LLC to the effect that, as of the date hereof, the terms of this Agreement are fair, from a financial point of view, to the stockholders of OLB.
Section 4.29 Materials Provided to Stockholders.
     OLB has delivered to MDBC copies of OLB’s proxy materials used, or to be used, in connection with its meetings of stockholders held in 2008, 2009 and 2010, along with any other form of correspondence between OLB and its stockholders during that time period.
Section 4.30 Absence of Undisclosed Liabilities.
     Neither OLB nor any OLB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the OLB Financials delivered to MDBC prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Since June 30, 2010, neither OLB nor any OLB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.
Section 4.31 Disclosure.
     The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV, in light of the circumstances under which they were made, not misleading. The schedules delivered by OLB pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE V.
COVENANTS OF THE PARTIES
Section 5.1 Conduct of MDBC’s Business.
     Through the Closing Date, MDBC shall, and shall cause each MDBC Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of OLB, which consent shall not be unreasonably withheld. MDBC shall, and shall cause each MDBC Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of MDBC or the MDBC Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of OLB, which consent shall not be unreasonably withheld. Through the Closing Date, except as otherwise consented to in writing by OLB or as permitted by this Agreement, and except as may be required, in writing, by MDBC’s Regulatory Authority (in which case MDBC shall immediately provide OLB with a copy of such written document), MDBC shall not, and shall not permit any MDBC Subsidiary to:
          (a) Change any provision of its articles of incorporation or of its bylaws;
          (b) Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of MDBC capital stock;
          (c) Grant any severance or termination pay, other than pursuant to policies or agreements of MDBC or any MDBC Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with MDBC or any MDBC Subsidiary;
          (d) Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with MDBC or any MDBC Subsidiary, except for routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date; provided, however, that any increase in compensation for an executive officer of MDBC or any MDBC Subsidiary shall require the prior written consent of OLB;

          (e) Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a Lien, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;
          (f) Sell or otherwise dispose of any MDBC Real Property;
          (g) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written consent or waiver from OLB;
          (h) Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority except as required by Section 5.8(a)(iii) of this Agreement;
          (i) Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing agreement to which it is a party;
          (j) Implement any pension, retirement, profit-sharing, bonus, welfare benefit, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent required by applicable law;
          (k) Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;
          (l) Enter into, renew, extend, or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;
          (m) Enter into any interest rate swap, floor or cap, or similar commitment, agreement, or arrangement;
          (n) Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;
          (o) Purchase any security for its investment portfolio in any manner other than in conformance with existing policies;
          (p) Except as set forth on MDBC Disclosure Schedule 5.1(p) or pursuant to the terms of any contracts set forth in MDBC Disclosure Schedule 3.3(b), make any new capital expenditure of fifty thousand dollars ($50,000) or more; or undertake or enter into any lease, contract or other commitment for its account;
          (q) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

          (r) Liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other financial institution or Entity (or agree to any merger, consolidation, affiliation, purchase, or acquisition) or permit (or agree to permit) any other financial institution or Entity to be merged with it or consolidate or affiliate with any other financial institution or Entity; acquire control over any other financial institution or Entity; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of MDBC to any party other than OLB or an OLB Affiliate unless the failure to do so shall, in the good faith judgment of the MDBC board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by MDBC’s directors under the laws of the State of Maryland;
          (s) Enter into, grant, approve or extend any loan, credit facility, line of credit, or letter of credit (collectively, a “Credit Extension”) in excess of three hundred twenty-five thousand dollars ($325,000) in the aggregate to a single borrower as that term is defined in 12 C.F.R. Part 32; provided, however, MDBC may make a Credit Extension in excess of $325,000 if it emails the information and documentation regarding the proposed Credit Extension to James W. Cornelsen, Christine M. Rush and Joseph P. Burnett at OLB, prior to committing to make such Credit Extension, and OLB does not object to the Credit Extension within forty-eight hours, counted by Business Days, of receiving the related information; or
          (t) Agree to any of the foregoing.
Section 5.2 Conduct of OLB’s Business.
     OLB shall, and shall cause each OLB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of OLB or the OLB Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by MDBC or as permitted by this Agreement, OLB shall not, and shall not permit any OLB Subsidiary to:
          (a) Change any provision of its articles of incorporation or of its bylaws, except as required by law, this Agreement or to effectuate the Contemplated Transactions;
          (b) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to MDBC;
          (c) Repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any of the OLB Companies;
          (d) Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority;
          (e) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (f) Agree to any of the foregoing.
Section 5.3 Access; Confidentiality.
          (a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request. Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.
          (b) MDBC and OLB each agree that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. MDBC and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference.
Section 5.4 Regulatory Matters.
     Through the Closing Date:
          (a) OLB and MDBC shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. OLB and MDBC shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.
          (b) MDBC and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions.
          (c) MDBC and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated

Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, MDBC and OLB shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.
Section 5.5 Taking of Necessary Actions.
     Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling with respect to any Application.
Section 5.6 No Solicitation.
     MDBC shall not, nor shall it authorize or permit any of its officers, directors, stockholders, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to:
          (a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;
          (b) Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or
          (c) Agree to or endorse any Acquisition Proposal;
unless the failure to do so shall, in the good faith judgment of the MDBC board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty of the directors under the laws of the State of Maryland. MDBC shall notify OLB as promptly as practicable (but in no event later than two Business Days), in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.
     As used herein, the term “Acquisition Proposal” means a bona fide written proposal for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of MDBC, any MDBC Subsidiary, or any other business combination involving MDBC or any MDBC Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, ten percent (10%) or more of the then outstanding shares of MDBC Common Stock or the then outstanding shares of common stock of any MDBC Subsidiary.
Section 5.7 Update of Disclosure Schedules.
     Through the Closing Date, MDBC shall update the MDBC Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.
Section 5.8 Other Undertakings by OLB and MDBC.
          (a) Undertakings of MDBC.
     (i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, MDBC shall submit this Agreement to its stockholders for approval at the MDBC Common Stockholders’ Meeting with the recommendation that its stockholders approve this Agreement and the Merger.
Notwithstanding the foregoing, the board of directors of MDBC may withhold its recommendation or withdraw its recommendation to its stockholders only if (1) the board of directors shall be in receipt of a Superior Proposal, and (2) the board of directors of MDBC shall have determined that the failure to do so, after receipt of written advice of counsel, would constitute a breach of the MDBC directors’ fiduciary duty under Maryland law. MDBC agrees that if the MDBC board of directors fails to recommend or withdraws its recommendation to its stockholders regarding the Merger, and the stockholders subsequently fail to approve the Merger, the OLB Termination Fee and provisions of Section 8.1(b) hereof will be applicable.
“Superior Proposal” means a bona fide written proposal or written offer (other than OLB or an OLB Affiliate) for an Acquisition Proposal on terms which the board of directors of MDBC concludes in good faith, based upon the advice of its financial advisors and after written advice from outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal (including the OLB Termination Fee), the legal, financial and regulatory aspects of the proposal, MDBC’s responsibilities under the MGCL and the person making the proposal, are in the aggregate more favorable to all the stockholders of MDBC than the Merger.
     (ii) Environmental Assessments.
          (1) OLB shall have the express right, but not the obligation, to conduct Environmental Assessments of the MDBC Companies’ assets, operations and secured interests, including, but not limited to, the MDBC Real Property owned or leased by any of the MDBC Companies.
          (2) If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess the recognized environmental conditions as OLB deems appropriate.
          (3) OLB agrees to notify MDBC a reasonable time in advance of the Environmental Assessments scheduled pursuant to this Section 5.8(a)(ii). MDBC agrees to permit OLB and its contractors, consultants, agents and representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of the MDBC Companies, and (iii) conduct such consultations with the persons or firms conducting such examinations, as OLB shall deem necessary; provided, however, that OLB and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the MDBC Companies.
     (iii) Modification of Loan Policies. Immediately prior to the Effective Date, each of MDBC and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of OLB; provided, however, that no such modifications or changes need be made prior to the satisfactions of the conditions set forth in Sections 6.1(c) and 6.1(i); and further provided, that in any event, no accrual or reserve made by MDBC or any of its Subsidiaries pursuant to this Section 5.8(a)(iii) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of MDBC or its management with any such adjustments.
     (iv) OLB Right to Attend Board Meetings. During the Pre-Closing Period, MDBC shall permit at least one representative from OLB to attend all board meetings and committee meetings of MDBC and MDB&T held, provided, that the representative shall leave such meeting during any period in which the board of directors of MDBC desires to discuss a bona fide written proposal or written offer (other than OLB or an OLB Affiliate) for an Acquisition Proposal. Each of MDBC and MDB&T shall provide written notice of each meeting of its board of directors to OLB at the address provided in Section 8.6 of this Agreement, no later than 24 hours prior to each such meeting.
     (v) Directors’ and Officers’ Liability Insurance. Contemporaneously with the Closing, OLB shall purchase an extended reporting period, for a minimum of three years and not to exceed six years, for purposes of covering actions occurring prior to the Effective Time; provided, that the policy can be obtained for an aggregate 6-year cost not in excess of $436,452 (200% of the rate for the cost of director and officer liability insurance policy in effect as of the date of this Agreement). OLB may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits; provided, however, that OLB may, at its option, replace at any time such policy with another policy having the same coverage rate. In the event OLB is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of $436,452, OLB may obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to $436,452.
     (vi) Dissolve Non-Operational Subsidiaries. Prior to Closing, MDBC and MDB&T shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.
          (b) Undertakings of OLB and MDBC.
     (i) Filings and Approvals. OLB and MDBC shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and OLB will make all necessary regulatory filings within 30 days of the date hereof, including without limitation, (A) the Applications, (B) the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger, and (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.
     (ii) Public Announcements. OLB and MDBC shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable law.
     (iii) Maintenance of Insurance. OLB and each OLB Subsidiary, and MDBC and each MDBC Subsidiary, shall maintain insurance in such amounts as OLB and MDBC, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.
     (iv) Maintenance of Books and Records. OLB and each OLB Subsidiary, and MDBC and each MDBC Subsidiary, shall maintain books of account and records on a basis consistent with past practice.
     (v) Taxes. OLB and each OLB Subsidiary shall file all OLB Returns, and MDBC and each MDBC Subsidiary shall file all MDBC Returns, required to be filed by it, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.
     (vi) In-House Operations. OLB and MDBC shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations, and to the extent deemed commercially reasonable, shall terminate any in-house back office, support, processing or other operational activities or services of MDBC or any MDBC Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between OLB or any OLB Subsidiary (as OLB shall select) and MDBC for the provision of similar services to MDBC or any MDBC Subsidiary.
     (vii) Delivery of Financial Statements. OLB and MDBC shall each deliver to the other, by each respective delivery date, financial statements that fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.
     (viii) Delivery of Regulatory Filings and Documents. OLB and MDBC shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.
          (c) Undertakings of OLB.
     (i) Stockholder Approval. As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, OLB shall submit this Agreement to its stockholders for approval at the OLB Common Stockholders’ Meeting with the recommendation that its stockholders approve this Agreement and the Merger.
     (ii) MDBC Director Nominees.
     (1) Subject to OLB’s articles of incorporation, bylaws, eligibility requirements of any Regulatory Authority relating to OLB and continuing fiduciary duties of the OLB board of directors, the OLB board of directors shall elect each of the MDBC Nominees to serve on the OLB board of directors, with G. Thomas Daugherty (or an applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2011 and Thomas B. Watts (or an applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2013. The MDBC Nominees shall be nominated to serve as directors of OLB at the annual meeting of stockholders of OLB held in 2011 in accordance with Section 1.3(d)(i).
     (2) OLB will (i) take such actions as are necessary to cause Old Line, subject to the fiduciary duties of the Old Line board of directors, Old Line’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to Old Line, and provided that the applicable MDBC Nominee is not subject to a Disqualification Event, to nominate each MDBC Nominee to serve as a director of Old Line during any time, and for the same term that, such MDBC Nominee serves as a director of OLB, including compliance with Section 1.4(b), and (ii) will, as the sole stockholder of Old Line, vote to elect any MDBC Nominee so nominated by Old Line.
     (iii) Employees, Severance Policy.
     (1) Subject to OLB’s usual personnel and qualification policies, OLB will endeavor to continue the employment of each individual who is an MDBC employee on the Effective Date in a position that will contribute to the successful performance of the combined organization; provided, however, that no provision in this Agreement shall create any obligation of OLB to retain any MDBC employees or create any third party benefit. If an employee is not retained as contemplated by this Section 5.8(c)(iii)(A), or if OLB elects to eliminate a position or does not offer a MDBC employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then OLB will make severance payments to the displaced employee as set forth in this Section 5.8(c)(iii).
     (2) With the exception of Thomas B. Watts and G. Thomas Daugherty, OLB will grant to any eligible employee (exempt and non-exempt) of MDBC that is not retained by OLB two weeks of severance pay for each full year of service with MDBC or an MDBC Subsidiary up to a maximum of 26 weeks of severance pay.
     (3) All employees of MDBC or of any MDBC Subsidiary at the Effective Time will be eligible for severance benefits as set forth in this Section 5.8(c)(iii), except that no employee of MDBC or of any MDBC Subsidiary who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement, salary continuation agreement or similar plan or right.
     (4) Each person eligible for severance benefits as set forth in this Section 5.8(c)(iii) will remain eligible for such benefits if his or her employment is terminated, other than for “cause” within 12 months after the Effective Time. Any person whose employment with OLB or any OLB Subsidiary is terminated without “cause” after 12 months from the Effective Time shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s general severance policy for such terminations (with full credit being given for each full year of service with MDBC or any MDBC Subsidiary).
     (5) For purposes of this Section 5.8(c)(iii), “cause” means the employer’s good faith reasonable belief that the employee: (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, OLB, any OLB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; or (4) failed to adequately perform their duties as an employee.
     (iv) Employee Benefits.
     (1) As of the Effective Time, each employee of MDBC or of any MDBC Subsidiary who becomes an employee of OLB or of any OLB Subsidiary shall be entitled to full credit for each year of service with MDBC or any MDBC Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies. OLB shall use the original date of hire by MDBC or a MDBC Subsidiary in making these determinations.
     (2) As of the Effective Time, OLB shall assume the obligations of MDBC under the Executive Supplemental Retirement Plan and Agreement with each of T. Daugherty, G.T. Watts, and F. Taylor, and the Supplemental Pension Agreements with each of L. Wright, L. Czwartacki, K.B. Howard, R. Swartz (retired) and J. Taylor (retired), as required under such agreements.
     (3) OLB shall assume all obligations of MDB&T under all supplemental retirement plans for executives of MDB&T listed on MDBC Disclosure Schedule 3.13(a).
     (4) Subject to the other provisions of this Section 5.8(c)(iv) after the Effective Time, OLB may discontinue or amend any MDBC Benefit Plan, or convert to or merge any MDBC Benefit Plan with or into an OLB Benefit Plan, subject to the plan’s provisions and applicable law.
     (v) Non-Compete Agreements for MDBC Directors. All non-employee directors of MDBC and MDB&T who are not invited to join the board of directors of OLB or Old Line will be offered a three-year non-compete agreement by OLB in exchange for of a lump sum payment of fifty thousand dollars ($50,000) payable by OLB to the director on the Effective Date, substantially in the form attached hereto as Exhibit E (the “Director Non-Compete Agreement”).
ARTICLE VI.
CONDITIONS
Section 6.1 Conditions to MDBC’s Obligations under this Agreement.
     The obligations of MDBC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by MDBC pursuant to Section 8.3 hereof:
          (a) Corporate Proceedings. All action required to be taken by, or on the part of, OLB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB, and MDBC shall have received certified copies of the resolutions evidencing such authorizations.
          (b) Covenants; Representations. The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect on OLB.
          (c) Approvals of Regulatory Authorities. All requisite approvals and consents of Regulatory Authorities shall have been procured by MDBC and OLB, as applicable, and the statutory waiting period or periods relating thereto for the Contemplated Transactions shall have expired.
          (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.
          (e) Officer’s Certificate. OLB shall have delivered to MDBC a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) and (i) of this Section 6.1 have been satisfied.
          (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.
          (g) Tax Opinion. MDBC shall have received an opinion of the Reznick Group, PC, MDBC’s independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of MDBC, OLB, and others.
          (h) Approval by OLB’s Stockholders. This Agreement shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

          (i) Approval by MDBC’s Stockholders. This Agreement shall have been approved by the stockholders of MDBC by such vote as is required by the MGCL and the articles of incorporation and bylaws of MDBC.
          (j) Other Documents. MDBC shall have received such other certificates, documents or instruments from OLB or its officers or others as MDBC shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.
          (k) Illegality. No statute, rule, or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.
          (l) Legal Opinion. MDBC shall have been furnished with an opinion of OLB’s legal counsel with respect to certain matters in connection with the Merger, dated the Closing Date, addressed to MDBC, in substance and form reasonably satisfactory to MDBC and as agreed upon by the parties. Such opinion may: (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of OLB or any OLB Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.
          (m) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.
Section 6.2 Conditions to OLB’s Obligations under this Agreement.
     The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:
          (a) Corporate Proceedings. All action required to be taken by, or on the part of, MDBC and MDB&T to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by MDBC and MDB&T, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.
          (b) Covenants; Representations. The obligations of MDBC and MDB&T required by this Agreement to be performed by MDBC and MDB&T at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of MDBC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect on MDBC.
          (c) Approvals of Regulatory Authorities. All requisite approvals and consents of Regulatory Authorities shall have been procured by MDBC and OLB, as applicable, and the statutory waiting period or periods relating thereto for the Contemplated Transactions shall have expired; and no such approval or consent shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.
          (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.
          (e) Officer’s Certificate. MDBC shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.2 have been satisfied.
          (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.
          (g) Tax Opinion or Letter. OLB shall have received an opinion of Ober, Kaler, Grimes & Shriver, P.C., counsel to OLB, or a letter from Rowles & Company, LLP, OLB’s independent certified public accountants, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of MDBC, OLB and others.
          (h) Approval by MDBC’s Stockholders. This Agreement shall have been approved by the stockholders of MDBC by such vote as is required by the MGCL and the articles of incorporation and bylaws of MDBC.
          (i) Approval by OLB’s Stockholders. This Agreement shall have been approved by the Stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.
          (j) Limitation on MDBC Objecting Shares. As of the Effective Date, the holders of no more than five percent (5%) of the MDBC Common Stock that is issued and outstanding shall have taken the actions required by Section 3-203 of the MGCL to qualify their MDBC Common Stock as MDBC Objecting Shares.
          (k) Other Documents. OLB shall have received such other certificates, documents or instruments from MDBC or its officers or others as OLB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.
          (l) Environmental Assessment Results. The results of any Environmental Assessments conducted pursuant to Section 5.8(a)(ii) hereof shall not result in a Material Adverse Effect on MDBC. OLB shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.8 of this Agreement.
          (m) No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of MDBC or any of the MDBC Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on MDBC.
          (n) Voting Limit and Standstill Agreement. In connection with the execution of this Agreement, the Watts Group and the Daugherty Group shall have delivered to OLB an executed Voting Limit and Standstill Agreement.
          (o) MDBC Executive Non-Compete Agreement. In connection with the execution of this Agreement, Thomas B. Watts and G. Thomas Daugherty shall have each delivered to OLB an executed MDBC Executive Non-Compete Agreement.
          (p) Support Agreement. In connection with the execution of this Agreement, the directors of MDBC and MDB&T shall have delivered to OLB an executed Support Agreement.
          (q) Third Party Consents. OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which MDBC is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.
          (r) Illegality. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.
          (s) Legal Opinion. OLB shall have been furnished with an opinion of MDBC’s legal counsel with respect to certain matters in connection with the Merger, dated the Closing Date, addressed to OLB, in substance and form reasonably satisfactory to OLB and as agreed upon by the parties. Such opinion may: (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of MDBC or any MDBC Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.

ARTICLE VII.
TERMINATION
Section 7.1 Termination.
     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of both MDBC and OLB, this Agreement may be terminated on or at any time prior to the Closing Date:
          (a) By the mutual written agreement of MDBC and OLB;
          (b) By either MDBC or OLB in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching party; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;
          (c) By MDBC if the conditions in Section 6.1 of this Agreement have not been satisfied by OLB (and cannot be, or have not been, cured within 30 days after the giving of written notice of such failure by MDBC) and have not been waived by MDBC;
          (d) By OLB if the conditions in Section 6.2 of this Agreement have not been satisfied by MDBC (and cannot be, or have not been, cured within 30 days after the giving of written notice of such failure by OLB) and have not been waived by OLB;
          (e) By either MDBC or OLB if the Closing Date shall not have occurred prior to May 31, 2011 (except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);
          (f) By either MDBC or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial;
          (g) By either MDBC or OLB if the OLB stockholders or MDBC stockholders vote, but fail to approve the Merger at the OLB Common Stockholders’ Meeting or MDBC Common Stockholders’ Meeting, respectively;
          (h) By MDBC if the Average Price falls below $6.00 unless OLB, in its sole discretion, increases the Aggregate Consideration in stock, cash, or a combination thereof, by an amount equal to (A) $6.00 minus the Average Price, multiplied by (B) Two Million Six Hundred Twenty-One Thousand Two Hundred Thirty-One (2,621,231);

          (i) By OLB if MDBC or any MDBC Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person other than OLB, or enters into any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise;
          (j) By MDBC if MDBC or any MDBC Subsidiary enters into any transaction described in (i) above after receipt of written advice of counsel that failure to do so shall constitute a breach of fiduciary duty by MDBC’s directors under the laws of the State of Maryland;
          (k) By MDBC if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than MDBC and the MDBC board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the MDBC Common Stockholders; provided, however, that MDBC must exercise the termination option under this Section 7.1(k) within 30 calendar days after OLB files a Current Report Form 8-K with the SEC regarding events triggering the termination option;
          (l) By OLB if the MDBC board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger; or
          (m) By MDBC if the OLB board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to MDBC regarding this Agreement or the Merger.
Section 7.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), this Section 7.2, and Section 8.1 hereof, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or MDBC to the other, except for any liability of OLB or MDBC under such applicable sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to the termination.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1 Expenses and Other Fees.
          (a) General Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification. OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any. OLB and MDBC further agree that all legal, investment banking and other fees and expenses incurred by MDBC in connection with this Agreement shall not exceed the sum of four hundred fifty thousand dollars ($450,000) plus the expenses contemplated by Section 5.8(a)(v) of this Agreement (collectively, the “Maximum Expense Amount”) and, if such expenses exceed the Maximum Expense Amount, the amount of such excess will be deducted from the Aggregate Consideration to be paid by OLB under Article II above. All such legal, investment banking or other fees and expenses will be paid or expensed and fully accrued on the books of MDBC prior to the Closing Date. The expenses of separate counsel to any stockholder of MDBC shall be borne by such stockholder and not borne or reimbursed by the MDBC Companies or OLB.
          (b) OLB Termination Fee. As an inducement to OLB to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the Contemplated Transactions, MDBC hereby agrees to pay OLB within five Business Days after written demand for payment, and OLB shall be entitled to payment of the following fees:
               (i) One million dollars ($1,000,000) if MDBC terminates this Agreement pursuant to Section 7.1(j); or
               (ii) Seven hundred fifty thousand dollars ($750,000) following the occurrence of any of the events set forth below:
     (1) OLB terminates this Agreement pursuant to Section 7.1(b) (provided that OLB is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), Section 7.1(i), or Section 7.1(l); or
     (2) OLB terminates this Agreement based on the failure to satisfy the conditions in Sections 7.1(e) or 7.1(f), which failure was directly caused by the knowing, willful and intentional actions or inactions of MDBC (provided OLB is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement).
     Any payment due to OLB pursuant to Sections 8.1(b)(i) and 8.1(b)(ii) are collectively referred to hereafter as the “OLB Termination Fee.” If demand for payment of the OLB Termination Fee is made pursuant to this Section 8.1(b) and payment is timely made, then OLB will have no other rights or claims against MDBC and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the OLB Termination Fee under this Section 8.1(b) will constitute the sole and exclusive remedy of OLB against MDBC and its officers, directors, attorneys and financial advisors.

          (c) MDBC Termination Fee. As an inducement to MDBC to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the Contemplated Transactions, OLB hereby agrees to pay MDBC, and MDBC shall be entitled to payment of, a fee of seven hundred fifty thousand dollars ($750,000) (the “MDBC Termination Fee” and, collectively with the OLB Termination Fee, the “Termination Fee”), within five Business Days after written demand for payment is made by MDBC, if:
     (i) MDBC terminates this Agreement pursuant to Section 7.1(b) (provided that MDBC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), or Section 7.1(m); or
     (ii) MDBC terminates this Agreement based on the failure to satisfy the conditions in Sections 7.1(e) or 7.1(f), which failure was directly caused by the knowing, willful and intentional actions or inactions of OLB (provided MDBC is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement).
     If demand for payment of the MDBC Termination Fee is made pursuant to this Section 8.1(c) and payment is timely made, then MDBC will have no other rights or claims against OLB and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the MDBC Termination Fee under this Section 8.1(c) will constitute the sole and exclusive remedy of MDBC against OLB and its officers, directors, attorneys and financial advisors.
Section 8.2 Non-Survival of Representations and Warranties; Disclosure Schedules.
     All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 5.8(c)(ii), (iii), (iv), and (v) shall survive the Closing.
Section 8.3 Amendment, Extension and Waiver.
     Subject to applicable law, at any time prior to the Closing Date, the parties may:
          (a) Amend this Agreement;
          (b) Extend the time for the performance of any of the obligations or other acts of either party hereto;
          (c) Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or
          (d) To the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

     This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.4 Entire Agreement.
     This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Voting Limit and Standstill Agreement, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.
Section 8.5 Binding Agreement.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.
Section 8.6 Notices.
     All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:
          (a) If to OLB, to:
James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Fax: (301) 430-2531
          with a copy to:
Frank C. Bonaventure, Jr., Esquire
Ober | Kaler
120 East Baltimore Street, Suite 800
Baltimore, Maryland 21202
Fax: (410) 547-0699

          (b) If to MDBC, to:
Thomas B. Watts
Chairman and Chief Executive Officer
Maryland Bankcorp, Inc.
46930 South Shangri La Drive
Lexington Park, Maryland 20653
Fax: (301) 866-9204
          with a copy to:
Leonard J. Rubin, Esquire
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, N.W., Suite 900
Washington, DC 20001
Fax: (202) 712-2844
Section 8.7 Disclosure Schedules.
     Information contained on either the MDBC Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.
Section 8.8 Tax Disclosure.
     Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.
Section 8.9 No Assignment.
     Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.10 Captions.
     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
Section 8.11 Counterparts; Facsimile.
     This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
Section 8.12 Severability.
     If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 8.13 Governing Law.
     This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:			OLD LINE BANCSHARES, INC.

By:	/s/ Christine M. Rush		By:	/s/ James W. Cornelsen
	Name:	Christine M. Rush		Name:	James W. Cornelsen
	Title:	Secretary		Title:	President and Chief Executive Officer

ATTEST:			MARYLAND BANKCORP, INC.

By:	/s/ Lawrence H. Wright		By:	/s/ Thomas B. Watts
	Name:	Lawrence H. Wright		Name:	Thomas B. Watts
	Title:	Secretary		Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX
Exhibit A — Form of Voting Limit and Standstill Agreement
Exhibit B — Form of Support Agreement
Exhibit C — Form of MDBC Executive Non-Compete Agreement
Exhibit D — Form of Bank Merger Agreement
Exhibit E — Form of Director Non-Compete Agreement

EXHIBIT A
[Form of Voting Limit and Standstill Agreement]

STOCKHOLDER VOTING LIMIT AND
STANDSTILL AGREEMENT
  This Stockholder Voting Limit and Standstill Agreement (the “Agreement”) is made as of September 1, 2010 by and among Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and the undersigned stockholders of Maryland Bankcorp, Inc. (“MDBC”) (each a “Stockholder” and collectively, the “Stockholders”).
  WHEREAS, OLB and MDBC propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of MDBC with and into OLB, with OLB surviving the merger (the “Merger”).
  WHEREAS, as of the date hereof, each Stockholder is the record and legal owner of or beneficial owner (the terms “beneficial owner” or “beneficial ownership” as used throughout this Agreement have the same meaning ascribed thereto in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of MDBC common stock, $0.01 par value per share (“MDBC Common Stock”) specified on Schedule A of this Agreement.
  WHEREAS, as part of the Merger, the Stockholders will receive shares of OLB common stock, $0.01 par value per share (“OLB Common Stock”), in exchange for such Stockholders’ shares of MDBC Common Stock.
  WHEREAS, in consideration of and as a condition to the execution of the Merger Agreement by OLB, OLB has required that the Stockholders agree to certain matters, and in order to induce OLB to enter into the Merger Agreement, the Stockholders are willing to agree to such matters, all upon the terms and conditions set forth herein.
  NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          Affiliate of a specified Person means a Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.
          Associate has the meaning set forth in Section 12b-2 of the Exchange Act.
          Board means the Board of Directors of OLB.

          Control, as used within the definition of Affiliate, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
          Person means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.
          Solicitation has the meaning set forth in Rule 14a-1 promulgated under the Exchange Act and shall include any action that causes a person to become a participant in such a Solicitation within the meaning of Instruction 3 of Item 4 of Schedule 14A promulgated under the Exchange Act.
          Voting Securities means the (i) shares of OLB Common Stock that Stockholder receives as consideration for the Merger and Controls following the Merger, and (ii) any shares of OLB Common Stock purchased by Stockholder following the date of this Agreement; provided, however, that the term Voting Securities shall not include any shares of OLB Common Stock held by a Stockholder on the date hereof, as set forth on Schedule B attached hereto and incorporated herein by reference, and (ii) any shares of OLB Common Stock received by a Stockholder in connection with compensation for service on the Board.
     2. Limitations on Stockholder’s Actions. Commencing on the date of this Agreement, except as provided in Section 3 and except for (i) any action taken in a Stockholder’s capacity as a member of the Board in the ordinary course, and (ii) where any action has been previously approved by a majority of the members of the Board (the determination of which shall exclude any Stockholder), each Stockholder shall not, and shall cause each of its Affiliates not to, directly or indirectly:
          (a) Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer for any shares of OLB Common Stock, except for (i) shares of OLB Common Stock received in exchange for his, her or its MDBC Common Stock as part of the Merger, and (ii) shares of OLB Common Stock received by a Stockholder in connection with compensation for service on the Board;
          (b) Engage or participate in any Solicitation of proxies or consents regarding the OLB Common Stock, make any stockholder proposals at a meeting of OLB’s stockholders, induce or attempt to induce any other Person to initiate any stockholder proposals at any meeting of OLB’s stockholders, or otherwise communicate with OLB’s stockholders pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;
          (c) Advise, seek to advise, encourage, seek to encourage, influence or seek to influence any person or entity with respect to the voting of any shares of OLB Common Stock held by other stockholders of OLB;
          (d) Take action to nominate or present any person for election to the Board at any annual meeting of OLB’s stockholders or any other meeting of OLB’s stockholders called for the purpose of electing directors;

          (e) Seek, propose or make any public statements with respect to any OLB action requiring approval of OLB’s stockholders;
          (f) Form, join or in any way participate in any “group” (within the meaning of Section 13d(3) of the Exchange Act) with respect to any Voting Securities;
          (g) Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;
          (h) Other than in a Stockholder’s capacity as a member of the Board pursuant to the Merger Agreement, otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, Board or policies of OLB;
          (i) Propose, or make any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving OLB, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of the OLB’s assets, in each case, except with the consent of OLB and except in connection with the Merger;
          (j) Seek, alone or in concert with others, (i) to call a meeting of stockholders of OLB, (ii) representation on the Board, except as provided in the Merger Agreement; (iii) the removal of any OLB officer and/or director, or (iv) to support financially, or through the giving of services or information (except in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law), any Person who is suing or contemplating suing OLB or any of its Affiliates, or is conducting or contemplating a Solicitation in opposition to a proposal by the Board or OLB management.
     3. Acquisition of OLB. If there is a proposed acquisition of OLB (acquisition is defined as: (a) a merger of OLB or its subsidiary, Old Line Bank, wherein OLB or Old Line Bank is not the surviving entity; (b) an acquisition of substantially all of the voting securities of OLB; or (c) the sale of all or substantially all of the assets of OLB), as long as the acquiror acted independently of and without any information, assistance or involvement from the Stockholder regarding any such acquisition, the provisions of Section 2 shall not be applicable to the Stockholders regarding such acquiror or such acquiror’s securities. Notwithstanding the foregoing, if any Stockholder or any of its Affiliates provides information or assistance to any Person in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law, the Stockholder shall not have breached the provisions of Section 2.
     4. Limitations on Stockholders’ Voting.
          (a) Commencing on the date of this Agreement, the Stockholders (collectively and not individually) shall not vote any shares of Voting Securities held by them in any OLB stockholder vote in an amount that exceeds four percent (4%) of the total outstanding OLB voting stock as of the record date for such vote or, in a vote of the holders of the OLB Common

Stock as a class, four percent (4%) of the shares of OLB Common Stock outstanding as of the record date for such vote.
          (b) The Stockholders understand and agree that if they vote their Voting Securities in violation of Section 4(a) of this Agreement, then the Stockholders hereby unconditionally and irrevocably instruct OLB not to record the amount of Voting Securities so voted that exceeds four percent (4%) of the total outstanding OLB Common Stock or the class of OLB securities, as applicable. If all of the Stockholders’ Voting Securities are not voted in the same manner, then the number of shares not recorded shall be pro rata based on that proportion of the Stockholders’ Voting Securities voted (i) with the Board’s recommendation, (ii) against the Board’s recommendation, and (iii) abstaining, with respect to each matter.
          (c) If and to the extent that it is determined that Sections 4(a) and/or 4(b) hereof are unenforceable, then the Stockholders will cause all of their Voting Securities that exceed the four percent (4%) threshold of Section 4(a) to be voted at any meeting of OLB’s stockholders or at any adjournments or postponements thereof (i) in favor of each director nominated and recommended by the Board for election at any such meeting and any proposal recommended by the Board for approval at any such meeting, and (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election or approval and any other proposal not recommended by the Board for approval at any such meeting.
     5. Equitable Remedies; Remedies for Certain Breaches.
          (a) The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of the provisions of Sections 2 or 4 of this Agreement, and that the non-breaching party shall be entitled to specific performance and injunctive (preliminary or permanent) or other equitable relief as remedies for any breach of any such section. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity. Each party waives any requirement for the securing or posting of any bond in connection with any such remedy.
          (b) The rights and remedies of the parties under this Agreement shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the exercising party and may be exercised as often as such party shall deem necessary or desirable, and the nonexercise by a party of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.
     6. Representations and Warranties.
          (a) The Stockholders hereby represent and warrant that, as of the date hereof, they and their Affiliates and Associates own, of record or beneficially, and have the sole power to vote or direct the voting of such number of shares of MDBC Common Stock as are accurately and completely set forth (including, without limitation, as to form of ownership) on Schedule A hereto, and none of the Stockholders or any of their Affiliates own, of record or beneficially, any other securities of securities of MDBC.
          (b) Each Stockholder hereby represents and warrants that such Stockholder has no other Affiliates or Associates that own, either of record or beneficially, shares of MDBC Common Stock other than those Persons executing a signature page to this Agreement.
          (c) The representations and warranties of the Stockholders set forth in this Agreement shall be true and correct as of the Closing, as defined in the Merger Agreement, as though made on and as of the Closing, unless such Stockholder has provided OLB written notice to the contrary prior to the Closing.
     7. No Reliance. Except as expressly set forth in any representation, warranty or covenant made by a party in this Agreement, each party expressly disclaims and shall not be deemed to have made any representation, warranty or covenant, express or implied, to the other party, in connection with or related to the transactions contemplated by this Agreement.
     8. Authority to Enter Agreement. Each party represents and warrants to the others that:
          (a) The party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and, if an entity, the execution, delivery and performance of this Agreement by it has been duly and validly approved by its board of directors and stockholders, if required;
          (b) Neither the execution and delivery of this Agreement by the party nor the party’s compliance with the terms or provisions hereof will, with or without notice or the lapse of time or both, result in (i) a conflict with or breach of any provision of any applicable charter or bylaws, (ii) except as disclosed in writing to the other parties, a breach of, or a default under, the terms or provisions of any contract, agreement, note, bond, mortgage, indenture, lease, license, permit or other instrument to which it is a party, or (iii) to its knowledge, a violation by it of any statute, rule, regulation, ordinance, code, judgment, order, writ, decree, injunction or award;
          (c) Any consents, approvals or authorizations of, or declarations, filings or registrations with, any governmental or regulatory authority required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been made or obtained; and
          (d) There is no claim, action, suit or proceeding pending or, to such Person’s knowledge, threatened against the party or any of its properties that seeks to prohibit, restrict or delay or would have the effect of prohibiting, restricting or delaying the performance of the terms, conditions and obligations contemplated by this Agreement.

     9. Termination. This Agreement shall terminate upon the occurrence of any of the following:
          (a) The written mutual agreement of OLB and the Stockholders to terminate this Agreement;
          (b) The Voting Securities constitute less than four percent (4%) of the outstanding OLB Common Stock for a period of at least six months;
          (c) A Stockholder shall cease to own the Voting Securities;
          (d) The death of a Stockholder; or
          (e) Termination of the Merger Agreement pursuant to the terms thereof.
     10. Miscellaneous.
          (a) Expenses and Taxes, Etc. Any expenses that may be incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses, including, but not limited to, all professional expenses, except that nothing contained herein shall serve as a bar to a party seeking reimbursement of costs and expenses from a breaching party.
          (b) Non-Assignability. This Agreement may not be assigned by any Stockholder without the prior written consent of OLB.
          (c) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto; provided that this Agreement is not intended to restrict or limit any Person that is not an Affiliate or Associate of the Stockholders, and purchases shares of OLB Common Stock from a Stockholder in an arms-length transaction. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.
          (d) Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

          (e) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.
          (f) Survival of Covenants, Representations and Warranties. The covenants, representations and warranties given by the parties hereto and contained herein shall survive the termination of this Agreement.
          (g) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
          (h) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1)	If to OLB:	James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Fax: (301) 430-2531

	with copy to:	Ober, Kaler, Grimes & Shiver
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202-1643
Attn: Frank C. Bonaventure, Jr., Esq.

(2)	If to the Stockholders:	At the address(es) indicated on the
applicable signature page hereto.
Addresses may be changed by notice in writing signed by the addressee.
          (i) Severability. Wherever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (j) Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
          (k) Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.
          (l) No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.
          (m) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
          (n) The Parties’ Understanding. The parties to this Agreement have carefully read the foregoing, know and understand the content and meaning of all provisions herein, and have executed the same as their own free act after consultation with their attorneys. The parties intend to be legally bound by this Agreement.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed under seal as of the day and year first above written.

ATTEST:		OLD LINE BANCSHARES, INC.

By:

	Name:	James W. Cornelson

	Title:	President and Chief Executive Officer

     IN WITNESS WHEREOF, the undersigned Stockholder has executed this Agreement as of the day and year first above written.

Name of Stockholder:

If an Individual:

Printed Name:

If an Entity:

[Name of Entity]

By:

Name:
Title:

Address for Notice:

Facsimile No.:
Attn:

With a copy to:

Facsimile No.:
Attn:

SCHEDULE A
TO
STOCKHOLDER VOTING LIMIT AND STANDSTILL AGREEMENT
The Stockholders beneficially own, in the aggregate,                      shares of MDBC Common Stock. Each Stockholder owns the number of shares, including the number of shares owned directly and beneficially owned, as set for the below.
MDBC COMMON STOCK

CERTIFICATE	NUMBER OF	RECORD	BENEFICIAL
NO.	SHARES	OWNER	OWNER

SCHEDULE B
TO
STOCKHOLDER VOTING LIMIT AND STANDSTILL AGREEMENT
The Stockholders beneficially own, in the aggregate,                      shares of OLB Common Stock. Each Stockholder owns the number of shares, including the number of shares owned directly and beneficially owned, as set for the below.
OLB COMMON STOCK

CERTIFICATE	NUMBER OF	RECORD	BENEFICIAL
NO.	SHARES	OWNER	OWNER

EXHIBIT B
[Form of Support Agreement]

SUPPORT AGREEMENT
     This Support Agreement, dated as of September 1, 2010 (this “Agreement”), is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and                      (the “Stockholder”), as a stockholder of Maryland Bankcorp, Inc., a Maryland corporation (“MDBC”).
RECITALS
     WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, MDBC will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and
     WHEREAS, the Stockholder is a member of the board of directors of MDBC and/or its wholly-owned subsidiary, Maryland Bank & Trust Company, N.A., a national association (“MDB&T”); and
     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, the Stockholder has agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Definitions. Capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:
          (a) “Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.
          (b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and, in any event with respect to the Stockholder, shall include Shares held of record by the Stockholder’s spouse and children.

          (c) “MDBC Acquisition Transaction” shall mean (i) any merger, consolidation, acquisition, statutory share exchange or similar transaction involving any of the MDBC Companies, other than the Merger, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the MDBC Companies representing ten percent or more of the consolidated assets of the MDBC Companies, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of any of the MDBC Companies.
          (d) “MDBC Companies” shall mean collectively MDBC, MDB&T and any subsidiaries thereof.
          (e) “Control” and “Controlled,” as used within the definition of Affiliate, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
          (f) “Effective Time,” means the time when the Merger becomes effective in accordance with the Merger Agreement.
          (g) “knowledge” or “known” means, with respect to the Stockholder, the actual knowledge of such Stockholder as to the fact or other matter, however obtained; provided, that no Stockholder who serves as a director or officer of MDBC or MDB&T may deny having actual knowledge of a fact or other matter if a prudent individual possessing the knowledge and experience of the Stockholder and serving in such capacity could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of performing his, her or its duties as a director or officer. No Stockholder who serves as a director or officer of MDBC or MDB&T may deny having actual knowledge of a fact or other matter by reason of such Stockholder having failed to review information available to such Stockholder in the ordinary course of business in his, her or its capacity as a director or officer of MDBC or MDB&T.
          (h) “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.
          (i) “Shares” shall mean shares of the common stock, $0.01 par value per share, of MDBC.
          (j) “Stockholder’s Shares” shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares, which are held of record or Beneficially Owned by the Stockholder.
          (k) “Termination Date” shall mean the date that the Merger Agreement has been terminated in accordance with its terms.

     2. Voting of Shares.
          (a) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder’s Shares entitled to vote thereon, (i) in favor of approval of the Merger, the execution and delivery by MDBC of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MDBC under the Merger Agreement or this Agreement and (iii) against the following actions: (A) any MDBC Acquisition Transaction; and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement, or implement or lead to any MDBC Acquisition Transaction, (1) any change in a majority of the persons who constitute the board of directors of MDBC, (2) any change in the present capitalization of MDBC or any amendment of MDBC’s Articles of Incorporation or Bylaws, or (3) any other material change in MDBC’s corporate structure or business. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period, the Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.
          (b) It is understood and hereby agreed that this Agreement relates solely to the capacity of the Stockholder as a holder of the Shares and is not in any way intended to affect the exercise of the Stockholder’s responsibilities and fiduciary duties as a director or officer of MDBC.
          (c) The Stockholder hereby authorizes disclosure of his, her or its identity and ownership of the Stockholder’s Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of MDBC, and in any regulatory filing by OLB related to the Merger.
     3. Representations and Warranties of the Stockholder. The Stockholder hereby makes the following representations and warranties to OLB, which are true and correct as of the date hereof and shall be true and correct as of the Effective Date:
          (a) Ownership. As of the date of this Agreement, the Shares set forth on Exhibit A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole power of disposition, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Exhibit A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Agreement and all other agreements, documents or instruments referred to in the Merger Agreement or contemplated thereby to which the Stockholder is to be a party and to perform his, her or its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Each of this Agreement and all other agreements, documents or instruments referred to in the Merger Agreement or contemplated thereby to which the Stockholder may be a party has been or will be duly and validly executed and delivered by the Stockholder and constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement, any other Ancillary Agreement or any other agreements, documents or instruments referred to in the Merger Agreement or contemplated thereby to which the Stockholder is a party or the consummation by the Stockholder of the transactions contemplated hereby or thereby. If the Stockholder is married and the Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.
          (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his, her or its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Stockholder to perform his, her or its obligations hereunder.
          (d) No Interests Held in Trust for Benefit of MDBC Companies. To the knowledge of the Stockholder, there is no arrangement pursuant to which the stock or other membership or equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of either of the MDBC Companies.

          (e) Voting Agreements or Arrangements. To the knowledge of the Stockholder, except as disclosed in Schedule 3.2 to the Merger Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting (i) the MDBC Stock, other than this Agreement and the other voting agreements provided for in Section 6.2(p) of the Merger Agreement, or (ii) MDB&T Common Stock.
     4. Covenants of the Stockholder. The Stockholder hereby covenants and agrees with OLB as follows:
          (a) No Encumbrances. At all times hereafter during the term hereof, all of the Stockholder’s Shares will be held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair in any material respect Stockholder’s ability to perform his, her or its obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.
          (b) Actions; Information for Applications.
               (i) The Stockholder will take all reasonable actions to and assist in the consummation of the Merger and the transactions contemplated by the Merger Agreement, and will use his, her or its best efforts to cause the MDBC Companies to take the actions that are described in Section 5.4(a) of the Merger Agreement.
               (ii) The Stockholder will furnish OLB with all information concerning the MDBC Companies and the Stockholder required for inclusion in any of the OLB Applications. All information concerning the Stockholder and, to the knowledge of the Stockholder, all information concerning the MDBC Companies contained in the OLB Applications, at the time such information is furnished, shall be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) Confidentiality. The Stockholder shall not disclose or use for his, her or its own purpose or the benefit of others any information that the MDBC Companies are prohibited from disclosing or using for their own purposes or for the benefit of others under Section 5.3 of the Merger Agreement. The Stockholder shall either destroy or return to OLB all documents and materials that are described in Section 5.3 of the Merger Agreement as being required to be destroyed by the MDBC Companies or returned to OLB by the MDBC Companies. The Stockholder shall use his, her or its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date of this Agreement or the Termination Date, whichever is earlier.
          (d) No Solicitation. The Stockholder shall not take any action that is described in Section 5.6 of the Merger Agreement as an action of which the MDBC Companies are prohibited from authorizing or permitting their respective officers, directors or employees to take.

          (e) Press Releases. The Stockholder will not, directly or indirectly, without the prior approval of OLB, issue any press release or written statement for general circulation relating to the Merger Agreement or the Merger except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify OLB in advance.
          (f) Reorganization. The Stockholder shall not take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (g) Restriction on Transfer and Proxies; Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder shall not, and shall cause each of his, her or its Affiliates who Beneficially Own any of the Stockholder’s Shares not to, directly or indirectly, without the consent of OLB: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares; (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above; or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.
          (h) Waiver of and Agreement Not to Assert Appraisal Rights. The Stockholder hereby confirms his, her or its knowledge of the availability of the rights of objecting Stockholders under the Maryland General Corporation Law with respect to the Merger. The Stockholder hereby waives and agrees not to assert, and shall cause any of his, her or its Affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of MDBC that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the Maryland General Corporation Law, or otherwise.
          (i) Further Assurances. From time to time, at OLB’s request and without further consideration, the Stockholder shall execute and deliver such additional documents reasonably requested by OLB as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.
     5. Representations and Warranties of OLB. OLB hereby represents and warrants to the Stockholder that:
          (a) Organization, Standing and Corporate Power. OLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to carry on its business as proposed and currently conducted. Except as described in the Merger Agreement, OLB has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.
          (b) Execution, Delivery and Performance by OLB. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OLB. Except as described in the Merger Agreement, OLB has taken all actions required by law, its Articles of Incorporation, as amended, and its Amended and Restated By-Laws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of OLB and is enforceable against OLB in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
     6. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder will not request that MDBC register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares.
     7. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.
     8. Binding on Successors and Assigns; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise, except that OLB may, without the approval of the Stockholder, assign any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of OLB. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators or successors.
     9. Termination. This Agreement shall terminate without any further action on the part of any party hereto upon (a) the termination of the Merger Agreement pursuant to the terms thereof or (b) the Effective Time. Upon such termination, this Agreement shall forthwith become void and of no further force or effect. The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.
     10. Miscellaneous.
          (a) Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.
          (b) Survival. The representations, warranties and covenants of the parties contained herein shall expire at the Closing.
          (c) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.
          (d) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
          (e) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1)	If to OLB:	James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Fax: (301) 430-2531

	with copy to:	Ober, Kaler, Grimes & Shiver
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202-1643
Attn: Frank C. Bonaventure, Jr., Esq.

(2)	If to the Stockholder:	At the address(es) indicated on the
applicable signature page hereto.
Addresses may be changed by notice in writing signed by the addressee.
          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
          (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided, that in the event of the Stockholder’s death, the obligations of the Stockholder hereunder shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder’s heirs, guardians, administrators or successors.
          (i) Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
          (j) Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.
          (k) No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.
          (l) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE

REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLD LINE BANCSHARES, INC.
By:
James W. Cornelsen
President and Chief Executive Officer

STOCKHOLDER:
Print Name:

Address for Notice:

EXHIBIT A
TO
SUPPORT AGREEMENT

CLASS OF	CERTIFICATE	NUMBER OF	RECORD	BENEFICIAL
SHARES	NO.	SHARES	OWNER	OWNER
Common Stock
Common Stock

EXHIBIT C
[Form of MDBC Executive Non-Compete Agreement]

EXECUTIVE NONCOMPETITION AGREEMENT
     THIS EXECUTIVE NONCOMPETITION AGREEMENT dated as of                     , 20                      (the “Agreement”) is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and                     , an executive officer (the “Executive”) of Maryland Bankcorp, Inc., a Maryland corporation (the “MDBC”).
RECITALS
     WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, MDBC will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and
     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Executive has agreed, in exchange for adequate consideration hereunder, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Noncompetition. In exchange for the sum of Two Hundred Thousand Dollars ($200,000) from OLB to Executive, of which $25,000 shall be paid at the Effective Time (as that term is defined below) and the remaining amount shall be payable in equal installments on a quarterly basis during the first two years of the Non-Compete Period (as that term is defined below), Executive agrees, for a period commencing at such time when the Merger is consummated (the “Effective Time”) and continuing for the following three years (the “Non-Compete Period”), that Executive will not either individually or together with any other person or entity:
          (a) transact any commercial banking or other banking-related business with any person or entity who is a customer, depositor or client of Old Line Bank (the “Bank”), or its affiliates or successors (including OLB), as of the Effective Time, other than on behalf of, and at the request of, OLB or any of its affiliates or successors;
          (b) directly or indirectly induce any employee or contractor of the Bank or its affiliates or successors (including OLB) as of the Effective Time to terminate his or her employment or engagement with MDBC and the Bank or its affiliates or successors (including OLB) or to hire any such employee or former employee of the Bank or its affiliates or successors (including OLB);
          (c) cause, induce or encourage, directly or indirectly, any person or entity who is a customer, depositor or client of the Bank, its affiliates or successors (including OLB) as of the Effective Time to terminate or adversely change any relationship with the Bank, its affiliates or successors (including OLB) or cause, induce or encourage any person or entity that is a potential supplier, customer, depositor or client of the Bank, its affiliates or successors (including OLB) after the Effective Time not to enter into any business relationship with the Bank, its affiliates or successors (including OLB); or

          (d) directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser or co-worker, whether or not for compensation enter into, conduct, participate or engage in the business of banking or in any banking-related business which is being conducted by the Bank or OLB, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, that it shall not be a violation of this provision for Executive to own up to a 4.9% ownership interest in any such institution or holding company as a passive investor.
     2. Ancillary Agreement; Remedies. Executive agrees and acknowledges that (i) this Agreement is ancillary to the Merger Agreement, and the primary purpose of the Merger Agreement is not to obligate Executive to render personal services, (ii) the provisions hereof are reasonable and necessary for the protection of OLB from and after the Effective Time, including protection from the prevention of the use or misuse of the trade secrets, client and customers lists and established customer relationships of the Bank, its affiliates or successors (including OLB), (iii) the breach of Section 1 of this Agreement by Executive will result in irreparable harm to OLB, (iv) no adequate remedy at law is available to OLB for the breach by him of the provisions of Section 1 of this Agreement, and (v) OLB shall be entitled to specific enforcement, and injunctive relief for any breach or threatened breach, of Section 1 of this Agreement, without the necessity of proving actual monetary loss and without bond or other security being required.
     3. Covenant to Cooperate. During the first two years of the Non-Compete Period, Executive agrees to (a) assist OLB and the Bank with any questions and concerns, and provide any advice upon request, regarding the Merger, or the business, operations, target market, personnel matters, vendors, service, or customers of MDBC or Maryland Bank & Trust Company, N.A. prior to the Merger, and (b) fully cooperate with OLB and the Bank to provide for a smooth transition period following the Merger.
     4. Miscellaneous.
          (a) Non-Assignability. This Agreement may not be assigned by Executive.
          (b) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.
          (c) Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.
          (d) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.
          (e) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
          (f) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1)	If to OLB:	Old Line Bancshares, Inc.
1525 Pointer Ridge Place Bowie, Maryland 20716 Attn: James W. Cornelsen, President and CEO Fax: (301) 430-2531

	with copy to:	Ober, Kaler, Grimes & Shiver, P.C. 120 East Baltimore Street Baltimore, Maryland 21202-1643
Attn: Frank C. Bonaventure, Jr., Esq.

(2)	If to Executive:	At the address(es) indicated on the applicable signature page hereto.
Addresses may be changed by notice in writing signed by the addressee.
          (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (h) Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
          (i) Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.
          (j) No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.
          (k) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLB: OLD LINE BANCSHARES, INC.
By:
	Name:	James W. Cornelsen
	Title:	President and Chief Executive Officer

EXECUTIVE:

Print Name:

Address for Notice:

EXHIBIT D
[Form of Bank Merger Agreement]

PLAN OF MERGER
OF
MARYLAND BANK & TRUST COMPANY, N.A.
with and into
OLD LINE BANK
     THIS PLAN OF MERGER by and between Maryland Bank & Trust Company, N.A. (“MDB&T”) and Old Line Bank (“Old Line”) is dated as of                     , 20
RECITALS
     WHEREAS, MDB&T is a national banking association organized and existing under the National Bank Act, as amended (the “NBA”), with its principal office at 46930 South Shangri La Drive, Lexington Park, Maryland 20653, with an authorized capitalization of 1,400,000 shares of common stock, $10.00 par value per share (“MDB&T Common Stock”), of which 646,626 shares of MDB&T Common Stock are issued and outstanding; and
     WHEREAS, MDB&T is a wholly-owned subsidiary of Maryland Bankcorp, Inc., a Maryland corporation with its principal office at 46930 South Shangri La Drive, Lexington Park, Maryland 20653 (“MDBC”); and
     WHEREAS, Old Line is trust company with commercial banking powers chartered under the laws of the State of Maryland with its principal office at 1575 Pointer Ridge Place, Bowie, Maryland 20716, with an authorized capitalization of 6,000,000 shares, consisting of (i) 5,000,000 shares of common stock, par value $10.00 per share (“Old Line Common Stock”), of which 585,631.5 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding; and
     WHEREAS, OLB is a wholly-owned subsidiary of Old Line Bancshares, Inc., a Maryland corporation with its principal office at 1575 Pointer Ridge Place, Bowie, Maryland 20716 (“OLB”); and
     WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may hereafter be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which MDBC will merge with and into OLB with OLB being the surviving corporation (the “Merger”); and
     WHEREAS, it is contemplated that, pursuant to the Merger Agreement, MDB&T will be merged with and into Old Line, with Old Line being the surviving institution, immediately after the Merger is consummated (the “Bank Merger”); and

     WHEREAS, each of the Boards of Directors of MDBC and OLB has determined that the Bank Merger would be in the best interests of its respective bank, have approved the Bank Merger and have authorized its respective bank to enter into this Plan of Merger; and
     WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
     Subject to the terms and conditions of this Plan of Merger, MDB&T shall be merged with and into Old Line (which shall be the surviving institution) pursuant to, and shall have the effect provided in and by, 12 U.S.C. 215, et seq., and Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland.
ARTICLE II
     The name of the surviving institution in the Bank Merger (hereinafter referred to as the “Merged Bank”) shall be “Old Line Bank.”
ARTICLE III
     The business of the Merged Bank shall be that of a trust company with commercial banking powers chartered under the laws of the State of Maryland. This business shall be conducted by the Merged Bank at its principal office at 1575 Pointer Ridge Place, Bowie, Maryland 20716, at all duly authorized and operating branches of Old Line and MDB&T as of the Effective Time (as hereinafter defined), and at all other offices and facilities of Old Line and MDB&T established as of the Effective Time (defined below). All of such branches, offices and facilities are listed on Schedule 1, which is attached hereto and made a part hereof.
ARTICLE IV
     Section 4.1. At the Effective Time, the separate existence of MDB&T shall cease and the corporate existence of Old Line, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger, and the Merged Bank shall be deemed to be the same business and corporate entity as each of MDB&T and Old Line. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of MDB&T and Old Line shall vest in Old Line as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of MDB&T and Old Line, and to have succeeded to all of the relationships, fiduciary or otherwise, of MDB&T and Old Line as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the laws of the State of Maryland or the laws of the United States.
     Section 4.2. The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by MDB&T and Old Line immediately prior to the Effective Time.
ARTICLE V
     Section 5.1. At the Effective Time, (i) all of the shares of MDB&T Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of Old Line Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.
     Section 5.2. At and after the Effective Time, certificates evidencing shares of MDB&T Common Stock shall thereafter not evidence any interest in MDB&T or the Merged Bank.
     Section 5.3. The stock transfer book of MDB&T shall be closed as of the Effective Time and, thereafter, no transfer of any shares of MDB&T Common Stock shall be recorded therein.
ARTICLE VI
     Section 6.1. Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of Old Line immediately prior to the Effective Time, along with Thomas B. Watts and G. Thomas Daugherty. Messrs. Watts and Daugherty shall each serve until the annual meeting of stockholders of Old Line to be held in 2012. Each such director shall hold office until the expiration of his term, unless sooner removed, disqualified or deceased, or unless such director resigns, and until his successor has been elected and qualified.
     Section 6.2. Upon the Effective Time, the executive officers of the Merged Bank shall be comprised of those persons serving as executive officers of Old Line immediately prior to the Effective Time.

ARTICLE VII
     From and after the Effective Time, (i) the charter of the Merged Bank shall be the charter of Old Line in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the bylaws of the Merged Bank shall be the Amended and Restated Bylaws of Old Line in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.
ARTICLE VIII
     This Plan of Merger may be amended or terminated by mutual consent of MDB&T and Old Line at any time prior to the Effective Time, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. In addition, this Plan of Merger will terminate upon the termination of the Merger Agreement.
ARTICLE IX
     Section 9.1. This Plan of Merger and the Bank Merger shall be adopted and approved by the written consent of (i) the board of directors of MDB&T, (ii) MDBC, as the sole holder of all of the outstanding shares of MDB&T Common Stock, and (iii) the board of directors of Old Line.
     Section 9.2. The Bank Merger shall be effective the later of (i) the time and date designated by Old Line to the Maryland Office of the Commissioner of Financial Regulation (the “Commissioner”) as the time and date on which the Bank Merger shall be effective, and (ii) the time and date on which the Commissioner orders the Bank Merger to be effective (the “Effective Time”); provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.
     Section 9.3. This Plan of Merger is subject to approval by the Commissioner and OLB and MDBC, as sole shareholders of Old Line and MDB&T, respectively.
     Section 9.4. Notwithstanding any provision of this Plan of Merger to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, immediately prior to the Effective Time, OLB shall be the sole holder of all of the issued and outstanding MDB&T Common Stock.
ARTICLE X
     All notices under this Plan of Merger shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

if to MDB&T:	Maryland Bank & Trust Company, N.A. 46930 South Shangri La Drive Lexington Park, Maryland 20653 Attn: Thomas B. Watts, Chairman and CEO Fax: (301) 866-9204

if to Old Line:	Old Line Bank 1525 Pointer Ridge Place Bowie, Maryland 20716 Attn: James W. Cornelsen, President and CEO Fax: (301) 430-2531
or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.
ARTICLE XI
     From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of MDB&T and Old Line last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of MDB&T and Old Line, including, without limitation, all rights and interests of MDB&T and Old Line in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Plan of Merger, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of MDB&T and Old Line or otherwise.
ARTICLE XII
     This Plan of Merger is binding upon and is for the benefit of MDB&T and Old Line and their respective successors and permitted assigns; provided, however, that neither this Plan of Merger nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Plan of Merger is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Plan of Merger.
ARTICLE XIII
     Notwithstanding any other provision of this Plan of Merger, this Plan of Merger may be terminated at any time prior to the Effective Time by either of the parties.
ARTICLE XIV
     This Plan of Merger shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions, except to the extent federal law may be applicable. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.
ARTICLE XV
     This Plan of Merger shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.
ARTICLE XVI
     Any term or provision of this Plan of Merger which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction. If any provision of this Plan of Merger is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
ARTICLE XVII
     This Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, MDB&T and Old Line have each caused this Plan of Merger to be executed as of the date first above written.

Attest:		Old Line Bank

By:		By:

	Name:		Name:

	Title:		Title:

Attest:		Maryland Bank & Trust Company, N.A.

By:		By:

	Name:		Name:

	Title:		Title:

SCHEDULE 1
Branches, Facilities and Offices of
Old Line Bank and
Maryland Bank & Trust Company, N.A.
Main Office (and Branch Office) of Old Line Bank
(1) 1525 Pointer Ridge Place, Bowie, Maryland 20716
Branch Offices of Old Line Bank
(1) 2995 Crain Highway, Waldorf, MD 20601
(2) 12080 Old Line Centre, Waldorf, MD 20602
(3) 15808 Livingston Road, Accokeek, MD 20607
(4) 7801 Old Branch Ave, Clinton, MD 20735
(5) 6421 Ivy Lane, Greenbelt, MD 20770
(6) 9658 Baltimore Ave. Suite 101, College Park, MD 20740
(7) 167 Jennifer Road, Suite U, Annapolis, MD 21401
(8) 1641 MD Route 3 North, #109, Crofton, MD 21114
(9) 12100 Annapolis Road, Suite 1, Glenn Dale MD 20769
Main Office (and Branch Office) of Maryland Bank & Trust Company, N.A.
(1) 46930 South Shangri La Drive, Lexington Park, Maryland 20653
Branch Offices of Maryland Bank & Trust Company, N.A.
(1) 3135 Leonardtown Road, Waldorf, MD 20601
(2) Hickory Hills Shopping Center, 22741 Three Notch Road, California, MD 20619
(3) Chapline Shopping Center, 691 Prince Frederick Blvd. North Prince Frederick, MD 20678

(4) 7175 Indian Head Highway, Bryans Road, MD 20616
(5) Potomac Village Shopping Center, 12740 Old Fort Road, Ft. Washington, MD 20744
(6) 101 Charles Street Suite 102, La Plata, MD 20646
(7) 80 Holiday Drive, Solomons, MD 20688
(8) 20990 Point Lookout Road, Callaway, MD 20620
(9) La Plata Wal-Mart®, 40 Drury Drive, La Plata, MD 20646

EXHIBIT E
[Form of Director Non-Compete Agreement]

DIRECTOR NONCOMPETITION AGREEMENT
     THIS DIRECTOR NONCOMPETITION AGREEMENT dated as of                     , 20          (the “Agreement”) is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and                     , a director (the “Director”) of Maryland Bankcorp, Inc., a Maryland corporation (the “MDBC”) and/or Maryland Bank & Trust Company, N.A., a national association (“MDB&T”).
RECITALS
     WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, MDBC will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and
     WHEREAS, MDB&T is a wholly-owned subsidiary of MDBC; and
     WHEREAS, Director is a stockholder of MDBC; and
     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Director has agreed, in exchange for adequate consideration hereunder, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     1. Noncompetition. In exchange for the lump sum payment of Fifty Thousand Dollars ($50,000) from OLB to Director on or immediately following the Effective Time, Director agrees, for a period commencing at such time when the Merger is consummated (the “Effective Time”) and continuing for the following three years (the “Non-Compete Period”), that Director will not either individually or together with any other person or entity:
          (a) transact any commercial banking or other banking-related business with any person or entity who is a customer, depositor or client of Old Line Bank (the “Bank”), or its affiliates or successors (including OLB), as of the Effective Time, other than on behalf of, and at the request of, OLB or any of its affiliates or successors, except for such customer, depositors or clients of the Bank for whom, prior to the Effective Time, the Director advised as an attorney, accountant or investment advisor, and for whom the Director continues to provide such services after the Effective Time;
          (b) directly or indirectly induce any employee or contractor of the Bank or its affiliates or successors (including OLB) as of the Effective Time to terminate his or her employment or engagement with MDBC and the Bank or its affiliates or successors (including OLB) or to hire any such employee or former employee of the Bank or its affiliates or successors (including OLB);
          (c) cause, induce or encourage, directly or indirectly, any person or entity who is a customer, depositor or client of the Bank, its affiliates or successors (including OLB) as of the Effective Time to terminate or adversely change any relationship with the Bank, its affiliates or successors (including OLB) or cause, induce or encourage any person or entity that is a potential supplier, customer, depositor or client of the Bank, its affiliates or successors (including OLB) after the Effective Time not to enter into any business relationship with the Bank, its affiliates or successors (including OLB); or
          (d) in the Counties of Anne Arundel, Calvert, Charles, Prince George’s and St. Mary’s in the State of Maryland, directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser or co-worker, whether or not for compensation enter into, conduct, participate or engage in the business of banking or in any banking-related business which is being conducted by the Bank or OLB, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, that it shall not be a violation of this provision for Director to own up to a 4.9% ownership interest in any such institution or holding company as a passive investor.
     2. Ancillary Agreement; Remedies. The Director agrees and acknowledges that (a) this Agreement is ancillary to the Merger Agreement, and the primary purpose of the Merger Agreement is not to obligate Director to render personal services, (b) the provisions hereof are reasonable and necessary for the protection of OLB from and after the Effective Time, including protection from the prevention of the use or misuse of the trade secrets, client and customers lists and established customer relationships of the Bank, its affiliates or successors (including OLB), (c) the breach of Section 1 of this Agreement by Director will result in irreparable harm to OLB, (d) no adequate remedy at law is available to OLB for the breach by him of the provisions of Section 1 of this Agreement, and (e) OLB shall be entitled to specific enforcement, and injunctive relief for any breach or threatened breach, of Section 1 of this Agreement, without the necessity of proving actual monetary loss and without bond or other security being required.
     3. Miscellaneous.
          (a) Non-Assignability. This Agreement may not be assigned by Director.
          (b) Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.
          (c) Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.
          (d) Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.
          (e) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
          (f) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1)	If to OLB:	Old Line Bancshares, Inc. 1525 Pointer Ridge Place Bowie, Maryland 20716 Attn: James W. Cornelsen, President and CEO Fax: (301) 430-2531

	with copy to:	Ober, Kaler, Grimes & Shiver, P.C. 120 East Baltimore Street Baltimore, Maryland 21202-1643
Attn: Frank C. Bonaventure, Jr., Esq.

(2)	If to Director:	At the address(es) indicated on the applicable signature page hereto.
Addresses may be changed by notice in writing signed by the addressee.
          (g) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          (h) Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
          (i) Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.
          (j) No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.
          (k) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLB: OLD LINE BANCSHARES, INC.
By:
	Name:	James W. Cornelsen
	Title:	President and Chief Executive Officer

DIRECTOR:

Print Name:

Address for Notice:

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
OLD LINE BANCSHARES, INC.
AND
MARYLAND BANKCORP, INC.
     WHEREAS, Old Line Bancshares, Inc. (“OLB”) and Maryland Bankcorp, Inc. (“MDBC”) have entered into an Agreement and Plan of Merger dated September 1, 2010 (the “Agreement”);
     WHEREAS, OLB and MDBC intend that unless specifically defined herein, all capitalized terms in this amendment shall have the same meaning as the defined terms in the Agreement.
     WHEREAS, OLB and MDBC mutually desire to amend and modify the Agreement to reflect the agreement and understanding of the parties.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OLB and MDBC, intending to be legally bound hereby, agree as follows:
     1. Effective as of the date of this amendment, Section 2.5 of the Agreement is amended and restated as follows:
     Section 2.5 Fractional Shares.
     No fractional shares of OLB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of MDBC Common Stock who would otherwise be entitled to receive a fraction of a share of OLB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product of (i) the Average Price and (ii) the fraction of a share (rounded down to the nearest ten-thousandths) of OLB Common Stock to which such holder would otherwise be entitled to receive pursuant to this Article II.
     2. Effective as of the date of this amendment, Section 2.7(h) of the Agreement is amended and restated as follows:
(h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OLB Common Stock shall be issued upon the surrender for exchange of MDBC Certificates, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB. In lieu of the issuance of any such fractional share, OLB shall pay to each holder of MDBC Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the amount of the Average Price by (ii) the fraction of a share (rounded to the nearest ten-thousandths when expressed in decimal form) of OLB Common Stock to which such holder would otherwise be entitled to receive pursuant to this Article II, rounded down to the nearest ten-thousandths.
     3. Effective as of the date of this amendment, Section 2.1(c) of the Agreement is amended and restated as follows:
     (c) Potential Average Price Adjustments.
(i) Proportionate Increase in Aggregate Consideration. If the Average Price exceeds $11.45, the Aggregate Consideration shall be increased by the amount calculated by (x) multiplying the difference between $11.45 and the Average Price by the applicable Exchange Ratio of 2.7012, and then (y) multiplying the resulting number by the Aggregate MDBC Common Stock.
(ii) Proportionate Reduction in Aggregate Consideration. If the Average Price is less than $7.63, the Aggregate Consideration shall be reduced by the amount calculated by (x) multiplying the difference between $7.63 and the Average Price by the applicable Exchange Ratio of 4.0537, and then (y) multiplying the resulting number by the Aggregate MDBC Common Stock.
     4. Effective as of the date of this amendment, Section 2.2(a)(ii) of the Agreement is amended and restated as follows:
     (ii) Common Stock Consideration. The “Common Stock Consideration” is the number of shares of OLB Common Stock equal to the quotient of Cash Consideration divided by the Average Price, rounded down to the nearest ten-thousandths; provided, however, that if the Average Price exceeds $11.45, then the Common Stock Consideration shall be equal to 2.7012 shares of OLB Common Stock, and, if the Average Price is less than $7.63, then the Common Stock Consideration shall be equal to 4.0537 shares of OLB Common Stock (the “Exchange Ratio”).
     5. Effective as of the date of this amendment, the definition of “Election Deadline” in Section 1.1, shall be amended and restated as follows:
     Election Deadline means 5:00 p.m., Eastern Time, February 15, 2011, unless an earlier date is mutually agreed to in writing by OLB and MDBC, and written notice of the change of Election Deadline is mailed to all holders of MDBC Common Stock no less than 20 days prior to the new Election Deadline.

     6. The first two sentences in the first full paragraph following subsection 2.2(b)(ii) of the Agreement shall be amended and restated as follows:
     OLB and MDBC shall each use its reasonable efforts to make the Election Form available to all persons who become holders of MDBC Common Stock during the period between the record date for the MDBC Common Stockholders’ Meeting and the Election Deadline. Any holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form.
     7. Effective as the date of this amendment, the first sentence of Section 2.7(c) is amended and restated as follows:
     Each MDBC Common Stockholder, upon proper delivery of duly executed Letters of Transmittal accompanied by the related MDBC Certificate(s), in form acceptable for transfer (or by an appropriate guarantee of delivery of such MDBC Certificate(s) from a firm which is an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Exchange Act), provided that such MDBC Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of OLB Common Stock to which such MDBC Common Stockholder shall have become entitled pursuant to the provisions of Section 2.2, and/or (ii) a check representing the amount of Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder.
     8. Effective as of the date of this amendment, the following sentence shall be added to the end of Section 2.2(d):
     Any transfer of MDBC Common Stock occurring after the Election Deadline shall be made subject to any properly made Election as designed in the Election Form related to those shares of MDBC Common Stock.
     9. The parties further agree that this amendment is an amendment within the meaning of Section 8.3 of the Agreement, and that this amendment complies with the terms and provisions thereof.
     10. Except as provided in this amendment, all terms and conditions of the Agreement remain in full force and effect.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed thereon this 30th day of September, 2010.

ATTEST:		OLD LINE BANCSHARES, INC.

By:	/s/ Christine M. Rush	By:	/s/James W. Cornelsen

	Christine M. Rush		James W. Cornelsen
	Secretary		President and Chief Executive Officer

ATTEST:		MARYLAND BANKCORP, INC.

By:	/s/ Lawrence H. Wright	By:	/s/ Thomas B. Watts

	Lawrence H. Wright		Thomas B. Watts
	Secretary		Chairman and Chief Executive Officer

Annex B
September 1, 2010
Board of Directors
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Dear Members of the Board,
     This letter sets forth Danielson Associates, LLC’s (“Danielson”) Opinion as to the fairness from a financial point of view to the shareholders of Old Line Bancshares, Inc. (“OLB”) of Bowie, Maryland, of OLB’s acquisition of all of the outstanding common stock of Maryland Bankcorp, Inc. (“MDBC”) of Lexington Park, Maryland, for consideration of $20 million, subject to certain price adjustments, in OLB common stock and cash. Downward price adjustments may occur based on operating losses at MDBC, changes in asset quality at MDBC and transaction expenses at MDBC in excess of a predetermined amount. Additionally, if the Average Price of OLB common stock, as defined in the Agreement and Plan of Merger, moves outside a price collar from $7.63 per share to $11.45 per share, the exchange ratio becomes fixed at 4.0537 or 2.7012, respectively, and total consideration exchanged will be more, or less, respectively, than $20 million.
     In opining, Danielson determined a fair value range for MDBC’s common stock and that OLB’s common stock to be issued as consideration was fairly valued. Fair value is defined as the price at which the shares of OLB or MDBC common stock would change hands between a willing seller and a willing buyer with each having reasonable knowledge of the relevant facts.
     In determining a fair value of OLB common stock, the primary emphasis was on the pricing multiples of comparable banks supported by various other analyses, including, but not limited to discounted dividends. In determining the fair value of MDBC, the primary emphasis was on transaction prices paid relative to capital for comparable banks that had financial and market characteristics similar to that of MDBC. Adjustments were then considered relative to the differences between MDBC and the comparable transactions. Other analyses, including the results of OLB’s due diligence on MDBC’s loan portfolio and real estate owned, were utilized as appropriate.
     Additionally, in rendering our Opinion, we:
•	Reviewed and analyzed the Agreement and Plan of Merger.
•	Reviewed OLB’s and MDBC’s audited consolidated balance sheets as of December 31, 2009, 2008 and 2007 and their related audited consolidated statements of income, statements of changes in stockholders equity and statements of cash flows for the fiscal years ending December 31, 2009, 2008 and 2007.
•	Reviewed OLB’s Annual Reports on form 10-K for the years ended December 31, 2009, 2008 and 2007 and Quarterly Reports on Form 10-Q for the fiscal quarters ending June 30, 2010, March 31, 2010, and September 30, 2009.
•	Reviewed and analyzed other publicly available information regarding OLB and MDBC.
•	Reviewed certain non-public information including business plans, financial projections and third party loan reviews regarding MDBC.
•	Reviewed certain non-public information including business plans and financial projections regarding the OLB.
•	Reviewed recent reported stock prices and trading activity of OLB’s and MDBC’s common stock.

B-1

•	Discussed past and current operations, financial condition and future prospects of each company with senior executives of OLB and MDBC.
•	Reviewed and analyzed certain publicly available financial, transaction and stock market data of banking companies that we selected as relevant to our analysis.
•	Conducted other analyses and reviewed other information we considered necessary or appropriate.
•	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.
     We also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information, projections and forecasts provided by OLB and MDBC as well as some publicly available information. In particular, we relied upon the results of OLB’s review of the MDBC’s loan portfolio and real estate owned, and discussions of the results and projections with executive management of OLB. Danielson does not assume any responsibility for the accuracy, reasonableness and completeness of the materials received.
     This opinion is based on conditions as they existed, and the information we received, as of the date of this opinion. Danielson does not have any obligation to update, revise or reaffirm this opinion.
     Danielson acted as OLB’s financial advisor in this transaction; has received a portion of its fee for its engagement; will receive a portion of its fee upon the presentation of this opinion; and the remainder of its fee upon the closing of the transaction. In the past, Danielson has performed other services for OLB. At the time of issuance of this opinion, there were no additional services contemplated between Danielson and OLB.
     Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that as of the date hereof that OLB’s acquisition of all of the outstanding common stock of MDBC, in exchange for OLB common stock, which is fairly valued, and cash, is fair to the shareholders of OLB from a financial point of view.

Respectfully submitted,

David G. Danielson
President
Danielson Associates, LLC

B-2

Annex C
September 1, 2010
Board of Directors
Maryland Bankcorp, Inc.
46930 South Shangri La Drive
Lexington Park, MD 20653
Members of the Board of Directors:
You have informed us that Maryland Bankcorp, Inc. (“MBKP”) has entered into an Agreement and Plan of Merger (the “Agreement”), dated as of September 1, 2010, with Old Line Bancshares, Inc. (“OLBK”) pursuant to which MBKP will be merged with and into OLBK in a transaction (the “Merger”) in which each share of MBKP common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive OLBK common stock and cash equal to $30.93, subject to certain adjustments as contemplated in the Agreement (the “Proposed Consideration”).
You have asked us whether, in our opinion, the Proposed Consideration is fair to the shareholders of MBKP from a financial point of view.
Monocacy Financial Advisors, LLC (“MFA, We, we, Our, or our”) is an investment banking and consulting firm providing services of this nature to financial institutions directly, or through affiliated companies and/or syndicates. As part of our services, we are continually engaged in the valuation of businesses in connection with mergers and acquisitions, private placements and valuations for ESOPs, capital formation, going private transactions, corporate and other purposes. We are acting as financial advisor to MBKP in connection with the Merger and will receive a fee from MBKP for our services pursuant to the terms of our engagement letter with MBKP, dated as of December 4, 2009 (the “Engagement Letter”). MFA has not acted as an advisor to MBKP or OLBK within the last two years.
In arriving at our opinion, we engaged in discussions with members of the management teams of each of MBKP and OLBK concerning the historical and current business operations, financial conditions, and prospects of both MBKP and OLBK and we reviewed, among other things:
•	the Agreement;
•	certain publicly-available information for MBKP, including each of its Annual Reports to Shareholders for the years ended December 31, 2009, 2008 and 2007, and the quarterly call reports for Maryland Bank and Trust Company, NA, for the each of the quarterly periods ended on March 31 and June 30, 2010, and the MBKP internal consolidated and consolidating financial results for the quarter ended June 30, 2010 furnished by MBKP management;
•	certain publicly-available information for OLBK, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2009, 2008 and 2007 and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31 and June 30, 2010, and the OLBK internal consolidated and consolidating financial results for the quarter ended June 30, 2010 furnished by OLBK management;

Maryland Office       • 6 Boulder Lane       • Baltimore, Maryland 21210       • Phone: 410.467.1188       • Fax: 410.467.6263
Virginia Office       • 1549 Goswick Ridge Road       • Midlothian, VA 23114       • Phone: 804.240.7050       • Fax: 804.482.2680

Maryland Bankcorp, Inc. Fairness Opinion Letter Page 2
•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of MBKP furnished by senior management of MBKP;
•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities, and prospects of OLBK furnished by senior management of OLBK;
•	MBKP senior management projected earnings estimates or budget(s) for fiscal years 2010 through 2013, if available;
•	OLBK senior management projected earnings estimates or budget(s) for fiscal years 2010 through 2013, if available;
•	the estimated amount and timing of the deal costs, cost savings and potential mark to market impacts expected to result from the Merger which were furnished by senior management teams of MBKP and OLBK;
•	the financial condition and operating results of certain other financial institutions that we deemed comparable;
•	a contribution analysis of MBKP and OLB to the combined entity with regard to certain financial metrics as of December 31, 2009 and June 30, 2010;
•	the recent stock prices and trading activity for the common stock of both OLBK and MBKP during the last year and up until the day prior to the announcement of the Merger;
•	various valuation analyses of MBKP that we performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;
•	various valuation analyses of OLBK that we performed including a cash dividend analysis, analysis of comparable companies and analysis of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis; and,
•	such other information, financial studies, analyses and investigations and such other factors that MFA deemed relevant for the purposes of its opinion.
In conducting our review and arriving at this opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by MBKP and OLBK or upon publicly available information. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of MBKP and OLBK that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of MBKP and OLBK. We did not review any individual credit files on your behalf and we assumed that the aggregate allowances for credit losses relating to the loans of MBKP and OLBK were and will continue to be adequate to cover such losses as provided and stated in OLBK and MBKP publicly released data communications and within OLBK and MBKP disclosures. Our

Maryland Bankcorp, Inc. Fairness Opinion Letter Page 3
opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by us on the date of this letter. We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.
No limitations were imposed by MBKP on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion. The form and amount of the Proposed Consideration was determined through arms’ length negotiations between MBKP and OLBK. Further, this letter does not constitute a recommendation to the shareholders of MBKP with respect to any approval of the Agreement or the Merger. Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of MBKP’s officers, directors or employees pre or post closing, if any.
In the MFA analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of MBKP and OLBK. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to MBKP, OLBK, or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of MBKP, OLBK, or companies to which each is being compared. None of the analyses performed by us was assigned a greater significance than any other.
We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of MBKP to be convened for the purpose of voting on the Merger. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of OLBK following the consummation of the Merger.
Based upon and subject to the foregoing, we are of the opinion that, as of September 1, 2010, the Proposed Consideration to be received by MBKP shareholders under the Agreement is fair from a financial point of view, to the shareholders of MBKP.
Very truly yours,
Monocacy Financial Advisors, LLC

Annex D
MARYLAND CORPORATIONS AND ASSOCIATIONS Code Ann (2009)
§ 3-201. Definitions.
(a) In general.- In this subtitle the following words have the meanings indicated.
(b) Affiliate.- “Affiliate” has the meaning stated in § 3-601 of this title.
(c) Associate.- “Associate” has the meaning stated in § 3-601 of this title.
(d) Beneficial owner.- “Beneficial owner”, when used with respect to any voting stock, means a person that:
(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;
(2) Individually or with any of its affiliates or associates, has:
(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or
(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or
(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.
(e) Executive officer.- “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.
(f) Successor.-
(1) “Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
(2) “Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.
(g) Voting stock.- “Voting stock” has the meaning stated in § 3-601 of this title.
§ 3-202. Right to fair value of stock.
(a) General rule.- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:
(1) The corporation consolidates or merges with another corporation;
(2) The stockholder’s stock is to be acquired in a share exchange;
(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or
(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.
(b) Basis of fair value.-
(1) Fair value is determined as of the close of business:
(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106 of this title; or
(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.
(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.
(c) When right to fair value does not apply.- Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:
(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:
(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106 of this title; or
(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;
(2) The stock is that of the successor in a merger, unless:
(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;
(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;
(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or
(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange.- With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:
(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:
(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;
(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or
(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;
(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:
(i) The day the stockholders voted on the transaction objected to; or
(ii) With respect to a merger under § 3-106 of this title, the effective date of the merger; and
(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.
(e) Beneficial owners.- If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.
§ 3-203. Procedure by stockholder.
(a) Specific duties.- A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:
(1) Shall file with the corporation a written objection to the proposed transaction:
(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106 of this title; or
(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;
(2) May not vote in favor of the transaction; and
(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section.- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.
§ 3-204. Effect of demand on dividend and other rights.
A stockholder who demands payment for his stock under this subtitle:
(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and
(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.
§ 3-205. Withdrawal of demand.
A demand for payment may be withdrawn only with the consent of the successor.
§ 3-206. Restoration of dividend and other rights.
(a) When rights restored.- The rights of a stockholder who demands payment are restored in full, if:
(1) The demand for payment is withdrawn;
(2) A petition for an appraisal is not filed within the time required by this subtitle;
(3) A court determines that the stockholder is not entitled to relief; or
(4) The transaction objected to is abandoned or rescinded.
(b) Effect of restoration.- The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
§ 3-207. Notice and offer to stockholders.
(a) Duty of successor.-
(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
(i) A balance sheet as of a date not more than six months before the date of the offer;
(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and
(iii) Any other information the successor considers pertinent.
(b) Manner of sending notice.- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.
(a) Petition for appraisal.- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.
(b) Consolidation of suits; joinder of objectors.-
(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.
§ 3-209. Notation on stock certificate.
(a) Submission of certificate.- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
(b) Transfer of stock bearing notation.- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.
§ 3-210. Appraisal of fair value.
(a) Court to appoint appraisers.- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
(b) Report of appraisers — Filing.- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
(c) Report of appraisers — Contents.- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
(d) Report of appraisers — Service; objection.-
(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
(2) Within 15 days after the report is filed, any party may object to it and request a hearing.
§ 3-211. Action by court on appraisers’ report.
(a) Order of court.- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
(1) Confirms, modifies, or rejects it; and
(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.-
(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
(2) If the appraisers’ report is rejected, the court may:
(i) Determine the fair value of the stock and enter judgment for the stockholder; or
(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
(c) Judgment includes interest.-
(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.
(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
(i) The price which the successor offered for the stock;
(ii) The financial statements and other information furnished to the stockholder; and
(iii) Any other circumstances it considers relevant.
(d) Costs of proceedings.-
(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
(i) The price which the successor offered for the stock;
(ii) The financial statements and other information furnished to the stockholder; and
(iii) Any other circumstances it considers relevant.
(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:
(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or
(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
(e) Effect of judgment.- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock.
The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.
§ 3-213. Rights of successor with respect to stock.
(a) General rule.- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.
(b) Successor in transfer of assets.- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
(c) Successor in consolidation, merger, or share exchange.- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
          Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.
          The Registrant’s Articles of Amendment and Restatement (the “Charter”) provide for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under the Maryland General Corporation Law.
          The rights of indemnification provided in the Registrant’s Charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or disinterested directors or otherwise.
          The Registrant maintains officers’ and directors’ liability insurance in the amount of $6 million.
Item 21. Exhibits
          (a) The following exhibits are filed herewith or incorporated by reference:

2.1	Agreement and Plan of Merger by and between Old Line Bancshares, Inc. and Maryland Bankcorp, Inc., dated as of September 1, 2010, and Amendment No. 1 thereto (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement)

3.1(A)	Articles of Amendment and Restatement of Old Line Bancshares, Inc.

3.1.1(L)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.2(L)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.3(T)	Old Line Bancshares, Inc. Articles Supplementary Fixed Rate Cumulative Preferred Stock, Series A.

3.2(A)	Amended and Restated Bylaws of Old Line Bancshares, Inc.

4(A)	Specimen Stock Certificate for Old Line Bancshares, Inc.

5.1*	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to the legality of the Common Stock

8.1*	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. tax consequences of the merger

10.1(A)	Executive Employment Agreement dated March 31, 2003 between Old Line Bank and James W. Cornelsen

10.2(G)	First Amendment to Executive Employment Agreement dated December 31, 2004 between Old Line Bank and James W. Cornelsen

10.3(Q)	Sixth Amendment to Executive Employment Agreement dated January 1, 2010 between Old Line Bank and James W. Cornelsen

10.4(K)	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and James W. Cornelsen

10.4.1(O)	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and James W. Cornelsen

10.5(K)	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and James W. Cornelsen

10.5.1(O)	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and James W. Cornelsen

10.6(A)	Executive Employment Agreement dated March 31, 2003 between Old Line Bank and Joseph E. Burnett

10.7(G)	First Amendment to Executive Employment Agreement dated December 31, 2004 between Old Line Bank and Joseph W. Burnett

10.8(Q)	Sixth Amendment to Executive Employment Agreement dated January 1, 2010 between Old Line Bank and Joseph Burnett

10.9(K)	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and Joseph E. Burnett

10.9.1(O)	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and Joseph Burnett

10.10(K)	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and Joseph E. Burnett

10.10.1(O)	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and Joseph Burnett

10.11(A)	Employment Agreement March 31, 2003 between Old Line Bank and Christine M. Rush

10.12(G)	First Amendment to Executive Employment Agreement dated December 31, 2004 between Old Line Bank and Christine M. Rush

10.13(Q)	Sixth Amendment to Executive Employment Agreement dated January 1, 2010 between Old Line Bank and Christine M. Rush

10.14(K)	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and Christine M. Rush

10.14.1(O)	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and Christine Rush

10.15(K)	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and Christine M. Rush

10.15.1(O)	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and Christine Rush

10.16(B)	2001 Stock Option Plan, as amended

10.17(B)	Form of Incentive Stock Option Agreement for 2001 Stock Option Plan

10.18(B)	Form of Non-Qualified Stock Option Agreement for 2001 Stock Option Plan

10.22(E)	2004 Equity Incentive Plan

10.23(G)	Form of Incentive Stock Option Agreement for 2004 Equity Incentive Plan

10.23.1(T)	Form of Nonqualified Stock Option Agreement for 2004 Equity Incentive Plan

10.23.2(U)	Form of Restricted Stock Agreement for the 2004 Equity Incentive Plan

10.24(G)	Old Line Bancshares, Inc. and Old Line Bank Director Compensation Policy

10.25(D)	Lease Agreement dated April 29, 1999 between Live Oak Limited Partnership and Old Line National Bank

10.26(D)	Commercial Lease Agreement dated February 14, 2002 between Adams and Company Commercial Brokers, Inc. and Old Line National Bank

10.27(F)	Commercial Lease Agreement dated July 7, 2004 by and between Ridgely I, LLC and Old Line Bank

10.28(F)	Operating Agreement for Pointer Ridge Office Investment, LLC among J. Webb Group, Inc., Michael M. Webb, Lucente Enterprises, Inc., Chesapeake Custom Homes, L.L.C. and Old Line Bancshares, Inc., all as Members and Chesapeake Pointer Ridge Manager, LLC

10.29(H)	AIA Construction Agreement dated April 14, 2005 between Pointer Ridge Office Investment, LLC and Waverly Construction & Management Company Inc.

10.30(H)	Incentive Plan Model and Stock Option Model

10.31(I)	Deed of Lease dated as of July 28, 2005 between Baltimore Boulevard Associates Limited Partnership and Old Line Bank

10.32(M)	First Amendment to Deed of Lease dated as of February 7, 2008 by and between Baltimore Boulevard Associated Limited Partnership and Old Line Bank

10.33(N)	Deed of Trust note dated November 3, 2005 between Pointer Ridge Office Investment, LLC and Manufacturers and Traders Trust Company.

10.34(N)	Completion Guaranty Agreement dated November 3, 2005 between Pointer Ridge Office Investment, LLC and Manufacturers and Traders Trust Company.

10.35(J)	Amendment of Lease Agreement dated June 5, 2006 between Ridgley I, LLC and Old Line Bank to the lease entered into July 7, 2004

10.36(L)	Lease Agreement dated June 6, 2006 by and between Pointer Ridge Office Investment, LLC and Old Line Bank (1st Floor 1525 Pointer Ridge Place, Bowie, Md.)

10.37(L)	Lease Agreement dated June 6, 2006 by and between Pointer Ridge Office Investment, LLC and Old Line Bank (3rd Floor 1525 Pointer Ridge Place, Bowie, Md.)

10.38(L)	Lease Agreement dated June 6, 2006 by and between Pointer Ridge Office Investment, LLC and Old Line Bank (4th Floor 1525 Pointer Ridge Place, Bowie, Md.)

10.39(L)	Indemnity Agreement between Old Line Bancshares, Inc. and Prudential Mortgage Capital Company, LLC dated August 25, 2006

10.40(P)	Lease Agreement dated December 29, 2006 between Old Line Bank and Eleventh Springhill Lake Associates, LLC

10.41(R)	Lease Agreement by and between Old Line Bank and AF Limited Partnership dated May 31, 2008

10.42(S)	Agreement Of Purchase And Sale Of Membership Interests by and between Chesapeake Custom Homes, L.L.C. and Old Line Bancshares, Inc. dated as of November 1, 2008

10.43(S)	Third Amendment To Operating Agreement For Pointer Ridge Office Investment, LLC by and between Old Line Bancshares, Inc. J. Webb, Inc., Michael M. Webb Revocable Trust, and Lucente Enterprises, Inc. dated as of November 1, 2008

10.44(S)	Assignment of Membership Interest by and between Chesapeake Custom Homes, L.L.C. and Old Line Bancshares, Inc. dated as of November 1, 2008

21(A)	Subsidiaries of Registrant

23.1*	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion included as Exhibit 5.1)

23.2	Consent of Rowles & Company, LLP

23.3	Consent of Reznick Group, P.C.

23.4*	Consent of Nelson Mullins Riley & Scarborough LLP (contained in the opinion included in Exhibit 8.1)

24.1	Power of Attorney (including on signature page).

99.1	Consent of Danielson Associates, LLC

99.2	Consent of Monocacy Financial Advisors, LLC

99.3*	Form of Old Line Bancshares, Inc. Proxy Card

99.4*	Form of Maryland Bankcorp, Inc. Proxy Card

99.5 *	Form of Maryland Bankcorp, Inc. Election Form

*	To be filed by amendment

(A) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form 10-SB, as amended, under the Securities Exchange Act of 1934, as amended (File Number 000-50345).

(B) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form S-8, under the Securities Act of 1933, as amended (Registration Number 333-111587).

(D) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Annual Report on Form 10-KSB/A filed on April 8, 2004.

(E) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form S-8, under the Securities Act of 1933, as amended (Registration Number 333-116845).

(F) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on November 8, 2004.

(G) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 5, 2005.

(H) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on August 10, 2005.

(I) Previously filed by Old Line Bancshares, Inc. as part of and incorporated by reference from Old Line Bancshares, Inc.’s Registration Statement on Form SB2, under the Securities Act of 1933, as amended (Registration Number 333-127792) filed on August 23, 2005.

(J) Previously filed by Old Line Bancshares, Inc. as part of and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on August 10, 2006.

(K) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 6, 2006.

(L) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-QSB filed on November 9, 2006.

(M) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on February 12, 2008.

(N) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10-KSB filed on March 28, 2006.

(O) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 7, 2008.

(P) Previously filed by Old Line Bancshares, Inc. as part of and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed on May 10, 2007.

(Q) Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on February 2, 2010.

(R) Previously filed by Old Line Bancshares, Inc. as part of and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed on August 12, 2008.

(S) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on November 19, 2008.

(T) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 27, 2009.

(U) Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8-K filed on January 28, 2010.

Note: Exhibits 10.1 through 10.24 and 10.30 relate to management contracts or compensatory plans or arrangements.

Item 22. Undertakings
          The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	The undersigned registrant undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

9.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Bowie, State of Maryland, on November 8, 2010.

OLD LINE BANCSHARES, INC.
By:	/s/ James W. Cornelsen
James W. Cornelsen,
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Cornelsen as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ James W. Cornelsen	Director, President and
James W. Cornelsen	Chief Executive Officer	November 8, 2010
(Principal Executive Officer)

Senior Vice President,
/s/ Christine M. Rush	Chief Financial Officer	November 8, 2010
Christine M. Rush	and Secretary (Principal Accounting
and Financial Officer)

Name	Title	Date

/s/ Charles A. Bongar, Jr.	Director	November 8, 2010
Charles A. Bongar, Jr.

/s/ Craig E. Clark	Director and
Craig E. Clark	Chairman of the Board	November 8, 2010

/s/ John P. Davey	Director	November 8, 2010
John P. Davey

/s/ Daniel W. Deming	Director	November 8, 2010
Daniel W. Deming

/s/ James F. Dent	Director	November 8, 2010
James F. Dent

/s/ Nancy L. Gasparovic	Director	November 8, 2010
Nancy L. Gasparovic

/s/ Andre’ J. Gingles	Director	November 8, 2010
Andre’ J. Gingles

/s/ Frank Lucente, Jr.	Director	November 8, 2010
Frank Lucente, Jr.

/s/ Gail D. Manuel	Director	November 8, 2010
Gail D. Manuel

/s/ John D. Mitchell	Director	November 8, 2010
John D. Mitchell

/s/ Gregory S. Proctor, Sr.	Director	November 8, 2010
Gregory S. Proctor, Sr.

/s/ Suhas R. Shah.	Director	November 8, 2010
Suhas R. Shah

/s/ John M. Suit, II.	Director	November 8, 2010
John M. Suit, II